As filed with the Securities and Exchange Commission on July 12, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zayo Group, LLC

(Exact name of registrant as specified in its charter)

4813	Delaware	26-2012549
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Zayo Capital, Inc.

(Exact name of registrant as specified in its charter)

4813	Delaware	80-0549444
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

and the subsidiary guarantors listed below

400 Centennial Parkway, Suite 200,

Louisville, CO 80027

(303) 381-4683

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Scott E. Beer, Esq.

General Counsel

Zayo Group, LLC

400 Centennial Parkway, Suite 200

Louisville, Colorado 80027

(303) 381-4683

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Agent For Service)

With a copy to:

Steven K. Talley, Esq.

Robyn E. Zolman, Esq.

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, Colorado 80202-2642

(303) 298-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

** If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8.125% senior secured first-priority notes due 2020	$750,000,000	100%	$750,000,000	$85,950
Guarantees of 8.125% senior secured first-priority notes due 2020(2)	N/A(3)	N/A(3)	N/A(3)	N/A(3)
10.125% senior unsecured notes due 2020	$499,400,000	100%	$499,400,000	$57,232
Guarantees of 10.125% senior unsecured notes due 2020(2)	N/A(3)	N/A(3)	N/A(3)	N/A(3)
Total	$1,249,400,000	100%	$1,249,400,000	$143,182

(1)	Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2)	The Notes are guaranteed by the direct and indirect wholly-owned subsidiaries of Zayo Group, LLC listed below.
(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable for the guarantees. The guarantees are not traded separately.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS
Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Zayo Colocation Inc.	Delaware	4813	52-2255974
FiberNet Telecom, Inc.	Delaware	4813	11-3255389
Local Fiber, LLC	New York	4813	20-8726187
American Fiber Systems Holding Corp.	Delaware	4813	16-1596010
American Fiber Systems, Inc.	Delaware	4813	16-1584044
360networks holdings (USA) inc.	Nevada	4813	84-1482466
360networks (USA) inc.	Nevada	4813	84-1496451
360networks LLC	Delaware	4813	34-4321060
360networks Illinois LLC	Delaware	4813	36-4321081
360networks Iowa LLC	Delaware	4813	36-4321083
360networks Kentucky LLC	Delaware	4813	36-4321085
360networks Louisiana LLC	Delaware	4813	36-4321088
360networks Michigan LLC	Delaware	4813	84-1613607
360networks Mississippi LLC	Delaware	4813	36-4321089
360networks Tennessee LLC	Delaware	4813	36-4321090
Northern Colorado Telecommunications LLC	Colorado	4813	81-0527326
Control Room Technologies, LLC	Michigan	4813	38-3528540
Arialink Telecom, LLC	Michigan	4813	20-2829386
Arialink Services, LLC	Michigan	4813	20-2829386
Lansing Fiber Communications, LLC	Michigan	4813	26-3556087
Allegan Fiber Communications, LLC	Michigan	4813	61-1535018
Zayo FM Sub, Inc.	Virginia	4813	90-0866666
AboveNet, Inc.	Delaware	4813	11-3168327
AboveNet Communications, Inc.	Delaware	4813	13-3982836
AboveNet of VA, L.L.C.	Virginia	4813	13-3982862
AboveNet International, Inc.	Delaware	4813	13-4039997
MFN Europe Finance, Inc.	Delaware	4813	13-4103952
MFN International, LLC	Delaware	4813	None
Abovenet of Utah, L.L.C.	Delaware	4813	06-1834263

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

SUBJECT TO COMPLETION, DATED JULY 12, 2012

PROSPECTUS

$1,249,400,000

Zayo Group, LLC

and

Zayo Capital, Inc.

Exchange Offer for All Outstanding

$750,000,000 aggregate amount of 8.125% senior secured first-priority notes due 2020

(CUSIP Nos. 98919UAA5 and U98828AA1)

for new 8.125% senior secured first-priority notes due 2020

that have been registered under the Securities Act of 1933

and

$499,400,000 aggregate amount of 10.125% senior unsecured notes due 2020

(CUSIP Nos. 98919UAC1 and U98828AB9)

for new 10.125% senior unsecured notes due 2020

that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,

on                     , 2012, unless extended.

We are jointly offering to exchange up to $1,249,400,000 aggregate principal amount of our 8.125% senior secured first-priority notes due 2020 (the “Secured Exchange Notes”) and 10.125% senior unsecured notes due 2020 (the “Unsecured Exchange Notes,” and together with the Secured Exchange Notes, the “Exchange Notes”) for an equal amount of our outstanding, unregistered 8.125% senior secured first-priority notes due 2020 (the “Secured Outstanding Notes”) and 10.125% senior unsecured notes due 2020 (the “Unsecured Outstanding Notes,” and together with the Secured Outstanding Notes, the “Outstanding Notes”), respectively. The term “Notes” refers to both the Outstanding Notes and the Exchange Notes. We refer to the offer to exchange the Exchange Notes for the Outstanding Notes as the “exchange offer” in this prospectus. The Exchange Notes will be identical in all material respects to the Outstanding Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and except that the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2012, unless extended.

•

Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of the applicable series of Exchange Notes.

•	You may withdraw tendered Outstanding Notes at any time at or prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the Exchange Notes for Outstanding Notes will not be a taxable exchange for U.S. federal income tax purposes.

•	There is no existing public market for the Outstanding Notes or the Exchange Notes.

•

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it acquired the Outstanding Notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities.

See “Risk Factors” beginning on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2012

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume the information appearing in this prospectus is accurate only as of the respective dates of such information. Our business, financial condition, results of operations, and prospects may have changed since those dates. None of our contractual counterparties, nor any of their officers, directors, agents or employees, shall be deemed an issuer or underwriter of the securities offered hereby, nor shall any of the foregoing persons have any liability arising out of or related to the offer of these securities.

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WHERE YOU CAN FIND MORE INFORMATION

Zayo Group, LLC and Zayo Capital, Inc. have jointly filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-4 to register the exchange offer contemplated in this prospectus. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus contains summaries of the material terms and provisions of certain documents and in each instance we refer you to the copy of such document filed as an exhibit to the registration statement.

We file annual and quarterly reports and other information with the SEC. Investors may read and copy any document filed by us at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). The information contained on the SEC website is not incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

The registration statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by Zayo Group, LLC and Zayo Capital, Inc. with the SEC may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Such information may also be accessed electronically by means of the SEC’s homepage on the Internet at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including Zayo Group, LLC and Zayo Capital, Inc., that file electronically with the SEC.

You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Zayo Group, LLC

400 Centennial Parkway, Suite 200

Louisville, Colorado 80027

(303) 381-4683

Attention: Scott E. Beer, Secretary

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

Pursuant to the indentures governing the Notes, Zayo Group, LLC and Zayo Capital, Inc. have agreed, whether or not subject to the informational requirements of the Exchange Act, to provide the trustee and holders of the Notes with annual, quarterly and other reports at the times and containing in all material respects the information specified in Sections 13 and 15(d) of the Exchange Act and to file such reports with the SEC.

NON-GAAP FINANCIAL MEASURES

We have included certain financial measures in this prospectus that are not defined under generally accepted accounting principles in the United States, or GAAP, including Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted to exclude transaction costs, stock-based compensation, and certain non-cash items. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of our liquidity.

We use Adjusted EBITDA to evaluate our operating performance and liquidity, and this financial measure is among the primary measures used by management for planning and forecasting future periods. We believe the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense or the cash requirements necessary to service the interest payments on our debt; and

•	does not reflect cash required to pay income taxes.

Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate Adjusted EBITDA in the same fashion. Our computation of Adjusted EBITDA in this prospectus may also differ in some respects from the calculation of Consolidated Cash Flow in the indentures governing the Notes and the relevant defined term contained in the agreement governing our New Credit Facilities (the “New Credit Agreement”).

Because we have acquired numerous entities since our inception and incurred transaction costs in connection with each acquisition, borrowed money in order to finance our operations, and used capital and intangible assets in our business, and because the payment of income taxes is necessary if we generate taxable income, any measure that excludes these items has material limitations. As a result of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of our liquidity. See “Selected Historical Consolidated Financial Information” for a quantitative reconciliation of Adjusted EBITDA to net income/(loss).

FORWARD-LOOKING STATEMENTS

Information contained in this prospectus that is not historical by nature constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon, or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to:

•	our financial and operating prospects;

•	current economic trends;

•	future opportunities;

•	our ability to retain existing customers and attract new ones;

•	our acquisition strategy and ability to integrate acquired companies and assets;

•	outlook of customers;

•	reception of new products and technologies and strength of competition and pricing;

•	changes in the competitive environment in which we operate, including the emergence of new competitors;

•	changes in government and regulatory policies;

•	technological developments and changes in the industry;

•	risks related to strategy and financing, including restrictions stemming from our debt agreements and the availability and costs of credit;

•

our acquisition of AboveNet and the benefits thereof, including financial and operating results and synergy benefits that may be realized from the acquisition and the timeframe for realizing those benefits; and

•	the risks described below in “Risk Factors.”

MARKET DATA

In this prospectus, we rely on and refer to information and statistics regarding our industry, including papers produced by Cisco Systems, Inc. entitled “Cisco Visual Networking Index: Forecast and Methodology, 2010-2013,” dated June 1, 2011, and “Cisco Visual Networking Index: Global Mobile Data Traffic Forecast Update, 2011-2016,” dated February 14, 2012. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable and have no reason to believe they are inaccurate or incomplete, we have not independently verified and do not guarantee the accuracy and completeness of this information. Industry surveys, publications, consultant surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but completeness of such information is not guaranteed. We take responsibility for compiling and extracting, but we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Forecasts are particularly likely to be inaccurate, especially over long periods of time. While we are not aware of any misstatements regarding market data, industry data, and forecasts presented herein, estimates in such information involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus. We cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

GLOSSARY OF TERMS

Our industry uses many terms and acronyms that may not be familiar to you. To assist you in reading this prospectus, we have provided definitions of some of these terms below.

4G: Fourth generation of cellular wireless standards. It is a successor to 3G and 2G standards, with the aim to provide a wide range of data services, with rates up to gigabit-speed Internet access for mobile as well as stationary users.

Backbone: A major fiber-optic network that interconnects smaller networks including regional and metropolitan networks. It is the through-portion of a transmission network, as opposed to spurs which branch off the through-portions.

Bandwidth Infrastructure: Lit and dark bandwidth provided over fiber networks. These services are commonly used to transport telecom services, such as wireless, data, voice, Internet, and video traffic between locations. These locations frequently include cellular towers, network-neutral and network-specific data centers, carrier hotels, mobile switching centers, CATV head ends and satellite uplink sites, ILEC central offices, and other key buildings that house telecommunications and computer equipment. Bandwidth Infrastructure services that are lit (i.e., provided by using optronics that “light” the fiber) include private line, Ethernet, and Wavelength services. Bandwidth Infrastructure services that are not lit are sold as dark fiber capacity.

Capacity: The information carrying ability of a telecommunications service. Below is a list of some common units of capacity for bandwidth and colocation services:

DS-0: A data communication circuit capable of transmitting at 64 Kbps.

DS-1: A data communication circuit capable of transmitting at 1.544 Mbps.

DS-3: A data communication circuit capable of transmitting at 45 Mbps.

OC-3: A data communication circuit capable of transmitting at 155 Mbps.

OC-12: A data communication circuit capable of transmitting at 622 Mbps.

OC-48: A data communication circuit capable of transmitting at 2.5 Gbps.

OC-192: A data communication circuit capable of transmitting at 10 Gbps.

Carrier: A provider of communications services that commonly include voice, data, and Internet services.

Carrier Hotel: A building containing many carriers, IXCs, and other telecommunications service providers that are widely interconnected. These facilities generally have high-capacity power service, backup batteries and generators, fuel storage, riser cable systems, large cooling capability, and advanced fire suppression systems.

CATV: Community antennae television; cable television.

CDN: Content distribution network; a system of computers networked together across the Internet that cooperate to deliver various types of content to end users. The delivery process is designed generally for either performance or cost.

Central Office: A facility used to house telecommunications equipment (e.g., switching equipment), usually operated by the ILECs and CLECs.

CLEC: Competitive local exchange carrier; provides local telecommunications services in competition with the ILEC.

Cloud Computing: An Internet-based or intranet-based computing environment wherein computing resources are distributed across the network (i.e., the “cloud”), dynamically allocated on an individual or pooled basis, and increased or reduced as circumstances warrant.

Colocation: The housing of transport equipment, other communications equipment, servers, and storage devices within the same location. Some colocation providers are network-neutral, meaning that they allow the customers who colocate in their facilities to purchase Bandwidth Infrastructure and other telecommunications services from third parties. Operators of these colocation facilities sell interconnection services to their customers, enabling them to cross connect with other customers located within the same facility and/or with

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Bandwidth Infrastructure providers. Other colocation facilities are operated by service providers and are network-specific in that they require their customers to purchase Bandwidth Infrastructure and other telecommunications services from them.

Conduit: A pipe, usually made of metal, ceramic, or plastic, that protects buried fiber-optic cables.

Data Center: A facility used to house computer systems, backup storage devices, routers, services, and other Internet and other telecommunications equipment. Data Centers generally have environmental controls (air conditioning, fire suppression, etc.), redundant/backup power supplies, redundant data communications connections, and high security.

Dark Fiber: Fiber that has not yet been connected to telecommunications transmission equipment or optronics and, therefore, has not yet been activated or “lit.”

DS: Digital signal level; a measure of the transmission rate of optical telecommunications traffic. For example: DS-1 corresponds to 1.544 Mbps and DS-3 corresponds to 45 Mbps. See the definition of “Capacity,” above.

DWDM: Dense wavelength-division multiplexing. The term “dense” refers to the number of channels being multiplexed. A DWDM system typically has the capability to multiplex greater than 16 wavelengths.

Ethernet: The standard local area network (“LAN”) protocol. Ethernet was originally specified to connect devices on a company or home network as well as to a cable modem or DSL modem for Internet access. Due to its ubiquity in the LAN, Ethernet has become a popular transmission protocol in metropolitan, regional, and long haul networks as well.

Fiber Optics: Fiber, or fiber optic cables, are thin filaments of glass through which light beams are transmitted over long distances.

Gbps: Gigabits per second, a measure of telecommunications transmission speed. One gigabit equals 1 billion bits of information.

HDTV: High-definition television.

ILEC: Incumbent local exchange carrier; a traditional telecommunications provider that, prior to the Telecommunications Act of 1996, had the exclusive right and responsibility for providing local telecommunications services in its local service area.

Interconnection Service: A service that is used to connect two customers who are located within a single building or within a single colocation space using either fiber or other means.

IP: Internet protocol; the transmission protocol used in the transmission of data over the Internet.

ISP: Internet service provider; provides access to the Internet for consumers and businesses.

IXC: Inter-exchange carrier; a telecommunications company that traditionally provided telecom service between local voice exchanges and intrastate or interstate (i.e., long distance) voice exchanges. Today, IXCs frequently provide additional services to their customers beyond voice including data and wireless Internet services.

Lateral/Spur: An extension from the main or core portion of a network to a customer’s premises or other connection point.

Local Loop: A circuit that connects an end customer premise to a metropolitan network, regional network, or backbone network.

LTE Network: Long-term evolution network; can be used to provide 4G cellular networks that are capable of providing high-speed (greater than 100 Mbps) cellular data services.

Mbps: Megabits per second; a measure of telecommunications transmission speed. One megabit equals one million bits of information.

Meet-Me Room: A physical location in a building, usually a data center or carrier hotel, where voice carriers, Internet service providers, data service providers, and others physically interconnect so that traffic can be passed between their respective networks. At any given colocation facility or data center, network owners may also be able to interconnect outside the Meet-Me Room.

Mobile Switching Centers: Buildings where wireless service providers house their Internet routers and voice switching equipment.

MPLS: Multi-protocol label switching; a standards-based technology for speeding up data services provided over a network and making those data services easier to manage.

Multiplexing: An electronic or optical process that combines a large number of lower speed transmissions into one higher speed transmission.

NOC: Network operations center; a location that is used to monitor networks, troubleshoot network degradations and outages, and ensure customer network outages and other network degradations are restored.

OC: Optical carrier level; a measure of the transmission rate of optical telecommunications traffic. For example, OC-3 corresponds to 155 Mbps. See the definition of “Capacity” above.

Optronics: Various types of equipment that are commonly used to light fiber. Optronics includes systems that are capable of providing SONET, Ethernet, Wavelength, and other services over fiber-optic cable.

POP: Point-of-presence; a location in a building separate from colocation facilities and data centers that houses equipment used to provide telecom or Bandwidth Infrastructure services.

Private Line: Dedicated private bandwidth that generally utilizes SONET technology and is used to connect various locations.

RLEC: Rural local exchange carrier; an ILEC that serves rural areas.

Route Miles: The length, measured in non-overlapping miles, of a fiber network. Route miles are distinct from fiber miles, which is the number of route miles in a network multiplied by the number of fiber strands within each cable on the network. For example, if a ten-mile network segment has a 24-count fiber installed, it would represent 10x24 or 240 fiber miles.

SONET: Synchronous optical network; a network protocol traditionally used to support private-line services. This protocol enables transmission of voice, data, and video at high speeds. Protected SONET networks provide for virtually instantaneous restoration of service in the event of a fiber cut or equipment failure.

Streaming: The delivery of media, such as movies and live video feeds, over a network in real time.

Switch: An electronic device that selects the path that voice, data, and Internet traffic take or use on a network.

Tier 1 IP Network: An IP network that participates in the Internet via settlement-free peering.

Transport: A telecommunication service to move data, Internet, voice, video, or wireless traffic from one location to another.

VPN: Virtual private network; a computer network that is implemented as an overlay on top of an existing larger network.

Wavelength: A channel of light that carries telecommunications traffic through the process of wavelength-division multiplexing.

WiMax: Worldwide interoperability for microwave access. WiMax services can be used by 4G cellular networks that are capable of providing high-speed (greater than 100 Mbps) cellular data services.

PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus. This summary may not contain all of the information that may be important to you. For a more complete understanding of our business and this exchange offer, we encourage you to read this entire prospectus including the risk factors and the financial statements and the related notes included elsewhere herein. Our fiscal year ends June 30.

For a chart summarizing our corporate structure, see page 7. Zayo Group, LLC, a co-issuer of the Notes, is a direct subsidiary of Zayo Group Holdings, Inc. (“Holdings”), which is a wholly-owned subsidiary of Communications Infrastructure Investments, LLC (“CII”). Zayo Capital, Inc., a co-issuer of the Notes, is a wholly-owned subsidiary of Zayo Group, LLC with no operations and no subsidiaries of its own. Unless the context otherwise requires, references in this prospectus to the “Issuers” are to Zayo Group, LLC and Zayo Capital, Inc., and not to any of their subsidiaries. Unless otherwise indicated or the context otherwise requires, “we,” “us,” and “our” refers to Zayo Group, LLC and its consolidated subsidiaries, including Zayo Capital, Inc., before giving effect to the AboveNet Acquisition. References in this prospectus to “AboveNet” are to AboveNet, Inc. and its consolidated subsidiaries.

Overview

We are a provider of bandwidth infrastructure and network-neutral colocation and interconnection services, which are key components of telecommunications and Internet infrastructure services. These services enable our customers to manage, operate, and scale their telecommunications and data networks and data center related operations. We provide our bandwidth infrastructure services over our dense regional, metropolitan, and national fiber networks, enabling our customers to transport data, voice, video, and Internet traffic, as well as to interconnect their networks. Our bandwidth infrastructure services are primarily used by wireless service providers, carriers, other communications service providers, media and content companies, and other bandwidth-intensive enterprises. We typically provide our lit bandwidth infrastructure services for a fixed-rate monthly recurring fee under long-term contracts, which average more than three years in length (and typically average approximately six years for fiber-to-the-tower services). Our dark fiber contracts are generally longer term in nature, averaging approximately twelve years. Our network-neutral colocation and interconnection services facilitate the exchange of voice, video, data, and Internet traffic between multiple third-party networks.

As of March 31, 2012, our fiber networks spanned approximately 45,673 route miles and 2,018,677 fiber miles, served 164 geographic markets in the United States, and connected to 5,431 buildings, including 2,427 cellular towers, allowing us to provide our bandwidth infrastructure services to our customers over redundant fiber facilities between key customer locations. The majority of the markets that we serve and buildings to which we connect have few other networks capable of providing similar bandwidth infrastructure services. We believe this provides us with a sustainable competitive advantage in these markets and buildings. As a result, we believe that the services we provide our customers would be difficult to replicate in a cost- and time-efficient manner. We provide our network-neutral colocation and interconnection services utilizing our own data centers located within three major carrier hotels in the important gateway markets of New York and New Jersey and in facilities located in Chicago, Illinois; Las Vegas, Nevada; Los Angeles, California; Nashville, Tennessee; Plymouth, Minnesota; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Pittsburgh, Pennsylvania; and Memphis, Tennessee.

We were founded in 2007 in order to take advantage of the favorable Internet, data, and wireless growth trends driving the demand for bandwidth infrastructure services. These trends have continued in the years since our founding, despite volatile economic conditions; we believe that we are well-positioned to continue to capitalize on those trends. We have built our network and services through 20 acquisitions and asset purchases (including the AboveNet Acquisition described below) for an aggregate purchase consideration, net of cash acquired, of $3,036.2 million (after deducting our acquisition cost for OVS and ZEN, two business units that we spun-off to our affiliate Onvoy on March 11, 2010 and April 1, 2011, respectively, and businesses spun-off to those entities in connection with subsequent acquisitions).

Our fiscal year ends June 30 each year and we refer to the fiscal year ended June 30, 2011 as “Fiscal 2011” and the year ending June 30, 2012 as “Fiscal 2012.”

Acquisition of Abovenet

On March 18, 2012, we entered into an Agreement and Plan of Merger with AboveNet, a publicly traded company listed on the New York Stock Exchange. On July 2, 2012, the closing of the transaction contemplated by such agreement occurred (the “AboveNet Acquisition”), pursuant to which we acquired 100% of the outstanding capital stock of AboveNet for a purchase price of approximately $2.2 billion in cash (net of cash acquired). At the closing, each outstanding share of AboveNet common stock was converted into the right to receive $84 in cash.

AboveNet is a provider of bandwidth infrastructure and network-neutral colocation and interconnection services, primarily to large corporate enterprise clients and communication carriers, including Fortune 1000 and FTSE 500 companies in the United States and Europe. AboveNet’s commercial strategy has been consistent with ours: to focus on leveraging its infrastructure assets to provide bandwidth infrastructure services to a select set of customers with high bandwidth demands. It provides lit and dark fiber bandwidth infrastructure services over its dense metropolitan, regional, national, and international fiber networks. It also operates a Tier 1 IP network with direct and indirect (through peering arrangements) connectivity in many of the most important bandwidth centers and peering exchanges in the U.S., Europe, and Japan. Its product set is highly aligned with our own, consisting primarily of dark fiber, wavelength, Ethernet, and IP and colocation services. AboveNet has also grown a very strong base of business with enterprise clients, particularly within the financial services segment.

As of March 31, 2012, AboveNet’s fiber networks spanned approximately 22,789 route miles and 2,587,228 fiber miles and connected to approximately 3,291 on-net buildings, including more than 2,600 enterprise locations, many of which house some of the largest corporate users of network services in the world. AboveNet’s metropolitan networks typically contain 432, and in some cases 864, fiber strands in each cable. This high fiber count allows AboveNet to add new customers in a timely and cost-effective manner by focusing incremental construction and capital expenditures on the laterals that connect to the customer premises. AboveNet’s metropolitan networks serve 17 markets in the U.S., with strong network footprints in a number of the largest metropolitan markets including Boston, Chicago, Los Angeles, New York, Philadelphia, San Francisco, Seattle, and Washington, D.C. It also serves four metropolitan markets in Europe: London, Amsterdam, Frankfurt, and Paris. These locations also include many private data centers and hub locations that are important for AboveNet’s customers. AboveNet uses under-sea capacity on the Japan-U.S. Cable Network to provide connectivity between the U.S and Japan and capacity on the Trans-Atlantic undersea telecommunications network (“TAT-14”) and other trans-Atlantic cables to provide connectivity from the U.S. to Europe.

Recent Developments

Private Notes Offering

In connection with the AboveNet Acquisition, on June 28, 2012, Zayo Escrow Corporation (“Escrow Corp”), a direct wholly-owned subsidiary of the Company, completed a private offering (the “Private Notes Offering”) exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), of $750,000,000 aggregate principal amount of 8.125% senior secured first-priority notes due 2020 and $500,000,000 aggregate principal amount of 10.125% senior unsecured notes due 2020. On July 2, 2012, the

Company and Zayo Capital, Inc. both assumed the obligations of Escrow Corp under such notes (the “Assumption”). The Issuers assumed the rights and obligations of Escrow Corp under such notes by entering into supplemental indentures to the applicable base indentures governing such notes. Upon consummation of the Assumption, Escrow Corp was merged with and into the Company, with the Company continuing as the surviving entity and as a co-issuer of such notes. $600,000 aggregate principal amount of the 10.125% senior unsecured notes due 2020 was purchased by one of our executive officers and such notes are not included in the exchange offer to which this prospectus relates.

New Credit Facilities and Sponsor Equity Contribution

Concurrent with the closing of the AboveNet Acquisition, we entered into a new $250 million senior secured revolving credit facility (the “New Revolving Credit Facility”) and a new $1.62 billion senior secured term loan facility (the “New Term Loan Facility” and, together with the New Revolving Credit Facility, the “New Credit Facilities”). See “Description of Other Indebtedness.”

In addition, CII, our ultimate parent, concluded the sale of 98,916,060.11 Class C Preferred Units of CII pursuant to certain securities purchase agreements with private investment funds affiliated with GTCR LLC (collectively, “GTCR”), as well as certain existing owners of CII and other investors. The total value of the Class C Preferred Units of CII sold pursuant to the securities purchase agreements was approximately $472 million (the “Sponsor Equity Contribution”), the net proceeds of which were contributed to the Company. As specified in the securities purchase agreements, on July 2, 2012, CII and its members also entered into the Third Amended and Restated Limited Liability Company Agreement and a Second Amended and Restated Registration Rights Agreement, each dated as of July 2, 2012.

A portion of the proceeds from the Sponsor Equity Contribution, together with (i) the net proceeds from the Private Notes Offering and the New Term Loan Facility, and (ii) cash on hand, were used to pay the outstanding portion of our existing credit facilities, to finance our cash tender offer for the $350 million outstanding aggregate principal amount of our Existing Notes (as defined below), to pay the cash consideration for the AboveNet Acquisition, to refinance certain indebtedness of AboveNet in connection therewith, and to pay associated fees and expenses.

Tender for 10.25% Senior Secured Notes and Consent Solicitation

On June 4, 2012, we commenced a cash tender offer and consent solicitation (the “Tender Offer”) for any and all of our $350 million outstanding 10.25% senior secured first-priority notes due 2017 (the “Existing Notes”). On July 2, 2012, we announced that we had accepted for purchase $347 million or 99% of the outstanding Existing Notes that were tendered at the expiration of the Tender Offer. In connection with the Tender Offer, we also received the requisite consents to approve the amendments to the indenture governing the Existing Notes that eliminated most of the restrictive covenants and certain of the events of default and released the collateral securing the obligations under the Existing Notes. Also on July 2, 2012, we announced that we would redeem the remaining $3 million of outstanding Existing Notes on August 1, 2012 pursuant to a Notice of Full Redemption issued on July 2, 2012.

Acquisition of AriaLink

On May 1, 2012, we acquired 100% of the equity interest in Control Room Technologies, LLC, Allegan Fiber Communications, LLC, and Lansing Fiber Communications (collectively, “AriaLink”). The purchase price, which was funded with cash on hand, was $18.0 million and is subject to certain post-closing adjustments.

The AriaLink acquisition added 739 new route miles to our national footprint, including over 300 miles of metropolitan networks in Lansing, Michigan. AriaLink’s network will be interconnected with our existing network, enabling end-to-end bandwidth infrastructure services between our existing approximately 46,000 route mile national network and AriaLink’s network in Michigan.

Entry into Material Definitive Agreement to Acquire FiberGate Holdings, Inc. (“FiberGate”)

On June 4, 2012, we entered into an agreement to acquire 100% of the equity interest in FiberGate (the “FiberGate Acquisition”), a privately held corporation, incorporated in the Commonwealth of Virginia. The purchase price, subject to certain adjustments at closing and post-closing, is $117.0 million and will be paid with cash on hand (including proceeds from the transactions described herein). The agreement is subject to customary closing conditions (including regulatory approval) and includes customary representations, warranties, covenants, and agreements.

Headquartered in Alexandria, Virginia, FiberGate is a provider of dark fiber services throughout the Washington, D.C., Northern Virginia, and Baltimore, Maryland corridor. The FiberGate Acquisition will add 650 unique and dense route miles to our and AboveNet’s already robust metro fiber network in and around the capital region. FiberGate also has 315 on-net buildings, including key government sites, carrier hotels, data centers, cell towers, and enterprise buildings. FiberGate has provided dark fiber services to the federal government since its inception in 1995 and has since expanded its clientele to include large enterprise and carrier customers.

Our Company

Our Business Units

We are organized into three business units: Zayo Bandwidth (“ZB”), zColo, and Zayo Fiber Solutions (“ZFS”). Each business unit is structured to provide sales, delivery, and customer support for its specific telecom and Internet infrastructure services.

Zayo Bandwidth. Through our ZB unit, we provide Bandwidth Infrastructure services over our regional, metropolitan, and national fiber networks. These services are typically lit bandwidth, meaning that we use optronics to “light” the fiber, and consist of private line, wavelength, Ethernet, and IP services. Our target customers within this unit are primarily wireless service providers, carriers, and other communications service providers (including ILECs, IXCs, RLECs, CLECs, and foreign carriers), media and content companies, cable and satellite video providers, and other Internet-centric businesses that require an aggregate minimum of 10 Gbps of bandwidth across their networks.

zColo. Through our zColo unit, we provide network-neutral colocation and interconnection services in three major carrier hotels in the New York metropolitan area and in facilities located in Chicago, Las Vegas, Los Angeles, and Nashville. As a result of the restructuring of our business units, in January 2011, ZEN and ZB transferred five facilities to zColo located in Plymouth, Cincinnati, Cleveland, Columbus, Chicago, and Memphis. In July 2011, ZB transferred an additional colocation facility to zColo, which is located in Pittsburgh. In addition, we are the exclusive operator of the Meet-Me Room at 60 Hudson Street, which is one of the most important carrier hotels in the United States with approximately 300 domestic and international global networks interconnecting within this facility. Our zColo data centers house and power Internet and private-network equipment in secure, environmentally-controlled locations that our customers use to aggregate and distribute data, voice, Internet, and video traffic. Throughout two of the three facilities in the New York City metropolitan area, we operate intra-building interconnect networks that, along with the Meet-Me Room at 60 Hudson Street, are utilized by our customers to efficiently and cost-effectively interconnect with other Internet, data, video, voice, and wireless networks. As of March 31, 2012 and June 30, 2011 the zColo unit managed 94,175 and 72,927 square feet of billable colocation space, respectively.

Zayo Fiber Solutions. The ZFS unit was formally launched on July 1, 2010, after our acquisition of AGL Networks, a company whose business was comprised solely of dark fiber-related services. Through our ZFS unit, we provide dark fiber and related services primarily on our existing fiber footprint. We lease dark fiber pairs to our customers and, as part of our service offering, we manage and maintain the underlying fiber network for the customer. Our customers light the fiber using their own optronics, and as such we do not manage the bandwidth that the customer receives. This allows the customer to manage bandwidth on their own metropolitan and long haul networks according to their specific business needs. ZFS’s customers include carriers and other communication service providers, Internet service providers, wireless service providers, major media and content companies, large enterprises, and other companies that have the expertise to run their own fiber-optic networks. We market and sell dark fiber-related services under long-term contracts (averaging twelve years in length and in some cases more than 20 years); our customers generally pay us on a monthly basis for these services.

Our Business Strategy

Our primary business objective is to be the preferred provider of Bandwidth Infrastructure and network-neutral colocation and interconnection services within our target markets. The following are key elements to our strategy for achieving this objective:

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Specifically Focus on Bandwidth Infrastructure and Colocation Services. Bandwidth infrastructure and network-neutral colocation and interconnection services are critical network components in the delivery of communications services (including Internet connectivity, wireless voice and data, content delivery, and voice and data networks) by communications service providers to their end users. We believe our disciplined approach and specific focus on providing these critical services to our targeted customers enable us to provide a high level of customer service while at the same time being responsive to changes in the marketplace.

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Leverage Our Extensive Infrastructure Asset Base by Targeting Customers Within Our Network Footprint. Targeting our sales efforts on markets that are served by our network enables us to reduce our reliance on, and the associated costs of, third-party service providers. This also enables us to provide our customers with a high level of customer service while producing high incremental margins and attractive returns on the capital we invest.

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Continue to Expand and Leverage Our Fiber-to-the-Tower Footprint. We believe the bandwidth needs for wireless backhaul will continue to grow with the continued adoption of smart phones, tablet PCs, netbooks, and other bandwidth-intensive mobile devices, as well as the escalating deployment of 4G networks. The legacy copper infrastructure that currently serves most cellular towers is not able to provide the same bandwidth capacity as our fiber-based networks. Our existing fiber-to-the-tower networks enable us to sell additional bandwidth to our existing customers as their capacity needs grow, as well as sell our bandwidth infrastructure services to other wireless carriers located on these towers. In addition, we will continue to seek opportunities to expand our fiber-to-the-tower footprint where the terms of the contract provide an attractive return on our investment. The expansion of our fiber-to-the-tower network footprint provides the ancillary benefit of bringing other potential customer locations within reach of our network.

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Maintain a Disciplined Approach to Capital Investments. A significant portion of our capital expenditures are “success-based,” meaning that the capital is invested only after we have entered into a customer contract with terms that we believe provide an attractive return on our investment. When building our networks, we design them so that adding incremental customers to the network or increasing the bandwidth for an existing customer can be done economically and efficiently. As customer demand increases for our network-neutral colocation and interconnection services, we will seek opportunities to invest in additional data center space.

•

Selectively Expand Through Acquisitions. We have made numerous acquisitions since our founding and we will continue to evaluate potential acquisition opportunities. As part of our corporate strategy, we continue to be regularly involved in discussions regarding potential acquisitions of companies and assets, some of which may be quite large. We have consistently demonstrated that we are able to acquire and effectively integrate companies and organically grow revenue and Adjusted EBITDA post-acquisition. Acquisitions have the ability to increase the scale at which we operate, which in turn affords us the ability to increase our operating leverage, extend our network reach, and broaden our customer base. We will continue to evaluate potential acquisitions, both small and large, on a number of criteria, including the quality of the infrastructure assets, the fit within our existing businesses, the opportunity to expand our network, and the opportunity for us to create value as a result of the acquisition. See “Risk Factors—Future acquisitions are a component of our strategic plan, and will include integration and other risks that could harm our business.”

Equity Sponsors

Since our founding we have, through our ultimate parent company, CII, completed three rounds of equity financing, totaling $766.4 million, of which $713.7 million has been invested in Zayo Group, LLC to date. Our current equity investors include funds affiliated with GTCR, Battery Ventures, Centennial Ventures, Charlesbank Capital Partners, Columbia Capital, M/C Venture Partners, Morgan Stanley Alternative Investment Partners, and Oak Investment Partners.

Corporate Information

Our principal executive office is located at 400 Centennial Parkway, Suite 200, Louisville, CO 80027. Our telephone number at that address is (303) 381-4683. Our website address is www.zayo.com. Information on our website is deemed not to be a part of this prospectus.

We are wholly-owned by Holdings, which is a wholly-owned subsidiary of CII. Our three business units currently operate out of multiple subsidiaries of ours. Zayo Capital, Inc., the co-issuer of the Notes, is a subsidiary of ours, with no operations and no subsidiaries of its own.

A simplified summary of our corporate structure appears below.

(1)	This chart is presented for illustrative purposes only and does not represent all legal entities or financial reporting segments of the Company and its subsidiaries. The business segments identified in the chart represent multiple legal entities in addition to any individually identified. Certain foreign subsidiaries of AboveNet, Inc. and 360networks holdings (USA), inc. do not guarantee the Notes.

SUMMARY OF THE EXCHANGE OFFER

We are jointly offering to exchange up to $1,249,400,000 aggregate principal amount of our 8.125% senior secured first-priority notes due 2020 (the “Secured Exchange Notes”) and 10.125% senior unsecured notes due 2020 (the “Unsecured Exchange Notes,” and together with the Secured Exchange Notes, the “Exchange Notes”) for an equal amount of our outstanding, unregistered 8.125% senior secured first-priority notes due 2020 (the “Secured Outstanding Notes”) and 10.125% senior unsecured notes due 2020 (the “Unsecured Outstanding Notes,” and together with the Secured Outstanding Notes, the “Outstanding Notes”), respectively.

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section “The Exchange Offer.” The term “Outstanding Notes” refers collectively to our outstanding 8.125% senior secured first-priority notes due 2020 and 10.125% senior unsecured notes due 2020, but does not include the Accredited Investor Notes (as defined below). The term “Exchange Notes” refers collectively to our 8.125% senior secured first-priority notes due 2020 (the “Secured Exchange Notes”) and 10.125% senior unsecured notes due 2020 (the “Unsecured Exchange Notes) offered by this prospectus, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The term “Notes” refers collectively to the Outstanding Notes and the Exchange Notes offered in the exchange offer. The term “Indentures” refers to the indentures that govern both the Outstanding Notes and the Exchange Notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of Exchange Notes, which have been registered under the Securities Act, for each $1,000 principal amount of each applicable series of Outstanding Notes, subject to a minimum exchange of $2,000. As of the date of this prospectus, $1,249,400,000 aggregate principal amount of the Outstanding Notes is outstanding, consisting of:

•	$750,000,000 aggregate principal amount of 8.125% senior secured first-priority notes due 2020 (the “Secured Outstanding Notes,” and together with the Secured Exchange Notes, the “Secured Notes”); and

•

$499,400,000 aggregate principal amount of 10.125% senior unsecured notes due 2020 (the “Unsecured Outstanding Notes,” and together with the Unsecured Exchange Notes, the “Unsecured Notes”). This aggregate principal amount does not include $600,000 in aggregate principal amount of 10.125% senior unsecured notes due 2020 purchased by Matthew Erickson, the President of ZFS, in the Private Notes Offering (the “Accredited Investor Notes”). Mr. Erickson qualifies as an “accredited investor” (as defined in Rule 501 under the Securities Act), and his purchase was on terms available to other investors. The Accredited Investor Notes are not eligible to be exchanged in the exchange offer.

We issued the Outstanding Notes in a private transaction for resale pursuant to Rule 144A and Regulation S under the Securities Act. The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes, except that provisions relating to transfer restrictions, registration rights, and rights to increased interest in addition to the stated interest rate on the Outstanding Notes (“Additional Interest”) will not apply to the Exchange Notes.

In order to exchange your Outstanding Notes for Exchange Notes, you must properly tender them at or prior to the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Procedures for Tendering Outstanding Notes	You may tender your Outstanding Notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

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complete, sign, and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your Outstanding Notes, to the exchange agent at the address set forth under “The Exchange Offer—The Exchange Agent”; or

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arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the Outstanding Notes being tendered into the exchange agent’s account at The Depository Trust Company.

You may tender your Outstanding Notes for the applicable series of Exchange Notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures	If you wish to tender your Outstanding Notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your Outstanding Notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders	You may withdraw your tender of Outstanding Notes at any time at or prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Upon consummation of the exchange offer, we will accept any and all Outstanding Notes that are properly tendered in the exchange offer and not withdrawn at or prior to the expiration time. The Exchange Notes issued pursuant to the exchange offer will be delivered promptly upon expiration of the exchange offer, and any tendered Outstanding Notes that are not accepted for exchange will be returned to the tendering holder promptly upon the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement	We are making the exchange offer pursuant to a registration rights agreement that we entered into on July 2, 2012 with the initial purchasers of the Outstanding Notes (the “registration rights agreement”).

Resales of Exchange Notes	We believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are not an “affiliate” of ours;

•	the Exchange Notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued to you in the exchange offer;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes issued in the exchange offer; and

•

if you are a broker-dealer, you will receive the Exchange Notes for your own account, the Outstanding Notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any Exchange Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your Outstanding Notes in the exchange offer, your Outstanding Notes will continue to be subject to the restrictions on transfer provided in the Outstanding Notes and in the Indentures. In general, the Outstanding Notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. If a substantial amount of the Outstanding Notes is exchanged for a like amount of the Exchange Notes, the liquidity and the trading market for your untendered Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. For additional information, see “The Exchange Offer—The Exchange Agent” and the accompanying letter of transmittal.

Material U.S. Federal Income Tax Considerations	The exchange of your Outstanding Notes for Exchange Notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the Exchange Notes. For additional information, see “Material U.S. Federal Income Tax Considerations.”

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The terms of the Exchange Notes are substantially the same as the Outstanding Notes, except that provisions relating to transfer restrictions, registration rights, and Additional Interest will not apply to the Exchange Notes. The following is a summary of the principal terms of the Exchange Notes. A more detailed description is contained in the sections “Description of the Senior Secured First-Priority Notes” and “Description of the Senior Unsecured Notes” in this prospectus.

Terms of the Secured Exchange Notes

Securities Offered	$750,000,000 aggregate principal amount of 8.125% senior secured first-priority notes due 2020.

Maturity Date	January 1, 2020

Interest	We will pay interest on the Secured Notes semiannually in arrears on January 1 and July 1 of each year, commencing on January 1, 2013, to holders of record on the June 15 or December 15 immediately preceding the interest payment date.

Optional Redemption	At any time on or after July 1, 2015, we may redeem the Secured Notes, in whole or in part, at the applicable redemption prices set forth in this prospectus, plus accrued interest.

Before July 1, 2015, we may redeem the Secured Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued interest and a “make-whole” premium.

In addition, before July 1, 2015, we may redeem up to 35% of the Secured Notes at a redemption price equal to 108.125% of their principal amount, plus accrued interest, using the proceeds of certain equity offerings.

See “Description of the Senior Secured First-Priority Notes—Optional Redemption.”

Subsidiary Guarantees	The Secured Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by all of our current and future domestic restricted subsidiaries, which will include each domestic subsidiary of AboveNet. We refer to these subsidiaries as the “Guarantors,” and the guarantees of the Secured Notes as the “Secured Guarantees.”

Collateral and Security	The Secured Notes and the Secured Guarantees will be secured, subject to certain permitted liens, on a first priority basis equally and ratably with the obligations under each of the New Credit Facilities, by a pledge of substantially all assets of the Issuers and the Guarantors that secure the New Credit Facilities (the “Collateral”). For more information, see “Description of the Senior Secured First-Priority Notes—Collateral and Security.”

Subject to certain exceptions, pursuant to an intercreditor agreement, the representative of the series of senior secured obligations that constitute the largest total outstanding amount of any outstanding senior secured obligations has the exclusive right, under the circumstances set forth in the applicable security and collateral agreements, to direct the collateral agent to take actions with respect to the Collateral. The representative of the lenders under the New Credit Facilities will be the controlling representative. See “Description of the Senior Secured First-Priority Notes—Intercreditor Agreement—Enforcement of Security Interests.”

Ranking	The Secured Notes and the Secured Guarantees will be the senior secured obligations of the Issuers and the Guarantors and will:

•	rank equally in right of payment with all existing and future senior indebtedness of the Issuers and the Guarantors;

•	be secured equally and ratably with each of the New Credit Facilities and any future obligations of the Issuers and the Guarantors that are secured by a first-priority lien on the Collateral;

•	rank senior in right of payment to future indebtedness of the Issuers and the Guarantors that is subordinated in right of payment to the Secured Notes, if any;

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be structurally subordinated in right of payment to all future indebtedness and other liabilities of future subsidiaries of the Issuers and the Guarantors that do not guarantee the Secured Notes, which will consist only of unrestricted subsidiaries and foreign subsidiaries that do not guarantee any of our other indebtedness; and

•	be effectively senior in right of payment to all of the Issuers’ and the Guarantors’ existing and future unsecured indebtedness to the extent of the value of the Collateral.

As of March 31, 2012, on an as adjusted basis after giving effect to the issuance of the Outstanding Notes and the Assumption, the entry into each of the New Credit Facilities, the Sponsor Equity Contribution, and the use of proceeds from each of the foregoing:

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the Secured Notes would have been effectively senior in right of payment to the $500 million of Unsecured Notes and $12.0 million in capital lease obligations, in each case to the extent of the value of the Collateral;

•	the Secured Notes would have been effectively equal in right of payment to $1.62 billion of senior secured indebtedness under the New Term Loan Facility; and

•

we would have had an additional $250.0 million available for borrowing under the New Revolving Credit Facility, subject to certain conditions, which amount if borrowed would be effectively equal in right of payment to the Secured Notes.

Terms of the Unsecured Exchange Notes

Securities Offered	$499,400,000 aggregate principal amount of 10.125% senior unsecured notes due 2020. This aggregate principal amount does not include the Accredited Investor Notes, which are not eligible to be exchanged in the exchange offer.

Maturity Date	July 1, 2020

Interest	We will pay interest on the Unsecured Notes semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2013, to holders of record on the December 15 or June 15 immediately preceding the interest payment date.

Optional Redemption	At any time on or after July 1, 2016, we may redeem the Unsecured Notes, in whole or in part, at the applicable redemption prices set forth in this prospectus, plus accrued interest.

Before July 1, 2016, we may redeem the Unsecured Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued interest and a “make-whole” premium.

In addition, before July 1, 2015, we may redeem up to 35% of the Unsecured Notes at a redemption price equal to 110.125% of their principal amount, plus accrued interest, using the proceeds of certain equity offerings.

See “Description of the Senior Unsecured Notes—Optional Redemption.”

Subsidiary Guarantees	The Unsecured Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our current and future domestic restricted subsidiaries, which will include each domestic subsidiary of AboveNet. We refer to the guarantees of the Unsecured Notes as the “Unsecured Guarantees.”

Ranking	The Unsecured Notes and the Unsecured Guarantees will be the senior unsecured obligations of the Issuers and the Guarantors and will:

•	rank equally in right of payment with all existing and future senior unsecured indebtedness of the Issuers and the Guarantors;

•	rank senior in right of payment to future indebtedness of the Issuers and the Guarantors that is subordinated in right of payment to the Unsecured Notes, if any;

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be effectively subordinated to the Issuers’ and the Guarantors’ secured indebtedness, including the Secured Notes and indebtedness under each of the New Credit Facilities, to the extent of the value of the Collateral securing such indebtedness; and

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be structurally subordinated in right of payment to all future indebtedness and other liabilities of future subsidiaries of the Issuers and the Guarantors that do not guarantee the Unsecured Notes, which will consist only of unrestricted subsidiaries and foreign subsidiaries that do not guarantee any of our other indebtedness.

As of March 31, 2012, on an as adjusted basis after giving effect to the issuance of the Unsecured Notes and the Assumption, the entry into each of the New Credit Facilities, the Sponsor Equity Contribution, and the use of proceeds from each of the foregoing:

•

the Unsecured Notes would have been effectively subordinated in right of payment to $12.0 million in capital lease obligations to the extent of the value of the collateral securing such capital lease obligations;

•

the Unsecured Notes would have been effectively subordinated in right of payment to $2.25 billion of senior secured indebtedness (consisting of $750.0 million aggregate principal amount of the Secured Notes and $1.62 billion in indebtedness under the New Term Loan Facility) to the extent of the value of the Collateral; and

•

we would have had an additional $250.0 million available for borrowing under the New Revolving Credit Facility, subject to certain conditions, all of which would be effectively senior to the Unsecured Notes if borrowed to the extent of the value of the Collateral.

Terms Common to the Secured Exchange Notes and the Unsecured Exchange Notes

Issuers	Zayo Group, LLC and Zayo Capital, Inc.

Change of Control	If we experience a change of control, we will be required to make an offer to repurchase the Notes at a price equal to 101% of the outstanding principal amount of the Notes plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Senior Secured First-Priority Notes—Repurchase at the Option of Holders—Change of Control” and “Description of the Senior Unsecured Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The Indentures will restrict our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions with respect to any equity interests or make certain investments or other restricted payments;

•	create liens;

•	sell assets;

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	consolidate or merge with or into other companies or transfer all or substantially all of our assets;

•	engage in transactions with affiliates; and

•	enter into sale and leaseback transactions.

These covenants will be subject to a number of important qualifications and exceptions. See “Description of the Senior Secured First-Priority Notes—Certain Covenants” and “Description of the Senior Unsecured Notes—Certain Covenants”

Risk Factors	See “Risk Factors” for a discussion of certain risks you should carefully consider.

RISK FACTORS

The Exchange Notes involve substantial risks similar to those associated with the Outstanding Notes. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the Notes or otherwise fulfill our obligations under the Indentures.

Risk Factors Related to the Exchange Offer

We cannot assure you that an active trading market for the Exchange Notes will exist if you desire to sell the Exchange Notes.

There is no existing public market for the Outstanding Notes or the Exchange Notes. We do not intend to have the Exchange Notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the development or liquidity of any trading market for the Exchange Notes. The liquidity of any market for the Exchange Notes will depend on a number of factors, including:

•	the number of holders of Exchange Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Exchange Notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may face similar disruptions that may adversely affect the prices at which you could sell your Exchange Notes. Therefore, you may not be able to sell your Exchange Notes at a particular time and the price that you receive when you sell may not be favorable.

You may have difficulty selling any Outstanding Notes that you do not exchange.

If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will continue to hold Outstanding Notes subject to restrictions on their transfer. Those transfer restrictions are described in the Indentures and in the legend contained on the Outstanding Notes, and arose because we originally issued the Outstanding Notes under an exemption from the registration requirements of the Securities Act.

In general, you may offer or sell your Outstanding Notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the Outstanding Notes under the Securities Act or any state securities laws. If a substantial amount of the Outstanding Notes is exchanged for a like amount of the Exchange Notes issued in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your Outstanding Notes.

Risks Relating to Our Business

Future acquisitions are a component of our strategic plan, and will include integration and other risks that could harm our business.

We intend to continue to acquire complementary businesses and assets, and some of these acquisitions may be large. This exposes us to the risk that when we evaluate a potential acquisition target we over-estimate the target’s value and, as a result, pay too much for it. We also cannot be certain that we will be able to successfully integrate acquired assets or the operations of the acquired entity with our existing operations. Prior to the AboveNet Acquisition, we paid $317.9 million for our largest acquisition to date. We may engage in significantly larger acquisitions similar to the AboveNet Acquisition, which could be much more difficult to integrate. Difficulties with integration could cause material customer disruption and dissatisfaction, which could in turn increase disconnects and reduce new sales.

We may incur additional debt or issue additional preferred units to assist in the funding of these potential transactions, which may increase our leverage and/or dilute our existing equity holders at CII, our ultimate parent. Further, additional transactions (including acquisitions by our parent or affiliates) could cause disruption of our ongoing business and divert management’s attention from the management of daily operations to the closing and integration of the acquired operations. Acquisitions also involve other operational and financial risks such as:

•

increased demand on our existing employees and management related to the increase in the size of the business and the possible distraction from our existing business due to the acquisition, particularly with respect to businesses acquired by our sister companies or parent;

•	loss of key employees and salespeople of the acquired business;

•	liabilities of the acquired business, both unknown and known at the time of the consummation of the acquisition;

•	agreeing to buy a business before we have obtained its audited financial statements and subsequently discovering that the unaudited financial statements we relied on were incorrect;

•	expenses associated with the integration of the operations of the acquired business;

•	the possibility of future impairment, write-downs of goodwill and other intangibles associated with the acquired business;

•	that the services and operations of the acquired business do not meet the level of quality of those of our existing services and operations; and

•	that the internal controls of the acquired business are inadequate.

Our debt level could negatively impact our financial condition, results of operations, and business prospects and prevent us from fulfilling our obligations under the Notes. In the future, we may incur substantially more indebtedness, which could further increase the risks associated with our leverage.

As of March 31, 2012, on an adjusted basis after giving effect to the Private Notes Offering, the entrance into each of the New Credit Facilities, the Sponsor Equity Contribution, and the use of proceeds from each of the foregoing (i) our total debt, including the Notes and capital leases, was $2.7 billion and (ii) we had total borrowing capacity of $250.0 million under the New Revolving Credit Facility. Subject to the limitations set forth in the Indentures and the New Credit Agreement, we may incur additional indebtedness (including additional first lien obligations) in the future. If new indebtedness is added to our current levels of indebtedness, the related risks that we now face in light of our current debt level, including our possible inability to service our debt, could intensify.

Specifically, our level of debt could have important consequences to the holders of the Notes, including the following:

•	making it more difficult for us to satisfy our obligations under our debt agreements;

•

requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures, and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions;

•	placing us at a competitive disadvantage relative to less leveraged competitors; and

•	preventing us from raising the funds necessary to repurchase the Notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the Indentures.

We may not be able to generate enough cash flow to meet our debt obligations.

Our future cash flow may be insufficient to meet our debt obligations and commitments. Any insufficiency could negatively impact our business and the value of the Notes. A range of economic, competitive, business, regulatory, and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt. Many of these factors, such as economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	reducing or delaying capital investments;

•	raising additional capital;

•	refinancing or restructuring our debt; and

•	selling assets.

We cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms, or at all, or that implementing any such alternative financing plans would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the Notes, or to obtain alternative financings, could materially and adversely affect the value of the Notes.

If we are unable to meet our debt service obligations, we would be in default under the terms of the Indentures and the New Credit Agreement. If such a default were to occur, the lenders under the New Credit Facilities could elect to declare all amounts outstanding under each of the New Credit Facilities immediately due and payable, and the lenders under the New Revolving Credit Facility would not be obligated to continue to advance funds thereunder. If the amounts outstanding are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the lenders or to our debt holders, including holders of the Notes.

Since our inception we have used more cash than we have generated from operations, and we may continue to do so in the next several quarters.

Since our inception, we have consistently consumed our entire positive cash flow generated from operating activities with our investing activities. To date, our investing activities have consisted principally of the acquisition of businesses as well as material additions of property and equipment. We have funded the excess of cash used in investing activities over cash provided by operating activities with proceeds from equity contributions, bank debt, the issuance of the Notes, and capital leases.

Our near-term expectation is to continue to invest success-based capital (meaning that the capital is invested only after we have entered into a customer contract with terms that we believe provide an attractive return on our investment) in incremental property and equipment at an amount that may exceed the amount of capital available from operations after debt service requirements. We also intend to continue to opportunistically pursue acquisitions, some of which may be quite large. In addition to our cash flow from operations, we plan to rely on proceeds from the Notes offering, cash on hand, and availability under the New Credit Facilities. We cannot assure you, however, that we will have access to sufficient cash to successfully operate or grow our business.

We incurred net losses in prior periods and we cannot guarantee that we will generate net income in the future.

We incurred net losses from continuing operations in the last three fiscal years. Our business plan is to continue to expand our network on a success basis, meaning that we attempt primarily to invest capital only when the terms of a customer contract provide an attractive return on our investment. If we continue to expand our network we might continue to incur losses in future periods. In addition, we cannot assure you that we will be successful in implementing our business plan or that we will not change our business plan. Furthermore, if a material number of circuits are disconnected or customers disconnect or terminate their service with us, we may not be able to generate positive net income in future periods. Further, we grant stock-based compensation to employees with terms that require the awards to be classified as liabilities. As such, we account for these awards as a liability and re-measure the liability at each reporting date. To the extent that our valuation increases, additional expense will be recognized at the applicable reporting date. In prior periods, the expense has been a material contributor to our net loss from continuing operations. Additionally, our interest expense will increase with the Private Notes Offering and borrowing under the New Credit Facilities, which will have an adverse effect on our net income.

We are experiencing rapid growth of our business and operations, and we may not be able to efficiently manage our growth.

We have rapidly grown our company through acquisitions of companies and assets as well as expansion of our own network and the acquisition of new customers through our own sales efforts. We intend to continue to rapidly grow our company, including through acquisitions, some of which may be large. Our expansion places strains on our management and our operational and financial infrastructure. Our ability to manage our growth will be particularly dependent upon our ability to:

•	expand, develop, and retain an effective sales force and other qualified personnel;

•	maintain the quality of our operations and our service offerings;

•	maintain and enhance our system of internal controls to ensure timely and accurate reporting; and

•	expand our operational information systems in order to support our growth.

If we fail to implement these or other necessary measures, our ability to manage our growth and our results of operations will be impaired.

Our back office infrastructure, including the operational support systems, processes, and people is a key component to providing a good experience to our customers, the failure of which could impair our ability to retain existing customers or attract new customers.

Our ability to provide ongoing high-quality service to customers is fundamental to our success. The material failure of one or more of our operational support systems, including the systems for sales tracking, billing, order entry, provisioning, and trouble ticketing, may inhibit us from performing critical aspects of our services for an extended period. If we incur system failures, we may incur additional expenses, delays, and a degradation of customer experience, and we may not be able to efficiently and accurately install new orders for services on a timely basis. Further, the impact of a prolonged failure of these systems could negatively impact our reputation and ability to retain existing customers and to win new business.

Our ability to provide services would be hindered if any of our franchises, licenses, permits, rights-of-way, conduit leases, fiber agreements, or property leases are canceled or not renewed.

We must maintain rights-of-way, franchises, and other permits from railroads, utilities, state highway authorities, local governments, transit authorities, and others to operate our owned fiber network. We cannot be certain that we will be successful in maintaining these rights-of-way agreements or obtaining future agreements on acceptable terms. Some of these agreements are short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated. If a material portion of these agreements are terminated or are not renewed, we might be forced to abandon our networks, which could have a material adverse effect on our business, financial condition, and results of operations. In order to operate our networks, we must also maintain fiber leases and IRU agreements that we have with public and private entities. A small percentage of these agreements (less than five percent in route mile terms) expire prior to 2020. There is no assurance that we will be able to renew those fiber routes on favorable terms, or at all. If we are unable to renew those fiber routes on favorable terms, we might experience the following:

•	increased costs as a result of renewing an IRU under less favorable terms;

•	significant capital expenditures in order to build replacement fiber;

•	increased costs as a result of entering into short-term leases for lit services; and

•	lost revenue resulting from our inability to provide certain services.

In order to expand our network to new locations, we often need to obtain additional rights-of-way, franchises, and other permits. Our failure to obtain these rights in a prompt and cost-effective manner may prevent us from expanding our network, which may be necessary to meet our contractual obligations to our customers and could expose us to liabilities and have an adverse effect on our business, financial condition, and results of operations.

If we lose or are unable to renew key real property leases where we have located our POPs, it could adversely affect our services and increase our costs as we would be required to restructure our network and move our POPs.

If our contracts with our customers are not renewed or are terminated, our business could be substantially harmed.

Our customer contracts typically have terms of one to twenty years. Our customers may elect not to renew these contracts. Furthermore, our customer contracts are terminable for cause if we breach a material provision of the contract. We may face increased competition and pricing pressure as our customer contracts become subject to renewal. Our customers may negotiate renewal of their contracts at lower rates, for fewer services or for shorter terms. If we are unable to successfully renew our customer contracts on commercially acceptable terms, or if our customer contracts are terminated, our business could suffer.

We have numerous customer orders for connections, including contracts with multiple national wireless carriers to build out additional towers. If we are unable to satisfy new orders or build our network according to contractually specified deadlines, we may incur penalties or suffer the loss of revenue.

Our revenue is relatively concentrated among a small number of customers and the loss of any of these customers could significantly harm our business, financial condition, and results of operations.

Before giving effect to the AboveNet Acquisition, our largest single customer accounted for approximately 14% and 13% of our monthly recurring revenue during the three and nine months ended March 31, 2012, and total revenues from our top ten customers accounted for approximately 50% of our monthly recurring revenue during both the three and nine months ended March 31, 2012. We currently depend, and expect to continue to depend, upon a relatively small number of customers for a significant percentage of our revenue. If any of our key customers experience a general decline in demand due to economic or other forces, if the demand for bandwidth does not continue to grow, or if any such customer is not satisfied with our services, such key customer may reduce the number of service orders it has with us, terminate its relationship with us (subject to certain early termination fees), or fail to renew its contractual relationship with us upon expiration.

We are also subject to credit risk associated with the concentration of our accounts receivable from our key customers. If one or more of these customers were to become bankrupt, insolvent or otherwise were unable to pay for the services provided by us, we may incur significant write-offs of accounts receivable or incur impairment charges that could adversely affect our operating results and financial condition. As a result of the AboveNet Acquisition, we have a more diverse customer base; however we will still rely on a relatively small number of customers for a significant portion of our revenue.

Service level agreements in our customer agreements could subject us to liability or the loss of revenue.

Our contracts with customers typically contain service guarantees (including network availability) and service delivery date targets, which if not met by us, enable customers to claim credits against their payments to us and, under certain conditions, terminate their agreements. Our inability to meet our service level guarantees could adversely affect our revenue and cash flow. While we typically have carve-outs for force majeure events, many events, such as fiber cuts, equipment failure and third-party vendors being unable to meet their underlying commitments or service level agreements with us, could impact our ability to meet our service level agreements and are potentially out of our control.

We are required to maintain, repair, upgrade, and replace our network and our facilities, and our failure to do so could harm our business.

Our business requires that we maintain, repair, upgrade, and periodically replace our facilities and networks. This requires and will continue to require management time and the periodic expenditure of capital. In the event that we fail to maintain, repair, upgrade, or replace essential portions of our network or facilities, it could lead to a material degradation in the level of service that we provide to our customers, which would adversely affect our business. Our networks can be damaged in a number of ways, including by other parties engaged in construction close to our network facilities. In the event of such damage, we will be required to incur expenses to repair the network in order to maintain services to customers. We could be subject to significant network repair and replacement expenses in the event a terrorist attack or a natural disaster damages our network. Further, the operation of our network requires the coordination and integration of sophisticated and highly specialized hardware and software technologies. Our failure to maintain or properly operate this hardware and software can lead to degradations or interruptions in customer service. Our failure to provide proper customer service can result in claims from our customers for credits or damages, can lead to early termination of contracts, and can damage our reputation for service, thereby limiting future sales opportunities.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenues, harm our business reputation, and have a material adverse effect on our financial results.

Our business depends on providing customers with highly reliable service. The services we provide are subject to failure resulting from numerous factors, including:

•	human error;

•	power loss;

•	improper building maintenance by the landlords of the buildings in which our data centers are located;

•	physical or electronic security breaches;

•	fire, earthquake, hurricane, flood, and other natural disasters;

•	water damage;

•	the effect of war, terrorism, and any related conflicts or similar events worldwide; and

•	sabotage and vandalism.

Problems within our network or at one or more of our data centers, whether or not within our control, could result in service interruptions or equipment damage. In the past we have experienced disruptions in our network attributed to equipment failure and power outages. Although such disruptions have been remedied and the network has been stabilized, there can be no assurance that similar disruptions will not occur in the future. We have service level commitment obligations with substantially all of our customers. As a result, service interruptions or equipment damage in our network or at our data centers could result in credits for service interruptions to these customers. We have at times in the past given credits to our customers as a result of service interruptions due to equipment failures. We cannot assume that our customers will accept these credits as compensation in the future. Also, service interruptions and equipment failures may expose us to additional legal liability. We depend on our landlords and other third-party providers to properly maintain the buildings in which our data centers are located. Improper maintenance by such landlords and third parties increase the risk of service interruptions and equipment damage.

We do not own the buildings in which our data centers are located. Instead, we lease our data center space, and the non-renewal of leases could be a significant risk to our ongoing operations.

We would incur significant costs if we were forced to vacate one of our data centers due to the high costs of equipment relation and installation of necessary infrastructure in a new data center. In addition, if we were forced to vacate a data center, we could lose customers that chose our services based on our location. Our landlords could attempt to evict us for reasons beyond our control. Further, we may be unable to maintain good working relationships with our landlords, which would adversely affect our customer service and could result in the loss of customers.

We may be unable to expand our existing data centers or locate and secure suitable sites for additional data centers.

Our data centers may reach high rates of utilization in our key locations. Our ability to meet the growing needs of our existing customers and to attract new customers in these key markets depends on our ability to add additional capacity by incrementally expanding our existing data centers or by locating and securing additional data centers in these markets. Such additional data centers must meet specific infrastructure requirements, such as access to multiple telecommunications carriers, a significant supply of electrical power, and the ability to sustain heavy floor loading. In many markets, the supply of space with these characteristics is limited and subject to high demand.

We may not be able to obtain or construct additional laterals to connect new buildings to our network.

In order to connect a new building to our network, we need to obtain or construct a lateral from our existing network to the building. We may not be able to obtain fiber in an existing lateral at an attractive price or may not be able to construct our own lateral due to the cost of construction or municipal regulatory restrictions. Failure to obtain fiber in an existing lateral or to construct a new lateral could keep us from adding new buildings to our network.

Our services have a long sales cycle, which may have a material adverse effect on our business, financial condition, and results of operations.

A customer’s decision to purchase bandwidth infrastructure services typically involves a significant commitment of our time and resources. As a result, we experience a long sales cycle for some of our services. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that does not generate revenue. Delays due to the length of our sales cycle or costs incurred that do not result in sales may have a material adverse effect on our business, financial condition, and results of operations.

We have a limited operating history as a consolidated entity.

We were formed in 2007 and have primarily built our operations through the consolidation of 20 acquisitions and asset purchases, the first of which closed in July 2007 and the most recent of which, the AboveNet Acquisition, closed on July 2, 2012.

Prior to our first acquisition, our activities were exclusively related to start-up and corporate development. Our history as a consolidated entity is brief and has been subject to ongoing and substantial change since our inception, consequently there is a limited amount of information upon which you can make an investment decision. Other issuers could have longer histories, which may have greater predictive value.

We are highly dependent on our management team and other key employees.

We expect that our continued success will largely depend upon the efforts and abilities of members of our management team and other key employees. Our success also depends upon our ability to identify, attract, develop, and retain qualified employees. None of Daniel Caruso, Kenneth desGarennes, Glenn S. Russo, David Howson, Chris Morley, or Matthew Erickson is bound by an employment agreement with us. A portion of Daniel Caruso’s professional time is spent on his service as Executive Chairman of Envysion, Inc., of which he is a significant investor. The loss of members of our management team or other key employees is likely to have a material adverse effect on our business. In addition, our management team’s equity interests are at CII, our ultimate parent. Accordingly, if CII’s other subsidiaries acquire assets, our management could have, indirectly, a significant portion of their equity in another enterprise to which they could devote substantial attention.

Our future tax liabilities are not predictable or controllable. If we become subject to increased levels of taxation, our financial condition and operations could be negatively impacted.

We provide telecommunication and other services in multiple jurisdictions across the United States and are therefore subject to multiple sets of complex and varying tax laws and rules. We cannot predict the amount of future tax liabilities to which we may become subject. Any increase in the amount of taxation incurred as a result of our operations or due to legislative or regulatory changes could result in a material adverse effect on our sales, financial condition, and results of operations. While we believe that our current provisions for taxes are reasonable and appropriate, we cannot assure you that these items will be settled for the amounts accrued or that we will not identify additional exposures in the future.

We have identified a material weakness in our internal controls over financial reporting, and our business may be adversely affected if we do not adequately address that weakness or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

We did not adequately implement certain controls to evaluate the amount to be recognized related to deferred income taxes associated with business combinations and we have therefore identified a material weakness in our internal controls over financial reporting as of June 30, 2011. The control deficiency resulted in an error in the purchase accounting associated with our acquisition of FiberNet (See Note 2 to our audited consolidated financial statements contained elsewhere in this prospectus) and a restatement of our annual financial statement for the fiscal years ended June 30, 2011 and 2010, our interim financial statements for each period in fiscal 2011 and the interim financial statements for the first two quarters of the fiscal year ended June 30, 2012. The existence of this or one or more other material weaknesses or significant deficiencies could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

Risks Relating to Our Industry

The telecommunications industry is highly competitive, and contains competitors that have significantly greater resources and a more diversified base of existing customers than we do.

In the telecommunications industry, we compete against ILECs, which have historically provided local telephone services and currently occupy significant market positions in their local telecommunications markets. In addition to these carriers, several other competitors, such as facilities-based communications service providers, including CLECs, cable television companies, electric utilities and large end-users with private networks, offer services similar to those offered by us. Many of our competitors have greater financial, managerial, sales and marketing and research and development resources than we do and are able to promote their brands with significantly larger budgets. Additionally, some of our brands are relatively new and as such have limited tenure in the market. Many of these competitors have the added advantage of a larger, more diversified customer base. If we fail to develop and maintain brand recognition through sales and marketing efforts and a reputation for high-quality service, we may be unable to attract new customers and risk losing existing customers to competitors with better known brands.

Consolidation among companies in the telecommunications industry could adversely impact our business

The telecommunications industry is intensely competitive and has undergone significant consolidation over the past few years. There are many reasons for consolidation in the industry, including the desire for telecommunication companies to acquire network assets in regions where they currently have no or insufficient amounts of owned network infrastructure. The consolidation within the industry may decrease the demand for leased fiber infrastructure assets.

If we do not adapt to swift changes in the telecommunications industry, we could lose customers or market share.

The telecommunications industry is characterized by rapidly changing technology, evolving industry standards, frequent new service introductions, shifting distribution channels, and changing customer demands. We may not be able to adequately adapt our services or acquire new services that can compete successfully. Our failure to obtain and integrate new technologies and applications could impact the breadth of our service portfolio, resulting in service gaps, a less differentiated service suite, and a less compelling offering to customers. We risk losing customers to our competitors if we are unable to adapt to this rapidly evolving marketplace.

In addition, the introduction of new services or technologies, as well as the further development of existing services and technologies, may reduce the cost or increase the supply of certain services similar to those that we provide. As a result, our most significant competitors in the future may be new entrants to the telecommunications industry. These new entrants may not be burdened by an installed base of outdated equipment or obsolete technology. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. Failure to do so could have a material adverse effect on our business.

We are subject to significant regulation that could change or otherwise impact us in an adverse manner.

Telecommunications services are subject to significant regulation at the federal, state, and local levels. These regulations affect our business and our existing and potential competitors. In addition, both the Federal Communications Commission (“FCC”) and the state public utility commissions or similar regulatory authorities (the “State PUCs”) typically require us to file periodic reports, pay various regulatory fees and assessments, and to comply with their regulations, and such compliance can be costly and burdensome and may affect the way we conduct our business. Delays in receiving required regulatory approvals (including approvals relating to acquisitions or financing activities or for interconnection agreements with other carriers), the enactment of new and adverse legislation or regulations (including those pertaining to broadband initiatives and net-neutrality), or the denial, modification or termination by a regulator of any approval or authorization, could have a material adverse effect on our business. Further, the current regulatory landscape is subject to change through judicial review of current legislation and rulemaking by the FCC. The FCC regularly considers changes to its regulatory framework and fee obligations. Changes in current regulation may make it more difficult to obtain the approvals necessary to operate our business, significantly increase the regulatory fees to which we are subject, or have other adverse effects on our future operations.

Unfavorable general economic conditions in the United States could negatively impact our operating results and financial condition.

Unfavorable general economic conditions could negatively affect our business. Although it is difficult to predict the impact of general economic conditions on our business, these conditions could adversely affect the affordability of, and customer demand for, our services, and could cause customers to delay or forgo purchases of our services. One or more of these circumstances could cause our revenue to decline. Also, our customers may not be able to obtain adequate access to credit, which could affect their ability to purchase our services or make timely payments to us. The current economic conditions, including federal fiscal and monetary policy actions, may lead to inflationary conditions in our cost base, particularly in our lease and personnel related expenses. This could harm our margins and profitability if we are unable to increase prices or reduce costs sufficiently to offset the effects of inflation in our cost base. For these reasons, among others, if challenging economic conditions persist or worsen, our operating results and financial condition could be adversely affected.

Disruptions in the financial markets could affect our ability to obtain debt or equity financing or to refinance our existing indebtedness on reasonable terms (or at all).

Disruptions in the financial markets could impact our ability to obtain debt or equity financing or lines of credit in the future as well as impact our ability to refinance our existing indebtedness on reasonable terms (or at all), which could affect our strategic operations and our financial performance and force modifications to our operations.

Terrorism and natural disasters could adversely impact our business.

The ongoing threat of terrorist activity and other acts of war or hostility have had, and may continue to have, an adverse effect on business, financial and general economic conditions. Effects from these events and any future terrorist activity, including cyber terrorism, may, in turn, increase our costs due to the need to provide enhanced security, which would adversely affect our business and results of operations. Terrorist activity could damage or destroy our Internet infrastructure and may adversely affect our ability to attract and retain customers, raise capital, and operate and maintain our network access points. We are particularly vulnerable to acts of terrorism because of our large data center presence in New York. We are also susceptible to other catastrophic events such as major natural disasters, extreme weather, fires, or similar events that could affect our headquarters, other offices, our network, infrastructure, or equipment, all of which could adversely affect our business.

Changes in regulations affecting commercial power providers may increase our costs.

In the normal course of business, we need to enter into agreements with many providers of commercial power for our office, network, and data centers. Costs of obtaining commercial power can comprise a significant component of our operating expenses. Changes in regulations that affect commercial power providers, particularly regulations related to the control of greenhouse gas emissions or other climate change related matters, could adversely affect the costs of commercial power, which may increase the costs of providing our services. Volatility in market prices for fuel and electricity that affect commercial power providers may also increase the costs of providing our services. Both such increases in our costs may adversely affect our operating results and financial condition.

Risks Relating to the Secured Notes

Rights of holders of the Secured Notes in the Collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the Secured Notes to repossess and dispose of the Collateral securing the Secured Notes upon the occurrence of an event of default is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or our subsidiaries. Upon the commencement of a case for relief under Title 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), a secured creditor, such as the collateral agent for the Secured Notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use the Collateral, and the proceeds, products, rents, or profits of the Collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the Collateral from any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Secured Notes could be delayed following commencement of a bankruptcy case, whether or to what extent the collateral agent would repossess or dispose of the Collateral, or whether or to what extent holders of the Secured Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Secured Notes, the holders of the Secured Notes would be “undersecured” and have unsecured claims as to the deficiency. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, or attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In addition to the limitations described above, the collateral agent’s ability to foreclose on the Collateral on behalf of the holders of the Secured Notes may also be challenged on the basis of the argument that the collateral agent’s security interest has not been perfected, required consents of third parties have not been obtained, contractual restrictions, priority issues, state law requirements, FCC and State PUC prior approval obligations, and practical problems associated with the realization of the collateral agent’s security interest in the Collateral securing the Secured Notes, including cure rights, foreclosing on the Collateral within the time periods permitted by third parties or prescribed by laws, statutory rights of redemption and the effect of the order of foreclosure. Given the foregoing, we cannot assure you that in a bankruptcy proceeding the collateral agent will be able to foreclose on the Collateral on behalf of the holders of the Secured Notes or that foreclosure on the Collateral will be sufficient to repay the Secured Notes in full.

The value of the Collateral securing the Secured Notes may not be sufficient to repay the Secured Notes in full.

The Secured Notes and the Secured Guarantees are secured by first-priority liens on the Collateral described in this prospectus (subject to permitted liens and other limitations), equally and ratably with all of our and the Guarantors’ outstanding obligations under the New Credit Facilities and future first lien obligations if any, permitted to be incurred pursuant to the Indentures and the New Credit Agreement. No independent appraisals of any of the Collateral were prepared by or on behalf of us in connection with the Private Notes Offering. The book value of the Collateral should not be relied on as a measure of realizable value for such assets. The value of the Collateral could be impaired in the future as a result of changing economic and market conditions, our failure to successfully implement our business strategy, competition and other factors. A significant portion of the Collateral may include assets that may only be usable as part of the existing operating business. In addition, as of March 31, 2012, 22% of our assets consisted of goodwill and intangible assets. By their nature, our intangible assets may not have a readily ascertainable market value or be readily saleable or, if saleable, there may be substantial delays in their liquidation.

In the event of a foreclosure, liquidation, bankruptcy, or similar proceeding with respect to the Collateral securing the Secured Notes and the Secured Guarantees, the value realized on the Collateral will depend upon many factors, including market and economic conditions, the time period available for a sale, the availability of buyers and the condition of the Collateral. In particular, borrowers often fail to adequately maintain collateral in the period before a bankruptcy. This could significantly reduce the value of the Collateral and your recovery. The indenture governing the Secured Notes does not require that we maintain the current level of the Collateral or maintain a specific ratio of indebtedness to asset values. We cannot assure you that the proceeds from the sale of the Collateral would be sufficient to repay secured noteholders all amounts owed under the Secured Notes and the New Credit Facilities and future first lien obligations. Any proceeds received by the collateral agent in respect of the Collateral for distribution to holders of first lien obligations will be shared by all such parties on a pro rata basis. After taking into consideration such applications of proceeds in respect of the Collateral, the proceeds, if any, available for distribution to holders of the Secured Notes may not be sufficient to fully repay such holders all amounts owed under the Secured Notes.

To the extent that the proceeds of the Collateral are not sufficient to repay amounts owed under the Secured Notes, then holders of the Secured Notes would have general unsecured claims against the remaining assets of the Issuers and the Guarantors, and in the context of a bankruptcy case by or against us, secured noteholders may not be entitled to receive interest payments or reasonable fees, costs or charges due under the Secured Notes, and may be required to repay any such amounts already received by them. Any claim for the difference between the amount, if any, realized by holders of the Secured Notes from the sale of Collateral securing the Notes and the obligations under the Notes will rank equally in right of payment with all of our and the Guarantors’ other senior unsecured indebtedness of the Issuers and the Guarantors and other obligations, including the Unsecured Notes and trade payables.

The value of the Collateral securing the Secured Notes may not be sufficient to secure post-petition interest, costs, and/or attorneys’ fees during bankruptcy.

In the event a bankruptcy is commenced by or against us, holders of the Secured Notes will only be entitled to post-petition interest, costs and/or attorneys’ fees under the bankruptcy code to the extent that the value of their security interest in the Collateral (which would be determined after taking into consideration, among other things, any equal ranking or prior ranking lien claims in the Collateral) is greater than their pre-bankruptcy claim. Holders of indebtedness (including the Secured Notes) that have a security interest in Collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest, costs, or attorneys’ fees under the bankruptcy code. We did not conduct appraisals of any of our assets in connection with the Private Notes Offering and cannot assure you that the value of the secured noteholders’ interest in the Collateral equals or exceeds the principal amount of the Secured Notes at this time, nor can we provide any assurances as to the value of our assets at the time of a subsequent bankruptcy, if any. In addition, the risk that the value of the security interest in the Collateral securing the Secured Notes will be less than the pre-bankruptcy claim of the holders of the Secured Notes will be exacerbated if a bankruptcy court treats the Secured Notes, together with any of our other substantial indebtedness, as a single class for determining the availability of post-petition interest, costs, and/or attorneys’ fees.

State law may limit the ability of the collateral agent for the holders of the Secured Notes to foreclose on the real property and improvements included in the Collateral.

The Secured Notes are secured by, among other things, liens on substantially all the property and assets securing each of the New Credit Facilities. The laws of the states in which the real property and improvements are located may limit the ability of the collateral agent to foreclose on the real property Collateral (including improvements thereon). Laws of those states govern the perfection, enforceability, and foreclosure of mortgage liens against real property interests that secure debt obligations such as the Secured Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose “security first” and “one-action” rules, which can affect the ability to foreclose or the timing of foreclosure on real and personal property Collateral regardless of the location of the Collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the Secured Notes and the trustee also may be limited in their ability to enforce a breach of the covenant described in “Description of the Senior Secured First-Priority Notes—Certain Covenants with Respect to the Collateral—Limitation on Liens.” Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and thus lenders may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the Secured Notes from declaring a default and accelerating the Secured Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The Collateral can be released in certain circumstances without consent of the holders of the Secured Notes, which would increase the risks in bankruptcy or in other situations.

Under the terms of the indenture governing the Secured Notes, the collateral agreements and the intercreditor agreement, we are permitted to sell or transfer property and other assets included in the Collateral to the extent that such sales or dispositions are permitted under the terms of the indenture governing the Secured Notes. Additionally, if a guarantor of the Secured Notes is released from its respective Secured Guarantee, then the assets of that guarantor will be released from the Collateral. Therefore, the Collateral available to secure the Secured Notes could be reduced in connection with the sale or transfer of assets, subject to the requirements of the indenture governing the Secured Notes.

The indenture governing the Secured Notes permits us, subject to certain limitations and financial tests, to designate one or more of our restricted subsidiaries that is a guarantor of the Secured Notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Secured Notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the Secured Notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the Secured Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries and holders of the Secured Notes will not. See “Description of the Senior Secured First-Priority Notes—Intercreditor Agreement—Release of Liens on Collateral.”

We will, absent the occurrence and continuance of an event of default under the Indentures, have control over the Collateral, and the sale of particular assets by us could reduce the pool of assets securing the Secured Notes and the Secured Guarantees.

Absent the occurrence and continuance of an event of default under the Indentures or the New Credit Agreement, the collateral documents relating to the Collateral allow us to remain in possession of and retain exclusive control over the Collateral, to operate the Collateral, to alter and repair the Collateral and to collect, invest and dispose of any income from the Collateral securing the Secured Notes and the Secured Guarantees (subject to certain limitations under the Indentures).

There are certain other categories of property that are excluded from the Collateral.

The Collateral securing the Secured Notes and the Secured Guarantees excludes certain assets, generally as a result of applicable laws and regulations, or the terms of existing agreements, but in some cases due to the high relative cost of granting a perfected security interest in those assets. Property not included in the Collateral includes:

•	any intent-to-use United States trademark application for which an amendment to allege use or statement of use has not been filed and accepted by the United States Patent and Trademark Office;

•

any instrument, investment property, contract, license, permit or other general intangible that by its terms cannot be (or requires consent to be) pledged, transferred or assigned, or to the extent that granting a security interest therein would result in a breach or default thereunder;

•

any licenses, authorizations, waivers or permits granted under the Federal Communications Act or under any state telecommunications law, solely at such times and to the extent that a security interest in such license, authorization, waiver or permit is not permitted under applicable law;

•

any capital stock or other equity interests in any foreign direct subsidiary of an issuer or guarantor in excess of 65.0% of such capital stock or other equity interests, and any capital stock or other equity interests of a foreign subsidiary not directly owned by an issuer or guarantor;

•	any capital stock or other equity interests in any subsidiary of a foreign subsidiary, whether directly or indirectly owned by such foreign subsidiary;

•

any capital stock or other equity interests of any subsidiary of Zayo Group, LLC in excess of the maximum amount of such capital stock or other equity interests that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such subsidiary to be included in filings by Zayo Group, LLC with the SEC;

•	certain other items agreed by the parties and as more fully set forth in the applicable security documents; and

•	interests in any owned real property with individual values of $5.0 million or less or leased real property with an annual rent expense greater than $1.0 million.

As of the date of this prospectus, we do not have any real property interest that meets the $5.0 million threshold, and as a result there are no mortgages or other grants of security interests in real property at this time.

Rights of holders of Secured Notes in the Collateral may be adversely affected by the failure to perfect security interests in the Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the Collateral securing the Secured Notes may not be perfected with respect to the claims of the Secured Notes if the collateral agent is not able to or does not take the actions necessary to perfect any of such liens. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. The collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest therein. Such failure may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the Secured Notes against third parties. Additionally, the indenture and the collateral documents entered into in connection with the Secured Notes do not require us to take a number of actions that might improve the perfection or priority of the liens of the collateral agent in the Collateral. With limited exceptions, the actions we are required to take are limited to (i) the filing of UCC-1 financing statements in the jurisdictions of incorporation of us and the Guarantors, (ii) the granting of mortgages over owned real properties to the extent described under “Description of the Senior Secured First-Priority Notes—Collateral and Security,” (iii) the delivery of stock certificates of domestic subsidiaries, (iv) the entry into control agreements over certain deposit accounts and securities accounts and (v) the delivery of debt instruments in favor of the Guarantors. To the extent that the security interests created by the collateral documents with respect to any Collateral are not perfected, the collateral agent’s rights will be equal to the rights of general unsecured creditors in the event of a bankruptcy.

Any future pledge of Collateral may be avoidable in bankruptcy.

Any future pledge of Collateral in favor of the trustee or collateral agent, including pursuant to collateral documents delivered after the date of the indenture governing the Secured Notes, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (1) the pledgor is insolvent at the time of the pledge, (2) the pledge permits the holders of the Secured Notes to receive a greater recovery than if the pledge had not been given and the pledgor had commenced a Chapter 7 liquidation and (3) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge (or, in certain circumstances, a longer period).

The Collateral is subject to casualty risks.

We are obligated to maintain insurance pursuant to the terms of the indenture governing the Secured Notes. However, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part, or against which we may not obtain adequate insurance. As a result, it is possible that insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the Collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the Secured Notes.

Risks Relating to the Secured Notes and the Unsecured Notes

The Notes will be structurally subordinated to all liabilities of subsidiaries that are not Guarantors.

Certain of our current and future subsidiaries (foreign subsidiaries that do not guarantee any of our other indebtedness and unrestricted subsidiaries) do not and will not guarantee the Notes, and the Collateral securing the Secured Notes and the Secured Guarantees excludes all of their respective assets. See “Description of the Senior Secured First-Priority Notes—Secured Note Guarantees” and “Description of the Unsecured Notes—Unsecured Note Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any future non-guarantor subsidiary, including any of our future foreign subsidiaries that do not guarantee any of our other indebtedness, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those entities before any assets are made available for distribution to us. As a result, the Notes will effectively be subordinated to the prior payment of all of the liabilities of all future non-guarantor subsidiaries. Non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

We will need to repay or refinance any indebtedness under our New Revolving Credit Facility by 2017, and will need to repay or refinance the indebtedness under the New Term Loan Facility by 2019.

Our New Revolving Credit Facility will mature in 2017, and our New Term Loan Facility will mature in 2019, each of which maturities will occur prior to the maturity of the Notes. If we are unable to repay, extend, or refinance either of the New Credit Facilities prior to maturity, it would have a material adverse effect on the value of the Notes. In addition, any debt that we incur to refinance debt under either of the New Credit Facilities could also mature prior to the Notes, and could therefore create the same financing risk.

A financial failure by us, any of our subsidiaries or any other entity in which we have an interest may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us, any of our subsidiaries or any other entity in which we have an interest could affect payment of the Notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with our financial statements. If a bankruptcy court substantively consolidated us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with ours, the assets of each entity would be subject to the claims of creditors of all entities. This would expose holders of the Notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. The Indentures do not limit the ability of entities whose financial statements are not consolidated with us to incur debt, which could increase this risk. Furthermore, forced restructuring of the Notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the Notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

We may not be able to repurchase the Notes upon a change of control.

Upon a change of control as defined in the Indentures governing the Notes, we are required to make an offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the Notes or unless such obligation is suspended. See “Description of the Senior Secured First-Priority Notes—Repurchase at the Option of Holders—Change of Control” and “Description of the Senior Unsecured Notes—Repurchase at the Option of Holders—Change of Control.” We may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control offer or, if then permitted under the Indentures governing the Notes, to redeem the Notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under each of the Indentures. The occurrence of a change of control would also constitute an event of default under our New Credit Facilities and may constitute an event of default under the terms of our other indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under our New Credit Facilities or holders of other indebtedness to permit the required repurchase or redemption, but the required holders of such indebtedness have no obligation to grant, and may refuse to grant such a waiver.

The ability of holders of Notes to require us to repurchase Notes as a result of a disposition of “substantially all” of our assets or a change in the composition of our board of directors is uncertain.

The definition of change of control in the Indentures includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries’ assets taken as a whole to another person or group is uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions that are similar to those in the Indentures, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of Notes to require us to repurchase Notes as a result of a change in the composition of the directors on our board is uncertain.

Federal and state statutes allow courts, under specific circumstances, to cancel the Notes or the related guarantees and require noteholders to return payments received from us or the Guarantors.

Our creditors or the creditors of the Guarantors of the Notes could challenge the issuance of the Notes and the related guarantees as fraudulent conveyances or on other grounds. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the Notes or the guarantees could be found to be a fraudulent transfer and declared void if a court determined that we or the relevant guarantor, at the time that we or the relevant guarantor incurred the indebtedness evidenced by the note or its guarantee, as applicable, (1) delivered the note or guarantee, as applicable, with the intent to hinder, delay or defraud existing or future creditors; or (2) received less than reasonably equivalent value or did not receive fair consideration for the delivery of the note or guarantee, as applicable, and any of the following three conditions apply:

•	we or the guarantor was insolvent or rendered insolvent by reason of delivering the note or guarantee;

•	we or the guarantor was engaged in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

•	we or the guarantor intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay such debts at maturity.

In addition, any payment by us or that guarantor pursuant to the Notes or its guarantee, as applicable, could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of the creditors of us or the guarantor, as applicable. In any such case, the right of noteholders to receive payments in respect of the Notes from us or any such guarantor, as applicable, would be effectively subordinated to all indebtedness and other liabilities of ours or that guarantor.

Each Indenture contains a “savings clause,” which limits the liability of each guarantor that is a subsidiary of ours on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Notes in full when due. Furthermore, in a recent case, Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause used in the indenture was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision is followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

If a court declares the Notes or guarantees to be void, or if the Notes or guarantees must be limited or voided in accordance with their terms, any claim a noteholder may make against us for amounts payable on the Notes could, with respect to amounts claimed against us or the Guarantors, be subordinated to our indebtedness and the indebtedness of the Guarantors, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a guarantor would be considered insolvent if:

•	the sum of our or its debts, including contingent liabilities, was greater than the fair saleable value of all of our or its assets;

•

the present fair saleable value of our or its assets was less than the amount that would be required to pay our or its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	we or the guarantor could not pay our or its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor is not insolvent, does not have unreasonably small capital for the business in which we or it is engaged and has not incurred debts beyond our or its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may be subject to interest rate risk and increasing interest rates may increase our interest expense.

Borrowings under each of the New Credit Facilities bear, and future indebtedness may bear, interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

Our debt agreements contain restrictions on our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

The Indentures and the New Credit Facilities each contain, and agreements governing future debt issuances may contain, covenants that restrict our ability to, among other things:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions with respect to any equity interests or make certain investments or other restricted payments;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	consolidate or merge with or into other companies or transfer all or substantially all of our assets;

•	engage in transactions with affiliates;

•	engage in business other than telecommunications; and

•	enter into sale and leaseback transactions.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Our ability to comply with some of the covenants and restrictions contained in the agreement governing the New Credit Facilities and the Indentures may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A failure to comply with the covenants, ratios, or tests in the New Credit Agreement, the Indentures, or any future indebtedness could result in an event of default under our New Credit Facilities, the Indentures or our future indebtedness, which, if not cured or waived, could have a material adverse effect on our business, financial condition, and results of operations.

In addition, our New Credit Facilities require us to comply with specified financial ratios, including ratios regarding total leverage, secured leverage and interest coverage. Our ability to comply with these ratios may be affected by events beyond our control. These restrictions limit our ability to plan for or react to market conditions, meet capital needs, or otherwise constrain our activities or business plans. They also may adversely affect our ability to finance our operations, enter into acquisitions, or engage in other business activities that would be in our interest.

A breach of any of the covenants contained in the New Credit Agreement, in any future credit agreement or the Indentures or our inability to comply with the financial ratios could result in an event of default, which would allow the lenders to declare all borrowings outstanding to be due and payable or to terminate our ability to borrow under our New Revolving Credit Facility. If the amounts outstanding under our New Credit Facilities, the Notes or other future indebtedness were to be accelerated, we cannot assure that our assets would be sufficient to repay in full the money owed, including the Notes. In such a situation, the lenders could foreclose on the assets and capital stock pledged to them. See “Description of Other Indebtedness,” “Description of the Senior Secured First-Priority Notes” and “Description of the Senior Unsecured Notes.”

The Company is dependent upon dividends from its subsidiaries to meet its debt service obligations.

The Company is a holding company and conducts all of its operations through its subsidiaries. The Company’s ability to meet its debt service obligations is dependent on receipt of dividends from its direct and indirect subsidiaries. Subject to the restrictions contained in the Indentures and the New Credit Agreement, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by the Company’s subsidiaries to the Company. In addition, federal and state corporate law and federal and state regulatory requirements may limit the ability of the Company’s subsidiaries to pay dividends to it. We cannot assure you that the agreements governing the current and future indebtedness of the Company’s subsidiaries, applicable laws, or state regulation will permit the Company’s subsidiaries to provide it with sufficient dividends, distributions or loans to fund payment of the Notes, or to fund our other liquidity needs.

The Notes are joint and several obligations of a Delaware limited liability company and a Delaware corporation, the latter of which has no independent operations or subsidiaries and generates no cash flow to service the Notes.

Zayo Capital is, as of the date of this prospectus, a finance company with no independent operations and no material assets. As a result of the foregoing, Zayo Capital has no cash flows and will provide no credit support for the Notes.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We may be able to incur additional debt in the future. The terms of our New Credit Agreement, the Indentures and the agreements governing our other debt will allow us to incur substantial amounts of additional debt, subject to certain limitations. If additional debt is added to our current debt levels, the related risks we could face would be magnified.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled principal and interest payments on our indebtedness, including the Notes, and our ability to refinance that indebtedness, will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If we do not have sufficient funds on hand to pay our debt, we may be required to seek a waiver or amendment from our lenders, refinance our indebtedness, sell assets, or sell additional shares of securities. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at the time. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. In addition, we may not be able to consummate an asset sale to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. Our New Credit Agreement and the Indentures restrict our ability to use the proceeds from asset sales. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition and our ability to satisfy our obligation under the Notes.

Any rating downgrade for the Notes may cause the price of the Notes to fall.

We received credit ratings from certain rating services in connection with the Private Notes Offering. In the event a rating service were to lower its rating on the Notes below the rating initially assigned to the Notes or otherwise announce its intention to put the Notes on credit watch, the price of the Notes could decline.

Risks Related to the AboveNet Acquisition

Although we expect that our acquisition of AboveNet will result in benefits to us, we may not realize those benefits because of integration difficulties and other challenges.

The success of our acquisition of AboveNet will depend in large part on the success of management in integrating the operations, strategies, technologies, and personnel of the two companies. We may fail to realize some or all of the anticipated benefits of the AboveNet Acquisition if the integration process takes longer than expected or is more costly than expected. Our failure to meet the challenges involved in successfully integrating the operations of AboveNet or to otherwise realize any of the anticipated benefits of the AboveNet Acquisition, including additional revenue opportunities, could impair our operations. In addition, we anticipate that the overall integration of AboveNet will be a time-consuming and expensive process that, without prior planning and effective and timely implementation, could significantly disrupt our business.

Potential difficulties the combined company may encounter in the integration process include the following:

•	the integration of management teams, strategies, technologies and operations, products and services;

•	the disruption of ongoing business and distraction of their respective management teams from ongoing business concerns;

•	the retention of the existing customers of both companies;

•	the creation of uniform standards, controls, procedures, policies and information systems;

•	the reduction of the costs associated with each company’s operations;

•	the consolidation and rationalization of information technology platforms and administrative infrastructures

•	the integration of corporate cultures and maintenance of employee morale;

•	the retention of key employees; and

•	potential unknown liabilities associated with the AboveNet Acquisition.

The anticipated benefits and synergies include the combination of offices in various locations and the elimination of numerous technology systems, duplicative personnel and duplicative market and other data sources. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved or may be of lesser benefit than expected.

We have incurred and will continue to incur transaction, integration, and restructuring costs in connection with the AboveNet Acquisition.

We have incurred and will continue to incur significant costs in connection with the AboveNet Acquisition, including fees of our attorneys, accountants, and financial advisors. We expect to incur additional costs associated with transaction fees and other costs related to the acquisition. We will incur integration and restructuring costs as we integrate the businesses of AboveNet with those of the Company. Although we expect that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration, and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near term.

The unaudited pro forma financial data for the Company included in this prospectus is preliminary, and Zayo Group, LLC’s actual financial position and operations after the AboveNet Acquisition may differ materially from the unaudited pro forma financial data included in this prospectus.

The unaudited pro forma financial data for Zayo Group, LLC included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what Zayo Group, LLC’s actual financial position or operations would have been had the AboveNet Acquisition been completed on the dates indicated. Zayo Group, LLC’s actual results and financial position after the AboveNet Acquisition may differ materially and adversely from the unaudited pro forma financial data included in this prospectus. See “Unaudited Pro Forma Condensed Financial Information.”

The international operations of the combined companies expose us to risks that could materially and adversely affect the business.

We have operations and investments outside of the United States, as well as rights to undersea cable capacity extending to other countries, that expose us to risks inherent in international operations. These include:

•	general economic, social and political conditions;

•	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•	tax rates in some foreign countries may exceed those in the U.S.;

•	foreign currency exchange rates may fluctuate, which could adversely affect our results of operations and the value of our international assets and investments;

•	foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•

difficulties and costs of compliance with foreign laws and regulations that impose restrictions on our investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

•	difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

•	changes in U.S. laws and regulations relating to foreign trade and investment.

Changes in our traffic patterns or industry practice could result in increasing peering costs for our IP network.

Peering agreements with other ISP’s have allowed AboveNet to access the Internet and exchange traffic with these providers. In most cases, AboveNet peered with these ISP’s on a payment-free basis, referred to as settlement-free peering. We plan to leverage this settlement-free peering on a combined company basis. If other providers change the terms upon which they allow settlement-free peering or if changes in Internet traffic patterns, including the ratio of inbound to outbound traffic, cause us to fall below the criteria that these providers use in allowing settlement-free peering, the costs of operating our Internet backbone will likely increase. Any increases in costs could have an adverse effect on our margins and our ability to compete in the IP market.

Demand for our services from certain customers in the financial services industry may be negatively affected by regulatory changes.

Certain of AboveNet’s financial services customers utilize AboveNet’s network and services for high-frequency trading. To the extent that regulatory changes restrict this activity, the need of these customers for our services may be reduced or eliminated, which could have an adverse effect on our revenues and results of operations.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following tables present selected unaudited pro forma condensed financial information and operating data of Zayo Group, LLC (co-issuer of the Notes) for the periods and as of the dates indicated. The following unaudited pro forma condensed financial information has been prepared giving effect to (i) the AboveNet Acquisition, (ii) the acquisition of 360networks, (iii) the FiberGate Acquisition, (iv) the Private Notes Offering, (v) the proceeds of the Sponsor Equity Contribution, (vi) the entry into each of the New Credit Facilities, and (vii) the use of proceeds from each of the foregoing. The unaudited pro forma condensed financial information does not give effect to the acquisitions of Arialink or MarquisNet due to insignificance.

The unaudited pro forma condensed financial information as of and for the year ended June 30, 2011 is derived from (i) our audited historical consolidated financial statements for Fiscal 2011, (ii) unaudited historical financial statements of AboveNet for the year ended June 30, 2011, (iii) unaudited historical financial statements of 360networks for the year ended June 30, 2011, and (iv) unaudited historical financial statements of FiberGate for the year ended June 30, 2011.

The unaudited pro forma condensed financial information as of and for the nine months ended March 31, 2012 is derived from (i) our unaudited historical condensed consolidated financial statements for the nine months ended March 31, 2012, (ii) unaudited historical financial statements of AboveNet for the nine months ended March 31, 2012, (iii) unaudited historical financial statements of 360networks for the five months ended November 30, 2011, and (iv) unaudited historical financial statements of FiberGate for the nine months ended March 31, 2012.

As part of the 360networks acquisition, we acquired VoIP360, Inc., a legal subsidiary of 360networks. The VoIP360, Inc. entity held substantially all of 360networks Voice over Internet Protocol (“VoIP”) and other voice product offerings. Effective April 1, 2011, we spun-off our voice operations to Zayo Group Holdings Inc. (“Holdings”), our parent company, in order to maintain our focus on our Bandwidth Infrastructure business. To further this objective, concurrently with the close of the 360networks acquisition, we spun-off 360networks VoIP operations comprising VoIP 360, Inc. and certain other 360networks operations to Holdings. The adjustment included in the pro forma statements of operations during the year ended June 30, 2011 and the nine months ended March 31, 2012 include an adjustment to remove the VoIP business from the historical results of 360networks.

The unaudited pro forma condensed financial information reflect pro forma adjustments that are described above and in the accompanying notes and are based on available information and certain assumptions that we believe are reasonable under the circumstances. The pro-forma balance sheets and statements of operations below reflect our preliminary estimates of the acquisition date fair values of the assets and liabilities assumed in the AboveNet Acquisition and to be assumed in the FiberGate acquisition. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. The Company has not completed its valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair value of the acquired assets and liabilities assumed, along with the related allocations to goodwill and intangible assets. The unaudited pro forma condensed financial information is presented for informational purposes only and does not purport to be indicative of what would have occurred had the events actually been consummated at the beginning of the periods presented, nor is it necessarily indicative of our future consolidated operating results.

The selected unaudited pro forma condensed financial information should be read in conjunction with the accompanying notes thereto, the information contained in “Selected Historical Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements as of and for the year ended June 30, 2011, the audited consolidated financial statements as of and for the year ended December 31, 2011 of AboveNet, the audited consolidated financial statements as of and for the year ended December 31, 2010 of 360networks, and the audited consolidated financial statements as of and for the year ended December 31, 2011 of FiberGate, each included elsewhere in this prospectus.

Zayo Group, LLC

Pro Forma Statement of Operations

For the Nine Months Ended March 31, 2012

(Unaudited)

	Zayo Group, LLC Historical(1)	AboveNet, Inc. Historical	AboveNet, Inc. Pro Forma Adjustments(2)	360networks Corporation Historical(3)	Voip360 Spin-off(4)	360networks Pro Forma Adjustments(5)	FiberGate Historical	FiberGate Pro Forma Adjustments(6)	Pro Forma Adjustments for Debt Offerings(7)	Zayo Group Pro- forma as adjusted
	(in thousands)

Revenue	$272,459	$367,522	$(3,932)[a,b]	$40,611	$(6,971)	$(517)[a,b]	$11,067	$(512)[a,b]	$—	$679,727
Operating costs and expenses
Operating costs, excluding depreciation and amortization	59,813	125,727	(1,639)[b]	16,079	(3,804)	(6,667)[a,c]	1,307	(13)	—	190,803
Selling, general and administrative expenses	79,075	88,185	(17,385)[b]	15,563	(2,184)	1,610 [c,d]	1,753	—	—	166,617
Stock-based compensation	19,701	—	17,200	667	—	(667)[d]	—	—	—	36,901
Depreciation and amortization	60,680	58,572	26,707 [a]	5,331	(562)	3,507 [e]	1,981	1,952 [c]	—	158,168

Operating income	53,190	95,038	(28,815)	2,971	(421)	1,700	6,026	(2,451)	—	127,238

Other income/(expense)
Interest expense, net	(35,122)	(3,195)	430 [d]	(35)	(6)	31	(100)	—	(143,482)	(181,479)
Other income, net	124	266	—	1,200	(30)	(1,170)[d]	12	—	—	402

Total other expense, net	(34,998)	(2,929)	430	1,165	(36)	(1,139)	(88)	—	(143,482)	(181,077)

Earnings/(loss) from continuing operations before provision for income taxes	18,192	92,109	(28,385)	4,136	(457)	561	5,938	(2,451)	(143,482)	(53,839)
Provision/(benefit) for income taxes(8)	18,765	31,645	—	205	—	219	2,479	—	(55,958)	(2,645)

(Loss)/earnings, from continuing operations	$(573)	$60,464	$(28,385)	$3,931	$(457)	$342	$3,459	$(2,451)	$(87,524)	$(51,194)

Zayo Group, LLC

Pro Forma Statement of Operations

For the Year Ended June 30, 2011

(Unaudited)

	Zayo Group Historical(1)	AboveNet Historical	AboveNet Pro Forma Adjustments(2)	360networks Corporation Historical(3)	Voip360 Spin-off(4)	360networks Pro Forma Adjustments(5)	FiberGate Historical	FiberGate Pro Forma Adjustments(6)	Pro Forma Adjustments for Debt Offerings(7)	Zayo Group Pro- forma as adjusted
	(in thousands)

Revenue	$287,235	$444,453	$(4,245)[a,b]	$83,614	$(13,191)	$(875)[a,b]	$13,200	$(449)[a,b]	$—	$809,742
Operating costs and expenses
Operating costs, excluding depreciation and amortization	71,528	156,556	(1,470)[b]	33,779	(7,220)	(14,592)[a,c]	1,575	(13)	—	240,143
Selling, general and administrative expenses	89,846	110,093	(22,345)[b,c]	27,808	(5,400)	12,872 [c,d]	2,078	—	—	214,952
Stock-based compensation	24,310	—	22,100 [c]	1,432	—	(1,432)[d]	—	—	—	46,410
Depreciation and amortization	60,463	70,056	34,806 [a]	9,565	(1,282)	7,291 [e]	2,092	2,547 [c]	—	185,538

Operating income	41,088	107,748	(37,336)	11,030	711	(5,014)	7,455	(2,983)	—	122,699

Other income/(expense)
Interest expense, net	(33,414)	(4,977)	608 [d]	(59)	—	17	(108)	—	(204,137)	(242,070)
Debt extinguishment expenses	—	—	—	—	—	—	—	—	—	—
Other (expense)/income, net	(126)	1,958	—	266	—	1,178 [d]	18	—	—	3,294

Total other (expense)/income, net	(33,540)	(3,019)	608	207	—	1,195	(90)	—	(204,137)	(238,776)

Earnings/(loss) from continuing operations before provision for income taxes	7,548	104,729	(36,728)	11,237	711	(3,819)	7,365	(2,983)	(204,137)	(116,077)
Provision/(benefit) for income taxes(8)	12,542	34,592	(14,324)	226	—	(1,212)	2,909	—	(79,613)	(44,880)

(Loss)/earnings, from continuing operations	$(4,994)	$70,137	$(22,404)	$11,011	$711	$(2,607)	$4,456	$(2,983)	$(124,524)	$(71,197)

Notes to the Unaudited Condensed Statements of Operations for the nine months ended March 31, 2012 and year ended June 30, 2011.

(1)	The “Zayo Group Historical” column reflects the Company’s historical unaudited operating results for the nine months ended March 31, 2012 and the operating results for the year ended June 30, 2011. The operating results of the historical 360networks entity are reflected in this column subsequent to the December 1, 2011 acquisition date.

(2)	The “AboveNet Pro Forma Adjustments” column reflects the following adjustments:

(a)	A reduction of $1.5 million and $1.9 million to pro forma revenue recognized during the nine months ended March 31, 2012 and year ended June 30, 2011, respectively, resulting from estimated purchase accounting adjustments to the acquired deferred revenue balance. Management, with the assistance of a third party valuation firm, is in the process of evaluating the fair market value of the assets and liabilities acquired in the AboveNet Acquisition. The “AboveNet Pro Forma Adjustments” column also includes an increase of $26.7 million and $34.8 million during the nine months ended March 31, 2012 and the year ended June 30, 2011, respectively, to historical depreciation and amortization expense based on the estimated fair value and useful lives of identified tangible and intangible assets for AboveNet, based on preliminary estimates.
(b)	During the pro forma periods presented, the Company and AboveNet have entered into transactions which have been reflected in their respective statements of operations as revenue,

operating costs, excluding depreciation and amortization and selling, general, and administrative expenses. Had the AboveNet Acquisition been consummated on July 1, 2010, these transactions would have been eliminated in consolidation. The following reductions associated with transactions between the two parties have been removed in the “AboveNet Pro Forma Adjustments” column:

	Nine Months Ended March 31, 2012	Year Ended June 30, 2011
Revenue	$2.4 million	$2.3 million
Operating costs, excluding depreciation and amortization	$1.4 million	$1.4 million
Selling, general and administrative expenses	$0.2 million	$0.2 million

Additionally, AboveNet incurred approximately of $0.1 million and $0.2 million of operating costs with FiberGate during the nine months ended March 31, 2012 and year ended June 30, 2011, respectively. These expenses have been removed in the “AboveNet Pro Forma Adjustments” column.

(c)	A reduction of $17.2 million and $22.1 million to selling, general and administrative expenses and a corresponding increase to stock-based compensation expense during the nine months ended March 31, 2012 and year ended June 30, 2011, respectively. The adjustment represents a reclassification of stock-based compensation expense which was recorded by AboveNet within selling, general and administrative expenses in order to conform to the Company’s statement of operations presentation.
(d)	A reduction of $0.4 million and $0.6 million during the nine months ended March 31, 2012 and year ended June 30, 2011, respectively, related to interest expense recorded by the Company associated with a capital lease between the Company and AboveNet which would have been eliminated in consolidation had the acquisition been consummated on July 1, 2010.

(3)	The “360networks Corporation Historical” column reflects the historical unaudited condensed consolidated operating results for the five months ended November 30, 2011 and year ended June 30, 2011 of 360networks Corporation, the parent of 360networks.

(4)	The “VoIP Spin-off” column reflects the elimination of the results of the historical VoIP business which was acquired in the 360networks acquisition and spun off to Holdings on December 1, 2011.

(5)	The “360networks Pro Forma Adjustments” column reflects the following:

(a)	During the pro forma periods presented, Zayo Group entered into transactions with 360networks which were included in the historical results of both Zayo Group and 360networks as revenue or operating expenses. If the acquisition had occurred at the beginning of the pro-forma period presented, these transactions would have been eliminated in consolidation. The 360networks Pro Forma Adjustments column includes a reduction to both revenue and operating costs, excluding depreciation and amortization of $0.6 million and $1.1 million during the nine month period ended March 31, 2012 and the year ended June 30, 2011, respectively to remove these transactions.
(b)	The historical 360networks entity incurred certain intercompany expenses and revenues between its infrastructure business and its VoIP business. These intercompany revenues and expenses were historically eliminated in 360networks consolidation. As a result of contributing the acquired VoIP segment to Zayo Group Holdings, the revenues and expenses which Zayo Group incurs with the spun-off VoIP segment will not be eliminated subsequent to the acquisition date. The Pro Forma Adjustments column includes an increase to revenue of $0.1 million and $0.2 million during the nine months ended March 31, 2012 and the year ended June 30, 2011 to account for these related party revenue transactions.
(c)

The historical 360networks entity presented certain expenditures as operating costs, excluding depreciation and amortization which the Company presents as selling, general, and administrative expenses. In order to adjust the historical 360networks presentation to correspond to the

Company’s presentation, the 360networks Pro Forma Adjustments column includes an adjustment to reclassify $6.0 million and $13.4 million in operating costs, excluding depreciation and amortization to selling, general and administrative expense during the nine months ended March 31, 2012 and year ended June 30, 2011, respectively.
(d)	The Company acquired a majority of the operating assets of 360networks Corporation, however 360networks Corporation is the parent company of certain non-operating legal subsidiaries which were not acquired by the Company. These legal subsidiaries incurred certain expenses which do not represent expenses of the acquired 360networks entity. The following expenses have been eliminated in the 360networks pro-forma adjustments column:

	Nine Months Ended March 31, 2012	Year Ended June 30, 2011
Selling, general and administrative	$4.4 million	$0.5 million
Stock-based compensation	$0.7 million	$1.4 million
Other (expense)/income, net	$1.3 million	$1.2 million

(e)	Management, with the assistance of a third party valuation firm, is in the process of evaluating the fair market value of the assets and liabilities which will be acquired in the acquisition. The “360networks Pro Forma Adjustments” column includes an increase of $3.5 million and $7.3 million during the nine months ended March 31, 2012 and the year ended June 30, 2011, respectively, to historical depreciation and amortization expense based on the estimated fair value and useful lives of identified tangible and intangible assets for 360networks, based on preliminary estimates. The purchase price allocation is preliminary pending completion of independent valuations of identified tangible and intangible assets acquired.

(6)	The “FiberGate Pro Forma Adjustments” column reflects the following:

(a)	A reduction of $0.3 million to pro forma revenue recognized during the nine months ended March 31, 2012 and year ended June 30, 2011 resulting from estimated purchase accounting adjustments to the acquired deferred revenue balance.
(b)	A reduction of $0.1 million and $0.2 million during the nine months ended March 31, 2012 and year ended June 30, 2011, respectively, related to revenue recognized at FiberGate with AboveNet.
(c)	Management, with the assistance of a third party valuation firm, is in the process of evaluating the fair market value of the assets and liabilities which will be acquired in the FiberGate Acquisition. The “FiberGate Pro Forma Adjustments” column includes an increase of $2.0 million and $2.5 million during the nine months ended March 31, 2012 and the year ended June 30, 2011, respectively, to historical depreciation and amortization expense based on the estimated fair value and useful lives of identified tangible and intangible assets for FiberGate, based on preliminary estimates. The purchase price allocation is preliminary pending completion of independent valuations of identified tangible and intangible assets acquired.

(7)	In connection with the AboveNet Acquisition, the Company refinanced its and AboveNet’s indebtedness and raised additional debt. The Company raised $1.62 billion through the New Term Loan Facility and $1.25 billion through the Private Notes Offering (collectively, the “New Indebtedness”). The effective interest rate on the combined New Indebtedness on the date the AboveNet Acquisition closed, inclusive of interest expense associated with the amortization of the discount on the term loan and debt issuance costs, was 8.4%. The Company anticipates debt issuance costs associated with the New Indebtedness to be approximately $80.9 million. The New Term Loan Facility was issued at a discount of $30.0 million. If the Company entered into this New Indebtedness on July 1, 2010, the combined companies would have recognized an additional $143.5 million and $204.1 million of interest expense during the nine months ended March 31, 2012 and year ended June 30, 2011, respectively. These adjustments are reflected in the “Pro Forma Adjustments for Debt Offerings” column.

The Company would have recognized $70.2 million in expenses associated with debt extinguishment costs during the year ended June 30, 2011, including an expense of $18.1 million associated with writing-off the Company’s unamortized debt acquisition costs, an expense of $42.6 million associated with the payment of early redemption fees on the Company’s previous indebtedness, and an expense of $9.4 million associated with writing off the net unamortized discount on the extinguished debt balances. These non-recurring expenses have not been reflected in the pro-forma results of operations, above.

(8)	The income tax expense for each of the Pro Forma Adjustments columns has been adjusted to reflect an assumed effective tax rate of 39.0%.

Pro Forma Balance Sheet

As of March 31, 2012

(Unaudited)

	Zayo Group Historical	AboveNet Historical	AboveNet Pro Forma Adjustments(1)	FiberGate Historical	FiberGate Prof Forma Adjustments(2)	Pro Forma Adjustments for Equity Raise(3)	Pro Forma Adjustments for Debt Offerings(4)		Zayo Group Pro Forma as Adjusted
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$17,233	$120,698	$(2,302,504)[a,g]	$5,409	$(118,000)[a]	$472,000	$1,966,450	[a,b,e,f]	$161,286
Restricted cash	—	3,857	—	—	—	—	—		3,857
Trade receivables, net	32,013	42,445	(404)[b]	1,478	—	—	—		75,532
Due from related-parties	194	—	—	—	—	—	—		194
Prepaid expenses	8,124	18,895	(175)[b]	1,144	—	—	—		27,988
Deferred income taxes	4,350	—	—	748	—	—	—		5,098
Other assets, current	3,104	—	—	168	—	—	—		3,272

Total current assets	65,018	185,895	(2,303,083)	8,947	(118,000)	472,000	1,966,450		277,227
Property and equipment, net of accumulated depreciation	742,032	635,535	63,554 [c]	21,862	2,186 [b]	—	—		1,465,169
Intangible assets, net of accumulated amortization	136,642	—	420,148 [d]	—	43,479 [c]	—	—		600,269
Goodwill	129,170	—	1,120,838 [b,f,g]	—	53,764 [e]	—	—		1,303,772
Debt issuance costs, net of accumulated amortization	18,093	—	—	—	—	—	62,812	[c,d]	80,905
Investment in US Carrier	15,075	—	—	—	—	—	—		15,075
Deferred tax asset, non-current	94,229	99,226	—	—	—	—	—		193,455
Other assets, non-current	8,235	15,090	—	—	—	—	—		23,325

Total assets	$1,208,494	$935,746	$(698,544)	$30,809	$(18,571)	$472,000	$2,029,262		$3,959,197

Liabilities and member’s equity
Current liabilities
Accounts payable	$16,285	$9,462	$(373)[b]	$268	$—	$—	$—		$25,642
Accrued liabilities	31,917	78,726	—	882	—	—	—		111,525
Accrued interest	1,411	—	—	—	—	—	—		1,411
Capital lease obligations, current	1,218	—	(479)[b]	—	—	—	—		739
Due to related-parties	15,541	—	—	—	—	—	—		15,541
Deferred revenue, current	22,846	29,022	(4,528)[e]	2,145	(322)[d]	—	—		49,163
Current portion of long-term debt	7,546	—	—	1,257	—	—	13,050	[b]	21,853

Total current liabilities	96,764	117,210	(5,380)	4,552	(322)	—	13,050		225,874
Capital lease obligations, non-current	10,773	—	(7,606)[b]	—	—	—	—		3,167
Long-term debt, non-current	682,418	55,000	—	2,983	—	—	2,086,382	[a,b]	2,826,783
Deferred revenue, non-current	132,144	77,996	(11,699)[e]	2,056	(308)[d]	—	—		200,189
Stock-based compensation liability	55,030	—	—	—	—	—	—		55,030
Deferred tax liability	—	—	—	3,277	—	—	—		3,277
Other long term liabilities	7,734	11,682	—		—	—	—		19,416

Total liabilities	984,863	261,888	(24,685)	12,868	(630)	—	2,099,432		3,333,736
Member’s/stockholders’ equity
Common stock	—	269	(269)	182	(182)[f]	—	—		—
Additional paid-in capital	—	364,583	(364,583)	1,246	(1,246)[f]	—	—		—
Treasury stock	—	(25,925)	25,925	—	—	—	—		—
Accumulated other comprehensive loss	—	(8,101)	8,101	—	—	—	—		—
Member’s interest	241,373	—	—	—	—	472,000	—		713,373
Accumulated deficit	(17,742)	343,032	(343,032)	16,513	(16,513)[f]	—	(70,170	)d,[e]	(87,912)

Total member’s equity	223,631	673,858	(673,858)	17,941	(17,941)	472,000	(70,170)		625,461

Total liabilities and member’s equity	$1,208,494	$935,746	$(698,543)	$30,809	$(18,571)	$472,000	$2,029,262		$3,959,197

Notes to the Unaudited Pro Forma Balance Sheet as of March 31, 2012.

(1)	The “AboveNet Pro Forma Adjustments” column includes the following adjustments.

(a)	A reduction to the cash and equivalents balance of $2.3 billion related to the cost of acquiring AboveNet.
(b)	A reduction of $0.2 million, $0.4 million, and $8.1 million to prepaid expenses, accounts payable and capital lease obligations, respectively, associated with balances the Company had with AboveNet on March 31, 2012 which would have been eliminated in consolidation. The AboveNet Pro Forma Adjustments includes a corresponding decrease of $0.2 million, $0.4 million, and $8.1 million to deferred revenue, account receivable, and goodwill to reflect the opposite side of the eliminations.
(c)	An increase of $63.6 million to property and equipment resulting from the Company’s preliminary estimates of the fair value of property and equipment acquired.
(d)	An increase to the intangible asset balance of $420.1 million related to the Company’s preliminary estimate of the fair value of customer relationships and other intangible assets acquired.
(e)	A reduction to the deferred revenue balance resulting from management’s preliminary estimates of the fair value of the deferred revenue. In accordance with purchase accounting, the Company is required to adjust the deferred revenue balance to its fair value which represents the cost of the Company’s continuing obligation associated with the deferred revenue. This adjustment results in an estimated reduction to the deferred revenue balance of $16.2 million.
(f)	An increase of $1.1 billion to our goodwill balance resulting from the excess of consideration paid over the preliminary fair value of assets acquired and liabilities assumed in the AboveNet Acquisition.
(g)	A reduction to cash of $24.0 million associated with a liability assumed from AboveNet related to fees due to the investment banking firms involved in the sale of AboveNet which was funded at closing.
(h)	A reduction to remove the historical stockholder equity balances of the acquired equity.

(2)	The “FiberGate Pro Forma Adjustments” column includes the following adjustments.

(a)	A reduction to the cash and cash equivalents balance of $118.0 million related to the cost of acquiring FiberGate.
(b)	An increase of $2.2 million to property and equipment resulting from the Company’s preliminary estimates of the fair value of property and equipment acquired.
(c)	An increase to the intangible asset balance of $43.5 million related to the Company’s preliminary estimate of the fair value of customer relationships and other intangible assets acquired.
(d)	A reduction to the deferred revenue balance of $0.6 million resulting from management’s preliminary estimates of the fair value of the deferred revenue.
(e)	An increase of $53.8 million to our goodwill balance resulting from the excess of consideration paid over the preliminary fair value of assets acquired and liabilities assumed in the acquisition.
(f)	A reduction to remove the historical stockholder equity balances of the acquired equity.

Note: The purchase price allocations from the AboveNet Acquisition and pending acquisition of FiberGate, discussed above, are preliminary pending the Company’s completion of its acquisition accounting procedures associated with valuing the net assets acquired which will include independent valuation of identified tangible and intangible assets acquired.

(3)	The “Pro Forma Adjustments for Equity Raise” column reflects the pro-forma adjustments to the Company’s cash and members’ interest accounts associated with the $472.0 million additional equity commitments which were funded upon closing the acquisition of AboveNet.

(4)	The “Pro Forma Adjustments for Debt Offerings” column reflects the following:

(a)	The principal amount of the New Indebtedness of $2.72 billion net of an aggregate discount on the New Indebtedness of $30.0 million.

(b)	The repayment of the Company’s and AboveNet’s existing indebtedness of $750 million
(c)	An increase to debt issuance costs of $80.9 million associated with the New Indebtedness.
(d)	A reduction to debt issuance costs of $18.1 million and a corresponding increase to the accumulated deficit associated with writing-off the debt issuance costs associated with the Company’s previous debt balances.
(e)	A reduction to cash of $42.6 million and a corresponding increase to the accumulated deficit associated with the early redemption fees on the Company’s previous indebtedness.
(f)	A reduction to cash of $9.4 million and a corresponding increase to the accumulated deficit which represents the unamortized discount which would have been paid had the transactions discussed above occurred on July 1, 2010.
(g)	An increase to the current portion of long-term debt of $15.0 million associated with the balance that would have been due in the next twelve months had the debt offering occurred on July 1, 2011.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables present selected historical consolidated financial information for Zayo Group, LLC for the periods and as of the dates indicated. The selected historical consolidated financial information for Zayo Group, LLC as of and for the years ended June 30, 2011, 2010, 2009 and 2008 is derived from, and qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information for Zayo Group, LLC as of March 31, 2012 and for the nine months ended March 31, 2012 and 2011 is derived from, and qualified by reference to, our unaudited consolidated financial statements included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial statements in all material respects.

We were organized in May 2007, and our first substantive activity was the acquisition of Memphis Networks LLC on July 31, 2007 and of PPL Telecom LLC on August 24, 2007. PPL Telecom LLC is our predecessor company, however, we do not believe that reliable financial statements for PPL Telecom LLC for prior periods can be produced. As such, no selected financial information for periods prior to our fiscal year ended June 30, 2008 have been set forth in this table.

The financial data set forth in the following tables should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future period.

	Zayo Group, LLC (Historical)
	Year Ended June 30,				Nine Months Ended March 31, (Unaudited)
	2011	2010	2009	2008	2012	2011
	(Amounts in thousands)
Revenue:
Zayo Bandwidth	$214,110	$183,085	$129,297	66,149	$195,774	$158,233
Zayo Fiber Solutions	44,549	—	—	—	48,194	31,067
zColo	33,899	23,993	—	—	31,593	24,444
Intercompany eliminations	(5,323)	(7,748)	(3,958)	(1,526)	(3,102)	(4,349)

Total Revenue	287,235	199,330	125,339	64,623	272,459	209,395

Costs and expenses
Operating costs, excluding depreciation and amortization	71,528	62,688	37,792	18,693	59,813	53,331
Selling, general and administrative expenses	89,846	65,911	51,493	30,342	79,075	67,422
Stock based compensation	24,310	18,168	6,412	3,381	19,701	28,816
Depreciation and amortization	60,463	38,738	26,554	10,374	60,680	43,899

Total operating costs and expenses	246,147	185,505	122,251	62,790	219,269	193,468

Operating income/(loss)	41,088	13,825	3,088	1,833	53,190	15,927
Interest expense	(33,414)	(18,692)	(15,245)	(6,287)	(35,122)	(24,293)
Other income/(expense), net	(126)	1,526	234	351	124	(109)
Loss on extinguishment of debt	—	(5,881)	—	—	—	—

Earnings/(Loss) from continuing operations before provision for income taxes	7,548	(9,222)	(11,923)	(4,103)	18,192	(8,475)
Provision/(benefit) for income taxes	12,542	4,823	(2,321)	(469)	18,765	7,477

Loss from continuing operations	(4,994)	(14,045)	(9,602)	(3,634)	(573)	(15,952)
Earnings from discontinued operations, net of income taxes	899	5,425	7,355	1,681	—	899

Net loss	$(4,095)	$(8,620)	$(2,247)	(1,953)	$(573)	$(15,053)

	Zayo Group, LLC (Historical)
	Year Ended June 30, (Audited)				Nine Months Ended March 31, (Unaudited)
	2011	2010	2009	2008	2012	2011
	(Amounts in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$25,394	$87,864	$38,019	$4,390	$17,233	$12,048
Property and equipment, net	518,513	297,889	211,864	161,134	742,032	503,442
Total assets	790,421	588,492	422,162	339,439	1,208,494	733,444
Long-term debt and capital lease obligations, including current portion	365,588	259,786	151,488	115,720	701,955	365,885
Total members’ equity	228,264	204,055	177,671	177,671	223,631	229,096
Other Financial Data:
Adjusted EBITDA(1)	$126,600	$73,556	$37,007	$15,939	$137,058	$89,398
Net cash flows provided by operating activities	$97,054	$58,200	$24,667	$11,218	$90,392	$54,564
Purchases of property and equipment, net of stimulus grants	$(112,524)	$(58,751)	$(61,614)	$(20,440)	$(102,758)	$(87,652)
Acquisitions	(183,638)	(96,571)	(11,508)	(211,921)	(333,347)	(183,666)

Net cash flows used in investing activities	$(296,162)	$(155,322)	$(73,122)	$(232,361)	$(436,105)	$(271,318)

Net cash flows provided by financing activities	$134,190	$135,446	$67,921	$260,700	$337,552	$138,370

Net loss	$(4,095)	$(8,620)	$(2,247)	$(1,953)	$(573)	$(15,053)
Adjusted EBITDA:
Adjusted EBITDA (add backs):
Earnings from discontinued operations, net of income taxes	(899)	(5,425)	(7,355)	(1,681)	—	(899)
Interest expense	33,414	18,692	15,245	6,287	35,122	24,293
Income taxes	12,542	4,823	(2,321)	(469)	18,765	7,477
Depreciation and amortization	60,463	38,738	26,554	10,374	60,680	43,899
Stock-based compensation	24,310	18,168	6,412	3,381	19,701	28,816
Transaction costs	865	1,299	719	—	3,363	865
Loss on extinguishment of debt	—	5,881	—	—	—	—

Adjusted EBITDA	$126,600	$73,556	$37,007	$15,939	$137,058	$89,398

(1)	Adjusted EBITDA is not a financial measurement prepared in accordance with GAAP. We define Adjusted EBITDA for the periods presented above as Net loss before earnings from discontinued operations, depreciation and amortization, interest expense/(income), provision/(benefit) for income taxes, stock-based compensation, transaction costs related to our acquisitions, and certain non-cash items. See “Non-GAAP Financial Measures.” The table above sets forth, for the periods indicated, a reconciliation of Net loss to Adjusted EBITDA, as net loss is calculated in accordance with GAAP.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Year Ended June 30,				Nine Months Ended March 31, 2012
	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges(a)	1.20	0.59	0.30	0.47	1.46
Deficiency of Earnings to Cover Fixed Charges	n/a	(9,222)	(11,923)	(4,103)	n/a

(a)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax income from continuing operations plus fixed charges. Fixed charges include: (i) interest expense, (ii) amortized premiums and discounts and capitalized expenses related to indebtedness and (iii) an estimate of interest within rental expense.

Pro Forma Ratio of Earnings to Fixed Charges

Because a portion of the proceeds from the offering of Secured Outstanding Notes was used to refinance our $350.0 million senior secured note balance outstanding on July 2, 2012 (our “Previous Secured Indebtedness”) and our ratio of earnings to fixed charges would change by ten percent or more as a result of such repayment, we are presenting our pro forma ratio of earnings to fixed charges below. The adjustments to derive the pro forma ratio are limited to the net change in interest resulting from the refinancing. As only a portion of the proceeds from the offering of Secured Outstanding Notes was used to retire our Previous Secured Indebtedness, only the related portion of the interest has been used in calculating the pro forma adjustment.

In computing the pro forma ratio, the historical ratio is adjusted by the pro forma interest expense adjustment which is calculated as follows:

(1)	add to historical fixed charges the increase in interest costs resulting from the issuance of the portion of the Secured Exchange Notes which were used to retire our Previous Secured Indebtedness; and

(2)	deduct from historical fixed charges the decrease in interest costs resulting from the retirement of our Previous Secured Indebtedness.

The pro forma ratio of earnings to fixed charges calculated below does not give pro forma effect to our recent acquisitions.

	Year Ended June 30, 2011	Nine Months Ended March 31, 2012
Pre-Tax Income From Continuing Operations and Fixed Charges	$45,759	$57,530
Total Fixed Charges	$38,211	$39,338

Pro Forma Adjustments:
Estimated Net Decrease in Interest Expense From Refinancing	$(6,916)	$(5,252)

Total Pro Forma Fixed Charges	$31,295	$34,086

Pro Forma Ratio of Earnings to Fixed Charges	1.46	1.69

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange Outstanding Notes that are validly tendered at or prior to the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on                     , 2012, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any one of the conditions set forth below under “— Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any Outstanding Notes for exchange; and

•	to amend the exchange offer in any manner.

In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change. We will give written notice of any extension, delay, non-acceptance, termination, or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of Outstanding Notes may tender in the exchange offer. When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who desires to tender Outstanding Notes for exchange must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, the Outstanding Notes being tendered and all other documents required by such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address set forth below under the heading “— The Exchange Agent”; or

•	if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company (“DTC”), to the exchange agent at the address set forth below under the heading “— The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•

if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the Outstanding Notes, the letter of transmittal or agent’s message, and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•	by a holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or certain other eligible institutions, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the person who signed the letter of transmittal, the Outstanding Notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), and acceptance of Outstanding Notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note not validly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration time; and

•	determine the eligibility of any holder who seeks to tender Outstanding Notes in the exchange offer.

Our determinations, either before or after the expiration time, under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any Outstanding Notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all Outstanding Notes. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “— The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of Outstanding Notes desires to tender such Notes and the holder’s Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the exchange agent at or prior to the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•

at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail, or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received at or prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your Outstanding Notes at any time at or prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” at or prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes;

•

where Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of DTC; and

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such Outstanding Notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn Notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all Outstanding Notes validly tendered and not validly withdrawn as of such date. We will promptly issue Exchange Notes for all validly tendered Outstanding Notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Outstanding Notes for exchange when, as, and if we have given written notice to the exchange agent. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note of the same series registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of Exchange Notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the Outstanding Notes, or if no interest has been paid, from the original issue date of the Outstanding Notes. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will promptly return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable. The untendered portion of any untendered note tendered in part must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of Outstanding Notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate or amend the exchange offer, by written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that would reasonably be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the Notes under the Trust Indenture Act of 1939, as amended; or

•

any law, rule or regulation is enacted, adopted, proposed, or interpreted that would reasonably be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable Exchange Notes in the exchange offer. See “— Consequences of Failure to Exchange Outstanding Notes”.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the Exchange Notes for Outstanding Notes. We are capitalizing costs incurred in connection with the issuance of the Exchange Notes and amortizing those costs over the life of the debt.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, Exchange Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address below:

Deliver to:

By Mail or Overnight Package:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

101 Barclay Street, Floor 7 East

New York, NY 10286

Attention: Carolle Montreuil

By Facsimile Transmission:	Confirm Facsimile Transmission
(212) 298-1915	(212) 815-5920

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the Indentures and the legend contained on the Outstanding Notes regarding the transfer restrictions of the Outstanding Notes. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the Outstanding Notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the Exchange Notes and any Outstanding Notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the Notes have taken certain actions or exercised certain rights under the Indentures.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the Exchange Notes may be offered for resale, resold, or otherwise transferred by holders of those Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the Exchange Notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•

neither the holder, nor, to the actual knowledge of such holder, any other person receiving Exchange Notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the Exchange Notes for its own account in exchange for Outstanding Notes and that:

•	such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of Exchange Notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any Exchange Notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of Outstanding Notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our Outstanding Notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders Outstanding Notes in the exchange offer for the purpose of participating in a distribution:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The Exchange Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the Exchange Notes. We currently do not intend to register or qualify the sale of the Exchange Notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

Under the registration rights agreement we agreed, among other things, that if:

(1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

(2) the exchange offer is not consummated on or before June 28, 2013, for any reason; or

(3) any holder of Outstanding Notes notifies us that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer;

(b) it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns Notes acquired directly from us or an affiliate of ours,

then we will file with the SEC a shelf registration statement to cover resales of the Notes by the holders of the Notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

If obligated to file the shelf registration statement, we will use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC reasonably promptly but in any event on or prior to 60 days after the obligation to file such shelf registration statement arises.

If the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Outstanding Notes during the periods specified in the registration rights agreement (except with respect to permitted suspension periods as provided therein), then we will pay Additional Interest to each holder of affected Outstanding Notes on the terms provided in the registration rights agreement.

Holders of Notes will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Notes included in the shelf registration statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Outstanding Notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks, and assumptions that may cause our actual results to differ materially from those currently anticipated. This discussion should be read in conjunction with the “Unaudited Pro Forma Condensed Financial Information,” our unaudited interim financial statements and condensed notes as of and for the nine month periods ended March 31, 2012 and 2011 and our audited financial statements and notes as of June 30, 2011 and 2010, and for the fiscal years ended June 30, 2011, 2010 and 2009 included in this prospectus. The results of operations for the periods reflected herein may not necessarily be indicative of results that may be expected for future periods, nor are interim results necessarily indicative of full year results.

Overview

Introduction

We are a provider of bandwidth infrastructure and network-neutral colocation and interconnection services, which are key components of telecommunications and Internet infrastructure services. These services enable our customers to manage, operate, and scale their telecommunications and data networks and data center related operations. We provide our bandwidth infrastructure services over our dense regional, metropolitan, and national fiber networks, enabling our customers to transport data, voice, video, and Internet traffic, as well as to interconnect their networks. Our bandwidth infrastructure services are primarily used by wireless service providers, carriers and other communications service providers, media and content companies, and other bandwidth-intensive enterprises. We typically provide our lit bandwidth infrastructure services for a fixed-rate monthly recurring fee under long-term contracts, which average more than three years in length (and average approximately six years for fiber-to-the-tower services). Our dark fiber contracts are generally longer term in nature, averaging approximately twelve years. Our network-neutral colocation and interconnection services facilitate the exchange of voice, video, data, and Internet traffic between multiple third-party networks.

As of March 31, 2012, our fiber networks spanned approximately 45,673 route miles and 2,018,677 fiber miles, served 164 geographic markets in the United States, and connected to 5,431 buildings, including 2,427 cellular towers, allowing us to provide our bandwidth infrastructure services to our customers over redundant fiber facilities between key customer locations. The majority of the markets that we serve and buildings to which we connect have few other networks capable of providing similar bandwidth infrastructure services, which we believe provides us with a sustainable competitive advantage in these markets. As a result, we believe that the services we provide to our customers would be difficult to replicate in a cost- and time-efficient manner. We provide our network-neutral colocation and interconnection services utilizing our own data centers located within three major carrier hotels in the important gateway markets of New York and New Jersey and in facilities located in Chicago, Illinois; Las Vegas, Nevada; Los Angeles, California; Nashville, Tennessee; Plymouth, Minnesota; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Pittsburgh, Pennsylvania; and Memphis, Tennessee.

We are a wholly-owned subsidiary of Zayo Group Holdings, Inc., a Delaware corporation (“Holdings”), which is in turn wholly owned by Communications Infrastructure Investments, LLC, a Delaware limited liability company (“CII”).

Our fiscal year ends June 30 each year and we refer to the fiscal year ended June 30, 2011 as “Fiscal 2011” and the year ending June 30, 2012 as “Fiscal 2012.”

Our Business Units

When assessing the results of our operations, we review such results at our business unit level. As of March 31, 2012, the Company consisted of three business units: Zayo Bandwidth (“ZB”), zColo, and Zayo Fiber Solutions (“ZFS”). Our ZB unit focuses on lit bandwidth infrastructure product offerings. ZFS focuses on dark fiber infrastructure products and the zColo unit focuses on network-neutral colocation and interconnection services. See “Business—Overview—Our Business Units” for further discussion of our business units.

Recent Developments

Broadband Stimulus Awards

We are an active participant in federal broadband stimulus projects created through the American Recovery and Reinvestment Act. To date, we have been awarded, as a direct recipient, federal stimulus funds for two projects and as a sub-recipient federal stimulus funds for one project by the National Telecommunication and Information Administration. The projects involve the construction, ownership, and operation of fiber networks for the purpose of providing broadband services to governmental and educational institutions, as well as underserved, and usually rural, communities. As part of the award, the federal government funds a large portion of the construction and development costs. On the three projects awarded to us to date, as either a direct or sub-recipient, the stimulus funding will cover, on average, approximately 75% of the total expected cost of the projects. All of these projects allow for our ownership or use of the network for other commercial purposes, including the sale of our bandwidth infrastructure services to new and existing customers. The details of the three awards are as follows:

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In February 2010, we, as the direct recipient, were awarded $25.1 million in funding to construct 626 miles of fiber network connecting 21 community colleges in Indiana. The total project involves approximately $31.4 million of capital expenditures of which $6.3 million is anticipated to be funded by us.

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In July 2010, we, as the direct recipient, were awarded a $13.4 million grant to construct 286 miles of fiber network in Anoka County, Minnesota, outside of Minneapolis. The total project involves approximately $19.2 million of capital expenditures of which $5.7 million is anticipated to be funded by us.

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In September 2011, we signed, as a sub-recipient, an agreement on an award granted to Com Net, Inc. (“Com Net”) from the NTIA Broadband Technology Opportunities Program. Our portion of the project involves the construction of nearly 366 fiber miles in the Western Ohio region. Per the terms of our sub-recipient agreement, we will match up to 30% of total costs of constructing the 366 fiber miles up to a maximum contribution of $3.1 million. We estimate the total costs (before reimbursements) of constructing these 366 fiber miles to be approximately $10.4 million.

Factors Affecting Our Results of Operations

Business Acquisitions

We were founded in 2007 in order to take advantage of the favorable Internet, data, and wireless growth trends driving the demand for bandwidth infrastructure services. These trends have continued in the years since our founding, despite volatile economic conditions, and we believe that we are well-positioned to continue to capitalize on those trends. We have built our network and services through 20 acquisitions and asset purchases (including the AboveNet Acquisition) for an aggregate purchase consideration, net of cash acquired, of $3,036.2 million (after deducting our acquisition cost for OVS and ZEN, two business units operated by our affiliate Onvoy, which we spun-off on March 11, 2010 and April 1, 2011, respectively).

Acquisition of 360networks Holdings (USA) Inc. (“360networks”)

On December 1, 2011, we acquired 100% of the equity of 360networks. We paid the purchase price of approximately $317.9 million, net of approximately $1.0 million in cash acquired and net of an assumed working capital deficiency of approximately $26.0 million. Included in the $317.9 million purchase price was VoIP 360, Inc., a legal subsidiary of 360networks. The VoIP360, Inc. entity held substantially all of 360networks Voice over Internet Protocol (“VoIP”) and other voice product offerings. Effective January 1, 2011, we spun-off our voice operations to Holdings in order to maintain focus on our Bandwidth Infrastructure business. Concurrently with the close of the 360networks acquisition, we spun-off 360networks VoIP operations to Holdings. On the spin-off date, we estimated the net fair value of the VoIP assets and liabilities which were contributed to Holdings to be $11.7 million.

The acquired 360networks business operates approximately 19,789 route miles of intercity and metropolitan fiber network across 22 states and British Columbia. 360networks’ intercity network interconnects over 70 markets across the central and western United States, including 23 of our fiber markets and a number of new markets such as Albuquerque, New Mexico; Bismarck, North Dakota; Des Moines, Iowa; San Francisco, California; San Diego, California; and Tucson, Arizona. In addition to its intercity network, 360networks operates over 800 route miles of metropolitan fiber networks across 26 markets, including Seattle, Washington; Denver, Colorado; Colorado Springs, Colorado; Omaha, Nebraska; Sacramento, California; and Salt Lake City, Utah.

The results of the legacy 360networks business are included in the operating results of the ZB and ZFS business units beginning December 1, 2011.

Acquisition of Mercury Marquis Holdings, LLC (“MarquisNet”)

On December 31, 2011, we entered into an Asset Purchase Agreement with MarquisNet. The agreement was consummated on the same date, at which time our zColo business unit acquired substantially all of the net assets of MarquisNet for a purchase price of $15.5 million, subject to post-closing adjustments. The acquisition was funded with a draw on our revolving line-of-credit.

The acquired MarquisNet business operates a single 28,000 square foot data center which provides colocation services in Las Vegas, Nevada. With this acquisition, our zColo business unit operates thirteen interconnect-focused colocation facilities.

The operating results of the acquired business are included in zColo’s operating results beginning on January 1, 2012.

Acquisition of AGL Networks, LLC (“AGL Networks”)

On July 1, 2010, we acquired 100% of the equity of AGL Networks from its parent, AGL Resources Inc., and changed AGL Networks’ name to Zayo Fiber Solutions, LLC. We paid the purchase price of approximately $73.7 million with cash on hand. AGL Networks’ assets were comprised of dense, high-fiber-count networks totaling 786 route miles and over 180,000 fiber miles, and included 281 incremental on-net buildings across the metropolitan markets of Atlanta, Georgia, Charlotte, North Carolina, and Phoenix, Arizona. AGL Networks generated all of its revenue from providing dark fiber related services to both wholesale and enterprise customers.

In connection with the AGL Networks acquisition, we established the ZFS unit on July 1, 2010. The assets of AGL Networks complement our existing dark fiber services, which had previously been provided by ZEN and ZB. Subsequent to the acquisition, we transferred those existing dark fiber customer contracts to our ZFS unit and began leveraging a portion our pre-existing fiber network to provide dark fiber solution offerings.

The results of the legacy AGL Networks business are included in the operating results of the ZFS business unit beginning on July 1, 2010.

Merger with American Fiber Systems Holding Corporation

On October 1, 2010, we completed a merger with AFS, the parent company of American Fiber Systems, Inc. (“AFS Inc.”). The AFS merger was consummated with the exchange of $110.0 million in cash and a $4.5 million non-interest bearing promissory note due in October 2012 for all of the interest in AFS. We calculated the fair value of the promissory note to be $4.1 million resulting in an aggregate purchase price of $114.1 million. The AFS merger was effected through a merger between AFS and a special purpose vehicle created for the AFS merger. The purchase price was based upon the valuation of both the business and assets directly owned by AFS and the ownership interest in US Carrier Telecom Holdings, LLC, held by AFS Inc. for which we estimated the fair value to be $15.1 million. AFS is a provider of bandwidth infrastructure services in nine metropolitan markets: Atlanta, Georgia; Boise, Idaho; Cleveland, Ohio; Kansas City, Missouri; Las Vegas, Nevada; Minneapolis, Minnesota; Nashville, Tennessee; Reno, Nevada; and Salt Lake City, Utah. AFS owns and operates approximately 1,251 route miles and approximately 172,415 fiber miles of fiber networks and has approximately 600 incremental on-net buildings in these markets.

The results of the legacy AFS business are included in the operating results of the ZB and ZFS business units beginning on October 1, 2010.

Acquisition of Dolphini Assets

On September 20, 2010, our zColo business unit acquired certain colocation assets in Nashville, Tennessee from Dolphini Corporation for a cash purchase price of $0.2 million.

Other Business Acquisitions

The table below summarizes the net cash paid for all of our acquisitions and asset purchases since our inception.

Acquisition	Date	Acquisition Cost
		(In thousands)
Memphis Networx	July 31, 2007	$9,173
PPL Telecom	August 24, 2007	46,301
Indiana Fiber Works	September 28, 2007	22,601
Onvoy	November 7, 2007	69,962
Voicepipe	November 7, 2007	2,800
Citynet Fiber Networks	February 15, 2008	99,238
Northwest Telephone	May 30, 2008	4,563
CenturyTel Tri-State Markets	July 22, 2008	2,700
Columbia Fiber Solutions	September 30, 2008	12,091
CityNet Holdings Assets	September 30, 2008	3,350
Adesta Assets	September 30, 2008	6,430
Northwest Telephone California	May 26, 2009	15
FiberNet	September 9, 2009	96,571
AGL Networks	July 1, 2010	73,666
Dophini Assets	July 1, 2010	235
AFS Networks	October 1, 2010	110,000
360networks	December 1, 2011	317,891
MarquisNet	December 31, 2011	15,456
Arialink	May 1, 2012	18,000
AboveNet	July 2, 2012	2,187,703
Less portion of Onvoy costs related to OVS and ZEN	—	(62,506)

Total		$3,036,240

We completed each of the acquisitions described above, with the exception of Voicepipe, with cash raised through combinations of equity and debt capital. We acquired Voicepipe from certain existing CII equity holders in exchange for CII preferred units.

Pending Acquisitions

On June 4, 2012, we entered into an Agreement and Plan of Merger to acquire 100 percent of the equity interest in FiberGate. See “Prospectus Summary—Recent Developments—Entry into Material Definitive Agreement to Aquire FiberGate Holdings, Inc. (“FiberGate”)” for a description of FiberGate’s business.

Spin-Off of Business Units

As discussed in “Business—Overview—Our Business Units” below, effective April 1, 2011, we spun-off our ZEN business unit to Holdings. During the three and nine months ended March 31, 2011, the results of the operations of ZEN have been aggregated and are presented in a single caption entitled, “Earnings from discontinued operations, net of income taxes” on our consolidated statements of operations. Prior to the spin-off, transactions with the ZEN business unit were eliminated in consolidation. Subsequent to the spin-off transactions with ZEN are reflected within our results of operations.

All discussions contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” relate only to our results of operations from our continuing operations.

Substantial Capital Expenditures

During the nine months ended March 31, 2012 and 2011, we invested $102.8 million (net of stimulus grant reimbursements) and $87.7 million (net of stimulus grant reimbursements), respectively, in capital expenditures related to property and equipment primarily to expand our fiber network and largely in connection with new customer contracts. During Fiscal 2011, 2010 and 2009, we invested $112.5 million (net of stimulus grant reimbursements), $58.8 million (net of stimulus grant reimbursements) and $61.6 million, respectively, in capital expenditures related to property and equipment primarily to expand our fiber network and largely in connection with new customer contracts. We expect to continue to make significant capital expenditures in future periods.

Substantial Indebtedness

We had total indebtedness (excluding capital leases) of $690.0 million and $354.4 million as of March 31, 2012 and June 30, 2011, respectively. Our indebtedness as of June 30, 2011 principally included our $350.0 million of Senior Secured Notes (“Existing Notes”), the net proceeds from which were used to fund our acquisitions and for other working capital purposes. The nominal interest rate on our Existing Notes is fixed at 10.25%. Our indebtedness as of March 31, 2012 also includes a $315.0 million term loan (the “Existing Term Loan Facility”) which was entered into on December 1, 2011 in order to fund the 360networks acquisition. The interest rate on the Existing Term Loan Facility is floating and was 7.0% as of March 31, 2012. During the three months ended March 31, 2012, we also made a $30.0 million draw on our existing revolving credit facility (the “Existing Revolving Credit Facility”) in order to fund the acquisition of MarquisNet and to pay certain short term liabilities assumed in the 360networks acquisition. The interest rate on the Existing Revolving Credit Facility is floating and was 4.75% as of March 31, 2012.

As a result of the growth of our business from the acquisitions, discussed above, and capital expenditures and the increased debt used to fund those investing activities, our results of operations for the respective periods presented and discussed herein are not comparable.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We base our estimates on historical results which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate these estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

We have accounting policies that involve estimates such as the allowance for doubtful accounts, revenue reserves, useful lives of long-lived assets, fair value of our common and preferred units issued as compensation, accruals for estimated tax and legal liabilities, accruals for customer disputes and valuation allowance for deferred tax assets. We have identified the policies below, which require the most significant judgments and estimates to be made in the preparation of our consolidated financial statements, as critical to our business operations and an understanding of our results of operations.

Revenue and trade receivables

We recognize revenue derived from leasing fiber optic telecommunications infrastructure and the provision of telecommunications and colocation services when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. Taxes collected from customers and remitted to government authorities are excluded from revenue.

Most revenue is billed in advance on a fixed-rate basis. The remainder of revenue is billed in arrears on a transaction basis determined by customer usage. Fees billed in connection with customer installations and other up-front charges are deferred and recognized as revenue ratably over the contract life.

Revenue attributable to leases of dark fiber pursuant to indefeasible rights-of-use agreements (“IRUs”) are accounted for in the same manner as the accounting treatment for sales of real estate with property improvements or integral equipment. This accounting treatment typically results in the deferral of revenue for the cash that has been received and the recognition of revenue ratably over the term of the agreement. However, ASC 360-20 Property Plant and Equipment: Real Estate Sales, allows for full profit recognition on IRU contracts when the following conditions have been met: 1) the sale has been consummated, 2) the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property, 3) the sellers receivable is not subject to future subordination, and 4) the seller has transferred to the buyer the usual risks and rewards of ownership in a transaction that is in substance a sale and does not have a substantial continuing involvement with the property. During Fiscal 2011, the Company recognized revenue in the amount of $1.1 million related to a fiber sale. The Company did not enter into any contracts during the years ended June 30, 2010 or 2009 that would have required sales-type accounting treatment.

Revenue is recognized at the amount expected to be realized, which includes billing and service adjustments. During each reporting period, we make estimates for potential future sales credits to be issued in respect of current revenue, related to service interruptions and customer disputes, which are recorded as a reduction in revenue. We analyze historical credit activity when evaluating our credit reserve requirements. We reserve for known service interruptions as incurred. We review customer disputes and reserve against those we believe to be valid claims. The determination of the customer dispute credit reserve involves significant estimations and assumptions.

We defer recognition of revenue until cash is collected on certain components of revenue, principally contract termination charges and late fees.

We estimate the ability to collect our receivables by performing ongoing credit evaluations of our customers’ financial condition, and provide an allowance for doubtful accounts based on expected collection of our receivables. Our estimates are based on assumptions and other considerations, including payment history, credit ratings, customer financial performance, industry financial performance, and aging analysis.

Network Expenses and Accrued Liabilities

We lease certain network facilities, primarily infrastructure assets such as lit fiber circuits, dark fiber, and colocation assets, to augment our owned infrastructure for which we are generally billed a fixed monthly fee. We also use the facilities of other carriers for which we are billed on a usage basis.

We recognize the cost of these facilities or services when it is incurred in accordance with contractual requirements. We dispute incorrect billings. The most prevalent types of disputes include disputes for circuits that are not disconnected on a timely basis and usage bills with incorrect or inadequate call detail records. Depending on the type and complexity of the issues involved, it may take several quarters to resolve disputes.

In determining the amount of such operating expenses and related accrued liabilities to reflect in our financial statements, we consider the adequacy of documentation of disconnect notices, compliance with prevailing contractual requirements for submitting such disconnect notices and disputes to the provider of the facilities, and compliance with our interconnection agreements with these carriers. Significant judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation.

Stock-Based Compensation

We account for our stock-based compensation in accordance with the provisions of ASC 718—Compensation: Stock Compensation, which requires stock compensation to be recorded as either liability or equity awards based on the terms of the grant agreement. The common units granted to employees are considered to be stock-based compensation with terms that require the awards to be classified as liabilities. As such, we account for these awards as a liability and re-measure the liability at each reporting date until the date of settlement. Each reporting period we adjust the value of the vested portion of our liability awards to their fair value. The preferred units granted to certain employees and directors are considered to be stock-based compensation with terms that require the awards to be classified as equity. As such, we account for these awards as equity, which requires us to determine the fair market value of the award on the grant date and amortize the related expense over the vesting period of the award.

We use a third party valuation firm to assist in the valuation of our common units for each reporting period and preferred units when granted. In developing a value for these units, we utilize a two-step valuation approach. In the first step we estimate the value of our equity instruments through an analysis of valuations associated with various future potential liquidity scenarios for our shareholders. The second step involves allocating this value across our capital structure. The valuation is conducted in consideration of the guidance provided in the American Institute of Certified Public Accountant (“AICPA”) Practice Aid “Valuation of Privately-Held Company Equity Securities Issued as Compensation” and with adherence to the Uniform Standards of Professional Appraisal Practice (“USPAP”) set forth by the Appraisal Foundation.

In estimating our fair value, we have historically evaluated both market- and income-based valuation techniques. The income approach was based on our projected free cash flows. In our market-based approach, the valuation was estimated based on the prices paid by investors and acquirers of interest of comparable companies in the public and private markets. The valuation was based on a weighted average of the market and income valuation techniques. As a result of our expansion since inception and due to the fact that the committed capital from our ultimate investors has been fully funded, the potential of a liquidation event for our shareholders in the future has increased. As such, we have revised the market-based approach utilized in our valuation to account for potential liquidation events.

During Fiscal 2011, we employed a probability-weighted estimated return method to value our common units. The method estimates the value of the units based on an analysis of values of the enterprise assuming various future outcomes. The unit value was based on a probability-weighted present value of expected future proceeds to our shareholders, considering each potential liquidity scenario available to us as well as preferential rights of each security. This approach utilizes a variety of assumptions regarding the likelihood of a certain scenario occurring, if the event involves a transaction, the potential timing of such an event, and the potential valuation that each scenario might yield. The potential future outcomes that we considered were remaining a private company with the same ownership, a sale or merger, an initial public offering (“IPO”), and a partial recapitalization.

We most heavily weighted the valuation estimate associated with remaining a private entity with the same ownership. In this assumption, we assessed our value using a discounted cash flow approach, which involves developing a projected free cash flow, estimating an appropriate risk adjusted present value discount rate, calculating the present value of our projected free cash flows, and calculating a terminal value. In estimating our fair value, we utilized the following discounted cash flow valuation techniques: Total Enterprise Value to Terminal Revenue and Total Enterprise to Terminal EBITDA. There are several inputs that are required to develop an estimate of the enterprise value when utilizing these income approaches including, forecasted earnings, discount rate, and the terminal multiple. We have developed a forecast of our revenues and EBITDA through December 31, 2015. Our forecasted revenues and EBITDA are based on our composition as of the balance sheet date, not adjusted for potential acquisitions. The next step in the income approach is to estimate a discount rate which most appropriately reflects our cost of capital which we estimated to be 13%. In determining this discount rate, we utilized a weighted average cost of capital (“WACC”) utilizing the Capital Asset Pricing Model (“CAPM”) build-up method. This method derives the cost of equity in part from the volatility (risk) statistics suggested by the Guideline Public Companies in the form of their five year historical betas. We included certain incremental risk premiums specific to us to account for the fact that we have historically depended on outside investment to operate, are significantly smaller than the Guideline Public Companies and have a history of substantial volatility in earnings and cash flows. Based on our projections and discount rate we estimate the present value of our future cash flows. In order to estimate the enterprise value we add to the estimated discounted cash flows an estimated terminal value. The terminal value is estimated utilizing the “Observed Market Multiple” method. This method requires us to observe prevailing valuations associated with the Guideline Public Companies and the acquisitions of guideline Companies. This terminal value is converted to a present value through the use of an appropriate present value factor.

For purposes of the probability-weighted expected return method valuation, management also considered various liquidation possibilities including an IPO, a sale or merger, and a partial recapitalization. In each of these scenarios a distribution is established around the estimated dates and valuations of each scenario. Future valuation figures are based upon corresponding market data for comparable companies in comparable scenarios. These include publicly traded valuation statistics and acquisition valuation statistics for comparable companies in the IPO scenario and sale/merger scenario, respectively. Valuation statistics are combined with expectations regarding our future economic performance to produce future valuation estimates. Estimates are then translated to present value figures through the use of appropriate discount rates.

We also considered the likelihood of a near-term recapitalization. In this scenario, we would complete a partial recapitalization of our equity, and to facilitate the ultimate liquidity for all investors, we would pursue a future sale via an IPO or a sale to a financial or strategic buyer.

The third scenario that we reviewed in determining our enterprise value was a dual track exit in which we engage in a formal process with an investment banker to achieve liquidity for existing shareholders. In this scenario, we would simultaneously evaluate both an IPO and a sale of the Company. As part of the sale process, we would engage in discussions with both financial and strategic buyers.

Based on these scenarios, management calculated the probability-weighted expected return to all of the equity holders. The resulting enterprise valuation is then allocated across our capital structure. Upon a liquidation of CII, or upon a non-liquidating distribution, the holders of common units would share in the proceeds after the CII preferred unit holders received their unreturned capital contributions and their priority return (6% per annum). After the preferred unreturned capital contributions and the priority return are satisfied, the remaining proceeds are allocated on a scale ranging from 85% to the Class A preferred unit holders and 15% to the common unit holders to 80% to the Class A preferred unit holders and 20% to the common unit holders depending upon the return multiple to the Class A preferred unit holders up to the amount of the Class A gain percentage. Once the amount of proceeds related to the Class A percentage gain has been distributed, then proceeds attributable to the Class B gain percentages are distributed in a similar method as the Class A gains.

The value attributable to each class of shares is then discounted in order to account for the lack of marketability of the units. In determining the appropriate lack of marketability discount, we evaluated both empirical and theoretical approaches to arrive at a composite range which we believe indicates a reasonable spectrum of discounts for each of the valuation techniques utilized. The empirical methods we utilized rely on datasets procured from observed transactions in interests in the public domain that are perceived to incorporate pricing information related to the marketability (or lack thereof) of interest itself. These empirical methods include IPO Studies and Restricted Stock Studies. The primary theoretical models utilized in our analysis were the option pricing approach, discounted cash flow, and Quantitative Marketability Discount Model. Based on a review of these approaches, we estimated the appropriate marketability discount to be in the range of 11.7% and 23.02%.

Determining the fair value of share-based awards at the grant date and subsequent reporting dates requires judgment. If actual results differ significantly from these estimates, stock-based compensation expense and the Company’s results of operations could be materially impacted.

Property and Equipment

We record property and equipment acquired in connection with a business combination at their estimated fair values on the acquisition date—See “—Critical Accounting Policies and Estimates: Acquisitions—Purchase Price Allocation.” Purchases of property and equipment are stated at cost, net of depreciation. Major improvements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to a capital project’s completion are reflected as construction-in-progress and are part of network infrastructure assets. Depreciation begins once the property and equipment is available and ready for use. Certain internal direct labor costs of constructing or installing property and equipment are capitalized. Capitalized direct labor reflects a portion of the salary and benefits of certain field engineers and other employees that is directly related to the construction and installation of network infrastructure assets. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements, which are amortized over the lesser of the estimated useful lives or the term of the lease.

Estimated useful lives of our property and equipment are as follows:

Land	N/A
Buildings improvements and site improvements	8 to 15
Furniture, fixtures and office equipment	3 to 7
Computer hardware	2 to 5
Software	2 to 3
Machinery and equipment	3 to 7
Fiber optic equipment	4 to 8
Circuit switch equipment	10
Packet switch equipment	3 to 5
Fiber optic network	8 to 20
Construction in progress	N/A

We perform periodic internal reviews to estimate useful lives of our property and equipment. Due to rapid changes in technology and the competitive environment, selecting the estimated economic life of telecommunications property, and equipment requires a significant amount of judgment. Our internal reviews take into account input from our network services personnel regarding actual usage, physical wear and tear, replacement history, and assumptions regarding the benefits and costs of implementing new technology that factor in the need to meet our financial objectives.

When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation is removed from the accounts, and resulting gains or losses are reflected in operating income.

From time to time, we are required to replace or re-route existing fiber due to structural changes such as construction and highway expansions, which is defined as a “relocation.” In such instances, we fully depreciate the remaining carrying value of network infrastructure removed or rendered unusable and capitalize the new fiber and associated construction costs of the relocation placed into service, which is reduced by any reimbursements received for such costs. To the extent that the relocation does not require the replacement of components of our network and only involves the act of moving our existing network infrastructure, as-is, to another location, the related costs are expensed as incurred.

Interest costs are capitalized for all assets that require a period of time to get them ready for their intended use. This policy is based on the premise that the historical cost of acquiring an asset should include all costs necessarily incurred to bring it to the condition and location necessary for its intended use, in principle; the cost incurred in financing expenditures for an asset during a required construction or development period is itself a part of the asset’s historical acquisition cost. The amount of interest costs capitalized for qualifying assets is determined based on the portion of the interest cost incurred during the assets’ acquisition periods that theoretically could have been avoided if expenditures for the assets had not been made. The amount of interest capitalized in an accounting period is calculated by applying the capitalization rate to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used to determine the value of interest capitalized in an accounting period is based on our weighted average effective interest rate for outstanding debt obligations during the respective accounting period. During Fiscal 2011 and the nine months ended March 31, 2012, the Company capitalized interest in the amount of $3.7 million and $3.6 million, respectively. No interest was capitalized during Fiscal 2010 or Fiscal 2009.

We periodically evaluate the recoverability of our long-lived assets and evaluate such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such assets. We consider various factors to determine if an impairment test is necessary. The factors include: consideration of the overall economic climate, technological advances with respect to equipment, our strategy, and capital planning. Since our inception, no event has occurred nor has there been a change in the business environment that would trigger an impairment test for our property and equipment assets.

Deferred Tax Accounting

Deferred tax assets arise from a variety of sources, the most significant being: a) tax losses that can be carried forward to be utilized against taxable income in future years; and b) expenses recognized in our income statement but disallowed in our tax return until the associated cash flow occurs.

We record a valuation allowance to reduce our deferred tax assets to the amount that is expected to be recognized. The level of deferred tax asset recognition is influenced by management’s assessment of our future profitability with regard to relevant business plan forecasts. At each balance sheet date, existing assessments are reviewed and, if necessary, revised to reflect changed circumstances. In a situation where recent losses have been incurred, the relevant accounting standards require convincing evidence that there will be sufficient future profitability.

In connection with several of our acquisitions, we have acquired significant net operating loss carryforwards (“NOLs”). The Tax Reform Act of 1986 contains provisions that limit the utilization of NOLs if there has been an “ownership change” as described in Section 382 of the Internal Revenue Code.

Upon acquiring a company that has NOLs, we prepare an assessment to determine if we have a legal right to use the acquired NOLs. In performing this assessment, we follow the regulations within the Internal Revenue Code Section 382: Net Operating Loss Carryovers Following Changes in Ownership. Any disallowed NOLs acquired are written-off in purchase accounting.

A valuation allowance is required for deferred tax assets if, based on available evidence, it is more-likely-than-not that all or some portion of the asset will not be realized due to the inability to generate sufficient taxable income in the period and/or of the character necessary to utilize the benefit of the deferred tax asset. When evaluating whether it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized, all available evidence, both positive and negative, that may affect the realizability of deferred tax assets is identified and considered in determining the appropriate amount of the valuation allowance. We continue to monitor our financial performance and other evidence each quarter to determine the appropriateness of our valuation allowance. If we are unable to meet our taxable income forecasts in future periods we may change our conclusion about the appropriateness of the valuation allowance which could create a substantial income tax expense in our consolidated statement of operations in the period such change occurred.

As of March 31, 2012, we have a cumulative NOL carry forward balance of $197.4 million of which we expect to utilize all but $52.9 million. During the year ended June 30, 2011, we added $41.2 million to our NOL carryforward balance as a result of NOLs acquired from the AFS merger. These NOLs, if not utilized to reduce taxable income in future periods, will expire in various amounts beginning in 2015 and ending in 2029. We utilized NOLs to offset income tax obligations in each of the years ended June 30, 2010 and 2009 and during the nine months ended March 31, 2012. As a result of Internal Revenue Service regulations, we are currently limited to utilizing a maximum of $18.8 million NOLs during Fiscal 2012; however, to the extent that we do not utilize $18.8 million of NOLs during a fiscal year, the difference between the $18.8 million maximum usage and the actual NOLs used is carried over to the next fiscal year. During the year ended June 30, 2011, we generated an NOL of $107.8 million due to the availability of bonus depreciation on new assets placed in service during the fiscal year. This fiscal 2011 loss is not limited by the Section 382 limitation described above. The deferred tax assets recognized at June 30, 2011 have been based on future profitability assumptions over a five-year horizon.

The analysis of our ability to utilize our NOL balance is based on our forecasted taxable income. The forecasted assumptions approximate our best estimates, including market growth rates, future pricing, market acceptance of our products and services, future expected capital investments and discount rates. Although our forecasted income includes increased taxable earnings in future periods, flat earnings over the period in which our NOLs are available would result in full utilization of our current unreserved NOLs.

Goodwill and Purchased Intangibles

We perform an assessment of goodwill for impairment annually in April of each year or more frequently if we determine that indicators of impairment exist. Our impairment review process compares the fair value of each reporting unit to its carrying value. Our reporting units are consistent with the reportable business units identified in Note 18—Segment Reporting, to our audited consolidated financial statements included elsewhere in this prospectus.

In performing the annual goodwill impairment test, if the fair value of the reporting unit exceeds its carrying value, goodwill is not impaired and no further testing is performed. If the carrying value of the reporting unit exceeds its estimated fair value, then a second step must be performed, and the implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference will be recorded.

We consider the use of multiple valuation techniques in accordance with fair value measurements and disclosures guidance to estimate the fair value of its reporting business units and have consistently applied an income and market-based approach to measure fair value.

Under the income approach, we estimate the reportable segment’s fair market value using the discounted cash flow method. The discounted cash flow method involves the following key steps:

•	the development of projected free cash flows;

•	the estimation of an appropriate risk adjusted present value discount rate;

•	the calculation of the present value of projected free cash flow; and

•	the calculation of a terminal value.

In developing the projected free cash flows, we utilize expected growth rates implied by the financial projections that have been developed by management. The cash flow forecasts are based upon upside, midpoint, and downside scenarios. In developing the discount rate, we use a rate that reflects the cost of capital for the Company. This cost of capital reflects the relative risk of an investment in the Company, and the time value of money. We calculate this discount rate using the weighted-average cost of capital formula. Management estimated the weighted-average cost of capital for the ZB business unit to be 12.1% and 13.2% for the ZFS business unit. Using the projected cash flow and discount rate inputs, we calculate the present value of our projected cash flows. In calculating the terminal value, we estimate a long-term growth rate that we believe appropriately reflects the expected long-term growth in nominal U.S. gross domestic product. The terminal value is converted to a present value through the use of the appropriate present value factor. This figure is then summed with the present value of projected free cash flow for the projection period to render a valuation estimate for each reporting segment.

Under the market approach, we estimate the reportable segment’s fair market value using the Analysis of Guideline Public Companies method. The use of this method involves the following:

•	identification and selection of a group of acceptable and relevant guideline companies;

•	selection of financial ratios and time period most appropriate for the analysis;

•	financial adjustments made to both or either of the guideline and/or subject companies to make the underlying financial figures comparable;

•

subjective discounts or premiums to implied ratios to account for observations relating to substantial differences that would be perceived as having an impact on value between the collective guideline companies and us; and

•	selection of a statistical midpoint or range within the dataset most appropriate for the analysis.

In identifying and selecting the guideline companies that could be deemed appropriate for our reporting units, we screened potential companies using a research tool with parameters including constraints regarding geographic location, primary industry classification, and market capitalization. We selected the Enterprise Value to Revenue and EBITDA ratios as the most appropriate market based valuation technique for us. With the assistance of a third-party valuation firm, we estimated the 2011 revenue trading multiples based on Guideline Public Companies. Utilizing third-party market studies, we estimated a control premium as part of the market based calculations, which is in-line with historical control premiums offered for comparable transactions in the communications industry, the availability of financing, and number of potential buyers.

In estimating the fair market value of each of our reportable segments, we averaged the valuations from each of the approaches above. The resulting valuations are significantly higher than the current carrying value of these segments. Although we estimate the fair value of our segments utilizing the average of various valuation techniques, none of the valuation techniques on a stand-alone basis indicated an impairment of any of our segments.

Acquisitions—Purchase Price Allocation

We apply the acquisition method of accounting to account for business combinations. The cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued. Identifiable assets, liabilities, and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date. The excess of the cost of the acquisition over our interest in the fair value of the identifiable net assets acquired is recorded as goodwill. If our interest in the fair value of the identifiable net assets acquired in a business combination exceeds the cost of the acquisition, a gain is recognized in earnings on the acquisition date only after we have reassessed whether we have correctly identified all of the assets acquired and all of the liabilities assumed.

For most acquisitions, we engage outside appraisal firms to assist in the fair value determination of identifiable intangible assets such as customer relationships, tradenames, property and equipment and any other significant assets or liabilities. We adjust the preliminary purchase price allocation, as necessary, after the acquisition closing date through the end of the measurement period of one year or less as we finalize valuations for the assets acquired and liabilities assumed.

The determination and allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. We determine which discount rates to use based on the risk inherent in the related activity’s current business model and industry comparisons. Terminal values are based on the expected life of products and forecasted life cycle and forecasted cash flows over that period. Although we believe that the assumptions applied in the determination are reasonable based on information available at the date of acquisition, actual results may differ from the forecasted amounts and the difference could be material.

Background for Review of Our Results of Operations

Operating Costs

Our operating costs consist primarily of third-party network service costs, colocation facility costs and colocation facility utilities costs. Third-party network service costs result from our leasing of certain network facilities, primarily leases of circuits and dark fiber, from other local exchange carriers to augment our owned infrastructure for which we are generally billed a fixed monthly fee. Our colocation facility costs comprise rent and license fees paid to the landlords of the buildings in which our zColo business operates along with the utility costs to power those facilities.

Recurring transport costs are the largest component of our operating costs and primarily include monthly service charges from telecommunication carriers related to the circuits and dark fiber utilized by us to interconnect our customers. While increases in demand will drive additional operating costs in our business, we expect to primarily utilize our existing network infrastructure and augment, when necessary, with additional circuits or services from third-party providers. Transport costs include the upfront cost of the initial installation of such circuits.

Selling, General and Administrative Expenses

Our selling, general and administrative (“SG&A”) expenses include personnel costs, costs associated with the operation of our network (network operations), and other related expenses, including sales commissions, marketing programs, office rent, professional fees, travel, software maintenance costs, costs incurred related to potential and closed acquisitions (i.e., transaction costs) and other expenses.

After compensation and benefits, network operations expenses are the largest component of our SG&A expenses. Network operations expenses include all of the non-personnel related expenses of maintaining our network infrastructure, including contracted maintenance fees, right-of-way costs, rent for locations where fiber is located (including cellular towers), pole attachment fees, and relocation expenses.

Stock-Based Compensation

We compensate certain members of our management and independent directors through grants of common units of CII, which vest over varying periods of time, depending on the terms of employment of each such member of management or directors. In addition, certain of our senior executives and independent directors have been granted preferred units of CII.

For the common units granted to members of management and directors, we recognize an expense equal to the fair value of all of those common units vested during the period, and record a liability in respect of that amount. Subsequently, we recognize changes in the fair value of those common units through increases or decreases in stock-based compensation expense and related adjustments to the related stock-based compensation liability.

When the preferred units are initially granted, we recognize no expense. We use the straight line method, over the vesting period, to amortize the fair value of those units, as determined on the date of grant. Subsequent changes in the fair value of the preferred units granted to those executive officers and directors are not taken into consideration as we amortize that expense.

Results of Operations

Nine Months Ended March 31, 2012 Compared to the Nine Months Ended March 31, 2011

Revenue

Our total revenue during the nine months ended March 31, 2012 increased by $63.1 million, or 30%, from $209.4 million to $272.5 million during the nine months ended March 31, 2011 and 2012, respectively. The increase in revenue was impacted by the October 1, 2010 AFS merger, the December 1, 2011 acquisition of 360networks and December 31, 2011 acquisition of MarquisNet. The monthly recurring revenue on the acquisition date of the acquired AFS, 360networks, and MarquisNet businesses was approximately $2.3 million, $7.0 million and $0.6 million, respectively. The remaining increase in revenue recognized during the nine months ended March 31, 2012 as compared to the nine months ended March 31, 2011 was a result of organic growth. As a result of internal sales efforts since March 31, 2011, we have entered into $572.0 million of gross new sales contracts, which will represent an additional $8.0 million in monthly revenue once installation on those contracts is accepted. Since March 31, 2011, we have received acceptance on gross installations that have resulted in additional monthly revenue of $6.9 million as of March 31, 2012, as compared to March 31, 2011. This increase in revenue related to our organic growth is partially offset by total customer churn of $4.6 million in monthly revenue since March 31, 2011.

The stratification of our revenue during the nine months ended March 31, 2012 and 2011 was consistent with a majority of the revenue recognized during the periods presented resulting from monthly recurring revenue streams. The following table reflects the stratification of our revenues during these periods:

	Nine Months Ended March 31,
	2012		2011
	(In thousands)
Monthly recurring revenue	$256,227	94%	$201,233	96%
Amortization of deferred revenues	9,584	4%	6,493	3%
Other revenues	6,648	2%	1,669	1%

Total	$272,459	100%	$209,395	100%

Zayo Bandwidth. Our revenues from our ZB operating segment increased by $37.5 million, or 24%, from $158.2 million to $195.8 million during the nine months ended March 31, 2011 and 2012, respectively. The increase is a result of both acquisition and organic growth. Of the approximately $2.3 million in acquired monthly recurring revenue from AFS, approximately $1.5 million was assigned to the ZB operating segment. Additionally, $5.4 million of the acquired monthly recurring revenue from 360networks was assigned to the ZB operating segment. As a result of internal sales efforts since March 31, 2011, the ZB segment entered into $263.1 million of gross new sales contracts, which will represent an additional $5.2 million in monthly revenue once installation on those contracts is accepted. Since March 31, 2011, ZB received acceptance on gross installations that have resulted in additional monthly revenue of $4.8 million as of March 31, 2012, as compared to March 31, 2011. This increase in revenue related to organic growth is partially offset by total customer churn at ZB of $3.7 million in monthly revenue since March 31, 2011. Also offsetting the increase in revenue is a decrease resulting from ZB transferring certain intra-building and colocation assets and the related customer revenues to the zColo segment on January 1, 2011 and July 1, 2011.

Zayo Fiber Solutions. Our revenues from our ZFS operating segment increased by $17.1 million or 55% from $31.1 million to $48.2 million during the nine months ended March 31, 2011 and 2012, respectively. The increase is a result of both acquisition and organic growth. Of the approximately $2.3 million in acquired monthly recurring revenue from AFS, approximately $0.8 million was assigned to the ZFS operating segment. Additionally, $1.6 million of the acquired monthly recurring revenue from 360networks was assigned to the ZFS operating segment. Since March 31, 2011, ZFS received acceptance on gross installations that have resulted in additional monthly revenue of $1.3 million as of March 31, 2012, as compared to March 31, 2011. This increase in revenue related to organic growth is partially offset by total customer churn at ZFS of $0.2 million in monthly revenue since March 31, 2011.

zColo. Our revenues from our zColo segment increased by $7.1 million, or 29% from $24.4 million to $31.6 million during the nine months ended March 31, 2011 and 2012, respectively. The increase is a result of acquisition and organic growth and as a result of certain intra-building and colocation services which were migrated from ZB to zColo subsequent to March 31, 2011. The Company acquired MarquisNet on December 31, 2011 and the entire MarquisNet business was allocated to the zColo segment. The monthly recurring revenue on the acquisition date of the acquired MarquisNet business was approximately $0.6 million. Since March 31, 2011, zColo received acceptance on gross installations that have resulted in additional monthly revenue of $0.8 million as of March 31, 2012, as compared to March 31, 2011. This increase in revenue related to organic growth is partially offset by total customer churn at zColo of $0.6 million in monthly revenue since March 31, 2011. Effective January 1, 2011, the ZB segment transferred contracts amounting to approximately $0.3 million in monthly recurring revenue to the zColo business unit and effective July 1, 2011, ZB transferred a colocation facility in Pittsburgh, Pennsylvania and the associated quarterly recurring revenue of approximately $0.1 million to the zColo segment.

Operating Costs, Excluding Depreciation and Amortization

Our operating costs, excluding depreciation and amortization, increased by $6.5 million, or 12% from $53.3 million to $59.8 million during the nine months ended March 31, 2011 and 2012, respectively. The increase in operating costs, excluding depreciation and amortization, primarily relates to additional network costs incurred in order to support new customer contracts entered into subsequent to March 31, 2011 and additional costs associated with the acquired 360networks and MarquisNet businesses. The 12% increase in operating costs, excluding depreciation and amortization, occurred during the same period in which our revenues increased by 30%. The lower ratio of operating costs as compared to revenues is primarily a result of gross installed revenues having a lower component of associated operating costs than the prior period’s revenue base and churned revenue due to a higher percentage of our newly installed revenue being supported by our owned infrastructure assets (i.e., on-net). The ratio also benefited from synergies realized related to our previous acquisitions.

Selling, General, and Administrative Expenses:

The table below sets forth the components of our SG&A expenses during the nine months ended March 31, 2012 and 2011.

	Nine Months Ended March 31,
	2012	2011
	(In thousands)
Compensation and benefits expenses	$34,059	$29,923
Network operating expenses	26,441	20,135
Other SG&A expenses	15,212	16,499
Transaction costs	3,363	865

Total SG&A expenses	$79,075	$67,422

Compensation and Benefits Expenses. Compensation and benefits expenses increased by $4.1 million, or 14%, from $29.9 million to $34.1 million during the nine months ended March 31, 2011 and 2012, respectively. The increase reflects the increased number of employees hired during the year to support our growing business. At March 31, 2012 we had 485 full time employees compared to 393 at March 31, 2011. A majority of the increase to our headcount occurred on December 1, 2011 as a result of hiring certain former employees of 360networks.

Network Operations Expenses. Network operations expenses increased by $6.3 million, or 31%, from $20.1 million to $26.4 million during the nine months ended March 31, 2011 and 2012, respectively. The increase in such expenses principally reflects the growth of our network assets and the related expenses of operating that expanded network. The ratio of network operating expenses as compared to revenues was consistent during the three months ended March 31, 2012 and 2011 at 10%.

Other SG&A. Other SG&A expenses, which includes expenses such as property tax, franchise fees, travel, office expense, and maintenance expense on colocation facilities, decreased by $1.3 million, or 8%, from $16.5 million to $15.2 million during the nine months ended March 31, 2011 and 2012, respectively. The decrease is principally a result of reduced franchise fees resulting from favorable renegotiations on existing franchise agreements. These savings were partially offset by increases in other SG&A expenses associated with our acquisitions of 360networks and MarquisNet.

Stock-Based Compensation

Stock-based compensation expense decreased by $9.1 million, or 32%, from $28.8 million to $19.7 million during the nine months ended March 31, 2011 and 2012, respectively. During the quarter ended March 31, 2011, we began employing a probability-weighted estimated return method to value our common units. The method estimates the value of the units based on an analysis of values of the enterprise assuming various future outcomes. The unit value was based on a probability-weighted present value of expected future proceeds to our shareholders, considering each potential liquidity scenario available to us as well as preferential rights of each security. Prior to quarter ended March 31, 2011, the company estimated the fair value of the common units utilizing market-and income-based valuation techniques. Moving to the probability-weighted estimated return method resulted in a significant increase to the estimated value of the common units during the quarter ended March 31, 2011 which in turn resulted in a higher stock-based compensation expense during the three and nine months ended March 31, 2011.

The stock-based compensation expense associated with the common units is impacted by both the estimated value of the common units and the number of common units vesting during the period. During the nine months ended March 31, 2012, an additional 18.0 million units vesting as compared to the three months ended March 31, 2011. The following table reflects the estimated fair value of the common units during the relevant periods impacting the stock compensation expense for the nine months ended March 31, 2012 and 2011.

	Estimated Fair Value as of
	March 31 2012	June 30 2011	March 31 2011	June 30 2010
Class A	$1.00	$0.81	$0.93	$0.49
Class B	$0.77	$0.58	$0.72	$0.28
Class C	$0.49	$0.33	$0.34	$0.03
Class D	$0.44	$0.31	$0.34	n/a
Class E	$0.35	$0.23	n/a	n/a
Class F	$0.30	n/a	n/a	n/a

Depreciation and Amortization

Depreciation and amortization expense increased by $16.8 million, or 38%, from $43.9 million to $60.7 million during the nine months ended March 31, 2011 and 2012, respectively. The increase is a result of the substantial increase to our property and equipment and intangible asset balance since March 31, 2011, principally from $127.6 million in capital expenditures since March 31, 2011 and the increase to our property and equipment and intangible balance due to the AFS acquisition on October 1, 2010, the 360networks acquisition on December 1, 2011 and MarquisNet acquisition on December 31, 2011.

Interest Expense

Interest expense increased by $10.8 million, or 45%, from $24.3 million to $35.1 million during the nine months ended March 31, 2011 and 2012, respectively. The increase is a result of our increased indebtedness during the nine months ended March 31, 2012 as compared to the nine months ended March 31, 2011. In connection with the 360networks acquisition, we entered into a $315.0 million Term Loan agreement on December 1, 2011 which accrued interest during the period at 7.0%. During the quarter ended December 31, 2011, we borrowed an additional $30.0 million against our Existing Revolving Credit Facility which accrued interest at a floating rate ranging from 4.0% to 4.75% during the period. Additionally, on September 14, 2010 we issued an additional $100.0 million in Existing Notes which accrued interest at 10.25%.

Provision for Income Taxes

Income tax expense increased during the period by $11.3 million from $7.5 million to $18.8 million during the nine months ended March 31, 2011 and 2012, respectively. Our provision for income taxes includes both the current provision and a provision for deferred income tax expense resulting from timing differences between tax and financial reporting accounting bases. We are unable to combine our net operating losses (“NOLs”) for application to the income of our subsidiaries in some states and thus our state income tax expense is higher than the expected blended rate. In addition, as noted above, we are subject to limits on the amount of carry forward NOLs that we may use each year for federal and state purposes.

The following table reconciles an expected tax provision based on a statutory federal tax rate of 34% applied to our book net income.

	For the Nine Months Ended March 31,
	2012	2011
Expected provision at statutory rate of 34%	$6,185	$(2,881)
Increase due to:
Non-deductible stock-based compensation	8,691	8,925
State income taxes, net of federal benefit	2,978	1,095
Transaction costs not deductible	1,082	294
Other, net	(171)	44

Provision for income taxes	$18,765	$7,477

The effective tax rate is significantly affected by the amount of non-deductible stock-based compensation recognized during the year. As part of estimating the annual effective tax rate, the company is required to estimate the amount of non-deductible stock-based compensation the Company will incur in future periods. Due to changes is business and market conditions, it is difficult to forecast the value of the common units and the resulting impact on the non-deductible stock-based compensation expense during the year and as such the estimated annual effective tax rate can change in future interim periods.

Adjusted EBITDA

We define Adjusted EBITDA as earnings from continuing operations before interest, income taxes, depreciation, and amortization adjusted to exclude transaction costs, stock-based compensation, and certain non-cash items. We use Adjusted EBITDA to evaluate operating performance and liquidity, and these financial measures are among the primary measures used by management for planning and forecasting of future periods. We believe Adjusted EBITDA is especially important in a capital-intensive industry such as telecommunications. We further believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

We also monitor Adjusted EBITDA as we have debt covenants that restrict our borrowing capacity that are based on a leverage ratio which utilizes a modified EBITDA, as defined in our credit agreement, which is materially consistent with our Adjusted EBITDA definition. We must not exceed a consolidated leverage ratio (funded debt to annualized modified EBITDA), as determined under the credit agreement, of 4.25x the last quarter’s annualized modified EBITDA. Adjusted EBITDA results, along with other quantitative and qualitative information, are also utilized by management and our compensation committee for purposes of determining bonus payouts to employees.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as substitutes for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

•	does not reflect cash required to pay income taxes.

Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion. Reconciliations from net earnings/(loss) from continuing operations to Adjusted EBITDA and net cash provided by operating activities to Adjusted EBITDA are as follows:

Reconciliation from net earnings/(loss) to Adjusted EBITDA

	Nine Months Ended March 31, 2012
	Zayo Bandwidth	zColo	ZFS	Corporate	Zayo Group
	($ in millions)
Net earnings/(loss)	$47.6	$7.0	$14.4	$(69.5)	$(0.6)
Interest expense	0.6	0.2	—	34.3	35.1
Income tax expense	—	—	—	18.8	18.8
Depreciation and amortization expense	40.4	4.4	15.9	—	60.7
Transaction costs	2.4	0.3	0.6	—	3.4
Stock-based compensation	1.1	0.8	1.4	16.4	19.7

Adjusted EBITDA	$92.1	$12.7	$32.3	$—	$137.1

	Nine Months Ended March 31, 2011
	Zayo Bandwidth	zColo	ZFS	Corporate	Zayo Group
	($ in millions)
Net earnings/(loss)	$20.9	$3.9	$6.5	$(46.3)	$(15.0)
(Earnings) from discontinued operations	—	—	—	(0.9)	(0.9)
Interest expense	0.7	0.2	—	23.4	24.3
Income tax expense	—	—	—	7.5	7.5
Depreciation and amortization expense	30.3	4.0	9.6	—	43.9
Transaction costs	0.6	—	0.2	—	0.9
Stock-based compensation	11.3	0.6	2.1	14.9	28.8

Adjusted EBITDA	$63.8	$8.7	$18.4	$(1.4)	$89.4

Reconciliation from net cash provided by continuing operating activities to Adjusted EBITDA

	Nine Months Ended March 31, 2012
	Zayo Bandwidth	zColo	ZFS	Corporate	Zayo Group
	($ in millions)
Net cash provided by continuing operating activities	$75.8	$12.3	$55.0	$(52.7)	$90.4
Cash paid for income taxes	—	—	—	1.4	1.4
Cash paid for interest	—	—	—	44.7	44.7
Transaction costs	2.4	0.3	0.6	—	3.4
Provision for bad debts	(0.2)	(0.1)	(0.1)	—	(0.4)
Amortization of deferred revenue	2.4	0.4	6.8	—	9.6
Other changes in operating assets and liabilities	11.7	(0.2)	(30.0)	6.6	(11.9)

Adjusted EBITDA	$92.1	$12.7	$32.3	$—	$137.1

	Nine Months Ended March 31, 2011
	Zayo Bandwidth	zColo	ZFS	Corporate	Zayo Group
	($ in millions)
Net cash provided by continuing operating activities	$59.7	$6.0	$20.2	$(31.3)	$54.6
Cash paid for income taxes	—	—	—	2.5	2.5
Cash paid for interest	—	—	—	31.8	31.8
Transaction costs	0.6	—	0.2	—	0.8
Provision for bad debts	(0.6)	(0.1)	(0.1)	—	(0.8)
Amortization of deferred revenue	1.7	0.2	4.5	—	6.4
Other changes in operating assets and liabilities	2.4	2.6	(6.4)	(4.4)	(5.8)

Adjusted EBITDA	$63.8	$8.7	$18.4	$(1.4)	$89.4

Year Ended June 30, 2011 Compared to the Year Ended June 30, 2010

Revenue

Our revenue was generated from the following business units during the years ended June 30, 2011 and 2010:

	Year Ended June 30,
	2011		2010
	(In thousands)
Revenue:
Zayo Bandwidth	$214,110	75%	$183,085	92%
Zayo Fiber Solutions	44,549	15%	—	—
zColo	33,899	12%	23,993	12%
Intercompany	(5,323)	(2)	(7,748)	(4)

Total revenue	$287,235	100%	$199,330	100%

Our total revenue increased by $87.9 million, or 44%, from $199.3 million to $287.3 million for the year ended June 30, 2010 and 2011, respectively. The increase is principally a result of the AGL Networks acquisition and the AFS merger, which occurred on the first day of the first and second quarter of Fiscal 2011, respectively. Also contributing to the increase is growth in revenues resulting from the addition of new customer services. As a result of internal sales efforts since June 30, 2010 we have entered into $425.0 million of gross new sales contracts, which will represent an additional $6.7 million in monthly recurring revenue once installation on those contracts is accepted. Since June 30, 2010, we have received acceptance on gross installations that have resulted in additional monthly recurring revenue of $6.0 million as of June 30, 2011, as compared to June 30, 2010. This increase in revenue related to our organic growth is offset by total customer churn of $3.9 million in monthly revenue since June 30, 2010.

The stratification of our revenue during the years ended June 30, 2011 and 2010 was consistent with a majority of the revenue recognized during the periods presented resulting from monthly recurring revenue streams. The following table reflects the stratification of our revenues during these periods:

	Year Ended June 30,
	2011		2010
	(In thousands)
Monthly recurring revenue	$274,262	96%	$194,383	97%
Amortization of deferred revenue	8,976	3%	3,500	2%
Other revenue	3,997	1%	1,447	1%

Total	$287,235	100%	$199,330	100%

Zayo Bandwidth. Our revenues from our Zayo Bandwidth business unit increased by $31.1 million, or 17%, from $183.1 million to $214.1 million during the years ended June 30, 2010 and 2011, respectively. This increase is primarily a result of additional revenue associated with the AGL Networks acquisition and AFS merger during Fiscal 2011 and organic growth related to our sales efforts and expansion of our network. Partially offsetting this increase is the impact of Zayo Bandwidth transferring to Zayo Fiber Solutions its dark fiber assets and customer contracts as of July 1, 2010. Additionally, as of January 1, 2011 Zayo Bandwidth transferred certain intra-building and colocation assets and the related customer contracts to the zColo unit. The transfer of these customer contracts from Zayo Bandwidth to zColo resulted in a decrease to revenue of $1.1 million at ZB during the year ended June 30, 2011.

zColo. Our revenues from our zColo business unit increased by $9.9 million or 41% from $24.0 million to $33.9 million during the years ended June 30, 2010 and 2011, respectively. Our colocation revenues are primarily derived from the assets acquired from the acquisition of FiberNet in September of 2009. The year-over-year increase in revenues is primarily a result of a full year of operating results generated by the legacy FiberNet colocation assets during Fiscal 2011. Also contributing to the increase are revenues from intra-building and colocation services which were migrated from the ZB to the zColo unit effective January 1, 2011. The transfer of these customer contracts from Zayo Bandwidth to zColo resulted in an additional $1.1 million in revenue being recognized at the zColo unit during the year ended June 30, 2011.

Zayo Fiber Solutions. The Zayo Fiber Solutions business unit was established on July 1, 2010. The revenue recognized by Zayo Fiber Solutions during the year ended June 30, 2011 includes dark fiber contracts acquired in our AGL Networks acquisition and our merger with AFS. The revenue in Fiscal 2011 also includes revenue from dark fiber revenue from customers that were transferred from the Zayo Bandwidth and Zayo Enterprise Networks business units upon the formation of the Zayo Fiber Solutions business unit on July 1, 2010. We have not restated the corresponding items of the segment information included within this Report related to the re-allocation of dark fiber contracts from ZB to the ZFS on July 1, 2010, as we have determined that it is impractical to do so.

Operating Costs, Excluding Depreciation and Amortization

Our operating costs, excluding depreciation and amortization, increased by $8.8 million, or 14%, from $62.7 million to $71.5 million during the years ended June 30, 2010 and 2011, respectively. The increase in operating costs, excluding depreciation and amortization, primarily relates to the increased costs associated with our acquisition of AGL Networks and merger with AFS during Fiscal 2011 and our organic network expansion efforts. The 14% increase in operating costs, excluding depreciation and amortization, occurred during the same period in which our revenues increased by 44%. The lower ratio of operating costs as compared to revenues is primarily a result of gross installed revenues having a lower component of associated operating costs than the prior period’s revenue base and churned revenue. The ratio also benefited from synergies realized related to our previous acquisitions.

Selling, General, and Administrative Expenses:

The table below sets forth the components of our SG&A expenses during the years ended June 30, 2011 and 2010, respectively.

	Year Ended June 30,
	2011	2010
	(In thousands)
Compensation and benefits expenses	$39,657	$31,047
Network operations expenses	27,569	19,892
Other SG&A expenses	21,755	13,673
Transaction costs	865	1,299

Total SG&A expenses	$89,846	$65,911

Compensation and Benefits Expenses. Compensation and benefits expenses increased by $8.6 million, or 28%, from $31.0 million to $39.7 million during the years ended June 30, 2010 and 2011, respectively. The increase reflects the increased number of employees as our business grew during this period, principally as a result of our acquisition of AGL Networks and merger with AFS in Fiscal 2011. At June 30, 2011 we had 396 full time employees compared to 300 at June 30, 2010.

Network Operations Expenses. Network operations expenses increased by $7.7 million, or 39%, from $19.9 million to $27.6 million during the years ended June 30, 2010 and 2011, respectively. The increase in such expenses principally reflects the growth of our network assets and the related expenses of operating that expanded network following our acquisition of AGL Networks and the AFS merger during Fiscal 2011. The ratio of network operations expenses as a percentage of revenues was consistent during the years ended June 30, 2011 and 2010 at 10%.

Other SG&A. Other SG&A expenses, which includes expenses such as property tax, travel, office expense, and maintenance expense on colocation facilities, increased by $8.1 million, or 59%, from $13.7 million to $21.7 million during the years ended June 30, 2010 and 2011, respectively. The increase is principally from our acquisition of AGL Networks and merger with AFS in Fiscal 2011 and our organic network expansion efforts.

Stock-Based Compensation

Stock-based compensation expenses increased by $6.1 million, or 34%, from $18.2 million to $24.3 million during the years ended June 30, 2010 and 2011, respectively. The increase is primarily a result of an adjustment in the estimated value of the common units issued to the Company’s employees and directors. As of June 30, 2011, management estimates the value of the Company’s Class A, B, C, D and E common units to be $0.81, $0.58, $0.33, $0.31 and $0.23, respectively compared to a valuation of $0.49, $0.28, $0.03, $0.0 and $0.0, respectively, as of June 30, 2010.

Depreciation and Amortization

Depreciation and amortization expense increased by $21.8 million, or 56%, from $38.7 million to $60.5 million during the years ended June 30, 2010 and 2011, respectively. The increase is a result of the substantial increase in our capital assets and intangible assets, principally from the AGL Networks acquisition and merger with AFS in Fiscal 2011, and the resulting depreciation and amortization of such capitalized amounts.

Interest Expense

Interest expense increased by $14.7 million, or 79%, from $18.7 million to $33.4 million during the years ended June 30, 2010 and 2011, respectively. The increase is primarily a result of our increased indebtedness associated with our Existing Notes. As of June 30, 2011 we had Existing Notes with a principal amount of $350.0 million, which accrue interest at a notional rate of 10.25%. During the period January 1, 2010 through March 12, 2010, our average debt balance, which consisted of term loans and a revolving line of credit, was $177.5 million. These term loans accrued interest at lower rates ranging from 5.9% to 6.4%. On March 12, 2010, we issued $250 million in Existing Notes which accrued interest at 10.25%. With a portion of the proceeds of the Existing Notes, we repaid our term loans and revolver. Additionally, in September of 2010, we issued an additional $100 million in Existing Notes. The increased average outstanding debt balance during the year ended June 30, 2011 as compared to the year ended June 30, 2010 was the primary cause of the increased interest expense during the period. Partially offsetting the increase in interest expense was $3.7 million of interest which was capitalized during the year ended June 30, 2011 related to our construction projects.

Provision for Income Taxes

Income tax expense increased over the prior year by $7.7 million from $4.8 million to $12.5 million during the year ended June 30, 2010 and 2011, respectively. Our provision for income taxes includes both the current provision and a provision for deferred income tax expense resulting from timing differences between tax and financial reporting accounting bases. We are unable to combine our NOLs for application to the income of our subsidiaries in some states and thus our state income tax expense is higher than the expected combined rate. In addition, as noted above, we are subject to limits on the amount of carry forward NOLs that we may use each year for federal and state purposes. See “—Factors Affecting Our Results of Operations.” The following table reconciles an expected tax provision based on a statutory federal tax rate of 34% applied to our book net income.

	Year Ended June 30,
	2011	2010
	(In thousands)
Expected provision at statutory rate of 34%	$2,566	$(3,126)
Increase/(decrease) due to:
Non-deductible stock-based compensation	7,824	6,177
State income taxes, net of federal benefit	1,564	786
Transaction costs not deductible	294	385
Other, net	294	601

Provision for income taxes	$12,542	$4,823

Year Ended June 30, 2010 Compared to the Year Ended June 30, 2009

Revenue

Our revenue was generated from the following business units during the years ended June 30, 2010 and 2009:

	Year Ended June 30,
	2010		2009
	(In thousands)
Revenue:
Zayo Bandwidth	$183,085	92%	$129,282	103%
Zayo Fiber Solutions	—	—	—	—
zColo	23,993	12%	—	—
Intercompany	(7,748)	(4)%	(3,943)	(3)%

Total revenue	$199,330	100%	$125,339	100%

Our total revenue increased by $74.0 million, or 59%, from $125.3 million to $199.3 million during the years ended June 30, 2009 and 2010, respectively. The increase is a result of a full year of revenue from our Fiscal 2009 acquisitions being reflected in the Fiscal 2010 results and organic growth.

The stratification of our revenue during the years ended June 30, 2010 and 2009 was consistent with a majority of the revenue recognized during the periods presented resulting from monthly recurring revenue streams. The following table reflects the stratification of our revenues during these periods:

	Year Ended June 30,
	2010		2009
	(In thousands)
Monthly recurring revenue	$194,383	97%	$120,412	96%
Amortization of deferred revenue	3,500	2%	2,011	2%
Other revenue	1,447	1%	2,916	2%

Total	$199,330	100%	$125,339	100%

Zayo Bandwidth. Our revenues from our Zayo Bandwidth business unit increased by $53.8 million, or 42%, from $129.3 million during the year ended June 30, 2009 to $183.1 million during the year ended June 30, 2010, principally as a result of increased revenues attributable to our acquisition of FiberNet and the allocation of a portion of the FiberNet assets and legacy business to the Zayo Bandwidth business unit.

zColo. Our zColo business unit, which only began operations in September 2009 following our acquisition of FiberNet, recognized $24.0 million of revenues during the year ended June 30, 2010.

Operating Costs, Excluding Depreciation and Amortization

Our operating costs, excluding depreciation and amortization, increased by $24.9 million, or 66%, from $37.8 million to $62.7 million during the years ended June 30, 2009 and 2010, respectively. The increase in operating costs, excluding depreciation and amortization, reflects the increased operating costs of our growing network.

Selling, General and Administrative Expenses

The table below sets forth the components of our SG&A expenses during the years ended June 30, 2010 and 2009, respectively.

	Year Ended June 30,
	2010	2009
	(In thousands)
Compensation and benefits expenses	$31,047	$21,527
Network operations expenses	19,892	17,277
Other SG&A expenses	13,673	11,970
Transaction costs	1,299	719

Total SG&A expenses	$65,911	$51,493

Compensation and Benefits Expenses. Compensation and benefits expenses increased by $9.5 million, or 44%, from $21.5 million to $31.0 million during the years ended June 30, 2009 and 2010, respectively. The increase reflects the increased number of employees as our business grew during this period, principally as a result of our acquisition of FiberNet in September of 2009. At June 30, 2010, we had 300 full time employees compared to 218 at June 30, 2009.

Network Operations Expenses. Network operations expenses increased by $2.6 million, or 15%, from $17.3 million to $19.9 million during the years ended June 30, 2009 and 2010, respectively. The increase in such expenses principally reflected the growth of our network assets and the related expenses of operating that expanded network following our acquisition of FiberNet in September of 2009.

Other SG&A. Other SG&A expenses, which includes expenses such as property tax, travel, office expense, and maintenance expense on colocation facilities, increased by $1.7 million, or 14%, from $12.0 million to $13.7 million during the years ended June 30, 2009 and 2010, respectively. The increase is a result of our acquisition of FiberNet in September of 2009 as well as our organic network expansion efforts.

Transaction Costs. We incurred transaction costs, which principally include expenses incurred in connection with potential and closed acquisitions, of $0.7 million and $1.3 million during the years ended June 30, 2009 and 2010, respectively.

Stock-Based Compensation

Stock-based compensation expenses increased by $11.8 million, or 183%, from $6.4 million to $18.2 million during the years ended June 30, 2009 and 2010, respectively. The increase is primarily a result of an additional 5.4 million common units vesting during the year ended June 30, 2010 as compared to the year ended June 30, 2009 and an increase in the fair market value of the Class A, B and C common units from $0.16, $0 and $0 per unit, respectively as of June 30, 2009 to $0.49, $0.28 and $0.03 per unit, respectively as of June 30, 2010.

Depreciation and Amortization

Depreciation and amortization expense increased by $12.2 million, or 46%, from $26.6 million to $38.7 million during the years ended June 30, 2009 and 2010, respectively. The increase is a result of the substantial increase in our capital assets and intangible assets, principally from the FiberNet acquisition in September 2009, and the resulting depreciation and amortization of such capitalized amounts.

Total Other Expense, Net

The table below sets forth the components of our total other expense, net for the years ended June 30, 2010 and 2009, respectively.

	Year Ended June 30,
	2010	2009
	(In thousands)
Interest expense	$(18,692)	(15,245)
Interest income	10	186
Other income, net	1,516	48
Loss on extinguishment of debt	(5,881)	—

Total other expense, net	$(23,047)	$(15,011)

Interest Expense. Interest expense increased by $3.5 million, or 23%, from $15.2 million during the year ended June 30, 2009 to $18.7 million during the year ended June 30, 2010. The increase is a result of the increase in our debt balance beginning in March 2010 as a result of the offering of $250.0 million of Existing Notes and the higher interest rate (10.25%) associated with the Existing Notes. This increase was partially offset by the decline in the LIBOR rates during the nine months ended March 31, 2010 as compared to Fiscal 2009 as the interest rate on our term loans, which were paid off with proceeds from the offering of the Existing Notes in March 2010, was adjustable based on the LIBOR rate. Interest expense associated with our interest rate swaps was $0.7 million in Fiscal 2010 compared to $3.1 million in Fiscal 2009.

Other Income. During the year ended June 30, 2010 the Company recognized a reduction in the price we originally paid for the Onvoy acquisition. We received $0.8 million from the Onvoy purchase escrow account during the period when such amount was released from escrow. In accordance with ASC 805-10, the Company recognized the release from escrow as other income as the release was outside of the one year acquisition accounting true-up period.

Loss on Extinguishment of Debt: A portion of the proceeds from our issuance in March 2010 of $250.0 million in principal amount of Existing Notes was used to pay off all of our then-outstanding term loans. Upon the termination of the term loans, the Company wrote off the unamortized portion of the debt issuance costs associated with those loans resulting in a loss on extinguishment of debt of $5.9 million.

Provision for Income Taxes

Income tax expense increased over the prior year by $7.1 million from a benefit of $2.3 million to a provision of $4.8 million during the years ended June 30, 2009 and 2010, respectively. Our provision for income taxes includes both the current provision and a provision for deferred income tax expense resulting from timing differences between tax and financial reporting accounting bases. We are unable to combine our NOLs for application to the income of our subsidiaries in some states and thus our state income tax expense is higher than the expected combined rate. In addition, as noted above, we are subject to limits on the amount of carry forward NOLs that we may use each year for federal and state purposes. See “—Factors Affecting Our Results of Operations.” The following table reconciles an expected tax provision based on a statutory federal tax rate of 34% applied to our book net income.

	Year Ended June 30,
	2010	2009
	(In thousands)
	(Restated)
Expected provision at statutory rate of 34%	$(3,126)	$(4,053)
Increase/(benefit) due to:
Non-deductible stock-based compensation	6,177	2,158
State income taxes, net of federal benefit	786	(248)
Transaction costs not deductible	385	—
Other, net	601	(178)

Provision for income taxes	$4,823	$(2,321)

Adjusted EBITDA

Reconciliation from net earnings/(loss) to Adjusted EBITDA

	Year Ended June 30, 2011
	Zayo Bandwidth	zColo	ZFS	Corporate	Zayo Group
	($ in millions)
Net earnings/(loss)	$37.2	$5.9	$10.8	$(58.0)	$(4.1)
Earnings from discontinued operations, net of income taxes	—	—	—	(0.9)	(0.9)
Interest expense	1.0	0.2	—	32.2	33.4
Income tax expense	—	—	—	12.5	12.5
Depreciation and amortization expense	41.5	5.4	13.6	—	60.5
Transaction costs	0.6	0.1	0.2	—	0.9
Stock-based compensation	9.2	0.6	1.9	12.6	24.3

Adjusted EBITDA	$89.5	$12.2	$26.5	$(1.6)	$126.6

	Year Ended June 30, 2010
	Zayo Bandwidth	zColo	ZFS	Corporate	Zayo Group
	($ in millions)
				(Restated)	(Restated)
Net earnings/(loss)	$26.6	$4.2	$—	$(39.4)	$(8.6)
Earnings from discontinued operations, net of income taxes	—	—	—	(5.5)	(5.5)
Interest expense	1.1	0.2	—	17.4	18.7
Income tax expense	—	—	—	4.8	4.8
Depreciation and amortization expense	34.2	4.5	—	—	38.7
Transaction costs	1.1	—	—	0.2	1.3
Stock-based compensation	6.6	0.1	—	11.5	18.2
Loss on extinguishment of debt	—	—	—	5.9	5.9

Adjusted EBITDA	$69.6	$9.0	$—	$(5.1)	$73.6

	Year Ended June 30, 2009
	Zayo Bandwidth	zColo	ZFS	Corporate	Zayo Group
	($ in millions)
Net earnings/(loss)	$15.3	$—	$—	$(17.5)	$(2.2)
Earnings from discontinued operations, net of income taxes	—	—	—	(7.4)	(7.4)
Interest expense	1.2	—	—	14.0	15.2
Income tax expense	—	—	—	(2.3)	(2.3)
Depreciation and amortization expense	26.6	—	—	—	26.6
Transaction costs	0.7	—	—	(13.2)	0.7
Stock-based compensation	2.2	—	—	—	6.4

Adjusted EBITDA	$46.0	$—	$—	$(9.0)	$37.0

Reconciliation from net cash provided by continuing operating activities to Adjusted EBITDA

	Year Ended June 30,
	2011	2010	2009
	($ in millions)
Net cash provided by continuing operating activities	$97.1	$58.2	$24.7
Cash paid for income taxes	2.9	0.3	0.3
Cash paid for interest	31.9	6.2	10.8
Transaction costs	0.9	1.3	0.7
Loss on disposal of property and equipment	(0.1)	—	(0.1)
Loss on extinguishment of debt	—	(5.9)	—
Provision for bad debts	(0.8)	(0.2)	(0.2)
Amortization of deferred revenue	9.0	3.5	2.0
Other changes in operating assets and liabilities	(14.3)	10.2	(1.2)

Adjusted EBITDA	$126.6	$73.6	$37.0

Liquidity and Capital Resources

Our primary sources of liquidity have been cash provided by operations, equity contributions, and borrowings. Our principal uses of cash have been for acquisitions, capital expenditures, and debt-service requirements. See “—Cash flows,” below. We anticipate that our principal uses of cash in the future will be for acquisitions, capital expenditures, working capital, and debt service.

As of March 31, 2012, we have financial covenants under the agreements governing each of our Existing Revolving Credit Facility, our Existing Term Loan Facility, and our Existing Notes that, under certain circumstances, restrict our ability to incur additional indebtedness. Among other limitations, the financial covenants contained in the agreements governing our Existing Revolving Credit Facility and Existing Term Loan Facility prohibit us from maintaining total secured indebtedness of more than 4.5 times our previous quarter’s annualized modified EBITDA (which is materially consistent with our Adjusted EBITDA definition). In addition, the indenture governing our Existing Notes limits any increase in our secured indebtedness (other than certain forms of secured indebtedness expressly permitted under the indenture governing the Existing Notes) to a pro-forma secured debt ratio of 3.5 times our previous quarter’s annualized modified EBITDA and limits our incurrence of additional indebtedness to a total indebtedness ratio of 4.25 times our previous quarter’s annualized modified EBITDA.

As of March 31, 2012, we had $17.2 million in cash and cash equivalents. Cash and cash equivalents consist of amounts held in bank accounts and highly-liquid U.S. treasury money market funds. Working capital (current assets less current liabilities) at March 31, 2012 was a deficit of $31.8 million. Although we have a working capital deficit as of March 31, 2012, a large portion of the deficit is a result of the current portion of our deferred revenue balance of $22.8 million that we will be recognizing as revenue over the next twelve months. The actual cash outflows associated with fulfilling this deferred revenue obligation during the next twelve months will be significantly less than the March 31, 2012 current deferred revenue balance. As of March 31, 2012, we had $63.8 million available under our Existing Revolving Credit Facility, which can be used to satisfy any short-term obligations.

Our net capital expenditures increased by $15.1 million, or 17%, during the nine months ended March 31, 2012 as compared to the nine months ended March 31, 2011, from $87.7 million to $102.8 million (net of stimulus grants), respectively. Our net capital expenditures increased by $53.7 million, or 91%, during the year ended June 30, 2011 as compared to the year ended June 30, 2010, from $58.8 million to $112.5 million (net of stimulus grants), respectively. Our capital expenditures primarily relate to success-based contracts. The increase in capital expenditures is a result of meeting the needs of our increased customer base resulting from our acquisitions and organic growth. We expect to continue to invest in our network (in part driven by fiber-to-the-tower activities) for the foreseeable future. These capital expenditures, however, are expected to primarily be success-based; that is, in most situations, we will not invest the capital until we have an executed customer contract that supports the investment.

As part of our corporate strategy, we continue to be regularly involved in discussions regarding potential acquisitions of companies and assets, some of which may be quite large. We expect to fund such acquisitions with cash from operations, debt (including available borrowings under our revolving credit facility), equity contributions, and available cash on hand.

Cash Flows

We believe that our cash flow from operating activities, in addition to cash and cash equivalents currently on-hand, will be sufficient to fund our operating activities for the foreseeable future, and in any event for at least the next 12 to 18 months. Given the generally volatile global economic climate no assurance can be given that this will be the case.

We regularly review acquisitions and additional strategic opportunities, including large acquisitions, which may require additional debt or equity financing.

Nine Months Ended March 31, 2012 Compared to the Nine Months Ended March 31, 2011

The following table sets forth components of our cash flow for the nine months ended March 31, 2012 and 2011.

	Nine Months Ended March 31,
	2011	2010
	(In thousands)
Net cash provided by operating activities	$90,392	$54,564
Net cash used in investing activities	(436,105)	(271,318)
Net cash provided by financing activities	337,552	138,370

Net Cash Flows from Operating Activities

Net cash flows from operating activities increased by $35.8 million, or 66%, from $54.6 million to $90.4 million during the nine months ended March 31, 2011 and 2012, respectively. Net cash flows from operating activities during the nine months ended March 31, 2012 represents our net loss of $0.6 million, plus the add back to our net earnings of non-cash items deducted in the determination of net earnings, principally depreciation and amortization of $60.7 million, the deferred tax provision of $19.1 million and non-cash stock-based compensation expense of $19.7 million, plus the change in working capital components.

Net cash flows from operating activities during the nine months ended March 31, 2011 represents our net loss from continuing operations of $16.0 million, plus the add back to our net loss of non-cash items deducted in the determination of net loss, principally depreciation and amortization of $43.9 million, the deferred tax provision of $4.9 million and non-cash stock-based compensation expense of $28.8 million, plus the change in working capital components.

The increase in net cash flows from operating activities during the nine months ended March 31, 2012 as compared to March 31, 2011 is primarily a result of additional earnings and synergies realized from our acquisitions of AGL Networks, AFS, 360networks and MarquisNet and organic growth. Offsetting the increase to cash flows from operating activities during the nine months ended March 31, 2012 as compared to the nine months ended March 31, 2011 were net cash outflows during the fiscal 2012 period of approximately $26.0 million related to payments made against the net working capital deficiency assumed in the 360networks acquisition.

Cash Flows Used for Investing Activities

We used cash in investing activities of $271.3 million and $436.1 million during the nine months ended March 31, 2011 and 2012, respectively. During the nine months ended March 31, 2012, our principal uses of cash for investing activities were $317.9 million for the acquisition of 360networks, $15.5 million for our acquisition of MarquisNet and $102.8 million in additions to property and equipment, net of stimulus grant reimbursements.

During the nine months ended March 31, 2011, our principal uses of cash in investing activities was our $73.7 million purchase of AGL Networks, our $110.0 merger with AFS and $87.6 million in additions to network-related equipment, net of stimulus grant reimbursements.

Cash Flows from Financing Activities

Our net cash provided by financing activities was $138.4 million and $337.6 million during the nine months ended March 31, 2011 and 2012, respectively. Our cash flows from financing activities during the nine months ended March 31, 2012 comprise $335.6 million from the proceeds from long-term borrowings, $1.4 million in equity contributions from Holdings and a $10.9 million advance from CII. This cash inflow was partially offset by $9.0 million in debt issuance costs, $0.4 million in transfers of cash to restricted cash accounts and $0.8 million in principal payments on capital leases during the period.

Our cash flows from financing activities during the nine months ended March 31, 2011 primarily comprise $103.0 million in cash proceeds from our September 2010 Existing Notes offering, $35.5 million in equity contributions from CII, and $0.8 million in transfers of cash from restricted cash accounts. These cash inflows were partially offset by $4.1 million in deferred financing costs and $1.4 million in principal payments on capital leases during the period.

Years Ended June 30, 2011, 2010, and 2009

The following table sets forth components of our cash flow for the years ended, 2011, 2010, and 2009.

	Year Ended June 30,
	2011	2010	2009
	(In thousands)
Net cash provided by operating activities	$97,054	$58,200	$24,667
Net cash used in investing activities	(296,162)	(155,322)	(73,122)
Net cash provided by financing activities	134,190	135,446	67,921

Net Cash Flows from Operating Activities

Net cash flows from operating activities increased by $38.9 million, or 67%, from $58.2 million to $97.1 million during the years ended June 30, 2010 and 2011, respectively. Net cash flows from operating activities during the year ended June 30, 2011 represents our loss from continuing operations of $5.0 million, plus the add back to our net loss of non-cash items deducted in the determination of net loss, principally depreciation and amortization of $60.5 million, the deferred tax provision of $11.1 million and non-cash stock-based compensation expense of $24.3 million, plus the change in working capital components.

Net cash flows from operating activities during the year ended June 30, 2010 represents our loss from continuing operations of $14.0 million, plus the add back to our net earnings of non-cash items deducted in the determination of net income, principally depreciation and amortization of $38.7 million, the deferred tax provision of $5.4 million, non-cash stock-based compensation expense of $18.2 million and our loss on extinguishment of debt of $5.9 million, plus the change in working capital components.

The increase in net cash flows from operating activities during Fiscal 2011 is a result of the increase in earnings recognized associated with our acquisitions during Fiscal 2011 and organic growth.

Cash Flows Used for Investing Activities

We used cash in investing activities of $296.2 million and $155.3 million during the years ended June 30, 2011 and 2010, respectively. During the year ended June 30, 2011, our principal uses of cash in investing activities were our $73.7 million purchase of AGL Networks, our $110.0 merger with AFS and $112.5 million in additions to property and equipment, net of stimulus grant reimbursements.

During the year ended June 30, 2010, our principal uses of cash in investing activities were our $96.6 million purchase of FiberNet and $58.8 million in additions to network-related equipment.

Cash Flows from Financing Activities

Our net cash provided by financing activities was $134.2 million and $135.4 million during the years ended June 30, 2011 and 2010, respectively. Our cash flows from financing activities during the year ended June 30,

2011 primarily comprise $103.0 million in cash proceeds from our September 2010 Existing Notes offering and $36.5 million in equity contributions from CII. These cash inflows were offset by $4.1 million in deferred financing costs and $1.7 million in principal payments on capital leases during the period.

Our cash flows from financing activities during the year ended June 30, 2010 primarily consisted of $39.8 million from equity contributions, $246.9 million in net proceeds from our March 2010 Note offering and $30 million in net proceeds on a term loan entered into in order to finance the FiberNet acquisition. These financing inflows were offset by the repayment of our outstanding term loans totaling $166.2 million, debt issuance costs incurred during the period of $12.4 million, $2.2 million in capital lease principal payments, and $0.6 million in transfers of cash to restricted cash accounts.

Contractual Cash Obligations

The following table represents a summary of our estimated future payments under contractual cash obligations as of March 31, 2012. Changes in our business needs, cancellation provisions, changing interest rates and other factors may result in actual payments differing from these estimates. We cannot provide certainty regarding the timing and amounts of payments.

	Total	Fiscal 2012 (3 Months)	Fiscal 2013 - 2014	Fiscal 2015 - 2016	Fiscal 2017 and Thereafter
	(In thousands)
Long-term debt (principal and interest)	$987,085	$15,606	$153,059	$120,827	$697,593
Operating leases	194,731	7,249	51,383	42,482	93,617
Purchase obligations	32,129	28,760	3,369	—	—
Capital leases (principal and interest)	16,106	587	3,938	3,629	7,952

Total	$1,230,051	$52,202	$211,749	$166,938	$799,162

Our purchase commitments are primarily success-based; that is, we have executed customer contracts that support the future capital expenditures. These purchase commitments exclude commitments related to stimulus projects in which we will be reimbursed for such expenditures. The contractual long-term debt payments, above, include an estimate of future interest expense based on the interest rate in effect on our floating rate debt obligations as of the most recent balance sheet date.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements other than our operating leases. We do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

New Accounting Pronouncements

In August 2011, the FASB issued guidance that allows companies to consider qualitative factors when testing goodwill for impairment. Current GAAP requires an entity to perform a two-step test in which the first step involves calculating the fair value of goodwill and comparing it to the carrying value. The recently issued guidance allows an entity to assess qualitative factors to determine whether it is more likely than not that the fair value exceeds the carrying value prior to performing the two step evaluation. If it is determined that it is unlikely that the carrying value exceeds the fair value, then the entity is no longer required to complete the two step goodwill impairment evaluation. We are considering the early adoption of this new guidance in fiscal 2012 and do not believe the adoption would have a material impact on our consolidated results of operations or financial condition.

We have reviewed all other new accounting pronouncements and believe they will not have a material impact on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our exposure to market risk consists of changes in interest rates from time-to-time and market risk arising from changes in foreign currency exchange rates that could impact our cash flows and earnings.

As of July 10, 2012, we had outstanding approximately $750 million of our Secured Notes, $500 million of our Unsecured Notes, $1,620 million under our New Term Loan Facility, $4.4 million in a seller note due to the former owners of AFS, and $3.8 million of capital lease obligations (collectively, our “Existing Indebtedness”). As of July 10, 2012, we had $250 million available for borrowing under our $250 million New Revolving Credit Facility. The carrying value of our Existing Indebtedness based on current market interest rates for debt of similar terms and average maturities approximates the fair value.

Our Secured Notes and Unsecured Notes accrue interest at fixed rates of 8.125% and 10.125%, respectively. Both our New Revolving Credit Facility and our New Term Loan Facility accrue interest at floating rates subject to certain conditions. As of July 10, 2012, the applicable interest rate on our New Revolving Credit Facility was 5.62% and the rate on our New Term Loan Facility was 7.125%. A hypothetical increase in the applicable interest rate on our New Term Loan Facility of one percentage point would increase our annual interest expense by approximately $16.2 million.

We are exposed to the risk of changes in interest rates if it is necessary to seek additional funding to support the expansion of our business and to support acquisitions. The interest rate that we may be able to obtain on future debt financings will be dependent on market conditions.

With our recent acquisition of AboveNet, we will have exposure to market risk arising from foreign currency exchange rates. During the year ended December 31, 2011, AboveNet’s foreign activities accounted for 9.5% of its consolidated revenue. Due to the strengthening of the British pound compared to the U.S. dollar, the translation rate for the year ended December 31, 2011 increased 3.7% compared to the translation rate used for the year ended December 31, 2010.

Effective with the closing of the AboveNet Acquisition, we monitor foreign markets and our commitments in such markets to manage currency and other risks. To date, we have not entered into any hedging arrangement designed to limit exposure to foreign currencies. Because of our European expansion, our level of foreign activities is expected to increase and if it does, we may determine that such hedging arrangements would be appropriate and we will consider such arrangements to minimize risk.

We do not have any material commodity price risk.

BUSINESS

Overview

We are a provider of bandwidth infrastructure and network-neutral colocation and interconnection services, which are key components of telecommunications and Internet infrastructure services. These services enable our customers to manage, operate, and scale their telecommunications and data networks and data center related operations. We provide our bandwidth infrastructure services over our dense regional and metropolitan fiber networks, enabling our customers to transport data, voice, video, and Internet traffic, as well as to interconnect their networks. Our bandwidth infrastructure services are primarily used by wireless service providers, carriers and other communications service providers, media and content companies, and other bandwidth-intensive enterprises. We typically provide our lit bandwidth infrastructure services for a fixed-rate monthly recurring fee under long-term contracts, which are usually average more than three years in length (and average approximately six years for fiber-to-the-tower services). Our dark fiber contracts are generally longer term in nature, averaging approximately twelve years in length. Our network-neutral colocation and interconnection services facilitate the exchange of voice, video, data, and Internet traffic between multiple third-party networks.

As of March 31, 2012, our fiber networks spanned approximately 45,673 route miles and 2,018,677 fiber miles, served 164 geographic markets in the United States, and connected to 5,431 buildings, including 2,427 cellular towers, allowing us to provide our bandwidth infrastructure services to our customers over redundant fiber facilities between key customer locations. The majority of the markets that we serve and buildings to which we connect have few other networks capable of providing similar bandwidth infrastructure services, which we believe provides us with a sustainable competitive advantage in these markets. As a result, we believe that the services we provide our customers would be difficult to replicate in a cost- and time-efficient manner. We provide our network-neutral colocation and interconnection services utilizing our own data centers located within three major carrier hotels in the important gateway markets of New York and New Jersey and in facilities located in Chicago, Illinois; Las Vegas, Nevada; Los Angeles, California; Nashville, Tennessee; Plymouth, Minnesota; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Pittsburgh, Pennsylvania; and Memphis, Tennessee.

We were founded in 2007 in order to take advantage of the favorable Internet, data, and wireless growth trends driving the demand for bandwidth infrastructure services. These trends have continued in the years since our founding, despite volatile economic conditions, and we believe that we are well-positioned to continue to capitalize on those trends. We have built our network and services through 20 acquisitions and asset purchases for an aggregate purchase consideration, net of cash acquired, of $3,036.2 million (after deducting our acquisition cost for Onvoy Voice Services (“OVS”) and Zayo Enterprise Networks (“ZEN”), two business units which we spun-off to our parent in March of 2010 and April of 2011, respectively; see “—Our Business Units”). We have invested $241.4 million (after deducting that portion of our equity capital that we used to fund our acquisition of OVS and ZEN) of equity capital to fund these acquisitions. Some of our most significant acquisitions to date have been:

•

PPL Telecom, LLC. We acquired PPL Telecom on August 24, 2007 for net cash consideration of $46.3 million. PPL Telecom’s businesses and assets are primarily deployed in our Zayo Bandwidth business unit.

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Onvoy, Inc. (“Onvoy”). We acquired Onvoy on November 7, 2007, for net cash consideration of $69.9 million. The business and the assets that we acquired when we purchased Onvoy were divided into the Zayo Bandwidth (“ZB”), ZEN and OVS business units. On March 12, 2010, we distributed all of the shares of common stock of Onvoy, which holds the OVS business unit, to Zayo Group Holdings, Inc. (“Holdings”), our current direct shareholder. On April 1, 2011, we distributed all of the assets and liabilities of the ZEN unit to Holdings. See “Item 7: Management’s Discussion and Analysis of Results of Operations and Financial Condition—Factors Affecting Our Results of Operations—Spin-Off of Business Units.”

•	Citynet Fiber Networks, LLC. We acquired Citynet Fiber Networks on February 15, 2008, for net cash consideration of $99.2 million. Citynet Fiber Networks’ assets are deployed in the ZB business unit.

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FiberNet Telecom Group, Inc. (“FiberNet”). We acquired FiberNet on September 9, 2009, for net cash consideration of $96.6 million. We formed our zColo business unit from a portion of the legacy FiberNet assets. The remaining FiberNet assets were contributed to our ZB business unit.

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AGL Networks, LLC (“AGL Networks”). We acquired AGL Networks on July 1, 2010, for net cash consideration of $73.7 million. The business and the assets that we acquired with AGL were used to establish the new Zayo Fiber Solutions (“ZFS”) business unit.

•

American Fiber Systems Holdings Corporation (“AFS”). We acquired AFS on October 1, 2010, for net cash consideration of $110.0 million. The business and the assets were contributed to the ZB and ZFS business units.

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360network Holdings (USA) Inc. (“360networks”). We acquired 360networks on December 1, 2011, for net cash consideration of $317.9 million, net of an assumed working capital deficiency of approximately $26.0 million. Included in the $317.9 million purchase price was VoIP 360, Inc., a legal subsidiary of 360networks. The VoIP360, Inc. entity held substantially all of 360networks Voice over Internet Protocol (“VoIP”) and other voice product offerings. Concurrently with the close of the 360networks acquisition, we spun-off 360networks VoIP operations to Holdings. On the spin-off date, we estimated the net fair value of the VoIP assets and liabilities which were contributed to Holdings to be $11.7 million. The remaining business and the assets were contributed to the ZB and ZFS business units.

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Mercury Marquis Holdings, LLC (“MarquisNet”). We acquired MarquisNet on December 31, 2011, for net cash consideration of $15.5 million. The business and the assets were contributed to the zColo business unit.

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AriaLink. On May 1, 2012, we acquired 100% of the equity interest in Control Room Technologies, LLC, Allegan Fiber Communications, LLC, and Lansing Fiber Communications (collectively “AriaLink”) for net cash consideration of $18.0 million, which is subject to certain post-closing adjustments. Included in the $18.0 million purchase price were certain assets and liabilities which supported AriaLink’s enterprise product offerings. Concurrently with the close of the AriaLink acquisition, we spun-off a portion of AriaLink’s business supporting those enterprise product offerings to Holdings. Our preliminary estimate of the fair value of the net assets spun-off to Holdings is approximately $1.8 million. The business and assets were contributed to the ZB and ZFS business units.

•	AboveNet. We acquired AboveNet on July 2, 2012, for net cash consideration of $2,188 million. The business and the assets were contributed to the ZB, ZFS and zColo business units.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Business Acquisitions” for additional information regarding our acquisitions and asset purchases since inception.

Our Business Units

We are organized into three business units: Zayo Bandwidth (“ZB”), zColo and Zayo Fiber Solutions (“ZFS”). Each business unit is structured to provide sales, delivery, and customer support for its specific telecom and Internet infrastructure services.

Zayo Bandwidth. Through our ZB unit, we provide bandwidth infrastructure services over our metropolitan and regional fiber networks. These services are typically lit bandwidth, meaning that we use optronics to “light” the fiber, and consist of private line, wavelength, Ethernet, and IP services. Our target customers within this unit are primarily wireless service providers, carriers and other communications service providers (including ILECs, IXCs, RLECs, CLECs, and foreign carriers), media and content companies, cable and satellite video providers, and other Internet-centric businesses that require an aggregate minimum of 10 Gbps of bandwidth across their networks.

zColo. Through our zColo unit, we provide network-neutral colocation and interconnection services in three major carrier hotels in the New York metropolitan area (60 Hudson Street and 111 8th Avenue in New York, New York, and 165 Halsey Street in Newark, New Jersey) and in facilities located in Chicago, Illinois; Las Vegas, Nevada; Los Angeles, California; and Nashville, Tennessee. As a result of the restructuring of our business units, in January 2011, ZEN and ZB transferred five facilities to zColo located in Plymouth, Minnesota; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Pittsburg, Pennsylvania; and Memphis, Tennessee. In July, ZB transferred an additional colocation facility located in Pittsburgh, Pennsylvania to zColo. In addition, we are the exclusive operator of the Meet-Me Room at 60 Hudson Street, which is one of the most important carrier hotels in the United States with approximately 300 domestic and international networks interconnecting within this facility. Our zColo data centers house and power Internet and private-network equipment in secure, environmentally-controlled locations that our customers use to aggregate and distribute data, voice, Internet, and video traffic. Throughout two of the three facilities in the New York City metropolitan area, we operate intra-building interconnect networks that, along with the Meet-Me Room at 60 Hudson Street, are utilized by our customers to efficiently and cost-effectively interconnect with other Internet, data, video, voice, and wireless networks. As of March 31, 2012 and June 30, 2011, the zColo unit managed 94,175 and 72,927 square feet of billable colocation space, respectively.

Zayo Fiber Solutions. The ZFS unit was formally launched on July 1, 2010, after our acquisition of AGL Networks, a company whose business was comprised solely of dark fiber-related services. See “—Factors Affecting Our Results of Operations—Business Acquisitions—Acquisition of AGL Networks, LLC (“AGL Networks”).” Through our ZFS unit, we provide dark fiber and related services primarily on our existing fiber footprint. We lease dark fiber pairs to our customers and, as part of our service offering, we manage and maintain the underlying fiber network for the customer. Our customers light the fiber using their own optronics, and as such, we do not manage the bandwidth that the customer receives. This allows the customer to manage bandwidth on their own metropolitan and long haul networks according to their specific business needs. ZFS’s customers include carriers and other communication service providers, Internet service providers, wireless service providers, major media and content companies, large enterprises, and other companies that have the expertise to run their own fiber optic networks. We market and sell dark fiber-related services under long-term contracts (averaging approximately twelve years in length); our customers generally pay us on a monthly basis for these services.

Below is a summary of the key services provided by our three business units, the types of customers we target and our representative peer groups that offer comparable services:

Business Unit	Key Services	Target Customers	Peers
Zayo Bandwidth	• Bandwidth infrastructure, including lit services such as private lines, wavelengths, and Ethernet	• Top 200 bandwidth users in the United States (wireless, carriers/ local exchange carriers, media and content companies)	• Sidera Networks, LLC

zColo	• Network-neutral colocation • Interconnection	• Carriers, service providers, colocation- intensive enterprises	• Equinix, Inc. • The telx Group, Inc.

Zayo Fiber Solutions	• Bandwidth infrastructure, primarily dark fiber leases	• Carriers, media and content companies, large enterprises and public sector	• Fibertech Networks, LLC

See Note 18 to our 2011 audited consolidated financial statements included in this prospectus for financial information by business unit.

Our Business Strategy

Our primary business objective is to be the preferred provider of bandwidth infrastructure and network-neutral colocation and interconnection services within our target markets. The following are the key elements to our strategy for achieving this objective:

Specifically Focus on Bandwidth Infrastructure and Colocation Services. Bandwidth infrastructure and network-neutral colocation and interconnection services are critical network components in the delivery of communications services (including Internet connectivity, wireless voice and data, content delivery and voice and data networks) by communications service providers to their end users. We believe our disciplined approach and specific focus on providing these critical services to our targeted customers enable us to provide a high level of customer service while at the same time being responsive to changes in the marketplace.

Leverage Our Extensive Infrastructure Asset Base by Targeting Customers Within Our Network Footprint. Targeting our sales efforts on markets that are served by our network enables us to reduce our reliance on, and the associated costs of, third-party service providers. This also enables us to provide our customers with a high level of customer service while producing high incremental margins and attractive returns on the capital we invest.

Continue to Expand and Leverage Our Fiber-to-the-Tower Footprint. We believe the bandwidth needs for wireless backhaul will continue to grow with the continued adoption of smart phones, tablet PCs, netbooks, and other bandwidth-intensive mobile devices, as well as the escalating deployment of 4G networks. The legacy copper infrastructure that currently serves most cellular towers is not able to provide the same bandwidth capacity as our fiber-based networks. Our existing fiber-to-the-tower networks enable us to sell additional bandwidth to our existing customers as their capacity needs grow, as well as sell our bandwidth infrastructure services to other wireless carriers located on these towers. In addition, we will continue to seek opportunities to expand our fiber-to-the-tower footprint where the terms of the contract provide an attractive return on our investment. The expansion of our fiber-to-the-tower network footprint provides the ancillary benefit of bringing other potential customer locations within reach of our network.

Maintain a Disciplined Approach to Capital Investments. A significant portion of our capital expenditures are “success-based,” meaning that the capital is invested only after we have entered into a customer contract with terms that we believe provide an attractive return on our investment. When building our networks, we design them so that adding incremental customers to the network or increasing the bandwidth for an existing customer can be done economically and efficiently. As customer demand increases for our network-neutral colocation and interconnection services, we will seek opportunities to invest in additional data center space.

Selectively Expand Through Acquisitions. We have made numerous acquisitions since our founding and we will continue to evaluate potential acquisition opportunities. As part of our corporate strategy, we continue to be regularly involved in discussions regarding potential acquisitions of companies and assets, some of which may be quite large. We have consistently demonstrated that we are able to acquire and effectively integrate companies and organically grow revenue and EBITDA post-acquisition. Acquisitions have the ability to increase the scale at which we operate, which in turn affords us the ability to increase our operating leverage, extend our network reach, and broaden our customer base. We will continue to evaluate potential acquisitions, both small and large, on a number of criteria, including the quality of the infrastructure assets, the fit within our existing businesses, the opportunity to expand our network, and the opportunity for us to create value as a result of the acquisition. See “Risk Factors—Future acquisitions are a component of our strategic plan, and will include integration and other risks that could harm our business.”

Industry

We classify the communications services industry into four distinct categories: enablers of infrastructure, telecom and Internet infrastructure service providers, communications service providers, and end users. Bandwidth infrastructure services and colocation and interconnection services are components of telecom and Internet infrastructure services.

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Enablers of Infrastructure: Entities that approve, sell, or provide the licenses, rights-of-way, and other necessary permits and land that are required in order to provide telecom and Internet infrastructure services.

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Telecom and Internet Infrastructure Service Providers: Companies that own and operate assets that are used to provide (i) raw bandwidth services, including bandwidth infrastructure, that are used to transport wireless, data, voice, Internet and video traffic using fiber, legacy copper, or microwave networks, (ii) colocation services used to house and interconnect networks, and (iii) cellular tower services to Communication Service Providers. Telecom and Internet infrastructure service providers rely on enablers of infrastructure to provide their services.

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Communications Service Providers: Companies that market and sell communications services such as voice, Internet, data, video, wireless, CDN services, and hosting solutions. Telecom and Internet infrastructure services are used by nearly all communications service providers in the provision of services such as Internet connectivity, wireless voice and data services, content delivery, and voice and data networks to end users.

•	End Users: Public sector entities, businesses, and private consumers that purchase communications services.

We are a provider of bandwidth infrastructure and colocation services, a subset of telecom and Internet infrastructure services. We provide the following services:

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Bandwidth Infrastructure. Bandwidth infrastructure providers transport communications services, such as wireless, data, voice, Internet, and video traffic over fiber networks. Bandwidth infrastructure providers supply lit bandwidth and/or dark fiber between locations, such as cellular towers, neutral and network-specific data centers, carrier hotels, mobile switching centers, CATV head ends and satellite uplink sites, ILEC central offices, and other key buildings that house telecommunications and computer equipment. Bandwidth infrastructure services (including fiber-to-the-tower) primarily consist of private line, Wavelength, Ethernet, and IP services commonly referred to as lit services, bandwidth infrastructure services that are not lit are sold as dark fiber capacity.

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Colocation. Colocation providers offer a highly controlled environment for housing telecommunications, Internet, and other networking and computer equipment such as switches, routers, transport equipment, servers, and storage devices within their own colocation facilities. Network-neutral data center providers allow customers who colocate in their facilities to purchase bandwidth infrastructure and other telecommunications services from third parties. This enables customers to interconnect with other customers colocated at the same facility and/or with bandwidth infrastructure providers of their choice. Network-specific data center providers require their customers to purchase bandwidth infrastructure and other telecommunications services from them.

Nearly all communications service providers utilize one or more forms of telecom and Internet infrastructure services in order to provide services such as Internet connectivity, wireless voice and data services, CDN services, hosting services, local and long distance voice networks, HDTV networks and data networks. These services are typically offered by ILECs, RLECs, hosting companies, wireless service providers, IXCs, CLECs, CATV, satellite TV, and CDN service providers.

In recent years, the industry has experienced significant increases in global IP traffic. The growth in Internet traffic overall is being driven by a mix of consumer and business trends including the proliferation of wireless smart phones, rich media such as video on demand, real time online streaming video, social networks, online gaming, cloud computing, 3G and 4G mobile broadband cards and the trend towards enterprise outsourcing of IT and storage needs.

Growth in demand of telecom and Internet infrastructure services is also likely to continue to come from private data networks or those networks that do not utilize the Internet. Such networks have many uses including executing trades and backing up data for the major financial exchanges, securely transferring corporate and government information, conducting high definition video calls, supporting federal medical privacy regulations (HIPPA) compliance when sending patient medical x-rays electronically, and backing up or storing other critical data. Services sold by bandwidth infrastructure providers are commonly used to support these data networks.

In recent years, there have been numerous acquisitions of companies that provide bandwidth infrastructure services in the United States. We believe our industry will continue to consolidate, resulting in a decrease in the number of bandwidth infrastructure providers. At the same time, we anticipate that demand for bandwidth will continue to increase, positively impacting businesses that provide bandwidth infrastructure services.

Our Telecom and Internet Infrastructure Assets

Our telecom and Internet infrastructure assets consist of our fiber networks (including our fiber-to-the-tower networks), the optronics that we use to provide our bandwidth infrastructure services over our fiber networks, and our data centers where we provide network-neutral colocation and interconnection services.

Networks

The vast majority of our fiber networks are owned or operated under long-term indefeasible right of use (“IRU”) contracts, span 45,673 route miles, and connect to 164 geographic markets in the United States. Within the markets that we serve, our network connects to 5,431 buildings, including major data centers, carrier hotels and central offices, single-tenant high-bandwidth locations, cellular towers and enterprise buildings. Our networks are designed in such a way that ample opportunity exists to organically add additional markets and buildings to our networks; we are focused on adding markets and buildings that have limited or no existing bandwidth infrastructure providers. Our fiber networks also have the following key attributes:

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Modern fiber and optronics. Our modern fiber networks support current generation optronics as well as Dense Wave Division Multiplex (“DWDM”) systems, Add Drop Multiplexing (“ADM”) systems, Ethernet switches and IP routers. This equipment is used to provide our lit bandwidth infrastructure services. The vast majority of our networks are capable of supporting next generation technologies with minimal capital investment.

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Scalable network architecture. Our networks are scalable, meaning we have spare fiber that will allow us to continue to add additional capacity to our network as demand for our services increases. In addition, many of our core network technologies utilize DWDM systems, nearly all of which have spare capacity whereby we can continue to add wavelengths to our network without consuming additional fiber.

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Extensive coverage in locations with few fiber alternatives. We focus our sales and marketing efforts within our network footprint, specifically those areas within our networks (including our fiber-to-the-tower networks) that we believe are less competitive. A significant portion of our revenue is derived from small and midsized markets and from our fiber-to-the-tower network that, in general, have a limited number of fiber alternatives. We frequently connect customer locations in our target small to midsized markets back to major data centers, carrier hotels and central offices, single-tenant high-bandwidth locations, enterprise buildings and other major telecommunications buildings that are usually located in larger markets. We also target locations in larger markets with few fiber alternatives such as cellular towers and enterprise buildings.

Regional fiber networks. We use our regional fiber networks to provide bandwidth infrastructure services between markets that we serve. Our regional networks are commonly used in the following scenarios: First, to provide service between on-net buildings (or buildings that are directly connected to our fiber network), that are located in different large markets, for example, Chicago and New York. Second, to connect our on-net buildings in small and midsized markets back to major data centers, wireless switching centers, carrier hotels and ILEC central offices in larger markets, for example, between Lima, Ohio and Cleveland, Ohio. Occasionally our networks provide service between on-net buildings in two different small or midsized markets located on various parts of our regional networks, for example, between Sioux Falls, South Dakota and Alexandria, Minnesota. We seek to continue to add new markets to our regional networks on a success basis, meaning that we attempt primarily to invest capital only when the terms of a customer contract provide an attractive return on our investment. We have deployed current generation DWDM technologies across most of our regional networks which are capable of scaling to multiple terabytes of bandwidth, which allow us to continue to add capacity as demand for bandwidth increases. We expect technology to continue to advance and that we will augment our regional networks accordingly.

Fiber-to-the-tower networks. We operate fiber-to-the-tower networks in 53 distinct geographic areas across our footprint and have fiber-to-the-tower projects under construction in four additional markets. We connect to 2,427 cellular towers and have contracts with multiple national wireless carriers to build out to 597 additional towers. These fiber-to-the-tower networks provide our customers with bandwidth infrastructure services that offer significantly improved performance over legacy copper networks. Our fiber-to-the-tower networks are scalable, which means that we can increase the amount of bandwidth that we provide to each of the towers as our customers’ wireless data networks grow. Our fiber-to-the-tower markets are generally in areas where we already have dense networks, which afford us the ability to offer ring-protected fiber-to-the-tower services. As such, we are able to offer a higher service level agreement than those traditionally offered over legacy unprotected microwave and copper networks.

Our fiber-to-the-tower networks have the ability to provide significantly more bandwidth to a given tower than copper and microwave networks. We believe that bandwidth used on our fiber-to-the-tower networks will grow over time as smart phone penetration increases, tablet computers and readers are adopted, wireless 3G and 4G laptop cards are more broadly used, video consumption increases on mobile devices, and 3G networks are upgraded to 4G networks, including LTE and WiMax networks.

Diverse portfolio of on-net buildings. We provide service to over 5,400 on-net buildings and are continually making capital investments to increase our on-net building footprint. On-net buildings are buildings that directly connect via fiber to our metropolitan or regional fiber networks. Our customers generally purchase our bandwidth infrastructure services to transport their data, Internet, wireless and voice traffic between buildings directly connected to our network. The types of buildings connected to our network are primarily composed of the following:

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Data Centers, Carrier Hotels, and Central Offices. These buildings house multiple consumers of bandwidth infrastructure services. Our networks generally connect the most important of these buildings in the markets where we operate. We have 383 of these types of facilities connected to our network.

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Single-Tenant, High-Bandwidth Locations. These buildings house a single large consumer of bandwidth infrastructure services. Examples of these buildings include video aggregation sites, mobile switching centers, and hosting centers. Our network is connected to these buildings only when the tenant purchases services from us. We currently have 660 single-tenant, high-bandwidth locations on-net.

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Cellular Towers. We connect to cellular towers and other locations that house wireless antennas. We have 2,427 cellular towers on-net, and we are actively constructing an additional 597. We have signed contracts to provide service to at least one tenant at each tower that we connect or will connect to. Typically, towers have multiple tenants, which provide us with the opportunity to sell services to those additional tenants.

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Enterprise Buildings. Our network extends to 1,856 enterprise buildings. These buildings contain a mix of single tenant and multi-tenant enterprise buildings and include hospitals, corporate data centers, schools, government buildings, research centers, and other key corporate locations that require bandwidth infrastructure services.

Key Colocation Facilities Exclusively in Major Telecom/Internet Buildings

Our key colocation facilities are located in some of the most important carrier hotels in the United States, including 60 Hudson Street and 111 8th Avenue in New York, New York and 165 Halsey Street in Newark, New Jersey. zColo also has the exclusive right to operate and provide colocation and interconnection services in the Meet-Me Room at 60 Hudson Street, although carriers may inter-connect there in less cost-effective manners including without using the Meet-Me-Room. We also have colocation facilities located in Chicago, Illinois; Las Vegas, Nevada; Los Angeles, California; Nashville, Tennessee; Plymouth, Minnesota; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Pittsburgh, Pennsylvania; and Memphis, Tennessee. All of our colocation facilities are network-neutral and have backup power in the form of batteries and generators, air conditioning, modern fire suppression equipment and ample power to meet customer needs. We have long-term leases with the owners of each of the buildings where we provide colocation services. Our colocation facilities total approximately 94,175 net square feet of billable data center space.

Network Management and Operations

Our primary network operations center (“NOC”) is located in Tulsa, Oklahoma and provides 24-hour, 365-day monitoring and network surveillance. We continually monitor for and proactively respond to any events that negatively impact or interrupt the services that we provide to our customers. Our NOC also responds to customer network inquiries via standard customer trouble ticket procedures. Our NOC coordinates and notifies our customers of maintenance activities and is the organization responsible for ensuring that we meet our service level agreements.

Rights-of-Way

We have the necessary right-of-way agreements and other required rights, including state and federal government authorization, that allow us to maintain and expand our fiber networks which are located on private property and public rights-of-way, including utility poles. When we expand our network we obtain the necessary construction permits, license agreements, permits, and franchise agreements. Certain of these permits, licenses, and franchises are for a limited duration. When we need to use private property our strategy is to obtain right-of-way agreements under long-term contracts.

Other

We do not own any significant intellectual property, nor do we spend a material amount on research and development. Our working capital requirements and expansion needs have been satisfied to date through the members’ equity contributions, borrowings under our credit agreement, and cash provided by operating activities.

Our Services

Zayo Bandwidth. Through our Zayo Bandwidth unit, we offer bandwidth infrastructure services over our fiber network. These service offerings are targeted to meet the needs of the largest consumers of bandwidth infrastructure in the United States. Services are primarily provided under contracts with terms ranging from three to six years and typically include a monthly recurring charge and in many cases an installation fee. The monthly recurring fee is fixed in most cases and is based on the amount of bandwidth provided and the type of locations to which the bandwidth connects.

Bandwidth infrastructure services typically include (i) private line services that range in speed, or bandwidth provided, from 45 Mbps to 10 Gbps and include DS-1, DS-3, OC-3, OC-12, OC-48 and OC-192 services; (ii) Ethernet services that range in speed from 100 Mbps to 10 Gbps; (iii) wavelength services that are provided at 2.5 Gbps and 10 Gbps speeds; (iv) IP services that can range from 10 Mbps to 10 Gbps; and (v) fiber-to-the-tower services. ZB offers several configurations of these services. These configurations include simple point-to-point (or building-to-building) services and more complex point-to-multi-point or multi-point-to-multi-point services. We also custom-tailor complex network solutions for our largest customers, including customized low latency routing, multi-hundred location fiber-to-the-tower networks, and other similarly customized deployments.

All services are provided over modern fiber optic cable and are monitored by our 24-hour, 365-day NOC. A majority of our services are provided end-to-end exclusively over our fiber network, which provides many benefits including:

•	avoidance of the cost of third-party service providers, including ILECs;

•	the ability to rapidly and cost effectively scale, or increase bandwidth, to meet the growing network requirements of our customers; and

•	ease in identifying and responding to customer service inquiries over one contiguous fiber network.

ZB is an active participant in federal broadband stimulus projects available through the Broadband Technology Opportunity Program and the American Recovery and Reinvestment Act. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Recent Developments—Broadband Stimulus Awards.”

zColo. Through our zColo business unit, we provide network-neutral colocation, interconnection and other services.

Colocation Services. Our facilities provide our customers with secure, reliable, and environmentally-controlled data center space. Our colocation services include redundant power and cooling, physical security, fire suppression and remote hands services. Each of our colocation facilities is managed by experienced and well-trained technicians and monitored from our network control center based in New York, New York. We typically provide our services for an installation fee and a recurring monthly fee and generally provide them on one- to five-year contracts.

•	Space. We sell cabinets, racks, half-racks, and cages. We also provide and charge for remote hands/remote technician services.

•	Power. We provide alternating current (“AC”) and direct current (“DC”) power at various levels. Our power product is backed up by batteries and generators.

•

Interconnection Services. As a network-neutral provider of colocation services, we provide our customers with interconnection services including fiber, OCN, DS3, DS1, and Ethernet service levels. These services are provided for terms between one and five years for a recurring fee and in many cases a non-recurring fee. Interconnection services allow customers to connect and deliver capacity services between separate networks.

Zayo Fiber Solutions. Through our ZFS unit, we provide dark fiber-related services to customers who desire to operate their telecommunications and data networks at the fiber level, in those markets where we have fiber inventory in excess of our needs. These include customers from Zayo Bandwidth, as well as from the legacy 360 networks, AFS and AGL Networks businesses, and range from large wireless carriers to local municipalities. Dark fiber related services generally consist of the following:

•

Dark Fiber Leases. We provide our customers the opportunity to lease dark fiber, usually in pairs, for a monthly recurring fee or upfront payment. Contracts are generally long term (averaging approximately twelve years in length) and sometimes include automatic annual price escalators.

•

Maintenance & Other Services. Dark fiber leases also include maintenance services for which Zayo charges customers on a recurring basis. Other related services may include building entrance fiber or riser fiber for distribution within a building.

Demand for our services does not materially fluctuate based on seasonality.

Sales and Marketing

Our business primarily engages in direct sales without the use of agents or resellers. Our sales organization consists of 38 sales representatives, 36 of which report into a common sales group and the remaining two report directly to the zColo business unit and specialize in selling colocation and interconnect services. Each of these sales representatives is responsible for meeting a monthly quota. The primary sales organization sells services across all three business units and products. The sales representatives are directly supported by sales management, engineering, solutions engineering and marketing staff.

The main sales organization is organized into five sales channels that align around both region and customer segment. Each of these channels maintains dedicated sales and solutions engineering support resources. Three channels focus on the eastern, Midwestern and western geographic regions of the United States, primarily supporting regional carriers and medium to large enterprise customers, particularly in the healthcare, education, media and financial sectors. The other two channels focus on the national wireline and wireless carriers, also selling across our complete product set.

Our zColo sales force is located in various markets and is focused on existing customers who are located within our colocation facilities that require additional interconnection or colocation services, and on new customers that require colocation services in the major carrier hotels and data centers in the United States.

Separate from the sales groups, we have a corporate marketing group that is responsible for the Company’s marketing efforts. The marketing staff manages our web presence, customer facing mapping tools, marketing campaigns, and public relations. The sales organization is further supported by product management groups that are focused on the dark fiber, wavelengths, private line, Ethernet, IP, colocation, and fiber-to-the-tower product groups.

Our Customers

Our customers generally have a significant and growing need for the telecom and Internet infrastructure services that we provide. Our customer base consists of wireless service providers, carriers and other communication service providers, media and content companies (including cable and satellite video providers), and other bandwidth-intensive businesses such as companies in the education, healthcare, financial services, and technology industries. Our largest single customer accounted for approximately 14% of our monthly recurring revenue during the nine months ended March 31, 2012, and total revenues from our top ten customers accounted for approximately 50% of our monthly recurring revenue during the same period. We currently depend, and expect to continue to depend, upon a relatively small number of customers for a significant percentage of our revenue. If any of our key customers experience a general decline in demand due to economic or other forces, or if any such customer is not satisfied with our services, such key customer may reduce the number of service orders it has with us, terminate its relationship with us (subject to certain early termination fees), or fail to renew its contractual relationship with us upon expiration.

The majority of our customers sign Master Service Agreements (“MSAs”) that contain standard terms and conditions including service level agreements, required response intervals, indemnification, default, force majeure, assignment and notification, limitation of liability, confidentiality and other key terms and conditions. Most MSAs also contain appendices that contain information that is specific to each of the services that we provide. The MSAs either have exhibits that contain service orders or, alternatively, terms for services ordered are set forth in a separate service order. Each service order sets forth the minimum contract duration, the monthly recurring charge, and the non-recurring charges.

We have numerous customer orders for connections, including contracts with multiple national wireless carriers, to build out to more than 597 additional towers. If we are unable to satisfy new orders or build our network according to contractually specified deadlines, we may incur penalties or suffer the loss of revenue.

Competition

Bandwidth Infrastructure. We believe that among the key factors that influence our customers’ choice of bandwidth infrastructure providers are the ability to provide our customers with a service that exclusively utilizes our fiber network from end-to-end, the quality of the service the customer receives, the ability to implement a complex custom solution to meet the customer’s needs, the price of the service provided, and the ongoing customer service provided.

Generally, price competition in non-commoditized geographies is less intense than that for commoditized routes. We face direct price competition when there are other fiber-based carriers who have networks that serve the same customers and geographies that we do. The specific competitors vary significantly based on geography, and often a particular solution can be provided by only one to three carriers that have comparable fiber. Typically, these competitors are large, well-capitalized ILECs such as AT&T Inc., CenturyLink, Inc. and Verizon Communications Inc., or are publicly traded bandwidth infrastructure providers such as AboveNet (prior to the consummation of the AboveNet Acquisition), and Level 3 Communications, Inc. In certain geographies, privately held companies can also offer comparable fiber-based solutions. On occasion, the price for bandwidth infrastructure services is too high compared with the cost of lower-speed, copper-based telecom services. We believe that price competition will continue in situations where our competitors have comparable pre-existing fiber networks. Some of our competitors have long-standing customer relationships, very large enterprise values, and significant access to capital. In addition, several of our competitors have large, pre-existing expansive fiber networks.

Colocation. The market for our colocation and interconnection services is very competitive. We compete based on price, quality of service, network-neutrality, type and quantity of customers in our data centers, and location. We compete against large, well-established colocation providers who have significant enterprise values, and against privately-held, well-funded companies. Given that certain companies are privately held, we are unable to effectively calculate our market share.

Some of our competitors have longer-standing customer relationships and significantly greater access to capital, which may enable them to materially increase data center space, and therefore lower overall market pricing for such services. Several of our competitors have much larger colocation facilities in the markets where we operate. Others operate nationally and are able to attract a customer base that values and requires national reach and scale.

We compete with other interconnection and colocation service providers including Equinix, Inc., The Telx Group, Inc., Terremark Worldwide, Inc. (a Verizon Communications, Inc. subsidiary), Level 3 Communications, Inc., and Savvis, Inc. (a CenturyLink Inc. subsidiary) among others. These companies offer similar services and operate in the markets where we provide service.

Litigation

In the ordinary course of business, we are from time to time party to various litigation matters that we believe are incidental to the operation of our business. We record an appropriate provision when the occurrence of loss is probable and can be reasonably estimated. We cannot estimate with certainty our ultimate legal and financial liability with respect to any such pending litigation matters, and it is possible one or more of them could have a material adverse effect on us. However, we believe that the outcome of such pending litigation matters will not have a material adverse effect upon our results of operations or our consolidated financial condition.

In December 2011, a lawsuit was filed by Idacorp, Inc. (“Idacorp”) against AFS Inc. in the United States District Court for the District of Idaho. On October 1, 2010, we completed a merger with American Fiber Systems Holdings Corporation, the parent company of AFS. On October 12, 2006, Idacorp and AFS entered into a stock purchase agreement under which Idacorp, Inc. agreed to sell to AFS 100% of the equity interest in Idacomm, a provider of telecommunications services and commercial Internet services in Idaho and Nevada, for a purchase price of $10.0 million subject to certain post-close adjustments. Per the terms of the stock purchase agreement there was a holdback clause which allowed AFS to hold back $2.0 million of the purchase price to satisfy certain indemnification claims. The holdback was established in 2006 as both Idacorp and AFS were aware of a potential indemnification claim which could be imposed by the City of Las Vegas which would require certain aerial fibers owned by Idacomm to be relocated to underground locations in the Las Vegas, Nevada area. In 2009 (and then again in 2010), AFS notified Idacorp of indemnification claims against the holdback related to the City of Las Vegas’s “Project Clear Skies” and other matters. Project Clear Skies is a plan for relocating aerial utilities to underground locations in the Las Vegas area. As the indemnification claims are valid and were received within the holdback period, we do not believe the lawsuit filed by Idacorp has merit and as such have not accrued for the $2 million holdback. As of March 31, 2012, no loss contingencies have been accrued for related to this lawsuit. We have an accrued liability of $2.8 million within other liabilities on our condensed consolidated balance sheet as of March 31, 2012, which represents the estimated cost associated with relocating the legacy Idacomm aerial fibers in the Las Vegas area to underground locations as would be required under the Project Clear Skies initiative.

In late March 2012, shareholder plaintiffs brought three purported class and/or derivative claims challenging the AboveNet Acquisition. Two actions were filed in Westchester County, New York Supreme Court: Wachsler v. AboveNet, Inc., et al. and Raul v. LaPerch, et al.; and one action was filed in Chancery Court in Delaware, Miramar Firefighters Pension Fund v. AboveNet, Inc., et al. The Delaware plaintiffs filed an amended complaint on April 17, 2012 and the Westchester actions were stayed by agreement in favor of the Delaware action through June 20, 2012. All three actions allege that AboveNet and its directors breached their fiduciary duties by failing to garner a higher price for AboveNet by engaging in a flawed sales process and by agreeing to inappropriate deal terms, including the go-shop and termination fee provisions. The actions also assert that AboveNet and the Company aided and abetted those purported breaches by entering into the AboveNet Acquisition Agreement, rendering substantial assistance to the AboveNet board of directors in connection with the breaches, and acting with knowledge of, or with reckless disregard to, the individual defendants’ breaches of fiduciary duty. The Raul and Miramar Firefighters Pension Fund actions further allege that the merger sub, Voila Sub, Inc., also aided and abetted those purported breaches. The Delaware plaintiffs had sought a preliminary injunction to alter and delay the transaction in the Miramar Firefighters Pension Fund action but withdrew their application. Plaintiffs now contend they will pursue a money damages claim.

Regulatory Matters

Our operations require that certain of our subsidiaries hold licenses, certificates, and/or other regulatory authorizations from the Federal Communications Commission (“FCC”) and various state Public Utilities Commissions (“PUCs”), all of which we have obtained and maintain in the normal course of our business. The FCC and State PUCs generally have the power to modify or terminate a carrier’s authority to provide regulated wireline services for failure to comply with certain federal and state laws and regulations, and may impose fines or other penalties for violations of the same, and the State PUCs typically have similar powers with respect to the intrastate services we provide under their jurisdiction. In addition, we are required to submit periodic reports to the FCC and the State PUCs documenting interstate and intrastate revenue, among other data, for fee assessments and general regulatory governance, and in some states are required to file tariffs of our rates, terms, and conditions of service. In order to engage in certain transactions in certain of these jurisdictions, including changes of control, the encumbrance of certain assets, the issuance of securities, the incurrence of indebtedness, the guarantee of indebtedness of other entities, including subsidiaries of ours, and the transfer of our assets, we are required to provide notice and/or obtain prior approval from certain of these governmental agencies. The construction of additions to our current fiber network is also subject to certain governmental permitting and licensing requirements.

In addition, our business is subject to various other regulations at the federal, state, and local levels. These regulations affect the way we can conduct our business and our costs of doing so. However, we believe, based on our examination of such existing and potential new regulations being considered in ongoing FCC and State PUC proceedings, that such regulations will not have a material adverse effect on us.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names, ages, and positions of our directors and executive officers as of July 10, 2012. Additional biographical information for each individual is provided in the text following the table.

Name	Age	Position
Daniel Caruso	48	Chief Executive Officer and Director
Kenneth desGarennes	41	Chief Financial Officer and Vice President
Scott Beer	43	Vice President, General Counsel and Secretary
David Howson	41	President, Zayo Bandwidth
Glenn S. Russo	53	Executive Vice President, Corporate Strategy and Development
Chris Morley	38	President, zColo
Matthew Erickson	35	President, Zayo Fiber Solutions
Rick Connor	63	Director, Compensation Committee Member and Audit Committee Chairman
Michael Choe	40	Director and Compensation Committee Chairman
John Siegel	43	Director and Audit Committee Member
Gillis Cashman	37	Director and Audit Committee Member
John Downer	54	Director and Compensation Committee Member
Philip Canfield	44	Director
Lawrence Fey	31	Director

Management Team

Daniel Caruso, one of our cofounders, has served as our Chief Executive Officer since our inception in 2007. Between 2004 and 2006, Mr. Caruso was President and CEO of ICG Communications, Inc. (“ICG”). In 2004, he led a buyout of ICG and took it private. In 2006, ICG was sold to Level 3 Communications, Inc. (“Level 3”). Prior to ICG, Mr. Caruso was one of the founding executives of Level 3, and served as their Group Vice President from 1997 through 2003 where he was responsible for Level 3’s engineering, construction, and operations organization and most of its lines of business and marketing functions. Prior to Level 3, Mr. Caruso was a member of the MFS Communications Company, Inc. senior management team. He began his career at Illinois Bell Telephone Company, a former subsidiary of Ameritech Corporation. Mr. Caruso is an investor in, and currently serves as the executive Chairman of, Envysion, Inc., where he is responsible for setting the strategic direction of the company and mentoring the executive team. He holds an MBA from the University of Chicago and a BS in Mechanical Engineering from the University of Illinois.

Kenneth desGarennes has served as our Chief Financial Officer and Vice President since October 2007. From November 2003 to October 2007, Mr. desGarennes served as Chief Financial Officer for Wire One Communications, Inc. Prior to joining Wire One, Mr. desGarennes was a Senior Director at The Gores Group, LLC, a technology-focused private equity firm. Mr. desGarennes started his career as a commercial banking officer with First Union Bank before moving to Accenture plc, where he worked for 6 years in a corporate development role. Mr. desGarennes received his BS in finance from the University of Maryland in College Park.

Scott Beer has served as our Vice President, General Counsel and Secretary since May 2007. From August 2006 to May 2007, Mr. Beer worked for Level 3 as VP of Carrier Relations, where he was responsible for vendor relations, contract negotiations and various off-net cost management initiatives. Prior to Level 3’s acquisition of ICG, Mr. Beer was VP and General Counsel of ICG, overseeing all legal and regulatory matters for the company from September 2004 to August 2006. Before starting with ICG, Mr. Beer was in-house counsel at MCI WorldCom Network Services Inc., supporting the Mass Markets Finance Department for three years. He began his legal career as an associate attorney for McGloin, Davenport, Severson & Snow, PC, where he was a commercial litigator and represented several large communication companies. Mr. Beer holds a Juris Doctorate from Detroit College of Law at Michigan State University. He earned his B.A. from Michigan State in Communications and Pre-law.

David Howson has served as the President of Zayo Bandwidth since November 2010. Mr. Howson joined the Company in June 2010 as President of the zColo business unit. From April 1998 to May 2010, Mr. Howson served as part of the management team at Level 3 where he was responsible for various operations roles, including serving as Senior Vice President from 2004 to 2010. Before joining Level 3, Mr. Howson worked for a subsidiary of MFS Communications responsible for the design and construction of fiber networks and colocation facilities in Europe, Asia, and Australia. Mr. Howson earned his Engineering degree from Oxford Brookes University in England.

Glenn Russo joined the Company in September 2008 and currently serves as Executive Vice President of Corporate Strategy and Development. Mr. Russo’s responsibilities include the evaluation and execution of acquisition opportunities, business development and marketing. From September 2000 to August 2008, Mr. Russo served as part of the management team at Level 3. He acted as Senior Vice President from 2003 to 2008, where he was responsible for transport and infrastructure services across North America and Europe. Before joining Level 3, Mr. Russo was a senior executive at Bridgeworks, a regional network services company in Texas, and spent 16 years with ExxonMobil’s global chemical product division in a range of IT, sales and finance leadership positions. Mr. Russo earned his Engineering degree from Cornell University.

Chris Morley has served as President of zColo since November 2010. Mr. Morley joined the Company in 2009 as Chief Financial Officer and Head of Product Management for the Zayo Bandwidth business unit. From 2008 until joining the Company in 2009, Mr. Morley acted as an independent consultant advising operating companies and private equity investors on strategy, merger and acquisition due diligence, execution, and operational improvements. During 2006 and 2007, Mr. Morley served as part of the management team for One Communications Corporation, serving as Chief Integration Officer and the Executive Vice President of Operations and Networks. From 1999 to 2006, Mr. Morley served as part of the management team for Conversent Communications, LLC, serving as Executive Vice President of Operations and Engineering. Mr. Morley received his B.S. in Finance from the University of Denver.

Matthew Erickson has served as the President of Zayo Fiber Solutions since July 2010. Prior to his current role, Mr. Erickson held roles in corporate development and product and vendor management since the Company’s inception in 2007. Prior to joining the Company, Mr. Erickson was at ICG, where he was Vice President of Marketing & Product Management from October 2004 to July 2006. Prior to ICG, Mr. Erickson was at Level 3, where he held various roles including Internet, transport and infrastructure product management and corporate strategy/development. Mr. Erickson began his career at PricewaterhouseCoopers in the audit and financial advisory services groups. Mr. Erickson received his B.S. in Accounting from Colorado State University.

Directors

Rick Connor has served as a Director and Chairman of the audit committee since June 2010. Mr. Connor is currently retired. Prior to his retirement in 2009, he was an audit partner with KPMG LLP where he served clients in the telecommunications, media, and energy industries for 38 years. During the last 12 years of his career he served as the Managing Partner of KPMG’s Denver office. Mr. Connor earned his B.S. degree in accounting from the University of Colorado. Mr. Connor was appointed Director and the Chairman of the Audit Committee as a result of his extensive technical accounting and auditing background, knowledge of SEC filing requirements and experience with telecommunications clients.

Michael Choe has served as a Director since March 2009. Mr. Choe is currently a Managing Director at Charlesbank Capital Partners LLC, where he is responsible for executing and monitoring investments in companies. He joined Harvard Private Capital Group, the predecessor to Charlesbank, in 1997, and was appointed as Managing Director in 2006. Prior to that he was with McKinsey & Company, where he focused on corporate strategy work in energy, health care, and media. Mr. Choe graduated from Harvard University with a BA in Biology. Mr. Choe is a member of the Board of Directors of DEI Holdings, Inc., Horn Industrial Services, LLC and OnCore Manufacturing, LLC. Mr. Choe was appointed Director as a result of his extensive experience with mergers and acquisitions of middle-market companies.

John Siegel has served as a Director since May 2007. Mr. Siegel has been a Partner of Columbia Capital since April 2000, where he focuses on communication services investments. Mr. Siegel is a member of the Board of Directors of euNetworks, Cologix, GTS Central Europe, mindSHIFT Technologies, Inc., Presidio, Incorporated, and Teliris, Inc. Prior to Columbia, Mr. Siegel held positions with Morgan Stanley Capital Partners, Fidelity Ventures, and the Investment Banking Division of Alex. Brown & Sons, Incorporated. Mr. Siegel received his B.A. from Princeton University and his M.B.A. from Harvard Business School. Mr. Siegel was appointed Director as a result of his vast knowledge of the telecommunications industry obtained over his career of investing primarily in the telecommunications/data services arena.

Gillis Cashman has served as a Director since May 2007. Mr. Cashman currently serves as a Managing Partner of M/C Partners, where he focuses on telecom and media infrastructure. He joined M/C Partners as an associate in 1999 and was promoted to partner in 2006 before his appointment to his current position in 2007. From 1997 to 1999, he was with Salomon Smith Barney in the Global Telecommunications Corporate Finance Group, where he focused on mergers and acquisitions in the wireline and wireless segments of the telecommunications industry. Mr. Cashman currently serves as the Chairman of Baja Broadband Holding Company, LLC, on the Board of Directors of Corelink Data Centers, CSDVRS, GTS Central Europe and Plum Choice, Inc. Mr. Cashman received an AB in economics from Duke University. Mr. Cashman was appointed Director as a result of his merger and acquisition experience and portfolio company management evidenced by his current position at M/C Partners, where he leads the Broadband Infrastructure and Services portion of the M/C Partners portfolio.

John Downer has served as a Director since May 2007. Mr. Downer joined the Oak Investment Partners team as Director-Private Equity in 2003 following a 14-year career as a Managing Director at Cornerstone Equity Investors, LLC, a middle-market private equity firm with over $1.2 billion under management. At Cornerstone, Mr. Downer led the management buyout of a number of technology and tech-related companies and acted as the lead investor for numerous later-stage expansion financings. Prior to Cornerstone, Mr. Downer worked at the private equity groups at T. Rowe Price and the Harvard Management Company. Mr. Downer currently serves as a director of Geotrace Technologies, Inc., LumaSense Technologies, Inc., Plastic Logic Russia, and Enterprise Sourcing Services. He is currently a Trustee of Phillips Exeter Academy. Mr. Downer earned his BA, JD, and MBA from Harvard University. Mr. Downer was appointed Director as a result of his knowledge of mergers and acquisitions, legal, financing and operations gathered over his private equity career.

Philip Canfield has served as a Director since July 2012. Mr. Canfield is currently co-head of the Information Services & Technology Group at the private equity firm GTCR. Mr. Canfield joined GTCR in 1992 and became a Principal in 1997. From 1990 until 1992, he was with Kidder, Peabody and Company, where he worked in the corporate finance department. Mr. Canfield is a member of the Board of Directors of Sorenson Communications, Inc., IQNavigator, Inc., Global Traffic Network, Inc., and Cannondale Investments, Inc. He holds an M.B.A. from the University of Chicago and a B.B.A. in Finance with high honors from the Honors Business Program at the University of Texas. Mr. Canfield was appointed Director as a result of his experience in corporate finance and in the telecommunications industry, evidenced by his key role in GTCR’s successful investments in AppNet, DigitalNet and CellNet.

Lawrence Fey has served as a Director since July 2012. Mr. Fey is currently a Vice President at GTCR where he focuses on investments in the Information Services and Technology sector. He joined GTCR in 2005 and became a Vice President in 2008. From 2003 until 2005, he was with Morgan Stanley, where he worked in the Mergers, Acquisition and Restructuring / Corporate Finance group. He currently is a member of the Board of Directors of Six3 Systems, Inc., CAMP Systems International, Inc., Global Traffic Network, Inc., and Mondee, Inc. Mr. Fey holds a B.A. in Economics cum laude from Dartmouth College. Mr. Fey was appointed Director as a result of his experience in corporate finance and in the telecommunications industry, evidenced by his key role in past successful GTCR investments such as Solera and CellNet.

Committees of the Board

Audit Committee

Our Audit Committee is currently composed of Mr. Connor, Mr. Cashman, and Mr. Siegel, each of whom is a non-employee member of the board.

Code of Ethics

We have adopted a written code of conduct that serves as the code of ethics applicable to our directors, officers, and employees, including our principal executive officer and senior financial officers, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC. In the event that we make any changes to, or provide any waivers from, the provisions of our code of conduct applicable to our principal executive officer and senior financial officers, we intend to disclose these events on our website or in a report on Form 8-K within four business days of such event. This code of conduct is available in the “Corporate Governance” section of our website at http://investor.zayo.com/corporate-governance.

Compensation Committee

Our Compensation Committee is currently comprised of Michael Choe and John Siegel, each of whom is a non-employee member of the board. The Compensation Committee is responsible for, among other things:

•	studying, reviewing, monitoring and evaluating our employment, compensation, benefits, perquisite, employee equity, hiring and retention practices, policies and needs;

•	providing such information and materials as the Compensation Committee deems necessary or advisable to make the Board aware of significant employment matters that require Board attention;

•	reviewing and approving such compensation matters as the Compensation Committee, the Board or the Chief Executive Officer wish to review or approve;

•

reviewing and approving certain executive and employee compensation plans, including applicable annual base salary, quarterly incentive bonuses (including the specific goals and amounts), equity compensation, employment agreements, severance arrangements and any other relevant benefits; and

•	administering, reviewing, and making recommendations with respect to our equity compensation plans.

Compensation Discussion & Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers. When we refer to “executive” in this section, we mean our five executives listed in the Summary Compensation Table, below.

Compensation Objectives

The objective of our compensation practices is to attract, retain, and motivate the highest quality employees and executives who share our core value of enhancing equity-holder value. We believe that the primary goal of management is to create value for our stakeholders and we have designed our compensation program around this philosophy. Substantially all of our employees have a material portion of their compensation tied to the Company’s performance, and a large portion of the overall compensation of our executives is comprised of long-term compensation.

Elements of Executive Compensation

The components of compensation for our executives are base salary, quarterly non-equity incentive compensation, equity participation, and benefits. In addition, in limited circumstances, the Compensation Committee may exercise its discretion to pay other cash bonuses. Total compensation is targeted at or above the median for the industry, depending on the executive’s experience, historical performance, and demands of the position. Total compensation increases with position and responsibility. Pursuant to our objective of aligning our executives’ interests with the interests of our equity holders, we create compensation packages that meet or exceed general industry levels by combining base salaries that are at or below industry levels with bonuses and equity incentives that are at or above industry levels. The percentage of compensation that is “at risk” also increases with position and responsibility. “At risk” compensation includes potential quarterly payouts under our non-equity incentive compensation plan and long-term incentive awards. Executives with greater roles in, and responsibility for, achieving our performance goals bear a greater proportion of the risk that those goals are not achieved and receive a greater proportion of the rewards if goals are met or surpassed.

Base Salary. We provide our executives with a base salary to provide them with an immediate financial incentive. Base salaries are determined based on (1) a review of salary ranges for similar positions at companies of similar size based on annual revenues, (2) the specific experience level of the executive, and (3) expected contributions by the executive. Base salaries are generally at or below our peer companies. Base salaries are approved by the Board’s Compensation Committee and are based on the recommendation of our CEO, Mr. Caruso. Base salaries are reviewed and adjusted from time to time based on individual merit, promotions, or other changes in job responsibilities. There are no automatic increases in base salary.

Our co-founder, Mr. Caruso, currently receives a minimal base salary. In lieu of receiving a market-based salary, Mr. Caruso elected to receive substantially all of his compensation in the form of equity awards.

Non-Equity Incentive Compensation Plan. Consistent with our compensation objectives described above, we also have a quarterly non-equity incentive compensation plan in which most of our salaried employees, including our executives, participate. Similar to base salaries, this plan provides our executives with potential cash payments which act as an incentive for current performance, while also encouraging behavior that is consistent with our long-term goals. In support of our compensation objectives, target payout amounts under this plan are generally above what management estimates to be the industry median, so that when combined with below or at median salaries, they create total cash compensation at or above the median of our industry generally.

We make these non-equity incentive compensation plan payments to participating executives if quarterly financial targets (generally a modified calculation of adjusted EBITDA) and certain business unit objectives are met. The financial targets and business unit objectives are proposed by the CEO (who does not participate in the non-equity incentive compensation plan) and are approved by the Compensation Committee. Our CEO recommends to the Compensation Committee the quarterly payouts under this plan, from 0% to 200% of an individual or a group’s target payout, based on the relative achievement of the financial targets and business unit objectives. The actual financial results may be adjusted up or down to account for certain non-recurring or unusual events, if approved by the Compensation Committee.

The business unit objectives that were set in Fiscal 2011 consisted of financial performance objectives, strategy initiatives, executive initiatives, and financial management goals, at the business unit level. The business unit objectives established for the company reflect a mix of near-term projects and longer-term improvement initiatives. Actual payouts under the plan are determined based on our CEO’s quantitative and qualitative evaluation of performance against the objectives and are approved by our Compensation Committee.

The table below shows the total target payouts and actual payouts under the non-equity incentive compensation plan for Fiscal 2011 for our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers. We refer to these five people as our named executive officers.

Name	Plan Target Payout	Plan Actual Payout
Daniel Caruso	—	—
Kenneth desGarennes	102,000	130,980
David Howson	80,932	103,397
Glenn Russo	105,000	76,875
Marty Snella	93,500	108,625

Upon reevaluating the current ratio of base salary, bonus, and equity of our named executives, we may increase their bonus targets in connection with any increase in their base salaries with the approval of the Compensation Committee.

Our CEO, Mr. Caruso, does not earn a quarterly payment under the non-equity incentive compensation plan.

Equity. A significant percentage of total compensation for our executives is allocated to equity compensation. We believe equity ownership encourages executives to behave like owners and provides a clear link between the interest of executives and those of equity holders.

Certain employees, including our executives, are granted common units in CII, our indirect parent company. Upon a distribution at CII, the holders of common units are entitled to share in the proceeds of a distribution after certain obligations to the preferred unit holders are met. See Note 13: Equity of our audited consolidated financial statements included elsewhere in this prospectus for additional information on member’s equity of CII, including the common units.

Certain executives also received preferred units in CII. The preferred unit holders are not entitled to receive dividends or distributions (although CII may elect to include holders of preferred units in distributions at its discretion). Upon a distribution at CII the holders of preferred units are entitled to receive their unreturned capital contributions and a priority return of 6% prior to any distributions being made to common unit holders. After the unreturned capital contributions and priority returns are satisfied, preferred unit holders receive 80-85% of the proceeds of a distribution while the common unit holders receive the remaining 15-20%, depending on the aggregate preferred investor return on their investments.

Common units are awarded to executives upon hiring and at any time thereafter at the discretion of the Compensation Committee based on the executives’ past or expected role in increasing our equity value. All of the granted common units are subject to the terms of employee equity agreements covering vesting and transfer, among other terms.

In Fiscal 2011, each of the named executive officers received incremental grants based on the Compensation Committee’s subjective evaluation of their overall performance and expected contribution to the future increase in CII’s overall equity value.

Bonus. Under the terms of his offer letter, Mr. Howson was entitled to a signing bonus equal to $60,000, which was paid during Fiscal 2011.

Benefits. We offer our executives the same health and welfare benefit and disability plans that we offer to all of our employees.

Determination of Executive Compensation

Our CEO, Mr. Caruso, makes recommendations to the Compensation Committee regarding the total compensation of each executive (excluding himself), including base salary, target bonus, and equity compensation, as well as the financial targets and business unit objectives which determine bonus payouts. The Compensation Committee considers the CEO’s recommendations in consultation with the full Board, and makes all final decisions for the total amount of compensation and each element of compensation for our executives, including Mr. Caruso.

Mr. Caruso and the Compensation Committee use their general knowledge of the compensation practices of other similar telecommunications companies and other private equity-owned companies in the formulation of their recommendations and decisions. The day-to-day design and administration of savings, health, welfare and paid time-off plans and policies applicable to our employees in general, including our executives, are handled by company management and our professional employee organization, ADP.

Employment and Equity Arrangements

During Fiscal 2011, our named executives have been granted the following preferred and common units in CII as equity compensation for services rendered.

Named Executive/Equity Class	Units		First Vesting Date	Vesting End	Grant Date Fair Value
Daniel Caruso
Preferred B	970,000	(1)	10/31/2010	10/31/2013	$2.48
Common D	8,096,118	(2)	1/1/2011	1/1/2014	$0.00
Common E	2,007,425	(2)	5/20/2011	5/20/2014	$0.23

Kenneth desGarennes
Common D	5,152,075	(2)	1/1/2011	1/1/2014	$0.00
Common E	795,519	(2)	5/20/2011	5/20/2014	$0.23

Glenn Russo
Common D	110,000	(2)	1/1/2011	1/1/2014	$0.00
Common E	500,000	(2)	5/20/2011	5/20/2014	$0.23

Marty Snella
Common D	1,840,027	(2)	1/1/2012	1/1/2014	$0.00

David Howson
Common B	500,000	(3)	5/26/2011	5/27/2014	$0.33
Common D	2,145,027	(2)	1/1/2012	1/1/2015	$0.00

(1)	Mr. Caruso’s Preferred B shares vest ratably each quarter over a period of three years.
(2)	Class D and E common units vest 33.33% on the first vesting date and the remaining units vest pro rata on a monthly basis over a period of two years after the first vesting date.
(3)	Mr. Howson’s Class B common units vest 33.33% on the first vesting date and the remaining units vest pro rata on a monthly basis over a period of two years after the first vesting date.

Accelerated Vesting. Under the respective Employee Equity Agreements for Messrs. desGarennes, Russo, Snella and Howson, each of their unvested Units will immediately vest five months after the consummation of a sale of CII, provided that the relevant employee has remained continuously employed from the date of the relevant Employee Equity Agreement through the date of such sale and does not voluntarily terminate his employment prior to the expiration of such five months, if (i) all of the consideration paid in respect of such sale consists of cash or certain marketable securities or (ii) in the event that the consideration consists of other than cash or such securities, the board of directors of CII determines that such sale constituted a management control acquisition. For purposes of such Employee Equity Agreement, a “sale” of CII means any of (a) a merger or consolidation of CII or its subsidiaries into or with any other person or persons, or a transfer of units in a single transaction or a series of transactions, in which in any case the members of CII or the members of its subsidiaries immediately prior to such merger, consolidation, sale, exchange, conveyance or other disposition or first of such series of transactions possess less than a majority of the voting power of CII’s or its subsidiaries’ or any successor entity’s issued and outstanding capital securities immediately after such transaction or series of such transactions; or (b) a single transaction or series of transactions, pursuant to which a person or persons who are not direct or indirect wholly-owned subsidiaries of CII acquire all or substantially all of CII’s or its subsidiaries’ assets determined on a consolidated basis, in each case, other than (i) the issuance of additional capital securities in a public offering or private offering for the account of CII or (ii) a foreclosure or similar transfer of equity occurring in connection with a creditor exercising remedies upon the default of any indebtedness of CII. Further, for purposes of such Employee Equity Agreement, “management control acquisition” is defined as a sale of CII with respect to which (i) immediately prior to such sale of CII, Dan Caruso is serving CII as chief executive officer and (ii) after giving effect to the consummation of the sale of CII, Dan Caruso is not offered the opportunity to serve as the chief executive officer of the combined company resulting from such sale of CII.

Under the Vesting Agreements for Mr. Caruso, the unvested Preferred Units and Common Units will, upon a sale of CII, immediately vest, provided that the executive remains employed by CII or one of its subsidiaries. For purposes of the Vesting Agreements, “sale” of CII means any of the following: (a) a merger or consolidation of CII or its subsidiaries into or with any other person or persons, or a transfer of units in a single transaction or a series of transactions, in which in any case the members of CII or the members of its subsidiaries immediately prior to such merger, consolidation, sale, exchange, conveyance or other disposition or first of such series of transactions possess less than a majority of the voting power of CII’s or its subsidiaries’ or any successor entity’s issued and outstanding capital securities immediately after such transaction or series of such transactions; or (b) a single transaction or series of transactions, pursuant to which a person or persons who are not direct or indirect wholly-owned subsidiaries of CII acquire all or substantially all of CII’s or its subsidiaries’ assets determined on a consolidated basis, in each case whether pursuant to a sale, lease, transfer, exclusive license or other disposition outside of the ordinary course of business.

Summary Compensation Table

The following summary compensation table sets forth information concerning the annual and long-term compensation earned by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Daniel Caruso	2009	10,951	—		—	—	10,951
Chief Executive Officer	2010	10,951	—		—	—	10,951
	2011	10,951	—		2,867,308	—	2,878,259

Kenneth desGarennes	2009	210,000	—		—	68,250	278,250
Chief Financial Officer	2010	225,000	—		—	122,880	347,880
	2011	240,000	—		182,969	130,980	553,949

David Howson	2009	N/A	N/A		N/A	N/A	N/A
President, Zayo Bandwidth	2010	N/A	N/A		N/A	N/A	N/A
	2011	240,000	60,000		165,000	103,397	568,397

Glenn Russo	2009	211,682	114,750	(3)	64,000	—	390,432
President, Zayo Networks	2010	255,000	38,250	(3)	—	38,250	331,500
	2011	244,375	—		115,000	76,875	436,250

Marty Snella	2009	200,000	—		—	60,000	260,000
Senior Vice President of	2010	201,667	—		—	138,500	340,167
Operations, Zayo Bandwidth	2011	220,000	—		—	108,625	328,625

(1)	Amounts shown reflect the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718-10-10, for the fiscal years ended June 30, 2011, June 30, 2010, and June 30, 2009. Assumptions used to determine these values can be found in Note 14: Fair Value Measurements, of our Consolidated Financial Statements.
(2)	Comprises compensation which we describe under “—Compensation Discussion and Analysis—Elements of Executive Compensation—Non-Equity Incentive Compensation Plan.”
(3)	Mr. Russo’s bonus was guaranteed at 150% of his target bonus for the quarters ended December 31, 2008, March 31, 2009, June 30, 2009, and September 30, 2009.

Grants of Plan Based Awards in Fiscal 2011

The following table provides information about grants of plan based awards to our named executive officers in Fiscal 2011 and non-equity incentive plan award information for Fiscal 2011:

Name	Grant Date	Fiscal 2011 Non-Equity Incentive Plan Targets			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock Awards ($)
		Threshold	Target ($)	Maximum
Daniel Caruso	12/29/10	—	—	—	390,000	967,200
	01/05/11	—	—	—	580,000	1,438,400
	01/24/11	—	—	—	8,096,118	0
	05/20/11	—	—	—	2,007,425	461,708

Kenneth desGarennes	N/A	0	102,000	204,000	—	0
	01/24/11	—	—	—	5,152,075	0
	05/20/11	—	—	—	795,519	182,970

David Howson	N/A	0	84,000	168,000	—	—
	1/24/11	—	—	—	2,145,027	—
	3/10/11	—	—	—	500,000	165,000

Glenn Russo	N/A	0	111,000	222,000	—	0
	01/24/11	—	—	—	110,000	0
	05/20/11				500,000	115,000

Marty Snella	N/A	0	93,500	187,000	—	0
	01/24/11	—	—	—	1,840,027	0

Outstanding Equity Awards at 2011 Fiscal Year End

The table below lists the number and value of equity awards that have not vested at year end of Fiscal 2011:

Name	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)
Daniel Caruso	11,356,043	(2)(7)	5,371,204
Kenneth desGarennes	7,624,853	(3)(8)	2,817,651
David Howson	2,509,610	(4)(9)	876,417
Glenn Russo	1,360,000	(5)(10)	684,725
Marty Snella	2,484,992	(6)(11)	952,242

(1)	Market value is based on the following fair value estimates at the end of Fiscal 2011.

Class	Fair Value
Preferred Unit A	$2.10
Preferred Unit B	$2.80
Common Unit A	$0.81
Common Unit B	$0.58
Common Unit C	$0.33
Common Unit D	$0.31
Common Unit E	$0.23

(2)	Includes unvested Class B, D and E Common Units and Class B Preferred Units.
(3)	Includes unvested Class A, B, D and E Common Units.
(4)	Includes unvested Class B and D Common Units.

(5)	Includes unvested Class A, B, D and E Common Units.
(6)	Includes unvested Class A, B, C and D Common Units.
(7)	5,584,384, 3,687,948, and 2,083,711 units will vest during Fiscal 2012, 2013 and 2014, respectively.
(8)	3,962,409, 2,540,865, and 1,121,580 units will vest during Fiscal 2012, 2013 and 2014, respectively.
(9)	1,190,363, 840,009, and 479,238 units will vest during Fiscal 2012, 2013 and 2014, respectively.
(10)	733,522, 390,833, and 235,644 units will vest during Fiscal 2012, 2013 and 2014, respectively.
(11)	1,349,540, 822,648, and 312,805 units will vest during Fiscal 2012, 2013 and 2014, respectively.

Option Exercises and Stock Vested

The table below sets forth the equity awards that vested during Fiscal 2011:

Name	Number of Shares or Units of Stock that Vested in 2011(#)	Market Value of Shares or Units of Stock that Vested in 2011 ($)(1)
Daniel Caruso	4,515,764	7,048,744
Kenneth desGarennes	1,681,778	2,817,651
David Howson	135,417	78,542
Glenn Russo	562,500	412,500
Marty Snella	583,750	399,488

(1)	See “—Outstanding Equity Awards at 2011 Fiscal Year End” for June 30, 2011 fair value estimates by class, which were used in determining the market value.

Pension Benefits for Fiscal 2011

We do not maintain a defined benefit pension plan, and there were no pension benefits earned by our executives in the year ended June 30, 2011.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not have any nonqualified defined contribution or other nonqualified deferred compensation plans covering our executives.

Potential Payments upon Termination or Change-in-Control

As a general practice the executives are not entitled to any payments upon termination or change-in-control other than those rights provided in the employee equity agreements. See “—Employment and Equity Arrangements” above for information regarding vesting of equity in CII upon a change of control of CII. The following table sets forth information about the market value of unvested units held by each of the named executives which would have accelerated upon a change in control on the last day of Fiscal Year 2011:

Name	Market Value of Unvested Units as at June 30, 2011 that would Vest Upon Change in Control
Daniel Caruso	$5,371,204
Kenneth desGarennes	$1,681,778
David Howson	$876,417
Glenn Russo	$684,725
Marty Snella	$952,242

Director Compensation

Prior to June 18, 2010, our Board was comprised of our Chief Executive Officer and representatives from a subset of our private equity investors. Neither our employee director nor the director representatives from our private equity investors received any compensation for their services on either the Board or Committees of the Board during Fiscal 2010. On June 18, 2010 we expanded our Board to include two independent directors not affiliated with our current investor base. Upon the expansion of the Board, we instituted a compensation program for independent directors. The following table details the compensation paid to non-employee directors during Fiscal 2011:

Name	Fees Earned or Paid in Cash ($)	Equity Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Rick Connor	$42,000	$11,500	$—	$55,524	$109,024
Don Detampel	$37,001	$—	$—	$48,583	$85,584

The independent board member compensation plan consists of an annual retainer of $25,000 for each independent director for their Board membership and separate annual fees for committee chairmanship and membership. These separate fees for independent directors are comprised of an annual fee of $12,500 for the chairmanship of the audit committee and $5,000 for the chairmanship of the compensation committee. In addition, each independent director who is a member, other than the chairman, of the audit committee receives an annual fee of $5,000 and an independent director who is a member, other than the chairman, of the compensation committee receives an annual fee of $2,500. Independent board members also receive a per-meeting fee of $1,000 for attendance at in-person Board meetings.

During Fiscal 2011, Mr. Connor was granted 63,739 Class D Common Units of which 33.3% will vest on January 1, 2012 and the remainder will vest pro rata on a monthly basis over the two-year period ending on January 1, 2014. The grant date fair value of Mr. Connor’s Class D Common Units was $0. Mr. Connor was also granted 50,000 Class E Common Units of which 33.3% will vest on May 20, 2012, and the remainder will vest pro rata on a monthly basis over the two-year period ending on May 20, 2014. The grant date fair value of Mr. Connor’s Class E Common Units was $11,500. We have also agreed to pay each independent director an amount sufficient to reimburse them for 50% of the applicable income taxes on the Class B Preferred Units granted to them in Fiscal 2010. Pursuant to the compensation program for independent directors, during Fiscal 2011, Mr. Connor received $97,524, including $55,524 to cover an estimate of the taxes assessed against the Class B preferred units granted to Mr. Connor during Fiscal 2010.

We reimburse our non-employee directors for travel, lodging and other reasonable out-of-pocket expenses in connection with the attendance at Board and committee meetings. We also provide liability insurance for our directors and officers.

On March 24, 2011, Don Detampel resigned from our Board of Directors. Mr. Detampel’s voluntary resignation was a result of his pursuit of alternative endeavors which could result in constraints on his time and potential business conflicts. There were no disagreements between Mr. Detampel and the Company or any officer or director of the Company which led to Mr. Detampel’s resignation. Mr. Detampel acted as one of our first two independent directors and served on our Board of Directors since July 2, 2010. With the resignation, Mr. Detampel also resigned from his role as Chairman of the Company’s Compensation Committee and as a member of the Audit Committee. In connection with his resignation, Mr. Detampel forfeited on all of his unvested equity grants which included 63,926 Class B Preferred Units, 110,935 Class C Common Units, and 55,572 Class D Common Units. During Fiscal 2011, pursuant to the compensation program for independent directors, Mr. Detampel received $85,584, including $48,583 to cover an estimate of the taxes assessed against Mr. Detampel’s Class B preferred unit grant.

Other Matters Relating to Management

Daniel Caruso is a founder of the Zayo Group and owns a substantial amount of equity of CII, our indirect parent company. Mr. Caruso currently acts as our Chief Executive Officer, but has not entered into an employment agreement with us or any entity affiliated with us that contractually determines his rights and obligations. On May 22, 2007, however, Mr. Caruso entered into a Founder Noncompetition Agreement with CII and on December 31, 2007, he entered into a Vesting Agreement with regard to certain equity in CII. In connection with the Sponsor Equity Contribution, Mr. Caruso’s non-competition agreement was extended to July 2, 2017. Pursuant to the noncompetition agreement, Mr. Caruso is, during the term of the agreement, not permitted to own, manage, work for, provide assistance to or be connected in any other manner with a business engaged in owning or operating fiber networks, other than with respect to us, subject to limited exceptions, including those noted below.

Mr. Caruso is an investor in Envysion, Inc. and GTS Central Europe and currently serves as the executive Chairman of Envysion, Inc. Envysion, Inc. is engaged in managed video as a service and is not a direct competitor of the Zayo Group.

Mr. Caruso, despite the fact that he does not have an employment agreement with Zayo Group, LLC or any of its affiliates, intends to devote the vast majority of his business time to Zayo Group, LLC and its subsidiaries.

In June 2012, CII and its preferred unit holders authorized a $7.0 million non-liquidating distribution against Zayo Group’s stock-based compensation liability to Mr. Caruso.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2011, none of the members of the Compensation Committee served, or has at any time served, as an officer or employee of the Company or any of our subsidiaries. In addition, none of our executive officers has served as a member of a compensation committee, or other committee serving an equivalent function of any other entity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

One hundred percent of our equity is owned, indirectly, by CII. The following table sets forth the beneficial ownership of our indirect parent company, CII, by each person or entity that is known to us to own more than 5% of CII’s outstanding membership interests and each of our named executive officers and directors who owns an interest in CII as of July 10, 2012. CII’s membership interests are comprised of Preferred Class C Units and Common Units. The ownership rights of the members of CII are governed by the Third Amended and Restated Limited Liability Company Agreement, dated July 2, 2012.

On July 2, 2012, in connection with the Company’s acquisition of AboveNet, the Company completed a third round of equity financing in which 98,916,060.11 Class C Preferred Units were sold to new and existing investors for aggregate proceeds of $472.25 million. At the same time, all existing Preferred Units were converted into 257,548,148.92 Class C Preferred Units.

The Common Units do not carry voting rights. Upon a liquidation of the Company, the holders of the preferred units are entitled to receive their unreturned capital contributions and a priority return of 6% prior to any distributions being made to common unit holders. After the unreturned capital contributions and priority returns are satisfied, preferred unit holders receive 80% to 85% of the proceeds of a distribution while the common unit holders receive the remaining 15% to 20%, depending on the aggregate preferred investor return on investment. As of July 10, 2012, CII had 356,548,148.92 Preferred Class C Units outstanding and 175,168,378 common units outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all units shown as owned by them except as otherwise set forth in the notes to the table and subject to community property laws, where applicable.

Name of Beneficial Owner	Number of Preferred Class C Units Beneficially Owned	Percent of Class	Common Units	Percent of Class
5% Beneficial Owners of CII
Battery Ventures(1)	28,108,841	7.9%	—	—
Charlesbank Capital Partners(2)(7)	46,458,881	13.0%	—	—
Columbia Capital(3)(8)	49,620,402	13.9%	—	—
GTCR LLC(4)	54,458,816	15.3%	—	—
M/C Partners(5)(9)	49,620,402	13.9%	—	—
Oak Investment Partners XII, LP(6)(10)	53,637,281	15.0%	—	—

Our Directors
Daniel Caruso	6,020,416	1.7%	41,775,765	23.8%
Michael Choe(7)	—	—	—	—
John Siegel(8)	—	—	—	—
Gillis Cashman(9)	52,364	*	—	—
John Downer(10)	—	—	—	—
Rick Connor	85,397	*	540,522		*
Philip Canfield(11)	—	—	—	—
Lawrence Fey(12)	—	—	—	—

Name of Beneficial Owner	Number of Preferred Class C Units Beneficially Owned	Percent of Class		Common Units	Percent of Class
Our Named Executive Officers
Kenneth desGarennes	23,926		*	18,674,705	10.7%
David Howson	—	—		3,845,027	2.2%
Glenn S. Russo	578,342		*	3,210,000	1.8%
Marty Snella	—	—		5,391,684	3.1%
All directors and executive officers as a group	6,872,362	1.9%		87,698,701	50.1%

*	Less than 1%
(1)	Aggregate holdings of Battery Ventures VII, L.P., Battery Investment Partners VII, LLC, and Battery Ventures VIII, L.P. The address for all three entities is 930 Winter Street, Suite 2500, Waltham, MA 02451.
(2)	Aggregate holdings of Charlesbank Equity Fund VI, LP, CB Offshore Equity Fund VI, LP, Charlesbank Equity Coinvestment Fund VI, LP, and Charlesbank Equity Coinvestment Partners, LP. The address for all four entities is 200 Clarendon, 5th Floor, Boston, MA 02116.
(3)	Aggregate holdings of Columbia Capital Equity Partners IV (QP), L.P., Columbia Capital Equity Partners IV (QPCO), L.P., Columbia Capital Employee Investors IV, L.P., Columbia Capital Equity Partners III (QP), L.P., Columbia Capital Equity Partners III (Caymen) L.P., Columbia Capital Equity Partners III (AI), L.P., Columbia Capital Investors III, L.L.C., and Columbia Capital Employee Investors III, L.L.C. The address for all eight entities is 201 N. Union Street, Suite 300, Alexandria, VA, 22314.
(4)	Aggregate holdings of GTCR Fund X/A, LP, GTCR Fund X/C, LP, GTCR Co-Invest X, LP. The address for all three entities is 300 North LaSalle Street, Suite 5600, Chicago, IL, 60654.
(5)	Aggregate holdings of M/C Venture Partners VI, L.P., M/C Venture Investors, L.L.C., M/C Venture Partners V, L.P., and Chestnut Venture Partners, L.P. The address for all four entities is 75 State Street, Suite 2500, Boston, MA, 02109.
(6)	Address is 525 University Avenue, Suite 1300, Palo Alto, CA 94301.
(7)	Michael Choe is the Managing Director of Charlesbank Capital Partners.
(8)	John Siegel is a Partner of Columbia Capital.
(9)	Gillis Cashman is a General Partner of M/C Partners.
(10)	John Downer is the Director-Private Equity of Oak Investment Partners.
(11)	Philip Canfield is a Principal of GTCR LLC.
(12)	Lawrence Fey is a Vice President of GTCR LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Onvoy

We acquired Onvoy on November 7, 2007 at which time Onvoy operated as a vertically integrated telecommunications company. Subsequent to our acquisition of Onvoy, we separated the business of Onvoy into three distinct operating business units. Two of the business units of Onvoy were integrated into our Zayo Bandwidth and Zayo Enterprise Networks business units following the acquisition. The third business unit, Onvoy Voice Services, remained with Onvoy.

During the third quarter of 2010, management determined that the services provided by Onvoy did not fit within the Company’s current business model of providing telecom and internet infrastructure services, and the Company therefore spun off Onvoy to Holdings, the parent of the Company.

On April 1, 2011, after completing a restructuring of our operating segments, we determined that the ZEN unit no longer fit within our current business model and we spun the ZEN unit to our ultimate parent, CII. CII subsequently contributed the assets and liabilities of ZEN to its Onvoy subsidiary.

We have certain ongoing contractual relationships with Onvoy, which are based on agreements entered into at market rates between Onvoy and us.

The contractual relationships between us and Onvoy cover the following services:

Services Provided to Onvoy

We have entered into a Master Services Agreement with Onvoy which requires us to provide the following services to Onvoy:

•	Transport services for circuits.

•	Leases of colocation racks in various markets.

•	Fiber and optronics management.

•	Leases of colocation racks at the colocation facility at 60 Hudson Street, New York, New York.

Services Provided by Onvoy

We have entered into a Master Services Agreement with Onvoy which requires Onvoy to provide the following services to us:

•	Agent services for customer referrals.

•	Fiber IRU and services related to fiber in Minnesota.

•	Transport services covering lit services.

•	Sublease for space in Minneapolis and Plymouth, Minnesota.

•	Lease of colocation racks.

•	Agreements covering VoIP and switching services.

In addition to the services and contracts described above, we have entered into transition services agreements with Onvoy that outline each party’s responsibility with regards to payment to, and separation of services associated with, shared vendors. Furthermore, we have entered into a management agreement with

Onvoy which relates to certain services provided for Onvoy by our management, such as compensation and benefits, insurance, tax, financial services and other corporate support.

Subsequent to the April 1, 2011 spin-off of ZEN and the March 12, 2010 spin-off of Onvoy, the revenue and expenses associated with transactions with ZEN and Onvoy have been recorded in the results from continuing operations. The following table represents the revenue and expense transactions recognized with these related parties subsequent to their spin-off dates:

	Year Ended June 30,
	2011			2010
	OVS	ZEN	Total	OVS	ZEN	Total
	(In Thousands)
Revenue	$4,475	$508	$4,983	$1,436	$—	$1,436
Operating costs	404	—	404	—	—	—
Selling, general and administrative expenses	161	99	260	564	—	564

Net	$3,910	$409	$4,319	$872	$—	$872

We, or Onvoy, may terminate existing contracts in the future or we may enter into additional or other contractual arrangements with Onvoy as a result of which our contractual relationship with Onvoy and the payments among us and Onvoy pursuant to such contracts may substantially change.

As of June 30, 2011, the Company had a receivable balance due from Onvoy, in the amount of $187.0 million related to services the Company provided to OVS and/or ZEN.

Purchase of Existing Notes

On September 14, 2010, Dan Caruso, our President, Chief Executive Officer and Director, purchased $500,000 (face amount) of our Existing Notes in connection with our September 20, 2010 $100.0 million Existing Notes offering. The purchase price of the Existing Notes purchased by Mr. Caruso was $516,000, including the premium on the Existing Notes and accrued interest.

Purchase of Unsecured Notes

On June 28, 2012, Matthew Erickson, the President of ZFS, purchased $600,000 in aggregate principal amount of our 10.125% senior unsecured notes due 2020 at the offering price for such notes in the Private Notes Offering. Mr. Erickson qualifies as an “accredited investor” (as defined in Rule 501 under the Securities Act), and this purchase was on terms available to other investors.

Transactions with CII

As of March 31, 2012 and June 30, 2011, the Company had a due to related-party balance with CII of $15.5 million and $4.6 million, respectively, which is payable on demand. During the nine months ended March 31, 2011, CII made an advance payment to the Company in the amount of $17.6 million of which $13.0 million was returned to CII during the same period. The advance was used to make an interest payment on the Company’s Existing Notes. The liability to CII as of March 31, 2012 relates to the net $4.6 million interest payment made by CII on the Company’s Existing Notes in March 2011 and $11.0 million in cash provided to the Company to fund the December 2011 acquisition of 360networks.

Director Independence

Our board of directors is comprised of a majority of non-independent directors. Although the Company’s equity is not publicly traded, the Company utilized the definition of director “independence” as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. Rick Connor, our Audit Committee Chairman, is our only independent director. Our board of directors has an audit committee and compensation committee. Each member of the compensation committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act and is an outside director as defined in Section 162(m) of the Internal Revenue Code.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of provisions relating to our material indebtedness other than the Notes. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

New Credit Facilities

We have a $250 million senior secured revolving credit facility and a $1,620 million senior secured term loan facility pursuant to a credit agreement, dated as of July 2, 2012, by and among the Company, Zayo Capital, Inc., the guarantors party thereto, the lenders party thereto, SunTrust Bank, as issuing bank, SunTrust Bank, as collateral agent, Morgan Stanley Senior Funding, Inc., as administrative agent for the New Term Loan Facility, SunTrust Bank, as administrative agent for the New Revolving Loan Facility, Morgan Stanley Senior Funding, Inc. and Barclays Bank plc, as co-syndication agents and joint lead arrangers for the New Term Loan Facility, SunTrust Robinson Humphrey, Inc., as lead arranger for the New Revolving Loan Facility, Morgan Stanley Senior Funding, Inc., Barclays Bank plc and RBC Capital Markets, as joint bookrunners for the New Term Loan Facility and RBC Capital Markets, as documentation agent for the New Term Loan Facility (the “Credit Agreement”).

The New Term Loan Facility will mature in July 2019 and the New Revolving Credit Facility will mature in July 2017. The outstanding term loans under the New Term Loan Facility are subject to amortization at 1% of the initial principal amount per annum, payable quarterly. The New Revolving Credit Facility is available for cash borrowings and for the issuance of letters of credit up to a sub-limit of $30 million, with a swingline loan sub-facility up to a sub-limit of $50 million. Our obligations under the New Credit Facilities are guaranteed by our domestic subsidiaries, subject to certain exceptions. All obligations under the New Credit Facilities are secured by a lien and security interest on substantially all of our tangible and intangible assets and those of the subsidiary guarantors, subject to certain exceptions. This lien is equally and ratably shared with the lien securing our obligations and those of such subsidiaries in respect of the Secured Notes. Until such time as the requisite regulatory approvals have been obtained from certain state public utility commissions, borrowings under the New Revolving Credit Facility shall not exceed $130,000,000.

Borrowings under the New Term Loan Facility bear interest per annum at a fixed rate, at our option subject to certain restrictions, of LIBOR plus a margin of 5.875%, or the Base Rate plus a margin of 4.875%. At the closing date, borrowings under the New Revolving Credit Facility accrued interest per annum at a fixed rate, at our option subject to certain restrictions, of LIBOR plus a margin of 5.375%, or the Base Rate plus a margin 4.375%. The margins for revolving loans are subject to quarterly adjustment commencing at the first full fiscal quarter after the closing date based on our leverage ratio. The “Base Rate” is equal to the greater of (i) the Federal Funds effective rate plus 50 basis points and (ii) LIBOR for a one-month interest period (calculated daily) plus 100 basis points; in no case will the Base Rate applicable to the New Term Loan Facility be less than 2.25% per annum and in no case will LIBOR applicable to the New Term Loan Facility be less than 1.25% per annum. Borrowings under the New Credit Facilities are prepayable at any time prior to maturity (subject to advance notice) without penalty, other than customary breakage costs and redeployment costs.

Existing Senior Secured Notes

On June 4, 2012, we commenced a cash tender offer and consent solicitation for any and all of our $350 million outstanding 10.25% senior secured first-priority notes due 2017. On July 2, 2012, we announced that we had accepted for purchase $347 million or 99% of the outstanding Existing Notes that were tendered at the expiration of the Tender Offer. In connection with the Tender Offer, we also received the requisite consents to approve the amendments to the indenture governing the Existing Notes that eliminated most of the restrictive covenants and certain of the events of default and released the collateral securing the obligations under the Existing Notes. Also on July 2, 2012, we announced that we would redeem the remaining $3 million of outstanding Existing Notes on August 1, 2012 pursuant to a Notice of Full Redemption issued on July 2, 2012.

DESCRIPTION OF THE SENIOR SECURED FIRST-PRIORITY NOTES

In this “Description of the Senior Secured First-Priority Notes” only, the word “Issuers” refers collectively to the co-issuers of the Notes, Zayo Group, LLC and Zayo Capital, Inc., the word “Company” refers solely to Zayo Group, LLC, and not to any of its subsidiaries, and the term “Secured Notes” refers to the Secured Notes and not to the Unsecured Notes. The definitions of certain other terms used in this description are set forth throughout the text or under “—Certain Definitions.”

The Secured Exchange Notes will be issued under an indenture, dated as of June 28, 2012, between Escrow Corp and The Bank of New York Mellon Trust Company N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of July 2, 2012, among the Issuers, Escrow Corp, the guarantors party thereto and the Trustee (the “Secured Indenture”). The terms of the Secured Notes include those set forth in the Secured Indenture and those made part of the Secured Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The terms of the Secured Exchange Notes and the Secured Outstanding Notes are substantially identical, except that the Secured Exchange Notes:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the Secured Outstanding Notes; and

•	will not contain provisions relating to the payment of Additional Interest.

Any Secured Outstanding Notes that remain outstanding after the completion of the exchange offer, together with the Secured Exchange Notes issued in connection with the exchange offer, will be treated as a single class of notes under the Secured Indenture. As a result, we refer to the Secured Exchange Notes and the Secured Outstanding Notes collectively as the “Secured Notes” for purposes of the following summary.

The following description is a summary of the material terms of the Secured Indenture and the Security Documents. It does not, however, restate the Secured Indenture or any Security Document in their entirety. You should read the Secured Indenture and the Security Documents because they contain additional information and because they and not this description define your rights as a holder of the Secured Notes. Copies of the Secured Indenture and the Security Documents may be obtained by requesting them from the Company.

The following summary also includes a description of certain actions to be taken by certain Grantors to grant (and, where applicable, register or perfect) initial security interests in their assets after the closing of the initial offering of the Secured Outstanding Notes. Such Grantors have completed all such actions required under the Secured Indenture through the date of this prospectus.

Brief Description of the Structure and Ranking of the Secured Notes and the Secured Note Guarantees

The Secured Notes

The Secured Notes will:

•	be the Issuers’ senior secured obligations;

•	mature on January 1, 2020;

•	be secured, subject to Permitted Liens, on a first-priority basis equally and ratably with the Issuers’ obligations under the New Credit Facilities;

•

be structurally subordinated to all Indebtedness and other liabilities of future Subsidiaries of the Issuers that do not provide Secured Note Guarantees, which will only consist of Unrestricted Subsidiaries and Foreign Subsidiaries that do not guarantee other Indebtedness of the Company;

•

rank equally in right of payment with the Issuers’ obligations under the New Credit Facilities and any and all of the Issuers’ existing and future Indebtedness that is not subordinated in right of payment to the Secured Notes;

•	rank senior in right of payment to any and all of the Issuers’ future Indebtedness that is subordinated in right of payment to the Secured Notes, if any;

•	be effectively senior to all of the Issuers’ existing and future unsecured Indebtedness, including the Unsecured Notes, to the extent of the value of the Collateral; and

•	be guaranteed on a senior secured basis by the Guarantors.

The Secured Note Guarantees

Each Secured Note Guarantee of a Guarantor will:

•	be the Guarantor’s secured obligation;

•	be secured, subject to Permitted Liens, on a first-priority basis equally and ratably with such Guarantor’s obligations under the New Credit Facilities;

•

rank equally in right of payment with such Guarantor’s obligations under the New Credit Facilities and with any and all of such Guarantor’s other existing and future Indebtedness that is not subordinated in right of payment to its Secured Note Guarantee, if any;

•	rank senior in right of payment to any and all of such Guarantor’s existing and future Indebtedness that is subordinated in right of payment to its Secured Note Guarantee, if any; and

•	be effectively senior to all of such Guarantor’s existing and future unsecured Indebtedness, including the Unsecured Notes, to the extent of the value of the Collateral.

General

As of March 31, 2012, on an as adjusted basis after giving effect to the issuance of the Secured Notes and the Unsecured Notes, the use of proceeds thereof, and the entry into the New Credit Facilities, and after excluding intercompany balances and intercompany guarantees:

•	we would have had $1.62 billion outstanding under the New Term Loan Facility;

•

on a consolidated basis, the Company and its Subsidiaries would have had $12 million of Indebtedness outstanding other than the New Term Loan Facility, Secured Notes and the Unsecured Notes, entirely in the form of capital lease obligations;

•	we would have had $250 million available for borrowing under the New Revolving Credit Facility, subject to certain conditions; and

•	there would have been no Restricted Subsidiaries other than the Guarantors.

As of the date of this prospectus, all of the Company’s Domestic Subsidiaries (other than Zayo Capital, Inc., the co-issuer) are Guarantors and guarantee the Secured Notes. However, the Secured Indenture does not require any future Foreign Subsidiaries to provide a Secured Note Guarantee unless such Foreign Subsidiary guarantees other Indebtedness of the Issuers. Certain Subsidiaries acquired in the AboveNet Acquisition are Foreign Subsidiaries of the Company. Accordingly, they and any other future Foreign Subsidiaries of the Company may not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any non guarantor Subsidiaries, the non guarantor Subsidiaries will likely be required to repay financial and trade creditors before distributing any assets to the Issuers or a Guarantor.

As of the date of this prospectus, all of the Company’s Domestic Subsidiaries (other than Zayo Capital, Inc., the co-issuer) are “Restricted Subsidiaries.” However, under the circumstances described below under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Secured Indenture. Further, Unrestricted Subsidiaries will not Guarantee the Secured Notes.

Although the Secured Indenture contains limitations on the amount of additional Indebtedness that the Issuers, the Guarantors and the Restricted Subsidiaries may incur, the amount of such additional Indebtedness could be substantial.

Principal, Maturity and Interest

The Secured Notes will mature on January 1, 2020. The Issuers will issue up to $750 million aggregate principal amount of Secured Notes in the exchange offer. Subject to the covenant described under “—Certain Covenants—Limitation on Indebtedness,” the Issuers are permitted to issue additional Secured Notes under the Secured Indenture (“Additional Secured Notes”). The Secured Notes and any Additional Secured Notes that are issued will be treated as a single class under the Secured Indenture, including with respect to waivers, amendments, redemptions and Offers to Purchase. The Additional Secured Notes will be secured, subject to Permitted Liens, on a first-priority basis equally and ratably with the Secured Notes and any other Permitted Additional Pari Passu Obligations. The Additional Secured Notes may be issued at different prices from the original issue price of the Secured Notes. Unless the context otherwise requires, references to the “Secured Notes” for all purposes under the Secured Indenture and in this “Description of the Senior Secured First-Priority Notes” include any Additional Secured Notes that are issued.

Interest on the Secured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date, at a rate per annum of 8.125%, and will be payable semi annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2013. Interest will be payable to Holders of record on each Secured Note in respect of the principal amount thereof outstanding as of the immediately preceding December 15 or June 15, as the case may be.

Interest will be computed on the basis of a 360 day year comprising twelve 30 day months. Interest on overdue principal and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the Secured Notes. In no event will the rate of interest on the Secured Notes be higher than the maximum rate permitted by applicable law.

Form of Secured Notes

The Secured Notes will be issued only in fully registered form without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Secured Notes will be initially in the form of one or more global notes (the “Global Notes”). The Global Notes will be deposited with the Trustee as custodian for the Depository Trust Company (“DTC”). Ownership of interests in the Global Notes, referred to in this description as “book entry interests,” will be limited to Persons that have accounts with DTC or their respective participants. The terms of the Secured Indenture will provide for the issuance of definitive registered Secured Notes in certain circumstances. Please see the section entitled “—Book Entry, Delivery and Form.”

The registered Holder of a Secured Note will be treated as the owner of it for all purposes.

Transfer and Exchange

A Holder may transfer or exchange Secured Notes in accordance with the Secured Indenture and the procedures described in “Notice to Investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer, exchange or redemption of the Secured Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

The Issuers are not required to transfer or exchange any Secured Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Secured Note for a period of 15 days before a selection of Secured Notes to be redeemed.

Payments on the Secured Notes; Paying Agent and Registrar

If a Holder has given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date, the Company will pay all principal, interest and premium, if any, on that Holder’s Secured Notes in accordance with those instructions. All other payments on Secured Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest, with respect to the Global Notes registered in the name of or held by DTC or its nominee and will be made by wire transfer of immediately available funds to the account specified by DTC.

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Collateral and Security

Collateral Generally

The Secured Notes, the Secured Note Guarantees, and all other Pari Passu Obligations will be secured equally and ratably by continuing first priority security interests (subject to Permitted Liens and certain exceptions) in substantially all of the tangible and intangible assets of the Issuers and the Guarantors, whether now owned or hereafter acquired or arising, and wherever located, including, but not limited to, all existing and future Capital Stock and intercompany debt of any Domestic Subsidiary owned directly by the Issuers or any Guarantor and all existing and future Capital Stock of any Foreign Subsidiary owned directly by the Issuers or any Guarantor (limited (i) in the case of any such Foreign Subsidiaries, to 65% of the Capital Stock of such Foreign Subsidiaries, and (ii) in the case of all Subsidiaries of the Company, to the maximum amount which would not require the filing with the SEC of separate financial statements for such Subsidiary pursuant to Rule 3-16 of Regulation S-X under the Securities Act), accounts receivable, deposit accounts, chattel paper, inventory, equipment, leasehold interests, investment property, intellectual property, interests in commercial tort claims, other general intangibles and certain real property, and all proceeds of the foregoing, subject to the exceptions discussed in the succeeding paragraph (collectively, the “Collateral”).

The Collateral will exclude certain items of property, including without limitation:

•	any intent-to-use United States trademark application for which an amendment to allege use or statement of use has not been filed and accepted by the United States Patent and Trademark Office;

•

any instrument, investment, property, contract, license, permit or other general intangible which by its terms cannot be, or requires any consent to be, pledged, transferred or assigned, or to the extent that granting a security interest therein would result in a breach or default under the instrument, investment, property, contract, license, permit or other general intangible;

•

any FCC License or any State PUC License, or assets subject thereto, solely at such times and to the extent that a security interest in such FCC License or such State PUC License, or assets subject thereto, is not permitted under applicable law;

•	any Capital Stock of any Foreign Subsidiary directly owned by the Company or any Guarantor in excess of 65% of the Capital Stock of such Foreign Subsidiary;

•	any Capital Stock of any direct or indirect Subsidiaries of any Foreign Subsidiary;

•

any Capital Stock or other securities of any Subsidiary of the Company in excess of the maximum amount of such Capital Stock or securities that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Subsidiary to be included in filings by the Company with the SEC;

•	certain other items agreed by the parties and as more fully set forth in the Security Documents; and

•	Mortgages and other perfection steps will not be required in respect of any fee interest in Real Property having a value of $5,000,000 or less.

No grants of mortgages or other perfection steps taken with respect to Real Property have occurred as of the date of this prospectus, because none of the Real Property interests of the Issuers or the Guarantors meets the aforementioned $5,000,000 threshold. Such unmortgaged Real Property interests include, without limitation, numerous leases of real property, some of which are material to the present conduct of the business of the Issuers and the Guarantors and as to which the Issuers and the Guarantors will use commercially reasonable efforts to obtain landlord waivers or collateral access waivers.

Security Documents Generally

On the date of the Assumption, the Issuers and the Initial Guarantors entered into the Security Documents (including, without limitation, the Security Agreement and the Intercreditor Agreement) with the Collateral Agent, which documents provide for the grant of security interests in the Collateral in favor of the Collateral Agent, for the benefit of the Trustee and the Holders of the Secured Notes and the New Credit Facility Lenders under the New Credit Facilities; provided that the Issuers and the Guarantors, as applicable, may use their commercially reasonable efforts to execute and deliver certain deposit account control agreements and certain other ancillary Security Documents required to cause the Secured Notes to be secured by Liens on the Collateral after the Issue Date with the approval of, and within the time frame agreed to by, the collateral agent for the lenders under the New Credit Facilities.

The Issuers will, and the Company will cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Trustee and the Holders of the Secured Notes and the New Credit Facility Lenders, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the Secured Indenture and the Security Documents.

The Issuers and the Guarantors will be able to Incur additional Indebtedness in the future which could share in the Collateral. Any such Indebtedness may limit the recovery from the realization of the value of such Collateral available to satisfy the Holders of the Secured Notes and the New Credit Facility Lenders. The lenders with respect to such Indebtedness will be required to join the Intercreditor Agreement as Additional Pari Passu Secured Parties. No Collateral will secure any other Indebtedness unless such Collateral also secures the Secured Notes Obligations and the New Credit Facility Obligations. The amount of all such additional Indebtedness will be limited by the covenants disclosed under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Under certain circumstances the amount of such additional Indebtedness could be significant.

No appraisals of any Collateral have been prepared in connection with this offering. The value of the Collateral at any time is subject to fluctuation based on factors that include, among others, the condition of the telecommunications industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of suitable buyers and similar factors. By their nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the Indebtedness secured thereby. The value of the assets pledged as Collateral for obligations under the Secured Indenture and the New Credit Facilities could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends.

We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of the portion of the Collateral allocated or allocable to the repayment of the obligations under the Secured Indenture and the New Credit Facilities would be sufficient to satisfy the amounts outstanding under the Secured Notes and the loans under the New Credit Facilities. If such proceeds were not sufficient to repay amounts outstanding under the Secured Notes and the loans under the New Credit Facilities, the holders of the Secured Notes and the lenders under the New Credit Facilities (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured, general claim against us and our Guarantors’ remaining assets, which claim would rank equal in priority to unsecured general Indebtedness. In the event that a bankruptcy case is commenced by or against us, if the value of the Collateral is less than the amount of principal and accrued and unpaid interest on the Secured Notes and all other secured obligations, interest may cease to accrue on the Secured Notes from and after the date the bankruptcy petition is filed.

After-Acquired Property

Promptly following the acquisition by the Issuers or any Guarantor of any After-Acquired Property (but subject to the applicable limitations in the Security Documents), the Issuers or such Guarantor will execute and deliver such security agreement supplements, mortgages, deeds of trust, security instruments, financing statements, title insurance, surveys and certificates and opinions of counsel as are reasonably necessary to vest in the Collateral Agent a perfected security interest or other Liens in or on such After-Acquired Property and to have such After-Acquired Property added to the Collateral, and thereupon all provisions of the Secured Indenture relating to the Collateral will be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Intercreditor Agreement

On the date of the Assumption, the Issuers, the Guarantors, the Trustee (as Authorized Representative for the Holders of the Secured Notes), Morgan Stanley Senior Funding, Inc. (in its capacity as Authorized Representative for the New Credit Facility Lenders and administrative agent for the New Term Loan Facility, the “New Credit Facility Agent”), SunTrust Bank (in its capacity as administrative agent for the New Revolving Credit Facility) and the Collateral Agent entered into a Collateral Agency and Intercreditor Agreement (as the same may be amended from time to time, the “Intercreditor Agreement”), with respect to the Collateral, which Intercreditor Agreement may be amended from time to time without the consent of the Holders of the Secured Notes to add additional lenders holding Additional Pari Passu Obligations permitted to be incurred under the Secured Indenture, the New Credit Facilities, the Intercreditor Agreement and any Additional Pari Passu Agreements then in effect.

Collateral Agent

By accepting the Secured Notes, each Holder will be deemed to have irrevocably appointed, as of the date of the Assumption, SunTrust Bank as the Collateral Agent, to act as its agent under the Intercreditor Agreement, the Security Agreement and the other Security Documents, and to have irrevocably authorized the Collateral Agent to perform the duties and exercise the rights powers and discretions that are specifically given to it under the Intercreditor Agreement, the Security Agreement and the other Security Documents, together with any other incidental rights power and discretion. Under the terms of the Intercreditor Agreement, the Collateral Agent may resign on 30 days prior written notice, and the Collateral Agent may also be removed for cause and replaced by a replacement collateral agent selected by the Applicable Authorized Representative, in consultation with the Issuers.

The Collateral Agent will hold (directly or through co trustees, co-agents, agents or sub agents), and will be entitled to enforce, all Liens on the Collateral created by the Security Documents. The Collateral Agent will, at least initially, be the same institution that will be serving as the administrative agent for the revolving credit facility under the New Credit Facilities.

Enforcement of Security Interests

Under the Intercreditor Agreement, the Applicable Authorized Representative has the right, under certain circumstances, to direct the Collateral Agent to foreclose or take other actions with respect to the Collateral, and no other party to the Intercreditor Agreement will have the right to take any action with respect to the Collateral. Except as described below, the Applicable Authorized Representative will be the Authorized Representative of the Series of Pari Passu Obligations that constitutes the largest outstanding principal amount of any then-outstanding Series of Pari Passu Obligations (the “Controlling Authorized Representative”). Upon the occurrence of the Non-Controlling Authorized Representative Enforcement Date (as defined below), the then-Applicable Authorized Representative will be replaced as Applicable Authorized Representative by the Authorized Representative of the Series of Pari Passu Obligations that then constitutes the next largest outstanding principal amount of any then outstanding Series of Pari Passu Obligations with respect to the Collateral (the “Major Non-Controlling Authorized Representative”).

The “Non-Controlling Authorized Representative Enforcement Date,” with respect to which a Major Non-Controlling Authorized Representative becomes the Applicable Authorized Representative is the date that is 90 days (throughout which 90-day period the applicable Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default, as defined in the Secured Indenture, the New Credit Facilities or any other applicable indenture or credit document for that Series of Pari Passu Obligations, and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default, as defined in the Secured Indenture, the New Credit Facilities or any other applicable indenture or credit document for that Series of Pari Passu Obligations, has occurred and is continuing and (ii) the Pari Passu Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the Secured Indenture, the New Credit Facilities or other applicable indenture or credit document, as applicable, for that Series of Pari Passu Obligations; provided that the Non-Controlling Authorized Representative Enforcement Date will be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral if (1) at any time the Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (2) at any time the Issuers or the Guarantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding. If no such stay occurs, or is deemed to occur, then the Major Non-Controlling Authorized Representative will become the Applicable Authorized Representative from and after the occurrence of the Non-Controlling Authorized Representative Enforcement Date. As of the date of this prospectus, Morgan Stanley Senior Funding, Inc., in its capacity as Authorized Representative for the New Credit Facility Lenders under the New Credit Facilities, is the Controlling Authorized Representative and the Applicable Authorized Representative, and the Trustee, in its capacity as Authorized Representative for the Holders of the Secured Notes, is the initial Major Non-Controlling Authorized Representative.

Restrictions on Enforcement of Priority Liens

The Applicable Authorized Representative will have the sole right to instruct the Collateral Agent to act or refrain from acting with respect to the Collateral, and (a) the Collateral Agent will not follow any instructions (other than certain types of instructions to exercise rights other than enforcement rights) with respect to the Collateral from any representative of any Non-Controlling Secured Party or other Pari Passu Secured Party (other than the Applicable Authorized Representative), and (b) no Authorized Representative of any Non-Controlling Secured Party or other Pari Passu Secured Party (other than the Applicable Authorized Representative) will instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral.

No representative of any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by or at the direction of the Collateral Agent in connection with the Intercreditor Agreement or the exercise of remedies against the Collateral. Each Authorized Representative has agreed that it will not accept any Lien on any Collateral for the benefit of any series of Pari Passu Obligations (other than funds deposited for the discharge or defeasance of any Additional Pari Passu Agreement) unless each other series of Pari Passu Obligations is also secured by a Lien on such Collateral. Each of the Pari Passu Secured Parties will also agree that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Pari Passu Secured Parties in all or any part of the Collateral, or the provisions of the Intercreditor Agreement.

If an Intercreditor Event of Default has occurred and is continuing and the Collateral Agent takes action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy case of the Issuers or any Guarantor, the proceeds of any sale, collection or other liquidation of any Collateral by the Collateral Agent or any other Pari Passu Secured Party (or received pursuant to any other intercreditor agreement), as applicable, the proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) shall be applied:

FIRST, to the payment of all reasonable legal fees and expenses and other reasonable costs or out-of-pocket expenses or other liabilities of any kind incurred by the Collateral Agent, acting on behalf of the Pari Passu Secured Parties under any Pari Passu Security Document or otherwise in connection with any Pari Passu Security Document or the Intercreditor Agreement;

SECOND, to the Collateral Agent and to any Authorized Representative, ratably in an amount equal to any fees, expenses (including any lawyers fees and expenses) and, with respect to any Authorized Representative, any indemnity amounts (including, in the case of any Authorized Representative, any fees and expenses owed to the Collateral Agent under the Intercreditor Agreement and any Pari Passu Security Document which has been advanced or paid to the Collateral Agent by such Authorized Representative) owed to such person under the Intercreditor Agreement and any Pari Passu Security Documents which are unpaid;

THIRD, to the payment in full of all other Pari Passu Obligations then due and owing on a ratable basis among all Series, to be applied in accordance with the terms of the applicable Secured Credit Documents; and

FOURTH, after payment in full of all Pari Passu Obligations, to the Company for the account of the Company or the applicable Guarantor as its interests may appear.

Notwithstanding the foregoing, with respect to any Collateral for which a third party (other than a Pari Passu Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Passu Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Passu Obligations (such third party, an “Intervening Creditor”), the value of any Collateral or proceeds, of which are allocated to such Intervening Creditor will be deducted on a ratable basis solely from the Collateral or proceeds to be distributed in respect of the Series of Pari Passu Obligations with respect to which such impairment exists.

None of the Pari Passu Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other Pari Passu Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the Pari Passu Secured Parties may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any Pari Passu Secured Party obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each of the Pari Passu Obligations, then it must hold such Collateral, proceeds or payment in trust for the other Pari Passu Secured Parties and promptly transfer such Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with the Intercreditor Agreement.

The Pari Passu Secured Parties acknowledge that the Pari Passu Obligations may, subject to the limitations set forth in the other Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Intercreditor Agreement defining the relative rights of the Pari Passu Secured Parties; provided that the authorized representative of the holders of such amended or modified Indebtedness shall have executed a Joinder Agreement to the Intercreditor Agreement on behalf of the holders of such additional refinancing Indebtedness.

Release of Liens on Collateral

The Issuers and the Guarantors will be entitled to the release of property and other assets included in the Collateral from the Liens securing the Pari Passu Obligations under any one or more of the following circumstances:

•	to enable the disposition or other use of such property or assets to the extent permitted under the Secured Indenture and all other Secured Credit Documents; and

•	in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor.

The Liens on the Collateral securing the Secured Notes and the Guarantees will also be released upon (i) the termination and release of all Liens on Collateral in accordance with the terms of the Secured Indenture, the New Credit Facilities, each Additional Pari Passu Agreement then in effect, the Intercreditor Agreement, and all other applicable Pari Passu Security Documents, or (ii) the consent of each Authorized Representative, the Issuers and, as applicable, Holders of the Secured Notes and Lenders under the Credit Facility and the Guarantors, it being agreed that the release of the Collateral pursuant to the preceding clause (i) or (ii) will be concurrent with the termination of the Intercreditor Agreement and the other Pari Passu Security Documents (including the release of all Liens granted thereunder).

Amendment of Security Documents

The Collateral Agent may enter into any amendment to any Pari Passu Security Document, so long as the Collateral Agent receives a certificate of the Company stating that such amendment is permitted by the terms of the Secured Indenture, the New Credit Facilities and each other Secured Credit Document then in effect. The Collateral Agent will give notice to each Authorized Representative of any release of Collateral and of any amendment to any Pari Passu Security Document.

Certain Covenants with Respect to the Collateral

The Collateral will be pledged pursuant to the Security Documents, which contain provisions relating to the administration of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Security Documents and the Secured Indenture as they relate to the Collateral:

Further Assurances. The Security Documents and the Secured Indenture provide that each Grantor will, at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that Collateral Agent may request, in order to perfect any security interest granted or purported to be granted thereby or to enable the Collateral Agent to exercise and enforce its rights and remedies under such Security Documents with respect to any of the Collateral. Under the terms of the Security Agreement, each Grantor authorizes the filing by the Collateral Agent of financing or continuation statements, or amendments, and such Grantor will execute and deliver to the Collateral Agent such other instruments or notices, as may be necessary or as Collateral Agent may request, in order to perfect and preserve the security interest granted or purported to be granted under the Security Agreement.

Real Property Mortgages and Filings. Each Grantor agrees that upon the acquisition of any fee interest in Real Property in excess of $5,000,000 in value it will promptly notify the Collateral Agent of such acquisition and will grant to the Collateral Agent, for the benefit of the Pari Passu Secured Parties (including the Trustee and the Holders of the Secured Notes), a first priority mortgage (subject to Permitted Liens) on each fee interest in Real Property owned by such Grantor and will deliver such other documentation and opinions, in form and substance satisfactory to Collateral Agent, in connection with the grant of such mortgage as the Collateral Agent reasonably requests, including title insurance policies, financing statements, fixture filings and environmental audits and such Grantor will pay all recording costs, intangible taxes and other fees and costs (including attorneys’ fees and expenses) incurred in connection therewith.

FCC Licenses and State PUC Licenses. The Collateral Agent’s rights with respect to the FCC Licenses and the State PUC Licenses, or assets subject thereto, are expressly subject to, and limited by any restrictions imposed by, the Communications Act and State Telecommunication Laws, as applicable. Prior to the exercise by Collateral Agent of any power, rights, privilege, or remedy under the Security Agreement which requires any consent, approval, or authorization of the FCC or any other governmental authority, the relevant Grantors will, at the Collateral Agent’s request, execute and deliver all applications, certificates, instruments, and other documents and papers that Collateral Agent determines may be required to obtain such consent, approval, or authorization. Neither the Collateral Agent nor any receiver appointed by reason of the exercise of any remedies will control, supervise, direct, or manage, or attempt to control, supervise, direct, or manage, the business of any Grantor, in any case that would result in any assignment of any FCC License or State PUC License or a transfer of control of any Grantor, any FCC License or any State PUC License, or assets subject thereto, if such assignment or such transfer of control would require under the Communications Laws or State Telecommunications Laws the prior approval of the FCC or any other governmental authority without first obtaining such approval.

New Subsidiaries. Pursuant to the Secured Indenture and the terms of the New Credit Facilities, on and after the date of the Assumption, any new direct Domestic Subsidiary (whether by acquisition or creation) of a Grantor is required to enter into the Security Agreement by executing and delivering a supplement to the Security Agreement in the form attached to the Security Agreement within 30 days following the acquisition or creation thereof. The ability of any future Domestic Subsidiary to enter into the Security Agreement may be subject to prior approval by certain State PUCs. Upon the execution and delivery of such supplement by such new Domestic Subsidiary, such Domestic Subsidiary shall become a Grantor under the Security Agreement, with the same force and effect as if originally named as a Grantor on the Issue Date. The execution and delivery of any instrument adding an additional Grantor as a party to the Security Agreement shall not require the consent of any then-existing Grantor.

Certain Bankruptcy Limitations

The right of the Collateral Agent (acting on behalf of the Trustee and the Holders of the Secured Notes) to repossess and dispose of Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuers or any Guarantor prior to the Collateral Agent’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent (acting on behalf of the Pari Passu Secured Parties) is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Secured Notes and the New Credit Facilities could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the Secured Notes or the lenders under the New Credit Facilities would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Secured Notes, the Holders of the Secured Notes would hold secured claims to the extent of the value of the Collateral to which the Holders of the Secured Notes are entitled, and unsecured claims with respect to such shortfall.

Compliance with Trust Indenture Act

The Secured Indenture provides that, to the extent applicable, the Company will comply with the provisions of the Trust Indenture Act Section 314(b) after qualification of the Secured Indenture pursuant to the Trust Indenture Act.

The Company will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Secured Notes, to be complied with, after qualification of the Secured Indenture under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

Secured Note Guarantees

General

On the date of the Assumption and upon joining the Secured Indenture, the Initial Guarantors jointly and severally agreed to guarantee the due and punctual payment of all amounts payable under the Secured Notes, including principal, premium, if any, and interest. The Secured Indenture will require any future Domestic Subsidiary, that is not designated as an Unrestricted Subsidiary, and any other Restricted Subsidiary that Guarantees Indebtedness of the Issuers or any Guarantor to provide a Secured Note Guarantee. The ability of any future Domestic Subsidiaries to provide a Secured Note Guarantee may be subject to prior approval by certain State PUCs. See “—Certain Covenants—Future Subsidiary Secured Note Guarantees.”

Each Secured Note Guarantee of a Guarantor will be the Guarantor’s secured obligation, secured on a first priority basis, subject to Permitted Liens. The Secured Indenture states that each Guarantor under its Secured Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor by law or without resulting in its obligations under its Secured Note Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. With respect to risks related to such limitations, see “Risk Factors—Risks Relating to the Secured Notes and the Unsecured Notes—Federal and state statutes allow courts, under specific circumstances, to cancel the Notes or the related guarantees and require noteholders to return payments received from us or the guarantors.” Each Guarantor that makes a payment or distribution under its Secured Note Guarantee will be entitled to contribution from any other Guarantor.

Release of the Secured Note Guarantees

A Secured Note Guarantee of a Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(1) in connection with any sale or other disposition (including by merger or otherwise) of Capital Stock of the Guarantor after which such Guarantor is no longer a Subsidiary of the Company, if the sale of all such Capital Stock of that Guarantor complies with the applicable provisions of the Secured Indenture;

(2) if the Company properly designates the Guarantor as an Unrestricted Subsidiary under the Secured Indenture;

(3) solely in the case of a Secured Note Guarantee created pursuant to the second paragraph of the covenant described below under “—Certain Covenants—Future Subsidiary Secured Note Guarantees,” upon the release or discharge of the Guarantee that resulted in the creation of such Secured Note Guarantee pursuant to that covenant, except a discharge or release by or as a result of payment under such Secured Note Guarantee;

(4) upon a Legal Defeasance or satisfaction and discharge of the Secured Indenture that complies with the provisions under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”; or

(5) upon payment in full of the aggregate principal amount of all Secured Notes then outstanding and all other obligations under the Secured Indenture and the Secured Notes then due and owing.

Upon any occurrence giving rise to a release of a Secured Note Guarantee as specified above, the Trustee will, at the written direction of the Company, execute any documents reasonably required in order to evidence or effect such release, termination and discharge in respect of such Secured Note Guarantee. Neither the Issuers nor any Guarantor will be required to make a notation on the Secured Notes to reflect any Secured Note Guarantee or any such release, termination or discharge. Upon any release of a Guarantor from its Secured Note Guarantee, such Guarantor shall also be released from its obligations under the Security Documents.

Optional Redemption

At any time prior to July 1, 2015, the Issuers may redeem up to 35% of the aggregate principal amount of Secured Notes issued under the Secured Indenture (including any Additional Secured Notes) at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, subject to the rights of Holders of Secured Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Secured Notes issued under the Secured Indenture (including any Additional Secured Notes) remains outstanding immediately after the occurrence of such redemption (excluding Secured Notes held by the Issuers or their Affiliates); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

At any time prior to July 1, 2015, the Issuers may redeem all or part of the Secured Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders of Secured Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after July 1, 2015, the Issuers may redeem all or a part of the Secured Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon, to the applicable redemption date, subject to the rights of Holders of Secured Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on July 1 of the years indicated below:

Year	Percentage
2015	104.063%
2016	102.031%
2017 and thereafter	100.000%

If less than all of the Secured Notes are to be redeemed at any time, the Trustee will select Secured Notes for redemption on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate.

No Secured Notes of $2,000 or less will be redeemed in part. Notices of redemption will be delivered, at least 30 but not more than 60 days before the redemption date, to each Holder of Secured Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Secured Note is to be redeemed in part only, the notice of redemption that relates to that Secured Note will state the portion of the principal amount thereof to be redeemed. A new Secured Note in principal amount equal to the unredeemed portion of the original Secured Note will be issued in the name of the Holder thereof upon cancellation of the original Secured Note. Secured Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Secured Notes or portions thereof called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market and Other Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Secured Notes. However, under certain circumstances, the Issuers may be required to offer to purchase the Secured Notes as described below under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Company and its Restricted Subsidiaries may at any time and from time to time purchase Secured Notes in the open market or otherwise.

The Secured Indenture contains provisions related to the escrow of certain funds and providing for a special mandatory redemption of the Secured Notes in the event the AboveNet Acquisition Agreement was terminated or the AboveNet Acquisition or the Assumption was not consummated. These provisions have ceased to apply to the Secured Outstanding Notes, and will not apply to the Secured Exchange Notes, because the AboveNet Acquisition has been consummated.

Repurchase at the Option of Holders

Change of Control

Unless the Issuers have previously or concurrently delivered a redemption notice with respect to all the outstanding Secured Notes as described under “—Optional Redemption,” the Issuers must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Secured Notes then outstanding, at a purchase price in cash equal to 101% of the aggregate principal amount of the Secured Notes repurchased, plus accrued and unpaid interest, if any, thereon, to the date of repurchase, subject to the rights of Holders of Secured Notes on the relevant record date to receive interest due on the relevant interest payment date.

The Issuers’ ability to pay cash to the Holders of the Secured Notes following the occurrence of a Change of Control may be limited by the Issuers’ then-existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the Notes upon a change of control.”

The Change of Control purchase feature of the Secured Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuers and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Company. As of the date of this prospectus, the Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Secured Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described below under “—Certain Covenants—Limitation on Indebtedness.”

The Issuers will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Secured Indenture applicable to an Offer to Purchase made by the Issuers and purchases all Secured Notes validly tendered and not withdrawn under such Offer to Purchase.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Secured Notes to require the Issuers to repurchase such Secured Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. See “Risk Factors—Risks Relating to the Secured Notes—The ability of holders of Notes to require us to repurchase Notes as a result of a disposition of “substantially all” of our assets or a change in the composition of our board of directors, is uncertain.”

Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of:

(a) Cash Equivalents (including any Cash Equivalents received from the conversion within 180 days of such Asset Sale of any securities, notes or other obligations received in consideration of such Asset Sale);

(b) Replacement Assets;

(c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) 1.0% of total assets and (y) $10 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); or

(d) any combination of the consideration specified in clauses (a) and (b); and

(3) in the case of an Asset Sale of Collateral, all consideration from such Asset Sale that is not in the form of Cash Equivalents is pledged as Collateral to secure the Secured Notes concurrently with or promptly after the acquisition.

Any Net Available Cash received by the Company or any Restricted Subsidiary from any Asset Sale:

(1) in the case of any Asset Sale of Collateral, (A) shall be reinvested within 360 days in Replacement Assets; provided that (x) to the extent the assets subject to such Asset Sale were Collateral, such newly acquired assets shall also be Collateral and (y) the purchase of the Replacement Assets is consummated no later than (i) the 360th day after such Asset Sale or (ii) so long as a binding agreement with respect to the purchase of Replacement Assets is entered into within 360 days after the Asset Sale, 90 days after the date of such binding agreement, or (B) shall otherwise be used to make an Offer to Purchase (as described below) in accordance with the following paragraph; or

(2) in the case of any Asset Sale of assets not constituting Collateral, may be applied (A) as provided in the immediately preceding clause (1) above or (B) within 365 days of receipt of such Net Available Cash, to permanently reduce any Indebtedness constituting Indebtedness of a non-Guarantor Subsidiary or to permanently reduce any senior Indebtedness of the Issuers or any Guarantor (in each case owing to a Person other than the Company or any Affiliate of the Company) (and, if the obligation repaid is revolving credit Indebtedness, to correspondingly reduce loan commitments with respect thereto).

The amount of such Net Available Cash required to be applied (or to be committed to be applied) during such 365 day period as set forth in the preceding paragraph and not applied (or committed to be applied) as so required by the end of such period shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $50 million, the Company must commence, not later than the 15th Business Day of such month, and consummate an Offer to Purchase, from the Holders and all holders of other Pari Passu Debt containing provisions similar to those set forth in the Secured Indenture with respect to offers to purchase with the proceeds of sales of assets, the maximum principal amount of Secured Notes and such other Pari Passu Debt that may be purchased out of the Excess Proceeds; provided that the amount of Excess Proceeds required to be used to make an Offer to Purchase pursuant to this paragraph shall be reduced by any mandatory prepayments made under any Series of Pari Passu Debt in respect of such Excess Proceeds (and which prepayments shall not be in excess of such Series pro rata share of such Excess Proceeds). The offer price in any such Offer to Purchase will be equal to 100% of the principal amount (or accreted value, if applicable) of the Secured Notes and such other Pari Passu Debt plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Secured Notes on the relevant record date to receive interest on the relevant interest payment date, and will be payable in cash. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this “—Repurchase at the Option of Holders—Asset Sales” covenant, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Secured Indenture, and those Excess Proceeds shall no longer constitute “Excess Proceeds.”

Except in the case of an Asset Sale of Collateral, for the purposes of this covenant, the following are deemed to be Cash Equivalents: the assumption of (i) Indebtedness of the Company (other than Disqualified Stock or Indebtedness that is by its terms subordinated in right of payment to the Secured Notes); (ii) Indebtedness of any Restricted Subsidiary (other than Indebtedness of a Guarantor that is by its terms subordinated in right of payment to the Secured Notes or Disqualified Stock of any Guarantor) or (iii) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Secured Notes or any Secured Note Guarantee and liabilities to the extent owed to the Company or any Subsidiary of the Company) and, in each case, the full and unconditional release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale.

Certain Covenants

The Secured Indenture contains, among others, the following covenants.

Suspension of Covenants on Achievement of Investment Grade Status

(a) the Secured Notes have achieved an Investment Grade Rating from both of the Ratings Agencies; and

(b) no Default or Event of Default has occurred and is continuing under the Secured Indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Secured Indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	“—Repurchase at the Option of Holders—Asset Sales,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

•	“—Limitation on Transactions with Affiliates,” and

•	The provisions of clause (3) of “—Merger, Consolidation, or Sale of Assets.”

If at any time the Secured Notes cease to have such Investment Grade Rating by either Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will, from such date and thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of the Secured Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Secured Indenture), unless and until the Secured Notes subsequently attain an Investment Grade Rating from both Ratings Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Secured Notes maintain an Investment Grade Rating from both Ratings Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Secured Indenture, the Secured Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to one of the clauses (other than pursuant to clause (2)) set forth in the first paragraph of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of “—Limitation on Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments” to the extent set forth in such covenant.

There can be no assurance that the Secured Notes will ever achieve or maintain an Investment Grade Rating.

Limitation on Restricted Payments

(A) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(1) declare or pay any dividend or make any other payment or distribution with respect to any of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) any Equity Interests of the Company held by any Person (other than by a Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary held by any Person (other than by the Company or another Restricted Subsidiary);

(3) call for redemption or make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness that is subordinated in right of payment to the Secured Notes or any Secured Note Guarantee except (a) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, repurchase or other acquisition or (b) intercompany Indebtedness permitted to be Incurred pursuant to clause (6) of the second paragraph of the covenant described below under “—Certain Covenants—Limitation on Indebtedness;” or

(4) make any Investment (other than a Permitted Investment) in any Person; unless, at the time of and after giving pro forma effect to such Restricted Payment:

(1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

(2) the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under “—Certain Covenants—Limitation on Indebtedness”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (11) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) (x) the aggregate Consolidated Cash Flow accrued in the period beginning on the first day of the quarter beginning on July 1, 2012, and ending on the last day of the most recent quarter for which internal financial statements are available prior to the date of such proposed Restricted Payment (or, if such Consolidated Cash Flow for such period is a deficit, less 100% of such deficit), less (y) 1.5 times consolidated interest expense during such period; plus

(b) the aggregate net cash proceeds received by the Company after the date the AboveNet Acquisition is consummated as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company and the amount of reduction of Indebtedness of the Company or its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company); plus

(c) with respect to Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries after the date the AboveNet Acquisition is consummated, an amount equal to the net reduction in such Investments in any Person (except, in each case, to the extent any such amount is included in the calculation of Consolidated Net Income), resulting from repayment to the Company or any Restricted Subsidiary of loans or advances or from the receipt of net cash proceeds from the sale of any such Investment, from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of such Investments previously made by the Company or any Restricted Subsidiary in such Person; plus

(d) $180 million.

(B) The preceding provisions will not prohibit the following; provided that, in the case of clauses (7) and (8) below only, no Default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Secured Indenture, and the redemption of any Indebtedness that is subordinated in right of payment to the Secured Notes or the Secured Note Guarantees within 60 days after the date on which notice of such redemption was given, if at said date of the giving of such notice, such redemption would have complied with the provisions of the Secured Indenture;

(2) the payment of any dividend or other distribution by a Restricted Subsidiary to all the holders of its Equity Interests on a pro rata basis;

(3) any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for such Restricted Payment will be excluded from clause (3) (b) of the preceding paragraph (A);

(4) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Secured Notes or the Secured Note Guarantees in exchange for or with the net cash proceeds from a substantially concurrent Incurrence (other than to a Subsidiary of the Company) of, Permitted Refinancing Indebtedness;

(5) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof and applicable withholding taxes, if any;

(6) the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities; provided, that such payment shall not be for the purpose of evading the limitations of this covenant (as determined by the Board of Directors of the Company in good faith);

(7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, in each case issued in accordance with the covenant described below under “—Certain Covenants—Limitation on Indebtedness”;

(8) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, or the dividend or other distribution, directly or indirectly, to Communications Infrastructure Investments, LLC (“CII”), the Company’s indirect parent company, to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CII, in each case held by any current or former employee or director of the Company (or any Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; or, prior to the Company’s initial public offering, a distribution or dividend, directly or indirectly, to any of the Company’s direct or indirect parent companies for the purpose of enabling CII to effect a repurchase, redemption or other acquisition or retirement of the Equity Interests in CII from one or more of its equity investors that fail to comply with their funding commitments under the CII limited liability company agreement; provided that the aggregate price paid, or distributed or paid out as a dividend under this clause (8) in any calendar year will not exceed $7.5 million (with unused amounts in any calendar year being carried over to succeeding years) or, in the event any unused amounts of any previous year are being carried over, $15 million;

(9) the declaration and payment of dividends on the Company’s Equity Interests (or a Restricted Payment to any direct or indirect parent to fund a payment of dividends on such entity’s Equity Interests), following the first public equity offering of such common stock after the Issue Date, of up to 6% per annum of the net cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Company in or from any such public equity offering;

(10) other Restricted Payments in an aggregate amount not to exceed $30 million; and

(11) the declaration and payment of dividends by the Issuers to, or the making of the loans to, the Parent in amounts required for the Parent to pay, in each case without duplication, (a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence; (b) foreign, federal, state and local income taxes, to the extent such income taxes are (i) attributable to the income of the Issuers and their Restricted Subsidiaries and (ii) required to be paid by the Parent, and only for so long as the Issuers are treated as pass-through entities for U.S. federal income tax purposes; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuers and their Restricted Subsidiaries would be required to pay in respect of its foreign, federal, state and local taxes for such fiscal year were the Issuers and their Restricted Subsidiaries to pay such taxes separately from any such parent entity; (c) customary salary, bonus and other benefits payable to officers and employees of the Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; (d) general corporate operating and overhead costs and expenses of the Parent to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and (e) amounts required for the Parent to pay fees and expenses incurred by the Parent related to the maintenance of the Parent of its corporate or other entity existence.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

For the purposes of this covenant, any payment made on or after March 12, 2010, but prior to the Issue Date, shall be deemed to be a “Restricted Payment” to the extent that such payment would have been a Restricted Payment had the Secured Indenture been in effect at the time of such payment (and, to the extent that such Restricted Payment was permitted by clauses (1) through (11) above, such Restricted Payment may be deemed by the Company to have been made pursuant to such clause).

Limitation on Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided that the Company or any Guarantor may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be positive and less than 5.25 to 1.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) the Incurrence by the Company or any Guarantor of Indebtedness under the New Credit Facilities (including, without limitation, the Incurrence by the Company and the Guarantors of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed $2,000 million;

(2) the Incurrence of Existing Indebtedness;

(3) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Secured Notes (other than Additional Secured Notes), the Unsecured Notes and the Secured Exchange Notes (as defined below) in respect thereof and the related Secured Note Guarantees;

(4) the Incurrence by the Company or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor, whether through the direct acquisition of such assets or the acquisition of Equity Interest of any person owning such assets (including any reasonably related fees or expenses Incurred in connection with such acquisition, construction or improvement), in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed, at any time outstanding, the sum of (i) $100 million and (ii) 3.0% of the consolidated total assets of the Company (excluding Unrestricted Subsidiaries and determined as of the end of the most recent quarter of the Company for which internal financial statements are available) at any time outstanding;

(5) the Incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Senior Secured Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (5), (14) or (15) of this paragraph;

(6) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness owing to and held by the Company or any Restricted Subsidiary; provided that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to a non-Guarantor Restricted Subsidiary, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Secured Notes, in the case of the Company, or the Secured Note Guarantee, in the case of a Guarantor; and

(b) (i) any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(8) the Incurrence by the Company or any Guarantor of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(9) the Incurrence by the Company or any Guarantor of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition or acquisition of any business, assets or Capital Stock of a Guarantor (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock of a Guarantor for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Guarantor in connection with such disposition;

(10) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11) the Incurrence by the Company or any Guarantor of Indebtedness in respect of bid, performance or surety bonds or letters of credit issued in the ordinary course of business, including letters of credit supporting lease obligations or supporting such bid, performance or surety bonds or in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the Incurrence of such repayment or reimbursement obligations under any such bid, performance or surety bonds, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(12) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Secured Notes as described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(13) customer deposits and advance payments received from customers for goods and services sold in the ordinary course of business;

(14) the Incurrence of Acquired Debt, provided that after giving effect to the Incurrence thereof, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph above;

(15) the Incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate amount at any one time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (15), not to exceed $100 million; or

(16) the Indebtedness of a Receivables Subsidiary in respect of a Receivables Facility, which is non-recourse to the Issuers or any other Restricted Subsidiary in any way other than Standard Securitization Undertakings.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (16) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this covenant. Notwithstanding the foregoing, Indebtedness under the New Credit Facilities outstanding on the date of the Assumption, if any, will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) above and shall not be reclassified.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The accretion of original issue discount shall be deemed not to be an Incurrence of Indebtedness.

The Company will not Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of the Company unless it is contractually subordinate in right of payment to the Secured Notes at least to the same extent. The Company will not permit the co-issuer or any Guarantor to Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of the co-issuer or such Guarantor, as the case may be, unless it is contractually subordinate in right of payment to the Secured Notes or such Guarantor’s Secured Note Guarantee, as the case may be, at least to the same extent. For purposes of the Secured Indenture, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) pay any liabilities owed to the Company or any Restricted Subsidiary;

(3) make loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(4) transfer any of its properties or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the New Credit Facilities or the Security Documents as in effect on the date of the Assumption or Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not, as determined by the Company in good faith, materially more restrictive than those contained in, as the case may be, the New Credit Facilities or the Security Documents as in effect on the date of the Assumption or Existing Indebtedness or such other agreements as in effect on the Issue Date;

(2) set forth in the Secured Indenture, the Secured Notes and the Secured Note Guarantees;

(3) existing under or by reason of applicable law, rule, regulation or order;

(4) with respect to any Person or the property or assets of a Person acquired by the Company or any Restricted Subsidiary existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not, as determined by the Company in good faith, materially more restrictive than those in effect on the date of the acquisition;

(5) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(6) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Senior Secured Indenture;

(7) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, as determined by the Company in good faith;

(8) that restrict distributions or transfer by a Restricted Subsidiary if such restrictions exist under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, that Restricted Subsidiary and are pending such sale or other disposition;

(9) on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(10) arising from customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and which the Board of Directors of the Company determines in good faith will not adversely affect the Issuers’ ability to make payments of principal or interest on the Secured Notes;

(11) arising from purchase money obligations Incurred in compliance with clause (4) of the covenant described above under “—Certain Covenants—Limitation on Indebtedness” that impose restrictions of the nature described in clause (4) above on the assets acquired; and

(12) existing under, by reason of, or with respect to Indebtedness of any Restricted Subsidiary that is a Foreign Subsidiary; provided that the Issuers’ Boards of Directors determine in good faith at the time such encumbrances or restrictions are created that they do not adversely affect such Issuer’s ability to make prepayments of principal or interest on the Secured Notes.

Merger, Consolidation or Sale of Assets

The Company. The Issuers will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuers and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists;

(2) either:

(a) such Issuer is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that in the case where such Person is not a corporation, a co-obligor of the Secured Notes is a corporation organized or existing under such laws and (ii) assumes all the obligations of such Issuer under the Secured Notes, the Secured Indenture and the Security Documents pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction on a pro forma basis, (i) such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under “—Certain Covenants—Limitation on Indebtedness”; or (ii) the Consolidated Leverage Ratio is positive and less than the Company’s Consolidated Leverage Ratio immediately prior to such transaction;

(4) each Guarantor, unless such Guarantor is the Person with which such Issuer has entered into a transaction under this covenant, will have confirmed to the Trustee in writing that its Secured Note Guarantee will apply to the obligations of such Issuer or the surviving Person in accordance with the Secured Notes and the Secured Indenture;

(5) the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement (including any supplement to any Security Document if required in connection with such transaction) comply with this covenant and that all conditions precedent provided for in the Secured Indenture relating to such transaction have been complied with;

(6) such Issuer or the surviving entity, as applicable, promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Issuer or the surviving entity;

(7) the Collateral owned by or transferred to such Issuer or the surviving entity, as applicable, shall (a) continue to constitute Collateral under the Secured Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Secured Notes, and (c) not be subject to any Lien other than Permitted Liens; and

(8) the property and assets of the Person which is merged or consolidated with or into such Issuer or the surviving entity, as applicable, to the extent that they are property or assets or of the types which would constitute Collateral under the Security Documents, shall be treated as After-Acquired Property and such Issuer or the surviving entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Secured Indenture;

provided that clause (3) above will not apply (i) if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company, and such transaction does not have as one of its purposes the evasion of the foregoing limitations; or (ii) to any consolidation, merger, sale, assignment, transfer, conveyance or other disposition of assets between or among such Issuer and any Guarantor.

Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition in accordance with this covenant, the successor Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Secured Indenture referring to the “Issuers” will refer instead to the successor Person and not to such Issuer), and may exercise every right and power of, such Issuer under the Secured Indenture with the same effect as if such successor Person had been named as an Issuer in the Secured Indenture. In the event of any such transfer, the predecessor will be released and discharged from all liabilities and obligations in respect of the Secured Notes and the Secured Indenture and the predecessor may be dissolved, wound up or liquidated at any time thereafter.

In addition, the Company and the Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person. See “Risk Factors—Risks Relating to the Secured Notes and the Unsecured Notes—The ability of holders of Notes to require us to repurchase Notes as a result of a disposition of ‘substantially all’ of our assets or a change in the composition of our board of directors, is uncertain.”

The Guarantors. A Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Guarantor, in one or more related transactions, to another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Guarantor is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition which has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of that Guarantor under the Secured Indenture, including its Secured Note Guarantee, and the Security Documents pursuant to a supplemental indenture satisfactory to the Trustee; provided that

(A) the Guarantor or the surviving entity, as applicable, promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Guarantor or the surviving entity;

(B) the Collateral owned by or transferred to the Guarantor or the surviving entity, as applicable, shall (x) continue to constitute Collateral under the Secured Indenture and the Security Documents, (y) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Secured Notes, and (z) not be subject to any Lien other than Permitted Liens; and

(C) the property and assets of the Person which is merged or consolidated with or into the Guarantor or the surviving entity, as applicable, to the extent that they are property or assets or of the types which would constitute Collateral under the Security Documents, shall be treated as After-Acquired Property and the Guarantor or the surviving entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Secured Indenture; or

(b) such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with the covenant described above under “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any of their Affiliates (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on fair and reasonable terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any Restricted Subsidiary; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a Board Resolution attached to an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Members; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company or such Restricted Subsidiary from a financial point of view.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) Restricted Payments that are permitted by the provisions of the Secured Indenture described above under “—Certain Covenants—Limitation on Restricted Payments”;

(3) any issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;

(4) transactions pursuant to agreements or arrangements in effect on the Issue Date and described in the Offering Memorandum, or any amendment, modification, or supplement thereto or renewal or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented, renewed or replaced, taken as a whole, is not materially more disadvantageous to the Company and the Restricted Subsidiaries than the agreement or arrangement in existence on the Issue Date as determined by the Disinterested Members of the Board of Directors of the Company evidenced by a Board Resolution;

(5) payments by the Company (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among the Company (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company and its Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(6) payment of reasonable and customary fees to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Company or any Subsidiary thereof; and

(7) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any Restricted Subsidiary with officers and employees of the Company or any Subsidiary thereof and the payment of compensation to officers and employees of the Company or any Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the Disinterested Members.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction with respect to assets or properties comprising Collateral if the aggregate amount of such assets or properties does not to exceed $50,000,000, and provided further that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction with respect to assets or properties other than Collateral if:

(1) the Company or such Restricted Subsidiary, as applicable, could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under “—Certain Covenants—Limitation on Liens”;

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under “—Repurchase at the Option of Holders—Asset Sales.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be, at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under “—Certain Covenants—Limitation on Indebtedness;”

(2) the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(3) such Subsidiary does not hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Company or any Restricted Subsidiary;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary, except to the extent such Guarantee or credit support would be released upon such designation; and

(5) no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate and an Opinion of Counsel certifying that such designation complied with the preceding conditions and was permitted by the Secured Indenture. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Secured Indenture, and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary as of such date, and if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Secured Indenture, the Issuers will be in default under the Secured Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described above under “—Certain Covenants—Limitation on Indebtedness”;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the covenant described above under “—Certain Covenants—Limitation on Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Future Subsidiary Secured Note Guarantees

If the Company or any Restricted Subsidiary acquires or creates another Domestic Subsidiary on or after the date of the Assumption, then that newly acquired or created Domestic Subsidiary must become a Guarantor and (i) execute a supplemental indenture, (ii) deliver an Opinion of Counsel to the Trustee, (iii) execute supplements to the applicable Security Documents in order to grant a Lien in the Collateral owned by such entity to the same extent as that set forth in the Secured Indenture and the Security Documents, in each case, within 30 days following such acquisition or creation and (iv) take all actions required by the Security Documents to perfect such Lien. The ability of any future Domestic Subsidiary to become a Guarantor may be subject to prior approval by certain State PUCs.

The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Issuers or any Guarantor unless such Restricted Subsidiary (a) is a Guarantor or (b) within ten days executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the Secured Notes by such Restricted Subsidiary, which Guarantee will rank senior in right of payment to or equally in right of payment with such Subsidiary’s Guarantee of such other Indebtedness.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Secured Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Secured Indenture or the Secured Notes unless such consideration is offered to be paid to all Holders that may legally participate in the transaction, in the structure proposed by the Company, and is paid to all such Holders of the Secured Notes that consent, waive or agree to amend in the time frame and in the manner set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

The Issuers will (i) furnish to the Trustee, (ii) upon request, furnish to beneficial owners and prospective investors and (iii) prior to the consummation of the Exchange Offer, make publicly available on its website, a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports.

After consummation of the exchange offer, whether or not required by the Commission, the Issuers will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuers will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept any Issuer’s filings for any reason, such Issuer will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if such Issuer were required to file those reports with the Commission.

If the Company has designated as Unrestricted Subsidiaries any of its Subsidiaries that is a Significant Subsidiary or that, when taken together with all other Unrestricted Subsidiaries, would be a Significant Subsidiary, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Notwithstanding the foregoing, if any parent of the Company becomes a Guarantor, the reports, information and other documents required to be filed and provided as described above may be those of the parent, rather than those of the Company, so long as such filings would satisfy the Commission’s requirements.

In addition, the Issuers and the Guarantors have agreed that, for so long as any Secured Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Secured Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Secured Notes;

(3) failure by the Company or any Restricted Subsidiary to make or consummate an Offer to Purchase in accordance with the provisions described above under “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or to comply with the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any Restricted Subsidiary for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Secured Notes outstanding to comply with any of the other agreements in the Secured Indenture or under the Security Documents;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any Restricted Subsidiary (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness that is then subject to a Payment Default or the maturity of which has been so accelerated, aggregates $40 million or more;

(6) failure by the Company or any Restricted Subsidiary to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable and solvent carrier) aggregating in excess of $40 million, which judgments are not paid, discharged or stayed for a period of 90 days;

(7) except as permitted by the Secured Indenture, any Secured Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Secured Note Guarantee;

(8) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Restricted Subsidiary that is a Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary of the Company); and

(9) unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, (i) default by any Issuer or any Guarantor in the performance of any obligation under the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Liens securing the Secured Notes on a material portion of the Collateral, (ii) the repudiation or disaffirmation by the any Issuer or any Guarantor of any of its material obligations under the Security Documents or (iii) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against any Issuer or any Guarantor party thereto for any reason with respect to a material portion of the Collateral and, in the case of any event described in subclauses (i) through (iii), such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days.

In the case of an Event of Default described in clause (8) above, all outstanding Secured Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Secured Notes may declare all the Secured Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

Holders of the Secured Notes may not enforce the Secured Indenture or the Secured Notes except as provided in the Secured Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then-outstanding Secured Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Secured Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Secured Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Secured Notes waive any existing Default or Event of Default and its consequences under the Secured Indenture except a continuing Default or Event of Default in the payment of premium or interest on, or the principal of, the Secured Notes. Subject to the terms of the Intercreditor Agreement, the Security Documents and certain restrictions, the Holders of a majority in principal amount of the then-outstanding Secured Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent. However, the Trustee and the Collateral Agent may refuse to follow any direction that conflicts with law or the Secured Indenture, that may involve the Trustee’s or the Collateral Agent’s personal liability, or that the Trustee or the Collateral Agent determines in good faith may be unduly prejudicial to the rights of Holders of Secured Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Secured Notes. A Holder may not pursue any remedy with respect to the Secured Indenture or the Secured Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Secured Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Secured Notes do not give the Trustee a direction that is inconsistent with the request.

Notwithstanding the foregoing, in no event may any Holder enforce any Lien of the Collateral Agent pursuant to the Security Documents.

However, such limitations do not apply to the right of any Holder of a Secured Note to receive payment of the principal of, premium, if any, or interest on, such Secured Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Secured Notes, which right will not be impaired or affected without the consent of the Holder.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Secured Indenture. Within five Business Days of becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of any Issuer or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Secured Notes, the Secured Indenture, the Secured Note Guarantees, or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Secured Notes, by accepting a Secured Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Secured Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the outstanding Secured Notes and all obligations of the Guarantors discharged with respect to their Secured Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Secured Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Secured Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the Secured Notes concerning issuing temporary Secured Notes, registration of Secured Notes, mutilated, destroyed, lost or stolen Secured Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Secured Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants in the Secured Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Secured Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute Events of Default with respect to the Secured Notes.

If the Issuers exercise the legal defeasance or covenant defeasance option, the Liens on the Collateral will be released and the Secured Note Guarantees in effect at such time will terminate.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Secured Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding Secured Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Secured Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Secured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Secured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing either (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of any Issuers or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of any Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law;

(7) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others;

(8) if the Secured Notes are to be redeemed prior to their Stated Maturity, the Issuers must deliver to the Trustee irrevocable instructions to redeem all of the Secured Notes on the specified redemption date under arrangements satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the Issuers’ names and at the Issuers’ expense; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

Satisfaction and Discharge

The Secured Indenture will be discharged and will cease to be of further effect as to all Secured Notes issued thereunder, when:

(1) either:

(a) all Secured Notes that have been authenticated (except lost, stolen or destroyed Secured Notes that have been replaced or paid and Secured Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers) have been delivered to the Trustee for cancellation; or

(b) all Secured Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuers’ names and at the Issuer’s expense, and in each such case the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Secured Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date, as the case may be;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which any Issuer or any Guarantor is a party or by which the any Issuer or any Guarantor is bound;

(3) any Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Secured Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Secured Indenture to apply the deposited money toward the payment of the Secured Notes at Stated Maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Secured Indenture, the Secured Notes and the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Secured Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Secured Notes), and any existing default or compliance with any provision of the Secured Indenture, the Secured Notes and the Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Secured Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Secured Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Secured Notes held by a non-consenting Holder):

(1) reduce the principal amount of Secured Notes whose Holders must consent to an amendment, supplement or waiver;

(2) change the Stated Maturity of the principal of, or any installment of interest on, any Secured Note;

(3) reduce the principal amount of, or premium, if any, or interest on, any Secured Note;

(4) change the optional redemption dates or optional redemption prices of the Secured Notes from those stated under “—Optional Redemption”;

(5) waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Secured Notes (except, upon a rescission of acceleration of the Secured Notes by the Holders of at least a majority in aggregate principal amount of the Secured Notes, a waiver of the payment default that resulted from such acceleration) or in respect of any other covenant or provision that cannot be amended or modified without the consent of all Holders;

(6) make any Secured Note payable in money other than U.S. dollars;

(7) make any change in the amendment and waiver provisions of the Secured Indenture;

(8) release any Guarantor from any of its obligations under its Secured Note Guarantee or the Secured Indenture, except in accordance with the terms of the Secured Indenture;

(9) impair the right to institute suit for the enforcement of any payment on or with respect to the Secured Notes or the Secured Note Guarantees;

(10) amend, change or modify the obligation of the Company to make and consummate an Offer to Purchase with respect to any Asset Sale in accordance with the covenant described above under “—Repurchase at the Option of Holders—Asset Sales” after the obligation to make such Offer to Purchase has arisen, or the obligation of the Issuers to make and consummate an Offer to Purchase in the event of a Change of Control in accordance with the covenant described above under “—Repurchase at the Option of Holders—Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(11) except as otherwise permitted under the covenants described above under “—Certain Covenants—Merger, Consolidation or Sale of Assets” and “—Certain Covenants—Future Subsidiary Secured Note Guarantees,” consent to the assignment or transfer by any Issuers or any Guarantor of any of their rights or obligations under the Secured Indenture.

In addition, any amendment to, or waiver of, any provision of the Secured Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens of the Secured Notes will require consent of the Holders of at least 75% in aggregate principal amount of the Secured Notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of Secured Notes, the Issuers, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Secured Indenture, the Secured Notes, the Intercreditor Agreement or the Security Documents:

(1) to cure any provision determined by the Board of Directors of the Company in good faith, evidenced by a Board Resolution, to be an ambiguity, defect or inconsistency;

(2) to provide for uncertificated Secured Notes in addition to or in place of certificated Secured Notes;

(3) to provide for the assumption of any Issuer’s or any Guarantor’s obligations to Holders of Secured Notes in accordance with the Secured Indenture in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Secured Notes or that does not materially, in the good faith determination of the Board of Directors of the Company, evidenced by a Board Resolution, adversely affect the legal rights under the Secured Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Secured Indenture under the Trust Indenture Act;

(6) to comply with the provisions described above under “—Certain Covenants—Future Subsidiary Secured Note Guarantees”;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee or Collateral Agent;

(8) to provide for the issuance of Additional Secured Notes in accordance with the Secured Indenture;

(9) to conform the Secured Indenture, the Secured Notes, the Intercreditor Agreement or any Collateral Agreement to any provision of this “Description of the Senior Secured First-Priority Notes” to the extent such provision is intended to be a verbatim recitation thereof;

(10) to amend the Intercreditor Agreement to add additional lenders holding Additional Pari Passu Obligations permitted under the Secured Indenture, the New Credit Facilities, the Intercreditor Agreement and any Additional Pari Passu Agreements then in effect; or

(11) to add to the Collateral securing the Secured Notes.

Concerning the Trustee

If the Trustee becomes a creditor of any Issuer or any Guarantor, the Secured Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

The Secured Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Secured Indenture at the request of any Holder of Secured Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Subject to certain exceptions, the Secured Indenture provides that neither the Trustee not the Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Lien created by a Note.

Book-Entry, Delivery and Form

The Secured Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in Los Angeles, California, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Secured Notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

The Issuers understand that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Secured Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Secured Indenture. Under the terms of the Secured Indenture, the Issuers and the Trustee will treat the Persons in whose names the Secured Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining,

supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Secured Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Secured Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Secured Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Secured Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Secured Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Secured Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuers fail to appoint a successor depositary;

(2) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Certificated Notes (DTC has advised the Issuers that, in such event, under its current practices, DTC would notify its participants of the Issuers’ request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the Secured Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Secured Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Same Day Settlement and Payment

The Issuers will make payments in respect of the Secured Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Secured Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Secured Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Secured Indenture. Reference is made to the Secured Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“AboveNet Acquisition” means the purchase by the Company of 100 percent of the outstanding capital stock of AboveNet, Inc.

“AboveNet Acquisition Agreement” means that certain Agreement and Plan of Merger entered into as of March 18, 2012 between the Company and AboveNet, Inc.

“Acquired Debt” means Indebtedness of a Person existing at the time such Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Restricted Subsidiary.

“Additional Pari Passu Agreement” means any loan agreement, credit agreement, indenture or other agreement entered into by the Company after the Issue Date, if any, pursuant to which the Company or any of its Subsidiaries will incur Additional Pari Passu Obligations, and which has been designated as an “Additional Loan and Notes Agreement” pursuant to and in accordance with the Intercreditor Agreement.

“Additional Pari Passu Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any of its Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any of its Subsidiaries or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case that has been designated as “Additional Loan and Notes Obligations” pursuant to and in accordance with the Intercreditor Agreement.

“Additional Pari Passu Secured Parties” means the holders of any Additional Pari Passu Obligations and any Authorized Representative with respect thereto.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. The terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“After-Acquired Property” means any property of any Issuer or any Guarantor acquired after the Issue Date of a type that secures the obligations under the Secured Indenture, the Secured Notes, the Security Documents and Additional Pari Passu Secured Obligations.

“Applicable Authorized Representative” means (i) until the occurrence of the Non-Controlling Authorized Representative Enforcement Date (if any), the Controlling Authorized Representative and (ii) from and after the occurrence of the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Premium” means, with respect to a Secured Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Secured Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Secured Note at July 1, 2015 (as described above under “—Optional Redemption”), plus (2) all remaining required interest payments due on such Secured Note through July 1, 2015 (excluding accrued but unpaid interest to the date of redemption), discounted to present value using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Secured Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (each, a “Transfer”) of any assets; and

(2) the issuance of Equity Interests by any Restricted Subsidiary or the Transfer by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $20 million;

(2) a Transfer of assets that is governed by the provisions of the Secured Indenture described above under “—Repurchase at the Option of the Holders —Change of Control” or the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3) a Transfer of assets or Equity Interests between or among the Company and the Restricted Subsidiaries;

(4) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(5) a Transfer of any assets in the ordinary course of business, including the transfer, conveyance, sale, lease or other disposition of optical fiber owned by the Company or any of its Restricted Subsidiaries in the ordinary course of their business, provided that no such fiber asset sale shall, individually or in the aggregate with all other fiber asset sales, impede the Company or any of its Restricted Subsidiaries from conducting their businesses as conducted as of the date hereof and as described in the Offering Memorandum (as determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution);

(6) a Transfer of Cash Equivalents;

(7) a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(8) a Transfer that constitutes a Restricted Payment that is permitted by the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(9) a Transfer of any property or equipment that has become damaged, worn out or obsolete or any property, equipment or other asset that, in the reasonable good faith judgment of the Company or such Restricted Subsidiary, as the case may be, is not used or useful in the business of the Company or such Restricted Subsidiary, as the case may be;

(10) the creation of a Lien not prohibited by the Secured Indenture (but not the sale of property subject to a Lien);

(11) a grant of a license to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property; and

(12) any disposition of Designated Noncash Consideration; provided that such disposition increases the amount of Net Available Cash received by the Company or any Restricted Subsidiary from the Asset Sale that resulted in such Designated Noncash Consideration.

“Assumption” means the assumption by both the Company and Zayo Capital of the obligations of Zayo Escrow Corporation under the Secured Indenture and Secured Notes, and the guarantee of the Secured Notes by each Guarantor, which occured on July 2, 2012.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Representative” means (i) with respect to the New Credit Facility Lenders and the New Credit Facility Obligations, Morgan Stanley Senior Funding, Inc., (ii) with respect to the Holders of the Secured Notes and the Secured Notes Obligations, the Trustee, and (iii) in the case of any Series of Additional Pari Passu Obligations (and the Additional Pari Passu Secured Parties thereunder) that become subject to the Intercreditor Agreement after the Issue Date, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Code” shall have the meaning set forth under “—Certain Covenants with Respect to the Collateral—Certain Bankruptcy Limitations.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.

“Cash Equivalents” means:

(1) United States dollars and such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than six months from the date of acquisition;

(3) certificates of deposit and time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months, and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States or any state, commonwealth or territory thereof having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s Investors Service, Inc. or A-1 or better from Standard & Poor’s Rating Services;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than six months from the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders or an entity of which the Permitted Holders are the Beneficial Owners, directly or indirectly, of a majority in the aggregate of the voting power of the Voting Stock, on a fully diluted basis;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) prior to the first public offering of Common Stock of the Company, either (i) (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 30% or more of the voting power of the Voting Stock of the Company and (B) the Permitted Holders are not the Beneficial Owners, directly or indirectly, of a larger percentage of the voting power of such Voting Stock than such person or group, or (ii) a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(4) on and following the first public offering of Common Stock of the Company, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company and (ii) the majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) (i) prior to the first public offering of Common Stock of the Company, immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes, directly or indirectly, the Beneficial Owner of 30% or more of the voting power of the Voting Stock of the surviving or transferee Person and (ii) on and following the first public offering of Common Stock of the Company, immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

“Collateral” has the meaning set forth under “—Collateral and Security—Collateral Generally.”

“Collateral Agent” means SunTrust Bank, in its capacity as “Joint Collateral Agent” under the Intercreditor Agreement, and “Collateral Agent” under the Security Agreement and the other the Security Documents, and any successor thereto in such capacity.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Communications Act” means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, including, without limitation, CFR Title 47 and the rules, regulations and decisions of the FCC, in each case, as from time to time in effect.

“Consolidated Cash Flow” means, for any period, the Consolidated Net Income of the Company for such period plus:

(1) provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of the Company and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of a Restricted Subsidiary, and the Fixed Charges of and the depreciation and amortization and other non-cash expenses of a Restricted Subsidiary, will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the net income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Current Liabilities” as of the date of determination, means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary; and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of consolidated Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated Cash Flow for the most recent quarter for which internal financial statements are available preceding such date of determination (the “Reference Period”), multiplied by four; provided that:

(1) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of the Reference Period, or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis, after giving effect to such repayment, repurchase, defeasement or discharge;

(3) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Sale for the Reference Period or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for the Reference Period;

(4) if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or other acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

(5) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, Consolidated Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company, as set forth in an Officer’s Certificate, to reflect (i) cost savings initiatives or cost savings synergies reasonably expected to result from any acquisition or disposition and additional costs associated with such combination or divestiture not to exceed in the aggregate 17.5% of Consolidated Cash Flow for the Reference Period multiplied by four and (ii) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 1 to the “Selected Historical Consolidated Financial Information” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to the relevant four quarter period; provided that (x) such cost savings initiatives or cost savings synergies and additional costs associated with such combination or divestiture are reasonably identifiable and factually supportable and (y) such actions are reasonably expected to be taken no later than twelve months after the relevant transaction.

For purposes of this definition, in calculating the Consolidated Cash Flow and the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries, the Consolidated Cash Flow and Indebtedness attributable to discontinued operations will be excluded.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of twelve months).

If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Net Income” means, for any period, the aggregate of the net income (loss) of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Restricted Subsidiary;

(2) the net income (but not the net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the net income (loss) of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of the Company; or (b) the disposition of any securities by the Company or a Restricted Subsidiary or the extinguishment of any Indebtedness of the Company or any Restricted Subsidiary, will be excluded;

(5) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded;

(6) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company and any Restricted Subsidiary will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock (other than Disqualified Stock of the Company); and

(7) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less the sum of goodwill and other intangibles, net) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to the acquisition or disposal of any property or assets consummated on or prior to such date and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of

(1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2) treasury stock;

(3) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(4) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of consolidated Indebtedness (or in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of the Company and its Restricted Subsidiaries that is secured by Liens, as of the date of such determination, to (b) Consolidated Cash Flow for the most recent fiscal quarter for which internal financial statements of the Company and its Restricted Subsidiaries are available preceding such date of determination, multiplied by four, in each case with such pro forma adjustments to such total consolidated Indebtedness and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

“Continuing Directors” means as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Controlling Authorized Representative” has the meaning set forth under “—Intercreditor Agreement—Enforcement of Security Interests.”

“Controlling Secured Parties” means the Series of Pari Passu Secured Parties whose Authorized Representative is the Controlling Authorized Representative.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disinterested Member” means, with respect to any transaction or series of related transactions, a member of the Company’s Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and is not an Affiliate, or an officer, director, member of a supervisory, executive, or management board, or employee of any Person (other than the Company or a Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Stock” means any Capital Stock that (i) by its terms, (ii) by the terms of any security into which it is convertible or for which it is exchangeable, or (iii) by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is 180 days after the date on which the Secured Notes mature, or is redeemable at the option of the holder thereof, in any such case on or prior to such date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the covenants described above under “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control” and (ii) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Secured Notes as are required to be repurchased pursuant to the covenants described above under “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control.” The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or are required to be redeemed, prior to the date that is one year after the date on which the Secured Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States or (2) a Subsidiary of an entity described in the preceding clause (1).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public sale or private placement of Capital Stock (other than Disqualified Stock) of the Company or a direct or indirect parent of the Company to the extent the proceeds thereof are contributed to the Company (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) to any Person other than any Subsidiary thereof.

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and the Restricted Subsidiaries (other than Indebtedness under the New Credit Facilities, under the Secured Notes and the related Secured Note Guarantees or under the Unsecured Notes and the related Guarantees) in existence on the Issue Date after giving effect to the issuance of the Secured Notes and the Unsecured Notes and the application of the proceeds of (1) the Secured Notes and the Unsecured Notes and (2) any borrowings made under the New Credit Facilities on the Issue Date.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company, whose determination will be conclusive if evidenced by a Board Resolution.

“FCC” means the Federal Communications Commission or successor agency.

“FCC License” means the licenses, authorizations, waivers and permits required under the Communications Act necessary for the Company and its direct and indirect Subsidiaries to own and operate their properties and their businesses.

“Fixed Charges” means, for any period, the sum, without duplication, of:

(1) the consolidated interest expense of the Company and the Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) to the extent not included within (1) of this definition of Fixed Charges, the consolidated interest of the Company and the Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of the Restricted Subsidiaries or secured by a Lien on assets of the Company or a Restricted Subsidiary, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the issuer of such Disqualified or Preferred Stock, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the opinions and pronouncements of the Public Company Accounting Oversight Board, and in the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date from time to time.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Grantor” means the Issuers and each Guarantor that is, from time to time, party to the Security Agreement as a “grantor” thereunder.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business.

“Guarantors” means:

(1) the Initial Guarantors; and

(2) any other subsidiary that executes a Secured Note Guarantee in accordance with the provisions of the Secured Indenture;

and their respective successors and assigns until released from their obligations under their Secured Note Guarantees and the Secured Indenture in accordance with the terms of the Secured Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement;

(2) any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement; or

(3) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Holder” means a Person in whose name a Secured Note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (the terms “Incurrence” and “Incurred” have correlative meanings); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, whether or not contingent:

(1) all indebtedness of such Person in respect of borrowed money;

(2) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

(3) all obligations of such Person in respect of banker’s acceptances, letters of credit or similar instruments (or reimbursement obligations in respect thereof);

(4) all Capital Lease Obligations of such Person;

(5) all obligations of such Person in respect of the deferred and unpaid balance of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

(6) all Hedging Obligations of such Person;

(7) all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(8) all Preferred Stock issued by a Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(9) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness; and

(10) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Secured Indenture.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. The amount of any Indebtedness described in clauses (1) and (2) above will be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining any particular amount of Indebtedness, (x) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (y) any Liens granted pursuant to the equal and ratable provisions in the covenant described above under “—Certain Covenants—Limitation on Liens” covenant shall not be treated as Indebtedness.

“Initial Guarantors” means all of the Domestic Subsidiaries of the Company as of the date of the Assumption.

“Initial Purchasers” means Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Goldman, Sachs & Co., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and UBS Securities LLC.

“Intercreditor Agreement” has the meaning set forth under “—Intercreditor Agreement.”

“Intercreditor Event of Default” means an “Event of Default” under and as defined in the New Credit Facilities, the Secured Indenture or any other agreement governing any Secured Credit Document.

“Intervening Creditor” has the meaning set forth under “—Intercreditor Agreement—Restrictions on Enforcement of Priority Liens.”

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or an equivalent rating by another Rating Agency.

“Investments” in any Person means all direct or indirect investments in such Person in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person unless such Investment in such third party was not made in anticipation or contemplation of the Investment by the Company or such Restricted Subsidiary and such third party Investment is incidental to the primary business of such Person in whom the Company or such Restricted Subsidiary is making such Investment.

“Issue Date” means June 28, 2012, the date of original issuance of the Secured Notes under the Secured Indenture.

“Joinder Agreement” means an agreement in form and substance substantially similar to Exhibit A to the Intercreditor Agreement, pursuant to which an additional Series of Pari Passu Obligations become a party to the Intercreditor Agreement, in accordance with the applicable terms thereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Major Non-Controlling Authorized Representative” has the meaning set forth under “—Intercreditor Agreement—Enforcement of Security Interests.”

“Moody’s” means Moody’s Investors Service, Inc.

“Net Available Cash” means the aggregate proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof), received in Cash Equivalents by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking, and brokerage fees, sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements relating to such Asset Sale, (3) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary and (4) appropriate amounts to be provided by the Company or the Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (4) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Available Cash.

“New Credit Facilities” means that certain Credit Facility, dated the date the AboveNet Acquisition is consummated, made by and among the Issuers, as borrowers, the Guarantors party thereto, Morgan Stanley Senior Funding, Inc., as Authorized Representative for the New Credit Facility Lenders and as administrative agent for the New Term Loan Facility, SunTrust Bank, as administrative agent for the New Revolving Credit Facility, and issuing bank and SunTrust Bank, as collateral agent, and the other Lenders party thereto, providing for up to $250,000,000 million of revolving credit borrowings and $1,620,000,000 of term loans, including any related notes, Guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“New Credit Facility Agent” shall have the meaning set forth under “—Intercreditor Agreement.”

“New Credit Facility Lenders” means the financial institutions and other Persons from time to time parties to the New Credit Facilities as lenders and/or issuing banks.

“New Credit Facility Obligations” means the Obligations under the New Credit Facilities and other “Loan Documents” (as defined in the credit agreement governing the New Credit Facilities).

“New Revolving Credit Facility” means the revolving credit facility under the New Credit Facilities.

“New Term Loan Facility” means the term loan facility under the New Credit Facilities.

“Non-Controlling Authorized Representative Enforcement Date” has the meaning set forth under “—Intercreditor Agreement—Enforcement of Security Interests.”

“Non-Controlling Secured Parties” means the Pari Passu Secured Parties that are not Controlling Secured Parties.

“Obligations” with respect to any Indebtedness means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

“Offer to Purchase” means an offer by the Company to purchase Secured Notes from the Holders commenced by delivering a notice to the Trustee and each Holder stating:

(1) the provision of the Secured Indenture pursuant to which the offer is being made and that all Secured Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3) that any Secured Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Issuers default in the payment of the purchase price, any Secured Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Secured Note purchased pursuant to the Offer to Purchase will be required to surrender the Secured Note, together with the completed form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Secured Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Secured Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Secured Notes purchased; and

(7) that Holders whose Secured Notes are being purchased only in part will be issued new Secured Notes equal in principal amount to the unpurchased portion of the Secured Notes surrendered; provided that each Secured Note purchased and each new Secured Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Secured Notes or portions thereof (and, in the case of an Offer to Purchase made pursuant to the covenant described above under “—Repurchase at the Option of Holders—Asset Sales,” any other Pari Passu Debt included in such Offer to Purchase) tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Secured Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Secured Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Secured Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly deliver to the Holders of Secured Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Secured Note equal in principal amount to any unpurchased portion of the Secured Note surrendered; provided that each Secured Note purchased and each new Secured Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the “Paying Agent” for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Secured Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Secured Indenture relating to an Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Secured Indenture by virtue of such conflict.

“Offering Memorandum” means the offering memorandum, dated June 14, 2012, relating to the sale of the Secured Outstanding Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Secured Indenture.

“Opinion of Counsel” means an opinion from legal counsel that is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) and that meets the requirements of the Secured Indenture.

“Parent” means Zayo Group Holdings Inc., and any other direct or indirect parent company of the Company.

“Pari Passu Debt” means (a) any Indebtedness of the Issuers that ranks equally in right of payment with the Secured Notes or (b) any Indebtedness of a Guarantor that ranks equally in right of payment with such Guarantor’s Secured Note Guarantee.

“Pari Passu Obligations” means, collectively, the New Credit Facility Obligations, the Secured Notes Obligations, and each Series of Additional Pari Passu Obligations.

“Pari Passu Secured Parties” means, collectively, the Collateral Agent, the New Credit Facility Secured Parties and the Notes Secured Parties (each as defined below in the definition of “Series”), and any Additional Pari Passu Secured Parties.

“Pari Passu Security Documents” means each security agreement, pledge agreement, deed of trust, mortgage and other agreement entered into in favor of the Collateral Agent for purposes of securing the Pari Passu Obligations and each financing statement and other document or instrument delivered to create, perfect or continue the Liens thereby created.

“Permitted Additional Pari Passu Obligations” means any Additional Pari Passu Obligations (whether or not consisting of Additional Secured Notes) not more than equally and ratably secured on a first-lien basis with the Secured Notes by Liens on the Collateral (it being understood, for the avoidance of doubt, that Permitted Additional Pari Passu Obligations (i) may be secured on a first-lien basis with the Secured Notes by Liens on less than all of the Collateral, (ii) may have different mandatory prepayment provisions than those applicable to the Secured Notes and (iii) may be subject to scheduled amortization and/or mature earlier or later than the Secured Notes); provided that, as of the date of Incurrence of such Permitted Additional Pari Passu Obligations, after giving effect thereto and the application of the proceeds therefrom, the Consolidated Secured Debt Ratio of the Company and its Restricted Subsidiaries would be no greater than 4.5 to 1.0.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Company and the Restricted Subsidiaries on the Issue Date, and other businesses reasonably related or ancillary thereto.

“Permitted Holders” means any of Battery Venture, Bear Equity LLC, Bear Investments LLP, Centennial Ventures, Charlesbank Capital Partners, Chestnut Venture Partners Columbia Capital, GTCR LLC, M/C Venture Partners, Morgan Stanley Alternative Investment Partners, Oak Investment Partners ESU Investments LLC, Tablerock Investments, VP Holdings and any Affiliate thereof.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary provided that any investment in a Restricted Subsidiary that is not a Domestic Subsidiary shall be reasonably related to the operations of such Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under “—Repurchase at the Option of Holders—Asset Sales”;

(5) Hedging Obligations that are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

(6) (i) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness and (ii) any Investments received in compromise of obligations of any trade creditor or customer that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person;

(7) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8) commission, payroll, travel and similar advances to officers and employees of the Company or any Restricted Subsidiary that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(9) Investments by the Company or any Restricted Subsidiary in an aggregate amount at the time of such Investment not to exceed, at any one time outstanding, the greater of (x) $100 million or (y) 5% of Consolidated Net Tangible Assets of the Company, determined as of the end of the most recent quarter of the Company for which financial statements of the Company are available;

(10) lease, utility and other similar deposits in the ordinary course of business;

(11) Investments existing on the Issue Date; and

(12) other Investments in any Unrestricted Subsidiary or joint venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date, not to exceed $50 million.

“Permitted Liens” means:

(1) Liens on the assets of any Issuer and any Guarantor securing Indebtedness Incurred under clause (1) of the second paragraph of the covenant described above under “—Certain Covenants—Limitation on Indebtedness” (including Liens securing Indebtedness under the New Credit Facilities);

(2) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property of a Person existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5) Liens securing the Secured Notes and the Secured Note Guarantees;

(6) Liens existing on the Issue Date (other than any Liens securing Indebtedness Incurred under clause (1) of the second paragraph of the covenant described above under “—Certain Covenants—Limitation on Indebtedness”);

(7) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Secured Notes; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Secured Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Secured Indenture;

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described above under “—Certain Covenants—Limitation on Indebtedness”; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(10) Liens on Cash Equivalents securing Hedging Obligations of the Company or any Restricted Subsidiary (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(11) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(12) Lien, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(13) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights-of-way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiary;

(14) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(17) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(18) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(19) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments;

(20) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(21) Liens on assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness of such Restricted Subsidiaries permitted to be incurred under the covenant described above under “—Certain Covenants—Limitation on Indebtedness”;

(22) Liens securing Permitted Additional Pari Passu Obligations;

(23) Liens incidental to the conduct of the Company’s or such Restricted Subsidiary’s business or the ownership of its property and assets not securing any Indebtedness and which do not in the aggregate materially detract from the value of the Company’s or such Restricted Subsidiary’s (as the case may be) assets or materially impair the use thereof in the operation of its business; and

(24) Other liens in an amount not to exceed $25 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or to any Subsidiary of the Company); provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Secured Notes or the Secured Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Secured Notes or the Secured Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Secured Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Pari Passu Debt, such Permitted Refinancing Indebtedness ranks equally in right of payment with, or is subordinated in right of payment to, the Secured Notes or such Secured Note Guarantees; and

(5) such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Company or a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Secured Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Grantor and the improvements thereto.

“Receivables Facility” means one or more receivables financing facilities or arrangements, as amended or modified from time to time, pursuant to which the Company or any Subsidiary sells (including a sale in exchange for a promissory note or Capital Stock of a Receivables Subsidiary) its accounts receivable to a Receivables Subsidiary or a Receivables Subsidiary sells accounts receivables to any other Person; provided such transaction is on market terms at the time the Company or such Subsidiary enters into such transaction.

“Receivables Subsidiary” means a Subsidiary of the Company which engages in no activities other than those reasonably related to or in connection with the entering into of receivables securitization transactions and which is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and;

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings. Any designation of a Subsidiary as a Receivable Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the Secured Notes Indenture.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Secured Credit Documents” means, collectively, (i) the New Credit Facilities and the “Loan Documents” (as defined in the New Credit Facilities) and any other agreement pursuant to which the Company and any of its Subsidiaries will or may incur New Credit Facility Obligations, (ii) the Secured Indenture and the Secured Note

Guarantees, and (iii) each loan agreement, credit agreement, indenture or other agreement entered into by the Company after the date of this Agreement, if any, pursuant to which the Company or any of its Subsidiaries will incur Additional Pari Passu Obligations.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, made by and among the Issuers, the Guarantors and the Collateral Agent, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Security Documents” means the Intercreditor Agreement, the Security Agreement and all other pledge agreements, collateral assignments, mortgages, collateral agency agreements, deeds of trust or other grants or transfers for security executed and delivered by the Issuers or a Guarantor creating (or purporting to create) a Lien upon the Collateral as contemplated by the Secured Indenture, the New Credit Facilities or the Security Agreement, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Secured Note Guarantee” means a Guarantee of the Secured Notes pursuant to the Secured Indenture.

“Secured Notes Obligations” means Obligations under the Secured Indenture and the Secured Note Guarantees.

“Series” means (a) with respect to the Pari Passu Secured Parties, (i) the New Credit Facility Agent, the New Credit Facility Lenders and the other holders of New Credit Facility Obligations (in their capacities as such, the “New Credit Facility Secured Parties”), (ii) the Holders of the Secured Notes and the Trustee (in their capacities as such, the “Notes Secured Parties”) and (iii) the Additional Pari Passu Secured Parties that become subject to the Intercreditor Agreement after the Issue Date and that are represented by a common Authorized Representative; and (b) with respect to any Pari Passu Obligations, each of the New Credit Facility Obligations, the Secured Notes Obligations, and the Additional Pari Passu Obligations incurred pursuant to any applicable agreement, which pursuant to a Joinder Agreement, are to be represented under the Intercreditor Agreement by a common Authorized Representative.

“Significant Subsidiary” means (a) with respect to any Person, any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act, and (b) in addition, with respect to the Company, Zayo Capital, Inc.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in receivables financing facilities, including, without limitation, servicing of the obligations thereunder.

“State PUC” means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any intrastate network facility or telecommunications systems or over Persons who own, construct or operate an intrastate network facility or telecommunications systems, in each case, by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to a Person conducting business in such state.

“State PUC License” means any license, certificate or other authorization issued by any State PUC to permit the Company and its direct and indirect Subsidiaries to offer intrastate telecommunications services in the state.

“State Telecommunication Laws” means the statutes of the states of the United States and the District of Columbia governing the provisions of telecommunications services and the rules, regulations and published policies, procedures, orders and decisions of the applicable State PUC.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such installment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1) a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof, or such Person and one or more Subsidiaries thereof; and

(2) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof, or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term of the Secured Notes to July 1, 2015; provided that if the then-remaining term of the Secured Notes from the redemption date to July 1, 2015, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then-remaining term of the Secured Notes to July 1, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described above under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF THE SENIOR UNSECURED NOTES

In this “Description of the Senior Unsecured Notes” only, the word “Issuers” refers to collectively to the co-issuers of the Notes, Zayo Group, LLC and Zayo Capital, Inc., the word “Company” refers solely to Zayo Group, LLC, and not to any of its subsidiaries, and the term “Unsecured Notes” refers to the Senior Unsecured Notes and not to the Secured Notes. The definitions of certain other terms used in this description are set forth throughout the text or under “—Certain Definitions.”

The Unsecured Exchange Notes will be issued under an indenture between Escrow Corp and The Bank of New York Mellon Trust Company N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of July 2, 2012, among the Issuers, Escrow Corp, the guarantors party thereto and the Trustee (the “Unsecured Indenture”). The terms of the Unsecured Notes include those set forth in the Unsecured Indenture and those made part of the Unsecured Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The terms of the Unsecured Exchange Notes and the Unsecured Outstanding Notes are substantially identical, except that the Unsecured Exchange Notes:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the Unsecured Outstanding Notes; and

•	will not contain provisions relating to the payment of Additional Interest.

Any Unsecured Outstanding Notes that remain outstanding after the completion of the exchange offer, together with the Unsecured Exchange Notes issued in connection with the exchange offer, will be treated as a single class of notes under the Unsecured Indenture. As a result, we refer to the Unsecured Exchange Notes and the Unsecured Outstanding Notes collectively as the “Unsecured Notes” for purposes of the following summary.

The following description is a summary of the material terms of the Unsecured Indenture. It does not, however, restate the Unsecured Indenture in its entirety. You should read the Unsecured Indenture because it contains additional information and because it and not this description defines your rights as a holder of the Unsecured Notes. Copies of the Unsecured Indenture may be obtained by requesting it from the Company.

Brief Description of the Structure and Ranking of the Unsecured Notes and the Unsecured Note Guarantees

The Unsecured Notes

The Unsecured Notes will:

•	be the Issuers’ senior unsecured obligations;

•	mature on July 1, 2020;

•

be structurally subordinated to all Indebtedness and other liabilities of future Subsidiaries of the Issuers that do not provide Unsecured Note Guarantees, which will only consist of Unrestricted Subsidiaries and Foreign Subsidiaries that do not guarantee other Indebtedness of the Company;

•

rank equally in right of payment with the Issuers’ obligations under the New Credit Facilities and any and all of the Issuers’ existing and future Indebtedness that is not subordinated in right of payment to the Unsecured Notes;

•	rank senior in right of payment to any and all of the Issuers’ future Indebtedness that is subordinated in right of payment to the Unsecured Notes, if any;

•

be effectively subordinated to any existing and future secured Indebtedness of the Issuers, including under the New Credit Facilities and the Secured Notes, to the extent of the value of the assets securing such Indebtedness; and

•	be guaranteed on a senior unsecured basis by the Guarantors.

The Unsecured Note Guarantees

Each Unsecured Note Guarantee of a Guarantor will:

•	be the Guarantor’s senior unsecured obligation;

•

rank equally in right of payment with such Guarantor’s obligations under the New Credit Facilities and with any and all of such Guarantor’s other existing and future Indebtedness that is not subordinated in right of payment to its Unsecured Note Guarantee, if any;

•	rank senior in right of payment to any and all of such Guarantor’s existing and future Indebtedness that is subordinated in right of payment to its Unsecured Note Guarantee, if any; and

•

be effectively subordinated to any existing and future secured Indebtedness of such Guarantor, including under the New Credit Facilities and the Secured Notes, to the extent of the value of the assets securing such Indebtedness of such Guarantor.

General

As of March 31, 2012, on an as adjusted basis after giving effect to the issuance of the Unsecured Notes and the Secured Notes, the use of proceeds thereof, and the entry into the New Credit Facilities, and after excluding intercompany balances and intercompany guarantees:

•	we would have had $1.62 billion outstanding under the New Term Loan Facility;

•

on a consolidated basis, the Company and its Subsidiaries would have had $12 million of Indebtedness outstanding other than the New Term Loan Facility, Unsecured Notes and the Secured Notes, entirely in the form of capital lease obligations;

•	we would have had $250 million available for borrowing under the New Revolving Credit Facility, subject to certain conditions; and

•	there would have been no Restricted Subsidiaries other than the Guarantors.

As of the date of this prospectus, all of the Company’s Domestic Subsidiaries (other than Zayo Capital, Inc., the co-issuer) are Guarantors and guarantee the Unsecured Notes. However, the Unsecured Indenture does not require any future Foreign Subsidiaries to provide a Unsecured Note Guarantee unless such Foreign Subsidiary guarantees other Indebtedness of the Issuers. Certain Subsidiaries acquired in the AboveNet Acquisition are Foreign Subsidiaries of the Company. Accordingly, they and any other future Foreign Subsidiaries of the Company may not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any non guarantor Subsidiaries, the non guarantor Subsidiaries will likely be required to repay financial and trade creditors before distributing any assets to the Issuers or a Guarantor.

As of the date of this prospectus, all of the Company’s Domestic Subsidiaries (other than Zayo Capital, Inc., the co-issuer) are “Restricted Subsidiaries.” However, under the circumstances described below under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Unsecured Indenture. Further, Unrestricted Subsidiaries will not Guarantee the Unsecured Notes.

Although the Unsecured Indenture contains limitations on the amount of additional Indebtedness that the Issuers, the Guarantors and the Restricted Subsidiaries may incur, the amount of such additional Indebtedness could be substantial.

Principal, Maturity and Interest

The Unsecured Notes will mature on July 1, 2020. The Issuers will issue up to $499.4 million aggregate principal amount of Unsecured Notes in the exchange offer. Subject to the covenant described under “—Certain

Covenants—Limitation on Indebtedness,” the Issuers are permitted to issue additional Unsecured Notes under the Unsecured Indenture (“Additional Unsecured Notes”). The Unsecured Notes and any Additional Unsecured Notes that are issued will be treated as a single class under the Unsecured Indenture, including with respect to waivers, amendments, redemptions and Offers to Purchase. The Additional Unsecured Notes may be issued at different prices from the original issue price of the Unsecured Notes. Unless the context otherwise requires, references to the “Unsecured Notes” for all purposes under the Unsecured Indenture and in this “Description of the Unsecured Notes” include any Additional Unsecured Notes that are issued.

Interest on the Unsecured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date, at a rate per annum of 10.125%, and will be payable semi annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2013. Interest will be payable to Holders of record on each Unsecured Note in respect of the principal amount thereof outstanding as of the immediately preceding December 15 or June 15, as the case may be.

Interest will be computed on the basis of a 360 day year comprising twelve 30 day months. Interest on overdue principal and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the Unsecured Notes. In no event will the rate of interest on the Unsecured Notes be higher than the maximum rate permitted by applicable law.

Form of Unsecured Notes

The Unsecured Notes will be issued only in fully registered form without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Unsecured Notes will be initially in the form of one or more global notes (the “Global Notes”). The Global Notes will be deposited with the Trustee as custodian for the Depository Trust Company (“DTC”). Ownership of interests in the Global Notes, referred to in this description as “book entry interests,” will be limited to Persons that have accounts with DTC or their respective participants. The terms of the Unsecured Indenture will provide for the issuance of definitive registered Unsecured Notes in certain circumstances. Please see the section entitled “—Book Entry, Delivery and Form.”

The registered Holder of a Unsecured Note will be treated as the owner of it for all purposes.

Transfer and Exchange

A Holder may transfer or exchange Unsecured Notes in accordance with the Unsecured Indenture and the procedures described in “Notice to Investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer, exchange or redemption of the Unsecured Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

The Issuers are not required to transfer or exchange any Unsecured Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Unsecured Note for a period of 15 days before a selection of Unsecured Notes to be redeemed.

Payments on the Unsecured Notes; Paying Agent and Registrar

If a Holder has given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date, the Company will pay all principal, interest and premium, if any, on that Holder’s Unsecured Notes in accordance with those instructions. All other payments on Unsecured Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest, with respect to the Global Notes registered in the name of or held by DTC or its nominee and will be made by wire transfer of immediately available funds to the account specified by DTC.

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Unsecured Note Guarantees

General

On the date of the Assumption and upon joining the Unsecured Indenture, the Initial Guarantors jointly and severally agreed to guarantee the due and punctual payment of all amounts payable under the Unsecured Notes, including principal, premium, if any, and interest. The Unsecured Indenture will require any future Domestic Subsidiary, that is not designated as an Unrestricted Subsidiary, and any other Restricted Subsidiary that Guarantees Indebtedness of the Issuers or any Guarantor to provide a Unsecured Note Guarantee. The ability of any future Domestic Subsidiaries to provide a Unsecured Note Guarantee may be subject to prior approval by certain State PUCs. See “—Certain Covenants—Future Subsidiary Unsecured Note Guarantees.”

Each Unsecured Note Guarantee of a Guarantor will be the Guarantor’s senior obligation. The Unsecured Indenture states that each Guarantor under its Unsecured Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor by law or without resulting in its obligations under its Unsecured Note Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. With respect to risks related to such limitations, see “Risk Factors—Risks Relating to the Secured Notes and the Unsecured Notes—Federal and state statutes allow courts, under specific circumstances, to cancel the Notes or the related guarantees and require noteholders to return payments received from us or the guarantors.” Each Guarantor that makes a payment or distribution under its Unsecured Note Guarantee will be entitled to contribution from any other Guarantor.

Release of the Unsecured Note Guarantees

A Unsecured Note Guarantee of a Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(1) in connection with any sale or other disposition (including by merger or otherwise) of Capital Stock of the Guarantor after which such Guarantor is no longer a Subsidiary of the Company, if the sale of all such Capital Stock of that Guarantor complies with the applicable provisions of the Unsecured Indenture;

(2) if the Company properly designates the Guarantor as an Unrestricted Subsidiary under the Unsecured Indenture;

(3) solely in the case of a Unsecured Note Guarantee created pursuant to the second paragraph of the covenant described below under “—Certain Covenants—Future Subsidiary Unsecured Note Guarantees,” upon the release or discharge of the Guarantee that resulted in the creation of such Unsecured Note Guarantee pursuant to that covenant, except a discharge or release by or as a result of payment under such Unsecured Note Guarantee;

(4) upon a Legal Defeasance or satisfaction and discharge of the Unsecured Indenture that complies with the provisions under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”; or

(5) upon payment in full of the aggregate principal amount of all Unsecured Notes then outstanding and all other obligations under the Unsecured Indenture and the Unsecured Notes then due and owing.

Upon any occurrence giving rise to a release of a Unsecured Note Guarantee as specified above, the Trustee will, at the written directions of the Company, execute any documents reasonably required in order to evidence or effect such release, termination and discharge in respect of such Unsecured Note Guarantee. Neither the Issuers nor any Guarantor will be required to make a notation on the Unsecured Notes to reflect any Unsecured Note Guarantee or any such release, termination or discharge.

Optional Redemption

At any time prior to July 1, 2015, the Issuers may redeem up to 35% of the aggregate principal amount of Unsecured Notes issued under the Unsecured Indenture (including any Additional Unsecured Notes) at a redemption price of 110.125% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, subject to the rights of Holders of Unsecured Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Unsecured Notes issued under the Unsecured Indenture (including any Additional Unsecured Notes) remains outstanding immediately after the occurrence of such redemption (excluding Unsecured Notes held by the Issuers or their Affiliates); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

At any time prior to July 1, 2016, the Issuers may redeem all or part of the Unsecured Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders of Unsecured Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after July 1, 2016, the Issuers may redeem all or a part of the Unsecured Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon, to the applicable redemption date, subject to the rights of Holders of Unsecured Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on July 1 of the years indicated below:

Year	Percentage
2016	105.063%
2017	102.531%
2018 and thereafter	100.000%

If less than all of the Unsecured Notes are to be redeemed at any time, the Trustee will select Unsecured Notes for redemption on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate.

No Unsecured Notes of $2,000 or less will be redeemed in part. Notices of redemption will be delivered, at least 30 but not more than 60 days before the redemption date, to each Holder of Unsecured Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Unsecured Note is to be redeemed in part only, the notice of redemption that relates to that Unsecured Note will state the portion of the principal amount thereof to be redeemed. A new Unsecured Note in principal amount equal to the unredeemed portion of the original Unsecured Note will be issued in the name of the Holder thereof upon cancellation of the original Unsecured Note. Unsecured Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Unsecured Notes or portions thereof called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market and Other Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Unsecured Notes. However, under certain circumstances, the Issuers may be required to offer to purchase the Unsecured Notes as described below under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Company and its Restricted Subsidiaries may at any time and from time to time purchase Unsecured Notes in the open market or otherwise.

The Unsecured Indenture contains provisions related to the escrow of certain funds and providing for a special mandatory redemption of the Unsecured Notes in the event the AboveNet Acquisition Agreement was terminated or the AboveNet Acquisition or the Assumption was not consummated. These provisions have ceased to apply to the Unsecured Outstanding Notes, and will not apply to the Unsecured Exchange Notes, because the AboveNet Acquisition has been consummated.

Repurchase at the Option of Holders

Change of Control

Unless the Issuers have previously or concurrently delivered a redemption notice with respect to all the outstanding Unsecured Notes as described under “—Optional Redemption,” the Issuers must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Unsecured Notes then outstanding, at a purchase price in cash equal to 101% of the aggregate principal amount of the Unsecured Notes repurchased, plus accrued and unpaid interest, if any, thereon, to the date of repurchase, subject to the rights of Holders of Unsecured Notes on the relevant record date to receive interest due on the relevant interest payment date.

The Issuers’ ability to pay cash to the Holders of the Unsecured Notes following the occurrence of a Change of Control may be limited by the Issuers’ then-existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the Notes upon a change of control.”

The Change of Control purchase feature of the Unsecured Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuers and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Company. As of the date of this prospectus, the Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Unsecured Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described below under “—Certain Covenants—Limitation on Indebtedness.”

The Issuers will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Unsecured Indenture applicable to an Offer to Purchase made by the Issuers and purchases all Unsecured Notes validly tendered and not withdrawn under such Offer to Purchase.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Unsecured Notes to require the Issuers to repurchase such Unsecured Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. See “Risk Factors—Risks Relating to the Secured Notes and the Unsecured Notes—The ability of holders of Notes to require us to repurchase Notes as a result of a disposition of “substantially all” of our assets or a change in the composition of our board of directors, is uncertain.”

Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of:

(a) Cash Equivalents (including any Cash Equivalents received from the conversion within 180 days of such Asset Sale of any securities, notes or other obligations received in consideration of such Asset Sale);

(b) Replacement Assets;

(c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) 1.0% of total assets and (y) $10 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); or

(d) any combination of the consideration specified in clauses (a) and (b).

Any Net Available Cash received by the Company or any Restricted Subsidiary from any Asset Sale may be applied within 365 days of receipt of such Net Available Cash, to permanently reduce any Indebtedness constituting Indebtedness of a non-Guarantor Subsidiary or to permanently reduce any senior Indebtedness of the Issuers or any Guarantor (in each case owing to a Person other than the Company or any Affiliate of the Company) (and, if the obligation repaid is revolving credit Indebtedness, to correspondingly reduce loan commitments with respect thereto).

The amount of such Net Available Cash required to be applied (or to be committed to be applied) during such 365 day period as set forth in the preceding paragraph and not applied (or committed to be applied) as so required by the end of such period, or used to consummate an Offer to Purchase pursuant to the Senior Secured Indenture and any indenture or similar document governing Permitted Additional Secured Obligations, shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $50 million, the Company must commence, not later than the 15th Business Day of such month, and consummate an Offer to Purchase, from the Holders and all holders of other Pari Passu Debt containing provisions similar to those set forth in the Unsecured Indenture with respect to offers to purchase with the proceeds of sales of assets, the maximum principal amount of Unsecured Notes and such other Pari Passu Debt that may be purchased out of the Excess Proceeds; provided that the amount of Excess Proceeds required to be used to make an Offer to Purchase pursuant to this paragraph shall be reduced by any mandatory prepayments made under the Secured Notes or any Series of Pari Passu Debt in respect of such Excess Proceeds (and which prepayments shall not be in excess of such Series pro rata share of such Excess Proceeds). The offer price in any such Offer to Purchase will be equal to 100% of the principal amount (or accreted value, if applicable) of the Unsecured Notes and such other Pari Passu Debt plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Unsecured Notes on the relevant record date to receive interest on the relevant interest payment date, and will be payable in cash. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this “—Repurchase at the Option of Holders—Asset Sales” covenant, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Unsecured Indenture, and those Excess Proceeds shall no longer constitute “Excess Proceeds.”

For the purposes of this covenant, the following are deemed to be Cash Equivalents: the assumption of (i) Indebtedness of the Company (other than Disqualified Stock or Indebtedness that is by its terms subordinated in right of payment to the Unsecured Notes); (ii) Indebtedness of any Restricted Subsidiary (other than Indebtedness of a Guarantor that is by its terms subordinated in right of payment to the Unsecured Notes or Disqualified Stock of any Guarantor) or (iii) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Unsecured Notes or any Unsecured Note Guarantee and liabilities to the extent owed to the Company or any Subsidiary of the Company) and, in each case, the full and unconditional release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale.

Certain Covenants

The Unsecured Indenture contains, among others, the following covenants.

Suspension of Covenants on Achievement of Investment Grade Status

(a) the Unsecured Notes have achieved an Investment Grade Rating from both of the Ratings Agencies; and

(b) no Default or Event of Default has occurred and is continuing under the Unsecured Indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Unsecured Indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	“—Repurchase at the Option of Holders—Asset Sales,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

•	“—Limitation on Transactions with Affiliates,” and

•	The provisions of clause (3) of “—Merger, Consolidation, or Sale of Assets.”

If at any time the Unsecured Notes cease to have such Investment Grade Rating by either Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will, from such date and thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of the Unsecured Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Unsecured Indenture), unless and until the Unsecured Notes subsequently attain an Investment Grade Rating from both Ratings Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Unsecured Notes maintain an Investment Grade Rating from both Ratings Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Unsecured Indenture, the Unsecured Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to one of the clauses (other than pursuant to clause (2)) set forth in the first paragraph of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of “—Limitation on Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments” to the extent set forth in such covenant.

There can be no assurance that the Unsecured Notes will ever achieve or maintain an Investment Grade Rating.

Limitation on Restricted Payments

(A) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(1) declare or pay any dividend or make any other payment or distribution with respect to any of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) any Equity Interests of the Company held by any Person (other than by a Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary held by any Person (other than by the Company or another Restricted Subsidiary);

(3) call for redemption or make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness that is subordinated in right of payment to the Unsecured Notes or any Unsecured Note Guarantee except (a) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, repurchase or other acquisition or (b) intercompany Indebtedness permitted to be Incurred pursuant to clause (6) of the second paragraph of the covenant described below under “—Certain Covenants—Limitation on Indebtedness;” or

(4) make any Investment (other than a Permitted Investment) in any Person; unless, at the time of and after giving pro forma effect to such Restricted Payment:

(1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

(2) the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under “—Certain Covenants—Limitation on Indebtedness”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (11) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) (x) the aggregate Consolidated Cash Flow accrued in the period beginning on the first day of the quarter beginning on July 1, 2012, and ending on the last day of the most recent quarter for which internal financial statements are available prior to the date of such proposed Restricted Payment (or, if such Consolidated Cash Flow for such period is a deficit, less 100% of such deficit), less (y) 1.5 times consolidated interest expense during such period; plus

(b) the aggregate net cash proceeds received by the Company after the date the AboveNet Acquisition is consummated as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company and the amount of reduction of Indebtedness of the Company or its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company); plus

(c) with respect to Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries after the date the AboveNet Acquisition is consummated, an amount equal to the net reduction in such Investments in any Person (except, in each case, to the extent any such amount is included in the calculation of Consolidated Net Income), resulting from repayment to the Company or any Restricted Subsidiary of loans or advances or from the receipt of net cash proceeds from the sale of any such Investment, from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of such Investments previously made by the Company or any Restricted Subsidiary in such Person; plus

(d) $180 million.

(B) The preceding provisions will not prohibit the following; provided that, in the case of clauses (7) and (8) below only, no Default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Unsecured Indenture, and the redemption of any Indebtedness that is subordinated in right of payment to the Unsecured Notes or the Unsecured Note Guarantees within 60 days after the date on which notice of such redemption was given, if at said date of the giving of such notice, such redemption would have complied with the provisions of the Unsecured Indenture;

(2) the payment of any dividend or other distribution by a Restricted Subsidiary to all the holders of its Equity Interests on a pro rata basis;

(3) any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for such Restricted Payment will be excluded from clause (3) (b) of the preceding paragraph (A);

(4) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Unsecured Notes or the Unsecured Note Guarantees in exchange for or with the net cash proceeds from a substantially concurrent Incurrence (other than to a Subsidiary of the Company) of, Permitted Refinancing Indebtedness;

(5) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof and applicable withholding taxes, if any;

(6) the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities; provided, that such payment shall not be for the purpose of evading the limitations of this covenant (as determined by the Board of Directors of the Company in good faith);

(7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, in each case issued in accordance with the covenant described below under “—Certain Covenants—Limitation on Indebtedness”;

(8) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, or the dividend or other distribution, directly or indirectly, to Communications Infrastructure Investments, LLC (“CII”), the Company’s indirect parent company, to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CII, in each case held by any current or former employee or director of the Company (or any Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; or, prior to the Company’s initial public offering, a distribution or dividend, directly or indirectly, to any of the Company’s direct or indirect parent companies for the purpose of enabling CII to effect a repurchase, redemption or other acquisition or retirement of the Equity Interests in CII from one or more of its equity investors that fail to comply with their funding commitments under the CII limited liability company agreement; provided that the aggregate price paid, or distributed or paid out as a dividend under this clause (8) in any calendar year will not exceed $7.5 million (with unused amounts in any calendar year being carried over to succeeding years) or, in the event any unused amounts of any previous year are being carried over, $15 million;

(9) the declaration and payment of dividends on the Company’s Equity Interests (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s Equity Interests), following the first public equity offering of such common stock after the Issue Date, of up to 6% per annum of the net cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Company in or from any such public equity offering;

(10) other Restricted Payments in an aggregate amount not to exceed $30 million; and

(11) the declaration and payment of dividends by the Issuers to, or the making of the loans to, the Parent in amounts required for the Parent to pay, in each case without duplication, (a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence; (b) foreign, federal, state and local income taxes, to the extent such income taxes are (i) attributable to the income of the Issuers and their Restricted Subsidiaries and (ii) required to be paid by the Parent, and only for so long as the Issuers are treated as pass-through entities for U.S. federal income tax purposes; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuers and their Restricted Subsidiaries would be required to pay in respect of its foreign, federal, state and local taxes for such fiscal year were the Issuers and their Restricted Subsidiaries to pay such taxes separately from any such parent entity; (c) customary salary, bonus and other benefits payable to officers and employees of the Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; (d) general corporate operating and overhead costs and expenses of the Parent to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and (e) amounts required for the Parent to pay fees and expenses incurred by the Parent related to the maintenance of the Parent of its corporate or other entity existence.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

For the purposes of this covenant, any payment made on or after March 12, 2010, but prior to the Issue Date, shall be deemed to be a “Restricted Payment” to the extent that such payment would have been a Restricted Payment had the Unsecured Indenture been in effect at the time of such payment (and, to the extent that such Restricted Payment was permitted by clauses (1) through (11) above, such Restricted Payment may be deemed by the Company to have been made pursuant to such clause).

Limitation on Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided that the Company or any Guarantor may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be positive and less than 5.25 to 1.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) the Incurrence by the Company or any Guarantor of Indebtedness under the New Credit Facilities (including, without limitation, the Incurrence by the Company and the Guarantors of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed $2,000 million;

(2) the Incurrence of Existing Indebtedness;

(3) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Unsecured Notes (other than Additional Unsecured Notes), the Secured Notes and the Unsecured Exchange Notes (as defined below) in respect thereof and the related Unsecured Note Guarantees;

(4) the Incurrence by the Company or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor, whether through the direct acquisition of such assets or the acquisition of Equity Interest of any person owning such assets (including any reasonably related fees or expenses Incurred in connection with such acquisition, construction or improvement), in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed, at any time outstanding, the sum of (i) $100 million and (ii) 3.0% of the consolidated total assets of the Company (excluding Unrestricted Subsidiaries and determined as of the end of the most recent quarter of the Company for which internal financial statements are available) at any time outstanding;

(5) the Incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Unsecured Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (5), (14) or (15) of this paragraph;

(6) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness owing to and held by the Company or any Restricted Subsidiary; provided that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to a non-Guarantor Restricted Subsidiary, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Unsecured Notes, in the case of the Company, or the Unsecured Note Guarantee, in the case of a Guarantor; and

(b) any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(8) the Incurrence by the Company or any Guarantor of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(9) the Incurrence by the Company or any Guarantor of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition or acquisition of any business, assets or Capital Stock of a Guarantor (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock of a Guarantor for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Guarantor in connection with such disposition;

(10) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11) the Incurrence by the Company or any Guarantor of Indebtedness in respect of bid, performance or surety bonds or letters of credit issued in the ordinary course of business, including letters of credit supporting lease obligations or supporting such bid, performance or surety bonds or in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the Incurrence of such repayment or reimbursement obligations under any such bid, performance or surety bonds, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(12) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Unsecured Notes as described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(13) customer deposits and advance payments received from customers for goods and services sold in the ordinary course of business;

(14) the Incurrence of Acquired Debt, provided that after giving effect to the Incurrence thereof, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph above;

(15) the Incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate amount at any one time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (15), not to exceed $100 million; or

(16) the Indebtedness of a Receivables Subsidiary in respect of a Receivables Facility, which is non-recourse to the Issuers or any other Restricted Subsidiary in any way other than Standard Securitization Undertakings.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (16) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this covenant. Notwithstanding the foregoing, Indebtedness under the New Credit Facilities outstanding on the date of the Assumption, if any, will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) above and shall not be reclassified.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The accretion of original issue discount shall be deemed not to be an Incurrence of Indebtedness.

The Company will not Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of the Company unless it is contractually subordinate in right of payment to the Unsecured Notes at least to the same extent. The Company will not permit the co-issuer or any Guarantor to Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of the co-issuer or such Guarantor, as the case may be, unless it is contractually subordinate in right of payment to the Unsecured Notes or such Guarantor’s Unsecured Note Guarantee, as the case may be, at least to the same extent. For purposes of the Unsecured Indenture, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired unless all payments due under the Unsecured Indenture and the Unsecured Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) pay any liabilities owed to the Company or any Restricted Subsidiary;

(3) make loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(4) transfer any of its properties or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the New Credit Facilities as in effect on the date of the Assumption or Existing Indebtedness, or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not, as determined by the Company in good faith, materially more restrictive than those contained in, as the case may be, the New Credit Facilities or the Security Documents as in effect on the date of the Assumption or Existing Indebtedness or such other agreements, as the case may be, as in effect on the Issue Date;

(2) set forth in the Unsecured Indenture, the Unsecured Notes and the Unsecured Note Guarantees;

(3) existing under or by reason of applicable law, rule, regulation or order;

(4) with respect to any Person or the property or assets of a Person acquired by the Company or any Restricted Subsidiary existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not, as determined by the Company in good faith, materially more restrictive than those in effect on the date of the acquisition;

(5) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(6) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Unsecured Indenture;

(7) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, as determined by the Company in good faith;

(8) that restrict distributions or transfer by a Restricted Subsidiary if such restrictions exist under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, that Restricted Subsidiary and are pending such sale or other disposition;

(9) on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(10) arising from customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and which the Board of Directors of the Company determines in good faith will not adversely affect the Issuers’ ability to make payments of principal or interest on the Unsecured Notes;

(11) arising from purchase money obligations Incurred in compliance with clause (4) of the covenant described above under “—Certain Covenants—Limitation on Indebtedness” that impose restrictions of the nature described in clause (4) above on the assets acquired; and

(12) existing under, by reason of, or with respect to Indebtedness of any Restricted Subsidiary that is a Foreign Subsidiary; provided that the Issuers’ Boards of Directors determine in good faith at the time such encumbrances or restrictions are created that they do not adversely affect such Issuer’s ability to make prepayments of principal or interest on the Unsecured Notes.

Merger, Consolidation, or Sale of Assets

The Company. The Issuers will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuers and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists;

(2) either:

(a) such Issuer is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that in the case where such Person is not a corporation, a co-obligor of the Unsecured Notes is a corporation organized or existing under such laws and (ii) assumes all the obligations of such Issuer under the Unsecured Notes and the Unsecured Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction on a pro forma basis, (i) such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under “—Certain Covenants—Limitation on Indebtedness”; or (ii) the Consolidated Leverage Ratio is positive and less than the Company’s Consolidated Leverage Ratio immediately prior to such transaction;

(4) each Guarantor, unless such Guarantor is the Person with which such Issuer has entered into a transaction under this covenant, will have confirmed to the Trustee in writing that its Unsecured Note Guarantee will apply to the obligations of such Issuer or the surviving Person in accordance with the Unsecured Notes and the Unsecured Indenture; and

(5) the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement comply with this covenant and that all conditions precedent provided for in the Unsecured Indenture relating to such transaction have been complied with.

provided that clause (3) above will not apply (i) if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company, and such transaction does not have as one of its purposes the evasion of the foregoing limitations; or (ii) to any consolidation, merger, sale, assignment, transfer, conveyance or other disposition of assets between or among such Issuer and any Guarantor.

Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition in accordance with this covenant, the successor Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Unsecured Indenture referring to the “Issuers” will refer instead to the successor Person and not to such Issuer), and may exercise every right and power of, such Issuer under the Unsecured Indenture with the same effect as if such successor Person had been named as an Issuer in the Unsecured Indenture. In the event of any such transfer, the predecessor will be released and discharged from all liabilities and obligations in respect of the Secured Notes and the Secured Indenture and the predecessor may be dissolved, wound up or liquidated at any time thereafter.

In addition, the Company and the Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person. See “Risk Factors—Risks Relating to the Secured Notes and the Unsecured Notes—The ability of holders of Notes to require us to repurchase Notes as a result of a disposition of ‘substantially all’ of our assets or a change in the composition of our board of directors, is uncertain.”

The Guarantors. A Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Guarantor, in one or more related transactions, to another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Guarantor is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition which has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of that Guarantor under the Unsecured Indenture, including its Unsecured Note Guarantee, pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with the covenant described above under “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any of their Affiliates (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on fair and reasonable terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any Restricted Subsidiary; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a Board Resolution attached to in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Members; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company or such Restricted Subsidiary from a financial point of view.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) Restricted Payments that are permitted by the provisions of the Unsecured Indenture described above under “—Certain Covenants—Limitation on Restricted Payments”;

(3) any issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;

(4) transactions pursuant to agreements or arrangements in effect on the Issue Date and described in the Offering Memorandum, or any amendment, modification, or supplement thereto or renewal or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented, renewed or replaced, taken as a whole, is not materially more disadvantageous to the Company and the Restricted Subsidiaries than the agreement or arrangement in existence on the Issue Date as determined by the Disinterested Members of the Board of Directors of the Company evidenced by a Board Resolution;

(5) payments by the Company (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among the Company (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company and its Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(6) payment of reasonable and customary fees to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Company or any Subsidiary thereof; and

(7) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any Restricted Subsidiary with officers and employees of the Company or any Subsidiary thereof and the payment of compensation to officers and employees of the Company or any Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the Disinterested Members.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction with respect to assets or properties if:

(1) the Company or such Restricted Subsidiary, as applicable, could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under “—Certain Covenants—Limitation on Liens”;

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under “—Repurchase at the Option of Holders—Asset Sales.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be, at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under “—Certain Covenants—Limitation on Indebtedness;”

(2) the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments;”

(3) such Subsidiary does not hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Company or any Restricted Subsidiary;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary, except to the extent such Guarantee or credit support would be released upon such designation; and

(5) no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate and an Opinion of Counsel certifying that such designation complied with the preceding conditions and was permitted by the Unsecured Indenture. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Unsecured Indenture, and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary as of such date, and if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Unsecured Indenture, the Issuers will be in default under the Unsecured Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described above under “—Certain Covenants—Limitation on Indebtedness”;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the covenant described above under “—Certain Covenants—Limitation on Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Future Subsidiary Unsecured Note Guarantees

If the Company or any Restricted Subsidiary acquires or creates another Domestic Subsidiary on or after the date of the Assumption, then that newly acquired or created Domestic Subsidiary must become a Guarantor and (i) execute a supplemental indenture and (ii) deliver an Opinion of Counsel to the Trustee. The ability of any future Domestic Subsidiary to become a Guarantor may be subject to prior approval by certain State PUCs.

The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Issuers or any Guarantor unless such Restricted Subsidiary (a) is a Guarantor or (b) within ten days executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the Unsecured Notes by such Restricted Subsidiary, which Guarantee will rank senior in right of payment to or equally in right of payment with such Subsidiary’s Guarantee of such other Indebtedness.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Unsecured Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Unsecured Indenture or the Unsecured Notes unless such consideration is offered to be paid to all Holders that may legally participate in the transaction, in the structure proposed by the Company, and is paid to all such Holders of the Unsecured Notes that consent, waive or agree to amend in the time frame and in the manner set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

The Issuers will (i) furnish to the Trustee, (ii) upon request, furnish to beneficial owners and prospective investors and (iii) prior to the consummation of the Exchange Offer, make publicly available on its website, a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports.

After consummation of the exchange offer, whether or not required by the Commission, the Issuers will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuers will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept any Issuer’s filings for any reason, such Issuer will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if such Issuer were required to file those reports with the Commission.

If the Company has designated as Unrestricted Subsidiaries any of its Subsidiaries that is a Significant Subsidiary or that, when taken together with all other Unrestricted Subsidiaries, would be a Significant Subsidiary, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Notwithstanding the foregoing, if any parent of the Company becomes a Guarantor, the reports, information and other documents required to be filed and provided as described above may be those of the parent, rather than those of the Company, so long as such filings would satisfy the Commission’s requirements.

In addition, the Issuers and the Guarantors have agreed that, for so long as any Unsecured Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Unsecured Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Unsecured Notes;

(3) failure by the Company or any Restricted Subsidiary to make or consummate an Offer to Purchase in accordance with the provisions described above under “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or to comply with the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any Restricted Subsidiary for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Unsecured Notes outstanding to comply with any of the other agreements in the Unsecured Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any Restricted Subsidiary (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness that is then subject to a Payment Default or the maturity of which has been so accelerated, aggregates $40 million or more;

(6) failure by the Company or any Restricted Subsidiary to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable and solvent carrier) aggregating in excess of $40 million, which judgments are not paid, discharged or stayed for a period of 90 days;

(7) except as permitted by the Unsecured Indenture, any Unsecured Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Unsecured Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Restricted Subsidiary that is a Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary of the Company).

In the case of an Event of Default described in clause (8) above, all outstanding Unsecured Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Unsecured Notes may declare all the Unsecured Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

Holders of the Unsecured Notes may not enforce the Unsecured Indenture or the Unsecured Notes except as provided in the Unsecured Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then-outstanding Unsecured Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Unsecured Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Unsecured Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Unsecured Notes waive any existing Default or Event of Default and its consequences under the Unsecured Indenture except a continuing Default or Event of Default in the payment of premium or interest on, or the principal of, the Unsecured Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Unsecured Indenture, that may involve the Trustee’s personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Unsecured Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Unsecured Notes. A Holder may not pursue any remedy with respect to the Unsecured Indenture or the Unsecured Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Unsecured Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Unsecured Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Unsecured Note to receive payment of the principal of, premium, if any, or interest on, such Unsecured Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Unsecured Notes, which right will not be impaired or affected without the consent of the Holder.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Unsecured Indenture. Within five Business Days of becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of any Issuer or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Unsecured Notes, the Unsecured Indenture, or the Unsecured Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Unsecured Notes, by accepting a Unsecured Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Unsecured Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the outstanding Unsecured Notes and all obligations of the Guarantors discharged with respect to their Unsecured Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Unsecured Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Unsecured Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the Unsecured Notes concerning issuing temporary Unsecured Notes, registration of Unsecured Notes, mutilated, destroyed, lost or stolen Unsecured Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Unsecured Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants in the Unsecured Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Unsecured Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute Events of Default with respect to the Unsecured Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Unsecured Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding Unsecured Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Unsecured Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Unsecured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Unsecured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing either (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of any Issuers or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of any Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law;

(7) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others;

(8) if the Unsecured Notes are to be redeemed prior to their Stated Maturity, the Issuers must deliver to the Trustee irrevocable instructions to redeem all of the Unsecured Notes on the specified redemption date under arrangements satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the Issuers’ names and at the Issuers’ expense; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

Satisfaction and Discharge

The Unsecured Indenture will be discharged and will cease to be of further effect as to all Unsecured Notes issued thereunder, when:

(1) either:

(a) all Unsecured Notes that have been authenticated (except lost, stolen or destroyed Unsecured Notes that have been replaced or paid and Unsecured Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers) have been delivered to the Trustee for cancellation; or

(b) all Unsecured Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuers’ names and at the Issuer’s expense, and in each such case the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Unsecured Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date, as the case may be;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which any Issuer or any Guarantor is a party or by which the any Issuer or any Guarantor is bound;

(3) any Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Unsecured Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Unsecured Indenture to apply the deposited money toward the payment of the Unsecured Notes at Stated Maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Unsecured Indenture and the Unsecured Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Unsecured Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Unsecured Notes), and any existing default or compliance with any provision of the Unsecured Indenture and the Unsecured Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Unsecured Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Unsecured Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Unsecured Notes held by a non-consenting Holder):

(1) reduce the principal amount of Unsecured Notes whose Holders must consent to an amendment, supplement or waiver;

(2) change the Stated Maturity of the principal of, or any installment of interest on, any Unsecured Note;

(3) reduce the principal amount of, or premium, if any, or interest on, any Unsecured Note;

(4) change the optional redemption dates or optional redemption prices of the Unsecured Notes from those stated under “—Optional Redemption”;

(5) waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Unsecured Notes (except, upon a rescission of acceleration of the Unsecured Notes by the Holders of at least a majority in aggregate principal amount of the Unsecured Notes, a waiver of the payment default that resulted from such acceleration) or in respect of any other covenant or provision that cannot be amended or modified without the consent of all Holders;

(6) make any Unsecured Note payable in money other than U.S. dollars;

(7) make any change in the amendment and waiver provisions of the Unsecured Indenture;

(8) release any Guarantor from any of its obligations under its Unsecured Note Guarantee or the Unsecured Indenture, except in accordance with the terms of the Unsecured Indenture;

(9) impair the right to institute suit for the enforcement of any payment on or with respect to the Unsecured Notes or the Unsecured Note Guarantees;

(10) amend, change or modify the obligation of the Company to make and consummate an Offer to Purchase with respect to any Asset Sale in accordance with the covenant described above under “—Repurchase at the Option of Holders—Asset Sales” after the obligation to make such Offer to Purchase has arisen, or the obligation of the Issuers to make and consummate an Offer to Purchase in the event of a Change of Control in accordance with the covenant described above under “—Repurchase at the Option of Holders—Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(11) except as otherwise permitted under the covenants described above under “—Certain Covenants—Merger, Consolidation or Sale of Assets” and “—Certain Covenants—Future Subsidiary Unsecured Note Guarantees,” consent to the assignment or transfer by any Issuers or any Guarantor of any of their rights or obligations under the Unsecured Indenture.

Notwithstanding the preceding, without the consent of any Holder of Unsecured Notes, the Issuers, the Guarantors and the Trustee may amend or supplement the Unsecured Indenture or the Unsecured Notes:

(1) to cure any provision determined by the Board of Directors of the Company in good faith, evidenced by a Board Resolution, to be an ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of any Issuer’s or any Guarantor’s obligations to Holders of Unsecured Notes in accordance with the Unsecured Indenture in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Unsecured Notes or that does not materially, in the good faith determination of the Board of Directors of the Company, evidenced by a Board Resolution, adversely affect the legal rights under the Unsecured Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Unsecured Indenture under the Trust Indenture Act;

(6) to comply with the provisions described above under “—Certain Covenants—Future Subsidiary Unsecured Note Guarantees”;

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to provide for the issuance of Additional Unsecured Notes in accordance with the Unsecured Indenture; or

(9) to conform the Unsecured Indenture or the Unsecured Notes to any provision of this “Description of the Unsecured Notes” to the extent such provision is intended to be a verbatim recitation thereof.

Concerning the Trustee

If the Trustee becomes a creditor of any Issuer or any Guarantor, the Unsecured Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

The Unsecured Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Unsecured Indenture at the request of any Holder of Unsecured Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The Unsecured Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in Los Angeles, California, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Unsecured Notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

The Issuers understand that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are

Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Unsecured Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Unsecured Indenture. Under the terms of the Unsecured Indenture, the Issuers and the Trustee will treat the Persons in whose names the Unsecured Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Unsecured Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Unsecured Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Unsecured Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Unsecured Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Unsecured Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Unsecured Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuers fail to appoint a successor depositary;

(2) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Certificated Notes (DTC has advised the Issuers that, in such event, under its current practices, DTC would notify its participants of the Issuers’ request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the Unsecured Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Unsecured Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Same Day Settlement and Payment

The Issuers will make payments in respect of the Unsecured Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Unsecured Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Unsecured Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Unsecured Indenture. Reference is made to the Unsecured Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“AboveNet Acquisition” means the purchase by the Company of 100 percent of the outstanding capital stock of AboveNet, Inc.

“AboveNet Acquisition Agreement” means that certain Agreement and Plan of Merger entered into as of March 18, 2012 between the Company and AboveNet, Inc.

“Acquired Debt” means Indebtedness of a Person existing at the time such Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Restricted Subsidiary.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. The terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Applicable Premium” means, with respect to a Unsecured Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Unsecured Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Unsecured Note at July 1, 2016 (as described above under “—Optional Redemption”), plus (2) all remaining required interest payments due on such Unsecured Note through July 1, 2016 (excluding accrued but unpaid interest to the date of redemption), discounted to present value using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Unsecured Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (each, a “Transfer”) of any assets; and

(2) the issuance of Equity Interests by any Restricted Subsidiary or the Transfer by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $20 million;

(2) a Transfer of assets that is governed by the provisions of the Unsecured Indenture described above under “—Repurchase at the Option of the Holders—Change of Control” or the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3) a Transfer of assets or Equity Interests between or among the Company and the Restricted Subsidiaries;

(4) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(5) a Transfer of any assets in the ordinary course of business, including the transfer, conveyance, sale, lease or other disposition of optical fiber owned by the Company or any of its Restricted Subsidiaries in the ordinary course of their business, provided that no such fiber asset sale shall, individually or in the aggregate with all other fiber asset sales, impede the Company or any of its Restricted Subsidiaries from conducting their businesses as conducted as of the date hereof and as described in the Offering Memorandum (as determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution);

(6) a Transfer of Cash Equivalents;

(7) a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(8) a Transfer that constitutes a Restricted Payment that is permitted by the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(9) a Transfer of any property or equipment that has become damaged, worn out or obsolete or any property, equipment or other asset that, in the reasonable good faith judgment of the Company or such Restricted Subsidiary, as the case may be, is not used or useful in the business of the Company or such Restricted Subsidiary, as the case may be;

(10) the creation of a Lien not prohibited by the Unsecured Indenture (but not the sale of property subject to a Lien);

(11) a grant of a license to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property; and

(12) any disposition of Designated Noncash Consideration; provided that such disposition increases the amount of Net Available Cash received by the Company or any Restricted Subsidiary from the Asset Sale that resulted in such Designated Noncash Consideration.

“Assumption” means the assumption by both the Company and Zayo Capital of the obligations of Zayo Escrow Corporation under the Unsecured Indenture and Unsecured Notes, and the guarantee of the Unsecured Notes by each Guarantor, which occurred on July 2, 2012.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.

“Cash Equivalents” means:

(1) United States dollars and such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than six months from the date of acquisition;

(3) certificates of deposit and time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months, and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States or any state, commonwealth or territory thereof having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s Investors Service, Inc. or A-1 or better from Standard & Poor’s Rating Services;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than six months from the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders or an entity of which the Permitted Holders are the Beneficial Owners, directly or indirectly, of a majority in the aggregate of the voting power of the Voting Stock, on a fully diluted basis;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) prior to the first public offering of Common Stock of the Company, either (i) (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 30% or more of the voting power of the Voting Stock of the Company and (B) the Permitted Holders are not the Beneficial Owners, directly or indirectly, of a larger percentage of the voting power of such Voting Stock than such person or group, or (ii) a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(4) on and following the first public offering of Common Stock of the Company, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company and (ii) the majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) (i) prior to the first public offering of Common Stock of the Company, immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes, directly or indirectly, the Beneficial Owner of 30% or more of the voting power of the Voting Stock of the surviving or transferee Person and (ii) on and following the first public offering of Common Stock of the Company, immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Communications Act” means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, including, without limitation, CFR Title 47 and the rules, regulations and decisions of the FCC, in each case, as from time to time in effect.

“Consolidated Cash Flow” means, for any period, the Consolidated Net Income of the Company for such period plus:

(1) provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of the Company and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of a Restricted Subsidiary, and the Fixed Charges of and the depreciation and amortization and other non-cash expenses of a Restricted Subsidiary, will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the net income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Current Liabilities” as of the date of determination, means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary; and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of consolidated Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated Cash Flow for the most recent quarter for which internal financial statements are available preceding such date of determination (the “Reference Period”), multiplied by four; provided that:

(1) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of the Reference Period, or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis, after giving effect to such repayment, repurchase, defeasement or discharge;

(3) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Sale for the Reference Period or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for the Reference Period;

(4) if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or other acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

(5) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, Consolidated Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company, as set forth in an Officer’s Certificate, to reflect (i) cost savings initiatives or cost savings synergies reasonably expected to result from any acquisition or disposition and additional costs associated with such combination or divestiture not to exceed in the aggregate 17.5% of Consolidated Cash Flow for the Reference Period multiplied by four and (ii) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 1 to the “Selected Historical Consolidated Financial Information” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to the relevant four quarter period; provided that (x) such cost savings initiatives or cost savings synergies and additional costs associated with such combination or divestiture are reasonably identifiable and factually supportable and (y) such actions are reasonably expected to be taken no later than twelve months after the relevant transaction.

For purposes of this definition, in calculating the Consolidated Cash Flow and the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries, the Consolidated Cash Flow and Indebtedness attributable to discontinued operations will be excluded.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of twelve months).

If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Net Income” means, for any period, the aggregate of the net income (loss) of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Restricted Subsidiary;

(2) the net income (but not the net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the net income (loss) of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of the Company; or (b) the disposition of any securities by the Company or a Restricted Subsidiary or the extinguishment of any Indebtedness of the Company or any Restricted Subsidiary, will be excluded;

(5) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded;

(6) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company and any Restricted Subsidiary will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock (other than Disqualified Stock of the Company); and

(7) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less the sum of goodwill and other intangibles, net) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to the acquisition or disposal of any property or assets consummated on or prior to such date and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of

(1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2) treasury stock;

(3) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(4) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of consolidated Indebtedness (or in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of the Company and its Restricted Subsidiaries that is secured by Liens, as of the date of such determination, to (b) Consolidated Cash Flow for the most recent fiscal quarter for which internal financial statements of the Company and its Restricted Subsidiaries are available preceding such date of determination, multiplied by four, in each case with such pro forma adjustments to such total consolidated Indebtedness and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

“Continuing Directors” means as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disinterested Member” means, with respect to any transaction or series of related transactions, a member of the Company’s Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and is not an Affiliate, or an officer, director, member of a supervisory, executive, or management board, or employee of any Person (other than the Company or a Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Stock” means any Capital Stock that (i) by its terms, (ii) by the terms of any security into which it is convertible or for which it is exchangeable, or (iii) by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is 180 days after the date on which the Unsecured Notes mature, or is redeemable at the option of the holder thereof, in any such case on or prior to such date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the covenants described above under “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control” and (ii) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Unsecured Notes as are required to be repurchased pursuant to the covenants described above under “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control.” The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or are required to be redeemed, prior to the date that is one year after the date on which the Unsecured Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States or (2) a Subsidiary of an entity described in the preceding clause (1).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public sale or private placement of Capital Stock (other than Disqualified Stock) of the Company or a direct or indirect parent of the Company to the extent the proceeds thereof are contributed to the Company (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) to any Person other than any Subsidiary thereof.

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and the Restricted Subsidiaries (other than Indebtedness under the New Credit Facilities, under the Unsecured Notes and the related Unsecured Note Guarantees or under the Secured Notes and the related Guarantees) in existence on the Issue

Date after giving effect to the issuance of the Unsecured Notes and the Secured Notes and the application of the proceeds of (1) the Unsecured Notes and the Secured Notes and (2) any borrowings made under the New Credit Facilities on the Issue Date.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company, whose determination will be conclusive if evidenced by a Board Resolution.

“FCC” means the Federal Communications Commission or successor agency.

“FCC License” means the licenses, authorizations, waivers and permits required under the Communications Act necessary for the Company and its direct and indirect Subsidiaries to own and operate their properties and their businesses.

“Fixed Charges” means, for any period, the sum, without duplication, of:

(1) the consolidated interest expense of the Company and the Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) to the extent not included within (1) of this definition of Fixed Charges, the consolidated interest of the Company and the Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of the Restricted Subsidiaries or secured by a Lien on assets of the Company or a Restricted Subsidiary, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the issuer of such Disqualified or Preferred Stock, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the opinions and pronouncements of the Public Company Accounting Oversight Board, and in the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date from time to time.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business.

“Guarantors” means:

(1) the Initial Guarantors; and

(2) any other subsidiary that executes a Unsecured Note Guarantee in accordance with the provisions of the Unsecured Indenture;

and their respective successors and assigns until released from their obligations under their Unsecured Note Guarantees and the Unsecured Indenture in accordance with the terms of the Unsecured Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement;

(2) any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement; or

(3) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Holder” means a Person in whose name a Unsecured Note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (the terms “Incurrence” and “Incurred” have correlative meanings); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, whether or not contingent:

(1) all indebtedness of such Person in respect of borrowed money;

(2) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

(3) all obligations of such Person in respect of banker’s acceptances, letters of credit or similar instruments (or reimbursement obligations in respect thereof);

(4) all Capital Lease Obligations of such Person;

(5) all obligations of such Person in respect of the deferred and unpaid balance of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

(6) all Hedging Obligations of such Person;

(7) all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(8) all Preferred Stock issued by a Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(9) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness; and

(10) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Unsecured Indenture.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. The amount of any Indebtedness described in clauses (1) and (2) above will be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining any particular amount of Indebtedness, (x) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (y) any Liens granted pursuant to the equal and ratable provisions in the covenant described above under “—Certain Covenants—Limitation on Liens” covenant shall not be treated as Indebtedness.

“Initial Guarantors” means all of the Domestic Subsidiaries of the Company as of the date of the Assumption.

“Initial Purchasers” means Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Goldman, Sachs & Co., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and UBS Securities LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or an equivalent rating by another Rating Agency.

“Investments” in any Person means all direct or indirect investments in such Person in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person unless such Investment in such third party was not made in anticipation or contemplation of the Investment by the Company or such Restricted Subsidiary and such third party Investment is incidental to the primary business of such Person in whom the Company or such Restricted Subsidiary is making such Investment.

“Issue Date” means June 28, 2012, the date of original issuance of the Unsecured Notes under the Unsecured Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Available Cash” means the aggregate proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof), received in Cash Equivalents by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking, and brokerage fees, sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements relating to such Asset Sale, (3) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary and (4) appropriate amounts to be provided by the Company or the Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (4) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Available Cash.

“New Credit Facilities” means that certain Credit Facility, dated the date the AboveNet Acquisition is consummated, made by and among the Issuers, as borrowers, the Guarantors party thereto, Morgan Stanley Senior Funding, Inc., as authorized representative for the New Credit Facility Lenders and as administrative agent for the New Term Loan Facility, SunTrust Bank, as administrative agent for the New Revolving Credit Facility, and issuing bank and SunTrust Bank as collateral agent, and the other Lenders party thereto, providing for up to $250,000,000 million of revolving credit borrowings and $1,620,000,000 of term loans, including any related notes, Guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“New Credit Facility Lenders” means the financial institutions and other Persons from time to time parties to the New Credit Facilities as lenders and/or issuing banks.

“New Revolving Credit Facility” means the revolving credit facility under the New Credit Facilities.

“New Term Loan Facility” means the term loan facility under the New Credit Facilities.

“Obligations” with respect to any Indebtedness means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

“Offer to Purchase” means an offer by the Company to purchase Unsecured Notes from the Holders commenced by delivering a notice to the Trustee and each Holder stating:

(1) the provision of the Unsecured Indenture pursuant to which the offer is being made and that all Unsecured Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3) that any Unsecured Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Issuers default in the payment of the purchase price, any Unsecured Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Unsecured Note purchased pursuant to the Offer to Purchase will be required to surrender the Unsecured Note, together with the completed form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Unsecured Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Unsecured Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Unsecured Notes purchased; and

(7) that Holders whose Unsecured Notes are being purchased only in part will be issued new Unsecured Notes equal in principal amount to the unpurchased portion of the Unsecured Notes surrendered; provided that each Unsecured Note purchased and each new Unsecured Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Unsecured Notes or portions thereof (and, in the case of an Offer to Purchase made pursuant to the covenant described above under “—Repurchase at the Option of Holders—Asset Sales,” any other Pari Passu Debt included in such Offer to Purchase) tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Unsecured Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Unsecured Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Unsecured Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly deliver to the Holders of Unsecured Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Unsecured Note equal in principal amount to any unpurchased portion of the Unsecured Note surrendered; provided that each Unsecured Note purchased and each new Unsecured Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the “Paying Agent” for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Unsecured Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Unsecured Indenture relating to an Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Unsecured Indenture by virtue of such conflict.

“Offering Memorandum” means the offering memorandum, dated June 14, 2012, relating to the sale of the Outstanding Unsecured Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Unsecured Indenture.

“Opinion of Counsel” means an opinion from legal counsel that is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) and that meets the requirements of the Unsecured Indenture.

“Parent” means Zayo Group Holdings Inc., and any other direct or indirect parent company of the Company.

“Pari Passu Debt” means (a) any Indebtedness of the Issuers that ranks equally in right of payment with the Unsecured Notes or (b) any Indebtedness of a Guarantor that ranks equally in right of payment with such Guarantor’s Unsecured Note Guarantee.

“Permitted Additional Secured Obligations” means any obligation under any Indebtedness (including any additional Secured Notes issued after the Issue Date under the indenture governing the Secured Notes) secured by Liens; provided that, as of the date of Incurrence of such Permitted Additional Secured Obligations, after giving effect thereto and the application of the proceeds therefrom, the Consolidated Secured Debt Ratio of the Company and its Restricted Subsidiaries would be no greater than 4.5 to 1.0.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Company and the Restricted Subsidiaries on the Issue Date, and other businesses reasonably related or ancillary thereto.

“Permitted Holders” means any of Battery Venture, Bear Investments LLP and Bear Equity LLC, Tablerock Investments, Centennial Ventures, Charlesbank Capital Partners, Chestnut Venture Partners, Columbia Capital, ESU Investments LLC, GTCR LLC, M/C Venture Partners, Morgan Stanley Alternative Investment Partners, Oak Investment Partners, VP Holdings and any Affiliate thereof.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary provided that any investment in a Restricted Subsidiary that is not a Domestic Subsidiary shall be reasonably related to the operations of such Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under “—Repurchase at the Option of Holders—Asset Sales”;

(5) Hedging Obligations that are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

(6) (i) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness and (ii) any Investments received in compromise of obligations of any trade creditor or customer that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person;

(7) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8) commission, payroll, travel and similar advances to officers and employees of the Company or any Restricted Subsidiary that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(9) Investments by the Company or any Restricted Subsidiary in an aggregate amount at the time of such Investment not to exceed, at any one time outstanding, the greater of (x) $100 million or (y) 5% of Consolidated Net Tangible Assets of the Company, determined as of the end of the most recent quarter of the Company for which financial statements of the Company are available;

(10) lease, utility and other similar deposits in the ordinary course of business;

(11) Investments existing on the Issue Date; and

(12) other Investments in any Unrestricted Subsidiary or joint venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date, not to exceed $50 million.

“Permitted Liens” means:

(1) Liens on the assets of any Issuer and any Guarantor securing Indebtedness Incurred under clause (1) of the second paragraph of the covenant described above under “—Certain Covenants—Limitation on Indebtedness” (including Liens securing Indebtedness under the New Credit Facilities);

(2) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property of a Person existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5) Liens securing the Secured Notes and the related guarantees;

(6) Liens existing on the Issue Date (other than any Liens securing Indebtedness Incurred under clause (1) of the second paragraph of the covenant described above under “—Certain Covenants—Limitation on Indebtedness”);

(7) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Unsecured Notes; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Unsecured Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Unsecured Indenture;

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described above under “—Certain Covenants—Limitation on Indebtedness”; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(10) Liens on Cash Equivalents securing Hedging Obligations of the Company or any Restricted Subsidiary (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(11) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(12) Lien, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(13) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights-of-way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiary;

(14) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(17) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(18) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(19) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments;

(20) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(21) Liens on assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness of such Restricted Subsidiaries permitted to be incurred under the covenant described above under “—Certain Covenants—Limitation on Indebtedness”;

(22) Liens securing Permitted Additional Secured Obligations;

(23) Liens incidental to the conduct of the Company’s or such Restricted Subsidiary’s business or the ownership of its property and assets not securing any Indebtedness and which do not in the aggregate materially detract from the value of the Company’s or such Restricted Subsidiary’s (as the case may be) assets or materially impair the use thereof in the operation of its business; and

(24) Other liens in an amount not to exceed $25 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or to any Subsidiary of the Company); provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Unsecured Notes or the Unsecured Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Unsecured Notes or the Unsecured Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Unsecured Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Pari Passu Debt, such Permitted Refinancing Indebtedness ranks equally in right of payment with, or is subordinated in right of payment to, the Unsecured Notes or such Unsecured Note Guarantees; and

(5) such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Company or a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Unsecured Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities or arrangements, as amended or modified from time to time, pursuant to which the Company or any Subsidiary sells (including a sale in exchange for a promissory note or Capital Stock of a Receivables Subsidiary) its accounts receivable to a Receivables Subsidiary or a Receivables Subsidiary sells accounts receivables to any other Person; provided such transaction is on market terms at the time the Company or such Subsidiary enters into such transaction.

“Receivables Subsidiary” means a Subsidiary of the Company which engages in no activities other than those reasonably related to or in connection with the entering into of receivables securitization transactions and which is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and;

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings. Any designation of a Subsidiary as a Receivable Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the Unsecured Notes Indenture.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Security Documents” has the meaning set forth under “Description of the Senior Secured First-Priority Notes.”

“Significant Subsidiary” means (a) with respect to any Person, any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act, and (b) in addition, with respect to the Company, Zayo Capital, Inc.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in receivables financing facilities, including, without limitation, servicing of the obligations thereunder.

“State PUC” means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any intrastate network facility or telecommunications systems or over Persons who own, construct or operate an intrastate network facility or telecommunications systems, in each case, by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to a Person conducting business in such state.

“State PUC License” means any license, certificate or other authorization issued by any State PUC to permit the Company and its direct and indirect Subsidiaries to offer intrastate telecommunications services in the state.

“State Telecommunication Laws” means the statutes of the states of the United States and the District of Columbia governing the provisions of telecommunications services and the rules, regulations and published policies, procedures, orders and decisions of the applicable State PUC.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such installment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1) a corporation a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof, or such Person and one or more Subsidiaries thereof; and

(2) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof, or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then-remaining term of the Unsecured Notes to July 1, 2016; provided that if the then-remaining term of the Unsecured Notes from the redemption date to July 1, 2016, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then-remaining term of the Unsecured Notes to July 1, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described above under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Unsecured Note Guarantee” means a Guarantee of the Unsecured Notes pursuant to the Unsecured Indenture.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences of an exchange of the Outstanding Notes for the Exchange Notes in the exchange offer and the acquisition, ownership, and disposition of the Notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (“IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies to you only if you:

•	acquired the Outstanding Notes for cash at the initial offering price; and

•	hold the Notes as capital assets within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, or persons who hold the Notes as a hedge or who hedge the interest rate on the Notes). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the Notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. holder” is a beneficial owner of the Notes that is an individual, corporation, estate, or trust and is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that holds the Notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

In certain circumstances (see, for example, “Description of the Senior Secured First-Priority Notes—Repurchase at the Option of Holders—Change of Control” or “Description of the Senior Unsecured Notes—Repurchase at the Option of Holders—Change of Control”), the Notes provide for the payment of certain amounts in excess of the stated interest and principal. These contingencies could subject the Notes to the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual, and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the Notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt regulations and the consequences thereof.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of Outstanding Notes for Exchange Notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the Exchange Notes as they had in the Outstanding Notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of Stated Interest

All stated interest on the Notes will generally be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. For taxable years beginning after December 31, 2012, if you are a U.S. holder that is an individual, estate or trust, you may be subject to a 3.8% Medicare tax on any interest and capital gain you recognize.

Sale or Other Disposition of the Notes

In general, upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received on the sale or other taxable disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and (2) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the holder’s cost therefor. Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be a long-term capital gain or loss if at the time of the disposition your holding period in the note exceeds one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. holder of the Notes will be subject to backup withholding with respect to interest on the Notes, and the proceeds of a sale or other disposition (including a retirement or redemption) of the Notes, at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from backup withholding (including corporations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Stated Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest on the Notes that is not effectively connected with the non-U.S. holder’s trade or business, provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the common stock of Zayo Group Holdings, Inc. that is entitled to vote;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us;

•	the interest payments are not effectively connected with your conduct of a trade or business within the United States; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•

If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a U.S. person.

•

If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•

If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the Notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI or W-8BEN, as applicable (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States, provided that the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-BEN (or suitable successor or substitute form). In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition of the Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other disposition of a note, unless:

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and who has a “tax home” in the United States and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the Notes in the same manner as a U.S. holder. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the Notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale or other disposition (including a retirement or redemption) of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a U.S. person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale or other disposition (including a retirement or redemption) of a note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the

non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

The proper tax treatment of a holder of Notes is uncertain in a number of respects. The United States federal income tax discussion set forth above is included for general information only. Holders should consult their tax advisors with respect to the tax consequences to them of the beneficial ownership and disposition of the Notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it acquired the Outstanding Notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The registration rights agreements we executed in connection with the offering of the Outstanding Notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 180 days after the expiration time of the exchange offer and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

We will not receive any proceeds from any sale of Exchange Notes by any participating broker-dealer. Exchange Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of the Exchange Notes. Any participating broker-dealer that resells Exchange Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters with respect to the validity of the Exchange Notes have been passed upon for us by Gibson, Dunn & Crutcher LLP. Certain matters of Michigan, Nevada and Virginia law have been passed upon for us by Scott E. Beer, our General Counsel.

EXPERTS

The consolidated financial statements of Zayo Group, LLC as of June 30, 2011 and 2010 and for each of the the three years in the period ended June 30, 2011, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of AboveNet Inc. as of December 31, 2011 and 2010 and the three years ended December 31, 2011, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of BDO USA LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of 360networks Corporation as of December 31, 2010 and 2009 and the three years ended December 31, 2010, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Moss Adams LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of FiberGate Holdings Inc. as of December 31, 2011 and 2010 and the two years ended December 31, 2011, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Yount, Hyde & Barbour P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members

Zayo Group, LLC

We have audited the accompanying consolidated balance sheets of Zayo Group, LLC (a Delaware limited liability corporation) and subsidiaries (collectively, the “Company”) as of June 30, 2011 and 2010, and the related consolidated statements of operations, member’s equity, and cash flows for each of the three years in the period ended June 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zayo Group, LLC and subsidiaries as of June 30, 2011 and 2010, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the financial statements as of June 30, 2011 and 2010, and for the year ended June 30, 2010, have been restated to correct a misstatement.

/s/ GRANT THORNTON LLP

Denver, Colorado

September 9, 2011 (except for the effects of the restatement discussed in Note 2 as to which the date is May 15, 2012)

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2011	June 30, 2010
	(Restated)	(Restated)
Assets
Current assets
Cash and cash equivalents	$25,394	$87,864
Trade receivables, net of allowance of $799 and $498 as of June 30, 2011 and 2010, respectively	13,983	11,551
Due from related-parties	187	626
Prepaid expenses	6,388	4,810
Deferred income taxes	3,343	4,060
Other assets, current	645	334
Assets of discontinued operations, current	—	3,061

Total current assets	49,940	112,306

Property and equipment, net of accumulated depreciation of $101,941 and $54,077 as of June 30, 2011 and 2010, respectively	518,513	297,889
Intangible assets, net of accumulated amortization of $37,980 and $25,421 as of June 30, 2011 and 2010, respectively	104,672	56,714
Goodwill	84,980	69,014
Debt issuance costs, net	11,446	9,560
Investment in US Carrier	15,075	—
Other assets, non-current	5,795	4,866
Assets of discontinued operations, non-current	—	8,143

Total assets	$790,421	$558,492

Liabilities and member’s equity
Current liabilities
Accounts payable	$12,988	$10,015
Accrued liabilities	22,453	17,152
Accrued interest	10,627	7,794
Capital lease obligations, current	950	1,673
Due to related-parties	4,590	—
Deferred revenue, current	15,664	8,091
Liabilities of discontinued operations, current	—	1,740

Total current liabilities	67,272	46,465

Capital lease obligations, non-current	10,224	11,033
Long-term debt	354,414	247,080
Deferred revenue, non-current	63,893	22,605
Stock-based compensation liability	45,067	21,556
Deferred tax liability	18,563	1,733
Other long term liabilities	2,724	2,397
Liabilities of discontinued operations, non-current	—	1,568

Total liabilities	562,157	354,437

Commitments and contingencies (Note 16)

Member’s equity
Member’s interest	245,433	217,129
Accumulated deficit	(17,169)	(13,074)

Total member’s equity	228,264	204,055

Total liabilities and member’s equity	$790,421	$558,492

The accompanying notes are an integral part of these consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended June 30,
	2011	2010	2009
	(Restated)
Revenue	$287,235	$199,330	$125,339

Operating costs and expenses
Operating costs, excluding depreciation and amortization	71,528	62,688	37,792
Selling, general and administrative expenses	89,846	65,911	51,493
Stock-based compensation	24,310	18,168	6,412
Depreciation and amortization	60,463	38,738	26,554

Total operating costs and expenses	246,147	185,505	122,251

Operating income	41,088	13,825	3,088

Other income/(expense)
Interest expense	(33,414)	(18,692)	(15,245)
Other (expense)/income, net	(126)	1,526	234
Loss on extinguishment of debt	—	(5,881)	—

Total other expense, net	(33,540)	(23,047)	(15,011)

Earnings/(loss) from continuing operations before provision for income taxes	7,548	(9,222)	(11,923)

Provision/(benefit) for income taxes	12,542	4,823	(2,321)

Loss from continuing operations	(4,994)	(14,045)	(9,602)

Earnings from discontinued operations, net of income taxes	899	5,425	7,355

Net Loss	$(4,095)	$(8,620)	$(2,247)

The accompanying notes are an integral part of these consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBER’S EQUITY

(in thousands)

	Member’s interest	Accumulated Deficit	Total Member’s equity
		(Restated)	(Restated)
Balance at July 1, 2008	$179,878	$(2,207)	$177,671
Capital contributed (cash)	35,546	—	35,546
Preferred stock-based compensation	2,049	—	2,049
Net loss	—	(2,247)	(2,247)

Balance at June 30, 2009	217,473	(4,454)	213,019

Capital contributed (cash)	39,800	—	39,800
Non-cash settlements with Parent, net	1,200	—	1,200
Preferred stock-based compensation	1,195	—	1,195
Spin-off of Onvoy Voice Services, Inc.	(42,539)	—	(42,539)
Net loss	—	(8,620)	(8,620)

Balance at June 30, 2010	217,129	(13,074)	204,055

Capital contributed (cash)	36,450	—	36,450
Non-cash settlements with Parent, net	(2,598)	—	(2,598)
Preferred stock-based compensation	820	—	820
Spin-off of Zayo Enterprise Networks, LLC	(6,368)	—	(6,368)
Net loss	—	(4,095)	(4,095)

Balance at June 30, 2011	$245,433	$(17,169)	$228,264

The accompanying notes are an integral part of these consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended June 30,
	2011	2010	2009
	(Restated)
Cash flows from operating activities
Net loss	$(4,095)	$(8,620)	$(2,247)
Earnings from discontinued operations	899	5,425	7,355

Loss from continuing operations	(4,994)	(14,045)	(9,602)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	60,463	38,738	26,554
Loss on extinguishment of debt	—	5,881	—
Loss on disposal of property and equipment	84	—	66
Provision for bad debts	794	168	209
Amortization of deferred financing costs and discount on debt	2,781	1,624	1,114
Accretion of premium on debt	(368)	—	—
Stock-based compensation	24,310	18,168	6,412
Unrealized loss on interest rate swap	—	744	3,143
Amortization of deferred revenue	(8,976)	(3,500)	(2,011)
Deferred income taxes	11,093	4,068	(2,074)
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	2,449	801	2,494
Interest rate swap	(566)	(2,462)	(859)
Prepaid expenses	(638)	(271)	(895)
Other assets	2,440	21	(1,024)
Accounts payable and accrued liabilities	1,409	6,429	(4,249)
Payables to related-parties	4,944	(422)	872
Customer prepayments	4,629	2,243	4,839
Other liabilities	(2,800)	15	(322)

Net cash provided by continuing operating activities	97,054	58,200	24,667

Cash flows from investing activities
Purchases of property and equipment	(116,068)	(58,821)	(61,614)
Broadband stimulus grants received	3,544	70	—
Proceeds from sale of property and equipment	28	—	—
Merger with American Fiber Systems Holdings Corporation, net of cash acquired	(110,000)	—	—
Acquisition of AGL Networks, LLC, net of cash acquired	(73,666)	—	—
Acquisition of FiberNet Telecom Group, Inc., net of cash acquired	—	(96,571)	—
Acquisition of Citynet Fiber network, LLC, net of cash acquired	—	—	(35)
Acquisition of Northwest Telephone, Inc., net of cash acquired	—	—	618
Acquisition of Columbia Fiber Solutions, LLC, net of cash acquired	—	—	(12,091)

Net cash used in investing activities	(296,162)	(155,322)	(73,122)

The accompanying notes are an integral part of these consolidated financial statements.

(Continued)

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended June 30,
	2011	2010	2009
		(Restated)
Cash flows from financing activities
Equity contributions	$36,450	$39,800	$35,546
Proceeds from long-term debt	103,000	276,948	47,000
Principal repayments on long-term debt	—	(166,193)	(10,677)
Changes in restricted cash	578	(564)	—
Principal repayments on capital lease obligations	(1,732)	(2,192)	(2,267)
Deferred financing costs	(4,106)	(12,353)	(1,681)

Net cash provided by financing activities	134,190	135,446	67,921

Cash flows from discontinued operations
Operating activities	2,622	13,923	15,673
Investing activities	(382)	(1,809)	(1,556)

Net cash provided by discontinued operations	2,240	12,114	14,117

Net (decrease)/increase in cash and cash equivalents	(62,678)	50,438	33,583
Cash and cash equivalents, beginning of period	87,864	38,019	4,388
Increase/(decrease) in cash and cash equivalents of discontinued operations	208	(593)	48

Cash and cash equivalents, end of period	$25,394	$87,864	$38,019

Supplemental disclosure of non-cash, investing and financing activities:
Cash paid for interest	$31,938	$6,215	$10,845
Cash paid for income taxes	2,974	257	326
Non-cash additions to property and equipment from capital leases	200	324	1,650
Increase/(decrease) in accounts payable and accrued expenses for purchases of property and equipment	5,911	3,357	(1,415)
Promissory Note issued as consideration for American Fibers Systems Holding Corporation merger	4,500	—	—

Refer to Note 4—Acquisitions, to the Company’s consolidated financial statements for details of the Company’s recent acquisitions and Note 5—Spin-off of Business Units, for details of the Company’s discontinued operations.

Refer to Note 13—Equity, to the Company’s consolidated financial statements for details of the non-cash capital transactions.

The accompanying notes are an integral part of these consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

Zayo Group, LLC, a Delaware Limited Liability Company, formerly CII Holdco, Inc., and, prior to that, Zayo Bandwidth, Inc., was formed on May 4, 2007, and is the operating parent company of a number of subsidiaries engaged in telecommunication and internet infrastructure services. Zayo Group, LLC and its subsidiaries are collectively referred to as “Zayo Group” or the “Company.” Headquartered in Louisville, Colorado, the Company operates an integrated metropolitan and nationwide fiber optic infrastructure to offer:

•	Dark and lit bandwidth infrastructure services on metro and regional fiber networks.

•	Colocation and interconnection services.

Zayo Group, LLC is wholly owned by Zayo Group Holdings, Inc., (“Holdings”) which in turn is wholly-owned by Communications Infrastructure Investments, LLC (“CII”).

(2) RESTATEMENT—FIBERNET PURCHASE ACCOUNTING

On May 7, 2012, the Audit Committee of the Board of Directors of the Company and management concluded that as a result of the identification of an error in accounting for the acquisition of FiberNet that occurred during the fiscal year ended June 30, 2010, the Company’s annual financial statements as of and for the fiscal years ended June 30, 2011 and 2010, the Company’s interim financial statements for each period in 2011 and the interim financial statements as of and for the first two quarters of the fiscal year ended June 30, 2012 should be restated.

The restatement is a result of an error in accounting for the Company’s September 9, 2009 acquisition of FiberNet Telecom Group Inc. (“FiberNet”). The error relates to the calculation of the deferred tax assets recognized in the acquisition. The error arose from a mathematical error on the stub period tax return of FiberNet which covered the period January 1, 2009 through September 9, 2009, that resulted in an overstatement of the tax deduction associated with the exercise of warrants that had previously been issued to a landlord of FiberNet. In purchase accounting, management utilized the overstated net operating loss carryforward included on the stub period return when determining the value to ascribe to the deferred tax assets and the resulting gain on bargain purchase.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

The misstatement does not impact operating income or cash flows from operating, investing or financing activities for any of the periods impacted by the error. The correction of the amount of the deferred tax asset recorded in the acquisition of FiberNet had the following impact on the fiscal 2010 financial statements:

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of June 30, 2010
	Previously Reported	Correction	Restated
Assets
Current assets
Cash and cash equivalents	$87,864	$—	$87,864
Trade receivables, net of allowance of $799 and $498 as of June 30, 2011 and 2010, respectively	11,551	—	11,551
Due from related-parties	626	—	626
Prepaid expenses	4,810	—	4,810
Deferred income taxes	4,060	—	4,060
Other assets, current	334	—	334
Assets of discontinued operations, current	3,061	—	3,061

Total current assets	112,306		112,306

Property and equipment, net of accumulated depreciation of $101,941 and $54,077 as of June 30, 2011 and 2010, respectively	297,889	—	297,889
Intangible assets, net of accumulated amortization of $37,980 and $25,421 as of June 30, 2011 and 2010, respectively	56,714	—	56,714
Goodwill	67,854	1,160	69,014
Deferred income taxes	8,508	(8,508)	—
Debt issuance costs, net	9,560	—	9,560
Other assets, non-current	4,866	—	4,866
Assets of discontinued operations, non-current	8,143	—	8,143

Total assets	$565,840	$(7,348)	$558,492

Liabilities and member’s equity
Current liabilities
Accounts payable	$10,015	$—	$10,015
Accrued liabilities	17,152	—	17,152
Accrued interest	7,794	—	7,794
Capital lease obligations, current	1,673	—	1,673
Deferred revenue, current	8,091	—	8,091
Liabilities of discontinued operations, current	1,740	—	1,740

Total current liabilities	46,465	—	46,465

Capital lease obligations, non-current	11,033	—	11,033
Long-term debt	247,080	—	247,080
Deferred revenue, non-current	22,605	—	22,605
Stock-based compensation liability	21,556	—	21,556
Deferred tax liability	—	1,733	1,733
Other long term liabilities	2,397	—	2,397
Liabilities of discontinued operations, non-current	1,568	—	1,568

Total liabilities	352,704	1,733	354,437
Member’s equity
Member’s interest	217,129	—	217,129
Accumulated deficit	(3,993)	(9,081)	(13,074)

Total member’s equity	213,136	(9,081)	204,055

Total liabilities and member’s equity	$565,840	$(7,348)	$558,492

ZAYO GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended June 30, 2010
	Previously Reported	Correction	Restated
Revenue	$199,330	$—	$199,330

Operating costs and expenses
Operating costs, excluding depreciation and amortization	62,688	—	62,688
Selling, general and administrative expenses	65,911	—	65,911
Stock-based compensation	18,168	—	18,168
Depreciation and amortization	38,738	—	38,738

Total operating costs and expenses	185,505	—	185,505

Operating income	13,825	—	13,825

Other income/(expense)
Interest expense	(18,692)	—	(18,692)
Other (expense)/income, net	1,526	—	1,526
Gain on bargain purchase	9,081	(9,081)	—
Loss on extinguishment of debt	(5,881)	—	(5,881)

Total other expense, net	(13,966)	(9,081)	(23,047)

Loss from continuing operations before provision for income taxes	(141)	(9,081)	(9,222)
Provision for income taxes	4,823	—	4,823

Loss from continuing operations	(4,964)	(9,081)	(14,045)
Earnings from discontinued operations, net of income taxes	5,425	—	5,425

Net earnings/(loss)	$461	$(9,081)	$(8,620)

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year ended June 30, 2010
	Previously Reported	Correction	Restated
Cash flows from operating activities
Net (loss)/earnings	$461	$(9,081)	$(8,620)
Earnings from discontinued operations	5,425	—	5,425

Loss from continuing operations	(4,964)	(9,081)	(14,045)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	38,738	—	38,738
Loss on extinguishment of debt	5,881	—	5,881
Loss on disposal of property and equipment	—	—	—
Provision for bad debts	168	—	168
Amortization of deferred financing costs and discount on debt	1,624	—	1,624
Accretion of premium on debt	—	—	—
Stock-based compensation	18,168	—	18,168
Unrealized loss on interest rate swap	744	—	744
Gain on bargain purchase	(9,081)	9,081	—
Amortization of deferred revenue	(3,500)	—	(3,500)
Deferred income taxes	4,068	—	4,068
Changes in operating assets and liabilities, net of acquisitions			—
Trade receivables	801	—	801
Interest rate swap	(2,462)	—	(2,462)
Prepaid expenses	(271)	—	(271)
Other assets	21	—	21
Accounts payable and accrued liabilities	6,429	—	6,429
Payables to related-parties	(422)	—	(422)
Customer prepayments	2,243	—	2,243
Other liabilities	15	—	15

Net cash provided by continuing operating activities	58,200	—	58,200
Cash flows from investing activities			—
Purchases of property and equipment	(58,821)	—	(58,821)
Broadband stimulus grants received	70	—	70
Acquisition of FiberNet Telecom Group, Inc., net of cash acquired	(96,571)	—	(96,571)

Net cash used in investing activities	(155,322)	—	(155,322)

Cash flows from financing activities			—
Equity contributions	39,800	—	39,800
Proceeds from long-term debt	276,948	—	276,948
Principal repayments on long-term debt	(166,193)	—	(166,193)
Changes in restricted cash	(564)	—	(564)
Principal repayments on capital lease obligations	(2,192)	—	(2,192)
Deferred financing costs	(12,353)	—	(12,353)

Net cash provided by financing activities	135,446	—	135,446

	Year ended June 30,
	Previously Reported	Correction	Restated
Cash flows from discontinued operations			—
Operating activities	13,923	—	13,923
Investing activities	(1,809)	—	(1,809)

Net cash provided by discontinued operations	12,114	—	12,114

Net (decrease)/increase in cash and cash equivalents	50,438	—	50,438
Cash and cash equivalents, beginning of period	38,019		38,019
Increase/(decrease) in cash and cash equivalents of discontinued operations	(593)		(593)

Cash and cash equivalents, end of period	$87,864	$—	$87,864

Correcting entries had the following carryover effect on the consolidated balance sheets of the Company and consolidated statement of member’s equity as of June 30, 2011:

	Previously Reported	Correction	Restated
	(in thousands)
Adjustment to Consolidated Balance Sheets
Goodwill	$83,820	$1,160	$84,980
Deferred tax liability	$(8,322)	$(10,241)	$(18,563)
Accumulated deficit	$(8,088)	$(9,081)	$(17,169)
Adjustment to Consolidated Statement of Member’s Equity
Accumulated deficit	$(8,088)	$(9,081)	$(17,169)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

(3) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation

The accompanying consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Unless otherwise noted, dollar amounts and disclosures throughout the Company’s Notes to the consolidated financial statements relate to the Company’s continuing operations and are presented in thousands of dollars.

b.	Spin-off of Business Units

On April 1, 2011, the Company completed a spin-off of its Zayo Enterprise Networks (“ZEN”) business unit. Additionally, on March 12, 2010, the Company spun-off of its Onvoy Voice Services (“Onvoy”) business unit. The Company distributed all of the assets and liabilities of ZEN and Onvoy to Holdings on the respective spin-off dates.

Management determined that it had discontinued all significant cash flows and continuing involvement with respect to ZEN and Onvoy’s operations and therefore considers these to be discontinued operations. During the years ended June 30, 2011, 2010 and 2009, the results of the operations of ZEN and Onvoy have been aggregated and are presented in a single caption entitled, “Earnings from discontinued operations, net of income taxes” on the accompanying consolidated statements of operations. Management has not allocated any general corporate overhead to amounts presented in discontinued operations, nor has it elected to allocate interest costs.

c.	Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Significant estimates are used when establishing allowances for doubtful accounts, reserves for disputed line cost billings, determining useful lives for depreciation and amortization, assessing the need for impairment charges (including those related to intangible assets and goodwill), allocating purchase price among the fair values of assets acquired and liabilities assumed, accounting for income taxes and related valuation allowance against deferred tax assets, estimating the stock-based compensation liability, and various other items. Management evaluates these estimates and judgments on an ongoing basis and makes estimates based on historical experience, current conditions, and various other assumptions that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results may differ from these estimates under different assumptions or conditions.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

d.	Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash equivalents are stated at cost, which approximates fair value. Restricted cash consists of cash balances held by various financial institutions as collateral for letters of credit and surety bonds. These balances are reclassified to cash and cash equivalents when the underlying obligation is satisfied, or in accordance with the governing agreement. Restricted cash balances expected to become unrestricted during the next twelve months are recorded as current assets. Restricted cash balances which are not expected to become unrestricted during the next twelve months are recorded as other assets, non-current.

e.	Investments

Investments in which the Company does not have significant influence over the investee, or investments that do not have a readily determinable fair value are recorded using the cost method of accounting. Under this method, the investment is recorded in the balance sheet at historical cost. Subsequently, the Company recognizes as income any dividends received that are distributed from earnings since the date of initial investment. Dividends received that are distributed from earnings prior to the date of acquisition are recorded as a reduction of the cost of the investment. Cost method investments are reviewed for impairment if factors indicate that a decrease in value of the investment has occurred.

f.	Trade Receivables

Trade receivables are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its trade receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the customer’s financial condition, the amount of receivables in dispute, and the age of receivables and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

g.	Property and Equipment

The Company’s property and equipment includes assets in service and under construction or development.

Property and equipment is recorded at historical cost or acquisition date fair value. Costs associated directly with network construction, service installations, and development of business support systems, including employee-related costs, are capitalized. Depreciation is calculated on a straight-line basis over the assets’ estimated useful lives from the date placed into service. Management estimates the useful life of property and equipment by reviewing historical usage, with consideration given to technological changes, trends in the industry, and other economic factors that could impact the network architecture and asset utilization.

Equipment acquired under capital leases is recorded at the lower of the fair value of the asset or the net present value of the minimum lease payments at the inception of the lease. Depreciation of equipment held under capital leases is included in depreciation and amortization expense, and is calculated on a straight-line basis over the estimated useful lives of the assets, or the related lease term, whichever is shorter.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Management reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of its property and equipment may not be recoverable. An impairment loss is recognized when the assets’ carrying value exceeds both the assets’ estimated undiscounted future cash flows and the assets’ estimated fair value. Measurement of the impairment loss is then based on the estimated fair value of the assets. Considerable judgment is required to project such future cash flows and, if required, to estimate the fair value of the property and equipment and the resulting amount of the impairment. No impairment charges were recorded for property and equipment during the years ended June 30, 2011, 2010 or 2009.

The Company capitalizes interest for all assets that require a period of time to get them ready for their intended use.

h.	Goodwill and Purchased Intangibles

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually in April and when a triggering event occurs between impairment test dates. The goodwill impairment test is a two-step test. Under the first step, the estimated fair value of the reporting unit is compared with its carrying value (including goodwill). If the estimated fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

Intangible assets with definite useful lives are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. No impairment charges were recorded for goodwill or intangibles during the years ended June 30, 2011, 2010 or 2009.

i.	Derivative Financial Instruments

The Company from time-to-time utilizes interest rate swaps to mitigate its exposure to interest rate risk. Derivative instruments are recorded in the balance sheet as either assets or liabilities, measured at fair value. Changes in fair value are recognized in earnings. The Company has historically entered into interest rate swaps to convert a portion of its floating-rate debt to fixed-rate debt and did not elect to apply hedge accounting. The interest rate differentials to be paid or received under such derivatives and the changes in the fair value of the instruments are recognized and recorded as adjustments to interest expense. The principal objectives of the derivative instruments are to minimize the interest rate risks associated with financing activities. The Company does not use financial instruments for trading purposes. The Company utilized interest rate swap contracts in connection with obtaining the Company’s term loans, which were fully paid-off in March 2010. These swaps expired in September 2010. See Note 10—Long-term Debt, for further discussion of the Company’s debt obligations and Note 15—Fair Value Measurements, for a discussion of the fair value of the interest rate swaps.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

j.	Revenue Recognition

The Company recognizes revenues derived from leasing fiber optic telecommunications infrastructure and the provision of telecommunications and colocation services when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection of the receivable is reasonably assured. Taxes collected from customers and remitted to a governmental authority are reported on a net basis and are excluded from revenue.

Most revenue is billed in advance on a fixed-rate basis. The remainder of revenue is billed in arrears on a transactional basis determined by customer usage. Fees billed in connection with customer installations and other up-front charges are deferred and recognized as revenue ratably over the contract term.

The Company typically records revenues from leases of dark fiber including, indefeasible rights-of-use (“IRU”) agreements, as services are provided. Dark fiber IRU agreements generally require the customer to make a down payment upon execution of the agreement; however in some cases the Company receives up to the entire lease payment at the inception of the lease and recognizes the revenue ratably over the lease term. IRU contract terms are reviewed to determine if the terms would require sales-type accounting treatment, which would result in revenue recognition upon the execution of the contract. Sales-type accounting treatment is required for dark fiber leases when the agreements provide for the transfer of legal title to the dark fiber to the customer at the end of the agreement’s term and the following criteria have been met:

•	the sale has been consummated;

•	the customer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property;

•	the Company’s receivable is not subject to future subordination; and

•	the Company has transferred to the buyer the usual risks and rewards of ownership in a transaction that is in substance a sale and does not have a substantial continuing involvement with the property.

During the year ended June 30, 2011, the Company recognized revenue in the amount of $1,100 related to a fiber sale. The Company did not enter into any contracts during the years ended June 30, 2010 or 2009 that required sales-type accounting treatment.

k.	Operating Costs and Accrued Liabilities

The Company leases certain network facilities, primarily circuits, from other local exchange carriers to augment its owned infrastructure for which it is generally billed a fixed monthly fee. The Company also uses the facilities of other carriers for which it is billed on a usage basis.

The Company recognizes the cost of these facilities or services when it is incurred in accordance with contractual requirements. The Company disputes incorrect billings. The most prevalent types of disputes include disputes for circuits that are not disconnected on a timely basis and usage bills with incorrect or inadequate call detail records. Depending on the type and complexity of the issues involved, it may take several quarters to resolve disputes.

In determining the amount of such operating expenses and related accrued liabilities to reflect in its consolidated financial statements, management considers the adequacy of documentation of disconnect notices, compliance with prevailing contractual requirements for submitting such

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

disconnect notices and disputes to the provider of the facilities, and compliance with its interconnection agreements with these carriers. Significant judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation.

l.	Stock-Based Compensation

The common units granted by the Company’s ultimate parent company, CII, are considered stock-based compensation with terms that require the awards to be classified as liabilities. As such, the Company accounts for these awards as a liability and re-measures the liability at each reporting date. These awards vest over a period of three or four years and may fully vest subsequent to a liquidation event.

The preferred units granted by the Company’s ultimate parent company, CII, are considered stock-based compensation with terms that require the awards to be classified as equity. As such, the Company accounts for these awards as equity, which requires the cost to be measured at the grant date based on the fair value of the award and which is recognized as expense over the requisite service period.

Determining the fair value of share-based awards at the grant date and subsequent reporting dates requires judgment. If actual results differ significantly from these estimates, stock-based compensation expense and the Company’s results of operations could be materially impacted.

m.	Government Grants

The Company receives grant moneys from the National Telecommunications and Information Administration (“NTIA”) Broadband Technology Opportunity Program. The Company recognizes government grants when it is probable that the Company will comply with the conditions attached to the grant arrangement and the grant will be received. The Company accounts for grant moneys received for reimbursement of capital expenditures as a reduction from the cost of the asset in arriving at its book value. The grant is thus recognized in earnings over the useful life of a depreciable asset by way of a reduced depreciation charge.

n.	Income Taxes

The Company recognizes income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

There are various factors that may cause tax assumptions to change in the near term, and the Company may have to record a future valuation allowance against its deferred tax assets. The Company recognizes the benefit of an uncertain tax position taken or expected to be taken on its income tax returns if it is “more likely than not” that such tax position will be sustained based on its technical merits.

The Company records interest related to unrecognized tax benefits and penalties in income tax expense.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

o.	Fair Value of Financial Instruments

The Company adopted ASC 820-10 Fair Value Measurements, for its financial assets and liabilities effective June 30, 2009. This pronouncement defines fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. ASC 820-10 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost), which are each based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

Fair Value Hierarchy

ASC 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. GAAP establishes three levels of inputs that may be used to measure fair value:

Level 1

Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2

Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability; and

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3

Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company views fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value,

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

management considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

p.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments and accounts receivable. The Company does not enter into financial instruments for trading or speculative purposes. The Company’s cash and cash equivalents are primarily held in commercial bank accounts in the United States of America. Account balances generally exceed federally insured limits; however, the Company limits its cash investments to high-quality financial institutions in order to minimize its credit risk.

The Company’s trade receivables, which are unsecured, are geographically dispersed. During the year ended June 30, 2011 and 2010, the Company had one customer that accounted for 12 percent of the total revenue recognized during each period. No customers represented greater than 10 percent of total revenue during the year ended June 30, 2009. As of June 30, 2011 the Company had one customer with a trade receivable balance of 12 percent of total receivables. No other customers trade receivable balance as of June 30, 2011 or 2010 exceeded 10 percent of the Company’s consolidated net trade receivable balance.

q.	Recently Issued Accounting Standards

From time to time, the FASB or other standards-setting bodies issue new accounting pronouncements. Updates to ASC’s are communicated through issuance of an Accounting Standards Update (“ASU”).
In December 2010, the FASB issued ASU Number 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU clarifies the disclosure requirements for pro forma presentation of revenue and earnings related to a business combination. The Company elected to early adopt this guidance during the second quarter of Fiscal 2011. See Note 4—Acquisitions, for the required pro forma presentation related to the Company’s acquisitions during the periods presented.

(4) ACQUISITIONS

Since the formation of Zayo Group, LLC in May 2007, the Company has consummated 12 business combinations. The consummation of the acquisitions was executed as part of the Company’s business strategy of expanding through acquisitions. The acquisition of these businesses have allowed the Company to increase the scale at which it operates, which in turn affords the Company the ability to increase its operating leverage, extend its network reach, and broaden its customer base.

The accompanying consolidated financial statements include the operations and financial position of the acquired entities from their respective acquisition dates.

Acquisitions during the year ended June 30, 2011

American Fiber Systems Holding Corporation (“AFS”)

On October 1, 2010, the Company completed a merger with American Fiber Systems Holding Corporation, the parent company of American Fiber Systems, Inc. The AFS merger was consummated with the exchange of $110,000 in cash and a $4,500 non-interest bearing promissory note due in 2012 for all of the interest in AFS.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

The Company calculated the fair market value of the promissory note to be $4,141 resulting in an aggregate purchase price of $114,141. The purchase price was based upon the valuation of both the business and assets directly owned by AFS and its ownership interest in US Carrier Telecom Holdings, LLC (“US Carrier”). There was no contingent consideration associated with the purchase. The acquisition was financed with cash on hand and proceeds from the issuance of the Company’s $100,000 note issuance—See Note 10, Long-Term Debt.

AFS is a provider of lit and dark bandwidth infrastructure services in nine metropolitan markets: Atlanta, Georgia; Boise, Idaho; Cleveland, Ohio; Kansas City, Missouri; Las Vegas, Nevada; Minneapolis, Minnesota; Nashville, Tennessee; Reno, Nevada and Salt Lake City, Utah. AFS owns and operates approximately 1,251 routes miles and over 172,415 fiber miles of fiber networks.

The following table presents the Company’s preliminary allocation, which is subject to change, of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values on the acquisition date.

Acquisition date	AFS October 1, 2010
Current assets	$3,808
Property and equipment	56,481
Intangibles—customer relationships	57,082
Goodwill	15,746
Investment in US Carrier	15,075
Other assets	335

Total assets acquired	148,527

Current liabilities	3,396
Deferred revenue	23,905
Deferred tax liability	3,958
Other liabilities	3,127

Total liabilities assumed	34,386

Net assets acquired	114,141
Seller Note payable to former AFS Holdings owners	(4,141)

Net cash paid	$110,000

The goodwill of $15,746 arising from the AFS merger consists of the synergies and economies-of-scale expected from the AFS merger. The goodwill associated with the AFS merger is not deductible for tax purposes. The Company has allocated the goodwill to the business units that are expected to benefit from the acquired goodwill. The allocation was determined based on the excess of the fair value of the acquired business over the fair value of the individual assets acquired and liabilities assumed that are assigned to the business units. Goodwill of $8,076 and $7,670 was allocated to the Zayo Bandwidth and Zayo Fiber Solutions business units, respectively.

In connection with the AFS merger, the Company acquired significant customer relationships. These relationships represent a valuable intangible asset as the Company anticipates continued business from the AFS customer base. The Company valued the AFS customer relationships utilizing the multi-period excess earnings valuation technique which resulted in a fair market value of $57,082.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

In connection with the AFS merger, the previous owners had entered into various agreements, including indefeasible rights-of-use agreements with other telecommunication service providers to lease them fiber and other bandwidth infrastructure. The Company recorded the acquired deferred revenue balance at the acquisition date at fair market value, which was determined based upon management’s assessment of the future costs to be incurred in connection with the Company’s continued legal obligation associated with the acquired deferred revenue plus a reasonable profit margin. A fair value of $23,905 was assigned to the acquired deferred revenue balance of AFS. The balance of the deferred revenue with no remaining obligations was not recorded. The acquired deferred revenue is expected to be recognized over the next five to twenty years.

During the year ended June 30, 2011 the Company recorded purchase accounting adjustments to various assets and liabilities acquired in the AFS Merger resulting in a net increase to the acquired goodwill balance of $1,703 which is reflected in the table above.

AGL Networks, LLC (“AGL Networks”)

On July 1, 2010 the Company acquired all of the equity interest in AGL Networks. AGL Networks is a communication service provider focused on providing dark fiber services to its customers who are primarily located in the Atlanta, Georgia; Phoenix, Arizona; and Charlotte, North Carolina markets. AGL Networks operated a network of approximately 786 route miles and over 190,000 fiber miles. The purchase price of this acquisition, after post-close adjustments, was $73,666. The acquisition was financed with cash on hand. There was no contingent consideration associated with the purchase.

The following table presents the Company’s allocation of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values.

Acquisition date	AGL Networks July 1, 2010
Current assets	$3,714
Property and equipment	93,136
Intangibles—customer relationships	3,433
Goodwill	220
Other assets	680

Total assets acquired	101,183

Current liabilities	1,006
Deferred revenue	26,511

Total liabilities assumed	27,517

Net assets acquired	$73,666

Purchase consideration/Net cash paid	$73,666

The goodwill of $220 arising from the AGL Networks acquisition consists of the synergies and economies-of-scale expected from combining the operations of AGL Networks and the Company. The goodwill associated with the AGL Networks acquisitions is deductible for tax purposes. The full amount of the goodwill recognized in the AGL Networks acquisition has been assigned to the Zayo Fiber Solutions business unit.

In connection with the AGL Networks acquisition, the Company acquired certain customer relationships. These relationships represent a valuable intangible asset as the Company anticipates continued business from the

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

AGL Networks customer base. The Company valued the AGL Networks customer relationships utilizing the multi-period excess earnings valuation technique which resulted in a fair market value of $3,433.

In connection with the AGL Networks acquisition, the previous owners had entered into various agreements, including indefeasible rights-of-use agreements with other telecommunication service providers to lease them fiber and other bandwidth infrastructure. The Company recorded the acquired deferred revenue balance at the acquisition date at fair market value which was determined based upon management’s assessment of the future costs to be incurred in connection with the Company’s continued legal obligation associated with the acquired deferred revenue plus a reasonable profit margin. A fair value of $26,511 was assigned to the acquired deferred revenue balance of AGL Networks. The balance of the deferred revenue with no remaining obligations was not recorded. The acquired deferred revenue is expected to be recognized over the next five to twenty years.

During the year ended June 30, 2011, the Company had various purchase accounting adjustments related to various assets and liabilities acquired in the AGL acquisition resulting in a net increase to the acquired goodwill balance of $153 which is reflected in the table above.

Acquisition costs

The Company incurred acquisition-related costs of $865 which have been charged to selling, general and administrative expenses during the year ended June 30, 2011.

Acquisition during the year ended June 30, 2010

FiberNet Networks Telecom Group, Inc. (“FiberNet”)

On September 9, 2009, the Company acquired all of the outstanding equity interest in FiberNet. The purchase price of this acquisition, after post-close adjustments, was $96,571. The acquisition was financed with cash on hand. There was no contingent consideration associated with the purchase.

FiberNet was a communications service provider focused on providing complex interconnection services which enabled the exchange of voice, video, and data traffic between global networks. FiberNet owned and operated integrated colocation facilities and diverse transport routes principally in New York and New Jersey. FiberNet’s network infrastructure and facilities were designed to provide comprehensive broadband interconnectivity for the world’s largest network operators, including leading domestic and international telecommunications carriers, service providers, and enterprises.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, and are based on their estimated fair values.

Acquisition date	FiberNet September 9, 2009
(Restated)
Current assets	$16,824
Property and equipment	50,734
Goodwill	1,160
Intangibles	43,900
Deferred income taxes	9,418
Other assets	838

Total assets acquired	122,874

Current liabilities	11,534
Deferred revenue	7,257

Total liabilities assumed	18,791

Purchase consideration/Net assets acquired	104,083
Less cash acquired	(7,512)

Net cash paid	$96,571

The goodwill of $1,160 arising from the FiberNet acquisition consists of the synergies and economies-of-scale expected from the FiberNet acquisition. The goodwill associated with the FiberNet acquisition is not deductible for tax purposes. The Company has allocated the goodwill to the business units that are expected to benefit from the acquired goodwill. The allocation was determined based on the excess of the fair value of the acquired business over the fair value of the individual assets acquired and liabilities assumed that are assigned to the business units. Goodwill of $348 and $812 was allocated to the Zayo Bandwidth and zColo business units, respectively.

In connection with the FiberNet acquisition, the Company acquired $500 in tradenames and $43,400 in customer relationships. These relationships represent a valuable intangible asset as the Company anticipates continued business from the FiberNet acquired customer base. The company valued the acquired customer relationships utilizing the multi-period excess earnings valuation technique which resulted in a fair market value of $43,400.

In connection with the FiberNet acquisition, the previous owners had entered into various agreements, including indefeasible rights-of-use agreements with other telecommunication service providers to lease them fiber and other bandwidth infrastructure. The Company recorded the acquired deferred revenue balance at the acquisition date at fair market value, which was determined based upon management’s assessment of the future costs to be incurred in connection with the Company’s continued legal obligation associated with the acquired deferred revenue plus a reasonable profit margin. A fair value of $7,257 was assigned to the acquired deferred revenue balance of FiberNet. The balance of the deferred revenue with no remaining obligations was not recorded. The acquired deferred revenue is expected to be recognized over the next five to twenty years.

Acquisition costs

The Company incurred acquisition-related costs of $1,299 which have been charged to selling, general and administrative expenses during the year ended June 30, 2010.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Acquisition during the year ended June 30, 2009

Columbia Fiber Solutions (“CFS”)

On September 30, 2008 the Company acquired all of the outstanding equity interests in CFS. CFS is a provider of leased dark fiber services and fiber-based Ethernet services over a transparent LAN (TLS) infrastructure in the Inland Northwest.

The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values:

Acquisition date	CFS September 30, 2008
Current assets	$461
Property and equipment	4,772
Intangibles	3,412
Goodwill	4,170

Total assets acquired	12,815

Current liabilities	500
Deferred revenue	154

Total liabilities assumed	654

Purchase consideration	12,161
Less cash acquired	70

Net cash paid	$12,091

The full amount of the goodwill associated with the CFS acquisition was allocated to the Zayo Bandwidth business unit and is deductible for tax purposes. The goodwill consists of the synergies and economies-of-scale expected from combining the operations of CFS and the Company.

During the year ended June 30, 2009, an addition of $35 to the purchase price of the February 2008 acquisition of Citynet Fiber Networks, LLC was recorded due to additional acquisition related expenses incurred. The purchase price of the Company’s May 2008 acquisition of Northwest Telephone, Inc. was reduced by $618 due to the seller not being able to fulfill some of the closing conditions resulting in the Company receiving additional purchase consideration from escrow in the amount of $618 during the year ended June 30, 2009.

Acquisition costs

The Company incurred acquisition-related costs of $719 which have been charged to selling, general and administrative expenses during the year ended June 30, 2009.

Pro-forma Financial Information (unaudited)

The unaudited pro-forma results presented below include the effects of the Company’s September 2009 acquisition of FiberNet, the July 2010 acquisition of AGL Networks, and the October 2010 Merger with AFS as if the acquisitions and Merger had been consummated as of July 1, 2009. The pro-forma loss for the years ended June 30, 2011 and 2010 includes the additional depreciation and amortization resulting from the adjustments to

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

the value of property and equipment and intangible assets resulting from purchase accounting and a reduction to revenue as a result of the acquisition date valuation of acquired deferred revenue balances. The pro-forma revenue and loss figures below include a reduction to revenue resulting from purchase accounting adjustments associated with certain acquired deferred revenue balances that did not represent continuing obligations of the Company. The pro-forma results also include interest expense associated with debt used to fund the acquisitions. The pro-forma results for the year ended June 30, 2011 includes a non-recurring adjustment to earnings related to historical compensation expense related to the compensation paid to executives and employees that was directly attributable to the AFS merger. However, the pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. Accordingly, the unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions and Merger been consummated as of July 1, 2009.

	Year ended June 30,
	2011	2010
		(Restated)
Revenue	$295,137	$266,865
Loss from continuing operations	$(7,719)	$(10,312)

(5) SPIN-OFF OF BUSINESS UNITS

During the year ended June 30, 2010, management determined that the services provided by one of the Company’s business units—Onvoy did not fit within the Company’s current business model of providing bandwidth infrastructure, colocation and interconnection services, and the Company therefore spun-off Onvoy to Holdings, the parent of the Company.

Effective January 1, 2011, the Company finalized a restructuring of its business units which resulted in the segments more closely aligning with their product offerings rather than a combination of product offerings and customer demographics. See Note 18—Segment Reporting, for discussion of the restructuring. Prior to the restructuring, the ZEN unit held a mix of bandwidth infrastructure, colocation, interconnection, competitive local exchange carrier (“CLEC”) and enterprise product offerings. Subsequent to the restructuring, the remaining ZEN unit consisted of only CLEC and enterprise product offerings. As the product offerings provided by the restructured ZEN unit fall outside of the Company’s business model, the segment was spun-off to Holdings on April 1, 2011.

Consistent with the discontinued operations reporting provisions of ASC 205-20, Discontinued Operations, management determined that it has discontinued all significant cash flows and continuing involvement with respect to the Onvoy and ZEN operations effective March 12, 2010 and April 1, 2011, respectively. Therefore, for the years ended June 30, 2011, 2010 and 2009, the results of the operations of Onvoy and ZEN, prior to their spin-off dates, have been aggregated in a single caption entitled, “Earnings from discontinued operations, net of income taxes” on the accompanying consolidated statements of operations. The Company has not allocated any general corporate overhead to amounts presented in discontinued operations, nor has it elected to allocate interest costs.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Earnings from discontinued operations, net of income taxes in the accompanying consolidated statements of operations are comprised of the following:

	Year ended June 30,
	2011			2010			2009
	OVS	ZEN	Total	OVS	ZEN	Total	OVS	ZEN	Total
Revenue	$—	$16,722	$16,722	$28,489	$24,715	$53,204	$38,721	$25,465	$64,186

Earnings before income taxes	—	$1,537	$1,537	$6,037	$3,500	$9,537	$11,687	$527	$12,214
Income tax expense	—	638	638	2,642	1,470	4,112	4,644	215	4,859

Earnings from discontinued operations, net of income taxes	$—	$899	$899	$3,395	$2,030	$5,425	$7,043	$312	$7,355

The following is a detail of the assets and liabilities associated with ZEN classified as assets and liabilities of discontinued operations on the accompanying consolidated balance sheet as of June 30, 2010:

As of June 30, 2010
Assets of discontinued operations
Current assets	$3,061
Property and equipment, net	4,022
Intangible assets, net	3,137
Goodwill	897
Other assets	87

Total assets	$11,204

Liabilities of discontinued operations
Current liabilities	$1,740
Deferred tax liability	1,458
Other liabilities	110

Total liabilities	$3,308

The Company continues to have ongoing contractual relationships with ZEN and Onvoy, which are based on agreements which were entered into at estimated market rates. The Company has contractual relationships to provide ZEN and Onvoy with certain data and colocation services and ZEN and Onvoy have contractual relationships to provide the Company with certain voice and enterprise services. Prior to March 12, 2010 and April 1, 2011, transactions with OVS and ZEN, respectively, were eliminated upon consolidation. Since their respective spin-off dates, transactions with ZEN and Onvoy have been included in the Company’s results of operations. See Note 17—Related-Party Transactions, for a discussion of transactions with ZEN and Onvoy subsequent to their spin-off dates.

(6) INVESTMENT

In connection with the AFS merger, the Company acquired an ownership interest in US Carrier. US Carrier is a regional provider of certain telecommunication services to and from cities and rural communities throughout Georgia and other states in the Southeast United States. AFS Inc.’s continued ownership in US Carrier is comprised of 55% of the outstanding Class A membership units and 34% of the outstanding Class B membership

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

units. Subsequent to the AFS merger, the board of managers of US Carrier has recognized AFS Inc.’s economic interest in US Carrier; however, the board of managers has claimed that the AFS merger at the American Fiber Systems Holdings Corporation level resulted in an unauthorized transfer of AFS Inc.’s ownership interest under the US Carrier operating agreement which would result in a loss of the AFS Inc.’s voting interest. The Company has requested the financial information which would be necessary to account for the US Carrier investment utilizing the equity method of accounting but has been denied this information by the board of managers of US Carrier. The Company has also requested that US Carrier recognize AFS Inc.’s continued and uninterrupted representation on the board of managers but such requests have been denied. AFS Inc. has filed an arbitration proceeding against US Carrier to protect its ownership position in US Carrier, including all of its rights under the US Carrier operating agreement. Although the Company has a significant ownership position in US Carrier, at this time and in light of US Carrier’s wrongful actions, AFS Inc. is unable to exercise significant influence over US Carrier’s operating and financial policies and as such the Company has accounted for this investment utilizing the cost method of accounting.

At the time of the AFS Merger, management estimated the fair market value of its interest in US Carrier to be $15,075. In valuing the Company’s interest in US Carrier, management used both an income- and market- based approach to estimate the acquisition date fair market value. Since the acquisition, the Company has not received any dividend payments from US Carrier nor has the Company invested any additional capital in US Carrier.

(7) PROPERTY AND EQUIPMENT

Property and equipment, including assets held under capital leases, was comprised of the following:

	Estimated useful lives (in years)	As of June 30
		2011	2010
Land	N/A	$228	$209
Building improvements and site improvements	8 to15	11,692	8,999
Furniture, fixtures and office equipment	3 to7	1,295	1,124
Computer hardware	2 to 5	3,461	2,595
Software	2 to 3	4,243	3,095
Machinery and equipment	3 to 7	6,469	3,568
Fiber optic equipment	4 to 8	326,163	127,379
Circuit switch equipment	10	7,378	6,938
Packet switch equipment	3 to 5	20,727	17,786
Fiber optic network	8 to 20	192,926	140,098
Construction in progress	N/A	45,872	40,175

Total		620,454	351,966
Less accumulated depreciation		(101,941)	(54,077)

Property and equipment, net		$518,513	$297,889

Total depreciation expense, including depreciation of assets held under capital leases, for the years ended June 30, 2011, 2010 and 2009 was $47,905, $27,703 and $17,737, respectively.

Included within the Company’s property and equipment balance are capital leases with a cost of $12,215 (net of accumulated depreciation of $3,611) and $14,055 (net of accumulated depreciation of $3,037) as of

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

June 30, 2011 and 2010, respectively. The Company recognized depreciation expense associated with assets under capital leases of $1,272, $1,293 and $1,253 for the years ended June 30, 2011, 2010 and 2009, respectively.

During the years ended June 30, 2011 and 2010, the Company received a total of $3,544 and $70, respectively, in grant money from the NTIA’s Broadband Technology Opportunities Program (“the Program”) for reimbursement of property and equipment expenditures. The Company has accounted for these funds as a reduction of the cost of its fiber optic network. The Company anticipates the receipt of an additional $34,979 in grant money related to grant agreements entered into under the Broadband Technology Opportunities Program as of June 30, 2011 which will offset capital expenditures in future periods. See Note 16—Commitments and Contingencies—Other Commitments.

During the year ended June 30, 2011, the Company capitalized interest in the amount of $3,691. No interest was capitalized during the years ended June 30, 2010 or 2009. The Company capitalized $6,230, $3,278 and $2,524 of labor to fixed-asset accounts during the years ended June 30, 2011, 2010 and 2009, respectively.

(8) GOODWILL

The changes in the carrying amount of goodwill during the years ended June 30, 2011 and 2010 are as follows:

	Zayo Bandwidth	Zayo Fiber Solution	zColo	Total
	(Restated)		(Restated)	(Restated)
As of July 1, 2009	$67,854	$—	$—	$67,854
Additions	348	—	812	1,160
Transfers	(24)	—	24	—

As of June 30, 2010	68,178	—	836	69,014
Additions	8,076	7,890	—	15,966
Transfers	(4,192)	4,192	—	—

As of June 30, 2011	$72,062	$12,082	$836	$84,980

As discussed in Note 18—Segment Reporting, the Company established a new business unit—Zayo Fiber Solutions, in connection with the AGL Networks acquisition. As a result of the creation of this business unit, certain assets and liabilities which align with the business goals of the new segment were transferred from the Company’s existing segments to the Zayo Fiber Solutions segment. The assets and liabilities that were transferred to Zayo Fiber Solutions represent the Company’s assets and liabilities that support the Company’s dark fiber infrastructure and customer base. All of the assets and liabilities associated with the Company’s acquisition of Columbia Fiber Solutions (“CFS”) in September of 2008 align with the business objective of the Zayo Fiber Solutions segment and as such were transferred to this segment on July 1, 2010, including the goodwill of $4,170, which was recognized as a result of the CFS acquisition.

Effective January 1, 2011, the Company restructured its business units to more closely align with its product offerings—See Note 18—Segment Reporting. The restructuring resulted in the ZEN unit transferring its bandwidth infrastructure products to the Zayo Bandwidth (“ZB”) unit, its dark fiber assets to the Zayo Fiber Solutions (“ZFS”) unit, and its colocation products the zColo unit. Prior to the restructuring, the ZEN unit had a goodwill balance of $2,203. This goodwill balance was allocated to the ZB, ZFS and zColo units based on the

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

relative fair values of the net assets transferred to these segments and the portion of the net assets that were retained in the ZEN unit. The restructuring resulted in $1,261 of ZEN’s historical goodwill balance being allocated to the ZB business unit, $22 to the ZFS unit, and $24 to the zColo unit. The remaining $896 of the historical ZEN goodwill balance remains with the spun-off ZEN unit. The allocation of ZEN’s historical goodwill balance, is reflected in the June 30, 2010 goodwill balance with the exception of the $22 allocated to ZFS which was transferred from the ZB unit to ZFS upon ZFS’s formation on July 1, 2010.

(9) INTANGIBLE ASSETS

Identifiable acquisition-related intangible assets as of June 30, 2011 and 2010 were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net
June 30, 2011
Customer relationships	$133,317	$(28,645)	$104,672
Non-compete agreements	8,835	(8,835)	—
Tradenames	500	(500)	—

Total	$142,652	$(37,980)	$104,672

June 30, 2010
Customer relationships	$72,800	$(16,381)	$56,419
Non-compete agreements	8,835	(8,623)	212
Tradenames	500	(417)	83

Total	$82,135	$(25,421)	$56,714

The amortization of intangible assets for the years ended June 30, 2011, 2010 and 2009 was $12,558, $11,035 and $8,817, respectively. Estimated future amortization of intangible assets is as follows:

Year ending June 30,
2012	$13,289
2013	13,289
2014	11,073
2015	8,693
2016	8,598
Thereafter	49,730

Total	$104,672

(10) LONG-TERM DEBT

In March 2010, the Company co-issued, with its 100 percent owned finance subsidiary—Zayo Capital Inc. (at an issue price of 98.779%), $250,000 of Senior Secured Notes (the “Notes”). The Notes bear interest at 10.25% annually and are due on March 15, 2017. The net proceeds from this debt issuance were approximately $239,050 after deducting the discount on the Notes of $3,052 and debt issuance costs of approximately $7,898. The Notes are being accreted to their par value over the term of the Notes as additional interest expense. The effective interest rate of the Notes issued in March is 10.87%. The Company used a portion of the proceeds from this issuance of the Notes to repay its term loans in March of 2010.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

In September 2010, the Company completed an offering of an additional $100,000 in Notes (at an issue price of 103%). These Notes are part of the same series as the $250,000 Senior Secured Notes and also accrue interest at a rate of 10.25% and mature on March 15, 2017. The net proceeds from this debt issuance were approximately $98,954 after adding the premium on the Notes of $3,000 and deducting debt issuance costs of approximately $4,046. The effective interest rate on the Notes issued in September is 10.41%. The Company used a portion of the proceeds from this issuance of the Notes to fund the merger with AFS (See Note 4—Acquisitions).

The balance of the Notes was $350,147 and $247,080 at June 30, 2011 and 2010, net of unamortized premiums and discounts of $147 and ($2,920), respectively.

In October 2010, in connection with the AFS merger, the former owners of AFS provided the Company with a promissory note in the amount of $4,500. The note is a non-interest bearing note and is due in full on October 1, 2012. The Company recorded this note at its fair market value on the acquisition date, which was determined to be $4,141. Management estimated the imputed interest associated with this note on the acquisition date to be $359, which is being recognized over the term of the promissory note. During the year ended June 30, 2011, the Company recognized interest expense and a corresponding increase to the promissory note obligation of $126.

In September 2009, the Company entered into a $30,000 term loan to finance the FiberNet acquisition. This loan was paid off in March 2010 with the proceeds from the Notes issued in March, 2010.

In March 2010, the Company also entered into a revolving line-of-credit (the “Revolver”). Concurrent with offering the $100,000 Notes in September 2010, the Company amended the terms of its Revolver to increase the borrowing capacity from $75,000 to $100,000 (adjusted for letter of credit usage). The Company has capitalized $2,248 in debt issuance costs associated with the new Revolver.

The Revolver expires on March 1, 2014 and bears interest at the option of the Company at either a base rate or as a Eurodollar rate plus the applicable margin which is based on the following table:

Level	Leverage Ratio	Applicable Margin for LIBOR Advances	Applicable Margin for Base Rate Advances
I	Greater than or equal to 3.25 to 1.00	4.50%	3.50%
II	Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00	4.00%	3.00%
III	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	3.75%	2.75%
IV	Less than 1.75 to 1.00	3.50%	2.50%

The leverage ratio as defined in the credit agreement is determined based on the Company’s total outstanding debt (including capital leases) divided by the previous quarter’s annualized earnings before interest expense, income taxes, depreciation and amortization. In addition to the interest rate on outstanding borrowings, the Company is required to pay an unused line fee of 0.5% on any undrawn portion of the Revolver.

As of June 30, 2011 and 2010, no amounts were outstanding under the Revolver. Standby letters of credit were outstanding in the amount of $6,420 resulting in $93,580 being available on the Revolver as of June 30, 2011. Outstanding letters of credit backed by the Revolver accrue interest at a rate ranging from 3.5 to 4.5 percent per annum based upon the Company’s leverage ratio. As of June 30, 2011, the interest rate was 4.0 percent.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Guarantees

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company’s current and future domestic restricted subsidiaries. The Notes were co-issued with Zayo Group Capital, Inc., which is a 100 percent owned finance subsidiary of the parent and does not have independent assets or operations.

Debt issuance costs

Debt issuance costs have been capitalized on the accompanying consolidated balance sheets and are being amortized using the effective interest rate method over the term of the borrowing agreements, unless terminated earlier, at which time the unamortized costs are immediately expensed. The unamortized debt issuance costs of $5,881 associated with the term loans (Tranche A through D) and the Revolver maturing in 2013 were expensed in March 2010 upon the settlement of those credit agreements. The balance of debt issuance costs as of June 30, 2011 and 2010 was $11,446 (net of accumulated amortization of $2,746) and $9,560 (net of accumulated amortization of $526), respectively. Interest expense associated with the amortization of debt issuance costs was $2,220, $1,624 and $1,114 during the years ended June 30, 2011, 2010 and 2009, respectively.

Debt covenants

The Company’s credit agreement associated with the $100,000 Revolver contains two financial covenants: (1) a maximum leverage ratio and (2) a minimum fixed-charge coverage ratio.

Leverage ratio: The Company must not exceed a consolidated leverage ratio, which is defined as funded debt to annualized earnings before interest, taxes, depreciation and amortization, non-cash charges or reserves and certain extraordinary or non-recurring gains or losses (“modified EBITDA”) of 4.25x the last quarter’s annualized modified EBITDA.

Fixed-charge coverage ratio: The Company must maintain a consolidated fixed-charge coverage ratio, as determined under the credit agreement, of at least 1.1x for the periods ending March 31 and June 30, 2011; 1.15x for the periods ending September 30 and December 31, 2011 and March 31 and June 30, 2012; and 1.25x for the periods ending September 30, 2012 and each fiscal quarter thereafter.

The Company’s credit agreement restricts certain dividend payments to the Company’s parent. Under the terms of the agreement, if the Company’s Revolver availability is in excess of $32,500 the Company may pay an annual dividend to its parent of up to $45,000, which is limited based upon the following leverage ratios:

Leverage Ratio	Maximum Annual Dividend Payment
> 3.5x	$—
< 3.5x but > 2.5x	$25,000
<,2.5x but > 1.5x	$35,000
<1.5x	$45,000

The Company does not have any restrictions on its subsidiaries’ ability to pay dividends to Zayo Group.

The Company’s credit agreement contains customary representations and warranties, affirmative and negative covenants, and customary events of default, including among others, non-payment of principal, interest, or other amounts when due, inaccuracy of representations and warranties, breach of covenants, cross default to indebtedness in excess of $10,000, insolvency or inability to pay debts, bankruptcy, or a change of control.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

The Company was in compliance with all covenants associated with its Notes and credit agreement as of June 30, 2011.

Redemption rights

At any time prior to March 15, 2013, the Company may redeem all or part of the Notes at a redemption price equal to the sum of (i) 100 percent of the principal amount thereof, plus (ii) the applicable premium as of the date of redemption, plus (iii) accrued and unpaid interest and additional interest, if any, to the date of redemption, subject to the rights of the holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date. The applicable premium is the greater of (i) 1.0% of the principal amount of the redeemed Notes and (ii) the excess of (A) the present value at the date of redemption of (1) the redemption price of the Notes at March 15, 2013, plus (2) all remaining required interest payments due on such Notes through March 15, 2013 (excluding accrued but unpaid interest to the date of redemption), discounted to present value using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Notes.

On or after March 15, 2013, the Company may redeem all or part of the Notes, at the redemption prices (expressed as percentages of principal amount and set forth below), plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, subject to the rights of the holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on March 15 of the years indicated below:

Year	Redemption Price
2013	105.125%
2014	102.563%
2015 and thereafter	100.000%

In the event of an equity offering, at any time prior to March 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the Company’s indenture at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, subject to the rights of the holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings, provided that at least (i) 65% of the aggregate principal amount of the Notes issued under the indenture remains outstanding immediately after the occurrence of such redemption and (ii) the redemption must occur within 90 days of the date of the closing of such equity offering.

The Company may purchase the Notes in open-market transactions, tender offers, or otherwise. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Interest rate derivatives

On June 30, 2008, the Company entered into an interest rate swap agreement on a notional value of $60,000 with a maturity date of September 13, 2010. There was no up-front cost for this agreement. The contract stated that the Company shall pay 3.69% fixed for the term of the agreement. The counterparty either paid to the Company or received from the Company the difference between actual LIBOR and the fixed rate.

On March 23, 2009, the Company entered into another interest rate swap agreement on a notional value of $40,000 with a maturity date of September 13, 2010. There was no up-front cost for this agreement. The contract stated that the Company shall pay 1.42% fixed for the term of the agreement. The counterparty either paid to the Company or received from the Company the difference between actual LIBOR and the fixed rate.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Any changes in fair value of interest rate swaps are recorded as an increase or decrease in interest expense in the consolidated statements of operations for the applicable period. During the years ended June 30, 2011, 2010 and 2009, $0, $744 and $3,143, respectively were recorded as an increase in interest expense for the change in the fair value of the interest rate swaps.

The Company made payments on the swaps of $566, $2,462 and $859 during the years ended June 30, 2011, 2010 and 2009, respectively. The liability associated with the swaps was $566 as of June 30, 2010 and is classified as an accrued expense on the consolidated balance sheets.

(11) INCOME TAXES

The Company, a limited liability company, is taxed at its parent level, Holdings. All income tax balances resulting from the operations of Zayo Group are pushed down to the Company.

The Company’s provision for income taxes is summarized as follows:

	Year Ended June 30,
	2011	2010	2009
Federal income taxes—current	$—	$—	$—
Federal income taxes—deferred	10,140	3,556	(1,806)

Provision for federal income taxes	10,140	3,556	(1,806)

State income taxes—current	1,449	755	(247)
State income taxes—deferred	953	512	(268)

Provision for state income taxes	2,402	1,267	(515)

Provision/(benefit) for income taxes	$12,542	$4,823	$(2,321)

The Company’s effective income tax rate differs from what would be expected if the federal statutory rate were applied to earnings before income taxes primarily because of certain expenses that represent permanent differences between book and tax expenses/deduction, such as stock-based compensation expenses that are deductible for financial reporting purposes but not deductible for tax purposes.

A reconciliation of the actual income tax provision and the tax computed by applying the U.S. federal rate (34%) to the earnings before income taxes for each of the years in the three-year period ended June 30, 2011 follows:

	Year Ended June 30,
	2011	2010	2009
		(Restated)
Expected provision at statutory rate of 34%	$2,566	$(3,126)	$(4,053)
Increase due to:
Non-deductible stock-based compensation	7,824	6,177	2,158
State income taxes, net of federal benefit	1,564	786	(248)
Transactions costs not deductible for tax purposes	294	385	—
Other, net	294	601	(178)

Provision/(benefit) for income taxes	$12,542	$4,823	$(2,321)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The tax effect of temporary differences that give rise to significant portions of the deferred taxes assets and deferred tax liabilities are as follows:

	Year Ended June 30,
	2011	2010
	(Restated)	(Restated)
Deferred income tax assets
Net operating loss carry forwards	$37,897	$27,666
Alternate minimum tax credit carryforwards	78	78
Deferred revenue	13,655	8,752
Unrealized loss on interest rate swaps	—	223
Accrued expenses	3,030	676
Other liabilities	1,775	354
Allowance for doubtful accounts	826	1,168
Other	2	1

Total deferred income tax assets	57,263	38,918

Deferred income tax liabilities
Property and equipment	33,804	23,942
Intangible assets	34,515	12,649
Investment in unconsolidated subsidiary	4,164	—

Total deferred income tax liabilities	72,483	36,591

Net deferred income tax (liability)/assets	$(15,220)	$2,327

As of June 30, 2011 and June 30, 2010, the Company had $100,533 and $74,718 of net operating loss (“NOLs”) carry forwards, respectively. The Company acquired $5,060 of NOLs in the Northwest Telephone acquisition, $67,821 of NOLs in the FiberNet acquisition and $41,261 of NOLs in the AFS acquisition. Each of these acquisitions, however, was a “change in ownership” within the meaning of Section 382 of the Internal Revenue Code and, as a result, such NOL’s are subject to an annual limitation, and thus the Company is limited in its ability to use such NOLs to reduce its income tax liabilities. The current annual NOL usage limitation related to the Company’s acquired NOLs is $11,206. Additionally the Company generated $2,321 of NOLs for the years ended June 30, 2009 and 2008 which are also available to offset future taxable income.

For the year ended June 30, 2011, the Company estimated that is will utilize $27,962 of its acquired NOL carryforwards including $10,990 of Onvoy’s NOL carryforwards to offset taxable income—See Note 13 Equity, for a discussion of the tax sharing agreement between the Company and Onvoy. During the period from the spin-off date of Onvoy, March 12, 2010, through June 30, 2010, the Company estimated that it would utilize $3,001 of Onvoy’s NOL carryforwards to offset fiscal year 2010 taxable income. The tax effected benefit resulting from the expected utilization of Onvoy NOL carryforwards of $3,737 and $1,200 during the years ended June 30, 2011 and 2010, respectively, have been reflected on the statement of member’s equity.

The Company’s NOLs, if not utilized to reduce taxable income in future periods, will expire in various amounts beginning in 2015 and ending in 2029.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

The Company is subject to audit by various taxing authorities, and these audits may result in proposed assessments where the ultimate resolution results in the Company owing additional income taxes. The statute of limitations is open with respect to tax years 2007 to 2010 however, to the extent that the Company has an NOL balance which was generated in a tax year outside of this statute of limitations period, such tax years will remain open until such NOLs are utilized by the Company. The Company establishes reserves, when the management believes there is uncertainty with respect to certain positions and the Company may not succeed in realizing the tax benefits. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Prior to the adoption, the Company recognized the effect of income tax positions only if such positions were probable of being sustained. The application of income tax law is inherently complex, as such; it requires many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time; as such, changes in these subjective assumptions and judgments can materially affect amounts recognized in the balance sheets and statements of operations. At June 30, 2011 and June 30, 2010, there were no unrecognized tax benefits. As of June 30, 2011 and June 30, 2010, there was no accrued interest or penalties related to uncertain tax positions.

Management believes it is more likely than not that it will utilize its net deferred tax assets to reduce or eliminate tax payments in future periods. The Company’s evaluation encompassed (i) a review of its recent history of profitability for the past three years (excluding permanent book versus tax differences) and (ii) a review of internal financial forecasts demonstrating its expected capacity to utilize deferred tax assets.

(12) ACCRUED LIABILITIES

Accrued liabilities included in current liabilities consisted of the following:

	Year Ended June 30,
	2011	2010
Accrued compensation and benefits	$3,451	$3,488
Accrued property and equipment purchases	4,592	2,419
Network expense accruals	1,375	349
Accrued income taxes	834	535
Other accrued taxes	3,000	3,216
Deferred lease obligations	1,822	425
Other accruals	7,379	6,720

Total	$22,453	$17,152

(13) EQUITY

Zayo Group, LLC was initially formed on May 4, 2007, and is a wholly-owned subsidiary of Holdings, which in turn is wholly owned by CII. CII was organized on November 6, 2006, and subsequently capitalized on May 7, 2007, with capital contributions from various institutional and founder investors. Cash, property, and service proceeds from the capitalization of CII were contributed to the Company and the contributions are reflected in the Company’s member’s equity.

During the years ended June 30, 2011, 2010 and 2009, CII contributed $36,450, $39,800 and $35,546, respectively in capital to the Company through Holdings. CII funded these amounts from equity contributions from its investors. As of June 30, 2011, the equity commitments from CII’s investors have been fulfilled.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

CII has issued preferred units to certain executives as compensation. The terms of these preferred unit awards require equity accounting treatment. As such, the Company estimates the fair value of these equity awards on the grant date and recognizes the related expense over the vesting period of the awards.

During fiscal year 2008, CII issued 6,400,000 Class A preferred units in CII to the two founders of the Company. The vesting for these units was completed in September 2010. Management estimated the fair value of the equity awards on the grant date to be $6,400. Stock-based compensation expense recognized in connection with these Class A units issued for the years ended June 30, 2011, 2010 and 2009 was $240, $1,150 and $1,628, respectively. These Class A Preferred Units were in lieu of any significant cash compensation to the founders during the period beginning on May 1, 2007 and ending October 31, 2010.

CII issued 465,000 Class A preferred units to three of the Company’s executives in fiscal 2009. The Class A preferred units issued to two of the executives vested during the year ended June 30, 2009 and the remaining units issued to the third executive became fully vested in February 2010. Management estimated the fair value of the equity awards on the grant date to be $465. Stock-based compensation expense recognized for these grants during the years ended June 30, 2010 and 2009 was $45 and $421, respectively.

In June 2010, CII issued 136,985 Class B preferred units to two of the Company’s Board members. The Class B preferred units issued vest over a period of four years. Management estimated the fair value of the equity awards on the grant date to be $312. In March of 2011, one of these Board members resigned from his position resulting in a forfeiture of the 63,926 Class B preferred units issued to the Board member. The grant date fair market value of the 73,059 class B preferred units issued to the remaining Board member was determined to be $167. Stock-based compensation expense recognized for this grant during the years ended June 30, 2011 and 2010 was $42 and $3, respectively.

In December 2010, CII issued 390,000 Class B preferred units to a founder of the Company. Management estimated the fair value of the equity awards on the grant date to be $967 based on a weighted average of various market and income based valuation approaches. The Company recognizes the related expense over the vesting period of three years which began October 31, 2010. In January of 2011, CII issued an additional 580,000 Class B preferred units to the same founder. The Company estimated the fair value of these equity awards on the grant date to be $1,438 and the Company recognizes the related expense over a vesting period of three years which began October 31, 2010. The preferred units issued to the Company founder are in lieu of any significant cash compensation for the founder during the three year vesting period that started on October 31, 2010. Stock-based compensation expense recognized for these Class B preferred units during the year ended June 30, 2011 was $535.

As these awards have been issued by CII to employees and Directors of the Company as compensation, the related expense has been recorded by the Company in the accompanying consolidated statements of operations.

ZEN was spun-off from the Company on April 1, 2011 to its parent—Holdings (see Note 5—Spin-Off of Business Units). As a result of the spin-off the Company’s member’s interest account was reduced by the book value of ZEN of $6,368, during the year ended June 30, 2011.

On March 12, 2010, Onvoy was spun-off from the Company to Holdings (see Note 5—Spin-Off of Business Units). As a result of the spin-off the Company’s member’s interest account was reduced by the book value of Onvoy of $42,539, during the year ended June 30, 2010.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

In connection with the spin-offs, the Company entered into a tax-sharing agreement with ZEN, OVS and Holdings, the taxable entity. The agreement allows for the sharing of the Holdings NOL carryforward balance between the Company and Onvoy however, to the extent that any entity utilizes NOLs that were generated by another entity, the entities will settle the related-party transfer of deferred tax asset associated with such NOLs and other deferred-tax transfers between the companies via an increase or decrease to the respective entities’ member’s equity. During the years ended June 30, 2011 and 2010, the Company utilized $10,990 and $3,001, respectively, of gross NOLs of Onvoy resulting in a non-cash capital contribution from Holdings in the amount of $3,737 and $1,200 during the respective periods. The increase in the Company’s member’s interest account resulting from the utilizations of Onvoy’s NOL’s is reflected in the Statement of Members Equity. Offsetting this increase to member’s equity during the year ended June 30, 2011 was a $5,955 adjustment to the allocation of the deferred tax liabilities of Holdings from Onvoy to the Company subsequent to the spin-off. Additionally, during the year ended June 30, 2011, the Company settled a net related-party receivable in the amount of $380 via a non-cash dividend to Holdings resulting in a decrease to the Company’s member’s interest account.

(14) STOCK COMPENSATION

The Company has been given authorization by CII to issue 125,000,000 of CII’s common units as profits interest awards to employees and directors. As of June 30, 2010, CII had three classes of common units with different liquidation preferences—Class A, B and C units. During the year ended June 30, 2011, CII issued two additional classes of common units: Class D and E. Common units are issued to employees and to independent directors and are allocated by the Chief Executive Officer and the board of managers on the terms and conditions specified in the employee equity agreement. At June 30, 2011, 109,812,741 common units were issued and outstanding to employees and directors of the Company and 15,187,259 common units were available to be issued.

The common units are considered to be stock-based compensation with terms that require the awards to be classified as liabilities. As such, the Company accounts for these awards as a liability and re-measures the liability at each reporting date until the date of settlement.

As of June 30, 2011 and 2010, the estimated fair value of the common units was as follows:

	As of June 30,
Common Unit Class	2011	2010
	(estimated per share value)
Class A	$0.81	$0.49
Class B	$0.58	$0.28
Class C	$0.33	$0.03
Class D	$0.31	n/a
Class E	$0.23	n/a

The estimated fair value of the common units was obtained from a valuation report prepared by an independent valuation firm as of the respective dates.

The liability associated with the common units was $45,067 and $21,556 as of June 30, 2011 and 2010, respectively. The stock-based compensation expenses associated with the common units was $23,490, $16,973 and $4,366 during the years ended June 30, 2011, 2010 and 2009, respectively.

The holders of common units are not entitled to transfer their units or receive dividends or distributions, except at the discretion of the Board of Directors. Upon a liquidation of CII, or upon a non-liquidating

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

distribution, the holders of common units share in the proceeds after the capital contributions of the CII preferred unit holders plus their priority return of 6% per annum has been reimbursed. The remaining proceeds from a liquidation event are distributed between the preferred and common unit holders on a scale ranging from 85% to the preferred unit holders and 15% to the common unit holders to 80% to the preferred unit holders and 20% to the common unit holders. The percentage allocated to the common unit holders is dependent upon the return multiple realized by the Class A preferred unit holders. The maximum incremental allocation of proceeds from a liquidation event to common unit holders, of 20 percent, occurs if the return multiple realized by the Class A preferred unit holders reaches 3.5 times the Class A preferred holder’s combined capital contributions. As discussed above, the Class A common unit holders receive proceeds from a liquidation event once the preferred shareholders capital contributions and accrued dividends are returned. The Class B common unit holders begin sharing in the proceeds of a liquidation event once the Class A common unit holders have been distributed a total of $15,000 of the liquidation proceeds. The Class C common unit holders begin sharing in the proceeds of a liquidation event once the earlier common unit classes have been distributed a combined $40,000 in proceeds. The Class D common unit holders begin sharing in the proceeds of a liquidation event once the earlier common unit classes have been distributed a combined $45,000 in proceeds. Lastly, the Class E common unit holders begin sharing in the proceeds of a liquidation event once the earlier common unit classes have been distributed a combined $75,000 in proceeds.

The following table represents the activity as it relates to common unit issuances and forfeitures during the years ended June 30, 2011, 2010 and 2009.

	Class A	Class B	Class C	Class D	Class E	Totals
Balance at June 30, 2008	44,530,655	—	—	—	—	44,530,655
Common units issued	5,494,665	—	—	—	—	5,494,665
Common units forfeited	(2,162,262)	—	—	—	—	(2,162,262)

Balance at June 20, 2009	47,863,058	—	—	—	—	47,863,058
Common units issued	—	18,964,500	3,330,218	—	—	22,294,718
Common units forfeited	(424,271)	(710,000)	—	—	—	(1,134,271)

Balance at June 30, 2010	47,438,787	18,254,500	3,330,218	—	—	69,023,505
Common units issued	—	500,000	—	32,499,173	10,445,905	43,445,078
Common units forfeited	(341,659)	(1,506,980)	(505,000)	(147,203)	(155,000)	(2,655,842)

Balance at June 20, 2011	47,097,128	17,247,520	2,825,218	32,351,970	10,290,905	109,812,741

The following table represents the activity as it relates to common units vested since the Company’s inception:

	Year ended June 30,					Un-vested and Outstanding
Common Units Vested	2008	2009	2010	2011	Total Vested
Class A	14,602,642	12,968,534	12,573,357	6,523,678	46,668,211	428,917
Class B	—	—	5,523,680	4,868,342	10,392,022	6,855,498
Class C	—	—	239,583	750,267	989,850	1,835,368
Class D	—	—	—	—	—	32,351,970
Class E	—	—	—	—	—	10,290,905

Total Vested	14,602,642	12,968,534	18,336,620	12,142,287	58,050,083	51,762,658

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

In estimating the fair value of share-based awards, the Company has historically evaluated both market and income based valuation techniques. The income approach was based on managements’ projected free cash flows. The market based approach, estimates the fair value based on the prices paid by investors and acquirers of interest of comparable companies in the public and private markets. The valuation was based on a weighted average of the market and income valuation techniques. As a result of the Company’s expansion since inception and due to the fact that the committed capital from the Company’s ultimate investors has been fully funded, the potential of a liquidation event for the Company’s shareholders in the future has increased. As such, management revised the market based approach utilized in the valuation of the common units to account for potential liquidation events.

During the year ended June 30, 2011, the Company employed a probability-weighted estimated return method to value the common units. The method estimates the value of the units based on an analysis of values of the enterprise assuming various future outcomes. The estimated fair value of the common units is based on a probability-weighted present value of expected future proceeds to the Company’s shareholders, considering each potential liquidity scenario available to the Company’s investors as well as preferential rights of each security. This approach utilizes a variety of assumptions regarding the likelihood of a certain scenario occurring, if the event involves a transaction, the potential timing of such an event, and the potential valuation that each scenario might yield. The potential future outcomes that were considered by management were remaining a private company with the same ownership, a sale or merger, an initial public offering (“IPO”), and a partial recapitalization.

(15) FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, trade receivable, accounts payable, interest rate swaps, long-term debt and stock-based compensation. The carrying values of cash and cash equivalents, restricted cash, trade receivable, and accounts payable approximated their fair values at June 30, 2011 and 2010 due to the short maturity of these instruments. Interest rate swaps are recorded in the consolidated balance sheets at fair value. The carrying value of the Company’s Notes reflects the original amounts borrowed, net of unamortized discounts or accretion of premiums and was $350,147 and $247,080 as of June 30, 2011 and 2010, respectively. Based on current market interest rates for debt of similar terms and average maturities and based on recent transactions, the fair value of the Notes balance as of June 30, 2011 and 2010, is estimated to be $385,875 and $252,500, respectively. The Company recorded its promissory note with the previous owners of AFS at its fair value on the acquisition date, which was determined to be $4,141. Management estimated the imputed interest associated with this note to be $359, which is being recognized through March 2017. The fair value of this note is not re-measured each reporting period; however, based on current interest rates for debt instruments with similar maturity dates, the June 30, 2011 book value of the AFS promissory note approximates fair value. The Company records its stock-based compensation liability at its estimated fair value.

Financial instruments measured at fair value on a recurring basis are summarized below:

	Level	June 30, 2011	June 30, 2010
Liabilities Recorded at Fair Value in the Financial Statements:
Interest rate swap liabilities	Level 2	$—	$566
Stock-based compensation liability	Level 3	45,067	21,556

Total liabilities recorded at fair value in the consolidated financial statements		$45,067	$22,122

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

The interest rate swaps are valued using discounted cash flow techniques that use observable market inputs, such as LIBOR-based yield curves, forward rates, and credit ratings. Changes in the fair market value of the interest rate swaps resulted in an increase of $744 and $3,143 to interest expense during the years ended June 30, 2010 and 2009, respectively.

We use a third party valuation firm to assist in the valuation of our common units each reporting period and preferred units when granted. In developing a value for these units, we utilize a two-step valuation approach. In the first step we estimate the value of our equity instruments through an analysis of valuations associated with various future potential liquidity scenarios for our shareholders. A composite valuation is developed based upon the probability-weighted present values of each of the scenarios. The second step involves allocating this value across our capital structure. The valuation is conducted in consideration of the guidance provided in the American Institute of Certified Public Accountant (“AICPA”) Practice Aid “Valuation of Privately-Held Company Equity Securities Issued as Compensation” and with adherence to the Uniform Standards of Professional Appraisal Practice (“USPAP”) set forth by the Appraisal Foundation.

(16) COMMITMENTS AND CONTINGENCIES

Capital Leases

Future contractual payments under the terms of the Company’s capital lease obligations were as follows:

Year ending June 30,
2012	$1,769
2013	1,754
2014	1,721
2015	1,681
2016	1,494
Thereafter	7,298

Total minimum lease payments	15,717

Less amounts representing interest	(4,543)
Less current portion	(950)

Capital lease obligations, less current portion	$10,224

The weighted average interest rate on capital lease obligations was 10.37% and 12.1% as of June 30, 2011 and 2010, respectively.

Operating Leases

The Company leases office space, warehouse space, network assets, switching and transport sites, points of presence and equipment under non-cancelable operating leases. Lease expense was $38,375, $29,634 and $14,981 for the years ended June 30, 2011, 2010 and 2009, respectively.

For scheduled rent escalation clauses during the lease terms or for rental payments commencing at a date other than the date of initial occupancy, the Company records minimum rental expenses on a straight-line basis over the terms of the leases. When the straight-line expense recorded exceeds the cash outflows during the respective period, the Company records a deferred rent liability on the consolidated balance sheets and amortizes the deferred rent over the terms of the leases.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Minimum contractual lease payments due under the Company’s long-term operating leases are as follows:

Year ending June 30,
2012	$23,353
2013	21,241
2014	19,270
2015	18,042
2016	15,834
Thereafter	81,059

$178,799

Purchase commitments

At June 30, 2011, the Company was contractually committed for $22,822 of capital expenditures for construction materials and purchases of property and equipment. A majority of these purchase commitments are expected to be satisfied in the next twelve months. These purchase commitments are primarily success-based; that is, the Company has executed customer contracts that support the future capital expenditures.

Outstanding letters of credit

As of June 30, 2011, the Company had $6,420 in outstanding letters of credit, which were primarily entered into in connection with various lease agreements.

Other commitments

In February 2010, the Company was awarded an NTIA Broadband Technology Opportunities Program grant for a fiber network project in Indiana (the “Indiana Stimulus Project”). The Indiana Stimulus Project involves approximately $31,425 of capital expenditures, of which $25,100 is to be funded by a government grant and approximately $6,285 is to be funded by the Company. In connection with this project, 626 route miles of fiber are to be constructed and lit. The Company began capitalizing certain preconstruction costs associated with this project in April of 2010 and began receiving grant funds in May 2010. As of June 30, 2011, the Company has been reimbursed for $96 of expenses and $3,339 of capital expenditures related to the Indiana Stimulus Project. As of June 30, 2011, the Company has incurred $1,021 of capital expenditures which are pending reimbursement from the program. The Company also contributed $4,400 of pre-existing network assets to the project. The Company anticipates this project will be completed within the next two years.

In July 2010, the Company was awarded from the NTIA Broadband Technology Opportunities Program a $13,383 grant to construct 286 miles of fiber network in Anoka County, Minnesota, outside of Minneapolis (the “Anoka Stimulus Project”). The Anoka Stimulus Project involves approximately $19,117 of capital expenditures, of which $13,383 is to be funded by a government grant and approximately $5,735 is to be funded by the Company. As of June 30, 2011, the Company has been reimbursed for $121 of expenses and $275 of capital expenditures related to the Indiana Stimulus Project. As of June 30, 2011, the Company has incurred $32 of capital expenditures that are pending reimbursement from the program. The Company anticipates this project will be completed within the next two years.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Contingencies

In the normal course of business, the Company is party to various outstanding legal proceedings, claims, commitments, and contingent liabilities. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

(17) RELATED-PARTY TRANSACTIONS

As of June 30, 2011, the Company had a due to related-party balance with CII of $4,590 which is payable on demand. The liability with CII relates to an interest payment made by CII on the Company’s Notes.

As of June 30, 2011 and 2010, the Company had a receivable balance due from Onvoy in the amount of $187 and $626, respectively, related to services the Company provided to OVS and/or ZEN. See Note 5—Spin-Off of Business Units, for a discussion of the types of services ZEN, Onvoy and the Company continue to provide each other subsequent to their spin-off dates.

Subsequent to the April 1, 2011 spin-off of ZEN and the March 12, 2010 spin-off of Onvoy, the revenue and expenses associated with transactions with ZEN and Onvoy have been recorded in the results from continuing operations. The following table represents the revenue and expense transactions recognized with these related-parties subsequent to their spin-off dates:

	Year ended June 30,
	2011			2010
	OVS	ZEN	Total	OVS	ZEN	Total
Revenue	$4,475	$508	$4,983	$1,436	$—	$1,436
Operating costs	404	—	404	—	—	—
Selling, general and administrative expenses	161	99	260	564	—	564

Net	$3,910	$409	$4,319	$872	$—	$872

On September 14, 2010, Dan Caruso, the Company’s President, Chief Executive Officer and Director of Zayo Group, LLC, purchased $500 of the Company’s Notes in connection with the Company’s $100,000 Notes offering in September 2010. The purchase price of the notes acquired by Mr. Caruso was $516 after considering the premium on the notes and accrued interest.

(18) SEGMENT REPORTING

A business unit is a component of an entity that has all of the following characteristics:

•	It engages in business activities from which it may earn revenues and incur expenses.

•	Its operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance.

•	Its discrete financial information is available.

The Company’s business units have historically been identified by both the products they offer and the customers they serve. Effective January 1, 2011, management approved a restructuring of the ZEN unit, which resulted in all of the Company’s business units more closely aligning with their product offerings rather than a combination of product offerings and customer demographics. The restructuring of the ZEN unit resulted in the ZEN unit transferring its bandwidth infrastructure products to the ZB unit and its colocation products to the

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

zColo unit. The restructured ZEN unit, which contained only the Company’s legacy managed services and CLEC product offerings, was spun-off to Holdings on April 1, 2011.

Subsequent to the restructuring, the ZB unit offers primarily lit bandwidth infrastructure services and the zColo unit provides colocation and inter-connection transport services. The Company has restated the comparative historical segment financial information below to account for the restructuring of the business units.

In connection with the AGL Networks acquisition (See Note 4—Acquisitions), Zayo established the ZFS unit. ZFS is dedicated to marketing and supporting dark fiber related services. Prior to the formation of the ZFS unit, the Company’s dark fiber assets and the related revenues and expenses associated with dark fiber customers were allocated between ZB and ZEN based upon the nature and size of the customers receiving the dark fiber services. Upon the formation of the ZFS business units, effective July 1, 2011, dark fiber assets of the Company and the related revenues and expense associated with dark fiber customers were allocated to the ZFS business unit.

Prior to the formation of the zColo and the ZFS units, the Company generated income from colocation and dark fiber products. The historical operating results from these product offerings were primarily reflected in the results of the ZB business unit. The Company has not restated the historical ZB unit information to carve-out the operating results related to colocation product offerings prior to the September 30, 2009 formation of the zColo unit or dark fiber services prior to the July 1, 2010 formation of the ZFS unit as management has determined it is impractical to do so.

Revenues for all of the Company’s products are included in one of these three business units. The results of operations for each business unit include an allocation of certain corporate overhead costs. The allocation is based on a percentage that represents management’s estimate of the relative burden each segment bears of corporate overhead costs. Identifiable assets for each business unit are reconciled to total consolidated assets including unallocated corporate assets and intercompany eliminations. Unallocated corporate assets consist primarily of cash, deferred tax assets, and debt issuance costs.

The following tables summarize significant financial information of each of the segments:

	As of and for the year ended June 30, 2011
	ZB	zColo	ZFS	Corporate/ eliminations	Total
Revenue	$214,110	$33,899	$44,549	$—	$292,558
Intersegment revenue	(2,056)	(3,267)	—	—	(5,323)

Revenue from external customers	212,054	30,632	44,549	—	287,235

Gross profit (revenue less operating costs excluding depreciation and amortization)	158,461	17,700	43,152	(3,606)	215,707
Depreciation and amortization	41,521	5,393	13,549	—	60,463
Operating income/(loss)	38,264	6,120	10,796	(14,092)	41,088
Interest expense	(960)	(225)	(15)	(32,214)	(33,414)
Other (expense)/income, net	(54)	—	7	(79)	(126)
Earnings from continuing operations before provision for income taxes	37,249	5,895	10,788	(46,384)	7,548
Total assets (Restated)	491,685	52,973	211,315	34,448	790,421
Capital expenditures, net of stimulus grant reimbursements	99,062	1,543	11,919	—	112,524

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

	As of and for the year ended June 30, 2010
	ZB	zColo	ZFS	Corporate/ eliminations	Total
	(Restated)	(Restated)		(Restated)	(Restated)
Revenue	$183,085	$23,993	$—	$—	$207,078
Intersegment revenue	(5,833)	(1,915)	—	—	(7,748)

Revenue from external customers	177,252	22,078	—	—	199,330

Gross profit (revenue less operating costs excluding depreciation and amortization)	131,331	13,025	—	(7,714)	136,642
Depreciation and amortization	34,225	4,513	—	—	38,738
Operating income/(loss)	27,336	4,409	—	(17,920)	13,825
Interest expense	(1,130)	(164)	—	(17,398)	(18,692)
Loss on extinguishment of debt	—	—	—	(5,881)	(5,881)
Other income, net	382	—	—	1,144	1,526
Earnings from continuing operations before provision for income taxes	26,588	4,245	—	(41,215)	(9,222)
Total assets	397,498	57,586	—	103,408	558,492
Capital expenditures, net of stimulus grant reimbursements	58,117	634	—	—	58,751

	As of and for the year ended June 30, 2009
	ZB	zColo	ZFS	Corporate/ eliminations	Total
Revenue	$129,282	$—	$—	$—	$129,282
Intersegment revenue	(3,943)	—	—	—	(3,943)

Revenue from external customers	125,339	—	—	—	125,339

Gross profit (revenue less operating costs excluding depreciation and amortization)	95,712	—	—	(8,165)	87,547
Depreciation and amortization	26,554	—	—	—	26,554
Operating income/(loss)	16,407	—	—	(13,319)	3,088
Interest expense	(1,182)	—	—	(14,063)	(15,245)
Other income, net	54	—	—	180	234
Earnings from continuing operations before provision for income taxes	15,279	—	—	(27,202)	(11,923)
Total assets	316,511	—	—	105,651	422,162
Capital expenditures, net of stimulus grant reimbursements	61,614	—	—	—	61,614

(19) CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On June 30, 2011, the Company completed a rollup of certain legal subsidiaries into Zayo Group, LLC. The rollup included the merger of the following legal subsidiaries up and into Zayo Group, LLC: (i) Zayo Bandwidth, LLC; (ii) Zayo Fiber Solutions, LLC; (iii) Zayo Bandwidth Tennessee, LLC; and (iv) Adesta Communications, Inc. In connection with the rollup, the assets, liabilities and operating results of these legacy subsidiaries were consolidated with and into the Zayo Group, LLC entity. Prior to the rollup, Zayo Group, LLC did not have significant independent assets or operations. Subsequent to the rollup, Zayo Colocation , Inc. (and its subsidiaries), American Fiber Systems Holding Corp (and its subsidiary American Fiber Systems, Inc.), and Zayo Capital, Inc. remain the only wholly owned legal subsidiaries of the Company.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

In March 2010, the Company co-issued, with its 100 percent owned finance subsidiary—Zayo Capital, Inc. (at an issue price of 98.779%) $250,000 of Senior Secured Notes. The notes bear interest at 10.25% annually and are due on March 15, 2017.

In September 2010, the Company completed an offering of an additional $100,000 in notes (at an issue price of 103%). These notes are part of the same series as the $250,000 Senior Secured Notes and also accrue interest at a rate of 10.25% and mature on March 15, 2017.

Both note issuances are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company’s current and future domestic restricted subsidiaries. Zayo Capital, Inc., the co-issuer of both Note issuances, does not have independent assets or operations.

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.”

The operating activities of the separate legal entities included in the Company’s consolidated financial statements are interdependent. The accompanying condensed consolidating financial information presents the results of operations, financial position and cash flows of each legal entity. Zayo Group, LLC and Zayo Colocation, Inc. provide services to each other during the normal course of business. These transactions are eliminated in the consolidated results of the Company. Zayo Colocation, Inc. was formed in September of 2009; as such, the financial information presented below is included for only the years ended June 30, 2011 and 2010.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Condensed Consolidating Balance Sheets

June 30, 2011

	Zayo Group, LLC	Zayo Colocation, Inc.	Eliminations	Total
	(Issuer)	(Guarantor)
	(Restated)	(Restated)	(Restated)	(Restated)
Assets
Current assets:
Cash and cash equivalents	$24,213	$1,181	$—	$25,394
Trade receivables, net	11,856	2,127	—	13,983
Due from related-parties	2,182	—	(1,995)	187
Prepaid expenses	5,517	871	—	6,388
Deferred income taxes	3,343	—	—	3,343
Other assets, current	640	5	—	645

Total current assets	47,751	4,184	(1,995)	49,940

Property and equipment, net	486,847	31,666	—	518,513
Intangible assets, net	89,117	15,555	—	104,672
Goodwill	84,144	836	—	84,980
Debt issuance costs, net	11,446	—	—	11,446
Investment in US Carrier	15,075	—	—	15,075
Other assets, non-current	5,060	735	—	5,795
Investment in subsidiary	46,407	—	(46,407)	—

Total assets	$785,847	$52,976	$(48,402)	$790,421

Liabilities and member’s equity:
Current liabilities
Accounts payable	$12,287	$701	$—	$12,988
Accrued liabilities	19,122	3,331	—	22,453
Accrued interest	10,627	—	—	10,627
Capital lease obligations, current	950	—	—	950
Due to related-parties	6,364	221	(1,995)	4,590
Deferred revenue, current	15,341	323	—	15,664

Total current liabilities	64,691	4,576	(1,995)	67,272

Capital lease obligations, non-current	10,224	—	—	10,224
Long-term debt	354,414	—	—	354,414
Deferred revenue, non-current	62,704	1,189	—	63,893
Stock-based compensation liability	44,263	804	—	45,067
Deferred tax liability	18,563	—	—	18,563
Other long term liabilities	2,724	—	—	2,724

Total liabilities	557,583	6,569	(1,995)	562,157

Member’s equity:
Member’s interest	255,573	36,267	(46,407)	245,433
(Accumulated deficit)/retained earnings	(27,309)	10,140	—	(17,169)

Total member’s equity	228,264	46,407	(46,407)	228,264

Total liabilities and member’s equity	$785,847	$52,976	$(48,402)	$790,421

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Condensed Consolidating Balance Sheets

June 30, 2010

	Zayo Group, LLC	Zayo Colocation, Inc.	Eliminations	Total
	(Restated)	(Restated)	(Restated)	(Restated)
Assets:
Current assets
Cash and cash equivalents	$84,967	$2,897	$—	$87,864
Trade receivables, net	9,998	1,553	—	11,551
Due from related parties	1,426	138	(938)	626
Prepaid expenses	4,083	727	—	4,810
Deferred income taxes	4,060	—	—	4,060
Other current assets	332	2	—	334
Assets of discontinued operations, current	3,061	—	—	3,061

Total current assets	107,927	5,317	(938)	112,306

Property and equipment, net	264,791	33,098	—	297,889
Intangible assets, net	39,217	17,497	—	56,714
Goodwill	68,178	836	—	69,014
Debt issuance costs, net	9,560	—	—	9,560
Other assets	4,027	839	—	4,866
Investment in subsidiary	54,520	—	(54,520)	—
Assets of discontinued operations, non-current	8,143	—	—	8,143

Total assets	$556,363	$57,587	$(55,458)	$558,492

Liabilities and member’s equity:
Current liabilities
Accounts payable	$9,442	$573	$—	$10,015
Accrued liabilities	16,284	868	—	17,152
Accrued interest	7,794	—	—	7,794
Capital lease obligations, current	1,673	—	—	1,673
Due to related parties	811	127	(938)	—
Deferred revenue, current portion	7,845	246	—	8,091
Liabilities of discontinued operations, current	1,740	—	—	1,740

Total current liabilities	45,589	1,814	(938)	46,465

Capital lease obligations, non-current	11,033	—	—	11,033
Long-term debt	247,080	—	—	247,080
Deferred revenue, non-current	21,391	1,214	—	22,605
Stock-based compensation liability	21,517	39	—	21,556
Deferred tax liability	1,733	—	—	1,733
Other long term liabilities	2,397	—	—	2,397
Liabilities of discontinued operations, non-current	1,568	—	—	1,568

Total liabilities	352,308	3,067	(938)	354,437

Member’s equity:
Member’s interest	221,374	50,275	(54,520)	217,129
(Accumulated deficit)/retained earnings	(17,319)	4,245	—	(13,074)

Total member’s equity	204,055	54,520	(54,520)	204,055

Total liabilities and member’s equity	$556,363	$57,587	$(55,458)	$558,492

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Condensed Consolidating Statements of Operations

June 30, 2011

	Zayo Group, LLC	Zayo Colocation, Inc.	Eliminations	Total
Revenue	$258,659	$33,899	$(5,323)	$287,235

Operating costs and expenses
Operating costs, excluding depreciation and amortization	57,047	16,199	(1,718)	71,528
Selling, general and administrative expenses	86,686	5,594	(2,434)	89,846
Stock-based compensation	23,717	593	—	24,310
Depreciation and amortization	55,071	5,392	—	60,463

Total operating costs and expenses	222,521	27,778	(4,152)	246,147

Operating income	36,138	6,121	(1,171)	41,088

Other income expense
Interest expense	(33,189)	(225)	—	(33,414)
Other expense	(126)	—	—	(126)

Total other expense, net	(33,315)	(225)	—	(33,540)

Earnings/(loss) from continuing operations before income taxes	2,823	5,896	(1,171)	7,548
Provision for income taxes	12,542	—	—	12,542

(Loss)/earnings from continuing operations	(9,719)	5,896	(1,171)	(4,994)

Earnings from discontinued operations, net of income taxes	899	—	—	899

Net (loss)/earnings	$(8,820)	$5,896	$(1,171)	$(4,095)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Condensed Consolidating Statements of Operations

June 30, 2010

	Zayo Group, LLC	Zayo Colocation, Inc.	Eliminations	Total
	(Restated)			(Restated)
Revenue	$183,085	$23,993	$(7,748)	$199,330

Operating costs and expenses
Operating costs, excluding depreciation and amortization	51,754	10,968	(34)	62,688
Selling, general and administrative expenses	64,266	4,065	(2,420)	65,911
Stock-based compensation	18,129	39	—	18,168
Depreciation and amortization	34,225	4,513	—	38,738

Total operating costs and expenses	168,374	19,585	(2,454)	185,505

Operating income	14,711	4,408	(5,294)	13,825

Other expense
Interest expense	(18,529)	(163)	—	(18,692)
Other income	1,526	—	—	1,526
Loss on extinguishment of debt	(5,881)	—	—	(5,881)

Total other expense, net	(22,884)	(163)	—	(23,047)

Earnings/(loss) from continuing operations before income taxes	(8,173)	4,245	(5,294)	(9,222)
Provision for income taxes	4,823	—	—	4,823

(Loss)/earnings from continuing operations	(12,996)	4,245	(5,294)	(14,045)

Earnings from discontinued operations, net of income taxes	5,425	—	—	5,425

Net (loss)/earnings	$(7,571)	$4,245	$(5,294)	$(8,620)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Condensed Consolidating Statements of Cash Flows

June 30, 2011

	Zayo Group, LLC	Zayo Colocation, Inc.	Total
Net cash provided by continuing operating activities	$83,860	$13,194	$97,054

Cash flows from investing activities:
Purchases of property and equipment	(110,981)	(1,543)	(112,524)
Proceeds from sale of equipment	28	—	28
Acquisitions, net of cash acquired	(183,666)	—	(183,666)

Net cash used in investing activities	(294,619)	(1,543)	(296,162)

Cash flows from financing activities:
Equity contributions	36,450	—	36,450
Dividend received/(paid)	13,320	(13,320)	—
Proceeds from borrowings	103,000	—	103,000
Principal repayments on capital lease obligations	(1,732)	—	(1,732)
Changes in restricted cash	578	—	578
Deferred financing costs	(4,106)	—	(4,106)

Net cash provided/(used) by financing activities	147,510	(13,320)	134,190

Cash flows from discontinued operations:
Operating activities	2,622	—	2,622
Investing activities	(382)	—	(382)

Net cash provided by discontinued operations	2,240	—	2,240

Net decrease in cash and cash equivalents	(61,009)	(1,669)	(62,678)
Cash and cash equivalents, beginning of year	84,967	2,897	87,864
(Increase)/ decrease in cash and cash equivalents of discontinued operations	(973)	1,181	208

Cash and cash equivalents, end of year	$22,985	$2,409	$25,394

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

Condensed Consolidating Statement of Cash Flows

June 30, 2010

	Zayo Group, LLC	Zayo Colocation, Inc.	Total
Net cash provided by continuing operating activities	$49,310	$8,890	$58,200

Cash flows from investing activities:
Purchases of property and equipment	(58,117)	(634)	(58,751)
Acquisitions, net of cash acquired	(45,576)	(50,995)	(96,571)

Net cash used in investing activities	(103,693)	(51,629)	(155,322)

Cash flows from financing activities:
Equity contributions	(11,195)	50,995	39,800
Dividend received/(paid)	5,359	(5,359)	—
Proceeds from borrowings	276,948	—	276,948
Principal repayments on debt obligations	(166,193)	—	(166,193)
Principal repayments on capital lease obligations	(2,192)	—	(2,192)
Change in restricted cash	(564)	—	(564)
Deferred financing costs	(12,353)	—	(12,353)

Net cash provided by financing activities	89,810	45,636	135,446

Cash flows from discontinued operations:
Operating activities	13,923	—	13,923
Investing activities	(1,809)	—	(1,809)

Net cash provided/(used) by discontinued operations	12,114	—	12,114

Net increase in cash and cash equivalents	47,541	2,897	50,438
Cash and cash equivalents, beginning of year	38,019	—	38,019
(Increase)/ decrease in cash and cash equivalents of discontinued operations	(593)	—	(593)

Cash and cash equivalents, end of year	$84,967	$2,897	$87,864

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

(20) QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents the unaudited quarterly results for the year-ended June 30, 2011:

	2011 Quarter Ended
	September 30	December 31	March 31	June 30		Total
Revenue	$62,926 (1)	$72,287 (2)	$74,182	$77,840		$287,235
Operating costs and expenses:
Operating costs, excluding depreciation and amortization	17,038 (1)	17,904 (2)	18,389	18,197		71,528
Selling, general and administrative expenses	20,284 (1)	23,938 (2)	23,201	22,423		89,846
Stock-based compensation	5,131	1,859	21,826 (3)	(4,506	)(4)	24,310
Depreciation and amortization	11,809	15,881	16,209	16,564		60,463

Total operating costs and expenses	54,262	59,582	79,625	52,678		246,147

Operating income/(loss)	8,664	12,705	(5,443)	25,162		41,088

Other income (expense):
Interest expense	(6,257)	(9,032)	(9,004)	(9,121)		(33,414)
Other (expense)/income, net	(161)	(16)	69	(18)		(126)

Total other expense, net	(6,418)	(9,048)	(8,935)	(9,139)		(33,540)

Earnings/(loss) from continuing operations before income taxes	2,246	3,657	(14,378)	16,023		7,548
(Provision) for income taxes	(2,800)	(2,094)	(2,583)	(5,065)		(12,542)

(Loss)/earnings from continuing operations	$(554)	$1,563	$(16,961)	$10,958		$(4,994)
Earnings from discontinued operations, net of income taxes	281	317	301	—		899

Net (loss) earnings	$(273)	$1,880	$(16,660)	$10,958		$(4,095)

(1)	The Company realized an increase in revenue beginning July 1, 2010 as a result of the acquisition of AGL. As a result of the acquisition the Company incurred additional operating and selling, general and administrative expenses attributed to the additional revenues associated with the acquisition.
(2)	The Company realized an increase in revenue beginning October 1, 2010 as a result of the merger with AFS. As a result of the merger the Company incurred additional operating and selling, general and administrative expenses attributed to the additional revenues associated with the acquisition.
(3)	Stock-based compensation expense increased significantly during the quarter ended March 31, 2011 as a result of an increase in the estimated value of the common units granted to the Company’s employees and additional units vesting during the quarters. See Note 14—Stock Compensation.
(4)	The Company recorded a reduction to stock-based compensation expense during the quarter ended June 30, 2011 as a result of the issuance of Class E common units during the quarter which diluted the value of earlier common unit issuances. See Note 14—Stock Compensation.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED STATEMENTS

(in thousands)

The following table presents the unaudited quarterly results for the year-ended June 30, 2010:

	2010 Quarter Ended
	September 30	December 31		March 31		June 30		Total
						(Restated)		(Restated)
Revenue	$39,469	$52,156	(1)	$52,687		$55,018		$199,330
Operating costs and expenses:
Operating costs, excluding depreciation and amortization	11,825	17,150	(1)	16,941		16,772		62,688
Selling, general and administrative expenses	14,873	17,039	(1)	16,794		17,205		65,911
Stock-based compensation	845	588		11,799	(2)	4,936	(2)	18,168
Depreciation and amortization	8,384	10,088		9,889		10,377		38,738

Total operating costs and expenses	35,927	44,865		55,423		49,290		185,505

Operating income/(loss)	3,542	7,291		(2,736)		5,728		13,825

Other income (expense):
Interest expense	(3,570)	(3,241)		(4,449)		(7,432	)(3)	(18,692)
Other income	5	—		1,001		520		1,526
Loss on extinguishment of debt	—	—		(5,881	)(3)	—		(5,881)

Total other (expense)/income, net	(3,565)	(3,241)		(9,329)		(6,912)		(23,047)

(Loss)/earnings from continuing operations before income taxes	(22)	4,051		(12,065)		(1,186)		(9,222)
Provision for income taxes	651	1,127		210		2,835		4,823

(Loss)/earnings from continuing operations	$(673)	$2,924		$(12,275)		$(4,021)		$(14,045)
Earnings from discontinued operations, net of income taxes	2,271	1,130		1,490		534		5,425

Net earnings/(loss)	$1,598	$4,054		$(10,785)		$(3,487)		$(8,620)

(1)	The Company realized an increase in revenue beginning September 9, 2009 as a result of the acquisition of Fibernet. As a result of the acquisition the Company incurred additional operating and selling, general and administrative expenses attributed to the additional revenues associated with the acquisition.
(2)	Stock-based compensation expense increased significantly during the quarters ended March 31, 2010 and June 30, 2010 as a result of an increase in the value of the common units granted to the Company’s employees and additional units vesting during these quarters. See Note 14—Stock Compensation.
(3)	Interest expense increased during the quarter ended June 30, 2010 primarily as a result of the notes offering which closed on March 12, 2010. Interest expense increased as a result of the higher interest rates on the notes as compared to the senior debt which was repaid on March 12, 2010 and as a result of the larger debt balance during the quarter. As a result of paying off the senior notes with the proceeds from the notes offering, the Company wrote off $5,881 in unamortized debt issuance costs during the quarter ended March 31, 2010. See Note 10—Long Term Debt.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31, 2012	June 30, 2011
		(Restated)
Assets
Current assets
Cash and cash equivalents	$17,233	$25,394
Trade receivables, net of allowance of $630 and $799 as of March 31, 2012 and June 30, 2011, respectively	32,013	13,983
Due from related-parties	194	187
Prepaid expenses	8,124	6,388
Deferred income taxes	4,350	3,343
Other assets, current	3,104	645

Total current assets	65,018	49,940

Property and equipment, net of accumulated depreciation of $148,601 and $101,941 as of March 31, 2012 and June 30, 2011, respectively	742,032	518,513
Intangible assets, net of accumulated amortization of $39,486 and $37,980 as of March 31, 2012 and June 30, 2011, respectively	136,642	104,672
Goodwill	129,170	84,980
Debt issuance costs, net of accumulated amortization of $5,126 and $2,746 as of March 31, 2012 and June 30, 2011, respectively	18,093	11,446
Investment in US Carrier	15,075	15,075
Deferred tax asset, non-current	94,229	—
Other assets, non-current	8,235	5,795

Total assets	$1,208,494	$790,421

Liabilities and member’s equity
Current liabilities
Accounts payable	$16,285	$12,988
Accrued liabilities	31,917	22,453
Accrued interest	1,411	10,627
Capital lease obligations, current	1,218	950
Due to related-parties	15,541	4,590
Deferred revenue, current	22,846	15,664
Current portion of long-term debt	7,546	—

Total current liabilities	96,764	67,272

Capital lease obligations, non-current	10,773	10,224
Long-term debt, non-current	682,418	354,414
Deferred revenue, non-current	132,144	63,893
Stock-based compensation liability	55,030	45,067
Deferred tax liability	—	18,563
Other long term liabilities	7,734	2,724

Total liabilities	984,863	562,157

Commitments and contingencies (Note 15)

Member’s equity
Member’s interest	241,373	245,433
Accumulated deficit	(17,742)	(17,169)

Total member’s equity	223,631	228,264

Total liabilities and member’s equity	$1,208,494	$790,421

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands)

	Three months ended March 31,		Nine months ended March 31,
	2012	2011	2012	2011
Revenue	$105,042	$74,182	$272,459	$209,395

Operating costs and expenses
Operating costs, excluding depreciation and amortization	22,388	18,389	59,813	53,331
Selling, general and administrative expenses	30,420	23,201	79,075	67,422
Stock-based compensation	5,624	21,826	19,701	28,816
Depreciation and amortization	23,798	16,209	60,680	43,899

Total operating costs and expenses	82,230	79,625	219,269	193,468

Operating income/(loss)	22,812	(5,443)	53,190	15,927

Other income/(expense)
Interest expense	(14,450)	(9,005)	(35,122)	(24,293)
Other income/(expense), net	152	69	124	(109)

Total other expense, net	(14,298)	(8,936)	(34,998)	(24,402)

Earnings/(loss) from continuing operations before provision for income taxes	8,514	(14,379)	18,192	(8,475)

Provision for income taxes	11,166	2,583	18,765	7,477

Earnings/(loss) from continuing operations	(2,652)	(16,962)	(573)	(15,952)

Earnings from discontinued operations, net of income taxes	—	301	—	899

Net earnings/(loss)	$(2,652)	$(16,661)	$(573)	$(15,053)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF MEMBER’S EQUITY

NINE MONTHS ENDED MARCH 31, 2012 (UNAUDITED)

(in thousands)

	Member’s interest	Accumulated Deficit	Total Member’s equity
Balance at July 1, 2011 (Restated)	$245,433	$(17,169)	$228,264
Capital contributed (cash)	1,350	—	1,350
Return of capital (cash)	(46)	—	(46)
Capital contributed (non-cash)	5,632	—	5,632
Contribution of 360 VoIP Inc. to parent	(11,654)	—	(11,654)
Accretion of preferred stock-based compensation	658	—	658
Net earnings	—	(573)	(573)

Balance at March 31, 2012	$241,373	$(17,742)	$223,631

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine months ended March 31,
	2012	2011
Cash flows from operating activities
Net loss	$(573)	$(15,053)
Earnings from discontinued operations	—	899

Loss from continuing operations	(573)	(15,952)
Adjustments to reconcile net earnings/(loss) to net cash provided by operating activities
Depreciation and amortization	60,680	43,899
Provision for bad debt expense	431	687
Non-cash interest expense	2,380	1,802
Amortization of deferred revenues	(9,584)	(6,493)
Stock-based compensation	19,701	28,816
Deferred income taxes	19,054	4,902
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	(9,226)	(554)
Prepaid expenses	192	(614)
Other assets	(3,141)	2,959
Accounts payable and accrued liabilities	(31,732)	(4,028)
Payables to related parties	(10)	136
Deferred revenue	39,562	2,979
Other liabilities	2,658	(3,975)

Net cash provided by continuing operating activities	90,392	54,564

Cash flows from investing activities
Purchases of property and equipment	(105,556)	(88,453)
Broadband stimulus grants received	2,798	801
Acquisition of 360networks Holdings (USA) Inc., net of cash acquired	(317,891)	—
Acquisition of Marquis Holdings, LLC, net of cash acquired	(15,456)	—
Acquisition of American Fiber Systems Holdings Corporation, net of cash acquired	—	(110,000)
Acquisition of AGL Networks, LLC, net of cash acquired	—	(73,666)

Net cash used in investing activities	(436,105)	(271,318)

Cash flows from financing activities
Equity contributions	1,350	35,500
Return of capital	(46)	—
Advance from Communications Infrastructure Investments, LLC	10,951	17,616
Return of advances from Communications Infrastructure Investments, LLC	—	(13,026)
Principal repayments on capital lease obligations	(824)	(1,399)
Proceeds from long-term debt	335,550	103,000
Changes in restricted cash	(402)	785
Deferred financing costs	(9,027)	(4,106)

Net cash provided by financing activities	337,552	138,370

Cash flows from discontinued operations
Operating activities	—	2,787
Investing activities	—	(427)

Net cash provided by discontinued operations	—	2,360

Net decrease in cash and cash equivalents	(8,161)	(76,024)
Cash and cash equivalents, beginning of period	25,394	87,864
Increase in cash and cash equivalents of discontinued operations	—	208

Cash and cash equivalents, end of period	$17,233	$12,048

The accompanying notes are an integral part of these condensed consolidated financial statements.

(Continued)

ZAYO GROUP, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

Supplemental disclosure of non-cash, investing and financing activities:

	Nine months ended March 31,
	2012	2011
Cash paid for interest	$44,664	$31,855
Cash paid for income taxes	1,376	2,519
Non-cash purchases of equipment through capital leasing	425	200
Increase in accrued expenses for purchases of property and equipment	2,902	3,180

Refer to Note 4—Acquisitions, to the Company’s condensed consolidated financial statements for details of the Company’s recent acquisitions and Note 5—Spin-off of Business Unit for details of the Company’s discontinued operations.

Refer to Note 12—Equity, to the Company’s condensed consolidated financial statements for details of the non-cash capital settlements.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands)

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

Zayo Group, LLC, a Delaware Limited Liability Company, formerly CII Holdco, Inc., and, prior to that, Zayo Bandwidth, Inc., was formed on May 4, 2007, and is the operating parent company of a number of subsidiaries engaged in telecommunication and Internet infrastructure services. Zayo Group, LLC and its subsidiaries are collectively referred to as “Zayo Group” or the “Company.” Headquartered in Louisville, Colorado, the Company operates an integrated metropolitan and nationwide fiber optic infrastructure to offer:

•	Dark and lit bandwidth infrastructure services on metro, regional and national fiber networks.

•	Colocation and interconnection services.

Zayo Group, LLC is wholly owned by Zayo Group Holdings, Inc., (“Holdings”) which in turn is wholly-owned by Communications Infrastructure Investments, LLC (“CII”).

(2) RESTATEMENT—FIBERNET PURCHASE ACCOUNTING

On May 7, 2012, the Audit Committee of the Board of Directors of the Company and management concluded that as a result of the identification of an error in accounting for the acquisition of Fibernet that occurred during the fiscal year ended June 30, 2010, the Company’s annual financial statements for fiscal years ended June 30, 2011 and 2010, the Company’s interim financial statements for each of the periods in 2011, and the interim financial statements for the first two quarters of the fiscal year ended June 30, 2012 should be restated.

The restatement is a result of an error in accounting for the Company’s September 9, 2009 acquisition of FiberNet Telecom Group Inc. (“FiberNet”). The error relates to the calculation of the deferred tax assets recognized in the acquisition. The error arose from a mathematical error on the stub period tax return of FiberNet which covered the period January 1, 2009 through September 9, 2009 that resulted in an overstatement of the tax deduction associated with the exercise of warrants that had previously been issued to a landlord of FiberNet. In purchase accounting, management utilized the overstated net operating loss carryforward included on the stub period return when determining the value to ascribe to the deferred tax assets acquired and the resulting gain on bargain purchase.

The misstatement does not impact operating income or cash flows from operating, investing or financing activities for any of the periods impacted by the error. The correction of the amount of the deferred tax asset recorded in the acquisition of FiberNet had the following impact on condensed consolidated balance sheets of the Company and condensed consolidated statement of member’s equity as previously reported on the Company’s June 30, 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on September 9, 2011:

	As of June 30, 2011
	Previously Reported	Correction	Restated
	(in thousands)
Adjustment to Consolidated Balance Sheets
Goodwill	83,820	1,160	84,980
Deferred tax liability	(8,322)	(10,241)	(18,563)
Accumulated deficit	(8,088)	(9,081)	(17,169)

Adjustment to Consolidated Statement of Member’s Equity
Accumulated deficit	(8,088)	(9,081)	(17,169)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

(3) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation

The accompanying condensed consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The accompanying condensed consolidated financial statements and related notes are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for quarterly reports on Form 10-Q, and do not include all of the information and note disclosures required by GAAP for complete financial statements. These condensed consolidated financial statements should therefore be read in conjunction with the consolidated financial statements and notes thereto for the year ended June 30, 2011 included in the Company’s Annual Report on Form 10-K/A filed with the SEC on May 15, 2012. In the opinion of management, all adjustments considered necessary for fair presentation of financial position, results of operations and cash flows of the Company have been included. The results of operations for the three and nine month periods ended March 31, 2012 are not necessarily indicative of the operating results for any interim period or the full year.

Unless otherwise noted, dollar amounts and disclosures throughout the Notes to the condensed consolidated financial statements relate to the Company’s continuing operations and are presented in thousands of dollars.

b.	Spin-off of Business Units

On April 1, 2011, the Company completed a spin-off of its Zayo Enterprise Networks (“ZEN”) business unit. The Company distributed all of the assets and liabilities of ZEN to Holdings on the spin-off date.

Management determined that it had discontinued all significant cash flows and continuing involvement with respect to ZEN’s operations and therefore considers ZEN to be a discontinued operation. During the three and nine months ended March 31, 2011, the results of the operations of ZEN have been aggregated and are presented in a single caption entitled, “Earnings from discontinued operations, net of income taxes” on the accompanying condensed consolidated statements of operations. Management has not allocated any general corporate overhead to amounts presented in discontinued operations, nor has it elected to allocate interest costs.

c.	Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Significant estimates are used when establishing allowances for doubtful accounts, determining useful lives for depreciation and amortization, assessing the need for impairment charges (including those related to intangible assets and goodwill), allocating purchase price among the fair values of assets acquired and liabilities assumed, accounting for income taxes and related valuation allowance against deferred tax assets, estimating the stock-based compensation liability, and various other items. Management evaluates these estimates and judgments on an ongoing basis and makes estimates based on historical experience, current conditions, and various other assumptions that are believed to be reasonable under

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results may differ from these estimates under different assumptions or conditions.

d.	Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash equivalents are stated at cost, which approximates fair value. Restricted cash consists of cash balances held by various financial institutions as collateral for letters of credit and surety bonds. These balances are reclassified to cash and cash equivalents when the underlying obligation is satisfied, or in accordance with the governing agreement. Restricted cash balances expected to become unrestricted during the next twelve months are recorded as current assets. Restricted cash balances which are not expected to become unrestricted during the next twelve months are recorded as other assets, non-current.

e.	Investments

Investments in which the Company does not have significant influence over the investee, or investments that do not have a readily determinable fair value, are recorded using the cost method of accounting. Under this method, the investment is recorded in the balance sheet at historical cost. Subsequently, the Company recognizes as income any dividends received that are distributed from earnings since the date of initial investment. Dividends received that are distributed from earnings prior to the date of acquisition are recorded as a reduction of the cost of the investment. Cost method investments are reviewed for impairment if factors indicate that a decrease in value of the investment has occurred.

f.	Trade Receivables

Trade receivables are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its trade receivable portfolio. In establishing the allowance, management considers historical losses adjusted to take into account current market conditions and the customer’s financial condition, the amount of receivables in dispute, and the age of receivables and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

g.	Property and Equipment

The Company’s property and equipment includes assets in service and under construction or development.

Property and equipment is recorded at historical cost or acquisition date fair value. Costs associated directly with network construction, service installations, and development of business support systems, including employee-related costs, are capitalized. Depreciation is calculated on a straight-line basis over the assets’ estimated useful lives from the date placed into service. Management estimates the useful life of property and equipment by reviewing historical usage, with consideration given to technological changes, trends in the industry, and other economic factors that could impact the network architecture and asset utilization.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Equipment acquired under capital leases is recorded at the lower of the fair value of the asset or the net present value of the minimum lease payments at the inception of the lease. Depreciation of equipment held under capital leases is included in depreciation and amortization expense, and is calculated on a straight-line basis over the estimated useful lives of the assets, or the related lease term, whichever is shorter.

Management reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of its property and equipment may not be recoverable. An impairment loss is recognized when the assets’ carrying value exceeds both the assets’ estimated undiscounted future cash flows and the assets’ estimated fair value. Measurement of the impairment loss is then based on the estimated fair value of the assets. Considerable judgment is required to project such future cash flows and, if required, to estimate the fair value of the property and equipment and the resulting amount of the impairment. No impairment charges were recorded for property and equipment during the three and nine months ended March 31, 2012 or 2011.

The Company capitalizes interest for assets that require a period of time to get them ready for their intended use.

Certain internal direct labor costs of constructing or installing property and equipment are capitalized. The Company also capitalizes certain internal labor costs that reflect the portion of the salary and benefits of field engineers and other employees that are directly related to the construction and installation of network infrastructure assets.

h.	Goodwill and Purchased Intangibles

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually in April and when a triggering event occurs between impairment test dates. The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. The initial qualitative assessment includes comparing the overall financial performance of the reporting units against the planned results. Additionally, each reporting unit’s fair value is assessed under certain events and circumstances, including macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity-specific events. If it is determined in the qualitative assessment that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the standard two-step quantitative impairment test is performed. Under the first step, the estimated fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. If the estimated fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit under the two-step assessment is determined using a discounted cash flow analysis.

Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. No impairment charges were recorded for goodwill or intangibles during the three and nine months ended March 31, 2012 or 2011.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

i.	Revenue Recognition

The Company recognizes revenues derived from leasing fiber optic telecommunications infrastructure and the provision of telecommunications and colocation services when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection of the receivable is reasonably assured. Taxes collected from customers and remitted to a governmental authority are reported on a net basis and are excluded from revenue.

Most revenue is billed in advance on a fixed-rate basis. The remainder of revenue is billed in arrears on a transactional basis determined by customer usage. The Company often bills customers for upfront charges, which are non-refundable. These charges relate to down payments or prepayments for future services and are influenced by various business factors including how the Company and customer agree to structure the payment terms. If the upfront payment made by a customer provides no benefit to the customer beyond the contract term, the upfront charge is deferred and recognized as revenue ratably over the contract term. If the upfront payment provides benefit to the customer beyond the contract term, the charge is recognized as revenue over the estimated life of the customer relationship.

The Company typically records revenues from leases of dark fiber, including indefeasible rights-of-use (“IRU”) agreements, as services are provided. Dark fiber IRU agreements generally require the customer to make a down payment upon the execution of the agreement with monthly IRU fees paid over the contract term; however in some cases the Company receives up to the entire lease payment at the inception of the lease and recognizes the revenue ratably over the lease term. IRU contract terms are reviewed to determine if the terms would require sales-type accounting treatment, which would result in revenue recognition upon the execution of the contract. Sales-type accounting treatment is required for dark fiber leases when the agreements provide for the transfer of legal title of the dark fiber to the customer at the end of the agreement’s term and the following criteria have been met:

•	the sale has been consummated;

•	the customer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property;

•	the Company’s receivable is not subject to future subordination; and

•	the Company has transferred to the buyer the usual risks and rewards of ownership in a transaction that is in substance a sale and does not have a substantial continuing involvement with the property.

j.	Operating Costs and Accrued Liabilities

The Company leases certain network facilities, primarily circuits, from other local exchange carriers to augment its owned infrastructure for which it is generally billed a fixed monthly fee. The Company also uses the facilities of other carriers for which it is billed on a usage basis.

The Company recognizes the cost of these facilities or services when it is incurred in accordance with contractual requirements. The Company disputes incorrect billings. The most prevalent types of disputes include charges for circuits that are not disconnected on a timely basis and usage bills with incorrect or inadequate call detail records. Depending on the type and complexity of the issues involved, it may take several quarters to resolve disputes.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

In determining the amount of such operating expenses and related accrued liabilities to reflect in its condensed consolidated financial statements, management considers the adequacy of documentation of disconnect notices, compliance with prevailing contractual requirements for submitting such disconnect notices and disputes to the provider of the facilities, and compliance with its interconnection agreements with these carriers. Significant judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation.

k.	Stock-Based Compensation

The common units granted by the Company’s ultimate parent company, CII, are considered stock-based compensation with terms that require the awards to be classified as liabilities. As such, the Company accounts for these awards as a liability and re-measures the liability at each reporting date. These awards vest over a period of three or four years and may fully vest subsequent to a liquidity event.

The preferred units granted by the Company’s ultimate parent company, CII, are considered stock-based compensation with terms that require the awards to be classified as equity. As such, the Company accounts for these awards as equity, which requires that the cost to be measured at the grant date fair value of the award and recognized as expense over the requisite service period.

Determining the fair value of share-based awards at the grant date and subsequent reporting dates requires judgment. If actual results differ significantly from these estimates, stock-based compensation expense and the Company’s results of operations could be materially impacted.

l.	Government Grants

The Company receives grant moneys from the National Telecommunications and Information Administration (“NTIA”) Broadband Technology Opportunity Program. The Company recognizes government grants when it is probable that the Company will comply with the conditions attached to the grant arrangement and the grant will be received. The Company accounts for grant moneys received for reimbursement of capital expenditures as a reduction from the cost of the asset in arriving at its book value. The grant is thus recognized in earnings over the useful life of a depreciable asset by way of a reduced depreciation charge.

m.	Income Taxes

The Company recognizes income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

There are various factors that may cause tax assumptions to change in the near term, and the Company may have to record a future valuation allowance against its deferred tax assets if management determines that the realization of a deferred tax asset is uncertain. The Company recognizes the benefit of an uncertain tax position taken or expected to be taken on its income tax

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

returns if it is “more likely than not” that such tax position will be sustained based on its technical merits. The Company records interest cost and penalties related to unrecognized tax benefits and penalties in income tax expense.

n.	Fair Value of Financial Instruments

The Company applies Accounting Standards Codification (“ASC”) 820-10 Fair Value Measurements, for its financial assets and liabilities. This pronouncement defines fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. ASC 820-10 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost), which are each based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

Fair Value Hierarchy

ASC 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. GAAP establishes three levels of inputs that may be used to measure fair value:

Level 1

Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2

Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability; and

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3

Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

The Company views fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, management considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

o.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments and accounts receivable. The Company does not enter into financial instruments for trading or speculative purposes. The Company’s cash and cash equivalents are primarily held in commercial bank accounts in the United States of America. Account balances generally exceed federally insured limits; however, the Company limits its cash investments to high-quality financial institutions in order to minimize its credit risk.

The Company’s trade receivables, which are unsecured, are geographically dispersed. As of March 31, 2012, the Company had one customer with a trade receivable balance in excess of 10 percent of the Company’s consolidated net trade receivable balance. This customer accounted for approximately 17 percent of the consolidated net trade receivable balance as of March 31, 2012. As of June 30, 2011 the Company had one customer with a trade receivable balance of 12 percent of total receivables. During the three and nine months ended March 31, 2012, the Company had one customer that accounted for approximately 14 percent and 13 percent of the Company’s monthly recurring revenue, respectively. During the three and nine months ended March 31, 2011, the Company had one customer that accounted for 13 and 12 percent of the Company’s monthly recurring revenue, respectively. No other single customer accounted for more than 10 percent of the Company’s revenue during these periods.

p.	Recently Issued Accounting Standards

From time to time, the Financial Accounting Standards Board (“FASB”) or other standards-setting bodies issue new accounting pronouncements. Updates to ASC’s are communicated through issuance of an Accounting Standards Update (“ASU”).

In August 2011, the FASB issued guidance that allows companies to consider qualitative factors when testing goodwill for impairment. Current GAAP requires an entity to perform a two-step test in which the first step involves calculating the fair value of goodwill and comparing it to the carrying value. The recently issued guidance allows an entity to assess qualitative factors to determine whether it is more likely than not that the fair value exceeds the carrying value prior to performing the two step evaluation. If it is determined that it is unlikely that the carrying value exceeds the fair value, then the entity is no longer required to complete the two step goodwill impairment evaluation. Management adopted this new guidance in fiscal 2012.

Management has reviewed all other new accounting pronouncements with deferred effective dates and believes they will not have a material impact on the Company’s consolidated results of operations, financial condition, or financial disclosures.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

(4) ACQUISITIONS

Since the formation of Zayo Group, LLC in May 2007, the Company has consummated 14 transactions accounted for as business combinations. The consummation of the acquisitions was executed as part of the Company’s business strategy of expanding through acquisitions. The acquisition of these businesses have allowed the Company to increase the scale at which it operates, which in turn affords the Company the ability to increase its operating leverage, extend its network reach, and broaden its customer base.

The accompanying condensed consolidated financial statements include the operations of the acquired entities from their respective acquisition dates.

Acquisitions during the nine months ended March 31, 2012

360networks Holdings (USA) Inc. (“360networks”)

On December 1, 2011, the Company acquired all of the outstanding equity interest in 360networks for a contractual purchase price of $345,000. In connection with the agreement, the Company agreed to assume a net working capital deficit of approximately $26,400 and acquired $709 in cash balances. In March 2012, the Company received $400 in cash from an escrow account as a final working capital adjustment. As a result, the net consideration paid for the transaction was $317,891. The acquisition was funded with proceeds from a $315,000 Senior Secured Term Loan (“Term Loan”) which was entered into on December 1, 2011 (See Note 10—Long Term Debt) and cash on hand.

The acquired 360networks business operated approximately 19,879 route miles of intercity and metro fiber network across 22 states and British Columbia. 360networks’ intercity network interconnected over 70 markets across the central and western United States, including 23 Zayo fiber markets and a number of new markets such as Albuquerque, New Mexico; Bismarck, North Dakota; Des Moines, Iowa; San Francisco, California; San Diego, California and Tucson, Arizona. In addition to its intercity network, 360networks operated over 800 route miles of metropolitan fiber networks across 26 markets, including Seattle, Washington; Denver, Colorado; Colorado Springs, Colorado; Omaha, Nebraska; Sacramento, California and Salt Lake City, Utah.

Included in the $345,000 purchase price was VoIP 360, Inc., a legal subsidiary of 360networks. The VoIP360, Inc. entity held substantially all of 360networks Voice over Internet Protocol (“VoIP”) and other voice product offerings. Effective April 1, 2011, Zayo spun-off its voice operations to Holdings in order to maintain focus on its Bandwidth Infrastructure business (See Note 5—Spin-off of Business Unit). To further this objective, concurrently with the close of the 360networks acquisition, the Company spun-off 360networks VoIP operations to Holdings. On the spin-off date, the Company estimated the fair value of the VoIP assets and liabilities which were distributed to Holdings to be $11,700. As the Company is in the process of finalizing the purchase accounting for the 360networks acquisition, the value ascribed to the VoIP business is subject to change.

The Company has recognized the assets and liabilities of 360networks based on its preliminary estimates of their acquisition date fair values. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. The Company has not completed its valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair market value of the acquired assets and liabilities assumed, along with the related allocations to goodwill and intangible assets. As such, all information presented is preliminary and subject to revision pending the final fair market valuation analysis. Management expects to complete its final fair value determinations no later than the first quarter of fiscal 2013.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

The following table presents the Company’s preliminary allocation of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values on the acquisition date. The assets and liabilities associated with the spun-off VoIP business are netted within the caption Net assets of VoIP 360, Inc.

Acquisition date	360networks December 1, 2011
Current assets	$11,764
Property and equipment	167,116
Deferred tax assets, net	137,091
Intangibles	34,940
Goodwill	37,594
Other assets	203

Total assets acquired	388,708

Current liabilities	32,881
Deferred revenue	45,455
Other liabilities	3,472

Total liabilities assumed	81,808

Net assets acquired	306,900

Net assets of VoIP360 Inc.	11,700
Less cash acquired	(709)

Purchase consideration/Net cash paid	$317,891

Subsequent to the acquisition date, the Company has incurred net cash outflows of $26,000 associated with the assumed working capital deficit. The net cash outflows associated with fulfilling the working capital deficit are reflected in the condensed consolidated statement of cash flows within cash flows from operating activities.

The following table presents the Company’s preliminary estimates of the fair value of the net assets of VoIP360 Inc. which were distributed to Holdings on the acquisition date:

Acquisition date	VoIP 360 Inc. December 1, 2011
Cash	$46
Other current assets	1,925
Property and equipment	3,634
Intangibles	7,912
Goodwill	2,526
Other assets	160

Total assets acquired	16,203

Current liabilities	2,332
Deferred revenue	345
Other liabilities	1,826

Total liabilities assumed	4,503

Net assets contributed to Holdings	$11,700

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

The goodwill of $37,594 arising from the 360networks acquisition consists of the synergies, economies-of-scale and other strategic benefits such as market diversification and leverage benefits that are expected from the combined networks. The goodwill associated with the 360networks acquisition is not deductible for tax purposes. The Company has allocated the goodwill to the business units that are expected to benefit from the acquired goodwill. The allocation was determined based on the excess of the fair value of the acquired business over the fair value of the individual assets acquired and liabilities assumed that were assigned to the business units. Goodwill of $13,471 and $24,123 was allocated to the Zayo Bandwidth (“ZB”) and Zayo Fiber Solutions (“ZFS”) business units, respectively.

In connection with the 360networks acquisition, the Company acquired significant intangible assets, including customer relationships, certifications and trade names. The customer relationships represent a valuable intangible asset as the Company anticipates continued business from the 360networks customer base. The Company valued the 360networks customer relationships utilizing the multi-period excess earnings valuation technique which resulted in a fair value of $30,904. Management estimates the useful life of the acquired customer relationships to be 20 years. The Company also acquired numerous certifications that allow the Company to operate in the areas in which the legacy 360networks company operated. The Company valued the certifications utilizing a cost based valuation approach, which resulted in an estimated fair value of $3,488. The certifications have an indefinite useful life and are not subject to amortization but will be reviewed for impairment in accordance with the Companies policy for valuing intangible assets with indefinite useful lives. The Company also acquired various trade names in the acquisition, which were valued utilizing the relief from royalty method. The Company estimates the fair value of the trade names to be $548. The Company intends to utilize the acquired trade name asset for a period of one year. Management does not believe the acquired trade names have material value after this one-year period and as such the trade name asset is being amortized over a period of 12 months.

The previous owners of 360networks had entered into various agreements, including IRU agreements with other telecommunication service providers to lease them fiber and other bandwidth infrastructure in exchange for upfront cash payments. The revenue associated with these contracts was deferred and is being recognized over the contract term. The Company recorded the acquired deferred revenue balance at the acquisition date fair value, which was determined based upon management’s assessment of the future costs to be incurred in connection with the Company’s continued legal obligation associated with the acquired deferred revenue plus a reasonable profit margin. A fair value of $45,455 was assigned to the acquired deferred revenue balance of 360networks. The acquired deferred revenue is being recognized over the next three to twenty years.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Based on the Company’s preliminary fair value assessment related to deferred tax assets acquired in the 360networks acquisition, a value of $137,091 was assigned to the acquired deferred tax assets. The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

December 1, 2011
Deferred income tax assets
Net operating loss carry forwards	$139,218
Property and equipment	39,686
Deferred revenue	16,075
Accrued expenses	3,476
Allowance for doubtful accounts	53

Total deferred income tax assets	198,508

Deferred income tax liabilities
Intangible assets	(8,532)

Total deferred income tax liabilities	(8,532)

Less: Valuation allowance	(52,885)

Net deferred income tax (liability)/assets	$137,091

The Company acquired a total of $397,697 of net operating loss carry forwards (“NOLs”) from the 360networks acquisition. The acquisition was a “change in ownership” within the meaning of Section 382 of the Internal Revenue Code and, as a result, such NOLs are subject to an annual limitation, and thus the Company is limited in its ability to use the acquired NOLs to reduce its income tax liabilities. The current annual NOL usage limitation as it relates to the NOLs acquired from 360networks is $11,765. Based on the Company’s forecasted taxable income and the dates in which the acquired NOLs expire, management estimates that it will not be able to utilize $155,544 of the acquired NOLs. The Company’s preliminary estimate of the valuation allowance associated with the acquired deferred tax assets is $52,885. This preliminary estimate represents the impact of the limitations on the Company’s ability to offset future taxable income with these NOLs before they expire. The Company is pending the receipt of additional documentation which will be utilized in the Company’s overall assessment of the fair value of the net deferred tax assets acquired which includes an analysis of uncertain tax positions and limitations on the Company’s ability to utilize acquired NOLs following earlier ownership changes.

Mercury Marquis Holdings, LLC (“MarquisNet”)

On December 31, 2011, the Company entered into an Asset Purchase Agreement with MarquisNet. The agreement was consummated on the same date, at which time zColo acquired substantially all of the net assets of MarquisNet for a purchase price of $15,875, subject to post-closing adjustments. In connection with the agreement, the parties estimated the Company would assume a net working capital deficit of approximately $419. As such the consideration paid for the transaction was reduced to $15,456 and is subject to adjustment. The acquisition was funded with a draw on the Company’s revolving line-of-credit.

The acquired MarquisNet business operates a single 28,000 square foot data center which provides colocation services in Las Vegas, Nevada. With this acquisition, the Company’s zColo business unit operates twelve interconnect-focused colocation facilities.

The Company has recognized the assets and liabilities of MarquisNet based on its preliminary estimates of their acquisition date fair values. The determination of the fair values of the acquired assets and assumed

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. The Company has not completed its valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair market value of the acquired assets and liabilities assumed, along with the related allocations to goodwill and intangible assets. As such, all information presented is preliminary and subject to revision pending the final fair market valuation analysis. Management expects to complete its final fair value determinations no later than the fourth quarter of fiscal 2012. The following table presents the Company’s allocation of the purchase price to the assets acquired and liabilities assumed, based on the Company’s preliminary estimates of the fair values on the acquisition date.

Acquisition date	MarquisNet December 31, 2011
Current assets	$60
Property and equipment	1,295
Intangibles—customer relationships	7,874
Goodwill	6,614

Total assets acquired	15,843

Current liabilities	254
Other liabilities	133

Total liabilities assumed	387

Purchase consideration/Net cash paid	$15,456

The goodwill of $6,614 arising from the MarquisNet acquisition consists of the synergies, economies-of-scale and other strategic benefits such as market diversification. All of the assets acquired and liabilities assumed support the Company’s colocation product offerings and as such have been allocated to the zColo business unit. The goodwill associated with the MarquisNet acquisition is deductible for tax purposes.

In connection with the MarquisNet acquisition, the Company acquired significant customer relationships. These relationships represent a valuable intangible asset as the Company anticipates continued business from the MarquisNet customer base. The Company valued the MarquisNet customer relationships utilizing the multi-period excess earnings valuation technique which resulted in a fair value of $7,874. Management estimates the useful life of the acquired customer relationships to be 11 years.

Acquisitions during the year ended June 30, 2011

American Fiber Systems Holding Corporation (“AFS”)

On October 1, 2010, the Company completed a merger with American Fiber Systems Holding Corporation, the parent company of American Fiber Systems, Inc. (“AFS Inc.”). The AFS merger was consummated with the exchange of $110,000 in cash and a $4,500 non-interest bearing promissory note due in 2012 for all of the interest in AFS. The Company calculated the fair value of the promissory note to be $4,141 resulting in an aggregate purchase price of $114,141. The purchase price was based upon the valuation of both the business and assets directly owned by AFS and its ownership interest in US Carrier Telecom Holdings, LLC (“US Carrier”). There was no contingent consideration associated with the purchase. The acquisition was financed with cash on hand and proceeds from the Company’s $100,000 note issuance—See Note 10—Long-Term Debt.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

AFS is a provider of lit and dark bandwidth infrastructure services in nine metropolitan markets: Atlanta, Georgia; Boise, Idaho; Cleveland, Ohio; Kansas City, Missouri; Las Vegas, Nevada; Minneapolis, Minnesota; Nashville, Tennessee; Reno, Nevada and Salt Lake City, Utah. AFS owns and operates approximately 1,251 routes miles and over 172,415 fiber miles of fiber networks.

The following table presents the Company’s allocation of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values on the acquisition date.

Acquisition date	AFS October 1, 2010
Current assets	$3,808
Property and equipment	56,481
Intangibles—customer relationships	57,082
Goodwill	15,731
Investment in US Carrier	15,075
Other assets	350

Total assets acquired	148,527

Current liabilities	3,396
Deferred revenue	23,905
Deferred tax liability	3,958
Other liabilities	3,127

Total liabilities assumed	34,386

Net assets acquired	114,141
Seller Note payable to former AFS Holdings owners	(4,141)

Net cash paid	$110,000

The goodwill of $15,731 arising from the AFS merger consists of the synergies and economies-of-scale expected from the AFS merger. The goodwill associated with the AFS merger is not deductible for tax purposes. The Company has allocated the goodwill to the business units that are expected to benefit from the acquired goodwill. The allocation was determined based on the excess of the fair value of the acquired business over the fair value of the individual assets acquired and liabilities assumed that are assigned to the business units. Goodwill of $8,061 and $7,670 was allocated to the ZB and ZFS business units, respectively.

In connection with the AFS merger, the Company acquired significant customer relationships. These relationships represent a valuable intangible asset as the Company anticipates continued business from the AFS customer base. The Company valued the AFS customer relationships utilizing the multi-period excess earnings valuation technique which resulted in a fair value of $57,082.

The previous owners had entered into various agreements, including IRU agreements with other telecommunication service providers to lease them fiber and other bandwidth infrastructure in exchange for upfront cash payments. The revenue associated with these agreements was deferred and recognized over the contract term. The Company recorded the acquired deferred revenue balance at the acquisition date at fair value, which was determined based upon management’s assessment of the future costs to be incurred in connection with the Company’s continued legal obligation associated with the acquired deferred revenue plus a reasonable profit margin. A fair value of $23,905 was assigned to the acquired deferred revenue balance of AFS. The acquired deferred revenue is expected to be recognized over the next five to twenty years.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

AGL Networks, LLC (“AGL Networks”)

On July 1, 2010 the Company acquired all of the equity interest in AGL Networks. AGL Networks is a communication service provider focused on providing dark fiber services to its customers who are primarily located in the Atlanta, Georgia; Phoenix, Arizona; and Charlotte, North Carolina markets. AGL Networks operated a network of approximately 786 route miles and over 190,000 fiber miles. The purchase price of this acquisition, after post-close adjustments, was $73,666. The acquisition was financed with cash on hand. There was no contingent consideration associated with the purchase.

The following table presents the Company’s allocation of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values.

Acquisition date	AGL Networks July 1, 2010
Current assets	$3,714
Property and equipment	93,136
Intangibles—customer relationships	3,433
Goodwill	220
Other assets	680

Total assets acquired	101,183

Current liabilities	1,006
Deferred revenue	26,511

Total liabilities assumed	27,517

Net assets acquired	$73,666

Purchase consideration/Net cash paid	$73,666

The goodwill of $220 arising from the AGL Networks acquisition consists of the synergies and economies-of-scale expected from combining the operations of AGL Networks and the Company. The goodwill associated with the AGL Networks acquisition is deductible for tax purposes. The full amount of the goodwill recognized in the AGL Networks acquisition has been assigned to the ZFS business unit.

In connection with the AGL Networks acquisition, the Company acquired certain customer relationships. These relationships represent a valuable intangible asset as the Company anticipates continued business from the AGL Networks customer base. The Company valued the AGL Networks customer relationships utilizing the multi-period excess earnings valuation technique which resulted in a fair value of $3,433.

The previous owners had entered into various agreements, including indefeasible rights-of-use agreements with other telecommunication service providers to lease them fiber and other bandwidth infrastructure in exchange for upfront cash payments. The revenue associated with these agreements was being recognized over the contract term. The Company recorded the acquired deferred revenue balance at the acquisition date at fair value which was determined based upon management’s assessment of the future costs to be incurred in connection with the Company’s continued legal obligation associated with the acquired deferred revenue plus a reasonable profit margin. A fair value of $26,511 was assigned to the acquired deferred revenue balance of AGL Networks. The acquired deferred revenue is expected to be recognized over the next five to twenty years.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Acquisition costs

Acquisition costs include expenses incurred which are directly related to potential and closed acquisitions. The Company incurred acquisition-related costs of $1,554 and $23 during the three months ended March 31, 2012 and 2011, respectively and $3,363 and $865 during the nine months ended March 31, 2012 and 2011, respectively. Acquisition costs have been charged to selling, general and administrative expenses during these periods.

Pro-forma Financial Information

The unaudited pro forma results presented below include the effects of the Company’s December 1, 2011 acquisition of 360networks and the December 31, 2011 acquisition of MarquisNet as if the acquisitions had been consummated as of July 1, 2010. The pro-forma earnings/(loss) for the three and nine month periods ended March 31, 2012 and 2011 include the additional depreciation and amortization resulting from the adjustments to the value of property and equipment and intangible assets resulting from purchase accounting and an adjustment to revenue as a result of the acquisition date valuation of acquired deferred revenue balances. The pro-forma results also include interest expense associated with debt used to fund the acquisitions. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisition. Accordingly, the unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated as of July 1, 2010.

	Three months ended March 31,		Nine months ended March 31,
	2012	2011	2012	2011
Revenue	$105,042	$93,618	$308,920	$264,654
Loss from continuing operations	$(2,652)	$(20,083)	$(5,021)	$(23,184)

Pending and Recently Closed Acquisitions

On March 18, 2012, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with AboveNet Inc. (“AboveNet”), a Delaware corporation, and provider of high-bandwidth connectivity solutions.

Upon the close of the transaction contemplated by the Agreement, the Company will acquire 100 percent of the outstanding capital stock of AboveNet. The contractual purchase price is $2,278,504. In connection with the Agreement, the Company will assume net cash of approximately $62,000 resulting in the net consideration paid for the transaction of approximately $2,216,504. Upon closing the acquisition, each outstanding share of AboveNet common stock will be converted into the right to receive $84 in cash.

The Agreement is subject to customary closing conditions (including regulatory approval) and includes customary representations, warranties, covenants and agreements.

The acquisition is not subject to any financing conditions. Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC have committed to provide the Company with sufficient committed debt financing that together with equity commitments totaling $290,000 from GTCR and Charlesbank Capital Partners will allow the Company to consummate the acquisition and repay or refinance certain existing indebtedness of the Company and AboveNet. The commitments are subject to customary conditions, including but not limited to the consummation of the acquisition.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

AboveNet is a facilities-based provider of high-bandwidth connectivity solutions that provides services in 17 markets in the U.S. and four markets in Europe through their fiber-optic networks in metro markets, their long haul network connecting those markets and their IP network. AboveNet’s metro market networks span over 2.2 million fiber miles across over 9,000 route miles. Their long haul fiber-optic communications network spans over 13,000 route miles and interconnects each of their U.S. metro networks and each of their European markets. AboveNet operates dense wavelength-division multiplexing equipment over their fiber to provide large amounts of bandwidth capability between their metro networks for their customer needs and for their IP network. AboveNet uses undersea capacity on the Japan-US Cable Network to provide connectivity between the United States and Japan and capacity on the Trans-Atlantic undersea telecommunications network and other trans-Atlantic cables to provide connectivity from the United States to Europe and from London to continental Europe.

On May 1, 2012, the Company acquired 100 percent of the equity interest in Control Room Technologies, LLC, Allegan Fiber Communications, LLC and Lansing Fiber Communications (collectively “AriaLink”). The purchase price, which was funded with cash on hand, was $18.0 million, which is subject to certain post-closing adjustments.

The acquisition adds 930 new route miles to Zayo’s national footprint, including 400 miles of metro networks in Lansing and Ann Arbor, Michigan. Arialink’s network will be interconnected with the Company’s existing network, enabling end-to-end bandwidth infrastructure services between Zayo’s existing 45,000 mile national network and Arialink’s network in Michigan.

The resulting combined fiber network, assuming a successful closing of the AboveNet acquisition and the May 1, 2012 acquisition of Arialink, will total over 69,000 route miles.

(5) SPIN-OFF OF BUSINESS UNIT

Effective January 1, 2011, the Company finalized a restructuring of its business units which resulted in the segments more closely aligning with their product offerings rather than a combination of product offerings and customer demographics. See Note 17—Segment Reporting, for discussion of the restructuring. Prior to the restructuring, the ZEN unit held a mix of bandwidth infrastructure, colocation, interconnection, competitive local exchange carrier (“CLEC”) and enterprise product offerings. Subsequent to the restructuring, the remaining ZEN unit consisted of only CLEC and enterprise product offerings. As the product offerings provided by the restructured ZEN unit fall outside of the Company’s business model of providing bandwidth infrastructure, colocation and interconnection services, the unit was spun-off to Holdings, the parent of the Company, on April 1, 2011.

Consistent with discontinued operations reporting provisions, management determined that it has discontinued all significant cash flows and continuing involvement with respect to the ZEN operations effective April 1, 2011. Therefore, for the three and nine months ended March 31, 2011, the results of the operations of ZEN have been aggregated in a single caption entitled, “Earnings from discontinued operations, net of income taxes” on the accompanying condensed consolidated statements of operations. The Company has not allocated any general corporate overhead to amounts presented in discontinued operations, nor has it elected to allocate interest costs.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Earnings from discontinued operations, net of income taxes, in the accompanying condensed consolidated statements of operations are comprised of the following:

	Three months ended March 31, 2011	Nine months ended March 31, 2011
Revenue	$5,470	$16,722

Earnings before income taxes	515	1,536
Income tax expense	214	637

Earnings from discontinued operations, net of income taxes	$301	$899

The Company continues to have ongoing contractual relationships with ZEN, which are based on agreements which were entered into at estimated market rates. The Company has contractual relationships to provide ZEN with certain data and colocation services and ZEN has contractual relationships to provide the Company with certain enterprise services. Prior to April 1, 2011, transactions with ZEN were eliminated upon consolidation. Since the spin-off date, transactions with ZEN have been included in the Company’s results of operations. See Note 16—Related-Party Transactions, for a discussion of transactions with ZEN during the three and nine months ended March 31, 2012.

(6) INVESTMENT IN US CARRIER

In connection with the AFS merger, the Company acquired an ownership interest in US Carrier. US Carrier is a regional provider of certain telecommunication services to and from cities and rural communities throughout Georgia and other states in the Southeast United States. AFS Inc.’s continued ownership in US Carrier is comprised of 55% of the outstanding Class A membership units and 34% of the outstanding Class B membership units. Subsequent to the AFS merger, the board of managers of US Carrier has recognized AFS Inc.’s economic interest in US Carrier; however, the board of managers has claimed that the AFS merger at the American Fiber Systems Holdings Corporation level resulted in an unauthorized transfer of AFS Inc.’s ownership interest under the US Carrier operating agreement which would result in a loss of AFS Inc.’s voting interest. The Company has requested the financial information which would be necessary to account for the US Carrier investment utilizing the equity method of accounting but has been denied regular access to this information by the board of managers of US Carrier. The Company has also requested that US Carrier recognize AFS Inc.’s continued and uninterrupted representation on the board of managers but such requests have been denied. AFS Inc. has filed an arbitration proceeding against US Carrier to protect its ownership position in US Carrier, including all of its rights under the US Carrier operating agreement. Although the Company has a significant ownership position in US Carrier, at this time and in light of US Carrier’s wrongful actions, AFS Inc. is unable to exercise significant influence over US Carrier’s operating and financial policies and as such the Company has accounted for this investment utilizing the cost method of accounting.

At the time of the AFS merger, management estimated the fair value of its interest in US Carrier to be $15,075. In valuing the Company’s interest in US Carrier, management used both an income- and market- based approach to estimate the acquisition date fair value. Since the acquisition, the Company has not received any dividend payments from US Carrier nor has the Company invested any additional capital in US Carrier. As of March 31, 2012, management is not aware of any triggering events that could result in an impairment of the US Carrier investment.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

(7) PROPERTY AND EQUIPMENT

Property and equipment, including assets held under capital leases, was comprised of the following:

	Estimated useful lives (in years)	As of
		March 31, 2012	June 30, 2011
Land	N/A	$490	$228
Building improvements and site improvements	8 to 15	26,064	11,692
Furniture, fixtures and office equipment	3 to 7	1,328	1,295
Computer hardware	2 to 5	3,409	3,461
Software	2 to 3	3,321	4,243
Machinery and equipment	3 to 7	10,959	6,469
Fiber optic equipment	4 to 8	425,182	326,163
Circuit switch equipment	10	8,481	7,378
Packet switch equipment	3 to 5	22,545	20,727
Fiber optic network	8 to 20	284,391	192,926
Construction in progress	N/A	104,463	45,872

Total		890,633	620,454
Less accumulated depreciation		(148,601)	(101,941)

Property and equipment, net		$742,032	$518,513

The Company recognized depreciation expense of $19,966 and $12,890 during the three months ended March 31, 2012 and 2011, respectively. The Company recognized depreciation expense of $49,837 and $34,535 during the nine months ended March 31, 2012 and 2011, respectively. During the nine months ended March 31, 2012, the Company wrote-off $3,177 of fully depreciated property and equipment. No fully depreciated property and equipment was written off during the nine months ended March 31, 2011.

Included within the Company’s property and equipment balance are capital leases with a cost basis of $13,045 (net of accumulated depreciation of $4,603) and $12,215 (net of accumulated depreciation of $3,611) as of March 31, 2012 and June 30, 2011, respectively. The Company recognized depreciation expense associated with assets under capital leases of $390 and $286 during the three months ended March 31, 2012 and 2011, respectively, and $992 and $986 during the nine months ended March 31, 2012 and 2011, respectively.

During the nine months ended March 31, 2012 and 2011, the Company received a total of $2,798 and $801, respectively, in grant money from the NTIA’s Broadband Technology Opportunities Program (“the Program”) for reimbursement of property and equipment expenditures. The Company has accounted for these funds as a reduction of the cost of its fiber optic network. The Company anticipates the receipt of an additional $31,894 in grant money related to grant agreements entered into as a direct recipient under the Program as of March 31, 2012 which will offset capital expenditures in future periods. The Company anticipates receiving this $31,894 in stimulus reimbursements over the next 12 months. As of March 31, 2012, the Company has incurred $15,030 of capital expenditures which are pending reimbursement from the Program. The Company’s property and equipment balance will be reduced by this amount upon receipt of these reimbursements. See Note 15—Commitments and Contingencies—Other Commitments.

During the three months ended March 31, 2012 and 2011, the Company capitalized interest in the amount of $1,968 and $952, respectively, and $3,614 and $952 during the nine months ended March 31, 2012 and 2011,

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

respectively. The Company also capitalized $2,534 and $1,671 of labor to property and equipment accounts during the three months ended March 31, 2012 and 2011, respectively, and $6,405 and $4,306 during the nine months ended March 31, 2012 and 2011, respectively.

(8) GOODWILL

The Company’s goodwill balance was $129,170 and $84,980 as of March 31, 2012 and June 30, 2011, respectively, and was allocated as follows to the Company’s business units:

	As of June 30, 2011	Additions	Adjustments	As of March 31, 2012
	(Restated)
Zayo Bandwidth	$72,062	$9,546	$3,910	$85,518
Zayo Fiber Solutions	12,082	17,940	6,183	36,205
zColo	836	6,614	(3)	7,447

Total	$84,980	$34,100	$10,090	$129,170

Additions to goodwill during the period relate to the acquisitions of 360networks and MarquisNet (See Note 4—Acquisitions).

(9) INTANGIBLE ASSETS

Identifiable acquisition-related intangible assets as of March 31, 2012 and June 30, 2011 were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net
March 31, 2012
Customer relationships	$172,092	$(39,303)	$132,789
Certifications	3,488	—	3,488
Trade names	548	(183)	365

Total	$176,128	$(39,486)	$136,642

June 30, 2011
Customer relationships	$133,317	$(28,645)	$104,672
Non-compete agreements	8,835	(8,835)	—
Trade names	500	(500)	—

Total	$142,652	$(37,980)	$104,672

The weighted average amortization period for the Company’s finite lived intangible assets is 12.4 years. The amortization of intangible assets during the three months ended March 31, 2012 and 2011 was $3,832 and $3,319, respectively, and $10,843 and $9,364 during the nine months ended March 31, 2012 and 2011, respectively.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

During the nine months ended March 31, 2012, the Company wrote off $9,335 in fully amortized intangible assets. Estimated future amortization of intangible assets is as follows:

Year ending June 30,
2012 (remaining three months)	$4,024
2013	15,778
2014	13,334
2015	10,954
2016	10,859
Thereafter	78,205

Total	$133,154

(10) LONG-TERM DEBT

On December 1, 2011 the Company and Zayo Capital, Inc. entered into a $315,000 senior secured term loan facility (the “Term Loan”). The net proceeds from the Term Loan were approximately $296,523 after deducting the discount on the Term Loan of $9,450 and debt issuance costs of approximately $9,027. The Term Loan is being accreted to its par value over the term of the loan as additional interest expense. The effective interest rate on the Term Loan issued is 8.26%. The proceeds of the Term Loan were used to partially fund the acquisition of 360networks (See Note 4—Acquisitions). The Term Loan has a maturity date of September 15, 2016 and the borrowings thereunder bear interest at varying levels based on the London Interbank Offered Rate (“LIBOR”) plus a spread of 5.5 percent (subject to a minimum LIBOR rate of 1.5 percent) or a specified base rate plus a spread of 4.5 percent. As of March 31, 2012, the applicable interest rate on the Term Loan was 7.0 percent. The balance on the Term Loan was $305,440, net of the unamortized discount of $8,772, as of March 31, 2012.

The Company is required to make quarterly principal payments on the Term Loan of approximately $788. Additionally, the Company will be required to make principal prepayments on the Term Loan from specified excess cash flows from operations and from the net proceeds of specified types of asset sales, debt issuances and condemnation events. Any balance remaining on the Term Loan on September 15, 2016 will be due on that date.

In March 2010, the Company co-issued, with its 100 percent owned finance subsidiary—Zayo Capital Inc. (at an issue price of 98.779%), $250,000 of Senior Secured Notes (the “Notes”). The Notes bear interest at 10.25% annually and mature on March 15, 2017. The net proceeds from this debt issuance were approximately $239,050 after deducting the discount on the Notes of $3,052 and debt issuance costs of approximately $7,898. The Notes are being accreted to their par value over the term of the Notes as additional interest expense. The effective interest rate of the Notes issued in March is 10.87%. The Company used a portion of the proceeds from this issuance of the Notes to repay its term loans in March of 2010.

In September 2010, the Company completed an offering of an additional $100,000 in Notes (at an issue price of 103%). These Notes are part of the same series as the $250,000 Notes and also accrue interest at a rate of 10.25% and mature on March 15, 2017. The net proceeds from this debt issuance were approximately $98,954 after adding the premium on the Notes of $3,000 and deducting debt issuance costs of approximately $4,046. The effective interest rate on the Notes issued in September is 10.41%. The Company used a portion of the proceeds from this issuance of the Notes to fund the merger with AFS (See Note 4—Acquisitions).

The balance of the Notes was $350,127 and $350,147 at March 31, 2012 and June 30, 2011, net of unamortized premiums and discounts of $127 and $147, respectively.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

In October 2010, in connection with the AFS merger, the Company issued a promissory note to the former owners of AFS in the amount of $4,500. The note is a non-interest bearing note and is due in full on October 1, 2012. The Company recorded this note at its fair value on the acquisition date, which was determined to be $4,141. Management estimated the imputed interest associated with this note on the acquisition date to be $359, which is being recognized over the term of the promissory note. The Company recognized interest expense and a corresponding increase to the promissory note obligation of $44 and $42 during the three months ended March 31, 2012 and 2011, respectively, and $130 and $83 during the nine months ended March 31, 2012 and 2011, respectively. The balance of the promissory note was $4,397 and $4,266 as of March 31, 2012 and June 30, 2011, respectively.

In March 2010, the Company also entered into a revolving line-of-credit (the “Revolver”). Concurrent with offering the $100,000 Notes in September 2010, the Company amended the terms of its Revolver to increase the borrowing capacity from $75,000 to $100,000 (adjusted for letter of credit usage). The Company has capitalized $2,248 in debt issuance costs associated with the Revolver.

The Revolver expires on March 1, 2014 and bears interest at the option of the Company at either a base rate or a Eurodollar rate plus the applicable margin which is based on the following table:

Level	Leverage Ratio	Applicable Margin for LIBOR Advances	Applicable Margin for Base Rate Advances
I	Greater than or equal to 3.25 to 1.00	4.50%	3.50%
II	Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00	4.00%	3.00%
III	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	3.75%	2.75%
IV	Less than 1.75 to 1.00	3.50%	2.50%

The leverage ratio as defined in the Revolver is determined based on the Company’s total outstanding debt (including capital leases) divided by the previous quarter’s annualized earnings before interest expense, income taxes, depreciation and amortization. In addition to the interest rate on outstanding borrowings, the Company is required to pay an unused line fee of 0.5% on any undrawn portion of the Revolver.

As of March 31, 2012, $30,000 was outstanding under the Revolver. No amounts were outstanding on the Revolver as of June 30, 2011. Standby letters of credit were outstanding in the amount of $6,166 and $6,420 as of March 31, 2012 and June 30, 2011, respectively, resulting in $63,834 and $93,580 being available on the Revolver as of March 31, 2012 and June 30, 2011, respectively. Outstanding letters of credit backed by the Revolver accrue interest at a rate ranging from 3.5 to 4.5 percent per annum based upon the Company’s leverage ratio. As of March 31, 2012, the interest rate was 4.75 percent.

Aggregate future contractual maturities of long-term debt (excluding issue discounts and premiums) were as follows as of March 31, 2012:

Year ending June 30,
2012 (remaining three months)	$788
2013	7,650
2014	33,150
2015	3,150
2016	3,150
2017	650,825

Total	$698,713

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Guarantees

The Notes, the Term Loan and the amounts outstanding under the Revolver are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company’s current and future domestic restricted subsidiaries. The Notes were co-issued with Zayo Group Capital, Inc., which is a 100 percent owned finance subsidiary of the parent and does not have independent assets or operations.

Debt issuance costs

Debt issuance costs have been capitalized on the accompanying consolidated balance sheets and are being amortized using the effective interest rate method over the term of the respective borrowing agreement, unless terminated earlier, at which time the unamortized costs are immediately expensed. The balance of debt issuance costs as of March 31, 2012 and June 30, 2011 was $18,093 (net of accumulated amortization of $5,126) and $11,446 (net of accumulated amortization of $2,746), respectively. Interest expense associated with the amortization of debt issuance costs was $1,059 and $593 during the three months ended March 31, 2012 and 2011, respectively and $2,380 and $1,685 during the nine months ended March 31, 2012 and 2011, respectively. The amortization of debt issuance costs is included on the condensed consolidated statements of cash flows within the caption “non-cash interest expense” along with the amortization or accretion of the premium and discount on the Company’s outstanding Notes and Term Loan.

Debt covenants

The agreements governing the Term Loan and Revolver (collectively, the “Credit Agreements”) contain two primary financial covenants: (1) a maximum senior secured leverage ratio and (2) a minimum fixed-charge coverage ratio. In connection with entering into the Term Loan agreement, the financial covenants associated with the Revolver were amended in order to conform to the financial covenants included in the Term Loan agreement. Pursuant to the Credit Agreements, the Company must adhere to the following financial covenants:

Senior Secured Leverage ratio: Pursuant to the Credit Agreements, the Company shall not permit, at the end of each applicable fiscal quarter its consolidated senior secured leverage ratio, which is defined in the Credit Agreement as the ratio of the Company’s consolidated secured funded debt to the Company’s annualized EBITDA (as defined in the Credit Agreements), for the immediately preceding twelve month period then ended to be greater than the required amount for the applicable period set forth below:

Applicable Period	Applicable Ratio
For the twelve-month periods ending December 31, 2011 and March 31, 2012	4.50 to 1.00
For the twelve-month periods ending June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013	4.00 to 1.00
For the twelve-month periods ending December 31, 2013 and for each fiscal quarter thereafter	3.50 to 1.00

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Fixed-charge coverage ratio: Pursuant to the Credit Agreements, the Company shall not permit at the end of each applicable fiscal quarter, its Fixed Charge Coverage Ratio, which is defined in the Credit Agreements as the ratio of the Company’s Annualized EBITDA (as defined in the Credit Agreements) during the most recent quarter minus speculative Capital Expenditures (as defined in the Credit Agreements) for the twelve month period then ended to interest expense for the twelve month period then ended to be less than the required amount for the applicable period set forth below:

Applicable Period	Applicable Ratio
For the twelve-month periods ending December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012	2.25 to 1.00
For the twelve-month periods ending March 31, 2013 and June 30, 2013	2.50 to 1.00
For the twelve-month periods ending September 30, 2013 and December 31, 2013	2.75 to 1.00
For the twelve-month periods ending March 31 2014, June 30, 2014 and September 30, 2014	3.00 to 1.00
For the twelve-month periods ending December 31, 2014 and for each fiscal quarter thereafter	3.25 to 1.00

The Credit Agreements also require the Company and its subsidiaries to comply with the affirmative and negative covenants customarily applicable to similar credit agreements, including covenants restricting the ability of the Company and its subsidiaries, subject to specified exceptions, to incur additional indebtedness, make additional guaranties, incur additional liens on assets, engage in mergers or acquisitions or dispose of assets, pay dividends, or make other distributions, voluntarily prepay certain other indebtedness, enter into transactions with affiliated persons, make investments and amend the terms of certain other indebtedness.

The Credit Agreements do not contain any restrictions on the Company’s subsidiaries’ ability to pay dividends to Zayo Group, LLC.

The Credit Agreements contain customary events of default, including among others, non-payment of principal, interest, or other amounts when due, inaccuracy of representations and warranties, breach of covenants, cross default to certain other insolvency or inability to pay debts, bankruptcy, or a change of control.

The Company was in compliance with all covenants associated with its debt agreements as of March 31, 2012.

Redemption rights

At any time prior to March 15, 2013, the Company may redeem all or part of the Notes at a redemption price equal to the sum of (i) 100 percent of the principal amount thereof, plus (ii) the applicable premium as of the date of redemption, plus (iii) accrued and unpaid interest and additional interest, if any, to the date of redemption, subject to the rights of the holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date. The applicable premium is the greater of (i) 1.0% of the principal amount of the redeemed Notes and (ii) the excess of (A) the present value at the date of redemption of (1) the redemption price of the Notes at March 15, 2013, plus (2) all remaining required interest payments due on such Notes through March 15, 2013 (excluding accrued but unpaid interest to the date of redemption), discounted to present value using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Notes.

On or after March 15, 2013, the Company may redeem all or part of the Notes, at the redemption prices (expressed as percentages of principal amount and set forth below), plus accrued and unpaid interest and

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

additional interest, if any, thereon, to the applicable redemption date, subject to the rights of the holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on March 15 of the years indicated below:

Year	Redemption Price
2013	105.125%
2014	102.563%
2015 and thereafter	100.000%

In the event of an equity offering, at any time prior to March 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the Company’s indenture at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, subject to the rights of the holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings, provided that at least (i) 65% of the aggregate principal amount of the Notes issued under the indenture remains outstanding immediately after the occurrence of such redemption and (ii) the redemption must occur within 90 days of the date of the closing of such equity offering.

The Company may purchase the Notes in open-market transactions, tender offers, or otherwise. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

The Company, at any time prior to December 1, 2012, may voluntarily make prepayments against the principal balance of the Term Loans. If the source of such prepayments is from proceeds of Funded Debt, as defined in the Term Loan Agreement, having a lower interest rate than the applicable Term Loan rate, such prepayments will be accompanied by a premium payment of 1.0% of the aggregate prepayment amount. The Company may make prepayments on the Term Loans at any time without incurring a 1.0% premium charge if the prepayment is from a source other than Funded Debt having a lower interest rate than the applicable Term Loan rate and at any time after December 1, 2012, regardless of the source.

(11) INCOME TAXES

The Company, a limited liability company, is taxed at its parent level, Holdings. All income tax balances resulting from the operations of Zayo Group are pushed down to the Company.

The Company’s provision for income taxes during the three and nine months ended March 31, 2012 and 2011 is summarized as follows:

	For the three months ended March 31,		For the nine months ended March 31,
	2012	2011	2012	2011
Federal income taxes—current	$(648)	$409	$(648)	$633
Federal income taxes—deferred	8,767	413	14,900	4,236

Provision for federal income taxes	8,119	822	14,252	4,869

State income taxes—current	(609)	1,548	359	1,942
State income taxes—deferred	3,656	213	4,154	666

Provision for state income taxes	3,047	1,761	4,513	2,608

Total provision for income taxes	$11,166	$2,583	$18,765	$7,477

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

The Company’s effective income tax rate differs from what would be expected if the federal statutory rate were applied to earnings before income taxes primarily because of certain expenses that represent permanent differences between book and tax expenses/deduction, such as stock-based compensation expenses that are deductible for financial reporting purposes but not deductible for tax purposes.

A reconciliation of the actual income tax provision and the tax computed by applying the U.S. federal rate (34%) to the earnings before income taxes during the three and nine month periods ended March 31, 2012 and 2011 follows:

	For the three months ended March 31,		For the nine months ended March 31,
	2012	2011	2012	2011
Expected provision at statutory rate of 34%	$2,894	$(4,889)	$6,185	$(2,881)
Increase due to:
Non-deductible stock-based compensation	5,610	6,610	8,691	8,925
State income taxes, net of federal benefit	2,011	826	2,978	1,095
Transaction costs not deductible	879	8	1,082	294
Other, net	(228)	28	(171)	44

Provision for income taxes	$11,166	$2,583	$18,765	$7,477

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Each interim period, management estimates the annual effective tax rate and applies that rate to its reported year-to-date earnings. The tax expense or benefit related to significant, unusual, or extraordinary items that will be separately reported, or reported net of their related tax effect, are individually computed and are recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent differences, and the likelihood of realizing deferred tax assets generated in both the current year and prior years. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained, or the tax environment changes. The effective tax rate is significantly affected by the amount of non-deductible stock-based compensation recognized during the year. As part of estimating the annual effective tax rate, management estimates the amount of non-deductible stock-based compensation the Company will incur in future periods. Due to changes is business and market conditions, it is difficult to forecast the value of the common units and the resulting impact on the non-deductible stock-based compensation expense during the year and as such the estimated annual effective tax rate can change in future interim periods.

The Company is subject to audit by various taxing authorities, and these audits may result in proposed assessments where the ultimate resolution results in the Company owing additional income taxes. The statute of limitations is open with respect to tax years 2007 to 2010 however, to the extent that the Company has an NOL which was generated in a tax year outside of this statute of limitations period, such tax years will remain open until such NOLs are utilized by the Company. The Company establishes reserves, when the management believes there is uncertainty with respect to certain positions and the Company may not succeed in realizing the tax

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

benefits. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The application of income tax law is inherently complex, as such; it requires many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time; as such, changes in these subjective assumptions and judgments can materially affect amounts recognized in the balance sheets and statements of operations. At March 31, 2012 and June 30, 2011, there were no unrecognized tax benefits. As of March 31, 2012 and June 30, 2011, there was no accrued interest or penalties related to uncertain tax positions.

Management believes it is more likely than not that it will utilize a portion of its net deferred tax assets to reduce or eliminate tax payments in future periods. The Company’s evaluation encompassed (i) a review of its recent history of profitability for the past three years (excluding permanent book versus tax differences) and (ii) a review of internal financial forecasts demonstrating its expected capacity to utilize its deferred tax assets. Based on review of the Company’s forecasted taxable income, the timing of the reversal of temporary tax differences and the expiration date of the Company’s NOLs, management estimates the valuation allowance associated with the deferred tax assets to be $52,885 and $0 as of March 31, 2012 and June 30, 2011, respectively. The valuation allowance at March 31, 2012 relates to the limitation on the Company’s ability to utilize a portion of the NOLs acquired from 360networks before they expire (See Note 4—Acquisitions).

(12) EQUITY

Zayo Group, LLC was initially formed on May 4, 2007, and is a wholly-owned subsidiary of Holdings, which in turn is wholly owned by CII. CII was organized on November 6, 2006, and subsequently capitalized on May 7, 2007, with capital contributions from various institutional and founder investors. Cash, property, and service proceeds from the capitalization of CII were contributed to the Company and the contributions are reflected in the Company’s member’s equity.

During the nine months ended March 31, 2011, CII contributed $35,500 in capital to the Company through Holdings. CII funded this amount from equity contributions from its investors. During the nine months ended March 31, 2012, the Company received an additional $1,350 in capital from Holdings. Additionally, during the nine months ended March 31, 2012 the Company distributed $46 in cash received in the 360networks acquisition to Holdings. As of March 31, 2012, the Company has available equity commitments from existing and future CII investors of up to $290,000 (See Note 4—Acquisitions).

CII has issued preferred units to certain executives as compensation. The terms of these preferred unit awards require equity accounting treatment. As such, the Company estimates the fair value of these equity awards on the grant date and recognizes the related expense over the vesting period of the awards.

During fiscal year 2008, CII issued 6,400,000 Class A preferred units in CII to the two founders of the Company. The vesting for these units was completed in September 2010. Management estimated the fair value of the equity awards on the grant date to be $6,400. Stock-based compensation expense recognized in connection with these Class A units was $240 during the nine months ended March 31, 2011. These Class A Preferred Units were in lieu of any significant cash compensation to the founders during the period beginning on May 1, 2007 and ending October 31, 2010.

In June 2010, CII issued 136,985 Class B preferred units to two of the Company’s Board members. The Class B preferred units issued vest over a period of three years. Management estimated the fair value of the equity awards on the grant date to be $312. In March of 2011, one of these Board members resigned from his

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

position resulting in a forfeiture of the 63,926 Class B preferred units issued to the Board member and a reversal of the stock compensation expense recognized related to the grant. The grant date fair value of the 73,059 class B preferred units issued to the remaining Board member was determined to be $167. Stock-based compensation expense recognized for these grants during the three and nine months ended March 31, 2012 was $14 and $57, respectively, and $(10) and $35 during the three and nine months ended March 31, 2011, respectively.

In December 2010, CII issued 390,000 Class B preferred units to a founder of the Company. Management estimated the fair value of the equity awards on the grant date to be $967 based on a weighted average of various market and income based valuation approaches. The Company recognizes the related expense over the vesting period of three years, which began October 31, 2010. In January of 2011, CII issued an additional 580,000 Class B preferred units to the same founder. The Company estimated the fair value of these equity awards on the grant date to be $1,438 and the Company recognizes the related expense over a vesting period of three years, which began October 31, 2010. The preferred units issued to the Company founder are in lieu of any significant cash compensation for the founder during the three-year vesting period that started on October 31, 2010. Stock-based compensation expense recognized for these Class B preferred units during the three and nine months ended March 31, 2012 was $200 and $601, respectively and $200 and $334 during the three and nine months ended March 31, 2011.

As these awards have been issued by CII to employees and Directors of the Company as compensation, the related expense has been recorded by the Company in the accompanying condensed consolidated statements of operations.

As discussed in Note 4—Acquisitions, the assets and liabilities supporting 360networks legacy VoIP business were spun-off to Holdings on December 1, 2011. Management estimates that the fair value of the net assets spun-off to Holdings was $11,700, including $46 in cash. The fair value of the net assets, excluding cash, distributed to Holdings is reported as a non-cash reduction to the Company’s member’s equity account.

As discussed in Note 13—Stock Compensation, the Board of CII authorized a non-liquidating distribution to certain common unit holders. The total amount of the distribution to employees of the Company was $9,080. The distribution was funded by CII which resulted in a non-cash capital contribution to the Company and is reflected as such in the condensed consolidated statement of member’s equity.

Holdings is the taxable parent of the Company and Onvoy Voice Services, Inc. (“Onvoy”). Subsequent to spinning the ZEN segment to Holdings, Holdings contributed the assets and liabilities of the historical ZEN segment to Onvoy. Holdings allows for the sharing of Holding’s NOL carry forwards between the Company and OVS. To the extent that any entity utilizes NOLs or other tax assets that were generated or acquired by the other entity, the entities will settle the related-party transfer of deferred tax asset associated with such NOLs and other deferred-tax transfers between the companies via an increase or decrease to the respective entities’ member’s equity. During the nine months ended March 31, 2012, the Company member’s equity balance decreased by $4,142 as a result of transferring net deferred tax assets to Onvoy.

(13) STOCK COMPENSATION

As of June 30, 2011, the Company had been given authorization by CII to issue 125,000,000 of CII’s common units as profits interest awards to employees and directors. During the nine months ended March 31, 2012, management was given authorization by CII to issue an additional 200,000,000 common units to employees and directors.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

As of March 31, 2012, CII had six classes of common units with different liquidation preferences—Class A, B, C, D, E and F units. Common units are issued to employees and to independent directors and are allocated by the Chief Executive Officer and the board of managers on the terms and conditions specified in the employee equity agreement. At March 31, 2012, 169,895,042 common units were issued and outstanding to employees and directors of the Company and 149,831,622 common units were available to be issued.

The common units are considered to be stock-based compensation with terms that require the awards to be classified as liabilities. As such, the Company accounts for these awards as a liability and re-measures the liability at each reporting date until the date of settlement.

As of March 31, 2012 and June 30, 2011, the estimated fair value of the common units was as follows:

Common Unit Class	March 31, 2012	June 30, 2011
	(estimated per share value)
Class A	$1.00	$0.81
Class B	$0.77	$0.58
Class C	$0.49	$0.33
Class D	$0.44	$0.31
Class E	$0.35	$0.23
Class F	$0.30	n/a

The liability associated with the common units was $55,030 and $45,067 as of March 31, 2012 and June 30, 2011, respectively. The stock-based compensation expenses associated with the common units were $5,410 and $19,043 during the three and nine months ended March 31, 2012, respectively and $21,636 and $28,207 during the three and nine months ended March 31, 2011, respectively.

The holders of common units are not entitled to transfer their units or receive dividends or distributions, except at the discretion of the Board of Directors. Upon a liquidation of CII, or upon a non-liquidating distribution, the holders of common units share in the proceeds after the capital contributions of the CII preferred unit holders plus their priority return of 6% per annum has been reimbursed. The remaining proceeds from a liquidation event are distributed between the preferred and common unit holders on a scale ranging from 85% to the preferred unit holders and 15% to the common unit holders to 80% to the preferred unit holders and 20% to the common unit holders. The percentage allocated to the common unit holders is dependent upon the return multiple realized by the preferred unit holders. The maximum incremental allocation of proceeds from a liquidation event to common unit holders, of 20 percent, occurs if the return multiple realized by the preferred unit holders reaches 3.5 times the preferred holder’s capital contributions. As discussed above, the Class A common unit holders receive proceeds from a liquidation event once the preferred shareholders capital contributions and accrued dividends are returned. The Class B common unit holders begin sharing in the proceeds of a liquidation event once the Class A common unit holders have been distributed a total of $15,000 of the liquidation proceeds. The Class C common unit holders begin sharing in the proceeds of a liquidation event once the earlier common unit classes have been distributed a combined $40,000 in proceeds. The Class D common unit holders begin sharing in the proceeds of a liquidation event once the earlier common unit classes have been distributed a combined $45,000 in proceeds. The Class E common unit holders begin sharing in the proceeds of a liquidation event once the earlier common unit classes have been distributed a combined $75,000 in proceeds. Lastly, the Class F common unit holders begin sharing in the proceeds of a liquidation event once the earlier common unit classes have been distributed a combined $95,000 in proceeds.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

In December 2011, CII and the preferred unit holders of CII authorized a non-liquidating distribution to common unit holders of up to $10,000. The eligibility for receiving proceeds from this distribution was determined by the liquidation preference of the unit holder. Receiving proceeds from the authorized distribution was at the election of the common unit holder. As a condition of the early distribution, common unit holders electing to receive an early distribution received 85% of the amount that they would otherwise be entitled to receive if the distribution were in connection with a liquidating distribution. The common unit holders electing to receive the early distribution will retain all of their common units and be entitled to receive future distributions only to the extent such future distributions are in excess of the non-liquidating distribution, excluding the 15% discount. During the three and nine months ended March 31, 2012, $76 and $9,080 was distributed to the Company’s common unit holders, respectively. The distribution was paid by CII and is reflected in the Company’s Condensed Consolidated Statement of Member’s Equity as a capital contribution (non-cash). Common unit holders electing to receive the early distribution forfeited $13 and $1,602 in previously recognized stock-based compensation during the three and nine months ended March 31, 2012, respectively.

(14) FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, trade receivables, accounts payable, long-term debt and stock-based compensation. The carrying values of cash and cash equivalents, restricted cash, trade receivables, and accounts payable approximated their fair values at March 31, 2012 and June 30, 2011 due to the short maturity of these instruments. The carrying value of the Company’s Notes reflects the original amounts borrowed, net of unamortized discounts or accretion of premiums and was $350,127 and $350,147 as of March 31, 2012 and June 30, 2011, respectively. Based on current market interest rates for debt of similar terms and average maturities and based on recent transactions, the fair value of the Notes as of March 31, 2012 and June 30, 2011, is estimated to be $390,250 and $385,875, respectively. The carrying value of the Company’s Term Loan reflects the original amounts borrowed, net of the unamortized discount and was $305,440 as of March 31, 2012. Based on current market interest rates for debt of similar terms and average maturities, the carrying value of the Term Loan as of March 31, 2012 approximates fair value. The Company recorded its promissory note with the previous owners of AFS at its fair value on the acquisition date, which was determined to be $4,141. Management estimated the imputed interest associated with this note to be $359, which is being recognized through October 2012. The fair value of this note is not re-measured each reporting period; however, based on current interest rates for debt instruments with similar maturity dates, the March 31, 2012 carrying value of the AFS promissory note approximates fair value. The Company records its stock-based compensation liability at its estimated fair value.

Financial instruments measured at fair value on a recurring basis are summarized below:

	Level	March 31, 2012	June 30, 2011
Liabilities Recorded at Fair Value in the Financial Statements:
Stock-based compensation liability	Level 3	$55,030	$45,067

In developing a value for these units, the Company utilizes a two-step valuation approach. In the first step, the value of the Company’s equity instruments are estimated through an analysis of valuations associated with various future potential liquidity scenarios for the Company’s shareholders. A composite valuation is developed based upon the probability-weighted present values of each of the scenarios. The second step involves allocating this value across the Company’s capital structure. The valuation is conducted in consideration of the guidance provided in the American Institute of Certified Public Accountant (“AICPA”) Practice Aid “Valuation of Privately-Held Company Equity Securities Issued as Compensation” and with adherence to the Uniform Standards of Professional Appraisal Practice (“USPAP”) set forth by the Appraisal Foundation.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

In estimating the fair value of the common units, the Company has historically evaluated both market and income based valuation techniques. The income approach was based on managements’ projected free cash flows. The market based approach, estimates the fair value based on the prices paid by investors and acquirers of interests of comparable companies in the public and private markets. The valuation was based on a weighted average of the market and income valuation techniques. As a result of the Company’s expansion since inception and due to the fact that the committed capital from the Company’s ultimate investors has been fully funded, the potential of a liquidation event for the Company’s shareholders in the future has increased. As such, management revised the market based approach utilized in the valuation of the common units to account for potential liquidation events beginning with the quarter ended March 31, 2011.

Effective on March 31, 2011, the Company employed a probability-weighted estimated return method to value the common units. The method estimates the value of the units based on an analysis of values of the enterprise assuming various future outcomes. The estimated fair value of the common units is based on a probability-weighted present value of expected future proceeds to the Company’s shareholders, considering each potential liquidity scenario available to the Company’s investors as well as preferential rights of each security. This approach utilizes a variety of assumptions regarding the likelihood of a certain scenario occurring, if the event involves a transaction, the potential timing of such an event, and the potential valuation that each scenario might yield. The potential future outcomes that were considered by management were remaining a private company with the same ownership, a sale or merger, an initial public offering (“IPO”), and a partial recapitalization.

(15) COMMITMENTS AND CONTINGENCIES

Purchase commitments

At March 31, 2012, the Company was contractually committed for $32,129 of capital expenditures for construction materials and purchases of property and equipment. These purchase commitments exclude commitments related to stimulus projects—see—Other Commitments. A majority of these purchase commitments are expected to be satisfied in the next twelve months. These purchases are primarily success-based; that is, the Company has executed customer contracts that support the future capital expenditures.

Outstanding letters of credit

As of March 31, 2012, the Company had $6,166 in outstanding letters of credit, primarily to collateralize surety bonds securing the Company’s performance under various contracts.

Other commitments

In February 2010, the Company was awarded an NTIA Broadband Technology Opportunities Program grant for a fiber network project in Indiana (the “Indiana Stimulus Project”). The Indiana Stimulus Project involves approximately $31,425 of capital expenditures, of which $25,140 is to be funded by a government grant and approximately $6,285 is to be funded by the Company. In connection with this project, 626 route miles of fiber are to be constructed and lit. The Company began capitalizing certain preconstruction costs associated with this project in April of 2010 and began receiving grant funds in May 2010. As of March 31, 2012, the Company has been reimbursed for $96 of expenses and $5,945 of capital expenditures related to the Indiana Stimulus Project. The Company also contributed $4,400 of pre-existing network assets to the project. The Company anticipates this project will be completed within the next 12 months.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

In July 2010, the Company was awarded from the NTIA Broadband Technology Opportunities Program a $13,382 grant to construct 286 miles of fiber network in Anoka County, Minnesota, outside of Minneapolis (the “Anoka Stimulus Project”). The Anoka Stimulus Project involves approximately $19,117 of capital expenditures, of which $13,383 is to be funded by a government grant and approximately $5,735 is to be funded by the Company. As of March 31, 2012, the Company has been reimbursed for $121 of expenses and $467 of capital expenditures related to the Anoka Stimulus Project. The Company anticipates this project will be completed within the next 12 months.

In September 2011, the company signed a sub-recipient agreement on an award granted to Com Net, Inc. (“Com Net”) from the NTIA Broadband Technology Opportunities Program. The award of approximately $30,032 to Com Net will expand broadband services to rural and underserved communities in Western Ohio. In order to effectively implement the project, Com Net established the GigE Plus Availability Coalition consisting of Zayo, OARnet and an initial group of 33 Broadband Service Providers to deploy broadband to 28 western Ohio counties. Upon completion, the project will add nearly 366 new miles of fiber to Zayo’s existing Ohio network. As a sub recipient, the Company is required to contribute to the federal match. The Company’s maximum contribution is $3,111 which represents a 30 percent match on the assets to which the Company will take ownership. The company anticipates the project will be completed by July 2013. As of March 31, 2012, the Company has incurred $38 in capital expenditures associated with this project.

Contingencies

In the normal course of business, the Company is party to various outstanding legal proceedings, claims, commitments, and contingent liabilities. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

In December 2011, a lawsuit was filed by Idacorp, Inc. (“Idacorp”) against AFS. On October 1, 2010, the Company completed a merger with American Fiber Systems Holdings Corporation, the parent company of AFS. On October 12, 2006, Idacorp and AFS entered into a stock purchase agreement under which Idacorp agreed to sell to AFS 100% of the equity interest in Idacomm, a provider of telecommunications services and commercial Internet services in Idaho and Nevada, for a purchase price of $10,000 subject to certain post close adjustments. Per the terms of the stock purchase agreement there was a holdback clause which allowed AFS to hold back $2,000 of the purchase price to satisfy certain indemnification claims. The holdback was established in 2006 as both Idacorp and AFS were aware of a potential indemnification claim which could be imposed by the City of Las Vegas which would require certain aerial fibers owned by Idacomm to be relocated to underground locations in the Las Vegas, Nevada area. In 2009 (and then again in 2010), AFS notified Idacorp of indemnification claims against the holdback related to the City of Las Vegas’s “Project Clear Skies” and other matters. Project Clear Skies is a plan for relocating aerial utilities to underground locations in the Las Vegas area. As the indemnification claims are valid and were received within the holdback period, the Company does not believe the lawsuit filed by Idacorp has merit and as such has not accrued for the $2,000 holdback. As of March 31, 2012, no loss contingencies have been accrued related to this lawsuit. The Company has an accrued liability of $2,765 within other liabilities on the condensed consolidated balance sheet as of March 31, 2012 which represents the estimated cost associated with relocating the legacy Idacomm aerial fibers in the Las Vegas area to underground locations as would be required under the Project Clear Skies initiative.

(16) RELATED-PARTY TRANSACTIONS

As of March 31, 2012 and June 30, 2011, the Company had a due to related-party balance with CII of $15,541 and $4,590, respectively, which is payable on demand. During the nine months ended March 31, 2011, CII made an advance payment to the Company in the amount of $17,616 of which $13,026 was returned to CII

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

during the same period. The advance was used to make an interest payment on the Company’s Notes. The liability to CII as of March 31, 2012 relates to the net $4,590 interest payment made by CII on the Company’s Notes in March 2011 and $10,951 in cash provided to the Company to fund the December 2011 acquisition of 360networks.

The Company has contractual relationships with Onvoy, which are based on agreements which were entered into at estimated market rates. The Company has contractual relationships to provide Onvoy with certain data and colocation services and Onvoy has contractual relationships to provide the Company with certain voice and enterprise services. As of March 31, 2012 and June 30, 2011, the Company had a net receivable balance due from Onvoy in the amount of $194 and $187, respectively, related to services provided. The following table represents the revenue and expense transactions recognized with Onvoy which are included in the Company’s condensed consolidated statement of operations during the three and nine months ended March 31, 2012 and 2011.

	For the three months ended March 31,		For the nine months ended March 31,
	2012	2011	2012	2011
Revenue	$1,635	$1,109	$4,824	$3,396
Operating costs	125	96	375	279
Selling, general and administrative	371	52	446	131

Net	$1,139	$961	$4,003	$2,986

On September 14, 2010, Dan Caruso, the Company’s President, Chief Executive Officer and Director of Zayo Group, LLC, purchased $500 of the Company’s Notes in connection with the Company’s $100,000 Notes offering in September 2010. The purchase price of the notes acquired by Mr. Caruso was $516 after considering the premium on the notes and accrued interest.

(17) SEGMENT REPORTING

A business unit is a component of an entity that has all of the following characteristics:

•	It engages in business activities from which it may earn revenues and incur expenses.

•	Its operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance.

•	Its discrete financial information is available.

The Company’s business units have historically been identified by both the products they offer and the customers they serve. Effective January 1, 2011, management approved a restructuring of the ZEN unit, which resulted in all of the Company’s business units more closely aligning with their product offerings rather than a combination of product offerings and customer demographics. The restructuring of the ZEN unit resulted in the ZEN unit transferring its bandwidth infrastructure products to the ZB unit and its colocation products to the zColo unit. The restructured ZEN unit, which contained only the Company’s legacy managed services and CLEC product offerings, was spun-off to Holdings on April 1, 2011.

Subsequent to the restructuring, the ZB unit offers primarily lit bandwidth infrastructure services and the zColo unit provides colocation and inter-connection transport services. The Company has restated the comparative historical segment financial information below to account for the restructuring of the business units.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

In connection with the AGL Networks acquisition (See Note 4—Acquisitions), Zayo established the ZFS unit. ZFS is dedicated to marketing and supporting dark fiber related services. Prior to the formation of the ZFS unit, the Company’s dark fiber assets and the related revenues and expenses associated with dark fiber customers were allocated between ZB and ZEN based upon the nature and size of the customers receiving the dark fiber services. Upon the formation of the ZFS business units, effective July 1, 2011, dark fiber assets of the Company and the related revenues and expense associated with dark fiber customers were allocated to the ZFS business unit.

Prior to the formation of the ZFS unit, the Company generated income from dark fiber products. The historical operating results from this product offering were primarily reflected in the results of the ZB business unit. The Company has not restated the historical ZB unit information to carve-out the operating results related to dark fiber services prior to the July 1, 2010 formation of the ZFS unit as management has determined it is impractical to do so.

Revenues for all of the Company’s products are included in one of these three business units. The results of operations for each business unit include an allocation of certain corporate overhead costs. The allocation is based on a percentage that represents management’s estimate of the relative burden each segment bears of corporate overhead costs. Identifiable assets for each business unit are reconciled to total consolidated assets including unallocated corporate assets and intercompany eliminations. Unallocated corporate assets consist primarily of cash, deferred tax assets, and debt issuance costs.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

The following tables summarize significant financial information of each of the segments:

	As of and for the three months ended March 31, 2012
	ZB	zColo	ZFS	Corporate/ eliminations	Total
Revenue	$74,759	$11,770	$19,620	$—	$106,149
Intersegment revenue	(3)	(1,104)	—	—	(1,107)

Revenue from external customers	74,756	10,666	19,620	—	105,042

Gross profit (revenue less operating costs excluding depreciation and amortization)	57,271	6,806	19,162	(585)	82,654
Depreciation and amortization	15,221	1,654	6,923	—	23,798
Operating income/(loss)	21,984	3,015	6,261	(8,448)	22,812
Interest expense	(199)	(54)	(9)	(14,188)	(14,450)
Other (expense)/income, net	151	—	1	—	152
Earnings from continuing operations before provision for income taxes	21,936	2,961	6,253	(22,636)	8,514
Total assets	637,421	71,212	375,461	124,400	1,208,494
Capital expenditures, net of stimulus grant reimbursements	31,071	3,205	8,462	—	42,738

	As of and for the nine months ended March 31, 2012
	ZB	zColo	ZFS	Corporate/ eliminations	Total
Revenue	$195,774	$31,593	$48,194	—	$275,561
Intersegment revenue	(5)	(3,097)	—	—	(3,102)

Revenue from external customers	195,769	28,496	48,194	—	272,459

Gross profit (revenue less operating costs excluding depreciation and amortization)	149,764	17,682	46,898	(1,698)	212,646
Depreciation and amortization	40,362	4,409	15,909	—	60,680
Operating income/(loss)	48,067	7,144	14,388	(16,409)	53,190
Interest expense	(622)	(161)	(20)	(34,319)	(35,122)
Other (expense)/income, net	110	—	3	11	124
Earnings from continuing operations before provision for income taxes	47,555	6,983	14,371	(50,717)	18,192
Capital expenditures, net of stimulus grant reimbursements	79,804	5,393	17,561	—	102,758

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

	As of and for the three months ended March 31, 2011
	ZB	zColo	ZFS	Corporate/ eliminations	Total
Revenue	$54,666	$9,136	$11,861	$—	$75,663
Intersegment revenue	(448)	(1,033)	—	—	(1,481)

Revenue from external customers	54,218	8,103	11,861	—	74,182

Gross profit (revenue less operating costs excluding depreciation and amortization)	40,688	4,661	11,482	(1,038)	55,793
Depreciation and amortization	10,962	1,354	3,893	—	16,209
Operating income/(loss)	3,704	1,324	1,197	(11,668)	(5,443)
Interest expense	(203)	(54)	(5)	(8,743)	(9,005)
Other (expense)/income, net	(19)	—	2	86	69
Earnings from continuing operations before provision for income taxes	3,482	1,270	1,194	(20,325)	(14,379)
Total assets (Restated)	479,379	55,059	212,230	26,776	773,444
Capital expenditures, net of stimulus grant reimbursements	25,199	275	3,597	—	29,071

	As of and for the nine months ended March 31, 2011
	ZB	zColo	ZFS	Corporate/ eliminations	Total
Revenue	$158,233	$24,444	$31,067	$—	$213,744
Intersegment revenue	(2,056)	(2,293)	—	—	(4,349)

Revenue from external customers	156,177	22,151	31,067	—	209,395

Gross profit (revenue less operating costs excluding depreciation and amortization)	115,906	12,885	30,341	(3,068)	156,064
Depreciation and amortization	30,278	4,037	9,584	—	43,899
Operating income/(loss)	21,640	4,051	6,524	(16,288)	15,927
Interest expense	(724)	(169)	(10)	(23,390)	(24,293)
Other (expense)/income, net	(36)	—	6	(79)	(109)
Earnings from continuing operations before provision for income taxes	20,880	3,882	6,520	(39,757)	(8,475)
Capital expenditures, net of stimulus grant reimbursements	77,975	1,302	8,375	—	87,652

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On June 30, 2011, the Company completed a rollup of certain legal subsidiaries into Zayo Group, LLC. The rollup included the merger of the following legal subsidiaries into Zayo Group, LLC: (i) Zayo Bandwidth, LLC; (ii) Zayo Fiber Solutions, LLC; (iii) Zayo Bandwidth Tennessee, LLC; and (iv) Adesta Communications, Inc. In connection with the rollup, the assets, liabilities and operating results of these legacy subsidiaries were consolidated with and into the Zayo Group, LLC entity. Prior to the rollup, Zayo Group, LLC did not have significant independent assets or operations. Subsequent to the rollup, Zayo Colocation, Inc. (and its subsidiaries), American Fiber Systems Holding Corp (and its subsidiary American Fiber Systems, Inc.), and Zayo Capital, Inc. remain the only wholly owned legal subsidiaries of the Company.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

In March 2010, the Company co-issued, with its 100 percent owned finance subsidiary—Zayo Capital, Inc. (at an issue price of 98.779%) $250,000 of Senior Secured Notes. The Notes bear interest at 10.25% annually and are due on March 15, 2017.

In September 2010, the Company completed an offering of an additional $100,000 in Notes (at an issue price of 103%). These Notes are part of the same series as the $250,000 Senior Secured Notes and also accrue interest at a rate of 10.25% and mature on March 15, 2017.

Both Note issuances are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company’s current and future domestic restricted subsidiaries. Zayo Capital, Inc., the co-issuer of both Note issuances, does not have independent assets or operations.

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.”

The operating activities of the separate legal entities included in the Company's condensed consolidated financial statements are interdependent. The accompanying condensed consolidating financial information presents the results of operations, financial position and cash flows of each legal entity. Zayo Group, LLC and Zayo Colocation, Inc. provide services to each other during the normal course of business. These transactions are eliminated in the consolidated results of operations of the Company.

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Condensed Consolidating Balance Sheets

March 31, 2012

	Zayo Group, LLC	Zayo Colocation, Inc.	Eliminations	Total
	(Issuer)	(Guarantor)
Assets
Current assets:
Cash and cash equivalents	$15,147	$2,086	$—	$17,233
Trade receivables, net	29,803	2,210	—	32,013
Due from related-parties	296	4	(106)	194
Prepaid expenses	6,978	1,146	—	8,124
Deferred income taxes	4,350	—	—	4,350
Other assets, current	3,103	1	—	3,104

Total current assets	59,677	5,447	(106)	65,018
Property and equipment, net	706,330	35,702	—	742,032
Intangible assets, net	114,821	21,821	—	136,642
Goodwill	121,723	7,447	—	129,170
Debt issuance costs, net	18,093	—	—	18,093
Investment in US Carrier	15,075	—	—	15,075
Deferred tax asset, non-current	94,229	—	—	94,229
Other assets, non-current	7,440	795	—	8,235
Investment in subsidiary	63,220	—	(63,220)	—

Total assets	$1,200,608	$71,212	$(63,326)	$1,208,494

Liabilities and member’s equity:
Current liabilities
Accounts payable	$15,308	$977	$—	$16,285
Accrued liabilities	30,202	1,715	—	31,917
Accrued interest	1,411	—	—	1,411
Capital lease obligations, current	1,146	72	—	1,218
Due to related-parties	15,545	102	(106)	15,541
Deferred revenue, current	22,286	560	—	22,846
Current portion of long-term debt	7,546	—	—	7,546

Total current liabilities	93,444	3,426	(106)	96,764
Capital lease obligations, non-current	10,773	—	—	10,773
Long-term debt, non-current	682,418	—	—	682,418
Deferred revenue, non-current	131,031	1,113	—	132,144
Stock-based compensation liability	53,647	1,383	—	55,030
Deferred tax liability	—	—	—	—
Other long term liabilities	5,664	2,070	—	7,734

Total liabilities	976,977	7,992	(106)	984,863
Member’s equity:
Member’s interest	258,496	46,097	(63,220)	241,373
(Accumulated deficit)/retained earnings	(34,865)	17,123	—	(17,742)

Total member’s equity	223,631	63,220	(63,220)	223,631

Total liabilities and member’s equity	$1,200,608	$71,212	$(63,326)	$1,208,494

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Condensed Consolidating Balance Sheets

June 30, 2011

	Zayo Group, LLC	Zayo Colocation, Inc.	Eliminations	Total
	(Issuer) (Restated)	(Guarantor) (Restated)	(Restated)	(Restated)
Assets
Current assets:
Cash and cash equivalents	$24,213	$1,181	$—	$25,394
Trade receivables, net	11,856	2,127	—	13,983
Due from related-parties	2,182	—	(1,995)	187
Prepaid expenses	5,517	871	—	6,388
Deferred income taxes	3,343	—	—	3,343
Other assets, current	640	5	—	645

Total current assets	47,751	4,184	(1,995)	49,940
Property and equipment, net	486,847	31,666	—	518,513
Intangible assets, net	89,117	15,555	—	104,672
Goodwill	84,144	836	—	84,980
Debt issuance costs, net	11,446	—	—	11,446
Investment in US Carrier	15,075	—	—	15,075
Other assets, non-current	5,060	735	—	5,795
Investment in subsidiary	46,407	—	(46,407)	—

Total assets	$785,847	$52,976	$(48,402)	$790,421

Liabilities and member’s equity:
Current liabilities
Accounts payable	$12,287	$701	$—	$12,988
Accrued liabilities	19,122	3,331	—	22,453
Accrued interest	10,627	—	—	10,627
Capital lease obligations, current	950	—	—	950
Due to related-parties	6,364	221	(1,995)	4,590
Deferred revenue, current	15,341	323	—	15,664

Total current liabilities	64,691	4,576	(1,995)	67,272
Capital lease obligations, non-current	10,224	—	—	10,224
Long-term debt	354,414	—	—	354,414
Deferred revenue, non-current	62,704	1,189	—	63,893
Stock-based compensation liability	44,263	804	—	45,067
Deferred tax liability	18,563	—	—	18,563
Other long term liabilities	2,724	—	—	2,724

Total liabilities	557,583	6,569	(1,995)	562,157
Member’s equity:
Member’s interest	255,573	36,267	(46,407)	245,433
(Accumulated deficit)/retained earnings	(27,309)	10,140	—	(17,169)

Total member’s equity	228,264	46,407	(46,407)	228,264

Total liabilities and member’s equity	$785,847	$52,976	$(48,402)	$790,421

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Condensed Consolidating Statements of Operations

Three months ended March 31, 2012

	Zayo Group, LLC	Zayo Colocation, Inc.	Eliminations	Total
	(Issuer)	(Guarantor)
Revenue	$94,376	$11,770	$(1,104)	$105,042
Operating costs and expenses
Operating costs, excluding depreciation and amortization	17,427	4,964	(3)	22,388
Selling, general and administrative expenses	28,471	1,949	—	30,420
Stock-based compensation	5,436	188	—	5,624
Depreciation and amortization	22,144	1,654	—	23,798

Total operating costs and expenses	73,478	8,755	(3)	82,230

Operating income	20,898	3,015	(1,101)	22,812

Other expense
Interest expense	(14,396)	(54)	—	(14,450)
Other income, net	152	—	—	152
Equity in net earnings of subsidiaries	1,860		(1,860)	—

Total other expense, net	(12,384)	(54)	(1,860)	(14,298)

Earnings/(loss) from continuing operations before income taxes	8,514	2,961	(2,961)	8,514
Provision for income taxes	11,166	—	—	11,166

(Loss)/earnings from continuing operations	(2,652)	2,961	(2,961)	(2,652)

Earnings from discontinued operations, net of income taxes	—	—	—	—

Net earnings/(loss)	$(2,652)	$2,961	$(2,961)	$(2,652)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Condensed Consolidating Statements of Operations

Nine months ended March 31, 2012

	Zayo Group, LLC	Zayo Colocation, Inc.	Eliminations	Total
	(Issuer)	(Guarantor)
Revenue	$243,963	$31,593	$(3,097)	$272,459

Operating costs and expenses
Operating costs, excluding depreciation and amortization	45,907	13,911	(5)	59,813
Selling, general and administrative expenses	73,713	5,362	—	79,075
Stock-based compensation	18,934	767	—	19,701
Depreciation and amortization	56,271	4,409	—	60,680

Total operating costs and expenses	194,825	24,449	(5)	219,269

Operating income	49,138	7,144	(3,092)	53,190

Other expense
Interest expense	(34,961)	(161)	—	(35,122)
Other income, net	124	—	—	124
Equity in net earnings of subsidiaries	3,891		(3,891)	—

Total other expense, net	(30,946)	(161)	(3,891)	(34,998)

Earnings/(loss) from continuing operations before income taxes	18,192	6,983	(6,983)	18,192

Provision for income taxes	18,765	—	—	18,765

Earnings/(loss) from continuing operations	(573)	6,983	(6,983)	(573)

Earnings from discontinued operations, net of income taxes	—	—	—	—

Net earnings/(loss)	$(573)	$6,983	$(6,983)	$(573)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Condensed Consolidating Statements of Operations

Three months ended March 31, 2011

	Zayo Group, LLC	Zayo Colocation, Inc.	Eliminations	Total
	(Issuer)	(Guarantor)
Revenue	$66,079	$9,136	$(1,033)	$74,182

Operating costs and expenses
Operating costs, excluding depreciation and amortization	13,914	4,475	—	18,389
Selling, general and administrative expenses	21,776	1,429	(4)	23,201
Stock-based compensation	21,272	554	—	21,826
Depreciation and amortization	14,855	1,354	—	16,209

Total operating costs and expenses	71,817	7,812	(4)	79,625

Operating income	(5,738)	1,324	(1,029)	(5,443)

Other expense
Interest expense	(8,951)	(54)	—	(9,005)
Other expense, net	69	—	—	69
Equity in net earnings of subsidiaries	241		(241)	—

Total other expense, net	(8,641)	(54)	(241)	(8,936)

Loss/(earnings) from continuing operations before income taxes	(14,379)	1,270	(1,270)	(14,379)

Provision for income taxes	2,583	—	—	2,583

Loss/(earnings) from continuing operations	(16,962)	1,270	(1,270)	(16,962)

Earnings from discontinued operations, net of income taxes	301	—	—	301

Net (loss)/earnings	$(16,661)	$1,270	$(1,270)	$(16,661)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Condensed Consolidating Statements of Operations

Nine months ended March 31, 2011

	Zayo Group, LLC	Zayo Colocation, Inc.	Eliminations	Total
	(Issuer)	(Guarantor)
Revenue	$187,244	$24,444	$(2,293)	$209,395
Operating costs and expenses
Operating costs, excluding depreciation and amortization	41,776	11,559	(4)	53,331
Selling, general and administrative expenses	63,220	4,212	(10)	67,422
Stock-based compensation	28,231	585	—	28,816
Depreciation and amortization	39,862	4,037	—	43,899

Total operating costs and expenses	173,089	20,393	(14)	193,468

Operating income	14,155	4,051	(2,279)	15,927

Other expense
Interest expense	(24,124)	(169)	—	(24,293)
Other expense, net	(109)	—	—	(109)
Equity in net earnings of subsidiaries	1,603		(1,603)	—

Total other expense, net	(22,630)	(169)	(1,603)	(24,402)

(Loss)/earnings from continuing operations	(8,475)	3,882	(3,882)	(8,475)

Provision for income taxes	7,477	—	—	7,477

Loss/(earnings) from continuing operations	(15,952)	3,882	(3,882)	(15,952)

Earnings from discontinued operations, net of income taxes	899	—	—	899

Net (loss)/earnings	$(15,053)	$3,882	$(3,882)	$(15,053)

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Condensed Consolidating Statements of Cash Flows

Nine months ended March 31, 2012

	Zayo Group, LLC	Zayo Colocation, Inc.	Total
	(Issuer)	(Guarantor)
Net cash provided by continuing operating activities	$78,034	$12,358	$90,392

Cash flows from investing activities:
Purchases of property and equipment, net of stimulus grants	(97,365)	(5,393)	(102,758)
Acquisitions, net of cash acquired	(333,347)	—	(333,347)

Net cash used in investing activities	(430,712)	(5,393)	(436,105)

Cash flows from financing activities:
Equity contributions	1,350	—	1,350
Return of capital	(46)	—	(46)
Advance from CII	10,951	—	10,951
Principal repayments on capital lease obligations	(764)	(60)	(824)
Dividend received/(paid)	6,000	(6,000)	—
Proceeds from borrowings	335,550	—	335,550
Changes in restricted cash	(402)	—	(402)
Deferred financing costs	(9,027)	—	(9,027)

Net cash provided/(used) by financing activities	343,612	(6,060)	337,552

Net (decrease)/increase in cash and cash equivalents	(9,066)	905	(8,161)
Cash and cash equivalents, beginning of period	24,213	1,181	25,394

Cash and cash equivalents, end of period	$15,147	$2,086	$17,233

ZAYO GROUP, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED STATEMENTS (UNAUDITED)

(in thousands)

Condensed Consolidating Statements of Cash Flows

Nine months ended March 31, 2011

	Zayo Group, LLC	Zayo Colocation, Inc.	Total
	(Issuer)	(Guarantor)
Net cash provided by continuing operating activities	$48,560	$6,004	$54,564

Cash flows from investing activities:
Purchases of property and equipment, net of stimulus grants	(88,954)	1,302	(87,652)
Acquisitions, net of cash acquired	(183,666)	—	(183,666)

Net cash used in investing activities	(272,620)	1,302	(271,318)

Cash flows from financing activities:
Equity contributions	35,500	—	35,500
Advance from Communications Infrastructure Investments, LLC	17,616	—	17,616
Return of advances from Communications Infrastructure Investments, LLC	(13,026)	—	(13,026)
Principal repayments on capital lease obligations	(1,399)	—	(1,399)
Dividend received/(paid)	8,000	(8,000)	—
Proceeds from long-term debt	103,000	—	103,000
Changes in restricted cash	785	—	785
Deferred financing costs	(4,106)	—	(4,106)

Net cash provided by financing activities	146,370	(8,000)	138,370

Cash flows from discontinued operations:
Operating activities	2,787	—	2,787
Investing activities	(427)	—	(427)

Net cash provided by discontinued operations	2,360	—	2,360

Net decrease in cash and cash equivalents	(75,330)	(694)	(76,024)
Cash and cash equivalents, beginning of period	84,967	2,897	87,864
Increase in cash and cash equivalents of discontinued operations	208	—	208

Cash and cash equivalents, end of period	$9,845	$2,203	$12,048

(19) SUBSEQUENT EVENTS

Subsequent to March 31, 2012, the Company has received cash proceeds of $15,030 from the NTIA’s Broadband Technology Opportunities Program as reimbursements against capital expenditures incurred on stimulus projects prior to March 31, 2012 (See Note 15—Commitments and Contingencies—Other commitments).

On May 1, 2012, the Company acquired 100 percent of the equity interest in Arialink for a purchase price of $18,000, subject to post-closing adjustments (See Note 4—Acquisitions).

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

AboveNet, Inc.

White Plains, New York

We have audited the accompanying consolidated balance sheets of AboveNet, Inc. (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AboveNet, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of AboveNet, Inc.’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission (COSO) and our report dated February 29, 2012 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

New York, NY

February 29, 2012, except for Note 19 and Note 20 for which the date is July 12, 2012

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	December 31,
	2011	2010
ASSETS:
Current assets:
Cash and cash equivalents	$118.4	$61.6
Restricted cash and cash equivalents	4.7	3.7
Accounts receivable, net of allowances for doubtful accounts of $2.6 and $1.8 at December 31, 2011 and 2010, respectively	35.7	27.5
Prepaid costs and other current assets	14.2	14.8

Total current assets	173.0	107.6

Property and equipment, net of accumulated depreciation and amortization of $353.9 and $285.3 at December 31, 2011 and 2010, respectively	611.5	540.8
Deferred tax assets	110.7	149.7
Other assets	15.8	9.7

Total assets	$911.0	$807.8

LIABILITIES:
Current liabilities:
Accounts payable	$10.7	$9.4
Accrued expenses	76.8	71.8
Deferred revenue—current portion	30.0	27.3
Note payable—current portion	—	7.6

Total current liabilities	117.5	116.1

Note payable	55.0	42.1
Deferred revenue	79.3	87.0
Other long-term liabilities	11.3	10.1

Total liabilities	263.1	255.3

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Common stock, 200,000,000 shares authorized, $0.01 par value, 26,914,108 issued and 26,255,173 outstanding at December 31, 2011 and 26,422,885 issued and 25,799,358 outstanding at December 31, 2010	0.3	0.3
Additional paid-in capital	357.7	332.4
Treasury stock, at cost 658,935 and 623,527 shares at December 31, 2011 and 2010, respectively	(25.0)	(22.8)
Accumulated other comprehensive loss	(9.6)	(9.2)
Retained earnings	324.5	251.8

Total shareholders’ equity	647.9	552.5

Total liabilities and shareholders’ equity	$911.0	$807.8

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

	Years Ended December 31,
	2011	2010	2009
Revenue	$472.5	$409.7	$360.1

Costs of revenue (excluding depreciation and amortization, shown separately below, and including provisions for impairment of $1.2, $2.0 and $1.2 for the years ended December 31, 2011, 2010 and 2009, respectively)	162.7	142.8	130.7
Selling, general and administrative expenses	116.4	96.6	82.5
Depreciation and amortization	75.3	63.3	52.0

Operating income	118.1	107.0	94.9

Other income (expense):
Interest income	0.1	0.1	0.3
Interest expense	(4.5)	(5.2)	(4.8)
Other (expense) income, net	(1.0)	2.0	3.6

Income before income taxes	112.7	103.9	94.0

Provision for (benefit from) income taxes	40.0	34.5	(187.6)

Net income	$72.7	$69.4	$281.6

Income per share, basic:
Basic net income per share	$2.81	$2.74	$11.98

Weighted average number of common shares	25,902,123	25,293,188	23,504,077

Income per share, diluted:
Diluted net income per share	$2.71	$2.65	$11.06

Weighted average number of common shares	26,822,614	26,242,696	25,468,405

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Years Ended December 31,
	2011	2010	2009
Net income	$72.7	$69.4	$281.6
Foreign currency translation adjustments	(1.0)	(0.8)	(0.1)
Change in fair value of interest rate swap contracts	0.6	0.6	0.4

Comprehensive income	$72.3	$69.2	$281.9

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in millions, except share information)

	Common Stock		Treasury Stock		Other Shareholders’ Equity
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
Balance at January 1, 2009	23,219,474	$0.2	502,872	$(16.3)	$279.9	$(9.3)	$29.8	$284.3
Issuance of common stock from exercise of warrants	725,326	—	—	—	8.7	—	—	8.7
Issuance of common stock from vested restricted stock units	584,362	—	—	—	—	—	—	—
Issuance of common stock from exercise of options to purchase shares of common stock	742,626	0.1	—	—	9.9	—	—	10.0
Purchase of treasury stock	—	—	17,880	(0.4)	—	—	—	(0.4)
Purchase of treasury stock in cashless exercise of stock warrants	—	—	476	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	(0.1)	—	(0.1)
Change in fair value of interest rate swap contracts	—	—	—	—	—	0.4	—	0.4
Amortization of stock-based compensation expense for stock options and restricted stock units	—	—	—	—	9.7	—	—	9.7
Net income	—	—	—	—	—	—	281.6	281.6

Balance at December 31, 2009	25,271,788	0.3	521,228	(16.7)	308.2	(9.0)	311.4	594.2
Shares cancelled	(54)	—	—	—	—	—	—	—
Issuance of common stock from exercise of warrants	858,530	—	—	—	10.3	—	—	10.3
Issuance of common stock from vested restricted stock units	192,148	—	—	—	—	—	—	—
Issuance of common stock from exercise of options to purchase shares of common stock	86,778	—	—	—	1.2	—	—	1.2
Issuance of common stock pursuant to the employee stock purchase plan	4,414	—	—	—	0.2	—	—	0.2
Issuance of common stock to holders of vested unexercised options to purchase common shares	9,281	—	—	—	0.5	—	—	0.5
Purchase of treasury stock	—	—	12,869	(0.8)	—	—	—	(0.8)
Purchase of treasury stock in cashless exercises of stock warrants .	—	—	89,430	(5.3)	—	—	—	(5.3)
Foreign currency translation adjustments	—	—	—	—	—	(0.8)	—	(0.8)
Change in fair value of interest rate swap contracts	—	—	—	—	—	0.6	—	0.6
Amortization of stock-based compensation expense for restricted stock units	—	—	—	—	11.9	—	—	11.9
Amortization of stock-based compensation expense for employee stock purchase plan	—	—	—	—	0.1	—	—	0.1
Cash dividend paid ($5.00 per share)	—	—	—	—	—	—	(129.0)	(129.0)
Net income	—	—	—	—	—	—	69.4	69.4

Balance at December 31, 2010	26,422,885	0.3	623,527	(22.8)	332.4	(9.2)	251.8	552.5

	Common Stock		Treasury Stock		Other Shareholders’ Equity
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
Issuance of common stock from vested restricted stock units	454,408	—	—	—	—	—	—	—
Issuance of common stock from exercise of options to purchase shares of common stock	24,527	—	—	—	0.3	—	—	0.3
Issuance of common stock pursuant to the employee stock purchase plan	12,288	—	—	—	0.6	—	—	0.6
Purchase of treasury stock	—	—	5,951	(0.3)	—	—	—	(0.3)
Foreign currency translation adjustments	—	—	—	—	—	(1.0)	—	(1.0)
Settlement of interest rate swap contracts	—	—	—	—	—	0.6	—	0.6
Amortization of stock-based compensation expense for restricted stock units	—	—	—	—	24.3	—	—	24.3
Amortization of stock-based compensation expense for employee stock purchase plan	—	—	—	—	0.1	—	—	0.1
Stock purchased pursuant to the Repurchase Program	—	—	29,457	(1.9)	—	—	—	(1.9)
Net income	—	—	—	—	—	—	72.7	72.7

Balance at December 31, 2011	26,914,108	$0.3	658,935	$(25.0)	$357.7	$(9.6)	$324.5	$647.9

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended December 31,
	2011	2010	2009
Cash flows provided by operating activities:
Net income	$72.7	$69.4	$281.6
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	75.3	63.3	52.0
Loss on sale or disposition of property and equipment, net	0.2	0.1	1.3
Provisions for impairment	1.2	2.0	1.2
Provision for bad debts	0.9	0.5	0.9
Non-cash stock-based compensation expense for restricted stock units	24.3	12.4	9.7
Non-cash stock-based compensation expense for employee stock purchase plan	0.1	0.1	—
Reversal of valuation allowance on deferred tax assets	(9.2)	(7.3)	(183.0)
Change in deferred tax assets	47.9	40.5	—
Changes in operating working capital:
Accounts receivable	(9.1)	(8.1)	(1.2)
Prepaid costs and other current assets	1.7	(1.2)	(3.5)
Other assets	1.8	(2.5)	(1.3)
Accounts payable	(0.4)	(1.2)	(3.4)
Accrued expenses	3.8	0.8	(4.6)
Deferred revenue	(5.1)	(6.8)	7.0
Other long-term liabilities	0.8	0.8	0.5

Net cash provided by operating activities	206.9	162.8	157.2

Cash flows used in investing activities:
Proceeds from sales of property and equipment	0.1	0.4	0.3
Purchases of property and equipment	(147.8)	(135.7)	(118.7)

Net cash used in investing activities	(147.7)	(135.3)	(118.4)

Cash flows (used in) provided by financing activities:
Proceeds from borrowing under $250 Million Secured Revolving Credit Facility, net of certain debt issuance costs	50.0	—	—
Debt issuance costs	(0.5)	—	—
Proceeds from exercise of options to purchase shares of common stock	0.3	1.2	10.0
Proceeds from exercise of warrants	—	5.0	8.7
Proceeds from issuance of stock pursuant to the employee stock purchase plan	0.6	0.2	—
Change in restricted cash and cash equivalents	(1.0)	—	(0.2)
Proceeds from note payable, net of financing costs	—	—	24.5
Principal payments—note payable	(49.7)	(7.6)	(3.2)
Principal payments—capital lease obligation	(0.2)	—	(0.5)
Purchase of treasury stock	(2.2)	(0.8)	(0.4)
Cash dividend paid to shareholders	—	(129.0)	—

Net cash (used in) provided by financing activities	(2.7)	(131.0)	38.9

Effect of exchange rates on cash	0.3	(0.2)	0.5

Net increase (decrease) in cash and cash equivalents	56.8	(103.7)	78.2
Cash and cash equivalents, beginning of year	61.6	165.3	87.1

Cash and cash equivalents, end of year	$118.4	$61.6	$165.3

Supplemental cash flow information:
Cash paid for interest	$2.2	$3.0	$2.7

Cash paid for income taxes	$1.9	$0.4	$2.8

Supplemental non-cash financing activities:
Issuance of shares of common stock in cashless exercise of stock purchase warrants	$—	$5.3	$—

Non-cash purchase of shares into treasury in cashless exercise of stock purchase warrants	$—	$5.3	$—

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 1: BACKGROUND AND ORGANIZATION

Bankruptcy Filing and Reorganization

On May 20, 2002, Metromedia Fiber Network, Inc. (“MFN”) and substantially all of its domestic subsidiaries (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Debtors remained in possession of their assets and properties and continued to operate their businesses and manage their properties as debtors-in-possession under the jurisdiction of the Bankruptcy Court.

On July 1, 2003, the Debtors filed an amended Plan of Reorganization (“Plan of Reorganization”) and amended Disclosure Statement (“Disclosure Statement”). On July 2, 2003, the Bankruptcy Court approved the Disclosure Statement and related voting procedures. On August 21, 2003, the Bankruptcy Court confirmed the Plan of Reorganization.

The Debtors emerged from proceedings under Chapter 11 of the Bankruptcy Code on September 8, 2003 (the “Effective Date”). In accordance with its Plan of Reorganization, MFN changed its name to AboveNet, Inc. (together with its subsidiaries, the “Company”) on August 29, 2003. Equity interests in MFN received no distribution under the Plan of Reorganization and the equity securities of MFN were cancelled.

Business

The Company is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure and co-location services to communications carriers and corporate and government customers, principally in the United States (“U.S.”) and Europe.

NOTE 2: BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Stock Split

On August 3, 2009, the Board of Directors of the Company authorized a two-for-one common stock split, effected in the form of a 100% stock dividend, which was distributed on September 3, 2009. Each shareholder of record on August 20, 2009 received one additional share of common stock for each share of common stock held on that date. All share and per share information for prior periods, including warrants, options to purchase common shares, restricted stock units, warrant and option exercise prices, shares reserved under the Company’s 2003 Incentive Stock Option and Stock Unit Grant Plan (the “2003 Plan”) and the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), weighted average fair value of options granted, common stock and additional paid-in capital accounts on the consolidated balance sheets and consolidated statement of shareholders’ equity, have been retroactively adjusted, where applicable, to reflect the two-for-one stock split.

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes and the reported amounts of revenue and expenses during the periods presented. Estimates are used when accounting for certain items such as accounts receivable allowances, property taxes, transaction taxes and deferred taxes. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations. Actual amounts and results could differ from such estimates due to subsequent events which could have a material effect on the Company’s financial statements covering future periods.

Fresh Start Accounting

On September 8, 2003, the Company authorized 10,000,000 shares of preferred stock (with a $0.01 par value) and 30,000,000 shares of common stock (with a $0.01 par value). On June 24, 2010, the shareholders approved an amendment to the Company’s certificate of incorporation, increasing the number of authorized shares of common stock from 30,000,000 to 200,000,000. See Note 10, “Shareholders’ Equity—Amendment to the Company’s Amended and Restated Certificate of Incorporation.”

The holders of common stock are entitled to one vote for each issued and outstanding share, and are entitled to receive dividends, subject to the rights of the holders of preferred stock, when and if declared by the Board of Directors. Preferred stock may be issued from time to time in one or more classes or series, each of which classes or series shall have such distributive designation as determined by the Board of Directors. During 2006, the Company reserved for issuance, from the 10,000,000 shares authorized of preferred stock described above, 500,000 shares of $0.01 par value junior preferred stock in connection with the adoption of the Amended and Restated Rights Agreement (as defined in Note 10, “Shareholders’ Equity,” below). In the event of any liquidation, the holders of the common stock will be entitled to receive the assets of the Company available for distribution, after payments to creditors and holders of preferred stock.

In 2003, the Company issued 17,500,000 shares of common stock, of which 17,498,276 were delivered and 1,724 shares were determined to be undeliverable and were cancelled, the rights to purchase 3,338,420 shares of common stock at a price of $14.97715 per share, under a rights offering (of which rights to purchase 3,337,930 shares of common stock have been exercised), five year stock purchase warrants to purchase 1,418,918 shares of common stock exercisable at a price of $10.00 per share, and seven year stock purchase warrants to purchase 1,669,316 shares of common stock exercisable at a price of $12.00 per share. In addition, 2,129,912 shares of common stock were originally reserved for issuance under the Company’s 2003 Plan. (See Note 12, “Stock-Based Compensation.”)

The Company’s emergence from bankruptcy resulted in a new reporting entity with no retained earnings or accumulated losses, effective as of September 8, 2003. Although the Effective Date of the Plan of Reorganization was September 8, 2003, the Company accounted for the consummation of the Plan of Reorganization as if it occurred on August 31, 2003 and implemented fresh start accounting as of that date. There were no significant transactions during the period from August 31, 2003 to September 8, 2003. Fresh start accounting requires the Company to allocate the reorganization value of its assets and liabilities based upon their estimated fair values, in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (now known as Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 852-10). The Company developed a set of financial projections, which were utilized by an expert

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

to assist the Company in estimating the fair value of its assets and liabilities. The expert utilized various valuation methodologies, including (1) a comparison of the Company and its projected performance to that of comparable companies; (2) a review and analysis of several recent transactions of companies in similar industries to the Company; and (3) a calculation of the enterprise value based upon the future cash flows of the Company’s projections.

Adopting fresh start accounting resulted in material adjustments to the historical carrying values of the Company’s assets and liabilities. The reorganization value was allocated by the Company to its assets and liabilities based upon their fair values. The Company engaged an independent appraiser to assist the Company in determining the fair market value of its property and equipment. The determination of fair values of assets and liabilities was subject to significant estimates and assumptions. The unaudited fresh start adjustments reflected at September 8, 2003 consisted of the following: (i) reduction of property and equipment; (ii) reduction of indebtedness; (iii) reduction of vendor payables; (iv) reduction of the carrying value of deferred revenue; (v) increase of deferred rent to fair market value; (vi) cancellation of MFN’s common stock and additional paid-in capital, in accordance with the Plan of Reorganization; (vii) issuance of new AboveNet, Inc. common stock and additional paid-in capital; and (viii) elimination of the accumulated other comprehensive loss and accumulated deficit accounts.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. Consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company follows SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” (now known as FASB ASC 605-10), as amended by SEC SAB No. 104, “Revenue Recognition,” (also now known as FASB ASC 605-10).

Revenue derived from leasing fiber optic telecommunications infrastructure and the provision of telecommunications and co-location services is recognized as services are provided. Non-refundable payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets and are subsequently amortized into income over the fixed contract term.

Prior to October 1, 2009, the Company generally amortized revenue related to installation services on a straight-line basis over the contracted customer relationship (two to twenty years). In the fourth quarter of 2009, the Company completed a study of its historic customer relationship period. As a result, commencing October 1, 2009, the Company began amortizing revenue related to installation services on a straight-line basis generally over the estimated customer relationship period (generally ranging from three to twenty years).

Contract termination revenue is recognized when a customer discontinues service prior to the end of the contract period for which the Company had previously received consideration and for which revenue recognition was deferred. Contract termination revenue is also recognized when customers have made early termination payments to the Company to settle contractually committed purchase amounts that the customer no longer expects to meet or when the Company renegotiates or discontinues a contract with a customer and as a result is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

no longer obligated to provide services for consideration previously received and for which revenue recognition has been deferred. Additionally, the Company includes receipts of bankruptcy claim settlements from former customers as contract termination revenue when received. Contract termination revenue amounted to $4.4, $2.7, and $3.9 in 2011, 2010 and 2009, respectively.

Non-Monetary Transactions

The Company may exchange capacity with other capacity or service providers. In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29,” (“SFAS No. 153”), (now known as FASB ASC 845-10). SFAS No. 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” (“APB No. 29”) (also now known as FASB ASC 845-10) to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS No. 153 on July 1, 2005 did not have a material effect on the consolidated financial position or results of operations of the Company. Prior to the Company’s adoption of SFAS No. 153, nonmonetary transactions were accounted for in accordance with APB No. 29, where an exchange for similar capacity is recorded at a historical carryover basis and dissimilar capacity is accounted for at fair market value with recognition of any gain or loss. There were no gains or losses from nonmonetary transactions for the years ended December 31, 2011, 2010 and 2009.

Operating Leases

The Company leases office and equipment space, and maintains equipment rentals, right-of-way contracts, building access fees and network capacity under various non-cancelable operating leases. The lease agreements, which expire at various dates through 2030, are subject, in many cases, to renewal options and provide for the payment of taxes, utilities and maintenance. Certain lease agreements contain escalation clauses over the term of the lease related to scheduled rent increases resulting from the pass through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. In accordance with SFAS No. 13, “Accounting for Leases,” (now known as FASB ASC 840), the Company recognizes rent expense on a straight-line basis and records a liability representing the difference between straight-line rent expense and the amount payable as an increase or decrease to a deferred liability. Any leasehold improvements related to operating leases are amortized over the lesser of their economic lives or the remaining lease term. Rent-free periods and other incentives granted under certain leases are recorded as reductions to rent expense on a straight-line basis over the related lease terms.

Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

For the purposes of the consolidated statements of cash flows, the Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash and cash equivalents are comprised of amounts that secure outstanding letters of credit issued in favor of various third parties.

Accounts Receivable, Allowance for Doubtful Accounts and Sales Credits

Accounts receivable are customer obligations for services sold to such customers under normal trade terms. The Company’s customers are primarily communications carriers, and corporate enterprise and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

government customers, located primarily in the U.S. and the United Kingdom (“U.K.”). The Company performs periodic credit evaluations of its customers’ financial condition. The Company provides allowances for doubtful accounts and sales credits. Provisions for doubtful accounts are recorded in selling, general and administrative expenses, while allowances for sales credits are recorded as reductions of revenue. The adequacy of the reserves is evaluated utilizing several factors including length of time a receivable is past due, changes in the customer’s creditworthiness, customer’s payment history, the length of the customer’s relationship with the Company, current industry trends and the current economic climate.

Property and Equipment

Property and equipment owned at the Effective Date are stated at their estimated fair values as of the Effective Date based on the Company’s reorganization value, net of accumulated depreciation and amortization incurred since the Effective Date. Purchases of property and equipment subsequent to the Effective Date are stated at cost, net of depreciation and amortization. Major improvements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to a capital project’s completion are reflected as construction in progress and are part of network infrastructure assets, as described below and included in property and equipment on the respective balance sheets. At December 31, 2011 and December 31, 2010, the Company had $57.8 and $54.0, respectively, of construction in progress. Certain internal direct labor costs of constructing or installing property and equipment are capitalized. Capitalized direct labor is determined based upon a core group of project managers, field engineers, network infrastructure engineers and equipment engineers. Capitalized direct labor is based upon time spent on capitalized projects and consists of salary, plus certain related benefits. These individuals’ capitalized labor costs are directly associated with the construction and installation of network infrastructure and equipment and customer installations. The salaries and related benefits of non-engineers and supporting staff that are part of the operations and engineering departments are not considered part of the pool subject to capitalization. Capitalized direct labor amounted to $10.2, $10.0, and $11.4 for the years ended December 31, 2011, 2010 and 2009, respectively. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements, which are amortized over the lesser of the estimated useful life of the improvement or the term of the lease.

Estimated useful lives of the Company’s property and equipment are as follows:

Network infrastructure assets and storage huts (except for risers and certain project installation costs, which are 5 years)	20 years
HVAC and power equipment	12 to 20 years
Transmission and IP equipment	5 to 7 years
Furniture, fixtures and equipment	4 to 7 years
Software and computer equipment	3 to 5 years
Leasehold improvements	Lesser of the estimated useful life of the improvement or the term of the lease

When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation is removed from the accounts, and resulting gains or losses are reflected in net income.

From time to time, the Company is required to replace or re-route existing fiber due to structural changes such as construction and highway expansions, which is defined as “relocation.” In such instances, the Company fully depreciates the remaining carrying value of network infrastructure removed or rendered unusable and capitalizes the costs of the new infrastructure placed into service. In certain circumstances, the local municipality

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

or agency is responsible for some or all of such amounts. The Company records its share of relocation costs in property and equipment and records the third party portion of such costs as accounts receivable. The Company capitalized relocation costs amounting to $1.8, $1.5 and $3.1 for the years ended December 31, 2011, 2010 and 2009, respectively. The Company fully depreciated the remaining carrying value of the network infrastructure rendered unusable, which on an original cost basis, totaled $0.31 ($0.15 on a net book value basis) for the year ended December 31, 2011 and, which on an original cost basis, totaled $0.21 ($0.14 on a net book value basis) for the year ended December 31, 2010 and, which on an original cost basis, totaled $0.3 ($0.2 on a net book value basis) for the year ended December 31, 2009. To the extent that relocation is temporary in nature, or requires only the movement of existing network infrastructure to another location or construction for an insignificant portion of the entire segment, the related costs are included in the Company’s results of operations.

In accordance with SFAS No. 34, “Capitalization of Interest Cost,” (now known as FASB ASC 835-20), interest on certain construction projects would be capitalized. Such amounts were considered immaterial, and accordingly, no such amounts were capitalized during each of the years ended December 31, 2011, 2010 and 2009.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (now known as FASB ASC 360-10-35), the Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such assets. The Company considers various factors to determine if an impairment test is necessary. The factors include: consideration of the overall economic climate, technological advances with respect to equipment, Company strategy, capital planning and certain operational issues. Since June 30, 2006, no event has occurred nor has the business environment changed to trigger an impairment test for assets in revenue service and operations. The Company also considers the removal of assets from the network as a triggering event for performing an impairment test. Once an item is removed from service, unless it is to be redeployed, it may have little or no future cash flows related to it. The Company performed annual physical counts of such assets that are not in revenue service or operations at or around September 30 of each year. With the assistance of a valuation report of the assets that are not in revenue service, prepared by an independent third party on a basis consistent with SFAS No. 157, “Fair Value Measurements,” (now known as FASB ASC 820-10), and pursuant to FASB ASC 360-10-35, the Company determined that the fair value of certain of these assets was less than the carrying value and accordingly, recorded provisions for impairment totaling $1.2 for the year ended December 31, 2011, $0.5 for the year ended December 31, 2010 and $0.4 for the year ended December 31, 2009. Additionally, at December 31, 2010, the Company recorded a $1.5 provision for impairment with respect to a discreet group of assets because of certain operational issues. The Company also recorded a provision for equipment impairment of $0.8 in the year ended December 31, 2009 to record the loss in value of certain equipment, most of which was eventually sold to an unaffiliated third party. (See Note 6, “Changes in Estimate.”)

Treasury Stock

Treasury stock is accounted for under the cost method.

Asset Retirement Obligations

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” (now known as FASB ASC 410-20), the Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company has asset retirement

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

obligations related to the de-commissioning and removal of equipment, restoration of leased facilities and the removal of certain fiber and conduit systems. Considerable management judgment is required in estimating these obligations. Important assumptions include estimates of asset retirement costs, the timing of future asset retirement activities and the likelihood of contractual asset retirement provisions being enforced. Changes in these assumptions based on future information could result in adjustments to these estimated liabilities.

Asset retirement obligations are generally recorded as “other long-term liabilities,” are capitalized as part of the carrying amount of the related long-lived assets included in property and equipment, net, and are depreciated over the life of the associated asset. Asset retirement obligations aggregated $8.1 and $7.9 at December 31, 2011 and 2010, respectively, of which $4.5 and $4.3, respectively, were included in “Accrued expenses,” at such dates, and $3.6 was included in “Other long-term liabilities” at both dates. Accretion expense, which is included in “Interest expense,” amounted to $0.27 for each of the years ended December 31, 2011 and 2009 and $0.28 for the year ended December 31, 2010.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” (now known as FASB ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. After an evaluation of the realizability of the Company’s deferred tax assets, the Company reduced its valuation allowance by $9.1, $7.3 and $183.0 during 2011, 2010 and 2009, respectively. See Note 8, “Income Taxes,” for a further discussion of the Company’s provision for income taxes.

The Company is subject to audits by various taxing authorities, and these audits may result in proposed assessments where the ultimate resolution results in the Company owing additional taxes. The Company is required to establish reserves under FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (now known as FASB ASC 740-10), when the Company believes there is uncertainty with respect to certain positions and the Company may not succeed in realizing the tax benefit. The Company believes that its tax return positions are appropriate and supportable under relevant tax law. The Company believes the estimates and assumptions used to support its evaluation of tax benefit realization are reasonable. Accordingly, no adjustments have been made to the consolidated financial statements for the years ended December 31, 2011, 2010 and 2009.

The Company’s reorganization resulted in a significantly modified capital structure as a result of applying fresh-start accounting in accordance with FASB ASC 852-10 on the Effective Date. Fresh start accounting has important consequences on the accounting for the realization of valuation allowances, related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. Prior to 2009, fresh start accounting required the reversal of these allowances to be recorded as a reduction of intangible assets until exhausted and thereafter as additional paid in capital. Beginning in 2009, in accordance with SFAS141(R), “Business Combinations (Revised),” (now known as FASB ASC 805), future utilization of such benefit will reduce income tax expense. This treatment does not result in any change in liabilities to taxing authorities or in cash flows.

Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested and therefore, no provision for domestic taxes has been provided thereon. Upon repatriation of those earnings, in

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

the form of dividends or otherwise, the Company would be subject to domestic income taxes, offset (in whole or in part) by foreign tax credits, related to income and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred domestic income tax liability is not practicable due to the complexities associated with its hypothetical calculation; however, foreign tax credit carryforwards would be available to reduce some portion of the domestic liability.

The Company’s policy is to recognize interest and penalties accrued as a component of operating expense. As of the date of adoption of FASB ASC 740-10, the Company did not have any accrued interest or penalties associated with any unrecognized income tax benefits, nor was any interest expense recognized during the years ended December 31, 2011, 2010 and 2009.

Foreign Currency Translation and Transactions

The Company’s reporting currency is the U.S. dollar. For those subsidiaries not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity and are reflected in the accompanying consolidated statements of comprehensive income. The Company’s foreign exchange transaction gains (losses) are generally included in “other income (expense), net” in the consolidated statements of operations.

Stock Options

On September 8, 2003, the Company adopted the fair value provisions of SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” (“SFAS No. 148”), (now known as FASB ASC 718-10). SFAS No. 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”), (also now known as FASB ASC 718-10), to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. See Note 12, “Stock-Based Compensation.”

Under the fair value provisions of FASB ASC 718-10, the fair value of each stock-based compensation award is estimated at the date of grant, using the Black-Scholes option pricing model for stock option awards. The Company did not have a historical basis for determining the volatility and expected life assumptions in the model due to the Company’s limited market trading history; therefore, the assumptions used for these amounts are an average of those used by a select group of related industry companies. Most stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The Company recognizes the related stock-based compensation expense of such awards on a straight-line basis over the vesting period for each tranche in an award. Upon consummation of the Company’s Plan of Reorganization, all then outstanding stock options were cancelled.

Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” (“SFAS No. 123(R)”), (now known as FASB ASC 718), using the modified prospective method. SFAS No. 123(R) requires all share-based awards granted to employees to be recognized as compensation expense over the vesting period, based on fair value of the award. The fair value method under SFAS No. 123(R) is similar to the fair value method under SFAS No. 123 with respect to measurement and recognition of stock-based compensation expense except that SFAS No. 123(R) requires an estimate of future forfeitures, whereas SFAS No. 123 allowed companies to estimate forfeitures or recognize the impact of forfeitures as they occur. As the Company recognized the impact of forfeitures as they occurred under SFAS No. 123, the adoption of

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

SFAS No. 123(R) did result in different accounting treatment, but it did not have a material impact on the Company’s consolidated financial statements.

There were no options to purchase shares of common stock granted during the years ended December 31, 2011, 2010 and 2009.

Restricted Stock Units

Compensation cost for restricted stock unit awards that are not performance-based is measured based upon the quoted closing market price for the Company’s stock on the date of grant. The related compensation cost is recognized on a straight-line basis over the vesting period. Compensation expense for performance-based restricted stock unit awards is measured based upon the quoted market price for the Company’s stock on the date that the performance targets have been established and communicated to the grantee. Related compensation cost is recognized based upon a review of the performance targets and determination that such performance targets have been achieved, on a straight-line basis over the vesting period. See Note 12, “Stock-Based Compensation.”

Stock Warrants

In connection with the Plan of Reorganization described in Note 1, “Background and Organization,” the Company issued to holders of general unsecured claims as part of the settlement of such claims (i) five year warrants to purchase 1,418,918 shares of common stock with an exercise price of $10.00 per share (expired September 8, 2008) (the “Five Year Warrants”) and (ii) seven year warrants to purchase 1,669,316 shares of common stock with an exercise price of $12.00 per share (expired September 8, 2010) (the “Seven Year Warrants”). The stock warrants were treated as equity upon their exercise based upon the terms of the warrant and cash received. Stock warrants to purchase shares of common stock exercised totaled 858,530 and 725,326 in 2010 and 2009, respectively.

Under the terms of the five year and seven year warrant agreements (collectively, the “Warrant Agreements”), if the market price of the Company’s common stock, as defined in the Warrant Agreements, 60 days prior to the expiration date of the respective warrants, was greater than the warrant exercise price, the Company was required to give each warrant holder notice that at the warrant expiration date, the warrants would be deemed to have been exercised pursuant to the net exercise provisions of the respective Warrant Agreements (the “Net Exercise”), unless the warrant holder elected, by written notice, to not exercise its warrants. Under the Net Exercise, shares issued to the warrant holders would be reduced by the number of shares necessary to cover the aggregate exercise price of the shares, valuing such shares at the current market price, as defined in the Warrant Agreements. Any fractional shares, otherwise issuable, would be paid in cash.

At September 8, 2008, the expiration date of the Five Year Warrants, the required conditions were met for the Net Exercise. In total, Five Year Warrants to purchase 318,526 shares of common stock were deemed exercised on a net exercise basis (including warrants to purchase 778 shares of common stock, which were exercised on a net exercise basis prior to expiration), of which 213,432 shares were issued to the warrant holders, 105,094 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In addition, Five Year Warrants to purchase 50 shares of common stock were cancelled in accordance with instructions from warrant holders. The exercises of the Five Year Warrants by holders generated cash of $11.0.

At September 8, 2010, the expiration date of the Seven Year Warrants, the required conditions were met for the Net Exercise and accordingly, Seven Year Warrants to purchase 13,626 shares of common stock were

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

exercised at expiration, of which 10,409 shares were issued to warrant holders and 3,217 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In total, Seven Year Warrants to purchase 443,504 shares of common stock were deemed exercised on a net exercise basis (441,688 in 2010), of which 353,598 shares were issued to the warrant holders, 89,906 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In addition, Seven Year Warrants to purchase 26 shares of common stock were determined to be undeliverable and were cancelled. The exercises of the Seven Year Warrants by holders generated cash of $14.7.

Derivative Financial Instruments

The Company has utilized and may, from time to time in the future, utilize derivative financial instruments known as interest rate swaps (“derivatives”) to mitigate its exposure to interest rate risk. The Company purchased the first interest rate swap on August 4, 2008 to hedge the interest rate on the initial $24.0 (original principal) term loan under the Secured Credit Facility (as such term is defined in Note 9, “Long-Term Debt—Secured Credit Facility,” below) and the Company purchased a second interest rate swap on November 14, 2008 to hedge the interest rate on the additional $12.0 (original principal) term loan provided by SunTrust Bank. (See Note 9, “Long-Term Debt—Secured Credit Facility.”) The Company accounted for the derivatives under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (now known as FASB ASC 815). FASB ASC 815 requires that all derivatives be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. By policy, the Company has not historically entered into derivatives for trading purposes or for speculation. Based on criteria defined in FASB ASC 815, the interest rate swaps were considered cash flow hedges and were 100% effective. Accordingly, changes in the fair value of derivatives were recorded each period in other comprehensive loss. Changes in the fair value of the derivatives reported in accumulated other comprehensive loss were reclassified into earnings in the period in which earnings were impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges, if any, would be recognized in current period earnings. The unrealized net loss recorded in accumulated other comprehensive loss at December 31, 2010 was $0.6 for the interest rate swaps. The mark-to-market value of the cash flow hedges was recorded in current assets, current liabilities, other non-current assets or other long-term liabilities, as applicable, and the offsetting gains or losses in other comprehensive loss. Both interest rate swaps were settled in January 2011.

On January 1, 2009, the Company adopted SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133,” (now known as FASB ASC 815-10). FASB ASC 815-10 changes the disclosure requirements for derivatives and hedging activities. Entities are required to provide enhanced disclosures about (i) how and why an entity uses derivatives; (ii) how derivatives and related hedged items are accounted for under FASB ASC 815-10; and (iii) how derivatives and related hedged items affect an entity’s financial position and cash flows.

The Company has, when applicable, minimized its credit risk relating to counterparties of its derivatives by transacting with multiple, high quality counterparties, thereby limiting exposure to individual counterparties, and by monitoring the financial condition of its counterparties.

All derivatives were recorded on the Company’s consolidated balance sheets at fair value. Accounting for the gains and losses resulting from changes in the fair value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting in accordance with FASB ASC 815-10. At December 31, 2010, net interest rate swap derivative liabilities of $0.6 were included in “Accrued expenses” in the Company’s consolidated balance sheet. The swap agreements were settled in January 2011 as described below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Derivatives recorded at fair value in the Company’s consolidated balance sheets as of December 31, 2011 and 2010 consisted of the following:

	Derivative Liabilities
Derivatives designated as hedging instruments	December 31, 2011	December 31, 2010
Interest rate swap agreement expiring August 1, 2011(*)	$—	$0.4
Interest rate swap agreement expiring November 1, 2011(*)	—	0.2

Total derivatives designated as hedging instruments	$—	$0.6

(*)	The derivative liabilities are two interest rate swap agreements with original three year terms, which were included in “Accrued expenses” in the Company’s consolidated balance sheet at December 31, 2010.

Interest Rate Swap Agreements

The notional amounts provide an indication of the extent of the Company’s involvement in such agreements but do not represent its exposure to market risk. The following table shows the notional amount outstanding, maturity date, and the weighted average receive and pay rates of the interest rate swap agreements as of December 31, 2011 and 2010.

Notional Amount			Weighted Average Rate
December 31, 2011	December 31, 2010	Maturity Date	Pay	Receive
$—	$18.9	August 1, 2011	3.65%	0.72%
—	9.5	November 1, 2011	2.635%	0.40%

$—	$28.4

Interest expense under these agreements, and the respective debt instruments that they hedge, are recorded at the net effective interest rate of the hedged transaction.

The swap agreements were settled in January 2011 in connection with the repayment of the term loans under the Secured Credit Facility and the closing of the $250 Million Secured Revolving Credit Facility (as such terms are defined in Note 9, “Long-Term Debt—$250 Million Secured Revolving Credit Facility,” below). The cost of $0.5 to settle the swap agreements was included in “Other (expense) income, net” in the Company’s consolidated statement of operations for the year ended December 31, 2011.

Fair Value of Financial Instruments

The Company adopted SFAS No. 157, “Fair Value Measurements,” (now known as FASB ASC 820-10), for the Company’s financial assets and liabilities effective January 1, 2008. This pronouncement defines fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. FASB ASC 820-10 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820-10 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost), which are each based upon observable and unobservable inputs. Observable inputs

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. FASB ASC 820-10 utilizes a fair value hierarchy that prioritizes inputs to fair value measurement techniques into three broad levels:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2:	Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3:	Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company’s investment in overnight money market institutional funds, which amounted to $110.0 and $48.2 at December 31, 2011 and December 31, 2010, respectively, is included in cash and cash equivalents on the accompanying balance sheets and is classified as a Level 1 asset.

The Company was party to two interest rate swaps, which were utilized to modify the Company’s interest rate risk. The Company recorded the mark-to-market value of the interest rate swap contracts of $0.6 (which was included in “Accrued expenses”) in the Company’s consolidated balance sheet at December 31, 2010. At December 31, 2010, the Company used third parties, as well as its own market analysis to determine the fair value of each of the interest rate swap agreements. The fair value of the interest rate swap contracts were classified as Level 2 liabilities. The swap agreements were settled in January 2011 in connection with the repayment of the term loans under the Secured Credit Facility and the closing of the $250 Million Secured Revolving Credit Facility. The cost of $0.5 to settle the swap agreements was included in “Other (expense) income, net” in the Company’s consolidated statement of operations for the year ended December 31, 2011.

The Company’s consolidated balance sheets include the following financial instruments: short-term cash investments, trade accounts receivable, trade accounts payable and note payable. The Company believes the carrying amounts in the financial statements approximate the fair value of these financial instruments due to the relatively short period of time between the origination of the instruments and their expected realization or the interest rates which approximate current market rates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of short-term cash investments and accounts receivable. The Company does not enter into financial instruments for trading or speculative purposes. The Company’s cash and cash equivalents are invested in investment-grade, short-term investment instruments with high quality financial institutions. The Company’s trade receivables, which are unsecured, are geographically dispersed, and no single customer accounts for greater than 10% of consolidated revenue or accounts receivable, net. The Company performs ongoing credit evaluations of its customers’ financial condition. The allowance for non-collection of accounts receivable is based upon the expected collectability of all accounts receivable. The Company places its cash and cash equivalents primarily in commercial bank accounts in the U.S. Account balances generally exceed federally insured limits.

401(k) and Other Post-Retirement Benefits

The Company has a Profit Sharing and 401(k) Plan (the “Plan”) for its employees in the U.S., which permits employees to make contributions to the Plan on a pre-tax salary reduction basis in accordance with the provisions of the Internal Revenue Code and permits the employer to provide discretionary contributions. All full-time U.S.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

employees are eligible to participate in the Plan at the beginning of the month following three months of service. Eligible employees may make contributions subject to the limitations defined by the Internal Revenue Code. The Company matches 50% of a U.S. employee’s contributions, up to the amount set forth in the Plan. Matched amounts vest based upon an employee’s length of service. The Company’s subsidiaries in the U.K. have a different plan under which contributions are made up to a maximum of 8% when U.K. employee contributions reach 5% of salary. Under the U.K. plan, contributions are made at two levels. When a U.K. employee contributes 3% or more but less than 5% of their salary to the plan, the Company’s contribution is fixed at 5% of the salary. When a U.K. employee contributes over 5% of their salary to the plan, the Company’s contribution is fixed at 8% of the salary (regardless of the percentage of the contribution in excess of 5%).

The Company contributed $1.6 for the year ended December 31, 2011 and $1.5 for each of the years ended December 31, 2010 and 2009, net of forfeitures for its obligations under these plans.

Taxes Collected from Customers

In June 2006, the Emerging Issues Task Force (“EITF”) ratified the consensus on EITF No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation),” (“EITF No. 06-3”), (now known as FASB ASC 605-45). FASB ASC 605-45 requires that companies disclose their accounting policies regarding the gross or net presentation of certain taxes. Taxes within the scope of FASB ASC 605-45 are any taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer and may include, but are not limited to, sales, use, value added and some excise taxes. In addition, if such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The Company adopted EITF No. 06-3 effective January 1, 2007. The Company records Universal Service Fund (“USF”) contributions relating to certain services it provides on a net basis in accordance with the guidelines of EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” (also now known as FASB ASC 605-45). The Company’s policy is to record all such fees, contributions and taxes within the scope of FASB ASC 605-45 on a net basis.

Reclassifications

Certain reclassifications have been made to the consolidated financial statements for the year ended December 31, 2011 to conform to the classifications used for the year ended December 31, 2010.

Recently Issued Accounting Pronouncements

In August 2009, the FASB issued ASU No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value.” ASU No. 2009-5 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of ASC Topic 820. ASU No. 2009-5 is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of ASU No. 2009-5 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605)—Multiple Deliverable Revenue Arrangements.” ASU No. 2009-13 eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

relative selling price method and expands the disclosures related to multiple-deliverable revenue arrangements. ASU No. 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier adoption permitted. The adoption of ASU No. 2009-13 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-02, “Consolidation (Topic 810)—Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification.” ASU No. 2010-02 clarifies that the scope of the decrease in ownership provisions of Topic 810 applies to a subsidiary or group of assets that is a business, a subsidiary that is a business that is transferred to an equity method investee or a joint venture or an exchange of a group of assets that constitutes a business for a noncontrolling interest in an entity and does not apply to sales in substance of real estate. ASU No. 2010-02 is effective as of the beginning of the period in which an entity adopts SFAS No. 160 or, if SFAS No. 160 has been previously adopted, the first interim or annual period ending on or after December 15, 2009, applied retrospectively to the first period that the entity adopted SFAS No. 160. The adoption of ASU No. 2010-02 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements.” ASU 2010-06 requires new disclosures regarding transfers in and out of the Level 1 and 2 and activity within Level 3 fair value measurements and clarifies existing disclosures of inputs and valuation techniques for Level 2 and 3 fair value measurements. ASU 2010-06 also includes conforming amendments to employers’ disclosures about postretirement benefit plan assets. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure of activity within Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of ASU No. 2010-06 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements.” ASU 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement that an SEC filer disclose the date through which subsequent events have been evaluated. ASU 2010-09 was effective upon issuance. The adoption of ASU 2010-09 had no effect on the Company’s financial position, results of operations or cash flows.

In April 2010, the FASB issued ASU 2010-13, “Compensation—Stock Compensation (Topic 718)—Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The adoption of ASU 2010-13 did not have a material impact on the Company’s financial position, results of operations or cash flows.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 3: PREPAID COSTS AND OTHER CURRENT ASSETS

Prepaid costs and other current assets as of December 31, 2011 and 2010 consist of the following:

	December 31,
	2011	2010
Prepaid property taxes	$2.8	$2.7
Prepaid right-of-way charges	2.5	2.3
Prepaid telecom	2.1	1.5
Prepaid insurance	1.6	1.0
Prepaid maintenance	0.8	1.6
Prepaid rent	0.8	0.6
Reimbursable relocation costs	0.5	2.6
State income tax deposits in 2011 and state and federal income tax deposits in 2010	0.2	0.4
Other receivables	1.7	0.8
Other prepaids	1.2	0.9
Deposits	—	0.4

Total	$14.2	$14.8

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2011 and 2010 consist of the following:

	December 31,
	2011	2010
Leasehold improvements	$8.7	$5.8
Furniture, fixtures and equipment	39.7	32.2
Network infrastructure assets, including transmission and IP equipment	917.0	788.1

Total property and equipment	965.4	826.1
Accumulated depreciation and amortization	(353.9)	(285.3)

Property and equipment, net	$611.5	$540.8

Included in network infrastructure assets was certain transmission and IP equipment held in inventory for future use, which had an original cost of $40.5 and $32.4, accumulated depreciation of $20.1 and $15.0 and net carrying values of $20.4 and $17.4 at December 31, 2011 and 2010, respectively.

In addition, at December 31, 2011 and 2010, the Company had assets held for sale or disposition with net book values totaling $0.1 and $0.6, respectively, (net of allowances for equipment impairment of $0.3 and $0.5 at December 31, 2011 and 2010, respectively), which were included in network infrastructure assets, including transmission and IP equipment above.

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2011, 2010, and 2009 was approximately $75.3, $63.3 and $52.0, respectively.

Included in costs of revenue for the years ended December 31, 2011, 2010 and 2009 are provisions for impairment of $1.2, $2.0 and $1.2, respectively, with respect to certain assets removed from the network and either sold or disposed or made available for sale or disposition.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 5: SUBORDINATED INVESTMENT

In January 2008, the Company became a strategic member, as defined, of MediaXstream, LLC, a newly formed limited liability company that was created to provide transport and managed network services for the production and broadcast industries (“MediaX”). MediaX was formed with preferred members who contributed cash and strategic members and management members who contribute services. The Company’s interest did not provide any voting rights on MediaX’s Board of Managers. The Company agreed to contribute certain monthly services pursuant to a 51 month contract, which commenced April 2008, for an interest in MediaX. Distributions to the Company were subordinated to distributions to the preferred members of their original investment plus a preferred return. Based upon amounts contributed, the Company’s nominal ownership interest was approximately 15.4% of equity. MediaX was a start-up company with no operating history. Distributions on the Company’s investment were subordinated to the distributions to the preferred members and the Company’s interest did not provide any level of control. These factors indicated that the fair value of the Company’s investment in MediaX was not significant. Accordingly, the Company has not reflected the services contributed as revenue or the corresponding investment in MediaX in its financial statements. The cost of providing such services is included in costs of revenue in the relevant period. The Company contributed services to MediaX of $1.7 in each of the years ended December 31, 2011, 2010 and 2009, which represents the estimated fair value of the services and not the actual costs of providing such services, which are not significant. In December 2009, all of the ownership interests in MediaX, including the ownership interest held by us, were purchased by Hibernia Group ehf. Pursuant to the purchase agreement, the Company is entitled to an earnout payment in the event that MediaX achieves certain financial performance results. The Company will continue to contribute services in accordance with the original contract. The Company will record distributions from its investment in MediaX, if any, as income when received.

Additionally, the Company provides other services to MediaX on the same basis as it provides to other customers. The Company billed MediaX for services and reimbursements of $0.7 during each of the years ended December 31, 2011 and 2010 and $0.6 during the year ended December 31, 2009.

NOTE 6: CHANGES IN ESTIMATE

Effective January 1, 2010, the Company changed the estimated useful lives for its IP equipment from seven years to five years. Additionally, the Company changed the estimated useful lives for certain capitalized labor from 20 years to seven years. Effective as of October 1, 2011, the Company changed the estimated useful lives for certain capitalized labor from seven to five years, and began depreciating assets under the Company’s sparing program, in accordance with their respective asset class lives. The effect of these changes on the Company’s operating results has not been and will not be material.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 7: ACCRUED EXPENSES

Accrued expenses as of December 31, 2011 and 2010 consist of the following:

	December 31,
	2011	2010
Accrued transaction taxes	$21.5	$18.3
Accrued capital expenditures	15.2	13.0
Accrued payroll, bonuses and employee benefits	12.8	12.2
Accrued property tax	5.8	7.6
Accrued telecommunication costs	4.6	3.7
Asset retirement obligations	4.5	4.3
Accrued conduit, right-of-way and occupancy expenses	3.7	3.7
Current income taxes payable	2.5	3.1
Accrued repairs and maintenance	1.8	1.0
Accrued litigation costs	0.7	0.7
Current portion of deferred fair market value rent liability	0.6	0.6
Accrued other professional fees, including directors’ fees	0.4	0.7
Accrued utilities	0.3	0.4
Accrued accounting and auditing fees	0.3	0.2
Capital lease obligation, current	0.2	0.1
Accrued interest	0.1	0.2
Other	1.8	2.0

Total	$76.8	$71.8

NOTE 8: INCOME TAXES

Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. The provision for (benefit from) income taxes for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Years Ended December 31,
	2011	2010	2009
Current
Federal	$—	$—	$(5.3)
State	1.3	1.3	0.7
Foreign	—	—	—

	1.3	1.3	(4.6)

Deferred
Federal	39.2	33.5	(157.5)
State	5.6	4.8	(22.5)
Foreign	(6.1)	(5.1)	(3.0)

	38.7	33.2	(183.0)

Total provision for (benefit from) income taxes	$40.0	$34.5	$(187.6)

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Deferred income taxes result from temporary differences in the financial reporting basis and tax basis of assets and liabilities. The following is a summary of the significant items giving rise to the components of the Company’s deferred tax assets and liabilities.

	December 31,
	2011	2010
Deferred tax assets:
Property and equipment	$70.9	$153.0
Net operating loss (“NOL”) carryforwards	118.0	91.5
Accruals and reserves	13.0	12.9
Rent	0.4	0.6
Deferred compensation	4.9	2.4
Other	11.6	11.2

Total deferred tax assets	218.8	271.6
Valuation allowance	(49.1)	(58.2)

Net deferred tax assets	169.7	213.4
Deferred tax liability: deferred revenue	(59.0)	(63.7)

Total net deferred tax assets	$110.7	$149.7

For each of the years ended December 31, 2011 and 2010, the Company recorded a current net tax expense for capital-based state taxes of $1.3. The Company provided for income taxes at the statutory rate for 2011, 2010 and 2009. In 2011, 2010 and 2009, the Company recognized $9.2, $7.3 and $183.0 of non-cash tax benefits as a result of reducing certain valuation allowances previously established with respect to deferred tax assets in the U.S. and the U.K. We believe it is more likely than not that we will utilize these assets to reduce or eliminate tax payments in future periods. The Company’s evaluation encompassed (i) a review of its recent history of profitability in the U.S. and U.K. for the past three years; (ii) a review of internal financial forecasts demonstrating its expected capacity to utilize deferred tax assets; and (iii) a reassessment of tax benefits recognition under FASB ASC 740.

	Years Ended December 31,
	2011	2010	2009
Income before income taxes:
Domestic	$103.9	$98.0	$89.5
Foreign	8.8	5.9	4.5

Total	$112.7	$103.9	$94.0

Rate Reconciliation:
Tax at statutory rate	35.0%	35.0%	35.0%
State income tax, net of federal benefit	5.7%	4.7%	0.5%
Valuation allowance	(8.2)%	(7.1)%	(233.0)%
Permanent items	3.0%	0.6%	(2.1)%

Tax provision (benefit)	35.5%	33.2%	(199.6)%

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

In connection with the Company’s emergence from bankruptcy, the Company realized substantial cancellation of debt income (“CODI”). This income was not taxable for U.S. income tax purposes because the CODI resulted from the Company’s reorganization under the Bankruptcy Code. However, for U.S. income tax reporting purposes, the Company is required to reduce certain tax attributes, including (a) net operating loss carryforwards, (b) capital losses, (c) certain tax credit carryforwards, and (d) tax basis in assets, in a total amount equal to the gain on the extinguishment of debt. The reorganization of the Company on the Effective Date constituted an ownership change under Section 382 of the Internal Revenue Code, and the use of any of the Company’s NOL’s, capital losses, and tax credit carryforwards, remaining after applying these provisions, and certain subsequently recognized “built-in” losses and deductions, if any, existing prior to the ownership change, were subject to an overall annual limitation through December 31, 2008.

As of December 31, 2011, the Company has domestic NOL carryforwards of $283.5 and foreign NOL carryforwards of $41.1. Certain of these NOL carryforwards begin to expire in 2024. The Company’s use of $137.7 of its domestic NOL carryforward is limited to $8.1 per annum and $145.8 is unlimited. These NOL carryforwards may be subject to future limitation by Section 382 of the United States Internal Revenue Code.

The Company and its subsidiaries’ income tax returns are routinely examined by various tax authorities. The statute of limitations is open with respect to tax years 2007 to 2010. The statute of limitations for returns filed with respect to these years will begin to expire in 2012.

NOTE 9: LONG-TERM DEBT

$250 Million Secured Revolving Credit Facility

On January 28, 2011, the Company closed a five year $250 secured revolving credit facility (the “$250 Million Secured Revolving Credit Facility”) with the lender parties thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent (the “Administrative Agent”). The Lenders received a first priority security interest in and lien on substantially all of the Company’s domestic assets and 65% of the ownership interest in the Company’s principal foreign subsidiaries. Loans under the $250 Million Secured Revolving Credit Facility bear interest, for any interest period of one, two or three months or if agreed to, longer interest periods at the Company’s option, at either the Base Rate (as defined in the $250 Million Secured Revolving Credit Facility) plus the applicable margin ranging from 1.25% to 2.00%, or alternately, the Adjusted LIBO Rate (as defined in the $250 Million Secured Revolving Credit Facility) plus the applicable margin ranging from 2.25% to 3.00%. The Company is also required to pay an unused commitment fee ranging from 0.375% to 0.50% per annum based on the daily average undrawn portion of the $250 Million Secured Revolving Credit Facility. The applicable margin and the unused commitment fee will be determined based on the Company’s Leverage Ratio based on Consolidated Total Debt to Consolidated EBITDA (each as defined in the $250 Million Secured Revolving Credit Facility).

The $250 Million Secured Revolving Credit Facility includes an uncommitted accordion feature that permits the Company to increase the aggregate principal amount by up to $125.0 through one or more term loans or additional revolving credit, subject to the agreement by one or more Lenders to provide such additional principal amount.

The Company borrowed $55.0 at closing, of which $5.0 was used to pay bank fees and legal expenses, $49.9 was used to repay the Secured Credit Facility (as defined below) and $0.1 was used for general corporate purposes. The initial borrowings under the $250 Million Secured Revolving Credit Facility carried an interest rate of 4.50% (base rate of 3.25% plus applicable margin of 1.25%). The Company converted the interest rate to

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

the Adjusted LIBO Rate option as of February 4, 2011, at which time the interest rate was changed to 2.52% (0.27% Adjusted LIBO Rate plus applicable margin of 2.25%). At December 31, 2011, the $250 Million Secured Revolving Credit Facility carried an interest rate of 2.53% (0.28% Adjusted LIBO Rate plus applicable margin of 2.25%).

The Company has the right to prepay any outstanding loan under the $250 Million Secured Revolving Credit Facility prior to its maturity without premium or penalty.

The Company is required to comply with a number of affirmative, negative and financial covenants. Among other things, these covenants require the Company to provide notices of material events and information regarding collateral, restrict the Company’s ability, subject to certain exceptions and baskets, to incur additional indebtedness, grant liens on assets, undergo fundamental changes, make investments, sell assets, make restricted payments (including the ability to pay dividends) and engage in affiliate transactions, and require the Company to maintain a Leverage Ratio not greater than 2.5 to 1.0 and an Interest Coverage Ratio (as such terms are defined in the $250 Million Secured Revolving Credit Facility) of not less than 3.0 to 1.0. At December 31, 2011, based upon the Company’s Leverage Ratio, its cash balance and its availability under the $250 Million Secured Revolving Credit Facility, $257.5 of retained earnings is unrestricted for dividend purposes and the balance is restricted.

The $250 Million Secured Revolving Credit Facility contains customary events of default (subject to customary grace periods, cure rights and materiality thresholds), including, among others, failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-default and cross-acceleration of material indebtedness, certain bankruptcy and insolvency events, certain judgments, certain ERISA events and a change of control.

Following an event of default under the $250 Million Secured Revolving Credit Facility, the Administrative Agent and the Lenders would be entitled to take various actions, including the acceleration of amounts due under the $250 Million Secured Revolving Credit Facility and seek other customary remedies that may be taken by secured creditors.

The outstanding principal amount of all revolving credit loans, together with accrued and unpaid interest thereon, will be due and payable on January 28, 2016.

In connection with the January 2011 closing of the $250 Million Secured Revolving Credit Facility, the Company also settled the two interest rate swaps at a total cost of $0.5, which is included in “Other income (expense), net” in the Company’s consolidated statement of operations for the year ended December 31, 2011. The Company also wrote-off $1.1 in unamortized debt issuance costs associated with the Secured Credit Facility, which is also included in “Other income (expense), net” in the Company’s consolidated statement of operations for the year ended December 31, 2011.

As of December 31, 2011, $195.0 was available for borrowings under the $250 Million Secured Revolving Credit Facility.

The Company was in compliance with all of its debt covenants as of December 31, 2011.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Secured Credit Facility

On February 29, 2008, the Company, excluding certain foreign subsidiaries, entered into a Credit and Guaranty Agreement (as amended, the “Credit Agreement”) providing for a $60.0 senior secured credit facility (the “Secured Credit Facility”), consisting of an $18.0 revolving credit facility (the “Revolver”) and a $42.0 term loan facility (the “Term Loan”), which was comprised of $24.0 advanced at closing and up to $18.0 of which originally could be drawn within nine months of closing at the Company’s option (the “Delayed Draw Term Loan”). The Secured Credit Facility was secured by substantially all of the Company’s domestic assets. In September 2008, the Delayed Draw Term Loan option, which was originally scheduled to expire on November 25, 2008, was extended to June 30, 2009 and then subsequently extended to December 31, 2009. The Revolver and the Term Loan each had a term of five years from February 29, 2008. The Company paid an upfront fee of 1.5% ($0.9) of the total amount of the Secured Credit Facility and paid $0.3 to its unaffiliated third party financial advisors who assisted the Company. The Company was also liable for an unused commitment fee of 0.75% per annum. Interest accrued at LIBOR (30, 60, 90 or 180 day rates) or at the announced base rate of the administrative agent at the Company’s option, plus the applicable margins, as defined. The Company chose 30 day LIBOR as the interest rate, plus the applicable margin of 3% effective September 30, 2008. Additionally, the Company was originally required to maintain an unrestricted cash balance at all times of at least $20.0. On February 29, 2008, the Company received proceeds, pursuant to the Term Loan of $24.0, less debt issuance costs. Under the provisions of the Term Loan, the initial advance was at the base rate of interest, plus the margin (8.25% at February 29, 2008) and converted to LIBOR, plus 3.25% per annum (6.26%) on March 5, 2008.

The Company’s ability to draw upon the available commitments under the Revolver was subject to compliance with all of the covenants contained in the Credit Agreement and the Company’s continued ability to make certain representations and warranties. Among other things, these covenants imposed limits on annual capital expenditures (through 2010), provided that the Company’s net total funded debt ratio could not at any time exceed a specified amount and required that the Company maintained a minimum consolidated fixed charges coverage ratio. In addition, the Credit Agreement prohibited the Company from paying dividends (other than in its own shares or other equity securities) and from making certain other payments, including payments to acquire the Company’s equity securities other than under specified circumstances, which include the repurchase of the Company’s equity securities from employees and directors in an aggregate amount not to exceed $15.0. The Company obtained a waiver from the Lenders to effectuate the dividend paid in December 2010.

On September 26, 2008, the Company executed a joinder agreement to the Secured Credit Facility that added an additional lender and increased the amount of the Secured Credit Facility to $90.0 effective October 1, 2008; the Revolver increased to $27.0, the Term Loan increased to $36.0 and the available Delayed Draw Term Loan increased to $27.0. In connection with the joinder agreement, the Company paid a $0.45 fee at closing and an aggregate of $0.25 of advisory fees. The additional amount of the Term Loan of $12.0 was advanced on October 1, 2008.

Effective August 4, 2008, the Company entered into a swap arrangement under which it fixed its borrowing costs with respect to the $24.0 (original principal) Term Loan outstanding for three years at 3.65%, plus the applicable margin of 3.25%, which was reduced to 3.00% on September 30, 2008. On November 14, 2008, the Company entered into a swap arrangement under which it fixed its borrowing costs with respect to the additional $12.0 (original principal) under the Term Loan borrowed on October 1, 2008 for three years at 2.635% per annum, plus the applicable margin of 3.00%.

On June 29, 2009, the Company and the Lenders entered into an amendment to the Credit Agreement, which extended the availability of the Delayed Draw Term Loan commitments from June 30, 2009 to December 31,

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

2009, and provided for the reduction of these commitments by $0.81 on each of June 30, 2009, September 30, 2009 and December 31, 2009. In addition, the Company’s obligation to maintain a minimum balance of $20.0 in cash deposits at all times was eliminated.

On December 31, 2009, the Company borrowed $24.57 under the Delayed Draw Term Loan, which carried interest at 30 day LIBOR (0.25750% at December 31, 2010), plus the applicable margin of 3.00%. The Delayed Draw Term Loan provided for payment terms similar to the Term Loan.

The Term Loan provided for monthly payments of interest and quarterly installments of principal of $1.08, which commenced on June 30, 2009. The quarterly installment of principal increased to $1.89 beginning March 31, 2010 to take into consideration the Delayed Draw Term Loan repayment schedule. The aggregate quarterly principal repayment was scheduled to increase to $2.52 on June 30, 2012 with the balance of $32.76, plus accrued unpaid interest, due on February 28, 2013.

Additionally, the Company executed a $1.0 standby letter of credit in favor of the City of New York to secure the Company’s franchise agreement, which was collateralized by $1.0 of availability under the Revolver. The standby letter of credit, originally scheduled to expire May 1, 2010, was renewed and extended.

The Term Loan and the Delayed Draw Term Loan, plus accrued interest, totaling $49.9 were repaid on January 28, 2011 upon the closing of the $250 Million Secured Revolving Credit Facility. The standby letter of credit in favor of the City of New York was terminated in connection with the repayment and replaced by $1.0 standby letter of credit (secured by a $1.0 restricted cash balance) with a term scheduled to expire January 2013, subject to annual renewals at the Company’s option to January 2016.

Obligation under Capital Lease

The Company is obligated under a capital lease for certain indefeasible rights-of-use, which is included as a network infrastructure asset in property and equipment, net.

At December 31, 2011, future minimum payments under the capital lease are as follows:

Year	Amount
2012	$0.3
2013	0.2
2014	0.3
2015	0.2
2016	0.3
Thereafter	0.2

Total minimum lease payments	1.5
Less: amount representing interest	(0.3)

Obligation under capital lease	1.2
Less: current portion	(0.2)

Total long-term obligation	$1.0

The long-term portion is reported within “Other long-term liabilities.”

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 10: SHAREHOLDERS’ EQUITY

Dividends

In November 2010, we obtained waivers from our lenders (Societe Generale, SunTrust Bank and CIT Lending Services Corporation) to permit a $5.00 per share dividend. On November 23, 2010, we announced that our Board of Directors declared a special one-time cash dividend of $5.00 per share on our common stock (the “Special Cash Dividend”). The Special Cash Dividend was paid on December 27, 2010 to the stockholders of record at the close of business on December 6, 2010. The aggregate amount of the payment made in connection with the Special Cash Dividend was approximately $129.0. On December 20, 2010, the Company’s Board of Directors granted restricted stock units (the “RSU Dividend”) to holders of unvested restricted stock units on the record date of the Special Cash Dividend in order to provide these holders with an amount that approximated the value of the Special Cash Dividend. In total, the Company granted 40,508 restricted stock units pursuant to the RSU Dividend, of which 1,246 restricted stock units vested in February 2011 based upon the achievement of certain performance targets established for fiscal year 2010, of which 28,656 restricted stock units vested on November 15, 2011, of which 9,360 vested on November 16, 2011 and of which 1,246 restricted stock units vested on February 10, 2012 based upon the determination by the Compensation Committee of the Board of Directors that certain performance targets established for fiscal year 2011 had been met.

Additionally, on December 20, 2010, the Company’s Board of Directors granted shares of common stock (the “Option Dividend”) to holders of vested unexercised options to purchase shares of common stock in order to provide these holders with an amount that approximated the value of the Special Cash Dividend. On December 27, 2010, the Company delivered 9,281 shares of common stock pursuant to the Option Dividend. Additionally, the Company paid cash to one former employee and to the estate of one deceased employee totaling $0.007. In the fourth quarter of 2010, the Company recorded stock-based compensation expense of $0.5 in connection with the Option Dividend.

Stock Split

On August 3, 2009, the Board of Directors of the Company authorized a two-for-one common stock split, effected in the form of a 100% stock dividend, which was distributed on September 3, 2009. Each shareholder of record on August 20, 2009 received one additional share of common stock for each share of common stock held on that date. All share and per share information for prior periods, including warrants, options to purchase common shares, restricted stock units, warrant and option exercise prices, shares reserved under the 2003 Plan and the 2008 Plan, weighted average fair value of options granted, common stock and additional paid-in capital accounts on the consolidated balance sheets and consolidated statement of shareholders’ equity, have been retroactively adjusted, where applicable, to reflect the two-for-one stock split.

Amendment to the Company’s Amended and Restated Certificate of Incorporation

On June 24, 2010, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”) to increase the number of authorized shares of our common stock, par value $0.01 per share, from 30 million to 200 million. The number of authorized shares of preferred stock remained at 10 million.

The increase in the number of our authorized shares of common stock could have an anti-takeover effect by discouraging or hindering efforts to acquire control of the Company. The Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. This was not the intent of the Board of Directors in adopting the Amendment, nor was the Amendment adopted in response to any known threat to acquire control of the Company.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The increase in the authorized shares of common stock became effective upon the filing of the Amendment with the Secretary of State of the State of Delaware on June 24, 2010.

Rights Agreement

On August 3, 2006, the Company entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, as rights agent, which was amended and restated on August 3, 2009 and subsequently amended as of January 26, 2010 (as amended, the “Amended and Restated Rights Agreement”). The Amended and Restated Rights Agreement was ratified by the Company’s stockholders at its annual meeting on June 24, 2010. As a result, the Rights (as defined below) under the Amended and Restated Rights Agreement will remain in effect until August 7, 2012, unless sooner terminated by the Company’s Board of Directors. The following description of the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 3, 2009, and the Amendment to Amended and Restated Rights Agreement, dated as of January 26, 2010, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2010.

In connection with the initial Rights Agreement, the Company’s Board of Directors declared a dividend distribution of one preferred share purchase right (a “Right”) for each then outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Shares”). The dividend was paid on August 7, 2006 to the stockholders of record on that date.

Until the earlier to occur of (i) the date that is 10 days following the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the Company’s Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by the Common Share certificates or book-entry shares.

The Rights are not exercisable until the Distribution Date. Each Right, upon becoming exercisable, will entitle the holder to purchase from the Company a specified fraction of a share of the Company’s Series A Junior Participating Preferred Stock (the “Preferred Shares”) at the then effective purchase price. The Rights will expire on August 7, 2012, unless earlier redeemed or exchanged.

The number of outstanding Rights and the number of Preferred Shares issuable upon exercise of the Rights are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidation or combinations of the Common Shares occurring, in any case, prior to the Distribution Date. The purchase price payable and the number of preferred shares or other securities or other property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution as described in the Amended and Restated Rights Agreement. As a result of the Company’s stock split discussed above, appropriate adjustments under the Amended and Restated Rights Agreement have been made.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Acquiring Person and its associates and affiliates (which will thereafter be void), will have the right to receive upon exercise, in lieu of Preferred Shares, that number of Common Shares having a market value of two times the then effective exercise price of the Right (or, if such number of shares is not and cannot be authorized, the Company may issue preferred shares, cash, debt, stock or a combination thereof in exchange for the Rights).

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, in lieu of Preferred Shares, that number of shares of common stock of the acquiring company, which at the time of such transaction will have a market value of two times the then effective exercise price per Right.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Company may exchange the Rights (other than Rights owned by such Acquiring Person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (or, at the election of the Company, the Company may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

At any time prior to the earlier of (i) such time that a person has become an Acquiring Person or (ii) the final expiration date, the Company may redeem all, but not less than all, of the outstanding Rights at a price of $0.005 per Right (the “Redemption Price”). The Rights may also be redeemed at certain other times as described in the Amended and Restated Rights Agreement. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Company’s Board of Directors without the consent of the holders of the Rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the Rights other than the interests of an Acquiring Person or its affiliates or associates.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Repurchase Program

On December 7, 2011, the Board of Directors of the Company authorized a share repurchase program of up to $200.0 of the Company’s common stock through December 31, 2012 (the “Repurchase Program”). The Board also authorized management to enter into one or more prearranged stock repurchase plans under Rule 10b5-1 of the Securities Act of 1934 in connection with the Repurchase Program.

Through December 31, 2011, the Company purchased 29,457 shares pursuant to the Repurchase Program at a cost of $1.9. From January 1, 2012 through February 24, 2012, the Company purchased an additional 11,700 shares pursuant to the Repurchase Program at a cost of $0.8.

Stock Warrants

Under the Plan of Reorganization, unsecured note holder claims and general secured claims were settled, in part, by the distribution of the Five Year Warrants and the Seven Year Warrants. (See Note 1, “Background and Organization—Bankruptcy Filing and Reorganization.”)

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The following table summarizes the activity for the Company’s warrants for the periods presented:

	Five Year Warrants		Seven Year Warrants		Weighted Average Warrant Exercise Price
Balance as of January 1, 2008	1,352,680		1,611,122		$11.08
Exercised	(1,034,084)		(27,240)		$10.05
Exercised under the Net Exercise provisions of the Warrant Agreements	(318,526	)(1)	—		$10.00
Cancelled in connection with conclusion of the bankruptcy case	(20)		(24)		$11.09
Cancelled in accordance with instructions from the warrant holders	(50)		—		$10.00

Balance as of December 31, 2008	—		1,583,858		$12.00
Exercised	—		(723,510)		$12.00
Exercised under the Net Exercise provisions of the Warrant Agreements	—		(1,816	)(2)	$12.00
Cancelled	—		(2)		$12.00

Balance as of December 31, 2009	—		858,530		$12.00
Exercised	—		(416,842)		$12.00
Exercised under the Net Exercise provisions of the Warrant Agreements	—		(441,688	)(3)	$12.00

Balance as of December 31, 2010	—		—		$—

(1)	Includes 105,094 shares that were returned to treasury to settle the aggregate exercise price in connection with Net Exercises.
(2)	Includes 476 shares that were returned to treasury to settle the aggregate exercise price in connection with Net Exercises.
(3)	Includes 89,430 shares that were returned to treasury to settle the aggregate exercise price in connection with Net Exercises.

Under the terms of the Warrant Agreements described in Note 2, “Basis of Presentation and Significant Accounting Policies—Stock Warrants” if the market price of the Company’s common stock, as defined in the Warrant Agreements, 60 days prior to the expiration date of the respective warrants, was greater than the warrant exercise price, the Company was required to give each warrant holder notice that at the warrant expiration date, the warrants would be deemed to have been exercised pursuant to the net exercise provisions of the respective Warrant Agreements (the “Net Exercise”), unless the warrant holder elected, by written notice, to not exercise its warrants. Under the Net Exercise, shares issued to the warrant holders would be reduced by the number of shares necessary to cover the aggregate exercise price of the shares, valuing such shares at the current market price, as defined in the Warrant Agreements. Any fractional shares, otherwise issuable, would be paid in cash. Prior to the expiration date of the five year warrants, five year warrants to purchase 778 shares of common stock were exercised on a Net Exercise basis, resulting in the issuance of 520 common shares being issued and 258 common shares being returned to treasury. At September 8, 2008, the expiration date of the five year warrants, the required conditions were met for Net Exercise. Five year warrants to purchase 50 shares of common stock were cancelled in accordance with instructions from warrant holders. Additionally, five year warrants to purchase 317,748 shares of common stock were deemed exercised on a Net Exercise basis, of which 212,912 shares were issued to the warrant holders, an additional 104,836 shares were returned to treasury and $0.004 was paid to recipients for fractional shares.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

At September 8, 2010, the expiration date of the seven year warrants, the required conditions were met for the Net Exercise and accordingly, seven year warrants to purchase 13,626 shares of common stock were exercised at expiration, of which 10,409 shares were issued to warrant holders and 3,217 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In total, seven year warrants to purchase 443,504 shares of common stock were deemed exercised on a net exercise basis, of which 353,598 shares were issued to the warrant holders, 89,906 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In addition, seven year warrants to purchase 26 shares of common stock were determined to be undeliverable and were cancelled.

NOTE 11: INCOME PER COMMON SHARE

Basic net income per common share is computed as net income divided by the weighted average number of common shares outstanding for the period. Total weighted average shares utilized in computing basic net income per common share were 25,902,123, 25,293,188 and 23,504,077 for the years ended December 31, 2011, 2010, and 2009, respectively. Total weighted average shares utilized in computing diluted net income per common share were 26,822,614, 26,242,696 and 25,468,405 for the years ended December 31, 2011, 2010, and 2009, respectively. Dilutive securities include options to purchase shares of common stock, restricted stock units and stock warrants. For the years ended December 31, 2011, 2009 and 2010, there were no potentially dilutive securities excluded from the calculation of diluted income per common share.

NOTE 12: STOCK-BASED COMPENSATION

2011 Equity Incentive Plan, 2008 Equity Incentive Plan and 2003 Plan

On May 11, 2011, the Board of Directors of the Company adopted the AboveNet, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), which provides for the availability of a maximum of 1,600,000 shares of the Company’s common stock to be awarded to the Company’s employees (including officers), directors and consultants in the form of restricted stock unit awards, restricted stock awards, incentive stock options, non-qualified stock options, stock appreciation rights, performance-based awards and other stock- or cash-based awards. The 2011 Plan was approved by the Company’s stockholders at the Company’s 2011 annual meeting of stockholders held on June 23, 2011. The 2011 Plan will be administered by the Compensation Committee, which will, in its sole discretion, determine which individuals may participate in the 2011 Plan and the type, extent and terms of the awards to be granted. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. As of December 31, 2011, 396,200 common shares were reserved pursuant to outstanding restricted stock units and 1,203,800 common shares were available for future grants.

On August 29, 2008, the Board of Directors of the Company approved the Company’s 2008 Plan. The 2008 Plan is administered by the Company’s Compensation Committee. Any employee, officer, director or consultant of the Company or subsidiary of the Company selected by the Compensation Committee is eligible to receive awards under the 2008 Plan. Stock options, restricted and unrestricted stock, restricted and unrestricted stock units and stock appreciation rights may be awarded to eligible participants on a stand alone, combination or tandem basis. 1,500,000 shares of the Company’s common stock were initially reserved for issuance pursuant to awards granted under the 2008 Plan. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. Under the 2008 Plan, as of December 31, 2011, 940,418 common shares were issued pursuant to the delivery of vested restricted stock units (including shares repurchased by the Company), 3,288 common shares had been issued pursuant to the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

exercise of options to purchase shares of common stock, 9,281 common shares were issued pursuant to the Option Dividend on December 20, 2010, 403,196 common shares were reserved pursuant to outstanding restricted stock units, 6,712 common shares were reserved pursuant to outstanding options to purchase shares of common stock and 137,105 common shares were available for future grants.

On September 8, 2003, the 2003 Plan became effective. Under the 2003 Plan, the Company was authorized to issue, in the aggregate, share-based awards of up to 2,129,912 common shares to employees, directors and consultants who were selected to participate. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. Under the 2003 Plan, as of December 31, 2011, 1,169,432 common shares had been issued pursuant to vested restricted stock units (including shares repurchased by the Company), 850,643 common shares had been issued pursuant to options exercised to purchase common shares, 75,459 common shares were reserved pursuant to outstanding vested options to purchase shares of common stock and 34,378 common shares were cancelled. No shares are available for future grants under the 2003 Plan.

Stock-based compensation expense for each period presented relates to share-based awards granted under the Company’s 2011 Plan described above, the 2008 Plan described above and the Company’s 2003 Plan, as applicable, and reflects awards outstanding during the applicable period, including awards granted both prior to and during such period.

Stock Options

There were no options to purchase shares of common stock granted during the years ended December 31, 2011, 2010 and 2009.

The Company recognized non-cash stock-based compensation expense amounting to $0.2 for the year ended December 31, 2009 with respect to stock options granted, which had an effect of decreasing net income by $0.01 per basic common share and by $0.01 per diluted common share for the year ended December 31, 2009. There was no non-cash stock-based compensation expense recognized with respect to options to purchase shares of common stock during the years ended December 31, 2011 and 2010.

All such options are subject to forfeiture as specified in the respective award agreement.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Information regarding options to purchase common stock granted, exercised and outstanding for the years ended December 31, 2011, 2010 and 2009 is summarized below:

	Number Outstanding	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value	Weighted Average Grant Date Fair Value Per Share
Balance as of January 1, 2009	942,102	$13.84		$8.76
Exercised	(742,626)	$13.52		$8.62
Forfeited	(5,500)	$18.46		$12.09

Balance as of December 31, 2009	193,976	$14.93		$9.66
Exercised	(86,778)	$13.79		$8.91
Forfeited	(300)	$25.33		$16.99

Balance as of December 31, 2010	106,898	$15.83		$10.24
Exercised	(24,527)	$14.23		$9.28
Forfeited	(200)	$36.50		$24.58

Balance as of December 31, 2011	82,171	$16.25	$4.0	$10.50

Vested as of December 31, 2011	82,171	$16.25		$10.50

Exercisable as of December 31, 2011	82,171	$16.25	$4.0	$10.50

The grant date fair value of vested options to purchase common stock was as follows at December 31:

	Number of Options to Purchase Common Stock Vested	Total Grant Date Fair Value of Vested Options
2011	82,171	$0.9
2010	106,898	$1.1
2009	193,976	$1.9

The aggregate grant date fair value of options to purchase shares of common stock that vested during the year ended December 31, 2009 was $0.2 (10,000 shares). No options to purchase shares of common stock vested during the years ended December 31, 2011 and 2010.

At December 31, 2010, all options to purchase shares of common stock were vested and, accordingly, the Company had no unearned stock-based compensation expense associated with options to purchase shares of common stock.

In November 2005, the FASB issued FASB Staff Position No. SFAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC Pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC Pool and consolidated statements of cash flows of the tax effects of employee share-based compensation awards that are outstanding upon adoption of SFAS No. 123(R). The Company has adopted this method and determined the APIC Pool to be $2.8. The Company reduced the APIC Pool by $0.1 in 2008 to reflect the tax effect of the delivery of common shares underlying restricted stock units in 2008. There were 24,527, 86,778 and 742,626 options to purchase common shares exercised in the years ended December 31, 2011, 2010 and 2009, respectively.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The following table summarizes information concerning outstanding and exercisable options to purchase common stock at December 31, 2011:

Exercise Prices	Options Outstanding and Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share of Options Outstanding and Exercisable
$10.48	34,259	1.7	$10.48
$12.50	15,265	3.6	$12.50
$15.00 - $19.99	12,660	2.7	$16.42
$20.00 - $24.99	3,300	3.9	$20.00
$25.00 - $29.99	5,975	4.7	$27.52
$30.00	6,712	6.7	$30.00
$36.50	4,000	5.6	$36.50

Total	82,171	3.1	$16.25

Restricted Stock Units

On December 1, 2011, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 381,200 restricted stock units to certain employees, including 3,000 each to the five non-employee members of the Board of Directors and an aggregate 152,000 restricted stock units to the Company’s named executive officers as follows:

Name	Total
William G. LaPerch	65,000
Rajiv Datta	45,000
Joseph P. Ciavarella	21,000
Robert Sokota	21,000

The fair value of the grants was $59.49 per share, the closing price of the Company’s common stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest 127,059, 127,059 and 127,082 on November 16, 2012, November 16, 2013 and November 16, 2014, respectively.

On August 26, 2011, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 15,000 restricted stock units to a named executive officer. The fair value of the grant was $57.54 per share, the closing price of the Company’s common stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest 10,000 shares on November 16, 2012 and 5,000 shares on November 16, 2013.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

On January 25, 2011, pursuant to the 2008 Plan, the Company granted an aggregate 213,100 restricted stock units, of which 190,000 were granted to the Company’s named executive officers as follows (including the 15,000 restricted stock units granted to Mr. Datta in connection with his appointment as Chief Operating Officer):

Name	Total
William G. LaPerch	65,000
Rajiv Datta	60,000
Joseph P. Ciavarella	21,000
Robert Sokota	21,000
John Jacquay	23,000

The fair value of each restricted stock unit granted was $59.25, the closing price of the Company’s common stock on the New York Stock Exchange on January 25, 2011. The 213,100 restricted stock units were originally scheduled to vest as follows: 15,000 on November 16, 2011, 132,066 on November 16, 2012 and 66,034 on November 16, 2013. Mr. Jacquay’s restricted stock units that were scheduled to vest in 2012 and 2013 were forfeited upon his resignation effective December 31, 2011. An additional 21,000 restricted stock units granted in 2011 were forfeited in 2011.

On December 20, 2010, pursuant to the 2008 Plan, the Company awarded 254,700 restricted stock units to certain employees and the non-employee members of the Board of Directors. The fair value of the grants was $56.82 per share, the closing price of the Company’s common stock on that day. 10,800 of these restricted stock units, granted to employees, vested on November 16, 2011. Of the balance of 243,900 restricted stock units (including 3,000 restricted stock units to each of the five non-employee members of the Board of Directors), 161,267 were originally scheduled to vest on November 16, 2012 and 82,633 are scheduled to vest on November 16, 2013. To date, 10,050 restricted stock units pursuant to this grant have been forfeited.

Additionally, on December 20, 2010, pursuant to the 2008 Plan, the Board of Directors of the Company awarded 40,508 restricted stock units pursuant to the RSU Dividend. 24,918 of such restricted stock units vested on November 15, 2011, 8,846 of such restricted stock units vested on November 16, 2011, 1,246 vested, along with 14,000 previously granted restricted stock units, in February 2011 based upon the attainment of certain performance-based metrics with respect to fiscal year 2010, 1,246 restricted stock units vested along with 14,000 previously granted restricted stock units, on February 10, 2012 based upon the determination by the Compensation Committee of the Board of Directors that certain performance targets established for fiscal year 2011 had been met, and 4,252 restricted stock units were forfeited.

On December 2, 2010, pursuant to the 2008 Plan, the Company awarded 5,900 restricted stock units (i.e., an agreement to provide common shares in the future) to certain employees. The fair value of the grant was $56.57 per share, the closing of the Company’s common stock on that day. Such restricted stock units vested on November 16, 2011.

On December 3, 2009, pursuant to the 2008 Plan, the Company awarded 182,700 restricted stock units, originally scheduled to vest on November 16, 2010, to certain employees and the non-employee members of the Board of Directors. The fair value of the grant was $53.90 per share, the closing price of the Company’s common stock on that day. 1,600 of these restricted stock units were accelerated and vested and delivered on October 25, 2010, 74,220 restricted stock units vested and were delivered on November 16, 2010, 93,690 restricted stock units vested and were delivered on November 16, 2011 and 13,190 restricted stock units were forfeited.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

On September 8, 2011, 222,008 restricted stock units originally granted on September 8, 2008 vested. On November 15, 2011, 58,000 restricted stock units vested, 16,000 of which were granted on September 8, 2008 and 42,000 of which were granted on October 27, 2008. These restricted stock units were delivered on November 15, 2011. Additionally, 42,000 restricted stock units granted on September 8, 2008 and originally scheduled to vest on September 8, 2011 were forfeited in 2011.

The Company records as stock-based compensation expense, the fair value of restricted stock units awarded as of the grant date, ratably over the vesting period. The Company recognized non-cash stock-based compensation expense amounting to $24.3, $11.9 and $9.5 for the years ended December 31, 2011, 2010 and 2009, respectively, with respect to restricted stock units awarded, which had the effect of decreasing net income by $0.56 per basic common share and by $0.54 per diluted common share for the year ended December 31, 2011, $0.28 per basic common share and $0.27 per diluted common share for the year ended December 31, 2010 and $0.40 per basic common share and $0.37 per diluted common share for the year ended December 31, 2009.

The following schedule summarizes the activity for the Company’s “Restricted Stock Units” for the periods presented.

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Market Value
Balance as of January 1, 2009	1,016,700	$31.65
Granted	182,700	$53.90
Issued	(584,362)	$34.35
Forfeited	(2,666)	$30.00

Balance as of December 31, 2009	612,372	$36.29
Restricted stock units previously granted, which were earned based on the achievement of certain performance targets for fiscal 2009 and included in Issued below	14,000	$20.00
Granted(1)	315,108	$57.09
Issued	(192,148)	$38.32
Forfeited	(12,736)	$57.67

Balance as of December 31, 2010(2)	736,596	$44.22
Granted(3)	623,300	$59.48
Issued	(454,408)	$38.98
Forfeited	(106,092)	$47.05

Balance as of December 31, 2011	799,396	$57.59

(1)	Includes 14,000 restricted stock units previously granted and 1,246 granted pursuant to the RSU Dividend, which vested in 2011 based on the achievement of certain performance targets established in February 2010 for fiscal 2010. Also includes another 1,246 restricted stock units granted pursuant to the RSU Dividend, which vested in February 2012 based upon the achievement of certain performance targets established in February 2011 for fiscal 2011.
(2)	Excludes 14,000 restricted stock units previously granted, which vested in 2012 based on the achievement of certain performance targets established in February 2011 for fiscal 2011. These 14,000 restricted stock units are referenced in footnote (3) below.
(3)	Includes the 14,000 restricted stock units previously granted, which vested in 2012 based on the achievement of certain performance targets established in February 2011 for fiscal 2011.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The Company had $22.8, $8.1 and $2.1 of unearned stock-based compensation expense associated with the expected future vesting of the restricted stock unit awards outstanding at December 31, 2011, which is expected to be recognized in 2012, 2013 and 2014, respectively.

2010 Employee Stock Purchase Plan

On June 24, 2010, the Company’s stockholders approved the AboveNet, Inc. 2010 Employee Stock Purchase Plan, which was adopted by the Board of Directors on April 28, 2010 (as amended, the “Stock Purchase Plan”). The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. The aggregate number of shares of common stock that may be issued pursuant to the Stock Purchase Plan is 300,000, subject to increase or decrease by reason of stock splits, reclassifications, stock dividends, or similar corporate events as determined by the Compensation Committee.

Eligibility and Participation

All employees of the Company, or any of its designated subsidiaries, who have completed at least ninety (90) days of employment on or before the first day of the applicable offering period are eligible to participate in the Stock Purchase Plan, subject to certain limitations imposed by the Internal Revenue Code and certain other limitations set forth in the Stock Purchase Plan. An employee may not participate in the Stock Purchase Plan if, immediately after he or she joined, he or she would own stock and/or hold rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. Officers of the Company that are subject to the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934 (“Section 16 Officers”) are also not eligible to participate. The Stock Purchase Plan also limits an employee’s rights to purchase stock under all employee stock purchase plans (those subject to Section 423 of the Internal Revenue Code) of the Company and its subsidiaries so that such rights may not accrue at a rate that exceeds $0.025 of fair market value of such stock (determined as of the first day of the offering period) for each calendar year in which such right to purchase stock is outstanding at any time. In addition, no employee may purchase more than 200 shares of common stock under the Stock Purchase Plan in any offering period. Employees may withdraw from the Stock Purchase Plan at any time prior to the end of the then current offering period. As of December 31, 2011, we had a total of approximately 700 employees who were eligible to participate in the Stock Purchase Plan.

Offering Periods; Purchase Price

The Stock Purchase Plan operates by a series of offering periods of approximately 10 months in duration commencing on each January 16 and ending on November 15 (except that the 2010 offering period was from September 1, 2010 to November 15, 2010). The purchases are made for participants at the end of each offering period by applying payroll deductions accumulated over the course of the offering period towards such purchases. The payroll deductions accumulated over the course of the offering period are included in “Accrued expenses” in the Company’s consolidated balance sheet. The price at which these purchases will be made will equal 85% of the lesser of the fair market value of the common stock as of the first day of the offering period or the fair market value on the last day of the offering period.

Offering Periods

108 employees participated in the January 16, 2011 to November 15, 2011 offering period. Payroll withholdings to make purchases were $0.6 over the 2011 offering period. 86 employees participated in the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

September 1, 2010 to November 15, 2010 offering pursuant to which $0.2 was withheld over the 2010 offering period. The Company follows FASB Technical Bulletin No. 97-1, “Accounting under Statement 123 for Certain Employee Stock Purchase Plans with a Look-Back Option,” (now known as FASB ASC 718) and SFAS No. 123(R) (also now known as FASB ASC 718) to account for the Stock Purchase Plan. Because the Stock Purchase Plan provides for a discount greater than 5%, it is a compensatory plan and qualifies for fair value accounting. Accordingly, the fair market value of the grant is calculated as of the grant date in accordance with SFAS No. 123(R). Additionally, the fair value of the look-back option is calculated on a similar basis. The Company also estimates future forfeitures (withdrawals) from the Stock Purchase Plan as provided under FASB ASC 718. The Company recognized non-cash stock-based compensation expense with respect to the Stock Purchase Plan of $0.12 for the year ended December 31, 2011. The Company issued 12,288 shares with respect to the 2011 Offering Period. Stock-based compensation expense recognized with respect to the Stock Purchase Plan in the year ended December 31, 2010 was $0.02. The Company issued 4,414 common shares with respect to the 2010 offering period.

NOTE 13: OTHER (EXPENSE) INCOME, NET

Other income (expense), net consists of the following:

	Years Ended December 31,
	2011	2010	2009
Settlement of interest rate swap agreements and write-off of unamortized debt issuance costs associated with the repayment of amounts due under the Secured Credit Facility	$(1.6)	$—	$—
(Loss) gain on foreign currency	(0.4)	(0.6)	1.9
(Loss) on sale or disposition of property and equipment	(0.2)	(0.2)	(1.3)
Gain on settlement or reversal of liabilities(*)	0.4	2.2	2.9
Gain on recovery of property taxes previously paid	0.4	—	—
Gain on settlement of insurance claim	0.1	0.3	—
Other	0.3	0.3	0.1

Total	$(1.0)	$2.0	$3.6

(*)	Represents the reversal of certain transaction tax liabilities resulting primarily from the expiration of statute of limitations.

NOTE 14: COMMITMENTS AND CONTINGENCIES

The Company has commitments under various non-cancelable operating leases for office and equipment space, equipment rentals, right-of-way contracts, building access, franchise fees and network capacity contracts with terms expiring through 2030. The Company has various sublet arrangements with third parties. Estimated future payments, net of receipts with respect to these contractual obligations are as follows:

2012	$69.6
2013	48.1
2014	36.3
2015	31.8
2016	28.3
Thereafter	145.8

Total	$359.9

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Rent expense, which is a component of the above table, was $36.1, $35.0 and $33.2 for the years ended December 31, 2011, 2010 and 2009, respectively, which is net of sublease rents of $1.5, $1.2 and $2.2 for the respective years. Rent expense reflected is also net of the amortization of deferred fair value rent liability, which represents the difference between the present value of the contractual obligations under the leases in place as of the fresh start date and the fair market value of such obligations. The Company recorded $0.6, $0.8 and $1.2 in the years ended December 31, 2011, 2010 and 2009, respectively, as reductions to rent expense. At December 31, 2011 and 2010, the deferred fair value rent liability was $1.1 and $1.5, respectively, of which $0.6 is included in accrued expenses at both dates, and $0.5 and $0.9, respectively, are included in other long-term liabilities on the related consolidated balance sheets.

At December 31, 2011, the Company had commitments for customer build-outs and infrastructure totaling $17.7.

Appointment of Chief Operating Officer

On January 25, 2011, the Board of Directors of the Company appointed Rajiv Datta, its Senior Vice President and Chief Technology Officer, as the Company’s Chief Operating Officer. In connection with this appointment, the Company’s Board of Directors approved the increase in Mr. Datta’s annual base salary from $0.3 to $0.4 and made a special grant to Mr. Datta of 15,000 restricted stock units, all of which vested and were delivered on November 16, 2011.

Employment Contracts

The Company maintains employment agreements with its key executives. The agreements include, among other things, certain change in control and severance provisions.

In September 2008, the Company entered into new employment agreements with each of William G. LaPerch, Chief Executive Officer and President; Mr. Datta; John Jacquay, Senior Vice President, Sales and Marketing and Robert Sokota, Senior Vice President and General Counsel (collectively with Mr. Joseph P. Ciavarella described below, the “Named Executive Officers”). Each of the contracts provides for a base rate of compensation, which may increase (but cannot decrease) during the term of the contract. Additionally, each contract provides for incentive cash bonus targets for each of the Named Executive Officers. Each of the Named Executive Officers will generally be entitled to the same benefits offered to the Company’s other executives. Each of the employment contracts provides for the payment of severance and the provision of certain other benefits in connection with certain termination events. The employment contracts also include confidentiality, non-compete and assignment of intellectual property covenants by each of the Named Executive Officers.

In October 2008, the Company entered into an employment agreement with Mr. Joseph P. Ciavarella under which Mr. Ciavarella agreed to become the Company’s Senior Vice President and Chief Financial Officer. The employment agreement is on substantially the same general terms as the September 2008 employment agreements described above.

The employment agreements were amended effective as of January 25, 2011. These amendments (a) extend the term of each Named Executive Officer’s employment agreement from November 16, 2011 through December 31, 2011, subject to automatic extensions for additional one-year periods unless cancelled by any of the Named Executive Officers or the Company in writing at least 120 days prior to the end of the applicable term, and (b) clarify that if the Named Executive Officer is employed by the Company on December 31 of the calendar

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

year in which a bonus is being earned, the Named Executive Officer would be entitled to receive any bonus payable for that year. Mr. Datta’s employment agreement was also amended to reflect his new title and base salary. The employment agreements with each of Messrs. Ciavarella, Jacquay and Sokota were also amended to clarify that if so determined in the discretion of the Company’s Chief Executive Officer, such officer would report to the Company’s Chief Operating Officer. As of September 4, 2011, the employment agreements with each of Messrs. LaPerch, Datta, Ciavarella and Sokota automatically renewed for one year terms until December 31, 2012.

On April 27, 2011, the Company and John Jacquay, the Company’s Senior Vice President for Sales and Marketing, agreed that Mr. Jacquay would resign from his position as Senior Vice President of Sales and Marketing as of July 15, 2011. Mr. Jacquay continued to be employed by the Company and provided services on other projects through December 31, 2011, the expiration date of his employment agreement with the Company (the “Contract Expiration Date”), at which time he separated from the Company. In connection with his separation from the Company on the Contract Expiration Date, Mr. Jacquay forfeited any unvested stock units held by him as of that date. The Company and Mr. Jacquay also agreed that his bonus target amount for 2011 would be $0.3.

On July 25, 2011, the Company entered into an employment agreement with Mr. Nicholas Ridolfi under which Mr. Ridolfi agreed to become the Company’s Senior Vice President for Sales. The employment agreement provides for an annual base salary of $0.25, a target bonus of $0.1 for 2011 and $0.25 for 2012, and a term extending to December 31, 2012. Mr. Ridolfi’s employment agreement provides for the payment of severance in connection with certain termination events and includes confidentiality, non-compete and assignment of intellectual property covenants.

Effective November 30, 2011, the Company and each of William G. LaPerch (Chief Executive Officer and President), Rajiv Datta (Chief Operating Officer), Joseph P. Ciavarella (Senior Vice President and Chief Financial Officer) and Robert Sokota (Senior Vice President and General Counsel) entered into amendments to their respective employment agreements providing for the extension of the termination date from December 31, 2012 to December 31, 2013. No other changes to these employment agreements were effected. Each of these employment agreements currently provides that its term shall be automatically extended, unless sooner terminated as provided therein, for successive additional one-year periods, unless at least 120 days prior to the end of the term, the Company or the respective executive has notified the other that the term will not be extended.

Internal Revenue Service

In September 2008, the Company was notified by the Internal Revenue Service (the “IRS”) that it was reclassifying certain individuals, classified by the Company as independent contractors, to employees and, accordingly, assessing certain payroll taxes and penalties totaling $0.3. The Company disputed this position citing relief provided by IRC Section 530 and IRC Section 3509. On January 13, 2009, the IRS made a settlement offer to the Company, which the Company executed on March 10, 2009 and the IRS countersigned on May 11, 2009. Under the terms of the settlement agreement, the Company agreed to pay $0.015 to the IRS to fully discharge any federal employment tax liability it may have owed for 2005. The IRS agreed not to dispute the classification of “such workers” for federal employment tax purposes for any period from January 1, 2005 to March 31, 2009. Beginning April 1, 2009, the Company agreed to treat “Consultants,” as described in the settlement agreement, who perform equivalent duties as employees of the Company as employees. Finally, the Company agreed to extend the statute of limitations with respect to federal employment tax payments for the period covered by the settlement agreement (January 1, 2005 to March 31, 2009) to April 1, 2012.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

New York City Franchise Agreement

As a result of certain ongoing litigation with a third party, for several years, the Department of Information Technology and Telecommunications of the City of New York (“DOITT”) suspended any discussions regarding renewals of telecommunications franchises in the City of New York. As a result, it is the Company’s understanding that DOITT has not renewed any recently expired franchise agreement, including the Company’s franchise agreement which expired on December 20, 2008. Prior to the expiration of the Company’s franchise agreement, the Company sought out and received written confirmation from DOITT that the Company’s franchise agreement provides a basis for the Company to continue to operate in the City of New York pending conclusion of renewal discussions. The Company believes that a number of other operators in the City of New York are operating on a similar basis.

DOITT recently issued a solicitation for bids for franchises authorizing the installation of landline facilities in the City of New York’s right-of-way for the provision of information services and telecommunication services. Based on the Company’s review of the solicitation and its discussion with officials for DOITT, the Company understands that franchises to be issued in connection with the solicitation will replace the existing broadband franchise for services providers in the City of New York. The fees for providers proposed in the solicitation are substantially higher than the franchise fees paid by the Company. The Company plans to submit an application for a franchise under such solicitation.

Capital Investments and Network Expansion

The Company, from time to time, commits capital for, among other things, (i) customer capital (to connect customers to the network); (ii) expansion and improvement of infrastructure; and (iii) equipment. The Company also commits capital for investments in selected markets. In 2010, the Company incurred expenses to open up Denver as a market and expand into Paris, Amsterdam and Frankfurt in Europe. Additionally, the Company connected Miami to its long haul network and received a favorable ruling from the Canadian authorities regarding its ability to lease and light fiber for its operations in Toronto. The Company intends to open Toronto as a market in 2012. The Company may increase its presence in these markets or the Company may develop other markets in the U.S. or internationally. The Company believes it has the liquidity/capacity to execute such plans.

Environmental Protection Agency Obligations

The Company recently became aware of certain reports that the Environmental Protection Agency (the “EPA”) requires the Company to file. The reports relate to the storage of sulfuric acid, fuel and lead by the Company. The rules governing the EPA reporting provide for penalties for failure to timely file these reports. The rules include provisions that allow companies to voluntarily disclose the failure to file and potentially mitigate penalties otherwise due. The Company has disclosed to the EPA its failure to file in the past and has subsequently made the required filings. The Company believes that under these rules, it can mitigate substantially all of the penalties. Accordingly, the consolidated financial statements included herein do not include an accrual for such penalties as of and for the period ended December 31, 2011.

Lease Amendment

On June 24, 2011, the Company, as lessee, entered into the Fourth Amendment to Lease originally dated April 23, 1999 (the “Lease Amendment”) with respect to the facilities leased by the Company for one of its main POP locations. Under the terms of the Lease Amendment, the expiration date of the lease for a portion of the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

space was extended from September 30, 2014 to September 30, 2029. Simultaneously, the Company entered into an amendment to a coterminous sublease (the “Sublease”) for a portion of the space extending its term out to September 29, 2029. Under the terms of the Lease Amendment, the Company is obligated for rents aggregating $29.4 commencing October 1, 2014. The sublease provides for sublease rents aggregating $12.0 over the same period. The effect of the Lease Amendment and the sublease renewal is to increase net rent expense from $0.4 per annum to $1.0 per annum, beginning June 2011. Additionally, pursuant to the Lease Amendment, the Company agreed to surrender a portion of the space originally leased through September 30, 2014 in exchange for a release of any remaining financial obligations with respect to such space. The Company vacated this space on September 30, 2011, at which time the Company recorded a gain of $0.2. On June 30, 2011, the Company entered into a ten year lease for replacement space, which provides for rent of $0.6 per annum for the first five years and $0.7 per annum for the second five years of the term. During the term of this lease, the landlord will provide a four month rent holiday and a $0.6 improvement allowance.

NOTE 15: LITIGATION

The Company is subject to various legal proceedings and claims which arise in the normal course of business. The Company evaluates, among other things, the degree of probability of an unfavorable outcome and ability to estimate the amount of potential loss. We do not anticipate that the outcome of such matters (or the other matters described below) will have a material adverse effect on our business, financial condition or results of operations.

Global Voice Networks Limited (“GVN”)

AboveNet Communications UK Limited, the Company’s U.K. operating subsidiary (“ACUK”), was a party to a duct purchase and fiber lease agreement (the “Duct Purchase Agreement”) with EU Networks Fiber UK Ltd, formerly GVN. A dispute between the parties arose regarding the extent of the network duct that was sold and fiber that was leased to GVN pursuant to the Duct Purchase Agreement. As a result of this dispute, in 2006, GVN filed a claim against ACUK in the High Court of Justice in London seeking ownership of the disputed portion of the network duct, the right to lease certain fiber and associated damages. In December 2007, the court ruled in favor of GVN with respect to the disputed duct and fiber. In early February 2008, ACUK delivered most of the disputed duct and fiber to GVN. Additionally, under the original ruling, the Company was also required to construct the balance of the disputed duct and fiber and deliver it to GVN pursuant to a schedule ordered by the court. Additional portions of the disputed duct and fiber were constructed and subsequently delivered and other portions are scheduled for delivery. The Company also had certain repair and maintenance obligations that it must perform with respect to such duct. GVN was also seeking to enforce an option requiring ACUK to construct 180 to 200 chambers for GVN along the network. In June 2008, the Company paid $3.0 in damages pursuant to the liability trial. Additionally, the Company reimbursed GVN $1.8 for legal fees. Additionally, the Company’s legal fees aggregated $2.4. Further, the Company has incurred or is obligated for costs totaling $2.7 to build additional network. In early August 2008, the Company reached a settlement agreement under which the Company paid GVN $0.6 and agreed to provide additional construction of duct at an estimated cost of $1.2 and provide GVN limited additional access to ACUK’s network. GVN and ACUK provided mutual releases of all claims against each other, including ACUK’s repair obligation and chamber construction obligations discussed above. The Company recorded a loss on litigation of $11.7 at December 31, 2007. Through December 31, 2010, the Company paid $10.9 in connection with this litigation. During 2010, the Company recorded an additional provision of $0.9 to record additional expenses for repairs covered by the settlement. The obligations were denominated in British pounds, and accordingly, the amounts have been adjusted for changes in currency translation rates as appropriate. The Company has a remaining accrual balance of $0.7 relating to this litigation included in the Company’s consolidated balance sheets at both December 31, 2011 and 2010.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Employment Contract Termination

On July 11, 2011, the Company terminated the employment of Douglas Jendras, its former Senior Vice President of Operations. On August 3, 2011, Mr. Jendras filed a complaint in the United States District Court for the Southern District of New York alleging breach of his employment contract and seeking damages of $0.4 for salary and benefits and approximately $4.6 and specific performance with respect to 66,738 restricted stock units that were cancelled in connection with the termination of Mr. Jendras’ employment, plus recovery of legal fees and costs, and punitive damages. On September 30, 2011, the Company filed an answer to the complaint. The Company believes it has meritorious defenses that it intends to pursue vigorously.

From time to time, other legal matters in which the Company may be named as a defendant arise in the normal course of its business activities. The resolution of these legal matters against the Company cannot be accurately predicted. The Company does not anticipate that the outcome of such matters (or the other matters described above) will have a material adverse effect on its business, financial condition or results of operations.

NOTE 16: RELATED PARTY TRANSACTIONS

A member of the Company’s Board of Directors, Richard Postma, is also the Co-Chairman, Chief Executive Officer and co-founder of a telecommunications company. The Company sold services and/or material in the normal course of business to this telecommunications company in the amount of $0.44, $0.39 and $0.35 in the years ended December 31, 2011, 2010 and 2009, respectively. No amounts were outstanding at each of December 31, 2011 and December 31, 2010. Mr. Postma also serves as the Chief Executive Officer of and holds a minority ownership interest in a construction company. The Company purchased certain installation and construction services totaling $0.002 in 2010 and $0.03 in 2009 from such construction firm. The Company had no purchases from such construction firm in 2011. All activities between the Company and these entities were conducted as independent arms length transactions consistent with similar terms and circumstances with any other customers or vendors. All accounts between the two parties are settled in accordance with invoice terms.

NOTE 17: SEGMENT REPORTING

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (now known as FASB ASC 280-10), defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources. The Company operates its business as one operating segment.

Geographic Information

Below is the Company’s revenue based on the location of its entity providing service. Long-lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

	Years Ended December 31,
	2011	2010	2009
Revenue
United States	$428.5	$372.8	$328.0
United Kingdom and Others	51.3	42.6	35.9
Eliminations	(7.3)	(5.7)	(3.8)

Consolidated Worldwide	$472.5	$409.7	$360.1

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

	December 31,
	2011	2010
Long-lived assets
United States	$561.7	$502.9
United Kingdom and Others	49.8	37.9

Consolidated Worldwide	$611.5	$540.8

NOTE 18: QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents the unaudited quarterly consolidated results for the year ended December 31, 2011.

	2011 Quarter Ended
	March 31	June 30		September 30	December 31
Revenue	$114.4	$118.3		$118.2	$121.6
Costs of revenue	40.2	40.7	(1)	37.8	44.0	(2)
Selling, general and administrative expenses	29.8	30.4		30.1	26.1
Depreciation and amortization	18.3	19.2		18.9	18.9

Operating income	26.1	28.0		31.4	32.6
Other income (expense):
Interest income	—	—		0.1	—
Interest expense	(1.2)	(1.1)		(1.2)	(1.0)
Other (expense) income, net	(0.7)	0.3		(0.1)	(0.5)

Income before income taxes	24.2	27.2		30.2	31.1
Provision for income taxes	9.7	11.1		12.2	7.0	(3)

Net income	$14.5	$16.1		$18.0	$24.1

Basic net income per share	$0.56	$0.63		$0.69	$0.93

Weighted average number of common shares	25,803,904	25,818,689		25,821,643	26,161,213

Diluted net income per share	$0.54	$0.60		$0.67	$0.90

Weighted average number of common shares	26,772,811	26,837,305		26,776,938	26,902,481

Fluctuations in revenue reported by period were impacted by contract termination revenue recognized by quarter as follows:

Quarter ended March 31, 2011	$2.1
Quarter ended June 30, 2011	$1.0
Quarter ended September 30, 2011	$0.8
Quarter ended December 31, 2011	$0.5

(1)	Includes provision for equipment impairment of $0.1.
(2)	Includes provisions for equipment impairment totaling $1.1.
(3)	During the fourth quarter of 2011, based upon the Company’s review of its profitability in the U.K. and internal financial forecasts demonstrating its expected capacity to utilize deferred tax assets, the Company reduced the valuation allowance by $9.1 with respect to deferred tax assets associated with its U.K. operations, which was comprised of a $9.2 tax benefit recognized, partially offset by $0.1 due to foreign currency translation.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The following table presents the unaudited quarterly consolidated results for the year ended December 31, 2010.

	2010 Quarter Ended
	March 31	June 30		September 30		December 31
Revenue	$97.2	$100.7		$103.7		$108.1
Costs of revenue	33.1	34.1	(1)	35.7	(2)	39.9	(3)
Selling, general and administrative expenses	23.6	23.0		23.1		26.9
Depreciation and amortization	15.5	15.2		15.8		16.8

Operating income	25.0	28.4		29.1		24.5
Other income (expense):
Interest income	—	—		0.1		—
Interest expense	(1.2)	(1.2)		(1.3)		(1.5)
Other (expense) income, net	(0.6)	0.2		1.0		1.4

Income before income taxes	23.2	27.4		28.9		24.4
Provision for income taxes	9.6	11.1		11.7		2.1	(4)

Net income	$13.6	$16.3		$17.2		$22.3

Basic net income per share	$0.55	$0.64		$0.68		$0.87

Weighted average number of common shares	24,944,514	25,145,224		25,340,842		25,732,982

Diluted net income per share	$0.52	$0.62		$0.66		$0.85

Weighted average number of common shares	26,218,755	26,194,883		26,249,408		26,288,375

Fluctuations in revenue reported by period were impacted by contract termination revenue recognized by quarter as follows:

Quarter ended March 31, 2010	$1.0
Quarter ended June 30, 2010	$0.6
Quarter ended September 30, 2010	$0.7
Quarter ended December 31, 2010	$0.4

(1)	Includes provision for equipment impairment of $0.2.
(2)	Includes provision for equipment impairment of $0.2.
(3)	Includes provision for impairment of $1.6.
(4)	During the fourth quarter of 2010, based upon the Company’s review of its profitability in the U.K. and internal financial forecasts demonstrating its expected capacity to utilize deferred tax assets, the Company reduced the valuation allowance by $7.7 with respect to deferred tax assets associated with its U.K. operations, which was comprised of a $7.3 tax benefit recognized, $1.0 attributable to the reduction in U.K. tax rates, partially offset by $0.6 due to foreign currency translation.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 19: MERGER AGREEMENT WITH ZAYO GROUP, LLC

On March 18, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zayo Group, LLC, a Delaware limited liability company (“Parent”), and Voila Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger Agreement was unanimously approved by the Company’s Board of Directors.

On July 2, 2012, the Company completed the Merger.

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time (other than shares (i) held in the Company’s treasury or held by any wholly-owned subsidiary of the Company, (ii) owned by Parent, Merger Sub or any wholly-owned subsidiary of Parent, or (iii) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) was automatically cancelled and converted into the right to receive $84.00 in cash (the “Per Share Amount”), without interest, on the terms and subject to the conditions set forth in the Merger Agreement.

At the effective time of the Merger, (i) each outstanding option to purchase Common Stock, whether vested or unvested, was converted into cash equal to the amount (if any) by which the Per Share Amount exceeds the exercise price payable under that option, (ii) each outstanding restricted stock unit issued by the Company, whether vested or unvested, was converted into cash equal to the number of shares of the Common Stock subject to that restricted stock unit multiplied by the Per Share Amount, and (iii) each participant in the Stock Purchase Plan was paid an amount equal to the product of (x) the amount, if any, by which the Per Share Amount exceeds the applicable exercise price and (y) the number of shares of the Common Stock the participant purchased with his or her accumulated payroll deductions as of the business day immediately prior to the closing of the Merger at the applicable exercise price.

Prior to approving the transaction contemplated by the Merger Agreement, the Company’s Board of Directors received fairness opinions from its financial advisors. In connection with these fairness opinions, the Company recorded $3.5, which was included in “Prepaid costs and other current assets” in the Company’s consolidated balance sheet at March 31, 2012, and was recognized in the Company’s consolidated statement of operations during the three months ended June 30, 2012.

NOTE 20. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Upon Zayo Group LLC’s acquisition of the Company, the Company’s domestic restricted subsidiaries became guarantors of Zayo Group LLC’s Secured Notes. Effective July 2, 2012, each of the Company’s subsidiary guarantors were 100% owned by Zayo Group LLC. Zayo Group LLC’s Senior Secured Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by its current and future domestic restricted subsidiaries, inclusive of AboveNet’s domestic subsidiaries as of July 2, 2012.

There are no significant restrictions on the ability of the Company or any of its subsidiaries to obtain funds from or provide funds to the other via dividends or loans.

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.”

The following supplemental tables present condensed consolidating balance sheets for the Company and its subsidiary guarantors as of December 31, 2011, the condensed consolidating statements of operations for the year ended December 31, 2011, and the condensed consolidating statements of cash flows for the year ended December 31, 2011.

Condensed Consolidating Balance Sheets

December 31, 2011

(in millions)

	AboveNet, Inc.	Guarantor subsidiaries	Other non- guarantor subsidiaries	Eliminations	Total
ASSETS:
Current assets:
Cash and cash equivalents	$—	$112.5	$5.9	$—	$118.4
Restricted cash and cash equivalents	—	4.6	0.1	—	4.7
Accounts receivable, net	—	31.5	4.2	—	35.7
Prepaid costs and other current assets	—	12.2	2.0	—	14.2
Due from affiliates—current	—	8.8	—	(8.8)	—

Total current assets	—	169.6	12.2	(8.8)	173.0
Property and equipment, net	—	561.7	49.8	—	611.5
Deferred tax assets	—	96.8	13.9	—	110.7
Due from affiliates—non-current	—	20.9		(20.9)	—
Investment in subsidiaries	647.9	23.1	—	(671.0)	—
Other assets	—	14.4	1.4	—	15.8

Total assets	$647.9	$886.5	$77.3	$(700.7)	$911.0

LIABILITIES:
Current liabilities:
Accounts payable	$—	$10.1	$0.6	$—	$10.7
Accrued expenses	—	64.5	12.3	—	76.8
Deferred revenue—current	—	25.8	4.2	—	30.0
Due to affiliates—current	—	—	8.8	(8.8)	—

Total current liabilities	—	100.4	25.9	(8.8)	117.5
Note payable	—	55.0	—	—	55.0
Deferred revenue	—	71.9	7.4	—	79.3
Due to affiliates—non-current	—	—	20.9	(20.9)	—
Other long-term liabilities	—	11.3	—	—	11.3

Total liabilities	—	238.6	54.2	(29.7)	263.1

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Total shareholders’ equity	647.9	647.9	23.1	(671.0)	647.9

Total liabilities and shareholders’ equity	$647.9	$886.5	$77.3	$(700.7)	$911.0

Condensed Consolidating Statement of Operations

Year ended December 31, 2011

(in millions)

	AboveNet, Inc.	Guarantor subsidiaries	Other non- guarantor subsidiaries	Eliminations	Total
Revenue	$—	$428.5	$44.9	$(0.9)	$472.5
Costs of revenue, excluding depreciation and amortization	—	150.1	13.5	(0.9)	162.7
Selling, general and administrative expenses	—	102.2	14.2	—	116.4
Depreciation and amortization	—	67.2	8.1	—	75.3

Operating income	—	109.0	9.1	—	118.1
Other income (expense):
Interest expense	—	(4.5)	(0.4)	0.4	(4.5)
Equity in net earnings/(loss) of subsidiaries	72.7	—	—	(72.7)	—
Other income (expense), net	—	(0.2)	(0.3)	(0.4)	(0.9)

Income before income taxes	72.7	104.3	8.4	(72.7)	112.7
Provision/(benefit) for income taxes	—	46.1	(6.1)	—	40.0

Net income	72.7	58.2	14.5	(72.7)	72.7
Other comprehensive income, net of income taxes	(0.4)	0.6	—	(0.6)	(0.4)

Comprehensive income	$72.3	$58.8	$14.5	$(73.3)	$72.3

Condensed Consolidating Statement of Cash Flows

Year ended December 31, 2011

(in millions)

	AboveNet, Inc.	Guarantor subsidiaries	Other non- guarantor subsidiaries	Eliminations	Total
Cash flows provided by operating activities:	$—	$191.4	$15.5	$—	$206.9

Cash flows used in investing activities:
Proceeds from sales of property and equipment	—	0.1	—	—	0.1
Purchases of property and equipment	—	(123.5)	(24.3)	—	(147.8)

Net cash used in investing activities	—	(123.4)	(24.3)	—	(147.7)

Cash flows used in financing activities:
Proceeds from exercise of options to purchase shares of common stock	—	0.3	—	—	0.3
Proceeds from issuance of stock pursuant to the employee stock purchase plan	—	0.6	—	—	0.6
Change in restricted cash and cash equivalents	—	(1.1)	0.1	—	(1.0)
Purchase of treasury stock	—	(2.2)	—	—	(2.2)
Principal payment—capital lease obligation	—	(0.2)	—	—	(0.2)
Proceeds from borrowing under $250 Million Secured Revolving Credit Facility, net of certain debt issuance costs	—	50.0	—	—	50.0
Debt issuance costs	—	(0.5)	—	—	(0.5)
Principal payment—note payable	—	(49.7)	—	—	(49.7)
Loan to subsidiary	—	(3.6)	3.6	—	—

Net cash (used in)/provided by financing activities	—	(6.4)	3.7	—	(2.7)

Effect of exchange rates on cash	—	—	0.3	—	0.3

Net increase/(decrease) in cash and cash equivalents	—	61.6	(4.8)	—	56.8
Cash and cash equivalents, beginning of period	—	50.9	10.7	—	61.6

Cash and cash equivalents, end of period	$—	$112.5	$5.9	$—	$118.4

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$120.7	$118.4
Restricted cash and cash equivalents	3.8	4.7
Accounts receivable, net of allowances for doubtful accounts of $2.5 and $2.6 at March 31, 2012 and December 31, 2011, respectively	42.4	35.7
Prepaid costs and other current assets	18.9	14.2

Total current assets	185.8	173.0
Property and equipment, net of accumulated depreciation and amortization of $371.5 and $353.9 at March 31, 2012 and December 31, 2011, respectively	635.6	611.5
Deferred tax assets	99.2	110.7
Other assets	15.1	15.8

Total assets	$935.7	$911.0

LIABILITIES:
Current liabilities:
Accounts payable	$9.5	$10.7
Accrued expenses	78.8	76.8
Deferred revenue—current portion	29.0	30.0

Total current liabilities	117.3	117.5

Note payable	55.0	55.0
Deferred revenue	78.0	79.3
Other long-term liabilities	11.7	11.3

Total liabilities	262.0	263.1

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Common stock, 200,000,000 shares authorized, $0.01 par value, 26,939,102 issued and 26,266,494 outstanding at March 31, 2012 and 26,914,108 issued and 26,255,173 outstanding at December 31, 2011	0.3	0.3
Additional paid-in capital	364.5	357.7
Treasury stock at cost, 672,608 and 658,935 shares at March 31, 2012 and December 31, 2011, respectively	(25.9)	(25.0)
Accumulated other comprehensive loss	(8.1)	(9.6)
Retained earnings	342.9	324.5

Total shareholders’ equity	673.7	647.9

Total liabilities and shareholders’ equity	$935.7	$911.0

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$127.7	$114.4
Costs of revenue (excluding depreciation and amortization, shown separately below, and including provisions for impairment of $0.1 for the three months ended March 31, 2012)	43.9	40.2
Selling, general and administrative expenses	32.0	29.8
Depreciation and amortization	20.7	18.3

Operating income	31.1	26.1

Other income (expense):
Interest expense	(1.1)	(1.2)
Other income (expense), net	0.8	(0.7)

Income before income taxes	30.8	24.2
Provision for income taxes	12.4	9.7

Net income	$18.4	$14.5

Income per share, basic:
Basic net income per share	$0.70	$0.56

Weighted average number of common shares	26,259,337	25,803,904

Income per share, diluted:
Diluted net income per share	$0.68	$0.54

Weighted average number of common shares	27,106,731	26,772,811

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net income	$18.4	$14.5
Foreign currency translation adjustments	1.5	0.6
Change in fair value of interest rate swap contracts upon settlement	—	0.6

Comprehensive income	$19.9	$15.7

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in millions, except share information)

(Unaudited)

	Common Stock		Treasury Stock		Other Shareholders’ Equity
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
Balance at January 1, 2012	26,914,108	$0.3	658,935	$(25.0)	$357.7	$(9.6)	$324.5	$647.9
Issuance of common stock from vested restricted stock	17,219	—	—	—	—	—	—	—
Issuance of common stock from exercise of options to purchase shares of common stock	7,775	—	—	—	0.1	—	—	0.1
Purchase of treasury stock	—	—	1,973	(0.1)	—	—	—	(0.1)
Foreign currency translation adjustments	—	—	—	—	—	1.5	—	1.5
Amortization of stock-based compensation expense for restricted stock units	—	—	—	—	6.7	—	—	6.7
Purchase of common stock pursuant to the Repurchase Program	—	—	11,700	(0.8)	—	—	—	(0.8)
Net income	—	—	—	—	—	—	18.4	18.4

Balance at March 31, 2012	26,939,102	$0.3	672,608	$(25.9)	$364.5	$(8.1)	$342.9	$673.7

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows provided by operating activities:
Net income	$18.4	$14.5
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	20.7	18.3
Provisions for impairment	0.1	—
Non-cash stock-based compensation expense for restricted stock units	6.7	7.0
Non-cash stock-based compensation expense for employee stock purchase plan	—	0.1
Provision for bad debts	0.4	0.1
Change in deferred tax assets	11.9	9.5
Changes in operating working capital:
Accounts receivable	(6.9)	(3.9)
Prepaid costs and other current assets	(1.2)	2.7
Other assets	0.7	1.8
Accounts payable	1.0	(1.8)
Accrued expenses	(5.8)	(2.2)
Deferred revenue	(2.6)	(5.5)
Other long-term liabilities	0.6	0.7

Net cash provided by operating activities	44.0	41.3

Cash flows used in investing activities:
Proceeds from sales of property and equipment	0.2	—
Purchases of property and equipment	(41.2)	(31.1)

Net cash used in investing activities	(41.0)	(31.1)

Cash flows used in financing activities:
Proceeds from exercise of options to purchase shares of common stock	0.1	0.1
Change in restricted cash and cash equivalents	0.9	(1.0)
Purchase of treasury stock	(0.9)	(0.3)
Principal payment—capital lease obligation	(0.2)	(0.2)
Proceeds from borrowing under $250 Million Secured Revolving Credit Facility, net of certain debt issuance costs	—	50.0
Debt issuance costs	—	(0.5)
Principal payment—note payable	—	(49.7)

Net cash used in financing activities	(0.1)	(1.6)

Effect of exchange rates on cash	(0.6)	0.4

Net increase in cash and cash equivalents	2.3	9.0
Cash and cash equivalents, beginning of period	118.4	61.6

Cash and cash equivalents, end of period	$120.7	$70.6

Supplemental cash flow information:
Cash paid for interest	$0.6	$0.6

Cash paid for income taxes	$1.3	$1.1

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 1: BACKGROUND AND ORGANIZATION

AboveNet, Inc. (which together with its subsidiaries is sometimes hereinafter referred to as the “Company,” “AboveNet,” “we,” “us,” “our” or “our Company”) is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure and co-location services to communications carriers and corporate and government customers, principally in the United States (“U.S.”) and Europe.

NOTE 2: BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Stock Split

On August 3, 2009, the Board of Directors of the Company authorized a two-for-one split of the Company’s common stock, par value $0.01 per share (the “Common Stock”), effected in the form of a 100% stock dividend, which was distributed on September 3, 2009. Each shareholder of record on August 20, 2009 received one additional share of Common Stock for each share of Common Stock held on that date. All share and per share information for prior periods, including warrants, options to purchase Common Stock, restricted stock units, warrant and option exercise prices, shares reserved under the Company’s 2003 Incentive Stock Option and Stock Unit Grant Plan (the “2003 Plan”) and the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), weighted average fair value of options granted, Common Stock and additional paid-in capital accounts on the consolidated balance sheets and consolidated statement of shareholders’ equity, have been retroactively adjusted, where applicable, to reflect the two-for-one stock split.

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). These consolidated financial statements include the accounts of the Company, as applicable. They do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes and the reported amounts of revenue and expenses during the periods presented. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations. Actual amounts and results could differ from such estimates due to subsequent events which could have a material effect on the Company’s financial statements covering future periods.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. Consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company follows SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” (now known as FASB ASC 605-10), as amended by SEC SAB No. 104, “Revenue Recognition,” (also now known as FASB ASC 605-10).

Revenue derived from leasing fiber optic telecommunications infrastructure and the provision of telecommunications and co-location services is recognized as services are provided. Non-refundable payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets and are subsequently amortized into income over the fixed contract term.

Prior to October 1, 2009, the Company generally amortized revenue related to installation services on a straight-line basis over the contracted customer relationship (two to twenty years). In the fourth quarter of 2009, the Company completed a study of its historic customer relationship period. As a result, commencing October 1, 2009, the Company began amortizing revenue related to installation services on a straight-line basis generally over the estimated customer relationship period (generally ranging from three to twenty years).

Contract termination revenue is recognized when a customer discontinues service prior to the end of the contract period for which the Company had previously received consideration and for which revenue recognition was deferred. Contract termination revenue is also recognized when customers have made early termination payments to the Company to settle contractually committed purchase amounts that the customer no longer expects to meet or when the Company renegotiates or discontinues a contract with a customer and as a result is no longer obligated to provide services for consideration previously received and for which revenue recognition has been deferred. Additionally, the Company includes receipts of bankruptcy claim settlements from former customers as contract termination revenue when received. Contract termination revenue amounted to $0.7 and $2.1 in the three months ended March 31, 2012 and 2011, respectively.

Non-Monetary Transactions

The Company may exchange capacity with other capacity or service providers. In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29,” (“SFAS No. 153”), (now known as FASB ASC 845-10). SFAS No. 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” (“APB No. 29”) (also now known as FASB ASC 845-10) to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS No. 153 on July 1, 2005 did not have a material effect on the consolidated financial position or results of operations of the Company. Prior to the Company’s adoption of SFAS No. 153, nonmonetary transactions were accounted for in accordance with APB No. 29, where an exchange for similar capacity is recorded at a historical

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

carryover basis and dissimilar capacity is accounted for at fair market value with recognition of any gain or loss. There were no gains or losses from nonmonetary transactions for each of the three months ended March 31, 2012 and 2011.

Operating Leases

The Company leases office and equipment space, and maintains equipment rentals, right-of-way contracts, building access fees and network capacity under various non-cancelable operating leases. The lease agreements, which expire at various dates through 2030, are subject, in many cases, to renewal options and provide for the payment of taxes, utilities and maintenance. Certain lease agreements contain escalation clauses over the term of the lease related to scheduled rent increases resulting from the pass through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. In accordance with SFAS No. 13, “Accounting for Leases,” (now known as FASB ASC 840), the Company recognizes rent expense on a straight-line basis and records a liability representing the difference between straight-line rent expense and the amount payable as an increase or decrease to a deferred liability. Any leasehold improvements related to operating leases are amortized over the lesser of their economic lives or the remaining lease term. Rent-free periods and other incentives granted under certain leases are recorded as reductions to rent expense on a straight-line basis over the related lease terms.

Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

For the purposes of the consolidated statements of cash flows, the Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash and cash equivalents are comprised of amounts that secure outstanding letters of credit issued in favor of various third parties.

Accounts Receivable, Allowance for Doubtful Accounts and Sales Credits

Accounts receivable are customer obligations for services sold to such customers under normal trade terms. The Company’s customers are primarily communications carriers, and corporate enterprise and government customers, located primarily in the U.S. and the United Kingdom (“U.K.”). The Company performs periodic credit evaluations of its customers’ financial condition. The Company provides allowances for doubtful accounts and sales credits. Provisions for doubtful accounts are recorded in selling, general and administrative expenses, while allowances for sales credits are recorded as reductions of revenue. The adequacy of the reserves is evaluated utilizing several factors including length of time a receivable is past due, changes in the customer’s creditworthiness, customer’s payment history, the length of the customer’s relationship with the Company, current industry trends and the current economic climate.

Property and Equipment

Property and equipment owned at September 8, 2003, the effective date (the “Effective Date”) of the amended bankruptcy plan of reorganization of Metromedia Fiber Network, Inc. and substantially all of its domestic subsidiaries (the “Plan of Reorganization”), are stated at their estimated fair values as of the Effective Date based on the Company’s reorganization value, net of accumulated depreciation and amortization incurred since the Effective Date. Purchases of property and equipment subsequent to the Effective Date are stated at cost, net of depreciation and amortization. Major improvements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to a capital project’s completion are reflected as construction in progress and are part of network infrastructure assets, as described below and included in

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

property and equipment on the respective balance sheets. At March 31, 2012 and December 31, 2011, the Company had $54.0 and $57.8, respectively, of construction in progress. Certain internal direct labor costs of constructing or installing property and equipment are capitalized. Capitalized direct labor is determined based upon a core group of project managers, field engineers, network infrastructure engineers and equipment engineers. Capitalized direct labor is based upon time spent on capitalized projects and consists of salary, plus certain related benefits. These individuals’ capitalized labor costs are directly associated with the construction and installation of network infrastructure and equipment and customer installations. The salaries and related benefits of non-engineers and supporting staff that are part of the operations and engineering departments are not considered part of the pool subject to capitalization. Capitalized direct labor amounted to $2.7 and $2.5 for the three months ended March 31, 2012 and 2011, respectively. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements, which are amortized over the lesser of the estimated useful life of the improvement or the term of the lease.

Estimated useful lives of the Company’s property and equipment are as follows:

Network infrastructure assets and storage huts (except for risers and certain project installation costs, which are 5 years)	20 years
HVAC and power equipment	12 to 20 years
Transmission and IP equipment	5 to 7 years
Furniture, fixtures and equipment	4 to 7 years
Software and computer equipment	3 to 5 years
Leasehold improvements	Lesser of the estimated useful life of the improvement or the term of the lease

When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation is removed from the accounts, and resulting gains or losses are reflected in net income.

From time to time, the Company is required to replace or re-route existing fiber due to structural changes such as construction and highway expansions, which is defined as “relocation.” In such instances, the Company fully depreciates the remaining carrying value of network infrastructure removed or rendered unusable and capitalizes the costs of the new fiber and associated construction placed into service. In certain circumstances, the local municipality or agency is responsible for some or all of such amounts. The Company records its share of relocation costs in property and equipment and records the third party portion of such costs as accounts receivable. The Company capitalized relocation costs amounting to $0.3 and $0.5 for the three months ended March 31, 2012 and 2011, respectively. The Company fully depreciated the remaining carrying value of the network infrastructure rendered unusable, which on an original cost basis, totaled $0.05 and $0.09 ($0.02 and $0.04 on a net book value basis) for the three months ended March 31, 2012 and 2011, respectively. To the extent that relocation is temporary in nature, or requires only the movement of existing network infrastructure to another location or construction for an insignificant portion of the entire segment, the related costs are included in the Company’s results of operations.

In accordance with SFAS No. 34, “Capitalization of Interest Cost,” (now known as FASB ASC 835-20), interest on certain construction projects would be capitalized. Such amounts were considered immaterial, and accordingly, no such amounts were capitalized during each of the three months ended March 31, 2012 and 2011.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (now known as FASB ASC 360-10-35), the Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying

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amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such assets. The Company considers various factors to determine if an impairment test is necessary. The factors include: consideration of the overall economic climate, technological advances with respect to equipment, Company strategy, capital planning and certain operational issues. Since June 30, 2006, no event has occurred nor has the business environment changed to trigger an impairment test for assets in revenue service and operations. The Company also considers the removal of assets from the network as a triggering event for performing an impairment test. Once an item is removed from service, unless it is to be redeployed, it may have little or no future cash flows related to it. The Company performs annual physical counts of such assets that are not in revenue service or operations (e.g., inventory, primarily spare parts) at or around September 30 of each year. With the assistance of a valuation report of the assets in inventory, prepared by an independent third party on a basis consistent with SFAS No. 157, “Fair Value Measurements,” (now known as FASB ASC 820-10), and pursuant to FASB ASC 360-10-35, the Company determined that the fair value of certain of these assets was less than the carrying value and accordingly, recorded a provision for impairment totaling $1.2 for the year ended December 31, 2011. The Company provided allowances for impairment of $0.1 in the three months ended March 31, 2012. There were no provisions for impairment recorded in the three months ended March 31, 2011.

Treasury Stock

Treasury stock is accounted for under the cost method.

Asset Retirement Obligations

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” (now known as FASB ASC 410-20), the Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company has asset retirement obligations related to the de-commissioning and removal of equipment, restoration of leased facilities and the removal of certain fiber and conduit systems. Considerable management judgment is required in estimating these obligations. Important assumptions include estimates of asset retirement costs, the timing of future asset retirement activities and the likelihood of contractual asset retirement provisions being enforced. Changes in these assumptions based on future information could result in adjustments to these estimated liabilities.

Asset retirement obligations, generally recorded as “Other long-term liabilities,” are capitalized as part of the carrying amount of the related long-lived assets included in property and equipment, net, and are depreciated over the life of the associated asset. Asset retirement obligations aggregated $8.2 and $8.1 at March 31, 2012 and December 31, 2011, respectively, of which $4.3 and $4.5, respectively, was included in “Accrued expenses,” at such dates, and $3.9 and $3.6, respectively, was included in “Other long-term liabilities,” at such dates. Accretion expense, which is included in “Interest expense,” amounted to $0.14 and $0.07 for the three months ended March 31, 2012 and 2011, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” (now known as FASB ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. After an evaluation of the realizability of the

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Company’s deferred tax assets, the Company reduced its valuation allowance by $9.1, $7.3 and $183.0 during 2011, 2010 and 2009, respectively. See Note 5, “Income Taxes,” for a further discussion of the Company’s provision for income taxes.

The Company is subject to audits by various taxing authorities, and these audits may result in proposed assessments where the ultimate resolution results in the Company owing additional taxes. The Company is required to establish reserves under FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (now known as FASB ASC 740-10), when the Company believes there is uncertainty with respect to certain positions and the Company may not succeed in realizing the tax benefit. The Company believes that its tax return positions are appropriate and supportable under relevant tax law. The Company believes the estimates and assumptions used to support its evaluation of tax benefit realization are reasonable. Accordingly, no adjustments were made to the consolidated financial statements for each of the three months ended March 31, 2012 and 2011.

The Company’s reorganization resulted in a significantly modified capital structure as a result of applying fresh-start accounting in accordance with FASB ASC 852-10 on the Effective Date. Fresh start accounting has important consequences on the accounting for the realization of valuation allowances, related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. Prior to 2009, fresh start accounting required the reversal of these allowances to be recorded as a reduction of intangible assets until exhausted and thereafter as additional paid in capital. Beginning in 2009, in accordance with SFAS141(R), “Business Combinations (Revised),” (now known as FASB ASC 805), future utilization of such benefit will reduce income tax expense. This treatment does not result in any change in liabilities to taxing authorities or in cash flows.

Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested and therefore, no provision for domestic taxes has been provided thereon. Upon repatriation of those earnings, in the form of dividends or otherwise, the Company would be subject to domestic income taxes, offset (in whole or in part) by foreign tax credits, related to income and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred domestic income tax liability is not practicable due to the complexities associated with its hypothetical calculation; however, foreign tax credit carryforwards would be available to reduce some portion of the domestic liability.

The Company’s policy is to recognize interest and penalties accrued as a component of operating expense. As of the date of adoption of FASB ASC 740-10, the Company did not have any accrued interest or penalties associated with any unrecognized income tax benefits, nor was any interest expense recognized during each of the three months ended March 31, 2012 and 2011.

Foreign Currency Translation and Transactions

The Company’s functional currency is the U.S. dollar. For those subsidiaries not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity and are reflected in the accompanying consolidated statements of comprehensive income. The Company’s foreign exchange transaction gains (losses) are generally included in “Other income (expense), net” in the consolidated statements of operations.

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Stock Options

On September 8, 2003, the Company adopted the fair value provisions of SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” (“SFAS No. 148”), (now known as FASB ASC 718-10). SFAS No. 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”), (also now known as FASB ASC 718-10), to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. See Note 7, “Stock-Based Compensation.”

Under the fair value provisions of SFAS No. 123, the fair value of each stock-based compensation award is estimated at the date of grant, using the Black-Scholes option pricing model for stock option awards. The Company did not have a historical basis for determining the volatility and expected life assumptions in the model due to the Company’s limited market trading history; therefore, the assumptions used for these amounts are an average of those used by a select group of related industry companies. Most stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The Company recognizes the related stock-based compensation expense of such awards on a straight-line basis over the vesting period for each tranche in an award. Upon consummation of the Plan of Reorganization, all then outstanding stock options were cancelled.

Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” (“SFAS No. 123(R)”), (now known as FASB ASC 718), using the modified prospective method. SFAS No. 123(R) requires all share-based awards granted to employees to be recognized as compensation expense over the vesting period, based on fair value of the award. The fair value method under SFAS No. 123(R) is similar to the fair value method under SFAS No. 123 with respect to measurement and recognition of stock-based compensation expense except that SFAS No. 123(R) requires an estimate of future forfeitures, whereas SFAS No. 123 allowed companies to estimate forfeitures or recognize the impact of forfeitures as they occur. As the Company recognized the impact of forfeitures as they occurred under SFAS No. 123, the adoption of SFAS No. 123(R) did result in different accounting treatment, but it did not have a material impact on the Company’s consolidated financial statements.

There were no options to purchase shares of Common Stock granted during each of the three months ended March 31, 2012 and 2011.

Restricted Stock Units

Compensation cost for restricted stock unit awards that are not performance-based is measured based upon the quoted closing market price for the Company’s stock on the date of grant. The related compensation cost is recognized on a straight-line basis over the vesting period. Compensation expense for performance-based restricted stock unit awards is measured based upon the quoted market price for the Company’s stock on the date that the performance targets have been established and communicated to the grantee. Related compensation cost is recognized based upon a review of the performance targets and determination that such performance targets have been achieved, on a straight-line basis over the vesting period. See Note 7, “Stock-Based Compensation.”

Stock Warrants

In connection with the Plan of Reorganization described in this Note 2, “Basis of Presentation and Significant Accounting Policies—Property and Equipment,” the Company issued to holders of general unsecured claims as part of the settlement of such claims (i) five year warrants to purchase 1,418,918 shares of Common Stock with an exercise price of $10.00 per share, which expired September 8, 2008 (the “Five Year Warrants”) and (ii) seven year warrants to purchase 1,669,316 shares of Common Stock with an exercise price of $12.00 per

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share, which expired September 8, 2010 (the “Seven Year Warrants”). The stock warrants were treated as equity upon their exercise based upon the terms of the warrant and cash received. Stock warrants to purchase shares of Common Stock exercised totaled 858,530 in 2010.

Under the terms of the five year and seven year warrant agreements (collectively, the “Warrant Agreements”), if the Common Stock market price, as defined in the Warrant Agreements, 60 days prior to the expiration date of the respective warrants, was greater than the warrant exercise price, the Company was required to give each warrant holder notice that at the warrant expiration date, the warrants would be deemed to have been exercised pursuant to the net exercise provisions of the respective Warrant Agreements (the “Net Exercise”), unless the warrant holder elected, by written notice, to not exercise its warrants. Under the Net Exercise, shares issued to the warrant holders would be reduced by the number of shares necessary to cover the aggregate exercise price of the shares, valuing such shares at the current market price, as defined in the Warrant Agreements. Any fractional shares, otherwise issuable, would be paid in cash.

At September 8, 2008, the expiration date of the Five Year Warrants, the required conditions were met for the Net Exercise. In total, Five Year Warrants to purchase 318,526 shares of Common Stock were deemed exercised on a net exercise basis (including warrants to purchase 778 shares of Common Stock, which were exercised on a net exercise basis prior to expiration), of which 213,432 shares were issued to the warrant holders, 105,094 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In addition, Five Year Warrants to purchase 50 shares of Common Stock were cancelled in accordance with instructions from warrant holders. In total, the exercises of the Five Year Warrants by holders generated cash of $11.0.

At September 8, 2010, the expiration date of the Seven Year Warrants, the required conditions were met for the Net Exercise and accordingly, Seven Year Warrants to purchase 13,626 shares of Common Stock were exercised at expiration, of which 10,409 shares were issued to warrant holders and 3,217 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In total, Seven Year Warrants to purchase 443,504 shares of Common Stock were deemed exercised on a net exercise basis (441,688 in 2010), of which 353,598 shares were issued to the warrant holders, 89,906 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In addition, Seven Year Warrants to purchase 26 shares of Common Stock were determined to be undeliverable and were cancelled. In total, the exercises of the Seven Year Warrants by holders generated cash of $14.7.

Derivative Financial Instruments

The Company has utilized and may, from time to time in the future, utilize derivative financial instruments known as interest rate swaps (“derivatives”) to mitigate its exposure to interest rate risk. The Company purchased the first interest rate swap on August 4, 2008 to hedge the interest rate on the initial $24.0 (original principal) term loan under the Secured Credit Facility (as such term is defined in Note 4, “Note Payable—Secured Credit Facility,” below) and the Company purchased a second interest rate swap on November 14, 2008 to hedge the interest rate on the additional $12.0 (original principal) term loan provided by SunTrust Bank. See Note 4, “Note Payable.” The Company accounted for the derivatives under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (now known as FASB ASC 815). FASB ASC 815 requires that all derivatives be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. By policy, the Company has not historically entered into derivatives for trading purposes or for speculation. Based on criteria defined in FASB ASC 815, the interest rate swaps were considered cash flow hedges and were 100% effective. Accordingly, changes in the fair value of derivatives were recorded each period in other comprehensive loss. Changes in the fair value of the derivatives reported in accumulated other comprehensive loss were reclassified into earnings in the period in which earnings were impacted by the

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variability of the cash flows of the hedged item. The ineffective portion of all hedges, if any, would be recognized in current period earnings. The unrealized net loss recorded in accumulated other comprehensive loss at December 31, 2010 was $0.6 for the interest rate swaps. The mark-to-market value of the cash flow hedges was recorded in current assets, current liabilities, other non-current assets or other long-term liabilities, as applicable, and the offsetting gains or losses in other comprehensive loss. Both interest rate swaps were settled in January 2011.

On January 1, 2009, the Company adopted SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133,” (now known as FASB ASC 815-10). FASB ASC 815-10 changes the disclosure requirements for derivatives and hedging activities. Entities are required to provide enhanced disclosures about: (i) how and why an entity uses derivatives; (ii) how derivatives and related hedged items are accounted for under FASB ASC 815-10; and (iii) how derivatives and related hedged items affect an entity’s financial position and cash flows.

The Company has, when applicable, minimized its credit risk relating to counterparties of its derivatives by transacting with multiple, high quality counterparties, thereby limiting exposure to individual counterparties, and by monitoring the financial condition of its counterparties.

All derivatives have been recorded on the Company’s consolidated balance sheets at fair value. Accounting for the gains and losses resulting from changes in the fair value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting in accordance with FASB ASC 815-10.

The swap agreements were settled in January 2011 in connection with the repayment of the term loans under the Secured Credit Facility and the closing of the $250 Million Secured Revolving Credit Facility (as such term is defined in Note 4, “Note Payable—$250 Million Secured Revolving Credit Facility,” below). The cost of $0.5 to settle the swap agreements was included in “Other (expense) income, net” in the Company’s consolidated statement of operations for the three months ended March 31, 2011.

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Fair Value of Financial Instruments

The Company adopted SFAS No. 157, “Fair Value Measurements,” (now known as FASB ASC 820-10), for the Company’s financial assets and liabilities effective January 1, 2008. This pronouncement defines fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. FASB ASC 820-10 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820-10 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost), which are each based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. FASB ASC 820-10 utilizes a fair value hierarchy that prioritizes inputs to fair value measurement techniques into three broad levels:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2:	Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3:	Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company’s investment in overnight money market institutional funds, which amounted to $108.9 and $110.0 at March 31, 2012 and December 31, 2011, respectively, is included in cash and cash equivalents on the accompanying balance sheets and is classified as a Level 1 asset.

The Company was party to two interest rate swaps, which were utilized to modify the Company’s interest rate risk. The Company recorded the mark-to-market value of the interest rate swap contracts of $0.6 (which was included in “Accrued expenses”) in the Company’s consolidated balance sheet at December 31, 2010. At December 31, 2010, the Company used third parties, as well as its own market analysis to determine the fair value of each of the interest rate swap agreements. The fair value of the interest rate swap contracts were classified as Level 2 liabilities. The swap agreements were settled in January 2011 in connection with the repayment of the term loans under the Secured Credit Facility and the closing of the $250 Million Secured Revolving Credit Facility. The cost of $0.5 to settle the swap agreements was included in “Other income (expense), net” in the Company’s consolidated statement of operations for the three months ended March 31, 2011.

The Company’s consolidated balance sheets include the following financial instruments: short-term cash investments, trade accounts receivable, trade accounts payable and note payable. The Company believes the carrying amounts in the financial statements approximate the fair value of these financial instruments due to the relatively short period of time between the origination of the instruments and their expected realization or the interest rates which approximate current market rates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of short-term cash investments and accounts receivable. The Company does not enter into financial instruments for trading or speculative purposes. The Company’s cash and cash equivalents are invested in

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investment-grade, short-term investment instruments with high quality financial institutions. The Company’s trade receivables, which are unsecured, are geographically dispersed, and no single customer accounts for greater than 10% of consolidated revenue or accounts receivable, net. The Company performs ongoing credit evaluations of its customers’ financial condition. The allowance for non-collection of accounts receivable is based upon the expected collectability of all accounts receivable. The Company places its cash and cash equivalents primarily in commercial bank accounts in the U.S. Account balances generally exceed federally insured limits.

401(k) and Other Post-Retirement Benefits

The Company has a Profit Sharing and 401(k) Plan (the “Plan”) for its employees in the U.S., which permits employees to make contributions to the Plan on a pre-tax salary reduction basis in accordance with the provisions of the Internal Revenue Code and permits the employer to provide discretionary contributions. All full-time U.S. employees are eligible to participate in the Plan at the beginning of the month following three months of service. Eligible employees may make contributions subject to the limitations defined by the Internal Revenue Code. The Company matches 50% of a U.S. employee’s contributions, up to the amount set forth in the Plan. Matched amounts vest based upon an employee’s length of service. The Company’s subsidiaries in the U.K. have a different plan under which contributions are made up to a maximum of 8% when U.K. employee contributions reach 5% of salary. Under the U.K. plan, contributions are made at two levels. When a U.K. employee contributes 3% or more but less than 5% of their salary to the plan, the Company’s contribution is fixed at 5% of the salary. When a U.K. employee contributes over 5% of their salary to the plan, the Company’s contribution is fixed at 8% of the salary (regardless of the percentage of the contribution in excess of 5%).

The Company contributed $0.7 for each of the three months ended March 31, 2012 and 2011, net of forfeitures for its obligations under these plans.

Taxes Collected from Customers

In June 2006, the Emerging Issues Task Force (“EITF”) ratified the consensus on EITF No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation),” (“EITF No. 06-3”), (now known as FASB ASC 605-45). FASB ASC 605-45 requires that companies disclose their accounting policies regarding the gross or net presentation of certain taxes. Taxes within the scope of FASB ASC 605-45 are any taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer and may include, but are not limited to, sales, use, value added and some excise taxes. In addition, if such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The Company adopted EITF No. 06-3 effective January 1, 2007. The Company records Universal Service Fund (“USF”) contributions relating to certain services it provides on a net basis in accordance with the guidelines of EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” (also now known as FASB ASC 605-45). The Company’s policy is to record all such fees, contributions and taxes within the scope of FASB ASC 605-45 on a net basis.

Reclassifications

Certain reclassifications have been made to the consolidated financial statements for the three months ended March 31, 2011 to conform to the classifications used for the three months ended March 31, 2012.

Recently Issued Accounting Pronouncements

In August 2009, the FASB issued ASU No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value.” ASU No. 2009-5 provides clarification that in circumstances in

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which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of ASC Topic 820. ASU No. 2009-5 is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of ASU No. 2009-5 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605)—Multiple Deliverable Revenue Arrangements.” ASU No. 2009-13 eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and expands the disclosures related to multiple-deliverable revenue arrangements. ASU No. 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier adoption permitted. The adoption of ASU No. 2009-13 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-02, “Consolidation (Topic 810)—Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification.” ASU No. 2010-02 clarifies that the scope of the decrease in ownership provisions of Topic 810 applies to a subsidiary or group of assets that is a business, a subsidiary that is a business that is transferred to an equity method investee or a joint venture or an exchange of a group of assets that constitutes a business for a noncontrolling interest in an entity and does not apply to sales in substance of real estate. ASU No. 2010-02 is effective as of the beginning of the period in which an entity adopts SFAS No. 160 or, if SFAS No. 160 has been previously adopted, the first interim or annual period ending on or after December 15, 2009, applied retrospectively to the first period that the entity adopted SFAS No. 160. The adoption of ASU No. 2010-02 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements.” ASU 2010-06 requires new disclosures regarding transfers in and out of the Level 1 and 2 and activity within Level 3 fair value measurements and clarifies existing disclosures of inputs and valuation techniques for Level 2 and 3 fair value measurements. ASU 2010-06 also includes conforming amendments to employers’ disclosures about postretirement benefit plan assets. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure of activity within Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of ASU No. 2010-06 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements.” ASU 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement that an SEC filer disclose the date through which subsequent events have been evaluated. ASU 2010-09 was effective upon issuance. The adoption of ASU 2010-09 had no effect on the Company’s financial position, results of operations or cash flows.

In April 2010, the FASB issued ASU 2010-13, “Compensation—Stock Compensation (Topic 718)—Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” ASU 2010-13 provides amendments to Topic 718 to clarify that an

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employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The adoption of ASU 2010-13 did not have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3: CHANGE IN ESTIMATE

Effective as of October 1, 2011, the Company changed the estimated useful lives for certain capitalized labor from seven to five years, and began depreciating assets under the Company’s sparing program, in accordance with their respective asset class lives. The effect of these changes on the Company’s operating results has not been and will not be material.

NOTE 4: NOTE PAYABLE

$250 Million Secured Revolving Credit Facility

On January 28, 2011, the Company closed a five year $250 secured revolving credit facility (the “$250 Million Secured Revolving Credit Facility”) with the lender parties thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent (the “Administrative Agent”). The Lenders received a first priority security interest in and lien on substantially all of the Company’s domestic assets and 65% of the ownership interest in the Company’s principal foreign subsidiaries. Loans under the $250 Million Secured Revolving Credit Facility bear interest, for any interest period of one, two or three months or if agreed to, longer interest periods at the Company’s option, at either the Base Rate (as defined in the $250 Million Secured Revolving Credit Facility) plus the applicable margin ranging from 1.25% to 2.00%, or alternately, the Adjusted LIBO Rate (as defined in the $250 Million Secured Revolving Credit Facility) plus the applicable margin ranging from 2.25% to 3.00%. The Company is also required to pay an unused commitment fee ranging from 0.375% to 0.50% per annum based on the daily average undrawn portion of the $250 Million Secured Revolving Credit Facility. The applicable margin and the unused commitment fee will be determined based on the Company’s Leverage Ratio based on Consolidated Total Debt to Consolidated EBITDA (each as defined in the $250 Million Secured Revolving Credit Facility).

The $250 Million Secured Revolving Credit Facility includes an uncommitted accordion feature that permits the Company to increase the aggregate principal amount by up to $125.0 through one or more term loans or additional revolving credit, subject to the agreement by one or more Lenders to provide such additional principal amount.

The Company borrowed $55.0 at closing, of which $5.0 was used to pay bank fees and legal expenses, $49.9 was used to repay the Secured Credit Facility (as defined below) and $0.1 was used for general corporate purposes. The initial borrowings under the $250 Million Secured Revolving Credit Facility carried an interest rate of 4.50% (base rate of 3.25% plus applicable margin of 1.25%). The Company converted the interest rate to the Adjusted LIBO Rate option as of February 4, 2011, at which time the interest rate was changed to 2.52% (0.27% Adjusted LIBO Rate plus applicable margin of 2.25%). At March 31, 2012, the $250 Million Secured Revolving Credit Facility carried an interest rate of 2.50% (0.25% Adjusted LIBO Rate plus applicable margin of 2.25%).

The Company has the right to prepay any outstanding loan under the $250 Million Secured Revolving Credit Facility prior to its maturity without premium or penalty.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

The Company is required to comply with a number of affirmative, negative and financial covenants. Among other things, these covenants require the Company to provide notices of material events and information regarding collateral, restrict the Company’s ability, subject to certain exceptions and baskets, to incur additional indebtedness, grant liens on assets, undergo fundamental changes, make investments, sell assets, make restricted payments (including the ability to pay dividends) and engage in affiliate transactions, and require the Company to maintain a Leverage Ratio not greater than 2.5 to 1.0 and an Interest Coverage Ratio (as such terms are defined in the $250 Million Secured Revolving Credit Facility) of not less than 3.0 to 1.0. At March 31, 2012, based upon the Company’s Leverage Ratio, its cash balance and its availability under the $250 Million Secured Revolving Credit Facility, $259.4 of retained earnings is unrestricted for dividend purposes and the balance is restricted.

The $250 Million Secured Revolving Credit Facility contains customary events of default (subject to customary grace periods, cure rights and materiality thresholds), including, among others, failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-default and cross-acceleration of material indebtedness, certain bankruptcy and insolvency events, certain judgments, certain ERISA events and a change of control.

Following an event of default under the $250 Million Secured Revolving Credit Facility, the Administrative Agent and the Lenders would be entitled to take various actions, including the acceleration of amounts due under the $250 Million Secured Revolving Credit Facility and seek other remedies that may be taken by secured creditors.

The outstanding principal amount of all revolving credit loans, together with accrued and unpaid interest thereon, will be due and payable on January 28, 2016.

In connection with the January 2011 closing of the $250 Million Secured Revolving Credit Facility, the Company also settled the two interest rate swaps at a total cost of $0.5, which is included in “Other income (expense), net” in the Company’s consolidated statement of operations for the three months ended March 31, 2011. The Company also wrote-off $1.1 in unamortized debt issuance costs associated with the Secured Credit Facility, which is also included in “Other income (expense), net” in the Company’s consolidated statement of operations for the three months ended March 31, 2011.

As of March 31, 2012, $195.0 was available for borrowings under the $250 Million Secured Revolving Credit Facility.

The Company was in compliance with all of its debt covenants as of March 31, 2012.

Secured Credit Facility

On February 29, 2008, the Company, excluding certain foreign subsidiaries, entered into a Credit and Guaranty Agreement (as amended, the “Credit Agreement”) providing for a $60.0 senior secured credit facility (the “Secured Credit Facility”), consisting of an $18.0 revolving credit facility (the “Revolver”) and a $42.0 term loan facility (the “Term Loan”), which was comprised of $24.0 advanced at closing and up to $18.0 of which originally could be drawn within nine months of closing at the Company’s option (the “Delayed Draw Term Loan”). The Secured Credit Facility was secured by substantially all of the Company’s domestic assets. In September 2008, the Delayed Draw Term Loan option, which was originally scheduled to expire on November 25, 2008, was extended to June 30, 2009 and then subsequently extended to December 31, 2009. The Revolver and the Term Loan each had a term of five years from February 29, 2008. The Company paid an upfront fee of 1.5% ($0.9) of the total amount of the Secured Credit Facility and paid $0.3 to its unaffiliated third party

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

financial advisors who assisted the Company. The Company was also liable for an unused commitment fee of 0.75% per annum. Interest accrued at 30 day LIBOR, plus the applicable margin of 3% effective September 30, 2008. Additionally, the Company was originally required to maintain an unrestricted cash balance at all times of at least $20.0. On February 29, 2008, the Company received proceeds, pursuant to the Term Loan of $24.0, less debt issuance costs.

The Company’s ability to draw upon the available commitments under the Revolver was subject to compliance with all of the covenants contained in the Credit Agreement and the Company’s continued ability to make certain representations and warranties. Among other things, these covenants imposed limits on annual capital expenditures (through 2010), provided that the Company’s net total funded debt ratio could not at any time exceed a specified amount and required that the Company maintained a minimum consolidated fixed charges coverage ratio. In addition, the Credit Agreement prohibited the Company from paying dividends (other than in its own shares or other equity securities) and from making certain other payments, including payments to acquire the Company’s equity securities other than under specified circumstances, which include the repurchase of the Company’s equity securities from employees and directors in an aggregate amount not to exceed $15.0. The Company obtained a waiver from the Lenders to effectuate the dividend paid in December 2010.

On September 26, 2008, the Company executed a joinder agreement to the Secured Credit Facility that added an additional lender and increased the amount of the Secured Credit Facility to $90.0 effective October 1, 2008; the Revolver increased to $27.0, the Term Loan increased to $36.0 and the available Delayed Draw Term Loan increased to $27.0. In connection with the joinder agreement, the Company paid a $0.45 fee at closing and an aggregate of $0.25 of advisory fees. The additional amount of the Term Loan of $12.0 was advanced on October 1, 2008.

Effective August 4, 2008, the Company entered into a swap arrangement under which it fixed its borrowing costs with respect to the $24.0 (original principal) Term Loan outstanding for three years at 3.65%, plus the applicable margin of 3.25%, which was reduced to 3.00% on September 30, 2008. On November 14, 2008, the Company entered into a swap arrangement under which it fixed its borrowing costs with respect to the additional $12.0 (original principal) under the Term Loan borrowed on October 1, 2008 for three years at 2.635% per annum, plus the applicable margin of 3.00%.

On June 29, 2009, the Company and the Lenders entered into an amendment to the Credit Agreement, which extended the availability of the Delayed Draw Term Loan commitments from June 30, 2009 to December 31, 2009, and provided for the reduction of these commitments by $0.81 on each of June 30, 2009, September 30, 2009 and December 31, 2009. In addition, the Company’s obligation to maintain a minimum balance of $20.0 in cash deposits at all times was eliminated.

On December 31, 2009, the Company borrowed $24.57 under the Delayed Draw Term Loan. The Delayed Draw Term Loan provided for interest and payment terms similar to the Term Loan.

The Term Loan provided for monthly payments of interest and quarterly installments of principal of $1.08, which commenced on June 30, 2009. The quarterly installment of principal increased to $1.89 beginning March 31, 2010 to take into consideration the Delayed Draw Term Loan repayment schedule.

The Term Loan and the Delayed Draw Term Loan, plus accrued interest, totaling $49.9 were repaid on January 28, 2011 upon the closing of the $250 Million Secured Revolving Credit Facility.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

NOTE 5: INCOME TAXES

Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. The provision for income taxes for the three months ended March 31, 2012 and 2011 are as follows:

	Three Months Ended March 31,
	2012	2011
Federal	$9.6	$7.6
State	1.9	1.4
Foreign	0.9	0.7

Total provision for income taxes	$12.4	$9.7

At the end of each interim period, the Company estimates the annual effective tax rate and applies that rate to its ordinary quarterly earnings. The tax expense or benefit related to significant, unusual or extraordinary items that will be separately reported or reported net of their related tax effect, and are individually computed, are recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained or as the tax environment changes.

For each of the three months ended March 31, 2012 and 2011, the consolidated effective income tax rates was approximately 40.3%. The effective tax rate in the U.K. for the three months ended March 31, 2012, based upon consolidated pre-tax income in the U.K., was approximately 24.1%. AboveNet Communications UK Limited receives no benefit from the operating loss generated by AboveNet Communications Europe Limited (“ACE”), which files its U.K. income tax return on a stand alone basis. ACE is a foreign disregarded entity whose operating results are consolidated with the U.S. for federal income tax reporting purposes.

As part of the Company’s evaluation of deferred tax assets in the fourth quarter of 2011, the Company recognized a non-cash tax benefit of $9.2 at December 31, 2011 relating to the reduction of certain valuation allowances established with respect to deferred tax assets in the U.S. and the U.K. The Company believes it is more likely than not that it will utilize these assets to reduce or eliminate tax payments in future periods. The Company’s evaluation encompassed (i) a review of its recent history of profitability in the U.S. and U.K. for the past three years; (ii) a review of internal financial forecasts demonstrating its expected capacity to utilize deferred tax assets; and (iii) a reassessment of tax benefits recognition under FASB ASC 740.

NOTE 6: INCOME PER SHARE OF COMMON STOCK

Basic net income per common share is computed as net income divided by the weighted average number of shares of Common Stock outstanding for the period. Total weighted average shares utilized in computing basic net income per share of Common Stock were 26,259,337 and 25,803,904 for the three months ended March 31, 2012 and 2011, respectively. Total weighted average shares utilized in computing diluted net income per share of Common Stock were 27,106,731 and 26,772,811 for the three months ended March 31, 2012 and 2011,

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

respectively. Dilutive securities include options to purchase shares of Common Stock, restricted stock units and stock warrants. For each of the three months ended March 31, 2012 and 2011, there were no potentially dilutive securities excluded from the calculation of diluted net income per share of Common Stock.

NOTE 7: STOCK-BASED COMPENSATION

2011 Equity Incentive Plan, 2008 Equity Incentive Plan and 2003 Plan

On May 11, 2011, the Board of Directors of the Company adopted the AboveNet, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), which provides for the availability of a maximum of 1,600,000 shares of Common Stock to be awarded to the Company’s employees (including officers), directors and consultants in the form of restricted stock unit awards, restricted stock awards, incentive stock options, non-qualified stock options, stock appreciation rights, performance-based awards and other stock- or cash-based awards. The 2011 Plan was approved by the Company’s stockholders at the Company’s 2011 Annual Meeting of Stockholders held on June 23, 2011. The 2011 Plan will be administered by the Compensation Committee, which will, in its sole discretion, determine which individuals may participate in the 2011 Plan and the type, extent and terms of the awards to be granted. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. As of March 31, 2012, 404,300 shares of Common Stock were reserved pursuant to outstanding restricted stock units and 1,195,700 shares of Common Stock were available for future grants.

On August 29, 2008, the Board of Directors of the Company approved the Company’s 2008 Plan. The 2008 Plan is administered by the Company’s Compensation Committee. Any employee, officer, director or consultant of the Company or subsidiary of the Company selected by the Compensation Committee is eligible to receive awards under the 2008 Plan. Stock options, restricted and unrestricted stock, restricted and unrestricted stock units and stock appreciation rights may be awarded to eligible participants on a stand alone, combination or tandem basis. 1,500,000 shares of Common Stock were initially reserved for issuance pursuant to awards granted under the 2008 Plan. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. Under the 2008 Plan, as of March 31, 2012, 957,637 shares of Common Stock were issued pursuant to the delivery of vested restricted stock units (including shares repurchased by the Company), 3,288 shares of Common Stock had been issued pursuant to the exercise of options to purchase shares of Common Stock, 9,281 shares of Common Stock were issued pursuant to the Option Dividend (as such term is defined in Note 8, “Shareholders’ Equity—Dividends,” below) on December 20, 2010, 374,977 shares of Common Stock were reserved pursuant to outstanding restricted stock units, 6,712 shares of Common Stock were reserved pursuant to outstanding options to purchase shares of Common Stock and 148,105 shares of Common Stock were available for future grants.

On September 8, 2003, the 2003 Plan became effective. Under the 2003 Plan, the Company was authorized to issue, in the aggregate, share-based awards of up to 2,129,912 shares of Common Stock to employees, directors and consultants who were selected to participate. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. Under the 2003 Plan, as of March 31, 2012, 1,169,432 shares of Common Stock had been issued pursuant to vested restricted stock units (including shares repurchased by the Company), 858,418 shares of Common Stock had been issued pursuant to options exercised to purchase shares of Common Stock, 67,684 shares of Common Stock were reserved pursuant to outstanding vested options to purchase shares of Common Stock and 34,378 shares of Common Stock were cancelled. No shares are available for future grants under the 2003 Plan.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Stock-based compensation expense for each period presented relates to share-based awards granted under the 2011 Plan described above, the 2008 Plan described above and the 2003 Plan described above, as applicable, and reflects awards outstanding during the applicable period, including awards granted both prior to and during such period.

Stock Options

There were no options to purchase shares of Common Stock granted during each of the three months ended March 31, 2012 and 2011. There was no non-cash stock-based compensation expense recognized with respect to options to purchase shares of Common Stock during each of the three months ended March 31, 2012 and 2011.

Restricted Stock Units

On April 9, 2012, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 500 restricted stock units to a certain employee. The fair value of the grant was $82.89 per share, the closing price of the Common Stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest on November 16, 2012.

On February 1, 2012, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 12,000 restricted stock units to certain employees. The fair value of the grants was $70.19 per share, the closing price of the Common Stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest 5,000, 4,000 and 3,000 on November 16, 2012, November 16, 2013 and November 16, 2014, respectively.

On December 1, 2011, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 381,200 restricted stock units to certain employees, including 3,000 each to the five non-employee members of the Board of Directors and an aggregate 152,000 restricted stock units to the Company’s named executive officers as follows:

Name	Total
William G. LaPerch	65,000
Rajiv Datta	45,000
Joseph P. Ciavarella	21,000
Robert Sokota	21,000

The fair value of the grants was $59.49 per share, the closing price of the Common Stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest 127,059, 127,059 and 127,082 on November 16, 2012, November 16, 2013 and November 16, 2014, respectively.

On August 26, 2011, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 15,000 restricted stock units to Mr. Nicholas Ridolfi, who became the Company’s Senior Vice President for Sales and a named executive officer on July 25, 2011. The fair value of the grant was $57.54 per share, the closing price of the Common Stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest 10,000 shares on November 16, 2012 and 5,000 shares on November 16, 2013.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

On January 25, 2011, pursuant to the 2008 Plan, the Company granted an aggregate 213,100 restricted stock units, of which 190,000 were granted to the Company’s named executive officers as follows (including the 15,000 restricted stock units granted to Mr. Datta in connection with his appointment as Chief Operating Officer):

Name	Total
William G. LaPerch	65,000
Rajiv Datta	60,000
Joseph P. Ciavarella	21,000
Robert Sokota	21,000
John Jacquay	23,000

The fair value of each restricted stock unit granted was $59.25, the closing price of the Common Stock on the New York Stock Exchange on January 25, 2011. The 213,100 restricted stock units were originally scheduled to vest as follows: 15,000 on November 16, 2011; 132,066 on November 16, 2012; and 66,034 on November 16, 2013. Mr. Jacquay’s restricted stock units that were scheduled to vest in 2012 and 2013 were forfeited upon his resignation effective December 31, 2011. An additional 21,000 restricted stock units granted in 2011 were forfeited in 2011.

On September 8, 2011, 222,008 restricted stock units originally granted on September 8, 2008 vested. On November 15, 2011, 58,000 restricted stock units vested, 16,000 of which were granted on September 8, 2008 and 42,000 of which were granted on October 27, 2008. These restricted stock units were delivered on November 15, 2011. Additionally, 42,000 restricted stock units granted on September 8, 2008 and originally scheduled to vest on September 8, 2011 were forfeited in 2011.

The Company recognized non-cash stock-based compensation expense related to restricted stock units of $6.7 and $7.0 for the three months ended March 31, 2012 and 2011, respectively, which had the effect of decreasing net income by $0.15 per basic and diluted share of Common Stock for the three months ended March 31, 2012 and by $0.16 per basic share of Common Stock and diluted share of Common Stock for the three months ended March 31, 2011. Additionally, during the three months ended March 31, 2012, the Company delivered 15,246 shares of Common Stock to its Chief Executive Officer, William LaPerch, pursuant to the 14,000 vested performance-based restricted stock units granted to him in September 2008 and 1,246 restricted stock units granted pursuant to the RSU Dividend (as such term is defined in Note 8, “Shareholders’ Equity—Dividends,” below).

NOTE 8: SHAREHOLDERS’ EQUITY

Dividends

In November 2010, the Company obtained waivers from its lenders (Societe Generale, SunTrust Bank and CIT Lending Services Corporation) to permit a $5.00 per share dividend. On November 23, 2010, the Company announced that its Board of Directors declared a special one-time cash dividend of $5.00 per share on its Common Stock (the “Special Cash Dividend”). The Special Cash Dividend was paid on December 27, 2010 to the stockholders of record at the close of business on December 6, 2010. The aggregate amount of the payment made in connection with the Special Cash Dividend was approximately $129.0. On December 20, 2010, the Company’s Board of Directors granted restricted stock units (the “RSU Dividend”) to holders of unvested restricted stock units on the record date of the Special Cash Dividend in order to provide these holders with an amount that approximated the value of the Special Cash Dividend. In total, the Company granted 40,508 restricted stock units pursuant to the RSU Dividend, of which up to 1,246 restricted stock units vested in

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

February 2011 based upon the achievement of certain performance targets established for fiscal year 2010, 28,656 restricted stock units are scheduled to vest on November 15, 2011, 9,360 are scheduled to vest November 16, 2011 and up to 1,246 restricted stock units are scheduled to vest on or before March 15, 2012 based upon the achievement of certain performance targets established for fiscal year 2011.

Additionally, on December 20, 2010, the Company’s Board of Directors granted shares of Common Stock (the “Option Dividend”) to holders of vested unexercised options to purchase shares of Common Stock in order to provide these holders with an amount that approximated the value of the Special Cash Dividend. On December 27, 2010, the Company delivered 9,281 shares of Common Stock pursuant to the Option Dividend. Additionally, the Company paid cash to one former employee and to the estate of one deceased employee totaling $0.007. In the fourth quarter of 2010, the Company recorded stock-based compensation expense of $0.5 in connection with the Option Dividend.

Stock Split

On August 3, 2009, the Board of Directors of the Company authorized a two-for-one Common Stock split, effected in the form of a 100% stock dividend, which was distributed on September 3, 2009. Each shareholder of record on August 20, 2009 received one additional share of Common Stock for each share of Common Stock held on that date. All share and per share information for prior periods, including warrants, options to purchase shares of Common Stock, restricted stock units, warrant and option exercise prices, shares reserved under the 2003 Plan and the 2008 Plan, weighted average fair value of options granted, Common Stock and additional paid-in capital accounts on the consolidated balance sheets and consolidated statement of shareholders’ equity, have been retroactively adjusted, where applicable, to reflect the two-for-one stock split.

Amendment to the Company’s Amended and Restated Certificate of Incorporation

On June 24, 2010, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”) to increase the number of authorized shares of its Common Stock from 30 million to 200 million. The number of authorized shares of preferred stock remained at 10 million.

The increase in the number of the Company’s authorized shares of Common Stock could have an anti-takeover effect by discouraging or hindering efforts to acquire control of the Company. The Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. This was not the intent of the Board of Directors in adopting the Amendment, nor has the Amendment been adopted in response to any known threat to acquire control of the Company.

The increase in the authorized shares of Common Stock became effective upon the filing of the Amendment with the Secretary of State of the State of Delaware on June 24, 2010.

Rights Agreement

On August 3, 2006, the Company entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, as rights agent, which was amended and restated on August 3, 2009 and subsequently amended as of January 26, 2010 and March 18, 2012 (as amended, the “Amended and Restated Rights Agreement”). The Amended and Restated Rights Agreement was ratified by the Company’s stockholders at its annual meeting on June 24, 2010. As a result, the Rights (as defined below) under the Amended and Restated Rights Agreement will remain in effect until August 7, 2012, unless sooner terminated by the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Company’s Board of Directors. The following description of the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 3, 2009, the Amendment to Amended and Restated Rights Agreement, dated as of January 26, 2010, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2010 and the Second Amendment to the Amended and Restated Rights Agreement, dated as of March 18, 2012, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC included as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed with the SEC on March 19, 2012.

In connection with the initial Rights Agreement, the Company’s Board of Directors declared a dividend distribution of one preferred share purchase right (a “Right”) for each then outstanding share of Common Stock. The dividend was paid on August 7, 2006 to the stockholders of record on that date.

Until the earlier to occur of (i) the date that is 10 days following the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the Company’s Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by the Common Stock certificates or book-entry shares.

The Rights are not exercisable until the Distribution Date. Each Right, upon becoming exercisable, will entitle the holder to purchase from the Company a specified fraction of a share of the Company’s Series A Junior Participating Preferred Stock (the “Preferred Shares”) at the then effective purchase price. The Rights will expire on August 7, 2012, unless earlier redeemed or exchanged.

The number of outstanding Rights and the number of Preferred Shares issuable upon exercise of the Rights are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidation or combinations of the Common Stock occurring, in any case, prior to the Distribution Date. The purchase price payable and the number of Preferred Shares or other securities or other property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution as described in the Amended and Restated Rights Agreement. As a result of the Company’s stock split discussed above, appropriate adjustments under the Amended and Restated Rights Agreement have been made.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will have the right to receive upon exercise, in lieu of Preferred Shares, that number of shares of Common Stock having a market value of two times the then effective exercise price of the Right (or, if such number of shares is not and cannot be authorized, the Company may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights).

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will thereafter

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

have the right to receive, upon the exercise thereof at the then current exercise price of the Right, in lieu of Preferred Shares, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the then effective exercise price per Right.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Company may exchange the Rights (other than Rights owned by such Acquiring Person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (or, at the election of the Company, the Company may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

At any time prior to the earlier of (i) such time that a person has become an Acquiring Person or (ii) the final expiration date, the Company may redeem all, but not less than all, of the outstanding Rights at a price of $0.005 per Right (the “Redemption Price”). The Rights may also be redeemed at certain other times as described in the Amended and Restated Rights Agreement. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Company’s Board of Directors without the consent of the holders of the Rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the Rights other than the interests of an Acquiring Person or its affiliates or associates.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The March 18, 2012 amendment to the Rights Agreement permits the execution of the Merger Agreement (as such term is defined in Note 14, “Merger Agreement with Zayo Group, LLC,” below) and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger (as such term is defined in Note 14, “Merger Agreement with Zayo Group, LLC,” below), without triggering the provisions of the Rights Agreement. See Note 14, “Merger Agreement with Zayo Group, LLC.”

Repurchase Program

On December 7, 2011, the Board of Directors of the Company authorized a share repurchase program of up to $200.0 of the Common Stock through December 31, 2012 (the “Repurchase Program”). The Board also authorized management to enter into one or more prearranged stock repurchase plans under Rule 10b5-1 of the Securities Act of 1934 in connection with the Repurchase Program.

Through March 31, 2012, the Company purchased 41,157 shares pursuant to the Repurchase Program at a cost of $2.7, of which 11,700 shares were purchased during the three months ended March 31, 2012 at an aggregate cost of $0.8.

2010 Employee Stock Purchase Plan

On June 24, 2010, the Company’s stockholders approved the AboveNet, Inc. 2010 Employee Stock Purchase Plan, which was adopted by the Board of Directors on April 28, 2010 (as amended, the “Stock Purchase Plan”). The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. The aggregate number of shares of Common Stock that may be issued pursuant to the Stock Purchase Plan is 300,000, subject to increase or decrease by reason of stock splits, reclassifications, stock dividends, or similar corporate events as determined by the Compensation Committee.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Eligibility and Participation

All employees of the Company, or any of its designated subsidiaries, who have completed at least ninety (90) days of employment on or before the first day of the applicable offering period are eligible to participate in the Stock Purchase Plan, subject to certain limitations imposed by the Internal Revenue Code and certain other limitations set forth in the Stock Purchase Plan. An employee may not participate in the Stock Purchase Plan if, immediately after he or she joined, he or she would own stock and/or hold rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. Officers of the Company that are subject to the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934 (the “Exchange Act”) are also not eligible to participate. The Stock Purchase Plan also limits an employee’s rights to purchase stock under all employee stock purchase plans (those subject to Section 423 of the Internal Revenue Code) of the Company and its subsidiaries so that such rights may not accrue at a rate that exceeds $0.025 of fair market value of such stock (determined as of the first day of the offering period) for each calendar year in which such right to purchase stock is outstanding at any time. In addition, no employee may purchase more than 200 shares of Common Stock under the Stock Purchase Plan in any offering period. Employees may withdraw from the Stock Purchase Plan at any time prior to the end of the then current offering period. As of December 31, 2011, the Company had a total of approximately 700 employees who were eligible to participate in the Stock Purchase Plan.

Offering Periods; Purchase Price

The Stock Purchase Plan operates by a series of offering periods of approximately 10 months in duration commencing on each January 16 and ending on November 15 (except that the 2010 offering period was from September 1, 2010 to November 15, 2010). The purchases are made for participants at the end of each offering period by applying payroll deductions accumulated over the course of the offering period towards such purchases. The payroll deductions accumulated over the course of the offering period are included in “Accrued expenses” in the Company’s consolidated balance sheet. The price at which these purchases will be made will equal 85% of the lesser of the fair market value of the Common Stock as of the first day of the offering period or the fair market value on the last day of the offering period.

2012, 2011 and 2010 Offering Periods

117 employees are participating in the January 16, 2012 to November 16, 2012 offering period. Payroll withholdings to make purchases are scheduled to be $0.6 over the 2012 offering period, of which $0.2 was withheld during the three months ended March 31, 2012. 108 employees participated in the January 16, 2011 to November 15, 2011 offering period. Payroll withholdings to make purchases were $0.6 over the 2011 offering period. 86 employees participated in the September 1, 2010 to November 15, 2010 offering pursuant to which $0.2 was withheld over the 2010 offering period. The Company follows FASB Technical Bulletin No. 97-1, “Accounting under Statement 123 for Certain Employee Stock Purchase Plans with a Look-Back Option,” (now known as FASB ASC 718) and SFAS No. 123(R) (also now known as FASB ASC 718) to account for the Stock Purchase Plan. Because the Stock Purchase Plan provides for a discount greater than 5%, it is a compensatory plan and qualifies for fair value accounting. Accordingly, the fair market value of the grant is calculated as of the grant date in accordance with SFAS No. 123(R). Additionally, the fair value of the look-back option is calculated on a similar basis. The Company also estimates future forfeitures (withdrawals) from the Stock Purchase Plan as provided under FASB ASC 718. The Company recognized non-cash stock-based compensation expense with respect to the Stock Purchase Plan of $0.03 for each of the three months ended March 31, 2012 and 2011. The Company issued 12,288 shares with respect to the 2011 Offering Period. The Company issued 4,414 shares of Common Stock with respect to the 2010 offering period.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

NOTE 9: LITIGATION

The Company is subject to various legal proceedings and claims which arise in the normal course of business. The Company evaluates, among other things, the degree of probability of an unfavorable outcome and ability to estimate the amount of potential loss. The Company does not anticipate that the outcome of such matters (or the other matters described below) will have a material adverse effect on its business, financial condition or results of operations.

Global Voice Networks Limited (“GVN”)

AboveNet Communications UK Limited, the Company’s U.K. operating subsidiary (“ACUK”), was a party to a duct purchase and fiber lease agreement (the “Duct Purchase Agreement”) with EU Networks Fiber UK Ltd, formerly GVN. A dispute between the parties arose regarding the extent of the network duct that was sold and fiber that was leased to GVN pursuant to the Duct Purchase Agreement. As a result of this dispute, in 2006, GVN filed a claim against ACUK in the High Court of Justice in London seeking ownership of the disputed portion of the network duct, the right to lease certain fiber and associated damages. In December 2007, the court ruled in favor of GVN with respect to the disputed duct and fiber. In early February 2008, ACUK delivered most of the disputed duct and fiber to GVN. Additionally, under the original ruling, the Company was also required to construct the balance of the disputed duct and fiber and deliver it to GVN pursuant to a schedule ordered by the court. Additional portions of the disputed duct and fiber were constructed and subsequently delivered and other portions are scheduled for delivery. The Company also had certain repair and maintenance obligations that it must perform with respect to such duct. GVN was also seeking to enforce an option requiring ACUK to construct 180 to 200 chambers for GVN along the network. In June 2008, the Company paid $3.0 in damages pursuant to the liability trial. Additionally, the Company reimbursed GVN $1.8 for legal fees. Additionally, the Company’s legal fees aggregated $2.4. Further, the Company has incurred or is obligated for costs totaling $2.7 to build additional network. In early August 2008, the Company reached a settlement agreement under which the Company paid GVN $0.6 and agreed to provide additional construction of duct at an estimated cost of $1.2 and provide GVN limited additional access to ACUK’s network. GVN and ACUK provided mutual releases of all claims against each other, including ACUK’s repair obligation and chamber construction obligations discussed above. The Company recorded a loss on litigation of $11.7 at December 31, 2007. Through December 31, 2010, the Company paid $10.9 in connection with this litigation. During 2010, the Company recorded an additional provision of $0.9 to record additional expenses for repairs covered by the settlement. The obligations were denominated in British pounds, and accordingly, the amounts have been adjusted for changes in currency translation rates as appropriate. The Company has a remaining accrual balance of $0.7 relating to this litigation included in the Company’s consolidated balance sheets at both March 31, 2012 and December 31, 2011.

Employment Contract Termination

On July 11, 2011, the Company terminated the employment of Douglas Jendras, its former Senior Vice President of Operations. On August 3, 2011, Mr. Jendras filed a complaint in the United States District Court for the Southern District of New York alleging breach of his employment contract and seeking damages of $0.4 for salary and benefits and approximately $4.6 and specific performance with respect to 66,738 restricted stock units that were cancelled in connection with the termination of Mr. Jendras’ employment, plus recovery of legal fees and costs, and punitive damages. On September 30, 2011, the Company filed an answer to the complaint. The Company believes it has meritorious defenses that it intends to pursue vigorously.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

Litigation Relating to the Merger

On March 22, 2012 and March 28, 2012, two class actions on behalf of the stockholders of the Company, respectively styled Raul v. LaPerch, et al., Index. No. 54232/2012 (the “Raul Action”), and Wachsler v. AboveNet Inc., et al., Index No. 54662/2012 (the “Wachsler Action”), were filed in the Supreme Court for the State of New York, County of Westchester. On March 30, 2012, a class action on behalf of the stockholders of the Company, styled Miramar Firefighters Pension Fund v. AboveNet, Inc., Case No. 7376, was filed in the Court of Chancery of the State of Delaware (the “Delaware action,” and together with the Raul Action and the Wachsler Action, the “Actions”). The Actions name as defendants the Company, Zayo Group, LLC and the members of the Company’s Board of Directors, Jeffrey Brodsky, Michael J. Embler, William LaPerch, Richard Postma, Richard Shorten, Jr. and Stuart Subotnick. The Raul Action and Delaware Action also name Voila Sub, Inc. as a defendant. The Actions allege that the members of the Company’s Board of Directors violated their fiduciary duties to the Company’s stockholders in connection with the Merger. The Raul Action and the Delaware Action further allege that the Company, Zayo Group, LLC and Voila Sub, Inc. aided and abetted those purported breaches, and the Wachlser Action further alleges that Company and Zayo Group, LLC aided and abetted those purported breaches. On April 17, 2012, the plaintiffs in the Delaware action filed an Amended Verified Class Action Complaint adding additional allegations in support of their breach of fiduciary duty claims, and on April 18, 2012 filed motions to expedite proceedings and for a preliminary injunction. On April 21, 2012, an Amended Class Action Complaint was filed in the Raul Action. On April 27, 2012, the parties in the Raul Action and the Wachsler Action filed stipulations providing that all further proceedings related to the merger would take place in the Delaware action and that the Raul Action and the Wachsler Action would be stayed through and including June 20, 2012. The stipulations also provided that all motions filed in either action would be adjourned. The Court approved these stipulations on April 30, 2012. On April 30, 2012, the defendants in the Delaware action filed a stipulated order and case management schedule. This order reflects, among other things, the parties’ agreement that the defendants will provide certain limited discovery to the plaintiffs. The Actions seek, among other things, an order enjoining the Merger as well as unspecified damages. The defendants deny the allegations in the Actions and intend to defend the Actions vigorously. See Note 14, “Merger Agreement with Zayo Group, LLC.”

From time to time, other legal matters in which the Company may be named as a defendant arise in the normal course of its business activities. The resolution of these legal matters against the Company cannot be accurately predicted. The Company does not anticipate that the outcome of such matters (or the other matters described above) will have a material adverse effect on its business, financial condition or results of operations.

NOTE 10: RELATED PARTY TRANSACTIONS

A member of the Company’s Board of Directors, Richard Postma, is also the Co-Chairman, Chief Executive Officer and co-founder of a telecommunications company. The Company sold services and/or material in the normal course of business to this telecommunications company in the amount of $0.1 for each of the three months ended March 31, 2012 and 2011. No amounts were outstanding at each of March 31, 2012 and December 31, 2011. Mr. Postma also serves as the Chief Executive Officer of and holds a minority ownership interest in a construction company. The Company purchased certain installation and construction services totaling $0.002 in 2010, $0.03 in 2009 and $0.13 in 2008 from such construction firm. The Company had no purchases from such construction firm for each of the three months ended March 31, 2012 and 2011. All activities between the Company and these entities were conducted as independent arms length transactions consistent with similar terms and circumstances with any other customers or vendors. All accounts between the two parties are settled in accordance with invoice terms.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

NOTE 11: SEGMENT REPORTING

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (now known as FASB ASC 280-10), defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources. The Company operates its business as one operating segment.

Geographic Information

Below is the Company’s revenue based on the location of its entity providing service. Long-lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

	Three Months Ended March 31,
	2012	2011
Revenue
United States	$115.5	$104.1
United Kingdom and Others	15.5	11.9
Eliminations	(3.3)	(1.6)

Consolidated Worldwide	$127.7	$114.4

	As of
	March 31, 2012	December 31, 2011
Long-lived assets
United States	$580.9	$561.7
United Kingdom and Others	54.7	49.8

Consolidated Worldwide	$635.6	$611.5

NOTE 12: OTHER INCOME (EXPENSE), NET

Other income (expense), net consists of the following:

	Three Months Ended March 31,
	2012	2011
Settlement of interest rate swap agreements and write-off of unamortized debt acquisition costs associated with the repayment of the Secured Credit Facility	$—	$(1.6)
Gain (loss) on foreign currency	0.8	0.8
Other	—	0.1

Total	$0.8	$(0.7)

NOTE 13: COMMITMENTS AND CONTINGENCIES

Appointment of Chief Operating Officer

On January 25, 2011, the Board of Directors of the Company appointed Rajiv Datta, its Senior Vice President and Chief Technology Officer, as the Company’s Chief Operating Officer. In connection with this

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

appointment, the Company’s Board of Directors approved the increase in Mr. Datta’s annual base salary from $0.3 to $0.4 and made a special grant to Mr. Datta of 15,000 restricted stock units, all of which vested and were delivered on November 16, 2011.

Employment Contracts

The Company maintains employment agreements with its key executives. The agreements include, among other things, certain change in control and severance provisions.

In September 2008, the Company entered into new employment agreements with each of William G. LaPerch, Chief Executive Officer and President; Mr. Datta; John Jacquay, Senior Vice President, Sales and Marketing and Robert Sokota, Senior Vice President and General Counsel (collectively with Mr. Joseph P. Ciavarella described below, the “Named Executive Officers”). Each of the contracts provides for a base rate of compensation, which may increase (but cannot decrease) during the term of the contract. Additionally, each contract provides for incentive cash bonus targets for each of the Named Executive Officers. Each of the Named Executive Officers will generally be entitled to the same benefits offered to the Company’s other executives. Each of the employment contracts provides for the payment of severance and the provision of certain other benefits in connection with certain termination events. The employment contracts also include confidentiality, non-compete and assignment of intellectual property covenants by each of the Named Executive Officers.

In October 2008, the Company entered into an employment agreement with Mr. Joseph P. Ciavarella under which Mr. Ciavarella agreed to become the Company’s Senior Vice President and Chief Financial Officer. The employment agreement is on substantially the same general terms as the September 2008 employment agreements described above.

The employment agreements were amended effective as of January 25, 2011. These amendments (a) extend the term of each Named Executive Officer’s employment agreement from November 16, 2011 through December 31, 2011, subject to automatic extensions for additional one-year periods unless cancelled by any of the Named Executive Officers or the Company in writing at least 120 days prior to the end of the applicable term, and (b) clarify that if the Named Executive Officer is employed by the Company on December 31 of the calendar year in which a bonus is being earned, the Named Executive Officer would be entitled to receive any bonus payable for that year. Mr. Datta’s employment agreement was also amended to reflect his new title and base salary. The employment agreements with each of Messrs. Ciavarella, Jacquay and Sokota were also amended to clarify that if so determined in the discretion of the Company’s Chief Executive Officer, such officer would report to the Company’s Chief Operating Officer. As of September 4, 2011, the employment agreements with each of Messrs. LaPerch, Datta, Ciavarella and Sokota automatically renewed for one year terms until December 31, 2012.

On April 27, 2011, the Company and John Jacquay, the Company’s Senior Vice President for Sales and Marketing, agreed that Mr. Jacquay would resign from his position as Senior Vice President of Sales and Marketing as of July 15, 2011. Mr. Jacquay continued to be employed by the Company and provided services on other projects through December 31, 2011, the expiration date of his employment agreement with the Company (the “Contract Expiration Date”), at which time he separated from the Company. In connection with his separation from the Company on the Contract Expiration Date, Mr. Jacquay forfeited any unvested stock units held by him as of that date. The Company and Mr. Jacquay also agreed that his bonus target amount for 2011 would be $0.3.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

On July 25, 2011, the Company entered into an employment agreement with Mr. Nicholas Ridolfi under which Mr. Ridolfi agreed to become the Company’s Senior Vice President for Sales. The employment agreement provides for an annual base salary of $0.25, a target bonus of $0.1 for 2011 and $0.25 for 2012, and a term extending to December 31, 2012. Mr. Ridolfi’s employment agreement provides for the payment of severance in connection with certain termination events and includes confidentiality, non-compete and assignment of intellectual property covenants.

Effective November 30, 2011, the Company and each of William G. LaPerch (Chief Executive Officer and President), Rajiv Datta (Chief Operating Officer), Joseph P. Ciavarella (Senior Vice President and Chief Financial Officer) and Robert Sokota (Senior Vice President and General Counsel) entered into amendments to their respective employment agreements providing for the extension of the termination date from December 31, 2012 to December 31, 2013. No other changes to these employment agreements were effected. Each of these employment agreements currently provides that its term shall be automatically extended, unless sooner terminated as provided therein, for successive additional one-year periods, unless at least 120 days prior to the end of the term, the Company or the respective executive has notified the other that the term will not be extended.

Internal Revenue Service

In September 2008, the Company was notified by the Internal Revenue Service (the “IRS”) that it was reclassifying certain individuals, classified by the Company as independent contractors, to employees and, accordingly, assessing certain payroll taxes and penalties totaling $0.3. The Company disputed this position citing relief provided by IRC Section 530 and IRC Section 3509. On January 13, 2009, the IRS made a settlement offer to the Company, which the Company executed on March 10, 2009 and the IRS countersigned on May 11, 2009. Under the terms of the settlement agreement, the Company agreed to pay $0.015 to the IRS to fully discharge any federal employment tax liability it may have owed for 2005. The IRS agreed not to dispute the classification of “such workers” for federal employment tax purposes for any period from January 1, 2005 to March 31, 2009. Beginning April 1, 2009, the Company agreed to treat “Consultants,” as described in the settlement agreement, who perform equivalent duties as employees of the Company as employees. Finally, the Company agreed to extend the statute of limitations with respect to federal employment tax payments for the period covered by the settlement agreement (January 1, 2005 to March 31, 2009) to April 1, 2012.

New York City Franchise Agreement

As a result of certain ongoing litigation with a third party, for several years, the Department of Information Technology and Telecommunications of the City of New York (“DOITT”) suspended any discussions regarding renewals of telecommunications franchises in the City of New York. As a result, it is the Company’s understanding that DOITT has not renewed any recently expired franchise agreement, including the Company’s franchise agreement which expired on December 20, 2008. Prior to the expiration of the Company’s franchise agreement, the Company sought out and received written confirmation from DOITT that the Company’s franchise agreement provides a basis for the Company to continue to operate in the City of New York pending conclusion of renewal discussions. The Company believes that a number of other operators in the City of New York are operating on a similar basis.

DOITT recently issued a solicitation for bids for franchises authorizing the installation of landline facilities in the City of New York’s right-of-way for the provision of information services and telecommunication services. Based on the Company’s review of the solicitation and its discussion with officials for DOITT, the Company understands that franchises to be issued in connection with the solicitation will replace the existing

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

broadband franchise for services providers in the City of New York. The fees for providers proposed in the solicitation are substantially higher than the franchise fees paid by the Company. The Company plans to submit an application for a franchise under such solicitation.

Capital Investments and Network Expansion

The Company, from time to time, commits capital for, among other things, (i) customer capital (to connect customers to the network); (ii) expansion and improvement of infrastructure; and (iii) equipment. The Company also commits capital for investments in selected markets. In 2010, the Company incurred expenses to open up Denver as a market and expand into Paris, Amsterdam and Frankfurt in Europe. Additionally, the Company connected Miami to its long haul network and received a favorable ruling from the Canadian authorities regarding its ability to lease and light fiber for its operations in Toronto. The Company intends to open Toronto as a market in 2012. The Company may increase its presence in these markets or the Company may develop other markets in the U.S. or internationally. The Company believes it has the liquidity and capacity to execute such plans.

Environmental Protection Agency Obligations

The Company recently became aware of certain reports that the Environmental Protection Agency (the “EPA”) requires the Company to file. The reports relate to the storage of sulfuric acid, fuel and lead by the Company. The rules governing the EPA reporting provide for penalties for failure to timely file these reports. The rules include provisions that allow companies to voluntarily disclose the failure to file and potentially mitigate penalties otherwise due. The Company has disclosed to the EPA its failure to file in the past and has subsequently made the required filings. The Company believes that under these rules, it can mitigate substantially all of the penalties. Accordingly, the consolidated financial statements included herein do not include an accrual for such penalties as of and for the period ended March 31, 2012.

NOTE 14: MERGER AGREEMENT WITH ZAYO GROUP, LLC

On March 18, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zayo Group, LLC, a Delaware limited liability company (“Parent”), and Voila Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger Agreement was unanimously approved by the Company’s Board of Directors.

On July 2, 2012, the Company completed the Merger.

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time (other than shares (i) held in the Company’s treasury or held by any wholly-owned subsidiary of the Company, (ii) owned by Parent, Merger Sub or any wholly-owned subsidiary of Parent, or (iii) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) was automatically cancelled and converted into the right to receive $84.00 in cash (the “Per Share Amount”), without interest, on the terms and subject to the conditions set forth in the Merger Agreement.

At the effective time of the Merger, (i) each outstanding option to purchase Common Stock, whether vested or unvested, was converted into cash equal to the amount (if any) by which the Per Share Amount exceeds the exercise price payable under that option, (ii) each outstanding restricted stock unit issued by the Company, whether vested or unvested, was converted into cash equal to the number of shares of the Common Stock subject

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in millions, except share and per share information)

to that restricted stock unit multiplied by the Per Share Amount, and (iii) each participant in the Stock Purchase Plan was paid an amount equal to the product of (x) the amount, if any, by which the Per Share Amount exceeds the applicable exercise price and (y) the number of shares of the Common Stock the participant purchased with his or her accumulated payroll deductions as of the business day immediately prior to the closing of the Merger at the applicable exercise price.

Prior to approving the transaction contemplated by the Merger Agreement, the Company’s Board of Directors received fairness opinions from its financial advisors. In connection with these fairness opinions, the Company recorded $3.5, which was included in “Prepaid costs and other current assets” in the Company’s consolidated balance sheet at March 31, 2012, and was recognized in the Company’s consolidated statement of operations during the three months ended June 30, 2012.

NOTE 15: CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Upon Zayo Group LLC’s acquisition of the Company, the Company’s domestic restricted subsidiaries became guarantors of Zayo Group LLC’s Secured Notes. Effective July 2, 2012, each of the Company’s subsidiary guarantors were 100% owned by Zayo Group LLC. Zayo Group LLC’s Senior Secured Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by its current and future domestic restricted subsidiaries, inclusive of AboveNet’s domestic subsidiaries as of July 2, 2012.

There are no significant restrictions on the ability of the Company or any of its subsidiaries to obtain funds from or provide funds to the other via dividends or loans.

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.”

The following supplemental tables present condensed consolidating balance sheets for the Company and its subsidiary guarantors as of March 31, 2012 and December 31, 2011, the condensed consolidating statements of operations for the three months ended March 31, 2012 and 2011, and the condensed consolidating statements of cash flows for the three months ended March 31, 2012 and 2011.

Condensed Consolidating Balance Sheets

March 31, 2012

(in millions)

	AboveNet, Inc.	Guarantor subsidiaries	Other non- guarantor subsidiaries	Eliminations	Total
ASSETS:
Current assets:
Cash and cash equivalents	$—	$114.4	$6.3	$—	$120.7
Restricted cash and cash equivalents	—	3.6	0.2	—	3.8
Accounts receivable, net	—	37.9	4.5	—	42.4
Prepaid costs and other current assets	—	16.5	2.4	—	18.9
Due from affiliates—current	—	8.2	—	(8.2)	—

Total current assets	—	180.6	13.4	(8.2)	185.8
Property and equipment, net	—	580.9	54.7	—	635.6
Deferred tax assets	—	85.7	13.5	—	99.2
Investment in subsidiaries	673.7	27.3	—	(701.0)	—
Due from affiliates—non-current	—	21.2	—	(21.2)	—
Other assets	—	14.1	1.0	—	15.1

Total assets	$673.7	$909.8	$82.6	$(730.4)	$935.7

LIABILITIES:
Current liabilities:
Accounts payable	$—	$7.2	$2.3	$—	$9.5
Accrued expenses	—	66.6	12.2	—	78.8
Deferred revenue—current portion	—	24.6	4.4	—	29.0
Due to affiliates—current	—	—	8.2	(8.2)	—

Total current liabilities	—	98.4	27.1	(8.2)	117.3
Note payable	—	55.0	—	—	55.0
Deferred revenue	—	71.0	7.0	—	78.0
Due to affiliates—non-current	—	—	21.2	(21.2)	—
Other long-term liabilities	—	11.7	—	—	11.7

Total liabilities	—	236.1	55.3	(29.4)	262.0

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Total shareholders’ equity	673.7	673.7	27.3	(701.0)	673.7

Total liabilities and shareholders’ equity	$673.7	$909.8	$82.6	$(730.4)	$935.7

Condensed Consolidating Balance Sheets

December 31, 2011

(in millions)

	AboveNet, Inc.	Guarantor subsidiaries	Other non- guarantor subsidiaries	Eliminations	Total
ASSETS:
Current assets:
Cash and cash equivalents	$—	$112.5	$5.9	$—	$118.4
Restricted cash and cash equivalents	—	4.6	0.1	—	4.7
Accounts receivable, net	—	31.5	4.2	—	35.7
Prepaid costs and other current assets	—	12.2	2.0	—	14.2
Due from affiliates—current	—	8.8	—	(8.8)	—

Total current assets	—	169.6	12.2	(8.8)	173.0
Property and equipment, net	—	561.7	49.8	—	611.5
Deferred tax assets	—	96.8	13.9	—	110.7
Due from affiliates—non-current	—	20.9		(20.9)	—
Investment in subsidiaries	647.9	23.1	—	(671.0)	—
Other assets	—	14.4	1.4	—	15.8

Total assets	$647.9	$886.5	$77.3	$(700.7)	$911.0

LIABILITIES:
Current liabilities:
Accounts payable	$—	$10.1	$0.6	$—	$10.7
Accrued expenses	—	64.5	12.3	—	76.8
Deferred revenue—current	—	25.8	4.2	—	30.0
Due to affiliates—current	—	—	8.8	(8.8)	—

Total current liabilities	—	100.4	25.9	(8.8)	117.5
Note payable	—	55.0	—	—	55.0
Deferred revenue	—	71.9	7.4	—	79.3
Due to affiliates—non-current	—	—	20.9	(20.9)	—
Other long-term liabilities	—	11.3	—	—	11.3

Total liabilities	—	238.6	54.2	(29.7)	263.1

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Total shareholders’ equity	647.9	647.9	23.1	(671.0)	647.9

Total liabilities and shareholders’ equity	$647.9	$886.5	$77.3	$(700.7)	$911.0

Condensed Consolidating Statement of Operations

Three months ended March 31, 2012

(in millions)

	AboveNet, Inc.	Guarantor subsidiaries	Other non- guarantor subsidiaries	Eliminations	Total
Revenue	$—	$115.5	$12.7	$(0.5)	$127.7
Costs of revenue, excluding depreciation and amortization	—	40.5	3.9	(0.5)	43.9
Selling, general and administrative expenses	—	28.1	3.9	—	32.0
Depreciation and amortization	—	18.5	2.2	—	20.7

Operating income	—	28.4	2.7	—	31.1
Other income (expense):
Interest expense	—	(1.1)	—	—	(1.1)
Equity in net earnings/(loss) of subsidiaries	18.4	—	—	(18.4)	—
Other income (expense), net	—	0.1	0.8	(0.1)	0.8

Income before income taxes	18.4	27.4	3.5	(18.5)	30.8
Provision for income taxes	—	11.5	0.9	—	12.4

Net income	18.4	15.9	2.6	(18.5)	18.4
Other comprehensive income, net of income taxes	1.5	—	—	—	1.5

Comprehensive income	$19.9	$15.9	$2.6	$(18.5)	$19.9

Condensed Consolidating Statement of Operations

March 31, 2011

(in millions)

	AboveNet, Inc.	Guarantor subsidiaries	Other non- guarantor subsidiaries	Eliminations	Total
Revenue	$—	$104.1	$10.6	$(0.3)	$114.4
Costs of revenue, excluding depreciation and amortization	—	35.9	4.6	(0.3)	40.2
Selling, general and administrative expenses	—	26.4	3.4	—	29.8
Depreciation and amortization	—	16.1	2.2	—	18.3

Operating income	—	25.7	0.4	—	26.1
Other income (expense):
Interest expense	—	(1.2)	—	—	(1.2)
Other income (expense), net	—	(1.4)	0.8	(0.1)	(0.7)
Equity in net earnings/(loss) of subsidiaries	14.5	—	—	(14.5)	—

Income before income taxes	14.5	23.1	1.2	(14.6)	24.2
Provision for income taxes	—	9.1	0.6	—	9.7

Net income	14.5	14.0	0.6	(14.6)	14.5
Other comprehensive income, net of income taxes	0.6	0.6	—	—	1.2

Comprehensive income	$15.1	$14.6	$0.6	$(14.6)	$15.7

Condensed Consolidating Statement of Cash Flows

Three months ended March 31, 2012

(in millions)

	AboveNet, Inc.	Guarantor subsidiaries	Other non- guarantor subsidiaries	Eliminations	Total
Cash flows provided by operating activities:	$—	$39.5	$4.5	$—	$44.0

Cash flows used in investing activities:
Proceeds from sales of property and equipment	—	0.2	—	—	0.2
Purchases of property and equipment	—	(37.4)	(3.8)	—	(41.2)

Net cash used in investing activities	—	(37.2)	(3.8)	—	(41.0)

Cash flows used in financing activities:
Proceeds from exercise of options to purchase shares of common stock	—	0.1	—	—	0.1
Change in restricted cash and cash equivalents	—	0.9	—	—	0.9
Purchase of treasury stock	—	(0.9)	—	—	(0.9)
Principal payment—capital lease obligation	—	(0.2)	—	—	(0.2)
Loan to subsidiary	—	(0.2)	0.2	—	—

Net cash (used in)/provided by financing activities	—	(0.3)	0.2	—	(0.1)

Effect of exchange rates on cash	—	—	(0.6)	—	(0.6)

Net increase in cash and cash equivalents	—	2.0	0.3	—	2.3
Cash and cash equivalents, beginning of period	—	112.5	5.9	—	118.4

Cash and cash equivalents, end of period	$—	$114.5	$6.2	$—	$120.7

Condensed Consolidating Statement of Cash Flows

Three months ended March 31, 2011

(in millions)

	AboveNet, Inc.	Guarantor subsidiaries	Other non- guarantor subsidiaries	Eliminations	Total
Cash flows provided by operating activities:	$—	$34.4	$6.9	$—	$41.3

Cash flows used in investing activities:
Purchases of property and equipment	—	(26.8)	(4.3)	—	(31.1)

Net cash used in investing activities	—	(26.8)	(4.3)	—	(31.1)

Cash flows used in financing activities:
Proceeds from exercise of options to purchase shares of common stock	—	0.1	—	—	0.1
Change in restricted cash and cash equivalents	—	(0.9)	(0.1)	—	(1.0)
Purchase of treasury stock	—	(0.3)	—	—	(0.3)
Principal payment—capital lease obligation	—	(0.2)	—	—	(0.2)
Proceeds from borrowing under $250 Million Secured Revolving Credit Facility, net of certain debt issuance costs	—	50.0	—	—	50.0
Debt issuance costs	—	(0.5)	—	—	(0.5)
Principal payment—note payable	—	(49.7)	—	—	(49.7)
Loan to subsidiary	—	(0.2)	0.2	—	—

Net cash (used in)/provided by financing activities	—	(1.7)	0.1	—	(1.6)

Effect of exchange rates on cash	—	—	0.4	—	0.4

Net increase in cash and cash equivalents	—	5.9	3.1	—	9.0
Cash and cash equivalents, beginning of period	—	50.9	10.7	—	61.6

Cash and cash equivalents, end of period	$—	$56.8	$13.8	$—	$70.6

360networks Corporation

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

360networks Corporation

We have audited the accompanying consolidated balance sheets of 360networks Corporation (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of 360networks Corporation as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Spokane, Washington

July 11, 2012

360networks Corporation

Consolidated Balance Sheets

	Unaudited September 30,	December 31,
	2011	2010	2009
ASSETS
Cash and cash equivalents	$15,453,484	$9,222,367	$12,404,949
Accounts receivable, net	8,411,865	4,142,024	14,269,888
Note receivable, current portion	181,343	172,305	160,689
Income tax refund receivable	—	—	—
Prepaid expenses	1,951,631	1,860,552	1,491,906

Total current assets	25,998,323	15,397,248	28,327,432

Restricted cash	357,500	357,500	466,775
Investments	87,622,322	34,698,432	8,185,209
Restricted investments	27,988,093	27,988,093	—
Note receivable	860,346	997,634	1,169,939
Property and equipment, net	77,826,810	73,855,994	61,682,009
Intangible assets	245,189	260,817	281,655

Total assets	$220,898,583	$153,555,718	$100,113,019

LIABILITIES
Accounts payable	$7,117,308	$10,531,507	$6,210,542
Wages payable	5,662,850	5,177,391	3,952,322
Leases payable, current portion	49,353	35,699	43,658
Income tax payable	366,008	525,161	28,190
Other accrued liabilities	17,634,316	17,176,009	22,251,707
Deferred revenue, current portion	3,308,027	3,279,361	2,935,786

Total current liabilities	34,137,862	36,725,128	35,422,205

Deferred revenue	39,611,743	35,873,832	36,365,739
Other long-term liabilities	354,326	288,951	3,657,680

Total liabilities	74,103,931	72,887,911	75,445,624

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common Stock ($0 par value, 10,713,726; 10,607,573; and 10,545,855 shares issued, authorized and outstanding as of December 31, 2010, 2009, and 2008, respectively)	75,725,498	75,709,898	75,708,112
Additional paid in capital	27,658,409	26,017,607	25,995,855
Accumulated other comprehensive income	76,870,142	19,847,571	1,456,165
Retained deficit	(33,459,397)	(40,907,269)	(78,492,737)

Total Stockholders’ Equity	146,794,652	80,667,807	24,667,395

Total Liabilities & Stockholders’ Equity	$220,898,583	$153,555,718	$100,113,019

See accompanying notes

360networks Corporation

Consolidated Statements of Income

	Unaudited Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Network and communication services	$57,100,211	$45,330,921	$62,160,754	$53,655,717	$44,448,803
Infrastructure	10,978,864	10,304,296	13,967,665	13,458,884	12,824,015

Operating revenue	$68,079,065	$55,635,217	$76,128,419	$67,114,601	$57,272,818
Direct operating costs (excluding depreciation)	27,671,457	23,487,722	31,354,399	28,744,876	24,911,980
Selling, general and administrative	21,588,944	20,392,908	27,200,978	25,773,945	23,426,052
Depreciation	9,194,044	6,582,361	9,050,821	7,099,024	6,006,234
Accretion	189,717	(1,358,546)	(1,285,410)	780,141	(263,471)
Restructuring expense	66,445	299,320	216,303	88,870	540,024

Operating income	9,368,458	6,231,452	9,591,328	4,627,745	2,651,999
Net gain (loss) on settlements	(3,255,445)	37,000	37,000	9,725,000	441,003
Net gain (loss) on sale or transfer of assets	7,946	23,401,172	23,401,172	23,126	(239,405)
Interest expense	(46,922)	(66,535)	(79,415)	(80,645)	(72,669)
Interest and dividend income	1,622,371	1,768,087	1,911,078	262,675	465,214
Other income	(97,722)	4,389,448	3,256,065	1,075,515	7,952,533

Income before income taxes	7,598,686	35,760,624	38,117,228	15,633,416	11,198,675
Provision for income taxes	150,814	526,592	531,760	77,240	133,759

Net income	$7,447,872	$35,234,032	$37,585,468	$15,556,176	$11,064,916

See accompanying notes

360networks Corporation

Consolidated Changes in Stockholders’ Equity

	Common Shares		Other Capital Accounts
	Number of shares	Amount	Additional paid in capital	Accumulated other comprehensive income	Retained deficit	Total
Balance, December 31, 2007	12,747,184	$97,717,748	$20,212,154	$2,011,731	$(105,113,829)	$14,827,804
Share options exercised	12,285	17,561				17,561
Repurchase of issued and outstanding common stock	(2,217,989)	(22,098,905)	3,575,188			(18,523,717)
Issuance of restricted stock	4,375		60,523			60,523
Stock based compensation			1,297,115			1,297,115
Comprehensive income
Net income					11,064,916	11,064,916
Other comprehensive income
Reclassification of realized loss on available for sale securities				336,409		336,409
Unrealized loss on available-for-sale equity securities				(696,412)		(696,412)
Foreign currency translation				(96,323)		(96,323)

Total comprehensive income						10,608,590

Balance, December 31, 2008	10,545,855	$75,636,404	$25,144,980	$1,555,405	$(94,048,913)	$8,287,876

Share options exercised	39,836	92,970				92,970
Repurchase of issued and outstanding common stock	(21,680)	(21,262)	(308,876)			(330,138)
Issuance of restricted stock	43,562		225,058			225,058
Stock based compensation			934,693			934,693
Comprehensive income
Net income					15,556,176	15,556,176
Other comprehensive income
Unrealized loss on available-for-sale equity securities				(167,387)		(167,387)
Foreign currency translation				68,147		68,147

Total comprehensive income						15,456,936

Balance, December 31, 2009	10,607,573	75,708,112	25,995,855	1,456,165	(78,492,737)	$24,667,395

360networks Corporation

Consolidated Changes in Stockholders’ Equity

	Common Shares		Other Capital Accounts
	Number of shares	Amount	Additional paid in Capital	Accumulated other comprehensive income	Retained Deficit	Total
Balance, December 31, 2009	10,607,573	$75,708,112	$25,995,855	$1,456,165	$(78,492,737)	$24,667,395

Share options exercised	3,207	1,786				1,786
Repurchase of vested stock options			(492,425)			(492,425)
Issuance of restricted stock	102,946
Stock based compensation			514,177			514,177
Comprehensive income
Net income					37,585,468	37,585,468
Other comprehensive income
Reclassification of realized gain on available-for-sale securities				105,147		105,147
Unrealized gain on available-for-sale equity securities				15,525,867		15,525,867
Foreign currency translation				2,760,392		2,760,392

Total comprehensive income						55,976,874

Balance, December 31, 2010	10,713,726	$75,709,898	$26,017,607	$19,847,571	$(40,907,269)	$80,667,807

	Unaudited
Share options exercised	15,000	15,600				15,600
Repurchase of vested stock options			(29,265)			(29,265)
Issuance of restricted stock	119,280
Stock based compensation			1,670,067			1,670,067
Comprehensive income
Net income					7,447,872	7,447,872
Other comprehensive income
Unrealized gain on available-for-sale equity securities				63,591,530		63,591,530
Foreign currency translation				(6,568,959)		(6,568,959)

Total comprehensive income						64,470,443

Balance, September 30, 2011	10,848,006	$75,725,498	$27,658,409	$76,870,142	($33,459,397)	$146,794,652

See accompanying notes

360networks Corporation

Consolidated Statements of Cash Flows

	Unaudited Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Operating activities
Net income for the period	$7,447,872	$35,234,032	$37,585,468	$15,556,176	$11,064,916
Add (deduct) items to reconcile to net cash from operating activities
Stock based compensation	1,670,067	407,741	514,177	1,159,751	1,357,638
Provision for bad debts	(808,700)	211,687	145,896	285,612	211,498
Depreciation and accretion	9,383,761	5,223,815	7,765,411	7,879,165	5,742,763
Net gain on settlements	3,255,445	(37,000)	(37,000)	(9,725,000)	(441,003)
Net gain on sale of assets	(7,946)	(23,401,172)	(23,401,172)	(23,126)	(97,004)
Net gain on extinguishment of liabilities	—	(4,346,131)	(4,551,623)	—	(2,040,015)
Loss on unsecured creditor settlement	—	—	1,475,691	—	—
Loss on sale of investments	—	—	21,622	3,216	336,409
Changes in operating working capital items	(6,237,582)	7,903,953	10,803,853	(5,302,452)	11,076,561

Cash from operating activities	14,702,917	21,196,925	30,322,323	9,833,342	27,211,763

Investing activities
Additions to property and equipment	(13,043,557)	(11,915,776)	(23,067,713)	(9,064,413)	(15,104,999)
Purchase of investments	—	(11,271,817)	(11,044,905)	(8,000,000)	(889,843)
Proceeds from sale of investments	4,485,648	—	—	324,293	15,442,816
Proceeds from sale of assets	7,946	907,746	907,746	23,126	103,499
Change in restricted cash	—	109,275	109,275	193,225	374,726
Payments on note receivable	128,250	119,639	160,689	149,856	139,448

Cash from investing activities	(8,421,713)	(22,050,933)	(32,934,908)	(16,373,913)	65,647

Financing activities
Payments on capital leases	(36,422)	(32,976)	(79,358)	(43,658)	(21,967)
Repurchase of issued and outstanding stock	(29,265)	(396,656)	(492,425)	(330,138)	(18,523,717)
Exercise of stock options	15,600	—	1,786	92,970	17,561

Cash from financing activities	(50,087)	(429,632)	(569,997)	(280,826)	(18,528,123)

Net change in cash and cash equivalents	6,231,117	(1,283,640)	(3,182,582)	(6,821,397)	8,749,287
Cash and cash equivalents-beginning of period	9,222,367	12,404,949	12,404,949	19,226,346	10,477,059

Cash and cash equivalents-end of period	$15,453,484	$11,121,309	$9,222,367	$12,404,949	$19,226,346

See accompanying notes

360networks Corporation

Notes to Consolidated Financial Statements

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

360networks Corporation and its subsidiaries (the Company) provide fiber optic network communications products and related services to both telecommunication carriers and commercial enterprises. The Company provides these services primarily in the western United States and prior to November 19, 2004, in Canada.

In June 2001, the Company’s former parent company, 360networks, Inc., and certain of its subsidiaries voluntarily filed for creditors protection under the Companies’ Creditors Arrangement Act (Canada) (CCAA) in the Supreme Court of British Columbia, Canada, or under Chapter 11 of the U.S. Bankruptcy Code. In November 2002, the Company and certain of its subsidiaries successfully completed their financial restructuring in Canada and the United States and emerged from creditor protection.

As of November 12, 2002, the Company adopted fresh-start reporting pursuant to the guidance provided by the American Institute of Certified Public Accountants. In connection with the adoption of fresh-start reporting, a new entity was created for financial reporting purposes. The effective date of the Company’s emergence from bankruptcy protection is considered to be the close of business on November 11, 2002, for financial reporting purposes.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and include the accounts of the Company and its wholly-owned subsidiaries. The unaudited interim consolidated financial statements for the nine-month periods ended September 30, 2011 and 2010 include all adjustments that, in the opinion of management, are necessary to present fairly the Company’s financial position and its results of operations and cash flows. All significant inter-company transactions and balances have been eliminated in consolidation.

On April 18, 2008, Polaris Connect, a wholly-owned subsidiary of the Company, filed for bankruptcy under Chapter 7 of the District Court of Colorado (the Court) due to an exceedingly high historical fixed cost structure tied to long-term contracts and optical switches that could neither be repaired nor upgraded. Operations and cash flows at Polaris Connect were insignificant during 2008. When the bankruptcy petition was filed, 360networks effectively relinquished its ownership to a trustee of the Court. A gain related to the liabilities extinguished as a result of the ownership transfer is presented as other income (see Note 6).

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses for the periods reported. Actual results could differ from those estimates.

The Company’s significant estimates and assumptions are the estimated useful lives of assets, the recoverability of tangible assets, the composition and valuation of deferred income tax assets and deferred income tax liabilities, the accruals for payroll and other employee-related liabilities, the accruals for restructuring, and the fair values applicable to asset retirement obligations.

360networks Corporation

Notes to Consolidated Financial Statements

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term, interest-bearing securities with terms at the date of purchase of three months or less, which are generally held to maturity.

Accounts receivable

Accounts receivable are stated at the amount management expects to collect on outstanding balances. Receivables from customers are due 30 days after issuance of the invoice. Delinquent accounts are charged to the receivable provision when it is determined that the account will not be collected and the account is sent to collection. The final determination of the account’s status is made at a minimum of 45 days past due. Management provides for probable uncollectible amounts through a provision for bad debts and an allowance for doubtful accounts based on its assessment of the current status of the accounts.

Restricted cash

Restricted cash represents cash applicable to letters of credit, cash held in escrow, and other deposits.

Investments

The Company’s policy for investment securities is as follows:

Securities available for sale: Securities not classified as held to maturity or trading are classified as available for sale. Available for sale securities are stated at fair value, with any unrealized gains and losses reported as a separate component of stockholders’ equity.

Trading securities: Trading securities consist of debt and equity securities that are bought and held principally for the purpose of selling in the near term and are reported at fair value, with unrealized gains and losses included in earnings. The Company did not hold any trading securities during 2010, 2009, or 2008.

Securities held to maturity: Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity. Held to maturity securities are stated at amortized cost. The Company did not hold any of these securities during 2010, 2009, or 2008.

Restricted investments

Restricted investments represent the maximum value of Trilogy Energy Trust shares recorded as securities available for sale that are subject to holdback under a pledge agreement pursuant to the restructure of 360networks (CDN fiber) ltd., a Canadian Limited Liability Corporation (see Note 6(a)).

Property and equipment

Fiber optic network assets constructed for the Company’s own use are recorded at cost, which includes direct expenditures on materials and labor and an allocation of indirect costs and interest. Acquired network assets, including the use of dark fiber and conduit under indefeasible rights of use (IRU), are recorded at cost. Other property and equipment is recorded at cost.

Property and equipment are depreciated using the following rates and methods:

•	Fiber optic network assets—straight-line basis ranging from 20 to 25 years.

•	Operating equipment—straight-line basis ranging from 2 to 10 years.

360networks Corporation

Notes to Consolidated Financial Statements

•	Buildings—straight-line basis ranging from 15 to 20 years.

•	Leasehold improvements—straight-line basis over the term of the lease.

Network assets under construction and land are not subject to depreciation.

Fiber optic network assets include rights of way, conduit, fiber, shelters, and point of presence racks. Operating equipment includes network equipment, other equipment necessary to operate the network, and furniture, fixtures and office equipment. Repairs and maintenance costs are charged to operations when incurred.

The Company’s policy is to depreciate and amortize its long-lived assets over their remaining useful lives and to write down such assets if the net carrying value is not recoverable from future cash flows. The assessment as to whether a write down is required is based on the Company’s estimates of future cash flows and the Company’s assumptions about the use of the assets. When the Company determines the carrying value is not recoverable, the assets are written down to their estimated fair value.

Intangible assets

As-built drawings are being amortized on a straight-line basis over 20 years. This amortization period is based on the expected life of the intangible asset.

The Company reviews the carrying amount of intangible assets annually for impairment. The determination of impairments is based on a comparison of undiscounted estimated future cash flows anticipated to be generated during the remaining life of the asset to the net carrying value of the asset. If impairment is determined, the intangible asset is written down to estimated fair value.

Asset retirement obligations

The Company recognizes a liability for asset retirement obligations in the period in which the obligation is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized as part of the carrying value of the long-lived assets and amortized over the period of the useful life of the asset. The obligation is increased annually by accretion that is charged to the statement of operations and reduced to reflect assets that have been disposed of during the year.

Revenue recognition—network and communication services

Network services revenue primarily includes revenue from network capacity leased to others and related network and maintenance services. Revenue from communication services is derived from private line, data and local telecommunication services. Revenues from these services are recognized based either on customer usage as measured by the Company’s switches or by contractual agreements.

Revenues are recognized monthly as services are provided. Advance payments on maintenance contracts are included in deferred revenue.

Certain IRUs of dark fiber and other assets are accounted for as operating leases or service arrangements depending on the whether the customer has the exclusive right to use the assets. Revenue is recognized on both operating leases and service arrangements on a straight-line basis over the term of the contract. The Company also leases facilities to customers for placement of equipment. Revenues on these facilities are recognized on a straight-line basis over the term of the lease arrangement. Payments received in advance of revenue recognition are included in deferred revenue.

360networks Corporation

Notes to Consolidated Financial Statements

Under dark fiber and capacity contracts, the Company is required to operate and maintain the network in accordance with industry standards. Under these contracts, customers are charged for certain operating and maintenance fees for the term of each contract. This revenue is recognized over the life of the contract. These contracts require the Company to provide certain service level commitments. If the Company does not meet the required service levels, it may be obligated to provide credits, usually in the form of free service for a short period of time. Services provided under these credits are not included in revenue.

Revenue recognition—infrastructure

Infrastructure revenue includes revenue from construction, operations and maintenance contracts, and sales or leases of dark fiber and related assets when the customer retains title of the assets after the transaction is complete. Advances received on contracts in excess of billings are reflected as deferred revenue. The Company does not recognize any revenue on joint-build construction projects where the Company and the counterparty share in the risks and rewards of the project. Cash received applicable to joint-build construction projects is recorded as a recovery of the construction costs incurred by the Company. Construction related revenue was not material during 2011 (unaudited), 2010, 2009, and 2008.

Sales of dark fiber and/or conduit and grants of IRU where the customer obtains title to specific assets are accounted for as a sale when acceptance has occurred, title has passed to the customer, collection is reasonably assured, and the Company has no continuing involvement with the assets, other than providing operating and maintenance services for a fee. When there is a continuing involvement with the assets, the transaction is accounted for as a service arrangement and the revenue is recognized over the expected life of the assets unless the contracted term is shorter. Advances received on such contracts are reflected as deferred revenue.

Gains and losses on settlements, terminations or modifications of contracts

The Company recognizes a gain on a termination of a contract when the customer or supplier and the Company have reached a settlement/termination agreement, the Company has received the consideration required under the settlement/termination agreement or the Company is no longer obligated to provide additional products or services to the counterparty under the original agreement. Gains on settlement and/or termination of contracts are recognized as nonoperating income.

The Company recognizes a loss on a termination of a contract when it is probable that the customer or supplier and the Company will reach an agreement and the amount of the loss can be reasonably estimated. Subsequent adjustments may be made when the Company has entered into a contract termination or settlement agreement. In general, these transactions are entered into in order to reduce costs in future periods. These losses are accounted for as losses on settlements.

Transactions that are generally of an ongoing operating nature are not accounted for as losses on settlements. Examples of such transactions are:

•	Settlements applicable to the granting of current price adjustments, concession and/or rebates under the original revenue contract are accounted for as a reduction of revenue.

•

Assets returned by customers to whom they were originally sold to or constructed for are accounted for as a reduction in revenue and an increase in assets at the lower of cost or fair value at the date the assets are returned.

•	Cost incurred in situations where the Company is obligated to provide additional product and services for no further consideration are accounted for as operating costs.

•	Uncollectable customer receivables when a customer has entered creditor protection or similar financial restructuring proceedings are accounted for as a bad debt expense.

360networks Corporation

Notes to Consolidated Financial Statements

Operating costs

Costs applicable to network infrastructure sales and sales-type leases, particularly dark fiber and conduit, consist of direct costs such as the conduit, fiber optic cable, construction of regeneration facilities, labor and an allocation of indirect costs such as rights-of-way, site restoration, equipment costs, insurance, and interest charges. These costs are allocated proportionately to individual fiber strands based on the number of fiber strands installed on a particular route.

Operating costs applicable to providing network services include only the direct costs of operating, provisioning and maintaining the network. These costs also include lease costs, rights-of-way costs, access charges, and other third party circuit costs directly attributable to the network.

Nonmonetary exchange transactions

The Company is a party to nonmonetary exchange transactions when the Company sells fiber assets, IRUs, capacity, or services or enters into operating leases with a counter party from which the Company receives assets or services in order to complete and complement its network. The Company accounts for such exchanges of telecommunications capacity based on the fair value of the assets given up. When these exchanges result in the Company paying net monetary consideration, such consideration is recorded as an additional cost of the fiber assets. When these exchanges result in the Company receiving net monetary consideration that is significant, the monetary portion is recognized as revenue, and the related cost of the assets disposed of is recorded as cost of sales.

Stock-based compensation

The Company accounts for its stock-based compensation using the calculated value method. The Company recognizes an expense over the term of each vesting period using a straight-line attribution method.

Foreign currency translation and transactions

Transactions in currencies other than the U.S. dollar are recorded at the exchange rate at the transaction date. Changes in exchange rates applicable to foreign currency denominated assets and liabilities result in gains and losses, which are included in the statement of operations.

Assets and liabilities of the Company’s subsidiaries and operations that have a functional currency other than the U.S. dollar are translated into U.S. dollars at the year end exchange rate. Revenues and expenses for these businesses are translated at average exchange rates effective during the year. Gains and losses resulting from foreign currency translations are included in other capital. Although the Company no longer has foreign operations, it maintains bank accounts, holds investments, and incurs professional service costs that result in translation adjustments.

Income taxes

Income taxes are accounted for using the liability method, which requires the recognition of taxes payable or refundable for the current period and deferred tax liabilities and assets for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax laws; the effects of future changes in tax

360networks Corporation

Notes to Consolidated Financial Statements

laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance, where, based on available evidence, the probability of realization of the deferred tax asset does not meet a more likely than not criterion.

The Company records uncertain tax positions if the outcome was considered probable and could reasonably be estimated. As of December 31, 2010, 2009, and 2008, the Company had no accrued amounts related to uncertain tax positions. The Company records interest and penalties associated with late tax payments as other expense.

Accumulated other comprehensive income

Accumulated other comprehensive income consists of net income, foreign currency translation adjustments and unrealized gains and losses arising from available for sale equity securities as follows:

	2010	2009	2008
Foreign currency translation adjustment	4,321,704	1,561,312	1,493,166
Unrealized gains (losses) from available for sale securities	15,525,867	(105,147)	62,239

	19,847,571	1,456,165	1,555,405

Net gain on transfer of assets

During 2010, the Company entered into a transaction with Trilogy Energy Trust (Trilogy) wherein the Company received shares of Trilogy in exchange for restructuring 360’s wholly-owned subsidiary, 360networks (CDN fiber) ltd. This transaction is described in detail in Note 6 (a) and resulted in a nonoperating gain of $23,450,076 being recorded in the consolidated statement of income.

New accounting pronouncements

We have reviewed all new accounting pronouncements and have concluded that none of the recently issued pronouncements will have a material impact on our consolidated results of operations, financial condition or financial disclosure.

Subsequent events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued (see Note 16).

360networks Corporation

Notes to Consolidated Financial Statements

2 RESTRUCTURING LIABILITIES

The Company has liabilities related primarily to operating lease commitments that do not provide economic benefit to the Company and have not been terminated. The Company continues to incur costs in the form of monthly payments. A liability is recognized and measured at fair value in the year the lease ceases to be used in operations. The initial recognition of the liability and subsequent adjustment to the fair value of the lease obligation are charged to restructuring expense. The detail of the Company’s restructuring liability accruals are:

	Unaudited nine months ended September 30, 2011	Year ended December 31,
		2010	2009
Balance beginning of period	$2,830,059	$3,284,706	$3,977,012
Accrual for total anticipated restructuring expenses	66,444	216,304	88,870
Less payments and settlements completed in the year	(243,000)	(670,951)	(781,176)

Balance end of period	$2,653,503	$2,830,059	$3,284,706

3 SETTLEMENTS

The Company reached a settlement agreement in December 2009 on its bankruptcy claim against Asia Global Crossing for $11,750,000. Historically, this claim had been reviewed annually for impairment and due to the uncertain outcome of the claim and adverse rulings in similar cases the carrying value of the asset had been written down to $2,000,000 in 2008.

The Company recorded income from this claim settlement of $9,725,000 and recorded a receivable of $11,750,000 in 2009. This receivable was paid in full in February 2010.

4 ASSET RETIREMENT OBLIGATIONS

The Company has asset retirement obligations related to certain fiber, conduit, and other facilities that are primarily included in fiber optic network assets. Under certain rights-of-way arrangements, the Company is required to remove the fiber and conduit upon termination of the arrangement. Other rights-of-way arrangements permit the Company to abandon its underground assets upon termination of the arrangement if permission is obtained from the counter party to the arrangement. In addition, under certain lease agreements for facilities, the Company is required to remove equipment and other assets and restore the leased property to its original condition. Management determined no additional obligations arose in 2011 (unaudited), 2010, 2009, and 2008 related to plant additions.

Management reviews the assumptions that create the asset retirement obligation estimate on an annual basis for reasonableness and applicability. Based upon prevailing industry practice and knowledge, the Company reduced their estimate regarding the future probability in 2010 and 2008 to remove equipment, fiber and other assets upon termination of leases and right-of-ways.

The Company has estimated the fair value of asset retirement obligations on expected future cash outlays and an imputed interest rate from 11.00% to 13.10%.

360networks Corporation

Notes to Consolidated Financial Statements

These obligations are not secured by any assets of the Company.

	Unaudited nine months ended September 30, 2011	Year Ended December 31,
		2010	2009
Balance beginning of period	$261,166	$3,594,196	$3,191,400
Changes due to:
Accretion and other adjustments	9,777	(3,333,030)	402,796

Balance end of period	$270,943	$261,166	$3,594,196

5 BALANCE SHEET COMPONENTS

	Unaudited September 30, 2011	December 31,
		2010	2009
Accounts receivable
Trade	$7,737,603	$4,937,056	$3,982,403
Other	1,345,653	847,111	11,726,380
Allowance for doubtful accounts	(671,391)	(1,642,143)	(1,438,895)

	$8,411,865	$4,142,024	$14,269,888

Restricted cash
Deposits	$357,500	$357,500	$466,775

	$357,500	$357,500	$466,775

Note receivable
Note receivable(a)	$1,041,689	$1,169,939	$1,330,628
Less current portion	(181,343)	(172,305)	(160,689)

	$860,346	$997,634	$1,169,939

Investments
Securities available for sale(b)	$87,622,322	$34,698,432	$8,185,209
Securities available for sale-restricted(b)	27,988,093	27,988,093	—

	$115,610,415	$62,686,525	$8,185,209

360networks Corporation

Notes to Consolidated Financial Statements

	Unaudited September 30, 2011	December 31,
		2010	2009
Property and equipment
Fiber optic network assets(c)
Assets in service	$86,585,809	$77,756,487	$58,716,223
Assets under lease to customers(d)	14,814,377	14,903,027	14,903,027
Assets not in service(e)		—	409,603
Land building and leasehold improvements	7,164,778	7,147,656	6,057,488
Equipment	8,280,732	8,840,663	10,282,345
Network assets under construction	12,692,020	7,840,134	5,107,023

	129,537,716	116,487,967	95,475,709
Less: accumulated depreciation	(51,710,906)	(42,631,973)	(33,793,700)

Property and equipment—net	$77,826,810	$73,855,994	$61,682,009

Intangible assets
Trademark	$10,945	$11,754	$13,433
As-built drawing	234,244	249,063	268,222

	$245,189	$260,817	$281,655

	Unaudited September 30, 2011	December 31,
		2010	2009
Accounts payable
Trade	$4,516,903	$7,041,327	$3,399,988
Other	2,600,405	3,490,180	2,810,554

	$7,117,308	$10,531,507	$6,210,542

Other accrued liabilities
Property and capital taxes	$943,913	$697,325	$1,562,801
Restructuring	2,653,503	2,830,059	3,284,706
Pre-petition(f)	174,138	173,376	1,588,731
Deferred credit(g)	11,224,014	11,224,014	11,224,014
Rights of way and other	2,368,748	2,251,235	4,591,455

	$17,634,316	$17,176,009	$22,251,707

	Unaudited September 30 2011	December 31,
		2010	2009
Deferred revenue
Deferred revenue(h)	$42,919,770	$39,153,193	$39,301,525
Less current portion	(3,308,027)	(3,279,361)	(2,935,786)

	$39,611,743	$35,873,832	$36,365,739

Other long-term liabilities
Long term lease obligation	$83,383	$27,785	$63,484
Asset retirement obligations	270,943	261,166	3,594,196

	$354,326	$288,951	$3,657,680

360networks Corporation

Notes to Consolidated Financial Statements

(a)	On September 7, 2006, the Company entered into a 20-year IRU agreement and related note receivable to lease four fibers from Seattle, Washington, to Klamath Falls, Oregon, and six fibers from Merrill, Oregon, to Klamath Falls, Oregon. The IRU fee was $1,785,000 and the term of the IRU ends May 31, 2026. The IRU fee is payable in 120 consecutive months over 10 years with an annual interest rate of 7%.
(b)	Investment in securities available for sale includes the fair value of the Trilogy stock retained by the Company pursuant to the February 5, 2010, transaction discussed in Note 6 (a). Investment in securities available for sale—restricted, represents the value of the Trilogy stock held in escrow pursuant to the provisions of the arrangement agreement.
(c)	Certain of the Company’s network assets leased from third parties are capitalized and included in fiber optic network assets. The carrying amount of such assets at December 31, 2010, is $1,269,962, net of accumulated depreciation of $637,195 (December 31, 2009—$1,365,320, net of accumulated depreciation of $541,837).
(d)	Certain of the Company’s network assets are leased to third parties under operating leases. At December 31, 2010, the carrying amount of these assets included in fiber optic network assets is $9,244,855, net of accumulated depreciation of $5,658,172 (December 31, 2009—$10,116,654, net of accumulated depreciation of $4,786,373).
(e)	Fiber optic network assets not in service represent network assets that the Company owns or holds under capital leases that are not currently utilized in providing network services. These assets are classified as held for sale and not depreciated at the same rates as assets in service.
(f)	Pre-petition liabilities are comprised of accrued expenses and settlements that occurred prior to bankruptcy that were not dismissed by the court.
(g)	The Company has elected to defer nonoperating income recognition on a portion of the preference recoveries due to litigation uncertainty regarding the final settlement amount (see Note 15).
(h)	The deferred revenue will be recognized in varying amounts between one and twenty years and is based on the contractual terms of each agreement.

360networks Corporation

Notes to Consolidated Financial Statements

6 STATEMENT OF OPERATIONS COMPONENTS

	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008
Net gain on settlements
Proceeds
Receivables settlements award	—	$37,000	$37,000	$11,750,000	$—
Available for sale securities	—	—	—	—	1,717,974
Disposals
Accrued liabilities incurred	(3,255,445)	—	—	(25,000)	(1,276,971)
Property, plant, and equipment	—	—	—	(2,000,000)	—

	$(3,255,445)	$37,000	$37,000	$9,725,000	$441,003

Net gain (loss) on sale or transfer of assets
Proceeds(a)	$7,946	$23,646,230	$23,646,230	$23,126	$1,463,720
Carrying value	—	(245,058)	(245,058)	—	(1,703,125)

	$7,946	$23,401,172	$23,401,172	$23,126	$(239,405)

Other income (expense)
Accrual releases(b)	—	$3,968,295	$4,551,623	$1,016,988	$(198,832)
Realized gains			—	15,393	87,701
Other(c)	(97,722)	421,153	(1,295,558)	43,134	8,063,664

	$(97,722)	$4,389,448	$3,256,065	$1,075,515	$7,952,533

(a)	During the respective periods, the Company sold certain investment securities and surplus assets that were either held for sale or were no longer in service.

On February 5, 2010, 360networks (fiber holdco) ltd. completed the restructure of 360networks (CDN fiber) ltd., a Canadian Limited Liability Corporation. The restructure involved an exchange of 100% of the shares of 360networks (CDN fiber) ltd. with outstanding stock of Trilogy Energy Trust (Trilogy), a publicly traded energy trust based in Canada not previously affiliated with 360networks. The provisions of the transaction include 360networks receiving 4,165,653 shares of the new entity (Trilogy) and an agreement to pledge 2,185,884 shares of Trilogy in escrow under 360networks’ name as a holdback contingency for possible changes in the value of the 360networks (CDN fiber) ltd stock occurring after 2010. The remaining 1,979,769 shares were released during 2010 and have been recognized as income in the statement of operations.

The value of the 360networks (CDN fiber) ltd stock to Trilogy was attributed to approximately $730 million of tax loss pools that could be available to offset future Trilogy income under applicable Canadian tax law. The net value of the Trilogy shares at the date of the transaction was $30,081,390. Given the complex and contingent nature of the transition, 360networks has estimated that $22,493,426 of the Trilogy stock proceeds is recognizable in 2010 based on management’s estimate of fulfillment of the conditions outlined the final arrangement agreement. The remaining value of the Trilogy shares will be recognized in the statement of operations in the years after 2012 when provisions of the arrangement agreement requiring the pledge and holdback have been met.

(b)	Historically, the Company has recognized disputed and/or estimated liabilities, and as updated information becomes available the Company adjusts their accruals. These accruals were evaluated and reduced during 2010 and 2009 and increased in 2008.

360networks Corporation

Notes to Consolidated Financial Statements

(c)	During 2010, the Company has recognized nonoperating expenses due to the payment of unsecured creditor claims allowed under the First Amended Joint Plan of Reorganization (the Plan) filed by 360networks (USA) inc. and certain affiliates (Debtors), in November 2002.

During 2008, the Company has recognized non operating income from the collection of preference recoveries allowed under the First Amended Joint Plan of Reorganization (the Plan) filed by 360networks (USA) inc. and certain affiliates (Debtors), in November of 2002, and from the dissolution of six dormant subsidiaries (the Polaris Connect or Dynegy entities) of 360networks Corporation (see Note 15).

7 SUPPLEMENTAL CASH FLOW INFORMATION

	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008
Changes in operating working capital items
Accounts receivable	$(3,848,108)	$10,409,911	$10,048,120	$(2,017,932)	$300,045
Prepaid expenses and other assets	(91,079)	97,834	(368,646)	(243,845)	320,879
Accounts payable and other accrued liabilities	(5,905,819)	(3,181,684)	775,742	(2,303,446)	11,151,432
Income taxes payable	(159,153)	(33,968)	496,970	160,085	99,427
Deferred revenue	3,766,577	611,860	(148,333)	(897,314)	(795,222)

	$(6,237,582)	$7,903,953	$10,803,853	$(5,302,452)	$11,076,561

Cash paid for income taxes	$682,062	$552,561	$552,712	$48,112	$140,761
Cash paid for interest	47,766	66,535	79,415	80,645	70,059

	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008
Noncash investing activities

Changes in unrealized gain (loss) on securities available for sale	$63,591,530	$12,213,032	$15,631,015	$(167,387)	$(696,412)
Change in unrealized foreign currency translation	(6,568,959)	1,589,999	2,760,392	68,147	(96,323)
Purchase of plant and property on long term lease	—	—	—	—	104,318
Reduction in fixed assets due to changes in ARO assumptions		(1,863,746)	(1,863,746)	—	—
Reconciliation of activities from Trilogy stock exchange:
Value of shares received	—	32,703,742	32,703,742	—	—
Valuation allowance	—	(7,587,963)	(7,587,963)	—	—
Closing costs	—	(2,622,352)	(2,622,352)	—	—

Proceeds from sale of fiber	—	1,200,000	1,200,000	—	—
Net book value of fiber	—	(243,351)	(243,351)	—	—

Net gain	—	23,450,076	23,450,076	—	—

360networks Corporation

Notes to Consolidated Financial Statements

8 INCOME TAXES

The components of income before income taxes are:

	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008
United States	$8,544,617	$12,056,361	$16,238,895	$7,500,714	$35,833,223
Canada	(945,931)	23,704,263	21,878,333	8,132,702	(24,634,548)

	$7,598,686	$35,760,624	$38,117,228	$15,633,416	11,198,675

The components of the expense for current income taxes are:

	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008
United States	$—	$696	$40,618	$77,240	$133,759
Canada	150,814	525,896	491,142	—	—

	$150,814	$526,592	$531,760	$77,240	$133,759

The components of the provision for deferred income taxes are:

Year ended December 31,
	2010	2009	2008
United States	$—	$—	$—
Canada	—	—	—

	$—	$—	$—

The provision for income taxes differs from the amount computed by applying the statutory income tax rate to net income (loss) before taxes due to nondeductible items, foreign tax rate differences, and the effect of the valuation allowance.

360networks Corporation

Notes to Consolidated Financial Statements

A reconciliation of the actual income tax provision and the tax computed by applying the U.S. federal and state rates (35%) and the Canadian federal rates of 28.5%, 30.0%, and 34.87% to the income before income taxes for each of the three years in the three-year period ended December 31, 2010, 2009, and 2008 is as follows:

	Year ended December 31,
	2010		2009		2008
	U.S.	Canada	U.S.	Canada	U.S.	Canada
Current
Expected provision (recovery at statutory rates of:
United States	$5,683,613	—	$2,625,250	—	$12,494,812	—
Canada	—	$6,235,325	—	$2,439,811	—	$(8,590,067)

Increase(decrease) from:
Permanent differences	18,560	(626,828)	14,917	13,015,832	15,100	121,679
State taxes, net of federal benefit	812,147	—	374,538	—	1,689,610	—
Worthless security write-offs	—	—	—	(24,300,000)	—	—
Change in tax rate	—	6,693,022	—	—	—	—
Intercompany debt basis	33,348,695	—	—	—	—	—
Deconsolidation of subsidiary	—	204,579,248	—	—	—	381,218
Suspended capital losses	—	(2,928,217)	—	(106,962,276)	—	313,396,189
Expiration of net operating losses	—	—	—	14,818,640	—	112,786,842
Dissolution of dormant subsidiaries	—	—	—	—	—	112,579,721
Correction of deferred balances	—		—	—	31,755,987	—
Tax credit carryforwards	—	—	—	—	—	(747,495)
CDN Fiber adjustment	—	—	—	—	—	13,560,865
Other	—	(650,690)	—	939,686	—	74,215
Change in valuation allowance	(39,822,397)	(212,810,718)	(2,937,465)	100,048,307	(45,821,750)	(543,563,167)

Provision for income taxes	$40,618	$491,142	$77,240	$0	$133,759	$0

360networks Corporation

Notes to Consolidated Financial Statements

Significant components of the Company’s deferred tax asset and liability are estimated below.

	Year Ended December 31,
	2010	2009
Current
Deferred tax assets
Expenses not deducted for tax in current year	$1,250,924	$1,332,540
Capital loss carryforward	3,205,313	—
Valuation allowance	(1,250,924)	(1,332,540)

	3,205,313	—

Deferred tax liabilities
Investment basis difference	(3,205,313)	—

Total current	$—	$—

Long-term
Deferred tax assets
Tax loss carry forwards	185,527,606	182,577,159
Property and equipment	94,535,613	271,899,229
Capital loss carry forwards	21,083,253	4,829,412
Deferred revenue	15,598,463	36,284,123
Suspended capital losses	72,879,576	113,085,044
Investments and other	241,869	475,632
Valuation allowance	(356,517,685)	(609,150,599)

	33,348,695	—

Deferred tax liabilities
Intercompany debt basis	(33,348,695)	—

Total long-term	$—	$—

At December 31, 2010, the Company has operating loss carryforwards applicable to Canada and the United States available to reduce taxable income of $466,724,807 that expire as follows:

Year ended December 31,	2011	2012	2013	2014	2015	Thereafter
Canada	$—	$—	$—	$2,818,253	$—	$7,288,854
United States	$—	$—	$—	$—	$—	$456,617,700

Of the $456,617,700 of U.S. loss carry forwards beyond 2014, $228,000,000 is subject to certain restrictions.

Due to uncertainty regarding the ability to utilize the deferred tax assets, a full valuation allowance has been provided against the Company’s net deferred tax assets in the financial statements.

As a result of the adopting fresh start reporting, any reversal in future periods of the valuation allowances established upon emergence will be first applied to reduce the carrying amount of intangible assets and secondly as an adjustment to stockholders’ equity.

360networks Corporation

Notes to Consolidated Financial Statements

9 401(k) RETIREMENT AND SAVINGS PLAN

The Company sponsors a qualified 401(k) plan covering all employees who have reached 21 years of age and two or more months of service. The 401(k) plan provides for discretionary employer contributions and a mandatory matching of 50% of employees’ contributions limited to 6% of basic annual compensation. Participants’ interest become fully vested after three years and may be withdrawn upon termination or upon attaining age 65, whichever occurs first. The Company’s matching and discretionary contributions totaled $341,971, $309,982, and $298,714 for the years ended December 31, 2010, 2009, and 2008, respectively.

10 CAPITAL STOCK

The Company is authorized to issue an unlimited number of common voting shares and an unlimited number of preferred nonvoting shares, issuable in series.

The Company issued 3,207, 39,836, and 12,285 common shares upon the exercise of stock options in 2010, 2009 and 2008 respectively. In 2010, the Company issued 104,283 (237,500 in 2009, 120,250 in 2008) restricted common shares for distribution to certain employees.

During 2009, the Company purchased and cancelled 21,680 issued and outstanding common shares at a price of $8.20. During 2008, the Company purchased and cancelled 2,217,989 issued and outstanding common shares at prices ranging from $7.50 to $9.50.

Common Shares	Issued and outstanding	Reserved	Total
Balance December 31, 2007	12,381,639	365,545	12,747,184

Shares repurchased	(2,217,989)	—	(2,217,989)
Restricted shares issued to certain employees	4,375	—	4,375
Shares issued upon exercise of stock options	12,285	—	12,285

Balance December 31, 2008	10,180,310	365,545	10,545,855

Shares repurchased	(21,680)	—	(21,680)
Restricted shares issued to certain employees	43,562	—	43,562
Shares issued upon exercise of stock options	39,836	—	39,836

Balance December 31, 2009	10,242,028	365,545	10,607,573

Restricted shares issued to certain employees	102,946	—	102,946
Shares issued upon exercise of stock options	3,207	—	3,207

Balance December 31, 2010	10,348,181	365,545	10,713,726
Restricted shares issued to certain employees (unaudited)	119,280	—	119,280
Shares issued upon exercise of stock options (unaudited)	15,000	—	15,000

Balance September 30, 2011 (unaudited)	10,482,461	365,545	10,848,006

11 STOCK BASED COMPENSATION

The Company has a Long-Term Incentive and Share Award Plan that permits the grant of share based awards including stock options, share appreciation rights, restricted shares, performance shares, performance units, dividend equivalents and other share based awards to employees and directors. At December 31, 2008, 393,458 common shares were reserved for awards under the plan. The Company elected to issue restricted shares in lieu of stock options in 2010 and 2009. Stock awards and stock options that have been granted vest over a period of two to four years. Stock options have terms ranging from eight to ten years.

360networks Corporation

Notes to Consolidated Financial Statements

Stock options

During 2008, the Company granted 240,500 stock options to directors and employees. The calculated value of these stock options using the Black-Sholes valuation model was $464,819 and is being amortized over their respective vesting period. Stock options were not issued in 2011(unaudited), 2010, and 2009.

The following table summarizes the Company’s stock option activity.

	Number of options outstanding	Weighted average remaining option life	Weighted average exercise price	Weighted average value of options granted	Number of options exercisable	Weighted average exercise price
Balance December 31, 2007	2,106,083	7.9	$3.70	$0.80	1,171,430	$2.31
Option granted	240,500		$8.20
Options forfeited	(4,000)		$3.38
Options purchased	(5,752)		$6.12
Options exercised	(12,285)		$1.43

Balance December 31, 2008	2,324,546	7.2	$4.18	$0.92	1,623,718	$3.12
Option granted	—		$0.00
Options forfeited	(17,500)		$7.36
Options purchased	(37,885)		$3.84
Options exercised	(39,836)		$2.33

Balance December 31, 2009	2,229,325	6.2	$4.19	$0.88	1,884,701	$3.64
Option granted	—		$0.00
Options forfeited	(3,625)		$3.02
Options purchased	(84,549)		$5.82
Options exercised	(3,207)		$0.56

Balance December 31, 2010	2,137,944	5.2	$4.22	$0.86	2,014,346	$3.99
Options granted (unaudited)	—		$0.00
Options forfeited (unaudited)	—		$0.00
Options purchased (unaudited)	(4,475)		$6.68
Options exercised (unaudited)	(15,000)		$1.04

Balance September 30, 2011 (unaudited)	2,118,469	4.5	$4.24	$0.86	2,081,250	$4.17

The following tables summarize information about stock options outstanding at December 31, 2010.

	Options Outstanding
	Number Outstanding at End of Year	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at End of Year
Option exercise price
$1.04	479,810	3.5	$1.04	479,810
$3.00	513,009	4.5	$3.00	513,759
$3.75	472,150	5.5	$3.75	472,150
$7.50	449,475	6.5	$7.50	399,564
$8.20	223,500	7.5	$8.20	149,063

Outstanding at end of year	2,137,944	5.2	$4.22	2,014,346

360networks Corporation

Notes to Consolidated Financial Statements

Restricted Shares

The Company issuesrestricted shares under the terms of the Long-Term Incentive and Share Award Plan. The following tables summarize information about the restricted shares outstanding at December 31, 2010.

Shares issued subject to vesting	Number of shares outstanding	Shares subject to vesting	Remaining vesting period
Balance December 31, 2007	—	—
Shares issued during the year	120,250	120,250
Shares vested during the year	—	(4,375)
Balance December 31, 2008	120,250	115,875	3.4
Shares issued during the year	237,500	237,500
Shares vested during the year	—	(43,562)
Balance December 31, 2009	357,250	322,813	3.1
Shares issued during the year	104,283	104,283
Shares vested during the year	—	(102,946)
Balance December 31, 2010	461,533	311,150	2.6
Shares issued during the year (unaudited)	73,055	73,055
Shares vested during the year (unaudited)	—	(119,280)
Balance September 30, 2011 (unaudited)	534,588	264,924	2.35

Stock based compensation expense

The deferred stock-based compensation amortization and charge to income applicable to both stock options and other stock awards for the year ended December 31, 2010, was $514,177 (for the year ended December 31, 2009—$1,159,751, for the year ended December 31, 2008—$1,357,638). The stock based compensation expense for 2010 was comprised of the following: stock options-$196,156; restricted stock-$318,021.

The following table summarizes stock based compensation expense to be recognized in each of the following years related to unvested options:

Year ended December 31,	2011	2012	2013	2014	Total
Stock based compensation expense	$1,742,846	$775,539	$238,542	$36,620	$2,973,547

Stock-based compensation costs are based on the calculated value of grants calculated as of the grant date using the Black-Scholes option-pricing model. The calculated value of the grants is amortized as compensation expense on a straight-line basis over the vesting period of the options. Compensation expense recognized is shown in the operating activities section of the statement of cash flows.

The value of the Company’s stock options was estimated using the Black-Scholes option-pricing model assuming no dividend yield and the following weighted average assumptions for options granted in 2008: expected volatility of 22.41%, risk free interest rate of 3.32%; expected life of 4 years.

Calculation of the expected volatility used in the Black-Scholes model is based on the volatility of the Dow Jones Telecom Index. The expected term for use in the model was calculated based in part on an analysis of historical exercises of stock options. The Company based the estimated risk-free rate on the U.S. treasury yield curve in effect at the time of grant. The Company has not paid nor does it currently have any plans to pay cash dividends, thus a 0% dividend yield has been assumed for the model.

360networks Corporation

Notes to Consolidated Financial Statements

The Company estimates potential forfeitures of stock options and adjusts compensation accordingly. The Company has a limited number of option holders and historically low employee turnover with no anticipated changes. Therefore, the best estimate of forfeitures is zero and will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ from such estimates. Changes in the estimated forfeitures will be recognized in earnings in the period of change.

It should be noted that the Black-Scholes model is only one of the methods available for estimating the value of stock options and the Company’s use of the model should not be interpreted as a prediction as to the actual value that may be realized on the exercise of options. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Company’s common stock over the option exercise price at the time of exercise.

13 INVESTMENTS IN DEBT AND MARKETABLE SECURITIES

The following is a summary of the Company’s investment in available for sale securities at December 31:

	Unaudited September 30, 2011
	Cost	Fair Market Value	Unrealized Gain (Loss)
Corporate bonds	$10,823,757	$10,823,757	$—
Government securities	4,108,655	4,108,655	—
Trilogy stock	33,127,686	108,689,910	75,562,224
Trilogy stock holdback reserve	(8,011,907)	(8,011,907)	—

	$40,048,191	$115,610,415	$75,562,224

	December 31, 2010
	Cost	Fair Market Value	Unrealized Gain (Loss)
Corporate bonds	$15,305,306	$15,305,306	$—
Government securities	4,008,333	4,008,333	—
Trilogy stock	35,858,926	51,384,793	15,525,867
Trilogy stock holdback reserve	(8,011,907)	(8,011,907)	—

	$47,160,658	$62,686,525	$15,525,867

	December 31, 2009
Corporate bonds	$236,449	$152,924	$(83,525)
Government securities	8,032,285	8,032,285	—
Stocks	21,622	—	(21,622)

	$8,290,356	$8,185,209	$(105,147)

Management has recorded the fair value of the Trilogy shares received as consideration for the restructuring of 360networks (CDN fiber) as securities available for sale. A holdback reserve has been recorded to reflect management’s estimate of the fair value of the securities that have not been earned pursuant to the Agreement at the date the transaction closed (February 5, 2010). This holdback reserve may be released after 2013 as the final provisions of the agreement are met by the Company (see Note 6(a)).

360networks Corporation

Notes to Consolidated Financial Statements

An unrealized gain (loss) on investment securities during the years ended December 31, 2010 and 2009, was reported as a separate component of stockholders’ equity and consisted of the following:

	2010	2009
Unrealized holding gains (loss)	$15,525,867	$(105,147)

A summary of investment earnings recognized in income during the years ended December 31, 2010 and 2009, is as follows:

	2010	2009	2008
Available for sale securities
Realized gains (losses)	$(8,822)	$—	$336,409
Interest earned	303,971	63,008	159,980
Dividends earned	1,473,572	—	60,441

	$1,768,721	$63,008	$556,830

14 FINANCIAL INSTRUMENTS

Concentration of credit risk

The Company is subject to credit risks applicable to cash and cash equivalents, short-term investments, and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents and short-term investments with various financial institutions. The Company limits its exposure to concentrations of credit risk with respect to accounts receivable by performing ongoing evaluations of the credit quality of its customers, and obtains advance payments, collateral or guarantees as considered necessary.

Fair value of Assets

The Company measures certain assets at fair value based on generally accepted accounting principles.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The method employed by the company also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

360networks Corporation

Notes to Consolidated Financial Statements

Available for sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include corporate bonds, government securities, and stock in publicly traded entities. The Company’s available for sale securities are all valued within Level 1 of the hierarchy and are recorded at fair value. The fair values are based on quoted market prices (see Note 13).

15 COMMITMENTS AND CONTINGENCIES

Operating leases, rights-of-way, and other periodic commitments

The Company has various operating leases relating to land, network assets, equipment and other assets. In addition to lease payments, certain of these leases also include payments for insurance, operating and maintenance, property taxes and other related costs. The Company also has entered into various agreements to secure the rights-of-way along its network routes. In general, most agreements have an option renewal clause stating that grantors cannot unjustly withhold their acceptance of a renewal. Other periodic commitments are primarily related to operating and maintenance services applicable to operating the Company’s fiber optic network.

Rental expenses, net of amounts capitalized under lease agreements were $5,565,751 for the year ended December 31, 2010 (for the year ended December 31, 2009 – $5,548,225, for the year ended December 31, 2008—$4,985,360).

Year ended December 31	2011	2012	2013	2014	2015
Future minimum payments
Lease and rights-of-way	$6,887,888	$6,547,835	$5,936,449	$5,558,535	$5,059,815
Other	2,985,379	3,000,556	3,036,706	3,073,854	3,112,030

Contingent liability-preference recoveries

Pursuant to the First Amended Joint Plan of Reorganization (the Plan) filed by 360networks (USA) inc. and certain affiliates (Debtors), between 2003 and 2008, Dreier LLP, counsel for the Official Committee of Unsecured Creditors (the Creditors), recovered approximately $74 million as a result of recovering preference payments that the Debtors had made to its creditors in the 90 days prior to its Chapter 11 bankruptcy filing in 2001 (Preference Recoveries). Based on a formula in the Plan, the Preference Recoveries were then to be distributed to the Creditors (Creditor Distribution) and to the Company (Debtor Distribution). In addition, as part of a settlement with a third party creditor, an allowed unsecured claim in the Debtor’s own bankruptcy was assigned to the Company entitling it to a portion of the Creditor Distribution as well (the Claim Distribution). The Claim Distribution and Debtor Distribution were expected to total $17.4 million. Accordingly, on September 6, 2008, the Company requested and received a distribution of $4.5 million from the Preference Recoveries and then a second distribution of $11.9 million on November 17, 2008, leaving approximately $1 million yet to be distributed on its Claim Distribution. On or about December 3, 2008, the Company learned that the managing partner of Dreier LLP, Marc Dreier, had stolen approximately $38.6 million from the attorney escrow account that represented the balance of the Preference Recoveries that were to be distributed to the Creditors and the Company. Shortly thereafter, Dreier was arrested and pled guilty to a number of securities and wire fraud charges arising from his sale of approximately $670 million in fictitious securities. Subsequently, a postconfirmation representative was appointed to represent the Creditors and investigate the $38.6 million stolen by Dreier and to pursue claims relating to those funds. The postconfirmation representative has stated that he is still considering the extent to which the distributions to the Company may be recovered for the benefit of the

360networks Corporation

Notes to Consolidated Financial Statements

Creditors. In addition, Dreier LLC has filed bankruptcy and the trustee in that case may try to recover some or all of the distributions that were made to the Company. The Company believes that it has a variety of substantive legal defenses to any claims by the Creditor’s postconfirmation representative or the trustee of the Dreier LLC estate for the return of the $16.4 million in distributions previously received by the Company. The Company believes that the amount of the final recovery cannot be reasonably estimated at this time and as a result, has deferred recognition of a portion of the income related to distributions (see Note 5(g)).

In relation to the theft of funds by Marc Dreier, on February 1, 2010, 360networks Corporation had a contingent liability related to two adversary proceedings filed against 360networks (USA) inc. (360USA). The first adversary proceeding captioned Steven J. Reisman, As Post Confirmation Representative of the Chapter 11 Estates of 360networks (USA) inc. vs. 360networks (USA) inc., Bankr. S.D.N.Y Adv. Pro. No. 10-02792 (ALG) (the Reisman Action) was filed on February 1, 2010, seeking restitution to recover $16.1 million in payments made to 360USA. A second adversary proceeding captioned Gowan v. 360networks (USA) inc., Bankr. S.D.N.Y. Adv. Pro. No. 10-03904 (SMB) (the DLLP Action) was filed October 18, 2010, and sought to recover $11.9 million in alleged preference payments from 360USA. Both the Reisman Action and DLLP Action were settled pursuant to a tripartite settlement agreement (the Settlement) dated August 4, 2011, that was subsequently approved by the courts in both the Reisman Action and the DLLP Preference Action. Pursuant to the Settlement, on October 25, 2011, 360USA paid $5,325,000 to the representative in the Reisman Action and $2,875,000 to the trustee in the DLLP Action. The Reisman Action was then dismissed with prejudice on October 31, 2011, and dismissal with prejudice of the DLLP Action occurred on November 7, 2011. 360networks (USA)inc recognized other income of $3.02M in November as a result of these settlements.

Litigation

The Company is a party to certain legal actions arising in the normal course of its business. The Company is neither involved in, nor threatened by, proceedings for which the Company believes it is not adequately insured or indemnified or which, if determined adversely, would have a material adverse effect on the financial position, results of operations, or cash flows.

The case styled 360networks Tennessee L.L.C., et. al. v. Illinois Central Railroad Company pending in the United States District Court for the Northern District of Illinois was tried before a jury in the second week of June 2010. This case concerns responsibility for relocating 360networks’ fibers on the Chicago-New Orleans route in the vicinity of certain specified wooden bridges being replaced by Illinois Central. The jury returned a verdict awarding Illinois Central damages in the amount of $232,996. In response to this verdict, 360networks filed a motion with the court seeking judgment as a matter of law, or in the alternative, a new trial. The case styled 360networks Tennessee L.L.C., et. al. v. Illinois Central Railroad Company in the United States District Court for the Northern District of Illinois was settled in June 2011. The amount of the settlement was $982,966. The final settlement amount related to a broader agreement that covered the entire Chicago to New Orleans route versus the initial claim that related to the Tennessee route. The loss on the settlement is included in Net gain on settlements in the statement of income for the nine month period ended September 30, 2011.

16 SUBSEQUENT EVENTS

In relation to a Dark Fiber IRU Agreement between Williams Communications, Inc. and 360networks(USA)inc. dated September 25, 2000, the Company and Level 3 have reached a settlement in September 2011 on the use of fibers in its commercial operations after the Post-Abatement period. The settlement amount of $2,272,449 was fully paid as of November 1, 2011, and is included in Net loss on settlements in the statement of income for the nine month period ended September 30, 2011. Additionally, the Company will incur a monthly cost of $38,302 for collocation and maintenance costs along this route for the remainder of the term of the IRU.

360networks Corporation

Notes to Consolidated Financial Statements

On October 7, 2011, the Company entered into a Stock Purchase Agreement to sell 100 percent of the outstanding capital stock of 360networks Holdings (USA) Inc. to Zayo LLC. 360networks Holdings (USA) is a wholly-owned subsidiary of 360networks Corporation that holds substantially all operating assets and generates substantially all operating margins for the Company. The transaction closed in December 2011.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Fibergate Holdings, Inc.

Alexandria, Virginia

We have audited the consolidated balance sheets of Fibergate Holdings, Inc. and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fibergate Holdings, Inc. and Subsidiary of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Winchester, Virginia

March 27, 2012

FIBERGATE HOLDINGS, INC. & SUBSIDIARY

Balance Sheets

	March 31, 2012	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$5,408,604	$4,596,923	$2,044,155
Accounts receivable	1,477,706	1,046,914	2,058,565
Deposits	168,750	176,894	181,843
Prepaid income taxes	755,431	1,738,662	457,261
Prepaid expenses	389,138	305,822	196,481
Deferred income taxes	748,017	699,372	652,776

Total current assets	8,947,646	8,564,587	5,591,081

Property and equipment	34,401,073	33,002,706	27,928,359
Accumulated depreciation	(12,539,388)	(11,801,519)	(9,481,283)

Property and equipment, net	21,861,685	21,201,187	18,447,076

	$30,809,331	$29,765,774	$24,038,157

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$268,179	$158,076	$303,518
Accrued expenses	576,265	589,644	326,904
Deferred lease income	320,638	378,152	274,247
Other current liabilities	306,018	294,742	71,135
Income taxes payable	—	—	—
Deferred installation revenue, current portion	1,824,431	1,694,063	1,502,980
Notes payable, current portion	1,257,252	1,305,061	2,003,627

Total current liabilities	4,552,783	4,419,738	4,482,411
Deferred installation revenue, less current portion	2,055,741	1,992,574	2,700,662
Deferred income taxes	3,277,149	3,444,835	615,348
Notes payable, less current portion	2,983,125	3,071,902	2,623,738

Total liabilities	12,868,798	12,929,049	10,422,159

Stockholders’ Equity
Common stock	181,623	181,623	184,783
Additional paid-in capital	1,245,601	1,214,131	1,149,725
Retained earnings	16,513,309	15,440,971	12,281,490

	17,940,533	16,836,725	13,615,998

Total Liabilities and Stockholders Equity	$30,809,331	$29,765,774	$24,038,157

See Notes to Financial Statements

FIBERGATE HOLDINGS, INC. & SUBSIDIARY

Statements of Income

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)		(Audited)
Revenue
Lease revenue	$3,239,558	$2,856,879	$12,158,440	$10,627,382
Installation revenue	500,720	430,050	1,904,858	1,781,877
Other revenue	4,050	6,500	89,550	38,400

Total revenue	3,744,328	3,293,429	14,152,848	12,447,659

Direct Costs
Direct labor	154,519	150,844	616,083	593,855
Lease maintenance costs	123,064	97,043	431,716	386,355
Lease costs—subcontracted leases	92,493	32,851	256,849	401,650
Access fees	61,680	61,681	246,721	244,006
Other	11,683	12,486	81,995	91,104

Total direct costs	443,439	354,905	1,633,364	1,716,970

Gross profit	3,300,889	2,938,524	12,519,484	10,730,689
Depreciation	737,868	537,411	2,325,840	1,948,163
Selling, General and Administrative Expenses	697,320	530,804	2,118,375	1,996,539

Income from operations	1,865,701	1,870,309	8,075,269	6,785,987

Other Income (Expense)
Interest income	3,569	4,656	18,489	14,725
Interest expense	(30,032)	(36,432)	(146,659)	(57,480)

Total other expense	(26,463)	(31,776)	(128,170)	(42,755)

Income before income tax expense	1,839,238	1,838,533	7,947,099	6,743,232
Income Tax Expense	766,900	736,500	3,262,099	2,672,130

Net income	$1,072,338	$1,102,033	$4,685,000	$4,071,102

See Notes to Financial Statements

FIBERGATE HOLDINGS, INC. & SUBSIDIARY

Statements of Stockholders’ Equity

	Common Stock		Capital in Excess of Par	Retained Earnings	Total
	Shares	Amount
Balance, December 31, 2009	18,230,000	$182,300	$1,061,973	$9,210,945	$10,455,218
Net income	—	—	—	4,071,102	4,071,102
Stock compensation expense	—	—	35,344	—	35,344
Stock issued upon exercise of options	288,333	2,883	52,408	—	55,291
Repurchase of stock	(40,000)	(400)	—	(74,640)	(75,040)
Dividends paid	—	—	—	(925,917)	(925,917)

Balance, December 31, 2010	18,478,333	184,783	1,149,725	12,281,490	13,615,998

Net income	—	—	—	4,685,000	4,685,000
Stock compensation expense	—	—	60,256	—	60,256
Stock issued upon exercise of options	20,000	200	4,150	—	4,350
Repurchase of stock	(336,039)	(3,360)	—	(799,827)	(803,187)
Dividends paid	—	—	—	(725,692)	(725,692)

Balance, December 31, 2011	18,162,294	181,623	1,214,131	15,440,971	16,836,725

	(unaudited)
Net income	—	—	—	1,072,338	1,072,338
Stock compensation expense	—	—	31,470	—	31,470

Balance, March 31, 2012	18,162,294	$181,623	$1,245,601	$16,513,309	$17,940,533

See Notes to Financial Statements

FIBERGATE HOLDINGS, INC. & SUBSIDIARY

Statements of Cash Flows

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)		(Audited)
Revenue
Cash Flows from Operating Activities
Net income	1,072,338	1,102,033	$4,685,000	4,071,102
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation	737,868	537,411	2,325,840	1,948,163
Deferred taxes	(216,331)	(80,336)	2,782,891	1,108,849
Stock compensation expense	31,470	15,064	60,256	35,344
Changes in assets and liabilities		—
Accounts receivable	(430,792)	775,738	1,011,651	(562,647)
Deposits	8,144	55,949	4,949	(46,144)
Prepaid income taxes	983,231	457,261	(1,281,401)	(323,684)
Prepaid expenses	(83,316)	(70,954)	(109,341)	(4,116)
Accounts payable	110,103	295,126	(145,442)	162,090
Accrued expenses	(13,378)	(89,119)	262,740	(21,287)
Deferred lease income	(57,514)	(13,448)	103,905	130,868
Deferred installation revenue	193,535	(91,377)	(517,005)	(1,107,817)
Other current liabilities	11,276	7,195	223,607	(14,556)

Net cash provided by operating activities	2,346,634	2,900,543	9,407,650	5,376,165
Cash Flows from Investing Activities
Purchases of property and equipment	(1,398,367)	(431,305)	(5,079,951)	(7,951,321)
Cash Flows from Financing Activities
Payments on notes payable	(136,586)	(205,414)	(1,059,898)	(1,399,394)
Proceeds from notes payable	—	—	809,496	4,698,936
Repurchase of common stock	—	—	(803,187)	(75,040)
Dividends paid	—	—	(725,692)	(925,917)
Proceeds from stock options exercised	—	—	4,350	55,291

Net cash (used in)/provided by financing activities	(136,586)	(205,414)	(1,774,931)	2,353,876
Net increase/(decrease) in cash	811,681	2,263,824	2,552,768	(221,280)
Cash
Beginning of year	4,596,923	2,044,155	2,044,155	2,265,435
End of year	5,408,604	4,307,979	4,596,923	2,044,155

See Notes to Financial Statements

FIBERGATE HOLDINGS, INC. & SUBSIDIARY

Notes to Financial Statements

Note 1. Organization and Significant Accounting Policies

Fibergate Holdings, Inc. is a privately held, “C” corporation, which was incorporated in the Commonwealth of Virginia in June 2006. It previously operated as FiberGate, Inc. which was incorporated in May 1995 and is now a wholly-owned subsidiary of Fibergate Holdings, Inc. The Company leases dark (unlit) fiber optic cable lines for dedicated, high-speed data communications to customers throughout the metropolitan Washington, D.C./Baltimore, MD area. The Company currently owns and maintains approximately 650 miles of fiber optic lines representing approximately 130,000 fiber miles in D.C., Maryland and Virginia.

The majority of the Company’s customers are agencies of the federal government (approximately 60%), with the remainder evenly divided between enterprises and communications carriers.

A summary of the Company’s significant accounting policies follows:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary after elimination of all significant intercompany accounts and transactions.

Basis of Accounting

The Company’s policy is to prepare its financial statements on the accrual basis of accounting, with revenue being recognized when earned and expenses being recognized when the obligation is incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The majority of the revenue is for the lease and maintenance of dedicated fiber lines which are leased on a monthly basis over contractual terms of generally three to five years and are recognized in the month in which it is earned. Nearly all customers renew their leases annually after the initial contract term. Customers are also often charged a one-time, up-front fee for the installation of fiber lines to be leased to them over the contract term. Such charges vary depending on the cost and magnitude of the installation.

•

Installation revenue – Revenue for installations is generally deferred when billed and is then recognized over a five-year period beginning with the commencement of the lease. The five-year period approximates the standard lease term. Smaller amounts billed to customers for connection charges or line relocation charges are recognized immediately as current period revenue.

•

Lease revenue – Revenue for leases is recognized in the month in which it is earned. Leases billed in advance (e.g., annual contracts) are recorded as deferred lease income and subsequently recognized on a monthly basis as earned.

Cash Equivalents

The Company considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Trade receivables are stated at original contract amount less an estimate for doubtful receivables based on a review of outstanding amounts at the end of the year. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables. There was no reserve for doubtful accounts recorded by management as of December 31, 2011 and 2010. There was no bad debt expense for the years ended December 31, 2011 and 2010.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is computed using the straight-line method over useful lives of three to ten years, as follows:

Description	Useful Life
Furniture and fixtures	5 years
Vehicles	5 years
Machinery and equipment	5 years
Computers and software	3 years
Fiber network	10 years
Leasehold improvements	Lease term

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments approximate their fair value.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed.

Note 2. Cash Balances

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Note 3. Property and Equipment

The components of property and equipment as of December 31, 2011 and 2010 are as follows:

	2011	2010
Furniture and fixtures	$7,604	$5,603
Vehicles	207,765	207,765
Machinery and equipment	144,047	136,771
Computers and software	29,731	20,435
Fiber network	30,858,995	23,078,867
Leasehold improvements	6,295	—
Construction in progress	1,748,269	4,478,918

Total property, plant and equipment	33,002,706	27,928,359
Accumulated depreciation	(11,801,519)	(9,481,283)

Net property and equipment	$21,201,187	$18,447,076

Depreciation expense for the years ended December 31, 2011 and 2010 was $2,325,840 and $1,948,163, respectively. Construction in progress is not depreciated until the asset is placed in service.

Note 4.     Notes Payable

Notes payable consist of the following as of December 31, 2011 and 2010:

	2011	2010
$4.0 million Term Note agreement with TD Bank signed July 30, 2010 for expansion to Baltimore, MD. The annual interest rate is 3.25% above the monthly LIBOR rate (3.46% at December 31, 2011). Principal payments began May 31, 2011 and are based on a 60-month amortization schedule. Additional principal payments up to $596,000, based on “excess” cash flow, are due on a semi-annual basis.	$3,466,667	$3,474,878
Note payable to vendor for the purchase and installation of fiber conduit. Original note amount per contract in March 2011 was $482,436, with the balance payable in 36 equal monthly installments of $13,401. The note carries 0% stated interest.	375,228	—
Note payable to vendor for the purchase and installation of fiber conduit. Original note amount per contract in March 2011 was $327,060, with the balance payable in 36 equal monthly installments of $9,085. The note carries 0% stated interest.	254,380	—
Note payable to vendor for the purchase and installation of fiber conduit. Original note amount per contract in January 2010 was $612,058, with the balance payable in 36 equal monthly installments of $17,001. The note carries 0% stated interest.	221,021	425,040
Note payable to vendor for the purchase and installation of fiber conduit. Original note amount per contract in March 2009 was $163,800, with the balance payable in 36 equal monthly installments of $4,550. The note carries 0% stated interest.	13,650	68,250
Note payable to vendor for the purchase and installation of fiber conduit. Original note amount per contract in October 2008 was $282,607, with the balance payable in 36 equal monthly installments of $7,850. The note was paid in full in 2011.	—	94,202
Note payable with a shareholder and director of the Company. Note originated in September 2010 in the amount of $612,000, bearing interest at a rate of 6.25% per year. The note was paid in full December 2011.	—	501,087
Auto loan, 1.9% interest, payments of $689 for 60 months commencing August 2009.	20,366	28,639
Auto loan, non-interest bearing, payments of $802 for 60 months commencing September 2009.	25,651	35,269

	$4,376,963	$4,627,365
Less current portion	(1,305,061)	(2,003,627)

	$3,071,902	$2,623,738

Aggregate maturities of notes payable are as follows:

Year	Amount
2012	$1,305,061
2013	1,104,539
2014	900,707
2015	800,004
2016	266,652

$4,376,963

The Company made cash payments for interest expense of $146,659 and $57,480 for the years ended December 31, 2011 and 2010, respectively and $30,032 and $36,432 during the three months ended March 31, 2012 and 2011, respectively.

Note 5. Deferred Installation Revenue

Revenue for installations is generally deferred when billed and is then recognized over a five-year period, beginning with the commencement of the lease term. Smaller amounts billed to customers for connection charges or line relocation charges are recognized immediately as current period revenue.

The following is a breakdown of the billings for these services, the amounts deferred and the revenue recognized during 2011 and 2010.

Amounts billed to customers for such costs during 2011 and 2010 were as follows:

	2011	2010
Installation billings deferred	$1,083,772	$606,860
Billings recognized as revenue in current period	304,081	139,200

Total billings for installations and connections	$1,387,853	$746,060

Deferred installation revenue activity for 2011 and 2010 was as follows:

	2011	2010
Beginning balance as of January 1	$4,203,642	$5,311,459

Installation billings deferred	1,083,772	606,860
Installation cancellation	—	(72,000)
Deferred revenue recognized	(1,600,777)	(1,642,677)

Net activity for the period	(517,005)	(1,107,817)

Ending balance as of December 31	$3,686,637	$4,203,642

Installation revenue earned as reported for 2011 and 2010 was as follows:

	2011	2010
Deferred revenue recognized	$1,600,777	$1,642,677
Billings recognized as revenue in current period	304,081	139,200

Total installation revenue earned	$1,904,858	$1,781,877

Note 6. Income Tax Matters

Net deferred tax assets (liabilities) consist of the following components as of December 31, 2011 and 2010:

	2011	2010
Deferred tax assets:
Deferred revenue	$1,511,521	$1,723,493
Accruals for expenses	4,807	36,554

	1,516,328	1,760,047

Deferred tax liabilities:
Property and equipment	(4,261,791)	(1,722,619)

	$(2,745,463)	$37,428

The deferred tax amounts mentioned above have been classified on the accompanying balance sheets as of December 31, 2011 and 2010 as follows:

	2011	2010
Current assets	$699,372	$652,776
Noncurrent liabilities	(3,444,835)	(615,348)

	$(2,745,463)	$37,428

The provision for income taxes charged to operations for the years ended December 31, 2011 and 2010, consists of the following:

	2011	2010
Current tax expense	$479,208	$1,563,281
Deferred tax expense	2,782,891	1,108,849

	$3,262,099	$2,672,130

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2011 and 2010, due to the following:

	2011	2010
Computed “expected” tax expense	$2,781,485	$2,360,131
Increase (decrease) in income taxes resulting from:
Nondeductible expenses	64,564	42,607
State income taxes, net of federal tax benefit	496,772	464,677
Tax credits and other	(80,722)	(195,285)

	$3,262,099	$2,672,130

The Company made cash payments of approximately $1,750,000 and $1,867,000 for income taxes during the years ended December 31, 2011 and 2010, respectively and $0 during the three months ended March 31, 2012 and 2011.

The Financial Accounting Standards Board issued new guidance on accounting for uncertainty in income taxes. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before 2008.

Note 7. 401(k) Plan

The Company maintains a Defined Contribution 401(k) Profit Sharing Plan for all full-time employees who have worked with the Company for a minimum of six months. Participants make voluntary contributions to the Plan up to the maximum amount allowable by law. The Company matches an employee’s contribution up to a maximum of five percent of base salary. All employer contributions are vested immediately with the participant. The Company contributed $62,501 and $59,819 for the years ended December 31, 2011 and 2010, respectively.

Note 8. Stock-Based Compensation

The Company maintains a stock option plan (Fibergate Holdings, Inc. Amended and Restated Stock Option Plan “the Plan”) under which shares of common stock of the Company are reserved for grants to employees, directors or affiliates of the Company. Under the Plan, the Company has granted incentive stock options to key individuals in accordance with Section 422 of the IRS Code. The exercise price per share of each option equals the fair market value, as determined, of the Company’s common stock on the date of the grant. Options vest ratably over a period of three years and are exercisable over a ten-year period, except in the case of individuals who own greater than ten percent of the Company, in which case options are exercisable over a five-year period. In the event a change in control of the Company, as defined, all options become fully vested and immediately exercisable.

The compensation cost that has been charged against income for the plan was $60,256 and $35,344 for the years ended December 31, 2011 and 2010, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the following table. The Company uses historical volatility data for expected volatility and estimates the expected term of its stock options based on the historical life of the Company’s options. The expected term represents an estimated of the time options are expected to remain outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of the grant.

	2011	2010
Expected annual dividend yield	1.7%	2.4%
Expected volatility	36.5%	36.4%
Risk-free rate of return	2.8%	2.4%
Expected option term (years)	8.0	8.0

A summary of option activity under the Plan as of and for the years ended December 31, 2011 and 2010, is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2010	1,110,000	$0.35	2.92	$1,187,150

Granted	100,000	2.10
Exercised	(288,333)	0.19

Outstanding as of December 31, 2010	921,667	0.59	4.61	$1,185,289

Granted	125,000	2.39
Exercised	(20,000)	0.22

Outstanding as of December 31, 2011	1,026,667	$0.82	5.23	$1,615,575

Vested as of December 31, 2011	801,667	$0.45	4.24	$1,555,742

Exercisable as of December 31, 2011	801,667	$0.45	4.24	$1,555,742

The weighted average grant-date fair value of options granted during the 2011 and 2010 years was $.88 and $.72, respectively. The total intrinsic value of options exercised during the years ended December 31, 2011 and 2010 was $43,450 and $602,968, respectively.

As of December 31, 2011, there was $121,419 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.0 years.

Note 9. Commitments

The Company leases its main headquarters office space at a rate of $1,600 per month and had a one-year lease agreement which expired in 2010. Effective January 1, 2011, the Company entered into a two-year lease for the premises at the same rate with an option for an additional two years.

The Company also entered into a lease in December 2010 for additional office space next to its existing premises for $1,500 per month for two years with an option for an additional two years at $1,600 per month.

In addition, the Company leases certain facilities for fiber connection locations (cabinet or cage space) also known as co-location facilities through which portions of the Company’s fiber optic cable network pass. The co-location or connection facilities are operating lease arrangements of generally one to five years.

The Company also leases small storage facilities under month-to-month rental arrangements.

Future minimum lease payments required under these operating leases for subsequent years are as follows:

Year	Amount
2012	$70,416
2013	29,528
2014	27,528
2015	26,125
2016	19,107
Thereafter	73,244

Rent expense for the years ended December 31, 2011 and 2010 was approximately $104,000 and $80,000, respectively.

Note 10. Subsequent Events

On June 4, 2012, the Company entered into an Agreement and Plan of Merger with Zayo Group, LLC. Upon the close of the transaction contemplated by the Agreement, Zayo Group, LLC will acquire 100 percent of the equity interest in the Company for a purchase price of $117.0 million. The transaction is expected to close in September 2012.

$1,249,400,000

Zayo Group, LLC

Zayo Capital, Inc.

Exchange Offer for All Outstanding

$750,000,000 aggregate amount of 8.125% senior secured first-priority notes due 2020 (CUSIP Nos. 98919UAA5 and U98828AA1)

for new 8.125% senior secured first-priority notes due 2020

that have been registered under the Securities Act of 1933

and

$499,400,000 aggregate amount of 10.125% senior unsecured notes due 2020

(CUSIP Nos. 98919UAC1 and U98828AB9)

for new 10.125% senior unsecured notes due 2020

that have been registered under the Securities Act of 1933

PROSPECTUS

                    , 2012

PART II

Item 20.	Indemnification of Directors and Officers

The following summary is subject to the complete text of the statutes and organizational documents of the registrants described below and is qualified in its entirety by reference thereto.

Zayo Group, LLC

Zayo Group, LLC is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Zayo Group, LLC’s Operating Agreement provides that Zayo Group, LLC will indemnify the manager, the manager’s members, directors, officers and partners, and the officers to the company to the fullest extent permitted by law.

Zayo Group, LLC currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Zayo Group, LLC and its subsidiaries.

Zayo Capital, Inc.

Zayo Capital, Inc. is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3) the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Zayo Capital, Inc.’s Certificate of Incorporation and Bylaws provide, in effect, that to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Zayo Capital, Inc. will indemnify each person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Zayo Capital, Inc. or while a director, officer, or employee of Zayo Capital, Inc. is or was serving at the request of Zayo Capital, Inc. as a director, officer, or employee of another corporation, partnership, joint venture, trust, or other entity.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it or them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant, Zayo Group, LLC, and the co-registrants named below have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Colorado, on July 12, 2012.

ZAYO GROUP, LLC

CO-REGISTRANTS:

ZAYO CAPITAL, INC.

ZAYO COLOCATION INC.

FIBERNET TELECOM, INC.

LOCAL FIBER, LLC

AMERICAN FIBER SYSTEMS HOLDING CORP.

AMERICAN FIBER SYSTEMS, INC.

360NETWORKS HOLDINGS (USA) INC.

360NETWORKS (USA) INC.

360NETWORKS LLC

360NETWORKS ILLINOIS LLC

360NETWORKS IOWA LLC

360NETWORKS KENTUCKY LLC

360NETWORKS LOUISIANA LLC

360NETWORKS MICHIGAN LLC

360NETWORKS MISSISSIPPI LLC

360NETWORKS TENNESSEE LLC

NORTHERN COLORADO TELECOMMUNICATIONS LLC

CONTROL ROOM TECHNOLOGIES, LLC

ARIALINK TELECOM, LLC

ARIALINK SERVICES, LLC

LANSING FIBER COMMUNICATIONS, LLC

ALLEGAN FIBER COMMUNICATIONS, LLC

ZAYO FM SUB, INC.

ABOVENET, INC.

ABOVENET COMMUNICATIONS, INC.

ABOVENET OF VA, L.L.C.

ABOVENET INTERNATIONAL, INC.

MFN EUROPE FINANCE, INC.

MFN INTERNATIONAL, LLC

ABOVENET OF UTAH, L.L.C.

By:	/S/ KEN DESGARENNES
Ken desGarennes
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below, each being a director, manager and/or officer of the registrant, Zayo Group, LLC, and each of the co-registrants named below hereby constitutes and appoints Scott E. Beer and Ken desGarennes, and each of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with this Registration Statement and any amendments or supplements hereto, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

ZAYO GROUP, LLC

CO-REGISTRANTS:

ZAYO CAPITAL, INC.

ZAYO COLOCATION INC.

FIBERNET TELECOM, INC.

AMERICAN FIBER SYSTEMS HOLDING CORP.

AMERICAN FIBER SYSTEMS, INC.

360NETWORKS HOLDINGS (USA) INC.

360NETWORKS (USA) INC.

ZAYO FM SUB, INC.

ABOVENET, INC.

ABOVENET COMMUNICATIONS, INC.

ABOVENET OF VA, L.L.C.

ABOVENET INTERNATIONAL, INC.

MFN EUROPE FINANCE, INC.

LOCAL FIBER, LLC

360NETWORKS LLC

360NETWORKS ILLINOIS LLC

360NETWORKS IOWA LLC

360NETWORKS KENTUCKY LLC

360NETWORKS LOUISIANA LLC

360NETWORKS MICHIGAN LLC

360NETWORKS MISSISSIPPI LLC

360NETWORKS TENNESSEE LLC

NORTHERN COLORADO TELECOMMUNICATIONS LLC

CONTROL ROOM TECHNOLOGIES, LLC

ARIALINK TELECOM, LLC

ARIALINK SERVICES, LLC

LANSING FIBER COMMUNICATIONS, LLC

ALLEGAN FIBER COMMUNICATIONS, LLC

ABOVENET OF VA, L.L.C.

MFN INTERNATIONAL, LLC

ABOVENET OF UTAH, L.L.C.

Signature	Title	Date

/S/ PHILIP CANFIELD Philip Canfield	Director	July 12, 2012

/S/ GILLIS CASHMAN Gillis Cashman	Director	July 12, 2012

/S/ MICHAEL CHOE Michael Choe	Director	July 12, 2012

/S/ RICK CONNOR Rick Connor	Director	July 12, 2012

/S/ JOHN DOWNER John Downer	Director	July 12, 2012

/S/ LAWRENCE FEY Lawrence Fey	Director	July 12, 2012

/S/ JOHN SIEGEL John Siegel	Director	July 12, 2012

/S/ DANIEL P. CARUSO Daniel P. Caruso	Chief Executive Officer and Director (Principal Executive Officer)	July 12, 2012

/S/ KEN DESGARENNES Ken desGarennes	Chief Financial Officer (Principal Financial and Accounting Officer)	July 12, 2012

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Zayo Group, LLC, Zayo AFS Acquisition Company, Inc., American Fiber Systems Holdings Corp. and Robert E. Ingalls Jr., as the Equityholder Representative, dated June 24, 2010 (incorporated by reference to Exhibit 10.33 of our Registration Statement on form S-4 filed with the SEC on October 18, 2010).

2.2	Membership Interest Purchase Agreement by and among AGL Networks, LLC, AGL Investments, Inc., and Zayo Group, LLC, dated March 23, 2010 (incorporated by reference to Exhibit 10.34 of our Registration Statement on form S-4 filed with the SEC on October 18, 2010).

2.3	Agreement and Plan of Merger dated as of May 28, 2009 by and among Zayo Group, LLC, Zayo Merger Sub, Inc., a Delaware corporation, and FiberNet Telecom Group, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.35 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

2.4	Agreement and Plan of Merger by and among Zayo Group, LLC, Voila Sub, Inc. and AboveNet, Inc. dated as of March 18, 2012 (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the SEC on March 19, 2012).

2.5	Agreement and Plan of Merger by and among FiberGate Holdings, Inc., Zayo Group, LLC, Zayo FM Sub, Inc., William J. Boyle and Louis M. Brown, Jr., dated June 4, 2012 (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the SEC on June 5, 2012).

3.1*	Certificate of Formation of Zayo Group, LLC, as amended.

3.2	Operating Agreement of Zayo Group, LLC (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

3.3	Certificate of Incorporation of Zayo Capital, Inc. (incorporated by reference to Exhibit 3.3 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

3.4	Bylaws of Zayo Capital, Inc. (incorporated by reference to Exhibit 3.4 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

4.1	Secured Notes Indenture, dated as of June 28, 2012 between Zayo Escrow Corporation and The Bank of New York Mellon Trust Company N.A., as trustee (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the SEC on July 2, 2012).

4.2	Unsecured Notes Indenture, dated as of June 28, 2012 between Zayo Escrow Corporation and The Bank of New York Mellon Trust Company N.A., as trustee (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed with the SEC on July 2, 2012).

4.3	Secured Notes First Supplemental Indenture, dated as of July 2, 2012, between Zayo Group, LLC, Zayo Capital, Inc., Zayo Escrow Corporation, the guarantors party thereto, and The Bank of New York Mellon Trust Company N.A., as trustee (incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K filed with the SEC on July 2, 2012).

4.4	Unsecured Notes First Supplemental Indenture, dated as of July 2, 2012, among Zayo Group, LLC, Zayo Capital, Inc., Zayo Escrow Corp, the guarantors party thereto, and The Bank of New York Mellon Trust Company N.A., as trustee (incorporated by reference to Exhibit 4.4 of our Current Report on Form 8-K filed with the SEC on July 2, 2012).

4.5	Registration Rights Agreement, dated as of July 2, 2012, among Zayo Group, LLC, Zayo Capital, Inc., the guarantors party thereto, and Morgan Stanley & Co. LLC and Barclays Capital Inc., as representatives of the several initial purchasers listed therein (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on July 2, 2012).

Exhibit No.	Description

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

5.2*	Opinion of Scott Beer, Vice President, General Counsel and Secretary of Zayo Group, LLC.

10.1	Credit Agreement by and among Zayo Group, LLC, a Delaware limited liability company, Zayo Capital, Inc., a Delaware corporation, the guarantors party thereto, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent for the term loan facility under the Credit Agreement, SunTrust Bank, as the Administrative Agent for the revolving loan facility under the Credit Agreement, SunTrust Bank, as the Issuing Bank, SunTrust Bank, as the Collateral Agent, and the other persons party thereto, dated as of July 2, 2012 (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed with the SEC on July 2, 2012).

10.2	Collateral Agency and Intercreditor Agreement, dated as of July 2, 2012, among Zayo Group, LLC, Zayo Capital, Inc., the other grantors party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent for the New Term Loan Facility under the Credit Agreement, SunTrust Bank, as administrative agent for the New Revolving Loan Facility under the Credit Agreement, SunTrust Bank, as joint collateral agent (the “Collateral Agent”), and The Bank of New York Mellon Trust Company, N.A., as initial notes authorized representative (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed with the SEC on July 2, 2012).

10.3	Security Agreement, dated as of July 2, 2012, Zayo Group, LLC, Zayo Capital, Inc., the other grantors party thereto, and SunTrust Bank, as the collateral agent for the secured parties (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed with the SEC on July 2, 2012).

10.4	Founder Noncompetition Agreement, dated as of May 22, 2007, by and between Communications Infrastructure Investments, LLC and Dan Caruso (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.5	Vesting Agreement, dated as of December 31, 2007, by and among Communications Infrastructure Investments, LLC, Daniel P. Caruso, and the Founder Investors (as defined therein), as amended by the Amendment to Vesting Agreement, effective as of March 21, 2008, the Second Amendment to Vesting Agreement, effective as of October 20, 2009, and the Third Amendment to the Vesting Agreement, effective as of March 19, 2010 (incorporated by reference to Exhibit 10.13 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.6	Employee Equity Agreement, dated as of March 21, 2008, by and between Communications Infrastructure Investments, LLC, and Kenneth desGarennes (incorporated by reference to Exhibit 10.14 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.7	Employee Equity Agreement, dated as of October 31, 2008, by and between Communications Infrastructure Investments, LLC, and Kenneth desGarennes (incorporated by reference to Exhibit 10.15 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.8	Employee Equity Agreement, dated as of October 20, 2009, by and between Communications Infrastructure Investments, LLC, and Kenneth desGarennes (incorporated by reference to Exhibit 10.16 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.9	Employee Equity Agreement, dated as of March 19, 2010, by and between Communications Infrastructure Investments, LLC, and Kenneth desGarennes (incorporated by reference to Exhibit 10.17 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.10	Founder Noncompetition Agreement, dated as of May 22, 2007, by and between Communications Infrastructure Investments, LLC and John Scarano (incorporated by reference to Exhibit 10.18 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

Exhibit No.	Description

10.11	Vesting Agreement, dated as of January 10, 2008, by and among Communications Infrastructure Investments, LLC, John L. Scarano, and the Founder Investors (as defined therein), as amended by the Amendment to Vesting Agreement, effective as of March 21, 2008, the Second Amendment to Vesting Agreement, effective as of October 20, 2009, and the Third Amendment to the Vesting Agreement, effective as of March 19, 2010 (incorporated by reference to Exhibit 10.19 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.12	Offer Letter from Zayo Group, LLC to Glenn Russo, dated August 8, 2008 (incorporated by reference to Exhibit 10.20 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.13	Class A Equity Agreement, dated as of November 19, 2008, by and between Communications Infrastructure Investments, LLC, Glenn Russo, and VP Holdings, LLC (incorporated by reference to Exhibit 10.21 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.14	Class A Equity Agreement, dated as of November 19, 2008, by and between VP Holdings, LLC, and Glenn Russo (incorporated by reference to Exhibit 10.22 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.15	Employee Equity Agreement, dated as of October 31, 2008, by and between Communications Infrastructure Investments, LLC, and Glenn Russo (incorporated by reference to Exhibit 10.23 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.16	Employee Equity Agreement, dated as of March 19, 2010, by and between Communications Infrastructure Investments, LLC, and Glenn S. Russo (incorporated by reference to Exhibit 10.24 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.17	Employee Equity Agreement, dated as of March 31, 2008, by and between Communications Infrastructure Investments, LLC, and Martin Snella (incorporated by reference to Exhibit 10.25 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.18	Employee Equity Agreement, dated as of March 31, 2008, by and between Communications Infrastructure Investments, LLC, and Martin Snella (incorporated by reference to Exhibit 10.26 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.19	Employee Equity Agreement, dated as of October 31, 2008, by and between Communications Infrastructure Investments, LLC, and Martin Snella (incorporated by reference to Exhibit 10.27 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.20	Employee Equity Agreement, dated as of October 20, 2009, by and between Communications Infrastructure Investments, LLC, and Martin Snella (incorporated by reference to Exhibit 10.28 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.21	Employee Equity Agreement, dated as of May 27, 2010, by and between Communications Infrastructure Investments, LLC, and Martin Snella (incorporated by reference to Exhibit 10.29 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.22	Employee Equity Agreement, dated as of January 2, 2008, by and between Communications Infrastructure Investments, LLC, and Kenneth desGarennes (incorporated by reference to Exhibit 10.38 of Amendment No. 1 of our Registration Statement on Form S-4 filed with the SEC on November 8, 2010).

10.23	Employee Equity Agreement, dated as of March 19, 2010, by and between Communications Infrastructure Investments, LLC, and Martin Snella (incorporated by reference to Exhibit 10.39 of Amendment No. 1 of our Registration Statement on Form S-4 filed with the SEC on November 8, 2010).

Exhibit No.	Description

10.24	Agreement of Lease, dated as of February 17, 1998, by and between 60 Hudson Owner LLC (successor to Westport Communications LLC and Hudson Telegraph Associates L.P., formerly known as Hudson Telegraph Associates), a Delaware limited liability company, Zayo Colocation, Inc. (successor by name change of FiberNet Telecom Group, Inc.), FiberNet Telecom, Inc. (successor by merger to FiberNet Equal Access, L.L.C.), and Zayo Group, LLC (as guarantor), as assigned on January 1, 2001, as amended on January 1, 2001, December 4, 2003, October 29, 2004, March 1, 2007, April 4, 2007, May 26, 2009 and March 12, 2010 (incorporated by reference to Exhibit 10.36 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.25	Agreement of Lease, dated as of April 1, 2001, between 60 Hudson Owner LLC (successor to Westport Communications LLC and Hudson Telegraph Associates, L.P., formerly known as Hudson Telegraph Associates), a Delaware limited liability company, FiberNet Telecom, Inc. (successor by merger to FiberNet Equal Access L.L.C.), Zayo Colocation, Inc. (successor by change of name to FiberNet Telecom Group, Inc.), and Zayo Group, LLC (as guarantor), as assigned on April 1, 2001, as amended on January 30, 2002, November 7, 2002, April 1, 2003, October 31, 2003, October 29, 2004, January 31, 2005, January 11, 2007, March 2, 2007, April 4, 2007, May 26, 2009 and March 12, 2010 (incorporated by reference to Exhibit 10.37 of our Registration Statement on Form S-4 filed with the SEC on October 18, 2010).

10.26	Vesting Agreement between Communications Infrastructure Investments, LLC; Daniel P. Caruso; and Bear Equity, LLC, dated December 29, 2010 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on January 13, 2011).

10.27	Vesting Agreement between Communications Infrastructure Investments, LLC; Daniel P. Caruso; and Bear Equity, LLC, dated January 5, 2011 (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed with the SEC on January 13, 2011).

10.28	Employee Equity Agreement, dated as of March 10, 2011, by and between Communications Infrastructure Investments, LLC, and David Howson (incorporated by reference to Exhibit 10.36 of our Annual Report on Form 10-K filed with the SEC on September 9, 2011).

10.29	Offer Letter from Zayo Group, LLC to David Howson, dated May 28, 2010 (incorporated by reference to Exhibit 10.37 of our Annual Report on Form 10-K filed with the SEC on September 9, 2011).

10.30	Noncompetition Agreement between Communications Infrastructure Investments, LLC and Dan Caruso dated December 29, 2010 (incorporated by reference to Exhibit 10.38 of our Annual Report on Form 10-K filed with the SEC on September 9, 2011).

10.31	Form of Class D Common Unit Employee Equity Agreement (incorporated by reference to Exhibit 10.39 of our Annual Report on Form 10-K filed with the SEC on September 9, 2011).

10.32	Form of Class E Common Unit Employee Equity Agreement (incorporated by reference to Exhibit 10.40 of our Annual Report on Form 10-K filed with the SEC on September 9, 2011).

10.33	Fourth Amendment to Vesting Agreement by and among Communications Infrastructure Investments, LLC, Daniel Caruso and the Founder Investors dated January 24, 2011 (incorporated by reference to Exhibit 10.41 of our Annual Report on Form 10-K filed with the SEC on September 9, 2011).

10.34	Fifth Amendment to Vesting Agreement by and among Communications Infrastructure Investments, LLC, Daniel Caruso and the Founder Investors dated June 1, 2011 (incorporated by reference to Exhibit 10.42 of our Annual Report on Form 10-K filed with the SEC on September 9, 2011).

Exhibit No.	Description

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1*	List of Subsidiaries of Zayo Group, LLC

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Scott E. Beer (included in Exhibit 5.2).

23.3*	Consent of Grant Thornton LLP.

23.4*	Consent of BDO USA, LLP.

23.5*	Consent of Moss Adams, LLP.

23.6*	Consent of Yount, Hyde & Barbour, P.C.

24.1*	Powers of Attorney (included on the signature pages of this registration statement).

25.1*	Statement of Eligibility of Trustee for Secured Indenture, The Bank of New York Mellon Trust Company, N.A., on Form T-1.

25.2*	Statement of Eligibility of Trustee for Unsecured Indenture, The Bank of New York Mellon Trust Company, N.A., on Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.3*	Form of Notice of Guaranteed Delivery.

99.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

101*	Financial Statements from the Company’s Form S-4 for the year ended June 30, 2011 and the nine months ended March 31, 2012, formatted in XBRL: (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statements of Member’s Equity, (iv) Consolidated Statements of Cash Flows, and (v) Notes to Consolidated Financial Statements.(1)

(1)	The XBRL related information in Exhibit 101 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that section and shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

*	Filed herewith.